Exhibit 99.1

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

	)	Chapter 11
In re:	)
	)	Case No. 20-12522 (JTD)
MALLINCKRODT PLC, et al.,	)
Debtors.[1]	)	(Jointly Administered)
)
)

DISCLOSURE STATEMENT FOR JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF MALLINCKRODT PLC AND ITS DEBTOR AFFILIATES

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mark D. Collins (No. 2981)		George A. Davis (admitted pro hac vice)
Michael J. Merchant (No. 3854)		George Klidonas (admitted pro hac vice)
Amanda R. Steele (No. 5530)		Andrew Sorkin (admitted pro hac vice)
Brendan J. Schlauch (No. 6115)		Anupama Yerramalli (admitted pro hac vice)
RICHARDS, LAYTON & FINGER, P.A.		LATHAM & WATKINS LLP
One Rodney Square		1271 Avenue of the Americas
920 N. King Street		New York, New York 10020
Wilmington, DE 19801		Telephone:	(212) 906-1200
Telephone:	(302) 651-7700	Facsimile:	(212) 751-4864
Facsimile:	(302) 651-7701	Email:	george.davis@lw.com
Email:	collins@rlf.com		george.klidonas@lw.com
	merchant@rlf.com		andrew.sorkin@lw.com
	steele@rlf.com		anu.yerramalli@lw.com
	schlauch@rlf.com	- and -

Jeffrey E. Bjork (admitted pro hac vice)
LATHAM & WATKINS LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
		Telephone:	(213) 485-1234
		Facsimile:	(213) 891-8763
		Email:	jeff.bjork@lw.com

- and -

Jason B. Gott (admitted pro hac vice)
LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
		Telephone:	(312) 876-7700
		Facsimile:	(312) 993-9767
		Email:	jason.gott@lw.com

Counsel to the Debtors and Debtors in Possession

Dated: June 18, 2021

[1]

A complete list of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

THE VOTING DEADLINE IS 4:00 P.M. PREVAILING EASTERN TIME

ON SEPTEMBER 3, 2021 (UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE).

FOR YOUR VOTE TO BE COUNTED, YOU MUST RETURN YOUR PROPERLY COMPLETED BALLOT TO THE NOTICE AND CLAIMS AGENT OR YOUR NOMINEE, AS APPLICABLE, SO THAT YOUR BALLOT, NOTES MASTER BALLOT, OR NON-NOTES MASTER BALLOT, AS APPLICABLE, IS ACTUALLY RECEIVED BY THE NOTICE AND CLAIMS AGENT, PRIME CLERK LLC BEFORE THE VOTING DEADLINE.

EACH OF THE AFOREMENTIONED BALLOTS CONTAIN DETAILED VOTING INSTRUCTIONS AND SETS FORTH, AMONG OTHER THINGS, THE DEADLINES, PROCEDURES, AND INSTRUCTIONS FOR VOTING TO ACCEPT OR REJECT THE PLAN, AND THE APPLICABLE STANDARDS FOR TABULATING BALLOTS.

RECOMMENDATION BY THE DEBTORS AND RELATED SUPPORT

The Debtors believe that the Plan is in the best interests of the Debtors’ creditors and other stakeholders. All creditors entitled to vote on the Plan are urged to vote in favor of the Plan.

The Board of Directors of Mallinckrodt plc and the board of directors or managers, members, or partners, as applicable, of each of its affiliated Debtors have unanimously approved the transactions contemplated by the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.

The Supporting Term Lenders, who, together with other Supporting Parties, hold approximately 70% in principal amount of the Debtors’ First Lien Term Loan Claims, support the Plan.

Fifty (50) U.S. States and Territories and the Plaintiffs’ Executive Committee in the Multi-District Litigation, including the members of the Governmental Plaintiff Ad Hoc Committee, that each maintain or represent Opioid Claims against certain of the Debtors, support the Plan.

The MSGE Group, representing 1,318 entities that maintain Opioid Claims against certain of the Debtors, including 1,245 counties, cities and other municipal entities, 9 tribal nations, 13 hospital districts, 16 independent public school districts, 33 medical groups, and 2 funds, supports the Plan.

The Guaranteed Unsecured Notes Ad Hoc Group, who, together with the other Supporting Parties hold approximately 84% in principal amount of the Debtors’ Guaranteed Unsecured Notes Claims, supports the Plan.[2]

[2]

Without limitation of the rights under the Restructuring Support Agreement, the Governmental Plaintiff Ad Hoc Committee’s support for the Plan is conditioned upon, among other things, a resolution acceptable to the Governmental Plaintiff Ad Hoc Committee with respect to the following issues: (1) the treatment of the U.S. Government Opioid Claims; (2) Additional Insurance Rights; and (3) all other open items in the Plan, including the forms of the Definitive Documents.

OFFICIAL COMMITTEE OF UNSECURED CREDITORS PLAN POSITION

The Official Committee of Unsecured Creditors (the “UCC”) does NOT support the Debtors’ Plan. A full explanation of the UCC’s position on the Plan is set forth in its cover letter, which is included in the Debtors’ solicitation materials and can be accessed by going to https://restructuring.primeclerk.com/mallinckrodt/ and selecting “UCC Letter” in the “Quick Links” menu on the left side of the webpage.

OFFICIAL COMMITTEE OF OPIOID-RELATED CLAIMANTS

The Official Committee of Opioid-Related Claimants (the “OCC”) has not yet completed its investigation regarding the sufficiency of the aggregate value being provided to Opioid Claimants under the Plan. Therefore, the OCC is not yet in a position to recommend that Opioid Claimants vote to either accept or reject the Plan. The OCC is continuing to do its work, and at the appropriate time, will file a supplemental letter (or statement) on the Court’s docket setting forth its final position. In addition, although the Plan sets forth the aggregate allocations being made available to categories of Opioid Claimants, there is no information publicly available yet that explains the rules of how such value will be allocated to individual claimants within each category. These rules – called trust distribution procedures (or “TDP’s”) - will be made available the earlier of (a) 30 days from entry of the Disclosure Statement Order, and (b) July 21, 2021. The OCC encourages Opioid Claimants not to vote on the Plan until such time as (1) the OCC discloses its final position, and (2) the TDP’s are made available for Opioid Claimants, at which point claimants will be able to make a more informed decision on the Plan. At this point, the OCC urges Opioid Claimants to review the Plan and Disclosure Statement currently on file, as well as the OCC’s Position Letter, but not to make a voting decision until these other two critical pieces of information are available. Given the Voting Deadline of September 3, 2021, Opioid Claimants have ample time to wait for both of these pieces of critical additional information prior to casting their votes. A full explanation of the OCC’s position regarding these Chapter 11 Cases, including the work it has done to date, is set forth in the OCC’s Position Letter, which is included in the Debtors’ solicitation materials and can be accessed at https://cases.primeclerk.com/MallinckrodtOpioidClaimantInfo/ and https://www.restructuring.primeclerk.com/Mallinckrodt.

IMPORTANT INFORMATION FOR YOU TO READ

Mallinckrodt plc and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), are providing you with the information in this Disclosure Statement because you may be a creditor of the Debtors and may be entitled to vote on the Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (including all exhibits and schedules thereto, and as maybe amended, modified, or supplemented from time to time, the “Plan”). A draft of the Plan is attached hereto as Exhibit A. All capitalized terms used but not otherwise defined herein have the definition given to them in the Plan; to the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan shall control and govern.

ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX BELOW, THE PLAN ATTACHED AS EXHIBIT A, AND THE PLAN SUPPLEMENT BEFORE SUBMITTING BALLOTS IN RESPONSE TO SOLICITATION OF THE PLAN.

HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

The voting deadline to accept or reject the Plan is 4:00 p.m. Eastern Time on September 3, 2021, unless extended by the Debtors (the “Voting Deadline”).

To be counted, your Ballot, Notes Master Ballot, or Non-Notes Master Ballot, as applicable, must be properly completed and returned to the Notice and Claims Agent, Prime Clerk LLC, in accordance with the voting instructions on such Ballot and actually received by the Notice and Claims Agent, via regular mail, overnight courier, or personal delivery at the appropriate address, via email, or via the Notice and Claims Agent’s ballot upload site, by the Voting Deadline.

A summary of the voting instructions is set forth in Section I.E of this Disclosure Statement and the Disclosure Statement Order [Docket No. 2911]. More detailed instructions are also contained in the Ballots distributed to the creditors entitled to vote on the Plan.

This Disclosure Statement, the Plan, the Plan Supplement, any opioid trust documents, and any attachments, exhibits, supplements and annexes hereto are the only documents to be used in connection with the solicitation of votes on the Plan, and also may not be relied upon for any purpose other than to determine how to vote on the Plan (except with respect to any Plan Supplement documents that may be relied upon for purposes other than to determine how to vote on the Plan). Neither the Bankruptcy Court nor the Debtors have authorized any person to give any information or to make any representation in connection with the Plan or the solicitation of acceptances of the Plan other than as contained in this Disclosure Statement, the Plan Supplement, and any attachments, exhibits, supplements or annexes attached hereto. If given or made, such information or representation may not be relied upon as having been authorized by the Bankruptcy Court or the Debtors. The delivery of this Disclosure Statement will not under any circumstances represent that the information herein is correct as of any time after the date hereof.

This Disclosure Statement shall not constitute an offer to sell, or solicitation of an offer to buy, nor will there be any distribution of, any of the securities described herein until the Effective Date of the Plan.

The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto that will be included in the Plan Supplement, and documents described therein as filed prior to approval of this Disclosure Statement or subsequently as part of the Plan Supplement. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, or between the Plan Supplement and the Plan, the terms of the Plan will control. Except as otherwise indicated herein or in the Plan, the Debtors will file all Plan Supplement documents with the Bankruptcy Court and make them available for review at the Debtors’ document website located online at https://restructuring.primeclerk.com/mallinckrodt no later than August 6, 2021 (i.e., twenty-eight days before the Voting Deadline). The Debtors will file the various trust distribution procedures (as may be amended, supplemented or modified from time to time) with respect to the Opioid MDT II and Opioid Creditor Trusts with the Bankruptcy Court on the earlier of (a) 30 days from entry of the Disclosure Statement Order, and (b) July 21, 2021.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan. The Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, subject to the terms of the Plan. The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there can be no assurance that the statements contained herein will be correct at any time after this date. The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as an admission or stipulation, but rather as a statement made in settlement negotiations as part of the Debtors’ attempt to settle and resolve claims and controversies pursuant to the Plan. This Disclosure Statement will not be admissible in any non- bankruptcy proceeding, nor will it be construed to be conclusive advice on the tax, securities, or other legal effects of the Plan as to Holders of Claims against, or Interests in, either the Debtors or the Reorganized Debtors. Except where specifically noted, the financial information contained in this Disclosure Statement and in its exhibits has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles in the United States.

The Debtors believe that the solicitation of votes on the Plan made in connection with this Disclosure Statement, and the offer of certain new securities that may be deemed to be made pursuant to the solicitation of votes on the Plan, are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and related state statutes by reason of the exemption provided by section 1145(a)(1) of the Bankruptcy Code and expect that the offer and issuance of the securities under the Plan will be exempt from registration under the Securities Act and related state statutes by reason of the applicability of section 1145(a)(1) of the Bankruptcy Code and/or section 4(a)(2) of the Securities Act.

The effectiveness of the Plan is subject to material conditions precedent. See Article V.H below and Article VIII of the Plan. There is no assurance that these conditions will be satisfied or waived.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Holders of Claims against, and Equity Interests in, the Debtors (including without limitation those Holders who do not submit Ballots to accept or reject the Plan or who are not entitled to vote on the Plan, but excluding holders who are entitled to, and do, opt out), will be bound the by the terms of the Plan and the transactions contemplated thereby, including the third-party releases contained therein.

IMPORTANT NOTICES REGARDING THIRD-PARTY RELEASES BY HOLDERS OF

EQUITY INTERESTS AND CLAIMS OTHER THAN OPIOID CLAIMS

If you are a Holder of a Claim other than for Opioid Claimants, you may be deemed to be granting releases to third parties under the Plan. Specifically, pursuant to Article IX.C of the Plan, each Holder of a Claim other than Opioid Claimants are deemed to grant a third-party release if (a) such Holder votes to accept the Plan, (b) such Holder is Unimpaired under the Plan, (c) such Holder whose vote to accept or reject the Plan is solicited (i) abstains from voting on the Plan and (ii) does not opt out of granting the releases set forth in the Plan, (d) such Holder votes, or is deemed, to reject the Plan but does not opt out of granting the releases set forth in the Plan, and (e) to the maximum extent otherwise permitted by law. This release is discussed further in Article V.I of this Disclosure Statement. Instructions for opting out of the third-party releases are set forth in the Solicitation Package distributed in connection with this Disclosure Statement.

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IMPORTANT NOTICES REGARDING RELEASES OF OPIOID CLAIMS

If you are an Opioid Claimant, you will be deemed to be granting releases to the Debtors, the Reorganized Debtors and certain third parties referred to as Protected Parties under the Plan with respect to such Opioid Claims (including Opioid Demands). Pursuant to Article IX.D of the Plan, as of the Effective Date, each Opioid Claimant (in its capacity as such) will be deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims and Opioid Demands).

Further, pursuant to Article IX.G of the Plan, from and after the Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims (including Opioid Demands) based upon or arising from the Debtors’ pre-confirmation conduct or activities shall be to the Opioid MDT II or the Opioid Creditor Trusts, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claims (including Opioid Demands) against any Protected Party or any property or interest in property of any Protected Party.

Each Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable, and shall receive a recovery, if any, from the Opioid MDT II or Opioid Creditor Trusts, as applicable, and solely in accordance with the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable. The Opioid MDT II Documents or Opioid Creditor Trust Documents are binding on the Holders of all Opioid Claims (including Opioid Demands). The various trust distribution procedures (as may be amended, supplemented or modified from time to time) with respect to the Opioid MDT II and Opioid Creditor Trusts shall be filed with the Bankruptcy Court on the earlier of (a) 30 days from entry of the Disclosure Statement Order, and (b) July 21, 2021.

FORWARD-LOOKING STATEMENTS

This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors’ businesses and assets. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described below in Article IX. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements. The Debtors do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016 and not necessarily in accordance with federal or state securities laws or other non-bankruptcy laws. This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any securities exchange or association nor has the SEC, any state securities commission or any securities exchange or association passed upon the accuracy or adequacy of the statements contained herein.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan, the Plan Supplement, or any of the documents attached hereto or referenced herein, or have questions about the solicitation and voting process or the Debtors’ Chapter 11 Cases generally, please contact the Debtors’ Notice and Claims Agent, Prime Clerk LLC by visiting the Debtors’ document website at https://www. restructuring.primeclerk.com/Mallinckrodt.

SOLICITATION VERSION

TABLE OF CONTENTS

		Page
I. EXECUTIVE SUMMARY		1

A.	Purpose and Effect of the Plan	1
B.	Classification and Treatment of Claims and Interests Under the Plan	3
C.	Filing of the Plan Supplement and Trust Distribution Procedures	21
D.	Solicitation Procedures	22
1.	The Solicitation and Voting Procedures	22
2.	The Notice and Claims Agent	22
3.	Holders of Claims Entitled to Vote on the Plan	23
4.	The Voting Record Date	24
5.	Contents of the Solicitation Package	25
6.	Distribution of the Solicitation Package to Holders of Claims Entitled to Vote on the Plan	26
7.	Distribution of Notices to Holders of Claims in Non-Voting Classes and Holders of Disputed Claims	26
8.	Additional Distribution of Solicitation Documents	28
E.	Voting Procedures	29
1.	The Voting Deadline	29
2.	Types of Ballots	29
3.	Voting Instructions	30
4.	Voting Procedures	31
a.	Voting Procedures with Respect to Holders of Class 3 – First Lien Notes Claims, Class 4 – Second Lien Notes Claims, Class 5 – Guaranteed Unsecured Notes Claims, and Class 6(d) - Legacy Unsecured Notes Claims	32
b.	Voting Procedures with Respect to Holders of Claims in Classes 6(a) (Acthar Claims); 6(b) (Generics Price Fixing Claims); 6(c) (Asbestos Claims); 6(e) (Environmental Claims); 6(f) (Other General Unsecured Claims); and 10 (Settled Federal/State Acthar Claims)	33
c.	Voting Procedures with Respect to Holders of Opioid Claims in Classes 8(a) (State Opioid Claims); 8(b) (Municipal Opioid Claims); 8(c) (Tribe Opioid Claims); 8(d) (U.S. Government Opioid Claims); 9(a) (Third-Party Payor Opioid Claims); 9(b) (PI Opioid Claims); 9(c) (NAS PI Opioid Claims); 9(d) (Hospital Opioid Claims); 9(e) (Other Opioid Claims); 9(f) (NAS Monitoring Opioid Claims); 9(g) (Emergency Room Physicians Opioid Claims); and 9(h) (Other Opioid Claims)	33
d.	Voting Procedures with Respect to Holders of Claims in All Other Voting Classes	35
5.	Tabulation of Votes	35
F.	Confirmation of the Plan	36
1.	The Confirmation Hearing	36
2.	The Deadline for Objecting to Confirmation of the Plan	37
3.	Effect of Confirmation of the Plan	38
G.	The Plan Releases	38
H.	Consummation of the Plan	40
I.	Risk Factors	40

II. BACKGROUND TO THE CHAPTER 11 CASES		41

A.	The Debtors’ Corporate Structure	41
B.	The Debtors’ Business Operations	42
C.	The Debtors’ Prepetition Capital Structure	45

III. KEY EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES		48

A.	The Opioid Litigations	48
B.	The Opioid Settlement Negotiations and Summary of Terms	49
C.	Litigation	52
1.	Acthar Related Litigations	52
2.	Other Litigations	52
D.	The Federal/State Acthar Settlement Agreement	53
E.	The Restructuring Support Agreement	54
1.	The DOJ/CMS/States Settlement	55
2.	The Management Incentive Plan	56
F.	Prepetition Retention Payments	56
G.	Retention of the Debtors’ Advisors	57
H.	The Specialty Generics Independent Directors	57

IV. EVENTS DURING THE CHAPTER 11 CASES		58

A.	Commencement of Chapter 11 Cases	58
B.	First Day Motions	58
C.	Injunctive Motions	59
D.	Procedural Motions	59
E.	Appointment of Unsecured Creditors’ Committee	59
F.	Appointment of Opioid Claimants’ Committee	59
G.	Bar Date Motion	59
H.	Approval of Certain Intercompany Restructuring Transactions	60
I.	The Debtors’ Professional Advisor Retentions	60
J.	The Voluntary Injunction and Appointment of the Monitor	62
K.	First Lien Term Lender Joinder and Mandatory Prepayment	63
1.	Settlement Discussions Regarding First Lien Notes Claims	65
L.	Exclusivity	65
M.	The Key Employee Incentive Plan	65
N.	Appointment of a FCR	66
O.	The Debtors’ Diligence Related to the Plan Releases	67
P.	Extension of the Challenge Period Under the Cash Collateral Order	68
1.	Potential Estate Causes of Action	70
Q.	The SEC Letter Regarding the Debtors’ Releases Under the Plan	70
R.	Acthar Claims Related Litigation in these Chapter 11 Cases	70
1.	Class Proof of Claim Objections	71
2.	Discharge and Related Claim Litigation	72
3.	The Humana Claims Motions	73
4.	Acthar Administrative Claims and the Setting of an Administrative Claim Bar Date and Post-Reorganization Liabilities	74
S.	Generics Price Fixing Litigation	75
1.	Generics Price Fixing Lift Stay Motion	75
T.	The Administrative Claims Bar Date	76
U.	Contingent Claims Asserted Against the Debtors	77
V.	Opioid Claimant Mediation and Opioid Trusts	77

ii

1.	Proposed Allocations Amongst The Opioid Trusts	79
2.	The Opioid Trusts and Abatement	80
3.	The Public Opioid Creditor Trusts	80
W.	The Opioid Noticing Program	83
1.	The Opioid Notice Plan - Direct Notice	83
2.	The Opioid Notice Plan - Media and Community Outreach Strategy	84
X.	The Canadian Recognition Proceedings	85
Y.	The Irish Examinership Proceedings	86
1.	Petition Hearing	87
2.	Approval of Proposals for the Scheme of Arrangement	87
3.	Approval by the High Court of Ireland	87
Z.	Disclosure Statement Objections	88

V. SUMMARY OF THE PLAN		95

A.	Classification and Treatment of Claims and Interests under the Plan	96
B.	Acceptance or Rejection of the Plan; Effect of Rejection of Plan	97
C.	Means of Implementation of the Plan	99
D.	Matters Related to the Opioid MDT II and Opioid Creditor Trusts	105
E.	Treatment of Executory Contracts and Unexpired Leases; Employee Benefits; and Insurance Policies	116
F.	Provisions Governing Distributions	121
G.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims or Interests	124
H.	Conditions Precedent to the Effective Date	128
I.	Release, Injunction, and Related Provisions	130

VI. CAPITAL STRUCTURE AND CORPORATE GOVERNANCE OF REORGANIZED DEBTORS		145

A.	Summary of Capital Structure of Reorganized Debtors	145
B.	Corporate Governance and Management of the Reorganized Debtors	152

VII. CONFIRMATION OF THE PLAN		154

A.	Confirmation Hearing	154
B.	Confirmation	156
C.	Classification of Claims and Interests	161
D.	Consummation	161
E.	Exemption from Certain Transfer Taxes	161
F.	Dissolution of Committees	162
G.	Modification of Plan	162
H.	Effect of Confirmation on Modifications	162
I.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	162
J.	Post-Confirmation Jurisdiction of the Bankruptcy Court	163

VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		165

A.	Continuation of Chapter 11 Cases	165
B.	Liquidation under Chapter 7	166
C.	Dismissal of Chapter 11 Cases	166

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IX. RISK FACTORS TO CONSIDER BEFORE VOTING		166

A.	Certain Bankruptcy Law Considerations	166
B.	Risks Relating to the Capital Structure of the Reorganized Debtors	171
C.	Risks Relating to the Debtors’ Business Operations and Financial Conditions	174
D.	Certain Risk Factors Related to the Irish Examinership Proceedings	181
E.	Certain Risk Factors Related to the Canadian Recognition Proceedings	182
F.	Additional Factors	182

X. SECURITIES LAW MATTERS		183

A.	Issuance & Transfer of 1145 Securities	183

XI. CERTAIN U.S. INCOME TAX CONSEQUENCES OF THE PLAN		186

A.	Introduction	186
B.	U.S. Federal Income Tax Consequences to the U.S. Tax Group and the Trusts	187
C.	U.S. Federal Income Tax Consequences to Holders of Certain Claims	192

XII. IRELAND INCOME TAX CONSEQUENCES		210

A.	Irish Tax Consequences To The Plan	210

XIII. LUXEMBOURG INCOME TAX CONSEQUENCES		214

A.	Luxembourg Tax Consequences To The Plan	214

XIV. CONCLUSION AND RECOMMENDATION		217

EXHIBITS

EXHIBIT A:	Plan

EXHIBIT B:	Restructuring Support Agreement

EXHIBIT C:	Corporate Structure Chart

EXHIBIT D:	Financial Projections

EXHIBIT E:	Liquidation Analysis

EXHIBIT F:	Valuation Analysis

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

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SOLICITATION VERSION

I.

EXECUTIVE SUMMARY

The Debtors in the Chapter 11 Cases pending in the United States Bankruptcy Court for the District of Delaware submit this Disclosure Statement, pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of votes on the Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code dated June 17, 2021. A copy of the Plan is attached hereto as Exhibit A.

Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires debtors to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.

This Executive Summary is being provided as an overview of the material items addressed in this Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of this Disclosure Statement and/or the Plan.

This Disclosure Statement includes, without limitation, information about:

•	the Debtors’ prepetition operating and financial history;

•	the events leading up to the commencement of the Chapter 11 Cases;

•	the significant events that have occurred during the Chapter 11 Cases;

•	the solicitation procedures for voting on the Plan;

•	the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted;

•	the terms and provisions of the Plan, certain effects of confirmation of the Plan, and the manner in which distributions will be made under the Plan;

•	certain risk factors relating to the Debtors, the Reorganized Debtors and confirmation of the Plan; and

•	the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

A.	Purpose and Effect of the Plan

1. Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

The Debtors are reorganizing pursuant to chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their businesses going forward and does not mean that the Debtors will be liquidated or forced to go out of business.

A bankruptcy court’s confirmation of a plan binds the debtors, any entity acquiring property under the plan, any holder of a claim or equity interest in the debtors, and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such entity voted on the particular plan or affirmatively voted to reject the plan.

2. Restructurings Under the Plan

The Plan contemplates that on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may, consistent with the terms of the Restructuring Support Agreement, take all actions as may be necessary to effectuate the Plan, including:

•

the execution and delivery of appropriate agreements or other documents of sale, merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law;

•

the creation of a NewCo and/or any NewCo Subsidiaries (if any) that may, at the Debtors’ or Reorganized Debtors’ option in consultation with the Supporting Parties, acquire all or substantially all the assets of one or more of the Debtors;

•

the execution and delivery of an equity and asset transfer agreement (if applicable) and any other appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan;

•

the creation of certain opioid trusts where all Opioid Claims will be channeled to in accordance with the terms of the Plan and the applicable trust documents (as may be amended, supplemented or modified from time to time), which will be filed with the Bankruptcy Court on the earlier of (a) 30 days from entry of the Disclosure Statement Order, and (b) July 21, 2021.

•

the filing of appropriate certificates of incorporation, merger, migration, consolidation, or other organizational documents with the appropriate governmental authorities pursuant to applicable law; and

•	all other actions that the Reorganized Debtors determine are necessary or appropriate.

The Plan further contemplates the treatment of Allowed Claims and Interests as set forth in the below table of “Summary Of Expected Recoveries”.

With respect to implementing the Restructuring Transactions under the Plan, the Debtors intend to disclose the precise steps to be taken in the Restructuring Transactions in the Plan Supplement and will make those transactions public with sufficient time for all voting creditors to consider them before submitting their Ballots.

3. The General Unsecured Claims Cash or Equity Preference Indication

The Plan provides that Holders of General Unsecured Claims are entitled to indicate their preference, via a duly-submitted Ballot, to receive New Mallinckrodt Ordinary Shares as a portion of their distribution under the Plan. The proportion of the distributions made to such Holders in the form of New Mallinckrodt Ordinary Shares will be equal to the proportion of the Ballots submitted by Holders of General Unsecured Claims indicating the requisite election, calculated using the amount of General Unsecured Claims attributed to each such Ballot for purposes of voting on the Plan under the Disclosure Statement Order.

B. Classification and Treatment of Claims and Interests Under the Plan

The following table provides a summary of the classification and treatment of Claims and Equity Interests and the potential distributions to Holders of Allowed Claims and Equity Interests under the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE, INCLUDING BASED ON THE LIQUIDATION OF CLAIMS CURRENTLY ASSERTED AS UNLIQUIDATED. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED IN ARTICLE IX BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.

FOR HOLDERS OF APPLICABLE GENERAL UNSECURED CLAIMS IN EACH OF CLASSES 6(A)-(F), THE FOLLOWING RECOVERY RANGES TAKE INTO CONSIDERATION CONTINGENT CLAIMS THAT ARE EITHER ALLOWED IN FULL OR DISALLOWED IN FULL. THESE CATEGORIES OF CONTINGENT CLAIMS ARE DESCRIBED FURTHER IN ARTICLE IV.U BELOW. EACH CREDITOR REVIEWING THIS DISCLOSURE STATEMENT SHOULD REVIEW ARTICLE IV.U BELOW CAREFULLY TO UNDERSTAND THE IMPACT OF CONTINGENT LITIGATION CLAIMS ON THEIR RESPECTIVE DISTRIBUTIONS.

Based on the Debtors’ diligence and analysis prepared in early Q1 2021, the Debtors believe Holders of Trade Claims and General Unsecured Claims in Classes 6 and 7, respectively, in the aggregate, would be entitled to approximately $34 million, as a midpoint, in the absence of any of the settlements embodied in the Restructuring Support Agreement and in a strict application of the absolute priority rule under the Bankruptcy Code, applied entity-by-entity among all the Debtors and Non-Debtor Affiliates. Moreover, such Holders would recover less than $7 million in the aggregate in a chapter 7 liquidation, as demonstrated in the Debtors’ Liquidation Analysis attached to this Disclosure Statement. Accordingly, the Debtors believe the Plan provides such creditors with multiples more than their entitlements by making available $150 million for these claimants. The Debtors will substantiate these creditors’ entitlements in connection with the Confirmation Hearing.

Further, to calculate the General Unsecured Claims Total Implied Equity Valuation, the Debtors used the same process by which they determined creditors’ relative entitlements, which shows General Unsecured Creditors and Trade Claimants are entitled to approximately $ 34 million in a strict application of the absolute priority rule. The Debtors used this analysis to determine the distributable value for the Reorganized Debtors at which General Unsecured Creditors (not including Trade Claimants) would be entitled to approximately $100 million. That implied distributable value was then used to calculate the General Unsecured Claims Total Implied Equity Valuation.

The Plan is based on the Debtors’ conclusion that the Guaranteed Unsecured Notes have a structurally senior position to the vast majority of General Unsecured Claims, due to the guarantees that support the Guaranteed Unsecured Notes from, among other Debtors, the Debtors that owned substantially all of the Specialty Brands’ intellectual property as of the Petition Date. The Debtors expect a limited number and amount of General Unsecured Claims to be Allowed against these entities. In addition, holders of First Lien Revolving Credit Facility Claims, 2024 First Lien Term Loan Claims, 2025 First Lien Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims have Secured Claims against such Debtors, among others.

The Plan provides that distributions to creditors with Claims in Classes 6(a)-6(f) will be made pro rata and on a consolidated basis from all Debtors among all such creditors, regardless of against which Debtor the Claim is asserted, except that non-ratable distributions may be necessary and be made to satisfy applicable requirements under the Bankruptcy Code. Holders of Claims in Classes 6(a)-6(f) should be aware that if such distributions were made other than on a consolidated basis from all Debtors their respective recoveries could differ materially, either greater or lesser, depending on the Allowed amount of such Claims against each Debtor and the value available to General Unsecured Claims from each Debtor.

The following “Summary of Expected Recoveries” chart refers to the “Filed Amount”, which is the aggregate of all liquidated amounts asserted in filed Proofs of Claim, less any redundant Proofs of Claim filed by the same creditor(s) that assert(s) substantially identical disputed, unliquidated, or contingent Claims against multiple Debtors, plus any unmatched prepetition amounts reflected in the Debtors’ books and records as of the fiscal month ended April 23, 2021. The “Filed Amount” does not include any provision for Proofs of Claim as unliquidated and with no asserted amounts and settled claims to be exempted from the claims register. Further, for Classes 6(a)-(f), references below to the “scheduled amount” refers to the Debtors’ Schedules of Assets and Liabilities and reference to the “books and records amounts” means as of the fiscal month ended April 23, 2021.

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
1	Other Secured Claims Filed Amount: $2,200,000.00	Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor, shall (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders.	100%

2(a)	First Lien Revolving Credit Facility Claims	All Allowed First Lien Revolving Credit Facility Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, repayment in full in Cash. For the avoidance of doubt, the foregoing	100%

[3]

The Debtors are currently in the process of reconciling Claims. As such, the ranges contained in this summary may not be exact and are subject to further change. For the avoidance of doubt, this summary does not reflect contingent and unliquidated Claims that will ultimately be liquidated as part of the reconciliation process.

SUMMARY OF EXPECTED RECOVERIES3

	Claim/Equity		Projected Recovery
Class	Interest	Treatment of Claim/Equity Interest	Under the Plan
	Expected Principal Amount:	treatments shall not be, and shall not be deemed, a distribution or payment in respect of Shared Collateral.
$900,000,000.00

2(b)	2024 First Lien Term Loan Claims	All Allowed 2024 First Lien Term Loan Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option either (a) the New Takeback Term Loans plus repayment in full in Cash of the First Lien Term Loans Accrued and Unpaid Interest plus the Term Loan Exit Payment or (b) repayment of such Claims in full in Cash in an amount equal to the 2024 First Lien Term Loans Outstanding Amount plus the First Lien Term Loans Accrued and Unpaid Interest plus the Term Loan Exit Payment. For the avoidance of doubt, neither of the foregoing treatments or any component thereof are, nor shall such treatments or any component thereof be deemed, a distribution or payment in respect of Shared Collateral.	Treatment in clause (a): N/A
	Expected Principal Amount (as of April 23, 2021): $1,407,557,343.72[4]		Treatment in clause (b): 100%

2(c)	2025 First Lien Term Loan Claims	All Allowed 2025 First Lien Term Loan Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (a) the New Takeback Term Loans plus repayment in full in Cash of the First Lien Term Loans Accrued and Unpaid Interest plus the Term Loan Exit Payment or (b) repayment of such Claims in full in Cash in an amount equal to the 2025 First Lien Term Loans Outstanding Amount plus the First Lien Term Loans Accrued and Unpaid Interest plus the Term Loan Exit Payment. For the avoidance of doubt, neither of the foregoing treatments or any component thereof are, nor shall such treatments or any component thereof be deemed, a distribution or payment in respect of Shared Collateral.	Treatment in clause (a): N/A
	Expected Principal Amount (as of April 23, 2021): $373,591,066.61[5]		Treatment in clause (b): 100%

3	First Lien Notes Claims	If at the time of Confirmation (i) the First Lien Notes Makewhole Claims are not Allowed and (ii) the Allowed First Lien Notes Claims may be reinstated without the First Lien Notes Makewhole Claims being Allowed, all Allowed First Lien Notes Claims shall be Reinstated. Otherwise, all Allowed First Lien Notes Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (1) the Cram-Down	100%

[4]

Allowed 2024 First Lien Term Loan Claims also include First Lien Term Loans Accrued and Unpaid Interest plus any other accrued and unpaid First Lien Obligations directly or ratably applicable to the 2024 First Lien Term Loan Claims. Pro forma for scheduled amortization payments through the assumed Effective Date per the Valuation Analysis, the 2024 First Lien Term Loan Claims is $1,403,891,829.81.

[5]

Allowed 2025 First Lien Term Loan Claims also include First Lien Term Loans Accrued and Unpaid Interest plus any other accrued and unpaid First Lien Obligations directly or ratably applicable to the 2025 First Lien Term Loan Claims. Pro forma for scheduled amortization payments through the assumed Effective Date per the Valuation Analysis, the 2025 First Lien Term Loan Claims is $372,628,203.04.

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan

	Expected Principal Amount: $495,032,000.00[6]	First Lien Notes in a face amount equal to the amount of such Allowed First Lien Notes Claims or (2) Cash in an amount equal to the amount of such Allowed First Lien Notes Claims, provided that the treatment in this clause (2) shall only be permitted in the event (x) the Cash used to fund the payment of the principal amount of the First Lien Notes Claims is derived from the proceeds of indebtedness incurred to fund such payment or (y) the First Lien Term Loan Claims have been paid or are paid contemporaneously in full in Cash.

4	Second Lien Notes Claims	If at the time of Confirmation (i) the Second Lien Notes Makewhole Claims are not Allowed and (ii) the Allowed Second Lien Notes Claims may be reinstated without the Second	100%

	Expected Principal Amount: $322,868,000.00[7]	Lien Notes Makewhole Claims being Allowed, all Allowed Second Lien Notes Claims shall be Reinstated. Otherwise, all Allowed Second Lien Notes Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (1) the Cram-Down Second Lien Notes in a face amount equal to the amount of such Allowed Second Lien Notes Claims, or (2) Cash in an amount equal to the amount of such Allowed Second Lien Notes Claims, provided that the treatment in this clause (2) shall only be permitted in the event (x)(i) the First Lien Term Loans (and the First Lien Term Loan Claims) are repaid in full in Cash and (ii) the Exit Payment is paid to the First Lien Term Lenders, in each case, before or contemporaneously with such refinancing of the Second Lien Notes Claims or (y) if the proceeds of any portion of the New Term Loan Facility are used to pay the Second Lien Notes Claims in Cash, such portion of the New Term Loan Facility is secured by Liens and security interests that rank junior to the Liens and security interests securing the New Takeback Term Loans.

[6]

Assumes First Lien Notes Makewhole Claims are not Allowed. To the extent the First Lien Notes Makewhole Claims are Allowed, the amount of the First Lien Notes Claims would be increased to up to approximately 121% of the principal amounts shown, or by up to approximately $103 million.

[7]

Assumes Second Lien Notes Makewhole Claims are not Allowed. To the extent the Second Lien Notes Makewhole Claims are Allowed, the amount of the Second Lien Notes Claims would be increased to up to approximately 121% of the principal amounts shown, or by up to approximately $67 million.

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
5	Guaranteed Unsecured Notes Claims Principal Amount: 5.75% Senior Notes $610,304,000.00 5.625% Senior Notes $514,673,000.00 5.50% Senior Notes $387,207,000.00	Except to the extent that a Holder of an Allowed Guaranteed Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Guaranteed Unsecured Notes Claim, on the Effective Date (or as soon as practicable thereafter), each Holder of an Allowed Guaranteed Unsecured Notes Claim shall receive its Pro Rata Share of (i) the Takeback Second Lien Notes and (ii) 100% of New Mallinckrodt Ordinary Shares, subject to dilution on account of the New Opioid Warrants, the Management Incentive Plan, and any General Unsecured Claims Distribution in the form of New Mallinckrodt Ordinary Shares.	57 - 86%[8]
6(a)	Acthar Claims Filed Amount:[9] $2.8 billion	Except to the extent that a Holder of an Allowed Acthar Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Acthar Claim, each Holder of an Allowed Acthar Claim shall receive its General Unsecured Claims Distribution.	If all Filed Amounts are Allowed in full at the greater of the Filed Amount, scheduled amount, or the Debtors’ books and records amounts: 0.8%10
If Class 6 Claims are Allowed in amount equal to Debtors’ books and records: 0.0% ($0 Allowed)

[8]

Assumes First Lien Notes Makewhole Claims and Second Lien Notes Makewhole Claims are not Allowed. To the extent such Claims are Allowed, the Cram-Down First Lien Notes and Cram-Down Second Lien Notes would be issued in a face amount, or cash would be paid in an amount, of up to approximately 121% of the principal amounts shown, or an incremental face amount of up to $170 million. As a result, the Guaranteed Unsecured Notes projected recovery would be approximately 47% to 76%.

[9]	Class 6(a) Acthar Claims for Filed Amounts exclude Claims currently subject to pending objections filed by the Debtors.
[10]

The recovery rate of 0.8% for Claims in each of Classes 6(a)-(f) is based on the Debtors’ review of the Claims register and takes into account de-duplication of substantially identical disputed, unliquidated, or contingent Claims filed by the same creditor against multiple Debtors. To the extent any such Claims were Allowed against multiple Debtors, this recovery rate would decrease accordingly. Likewise, to the extent any Claims filed in unliquidated amounts were Allowed in liquidated amounts, this recovery rate would decrease accordingly.

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
6(b)	Generics Price Fixing Claims Filed Amount: $4.0 billion	Except to the extent that a Holder of an Allowed Generics Price Fixing Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Generics Price Fixing Claim, each Holder of an Allowed Generics Price Fixing Claim shall receive its General Unsecured Claims Distribution.	If all Filed Amounts are Allowed in full at the greater of the Filed Amount, scheduled amount, or the Debtors’ books and records amounts: 0.8%

If Class 6 Claims are Allowed in amount equal to Debtors’ books and records: 0.0% ($0 Allowed)

6(c)	Asbestos Claims Filed Amount: $4.5 billion	Except to the extent that a Holder of an Allowed Asbestos Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Asbestos Claim, each Holder of an Allowed Asbestos Claim shall receive its General Unsecured Claims Distribution.	If all Filed Amounts are Allowed in full at the greater of the Filed Amount, scheduled amount, or the Debtors’ books and records amounts: 0.8%

If Class 6 Claims are Allowed in an amount equal to Debtors’ books and records: 34.1% ($17.5 million Allowed)

6(d)	Legacy Unsecured Notes Claims Filed Amount(s): $152,098,338.00	Except to the extent that a Holder of an Allowed Legacy Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Legacy Unsecured Notes Claim, each Holder of an Allowed Legacy Unsecured Notes Claim shall receive its General Unsecured Claims Distribution.	If all Filed Amounts are Allowed in full at the greater of the Filed Amount, scheduled amount, or the Debtors’ books and records amounts: 0.8%

If Class 6 Claims are Allowed in an amount equal to Debtors’ books and records: 34.1% ($152,098,338 Allowed)

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
6(e)	Environmental Claims Filed Amount: $306,000,000.00	Except to the extent that a Holder of an Allowed Environmental Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Environmental Claim, each Holder of an Allowed Environmental Claim shall receive its General Unsecured Claims Distribution.	If all Filed Amounts are Allowed in full at the greater of the Filed Amount, scheduled amount, or the Debtors’ books and records amounts: 0.8%

If Class 6 Claims are Allowed in an amount equal to Debtors’ books and records: 34.1% ($52.2 million Allowed)[11]

6(f)	Other General Unsecured Claims Filed Amount: $238,000,000.00	Except to the extent that a Holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other General Unsecured Claim, each Holder of an Allowed Other General Unsecured Claim shall receive its General Unsecured Claims Distribution.	If all Filed Amounts are Allowed in full at the greater of the Filed Amount, scheduled amount, or the Debtors’ books and records amounts: 0.8%

If Class 6 Claims are Allowed in an amount equal to Debtors’ books and records: 34.1% ($71.6 million Allowed)[12]

[11]	Environmental Claims of $52.2 million reflect books and records amounts of $61.8 million, net of financial assurance of $9.6 million.
[12]	Reflects Class 6(f) claims based on the books and records as of April 23, 2021, before consideration of potential Executory Contract Cure payments.

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
7	Trade Claims Filed Amount: $78,000,000.00	Except to the extent that a Holder of an Allowed Trade Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Trade Claim and as consideration for maintaining Favorable Trade Terms, each Holder of an Allowed Trade Claim that votes to accept the Plan and agrees to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order shall receive its Pro Rata Share of the Trade Claim Cash Pool up to the Allowed Amount of such Claim. If the Holder of an Allowed Trade Claim votes to reject the Plan Allowed in an amount or does not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order, such Holder shall receive its General Unsecured Claims Distribution.

If all Filed Amounts are Allowed in full at the greater of the Filed Amount, scheduled amount, or the Debtors’ books and records amounts: 64%

If Class 7 Claims are Allowed Amount equal to Debtors’ books and records: 92% ($54 million Allowed)[13]

8(a)	State Opioid Claims	As of the Effective Date, all State Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for State Opioid Claims shall be assumed by, the NOAT II. Each State Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NOAT II Documents and shall receive a recovery, if any, from the State and Municipal Government Opioid Claims Share. The NOAT II shall be funded in accordance with the provisions of the Plan. The sole recourse of any State Opioid Claimant on account of its State Opioid Claim shall be to the NOAT II, and each such State Opioid Claimant shall have no right whatsoever at any time to assert its State Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such State Opioid Claims, and may not proceed in any manner against any Protected Party on account of such State Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NOAT II in respect of State Opioid Claims shall be used solely for Approved Uses, in accordance with the NOAT II Documents.	N/A

[13]	Reflects Class 7 claims based on the books and records as of April 23, 2021, before consideration of potential Executory Contract Cure payments.

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
8(b)	Municipal Opioid Claims	As of the Effective Date, all Municipal Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Municipal Opioid Claims shall be assumed by, the NOAT II. Each Municipal Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NOAT II Documents and shall receive a recovery, if any, from the State and Municipal Government Opioid Claims Share. The NOAT II shall be funded in accordance with the provisions of the Plan. The sole recourse of any Municipal Opioid Claimant on account of its Municipal Opioid Claim shall be to the NOAT II, and each such Municipal Opioid Claimant shall have no right whatsoever at any time to assert its Municipal Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Municipal Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Municipal Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NOAT II in respect of Municipal Opioid Claims shall be used solely for Approved Uses, in accordance with the NOAT II Documents.	N/A

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
8(c)	Tribe Opioid Claims	As of the Effective Date, all Tribe Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Tribe Opioid Claims shall be assumed by, the TAFT II; provided, however, for the avoidance of doubt, for all purposes of the Plan, all Tribe Opioid Claims shall be channeled only to the Tribe entity constituting a trust under State law (and not to any limited liability companies or other Person included within the definition of TAFT II). Each Tribe Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the TAFT II Documents and shall receive a recovery, if any, from the Tribe Opioid Claims Share. The TAFT II shall be funded in accordance with the provisions of the Plan. The sole recourse of any Tribe Opioid Claimant on account of its Tribe Opioid Claim shall be to the TAFT II, and each such Tribe Opioid Claimant shall have no right whatsoever at any time to assert its Tribe Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Tribe Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Tribe Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the TAFT II in respect of Tribe Opioid Claims shall be used solely for Approved Uses, in accordance with the TAFT II Documents.	N/A

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
8(d)	U.S. Governmental Opioid Claims	As of the Effective Date, all U.S. Government Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for U.S. Government Opioid Claims shall be assumed by, the Opioid MDT II. Each U.S. Government Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents and (a) to the extent the holder of each U.S. Government Opioid Claim agrees to this treatment, each such holder shall receive in full and final satisfaction, a recovery, if any, from the U.S. Government Opioid Claims Share and shall not retain their U.S. Government Payor Statutory Rights and (b) to the extent the holder of each U.S. Government Opioid Claim does not agree to this treatment, then each such holder shall receive the treatment set forth in Class 9(h) and each holder of a U.S. Government Opioid Claim shall retain their U.S. Government Payor Statutory Rights. The Opioid MDT II shall be funded in accordance with the provisions of the Plan. The sole recourse of any U.S. Government Opioid Claimant on account of its U.S. Government Opioid Claim shall be to the Opioid MDT II, and each such U.S. Government Opioid Claimant shall have no right whatsoever at any time to assert its U.S. Government Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such U.S. Government Opioid Claims, and may not proceed in any manner against any Protected Party on account of such U.S. Government Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum.[14]	N/A

[14]

Treatment provided for herein is contingent upon an agreement on allocation being reached in the opioid mediation. If no such agreement is reached, Class 8(d) Claims will recover a pro rata share of the Other Opioid Claims Share with Class 9(h) Other Opioid Claims.

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
9(a)	Third-Party Payor Opioid Claims	As of the Effective Date, all Third-Party Payor Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Third-Party Payor Opioid Claims shall be assumed by, the Third-Party Payor Trust. Each Third-Party Payor Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Third-Party Payor Trust Documents and shall receive a recovery, if any, from the Third- Party Payor Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The Third-Party Payor Trust shall be funded in accordance with the provisions of the Plan, and distributions to the Third-Party Payor Trust shall be made in three equal payments (provided that if the Prepayment Option is exercised after the first payment, subsequent payments will be adjusted accordingly), the first payment made within 5 business days of the date that is 180 days after the Effective Date, and the second and third payments made on the first and second anniversaries of the first payment. The sole recourse of any Third-Party Payor Opioid Claimant on account of its Third-Party Payor Opioid Claim shall be to the Third-Party Payor Trust, and each such Third-Party Payor Opioid Claimant shall have no right whatsoever at any time to assert its Third-Party Payor Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Third-Party Payor Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Third-Party Payor Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Third-Party Payor Trust shall be used solely for Approved Uses, in accordance with the Third- Party Payor Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.	N/A

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
9(b)	PI Opioid Claims	As of the Effective Date, all PI Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for PI Opioid Claims shall be assumed by, the PI Trust. Each PI Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the PI Trust Documents and shall receive a recovery, if any, from the PI Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The PI Trust shall be funded in accordance with the provisions of the Plan. The sole recourse of any PI Opioid Claimant on account of its PI Opioid Claim shall be to the PI Trust, and each such PI Opioid Claimant shall have no right whatsoever at any time to assert its PI Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such PI Opioid Claims, and may not proceed in any manner against any Protected Party on account of such PI Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.	To be determined in accordance with applicable Opioid Creditor Trust Documents

9(c)	NAS PI Opioid Claims	As of the Effective Date, all NAS PI Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for NAS PI Opioid Claims shall be assumed by, the PI Trust. Each NAS PI Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the PI Trust Documents and shall receive a recovery, if any, from the NAS PI Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The PI Trust shall be funded in accordance with the provisions of the Plan. The sole recourse of any NAS PI Opioid Claimant on account of its NAS PI Opioid Claim shall be to the PI Trust, and each such NAS PI Opioid Claimant shall have no right whatsoever at any time to assert its NAS PI Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such NAS PI Opioid Claims, and may not proceed in any manner against any Protected Party on account of such NAS PI Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.	To be determined in accordance with applicable Opioid Creditor Trust Documents

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
9(d)	Hospital Opioid Claims	As of the Effective Date, all Hospital Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Hospital Opioid Claims shall be assumed by, the Hospital Trust. Each Hospital Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Hospital Trust Documents and shall receive a recovery, if any, from the Hospital Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The Hospital Trust shall be funded in accordance with the provisions of the Plan. The sole recourse of any Hospital Opioid Claimant on account of its Hospital Opioid Claim shall be to the Hospital Trust, and each such Hospital Opioid Claimant shall have no right whatsoever at any time to assert its Hospital Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Hospital Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Hospital Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Hospital Trust shall be used solely for Approved Uses, in accordance with the Hospital Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.	N/A

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
9(e)	Ratepayer Opioid Claims	As of the Effective Date, all Ratepayer Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Ratepayer Opioid Claims shall be assumed by, the Ratepayer Account. The Ratepayer Account will receive a distribution of $3 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any Ratepayer Opioid Claimant on account of its Ratepayer Opioid Claim shall be to the Ratepayer Account, and each such Ratepayer Opioid Claimant shall have no right whatsoever at any time to assert its Ratepayer Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Ratepayer Opioid Claims and may not proceed in any manner against any Protected Party on account of such Ratepayer Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Ratepayer Account shall be used solely for Approved Uses (which shall include, solely for the Ratepayer Account, contributions to the Truth Initiative Foundation), and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.	N/A

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
9(f)	NAS Monitoring Opioid Claims	As of the Effective Date, all NAS Monitoring Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for NAS Monitoring Opioid Claims shall be assumed by, the NAS Monitoring Trust. Each NAS Monitoring Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NAS Monitoring Trust Documents. The NAS Monitoring Trust will receive a distribution of $1.5 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any NAS Monitoring Opioid Claimant on account of its NAS Monitoring Opioid Claim shall be to the NAS Monitoring Trust, and each such NAS Monitoring Opioid Claimant shall have no right whatsoever at any time to assert its NAS Monitoring Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such NAS Monitoring Opioid Claims, and may not proceed in any manner against any Protected Party on account of such NAS Monitoring Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NAS Monitoring Trust shall be used solely for Approved Uses, in accordance with the NAS Monitoring Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.	N/A

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
9(g)	Emergency Room Physicians Opioid Claims	As of the Effective Date, all Emergency Room Physicians Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Emergency Room Physicians Opioid Claims shall be assumed by, the Emergency Room Physicians Trust. Each Emergency Room Physicians Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Emergency Room Physicians Trust Documents. The Emergency Room Physicians Trust will receive a distribution of $4.5 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any Emergency Room Physicians Opioid Claimant on account of its Emergency Room Physicians Opioid Claim shall be to the Emergency Room Physicians Trust, and each such Emergency Room Physicians Opioid Claimant shall have no right whatsoever at any time to assert its Emergency Room Physicians Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Emergency Room Physicians Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Emergency Room Physicians Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Emergency Room Physicians Trust shall be used solely for Approved Uses, in accordance with the Emergency Room Physicians Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.	N/A

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
9(h)	Other Opioid Claims	As of the Effective Date, all Other Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Other Opioid Claims shall be assumed by, the Opioid MDT II and satisfied solely from the Other Opioid Claims Reserve. Each Other Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents and shall receive its Pro Rata Share of the Other Opioid Claims Share up to [•]% of the Allowed Amount of such Claim. The Opioid MDT II and the Other Opioid Claims Reserve shall be funded in accordance with the provisions of the Plan. The sole recourse of any Other Opioid Claimant on account of its Other Opioid Claim shall be to the Other Opioid Claims Reserve, and each such Other Opioid Claimant shall have no right whatsoever at any time to assert its Other Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Other Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Other Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum.	TBD

9(i)	No Recovery Opioid Claims	No Recovery Opioid Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of No Recovery Opioid Claims shall receive no recovery or distribution on account of such No Recovery Opioid Claims. Notwithstanding the foregoing, if a No Recovery Opioid Claim becomes Allowed after the Effective Date under section 502(j) of the Bankruptcy Code, it shall be treated as an Other Opioid Claim.	0%

10	Settled Federal/State Acthar Claims Expected Amount: Approximately $650 million	Except to the extent that a Holder of an Allowed Settled Federal/State Acthar Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Settled Federal/State Acthar Claim, each Holder of an Allowed Settled Federal/State Acthar Claim shall be resolved in accordance with the terms, provisions, and procedures of the Federal/State Acthar Settlement Agreements.	28.4%[15]

[15]

The recovery rate of 28.4% for Settled Federal/State Acthar Claims in Class 10 is based on the fair value of the $260 million Acthar Settlement amount. The Acthar Settlement, in sum and substance, provides that the Debtors will make cash payments in eight installments, beginning on the Plan’s Effective Date and on each of the first seven anniversaries thereof, totaling $260 million, to the DOJ and various states; provided that the Federal/State Acthar Deferred Cash Payments shall bear interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020. As set forth in the Financial Projections, the fair value reflects the post-emergence Federal/State Acthar Deferred Cash Payments of $170 million plus the Initial Federal/State Acthar Settlement Payment of $15 million, which equals a fair value of $185 million. That amounts to 28.4% of the $650 million civil judgment awarded to Holders of Settled Federal/State Acthar Claims.

SUMMARY OF EXPECTED RECOVERIES3

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
11	Intercompany Claims Expected Amount: TBD	No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Required Supporting Unsecured Noteholders, the Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.	N/A

12	Intercompany Interests Expected Amount: N/A	No property will be distributed to the Holders of allowed Intercompany Interests. Unless otherwise provided for under the Plan, each Intercompany Interest will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.	N/A

13	Subordinated Claims Expected Amount: Unliquidated	Subordinated Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims.	0%

14	Equity Interests Expected Amount: N/A	Holders of Equity Interests shall receive no distribution on account of their Equity Interests. On the Effective Date, all Equity Interests will be canceled and extinguished and will be of no further force or effect.	0%

C.	Filing of the Plan Supplement and Trust Distribution Procedures

The Debtors will file the Plan Supplement at least twenty-eight (28) days prior to the Voting Deadline, or by August 6, 2021. The Debtors will transmit a copy of the Plan Supplement to the Distribution List (as defined below). Additionally, parties may request (and obtain at the Debtors’ expense) a copy of the Plan Supplement by: (a) calling the Notice and Claims Agent at 877-467-1570 (Toll-Free) (US/Canada); 347-817-4093 (International); (b) writing to Mallinckrodt plc Ballot Processing, c/o Prime Clerk LLC One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165 or mallinckrodtinfo@primeclerk.com; and/or (c) visiting the Debtors’ restructuring website at: https://restructuring.primeclerk.com/mallinckrodt. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

The Plan Supplement will include all exhibits and Plan schedules that were not already filed as exhibits to the Plan or this Disclosure Statement, all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, supplemented, or modified from time to time.

The Debtors will file the various trust distribution procedures (as may be amended, supplemented or modified from time to time) with respect to the Opioid MDT II and Opioid Creditor Trusts with the Bankruptcy Court on the earlier of (a) 30 days from entry of the Disclosure Statement Order, and (b) July 21, 2021. The Debtors will transmit a copies of the various trust distribution procedures to the Distribution List (as defined below) and will be made through the same channels as the Plan Supplement.

As used herein, the term “Distribution List” means (a) the United States Trustee; (b) counsel to the agent under the Debtors’ secured term and revolving financing facilities, (c) counsel to the ad hoc group of the Debtors’ prepetition first lien term lenders; (d) the indenture trustees for the Debtors’ outstanding notes; (e) counsel to the ad hoc group of holders of the Debtors’ guaranteed unsecured notes; (f) counsel to the Governmental Plaintiff Ad Hoc Committee; (g) counsel to the MSGE Group; (h) counsel to the official committee of unsecured creditors; (i) counsel to the official committee of opioid claimants; (j) the FCR (as defined herein) and counsel to the FCR; (k) the United States Attorney’s Office for the District of Delaware; (1) the attorneys general for all 50 states and the District of Columbia; (m) the United States Department of Justice; (n) the Internal Revenue Service; (o) the Securities and Exchange Commission; (p) the United States Drug Enforcement Agency; (q) the United States Food and Drug Administration; and (r) all parties that, as of the applicable date of determination, have filed requests for notice in these Chapter 11 Cases pursuant to Bankruptcy Rule 2002.

D.	Solicitation Procedures

1.	The Solicitation and Voting Procedures

On June 17, 2021 the Bankruptcy Court entered the Disclosure Statement Order which, among other things, (a) approved the dates, procedures and forms applicable to the process of soliciting votes on and providing notice of the Plan, as well as certain vote tabulation procedures and (b) established the deadline for filing objections to the Plan and scheduling the hearing to consider confirmation of the Plan. [Docket No. 2911].

The discussion of the procedures below is a summary of the solicitation and voting process. Detailed voting instructions will be provided with each Ballot and are also set forth in greater detail in Disclosure Statement Order.

PLEASE REFER TO THE INSTRUCTIONS ACCOMPANYING THE BALLOTS AND THE DISCLOSURE STATEMENT ORDER FOR MORE INFORMATION REGARDING VOTING REQUIREMENTS TO ENSURE THAT YOUR BALLOT IS PROPERLY AND TIMELY SUBMITTED SO THAT YOUR VOTE MAY BE COUNTED.

2.	The Notice and Claims Agent

The Debtors have retained Prime Clerk LLC to, among other things, act as the Notice and Claims Agent. [Docket No. 219].

Specifically, the Notice and Claims Agent will assist the Debtors with: (a) mailing Confirmation Notices (as defined in the Disclosure Statement Order); (b) mailing Solicitation Packages (as defined in the Disclosure Statement Order and as described below); (c) soliciting votes on the Plan; (d) receiving, tabulating, and reporting on Ballots and Master Ballots cast for or against the Plan by Holders of Claims and Interests against the Debtors; (e) responding to inquiries from creditors and stakeholders relating to the Plan, this Disclosure Statement, the Ballots or Master Ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan; and (f) if necessary, contacting creditors and interest holders regarding the Plan and their Ballots.

3.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. The following table provides a summary of the status and voting rights of each Class (and, therefore, of each Holder of a Claim or Interest within such Class) under the Plan:

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim/Equity Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2(a)	First Lien Revolving Credit Facility Claims	Unimpaired	Presumed to Accept
2(b)	2024 First Lien Term Loan Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
2(c)	2025 First Lien Term Loan Clams	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
3	First Lien Notes Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
4	Second Lien Notes Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
5	Guaranteed Unsecured Notes Claims	Impaired	Entitled to Vote
6(a)	Acthar Claims	Impaired	Entitled to Vote
6(b)	Generics Price Fixing Claims	Impaired	Entitled to Vote
6(c)	Asbestos Claims	Impaired	Entitled to Vote
6(d)	Legacy Unsecured Notes Claims	Impaired	Entitled to Vote
6(e)	Environmental Claims	Impaired	Entitled to Vote
6(f)	Other General Unsecured Claims	Impaired	Entitled to Vote
7	Trade Claims	Impaired	Entitled to Vote
8(a)	State Opioid Claims	Impaired	Entitled to Vote
8(b)	Municipal Opioid Claims	Impaired	Entitled to Vote
8(c)	Tribe Opioid Claims	Impaired	Entitled to Vote
8(d)	U.S. Government Opioid Claims	Impaired	Entitled to Vote
9(a)	Third-Party Payor Opioid Claims	Impaired	Entitled to Vote
9(b)	PI Opioid Claims	Impaired	Entitled to Vote
9(c)	NAS PI Opioid Claims	Impaired	Entitled to Vote
9(d)	Hospital Opioid Claims	Impaired	Entitled to Vote
9(e)	Ratepayer Opioid Claims	Impaired	Entitled to Vote
9(f)	NAS Monitoring Opioid Claims	Impaired	Entitled to Vote
9(g)	Emergency Room Physicians Opioid Claims	Impaired	Entitled to Vote
9(h)	Other Opioid Claims	Impaired	Entitled to Vote
9(i)	No Recovery Opioid Claims	Impaired	Deemed to Reject
10	Settled Federal/State Acthar Claims	Impaired	Entitled to Vote
11	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
12	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
13	Subordinated Claims	Impaired	Deemed to Reject
14	Equity Interests	Impaired	Deemed to Reject

Based on the foregoing, the Debtors are soliciting votes to accept the Plan only from Holders of Claims in Classes 2(b), 2(c), 3, 4, 5, 6(a)-(f), 7, 8(a)-(d), 9(a)-(h), and 10 (the “Voting Classes”), including by acting through a Voting Representative, because Holders of Claims in the Voting Classes are Impaired under the Plan and, therefore, have the right to vote to accept or reject the Plan. For purposes of determining acceptance and rejection of the Plan, each such Class (including each Class identified by a number and letter) will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

There are Voting Classes that are presumed to accept or entitled to vote on the Plan depending on their ultimate treatment under the Plan. Specifically, Class 2(b) is either (a) Impaired if receiving the New Takeback Term Loans, and Holders of 2024 First Lien Term Loan Claims are entitled to vote to accept or reject the Plan or (b) Unimpaired if repaid in full in Cash, and Holders of 2024 First Lien Term Loans are conclusively presumed to have accepted the Plan. Class 2(c) is either (a) Impaired if receiving the New Takeback Term Loans, and Holders of 2025 First Lien Term Loan Claims are entitled to vote to accept or reject the Plan or (b) Unimpaired if repaid in full in Cash, and Holders of 2025 First Lien Term Loans are conclusively presumed to have accepted the Plan.

Class 3 is either (i) Impaired, if receiving the Cram-Down First Lien Notes, and Holders of First Lien Notes Claims are entitled to vote to accept or reject the Plan, or (ii) Unimpaired either if the Allowed First Lien Notes Claims are Reinstated or if receiving Cash, and Holders of First Lien Notes Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of First Lien Notes Claims are not entitled to vote to accept or reject the Plan).

Class 4 is either (i) Impaired, if receiving the Cram-Down Second Lien Notes, and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan, or (ii) Unimpaired either if the Allowed Second Lien Notes Claims are Reinstated or if receiving Cash, and Holders of Second Lien Notes Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of Second Lien Notes Claims are not entitled to vote to accept or reject the Plan).

Further, with respect to Class 7 Trade Claimants, the Trade Claimants are a subset of unsecured creditors with whom the Reorganized Debtors intend to continue doing business with post-confirmation. In sum and substance, Trade Claimants will receive a Ballot that includes the option to (a) accept the Plan and continue to provide consistent Favorable Trade Terms with the Reorganized Debtors and receive its pro rata share from the Trade Claim Cash Pool or (b) to reject the Plan and receive its pro rata share from the General Unsecured Claims Distribution.

Notwithstanding anything to the contrary herein, each Claim in Class 8(a)-(d) and Class 9(a)-(h) shall be accorded one (1) vote and valued at One Dollar ($1.00) for voting purposes only, and not for purposes of allowance or distribution, unless such Claim is disputed.

The Debtors are not soliciting votes on the Plan from (a) Holders of Claims and Interests in Classes 1 and 2(a) because such parties are conclusively presumed to have accepted the Plan, (b) Holders of Claims and Interests in Classes 9(i), 13, and 14 because such parties are conclusively presumed to have rejected the Plan, and (c) Claims and Interests in Classes 11 and 12 because such parties are conclusively presumed to have accepted the Plan or conclusively presumed to have rejected the Plan (collectively, the “Non-Voting Classes”). In lieu of a Solicitation Package, the Non-Voting Classes will receive a certain Notice of Non-Voting Status (as defined in the Disclosure Statement Order).

4.	The Voting Record Date

The Bankruptcy Court has approved June 17, 2021, as the voting record date (the “Voting Record Date”) with respect to all Claims and Equity Interests other than Opioid Claims in Voting Classes 8(a)- (d) and 9(a)-(h) . The Voting Record Date is the date on which it will be determined: (a) which Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan and receive Solicitation Packages in accordance with the Disclosure Statement Order and (b) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled to receive the Confirmation Hearing Notice, including notice of such Holder’s non-voting status, in accordance with the Disclosure Statement Order. Notwithstanding the aforementioned, the Voting Record Date shall not apply to Opioid Claimants in Voting Classes 8(a)-(d) and 9(a)-(h).

5.	Contents of the Solicitation Package

The following documents and materials will collectively constitute the “Solicitation Package”:

•

with respect to Holders of Claims in the Voting Classes (but subject to the Non-Notes Master Ballot Solicitation Procedures (as defined in the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order)): a cover letter describing the contents of the Solicitation Package and an enclosed USB flash drive containing the below, and instructions for obtaining (free of charge) printed copies of the following materials provide in electronic format:

•	the Confirmation Hearing Notice (as defined in the Disclosure Statement Order) and attached as Exhibit 4.1 to the Disclosure Statement Order;

•	the Disclosure Statement with all exhibits, including the Plan with its exhibits (to the extent such exhibits are filed with the Court before the Solicitation Date);

•	the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order;

•	the Disclosure Statement Order (without exhibits);

•	subject to the Non-Notes Master Ballot Solicitation Procedures, an appropriate Ballot or Master Ballot and voting instructions for the same;

•	subject to the Non-Notes Master Ballot Solicitation Procedures, a pre-addressed, return envelope for completed Ballots or Master Ballots;

•

subject to the Non-Notes Master Ballot Solicitation Procedures, solely for Holders of contingent, unliquidated, or disputed Claims that are not subject to an objection filed by the Debtors, the Notice of Limited Voting Status (as defined in the Disclosure Statement Order); and

•

letters from the Official Committee of Opioid-Related Claimants and Official Committee of Unsecured Creditors, respectively, expressing each of their views on the Plan attached as Exhibits 3.2 and 3.3 to the Disclosure Statement Order;

•

with respect to Holders of Claims and Interests in Non-Voting Classes (or Claims in Voting Classes that, as of the deadline set forth in the Disclosure Statement Order, are subject to a pending objection or are otherwise deemed not entitled to vote in the Plan): (a) the Confirmation Hearing Notice and (b) the applicable Notice of Non-Voting Status;

•

with respect to Holders of Claims in Voting Classes 8(a)-(d) and 9(a)-(h), the Opioid Claimant Notice attached as Exhibit 4.11 to the Disclosure Statement Order and (subject to the Non-Notes Master Ballot Solicitation Procedures) the materials listed above;

•

with respect to the United States Trustee, a copy of each document contained in each version of the Solicitation Packages, which may include non-customized Ballots or Master Ballots and a non-customized Notice of Non-Voting Status; and

•	any other materials ordered by the Court to be included as part of the Solicitation Package.

6.	Distribution of the Solicitation Package to Holders of Claims Entitled to Vote on the Plan

With the assistance of the Notice and Claims Agent, the Debtors intend to distribute Solicitation Packages to the applicable parties (other than Holders of Opioid Claims) no later than Five (5) Business Days after entry of the Disclosure Statement Order, and complete distribution as soon as reasonably practical thereafter (the “Solicitation Mailing Date”). The Debtors submit that the timing of such distribution will provide such Holders of Claims and Interests with adequate time within which to review the materials required to allow such parties to make informed decisions with respect to voting on the Plan in accordance with Bankruptcy Rules 3017(d) and 2002(b). The Debtors will make every reasonable effort to ensure that Holders who have more than one Allowed Claim in the Voting Classes receive no more than one Solicitation Package. If a Holder holds Claims in more than one Class and is entitled to vote in more than one Class, such Holder will receive separate Ballots which must be used for each separate Class of Claims.

Notwithstanding anything to the contrary herein and subject to the Non-Notes Master Ballot Solicitation Procedures (as defined in the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order)), all Holders of Opioid Claims in Voting Classes 8(a)-(d) and 9(a)-(h) shall be entitled to obtain a Solicitation Package (with a Ballot) and vote on the Plan. All materials included in the Solicitation Package for Opioid Claimants shall be made available free of charge online at a dedicated opioid claimant webpage. The dedicated opioid claimant webpage shall contain an online portal(s) whereby Opioid Claimants may request (and immediately obtain) and submit a Ballot.

7.	Distribution of Notices to Holders of Claims in Non-Voting Classes and Holders of Disputed Claims

As set forth above, certain Holders of Claims and Equity Interests are not entitled to vote on the Plan. As a result, such parties will not receive Solicitation Packages and, instead, will receive the appropriate notice and an Opt-Out Form:

•

Unimpaired Claims – Deemed to Accept. Other Secured Claims and First Lien Revolving Credit Facility Claims in Classes 1 and 2(a), respectively, are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan. As such, Holders of such Claims will receive, in lieu of a Solicitation Package, the applicable Notice of Non-Voting Status attached as Exhibit 4.4 to the Disclosure Statement Order.

•

Impaired Claims – Deemed to Reject. Holders of No Recovery Opioid Claims, Subordinated Claims, and Equity Interests in Classes 9(i), 13, and 14, respectively, are receiving no distribution under the Plan on account of such Claims and Equity Interests and, therefore, are conclusively presumed to reject the Plan. The Holders of Subordinated Claims and Equity Interests in Classes 9(i), 13, and 14 will receive the applicable Notice of Non-Voting Status attached as Exhibits 4.5, 4.6, and 4.12 to the Disclosure Statement Order.

•

Unimpaired or Impaired Claims – Deemed to Accept or Reject. Intercompany Claims in Class 11 and Intercompany Interests in Class 12 are either deemed to accept or reject the Plan (as applicable) and are held by other Debtors and not entitled to vote on the Plan. The Holders of Intercompany Claims in Class 11 and Intercompany Interests in Class 12 will receive the applicable Notice of Non-Voting Status.

•	Disputed Claims.

•

If any party in interest with appropriate standing has filed an objection to a Claim on or before July 12, 2021 at 4:00 p.m. (prevailing Eastern Time) (such claim, a “Disputed Claim”), such Disputed Claim (or the portion thereof that is Disputed) is temporarily disallowed for voting purposes, except as otherwise provided in a stipulation, settlement, or other agreement filed by the Debtors (in consultation with the Supporting Parties) and approved or as may be otherwise ordered by the Court prior to or concurrent with entry of an order confirming the Plan, including pursuant to an order on any Rule 3018 Motion (as described below) filed regarding such Claim; provided that if the objection seeks to reclassify or reduce the allowed amount of such Claim, then such Claim is temporarily allowed for voting purposes in the reduced amount and/or as reclassified, except as otherwise provided in a stipulation, settlement, or other agreement filed by the Debtors (in consultation with the Supporting Parties) and approved or as may be otherwise ordered by the Court prior to or concurrent with entry of an order confirming the Plan. Such Holders of Disputed Claims will receive a “Notice of Non-Voting Status To Holders of Disputed Claims,” attached as Exhibit 4.7 to the Disclosure Statement Order, which notice will explain this designation as well as the Holder’s rights with respect thereto.

•

If any claimant seeks to challenge the disallowance of its Claim for voting purposes, such claimant must file a motion with the Court for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such Claim for voting purposes (a “Rule 3018 Motion”) on or before July 26, 2021 at 4:00 p.m. (prevailing Eastern Time) (the “Rule 3018(a) Motion Filing Deadline”), unless such deadline is extended by agreement of the Debtors (in consultation with the Supporting Parties). Upon the filing of a timely Rule 3018 Motion, the Notice and Claims Agent will provide such claimant with a Ballot or Master Ballot or a new Ballot or Master Ballot with an updated voting amount (as applicable). For purposes of filing the Voting Report, if the Rule 3018 Motion is resolved by order of the Court, stipulation, or settlement by the business day before the deadline to file the Voting Report, the Notice and Claims Agent will tabulate (or not tabulate, as applicable) such vote according to any aforementioned resolution. Otherwise, the Notice and Claims Agent will treat the vote with respect to such Claim as disallowed for voting purposes to the extent provided above for the purposes of tabulating (or not tabulating) votes in connection with preparation and filing of the Voting Report. The vote with respect to such Claim shall be treated as disallowed for voting purposes to the extent provided above for purposes of confirmation of the Plan except as otherwise provided in a stipulation, settlement, or other agreement filed by the Debtors (in consultation with the Supporting Parties) and approved or as may be otherwise ordered by the Court prior to or concurrently with entry of an order confirming the Plan, including pursuant to an order on any Rule 3018 Motion.

•

If a Claim for which a Proof of Claim has been timely filed is wholly contingent, unliquidated, or disputed (based on the face of such Proof of Claim or as determined upon the review of the Debtors), such Claim is accorded one (1) vote and valued at One Dollar ($1.00) for voting purposes only, and not for purposes of allowance or distribution, unless such Claim is a Disputed Claim as set forth above. Such Holders will receive (a) a Solicitation Package that contains the applicable Ballot or Master Ballot, (b) a Confirmation Hearing Notice and (c) a “Notice of Limited Voting Status to Holders of Contingent, Unliquidated or Disputed Claims for Which No Objection Has Been Filed by the Debtors,” in the form attached as Exhibit 4.8 to the Disclosure Statement Order, which notice informs such Person or Entity that its entire Claim has been allowed temporarily for voting purposes only and not for purposes of allowance or distribution, at $1.00.

•

If a Claim is listed on a timely filed Proof of Claim as contingent, unliquidated, or disputed in part, such Claim is temporarily allowed in the amount that is liquidated, noncontingent and undisputed, unless such Claim is a Disputed Claim as set forth above. Such Holders will receive (a) a Solicitation Package that contains the applicable Ballot or Master Ballot, (b) a “Confirmation Hearing Notice,” (c) a “Notice of Limited Voting Status to Holders of Contingent, Unliquidated or Disputed Claims for Which No Objection Has Been Filed by the Debtors,” attached as Exhibit 4.8 to the Disclosure Statement Order.

•

Notwithstanding anything to the contrary herein, each Claim in Classes 8(a)-(d) and 9(a)-(h) shall be accorded one (1) vote and valued at One Dollar ($1.00) for voting purposes only, and not for purposes of allowance or distribution, unless such Claim is disputed as set forth pursuant to the terms of this paragraph. Opioid Claims may only be disputed and subject to disallowance on non-substantive grounds under the Local Rules (i.e., duplicative, wrong case or wrong class, amended or superseded, etc.), and may not be disputed or subject to disallowance on non-substantive grounds pertaining to late filed claims and claims that do not have a basis in the Debtors’ books and records. For the avoidance of doubt, (a) any Claim in Classes 8(a)-(d) and 9(a)-(h) shall not be required to file a Proof of Claim for such Opioid Claims to be temporarily allowed for voting purposes and (b) any Claim in Classes 8(a)-(d) and 9(a)-(h) that is disputed and subject to disallowance but is otherwise temporarily allowed for voting purposes shall be accorded one (1) vote and valued at One Dollar ($1.00) for voting purposes only, and may not be disallowed for voting purposes for any reason other than as set forth in this paragraph;

•

Contract and Lease Counterparties. Parties to certain of the Debtors’ Executory Contracts and Unexpired Leases may not have scheduled Claims or Claims based upon Proofs of Claim pending the disposition of their contracts or leases by assumption or rejection. Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, to ensure that such parties nevertheless receive notice of the Plan, counterparties to the Debtors’ Executory Contracts and Unexpired Leases will receive, in lieu of a Solicitation Package, a “Contract/Lease Party Notice” attached as Exhibit 4.9 to the Disclosure Statement Order.

8.	Additional Distribution of Solicitation Documents

In addition to the distribution of Solicitation Packages to Holders of Claims in the Voting Classes, the Debtors will also provide parties who have filed requests for notices under Bankruptcy Rule 2002 as of the Voting Record Date with this Disclosure Statement, Disclosure Statement Order, and Plan. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of this Disclosure Statement (and any exhibits thereto, including the Plan) by: (a) calling the Notice and Claims Agent at 877-467-1570 (Toll-Free) (US/Canada); 347-817-4093 (International); (b) writing to Mallinckrodt plc Ballot Processing, c/o Prime Clerk LLC One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165 or mallinckrodtinfo@primeclerk.com; and/or (c) visiting the Debtors’ restructuring website at: https://restructuring.primeclerk.com/mallinckrodt. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

All Holders of Claims and Interests are advised to read the Disclosure Statement Order and all attachments thereto, including the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order, which sets forth in greater detail the information disclosed in this section I.D of this Disclosure Statement.

E.	Voting Procedures

Holders of Claims entitled to vote on the Plan are advised to read the Disclosure Statement Order and all attachments thereto, including the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order, which sets forth in greater detail the voting instructions summarized herein.

1.	The Voting Deadline

The Bankruptcy Court has approved 4:00 p.m. prevailing Eastern Time on September 3, 2021 as the Voting Deadline. The Voting Deadline is the date by which all Ballots (or opt-out forms), Notes Master Ballots, and Non-Notes Master Ballots, must be properly executed, completed and delivered to the Notice and Claims Agent in order to be counted as votes to accept or reject the Plan.

2.	Types of Ballots

The Debtors will provide the following Ballots, Notes Master Ballots, and Non-Notes Master Ballots, as applicable, to Holders of Claims in the Voting Classes (i.e., Classes 2(b), 2(c), 3, 4, 5, 6(a)-(f), 7, 8(a)-(d), 9(a)-(h), and 10):

SUMMARY OF BALLOTS

Class	Claim/Equity Interest	Ballot
2(b)	2024 First Lien Term Loan Claims	Class 2(b) – 2024 First Lien Term Loan Claims Ballot, attached to the Disclosure Statement Order as Exhibit 1.1

2(c)	2025 First Lien Term Loan Clams	Class 2(c) – 2025 First Lien Term Loan Claims Ballot, attached to the Disclosure Statement Order as Exhibit 1.1

3	First Lien Notes Claims	Class 3 – First Lien Notes Beneficial Holder Ballot, attached to the Disclosure Statement Order as Exhibit 1.2

4	Second Lien Notes Claims	Class 3 – First Lien Notes Master Ballot, attached to the Disclosure Statement Order as Exhibit 1.3
Class 4 – Second Lien Notes Beneficial Holder Ballot, attached to the Disclosure Statement Order as Exhibit 1.4
Class 4 – Second Lien Notes Master Ballot, attached to the Disclosure Statement Order as Exhibit 1.5

5	Guaranteed Unsecured Notes Claims	Class 5 – Guaranteed Unsecured Notes Beneficial Holder Ballot, attached to the Disclosure Statement Order as Exhibit 1.6
Class 5 – Guaranteed Unsecured Notes Master Ballot, attached to the Disclosure Statement Order as Exhibit 1.7

6(a)	Acthar Claims	Subject to the Non-Notes Master Ballot Solicitation Procedures (as defined in the Disclosure Statement Order), the applicable individual Ballot or Non-Notes Master Ballot for the applicable class, and attached to the Disclosure Statement Order as Exhibits 1.8 and 1.13
6(b)	Generics Price Fixing Claims
6(c)	Asbestos Claims

6(d)	Legacy Unsecured Notes Claims	Class 6(d) – Legacy Unsecured Notes Claims Beneficial Holder Ballot, attached to the Disclosure Statement Order as Exhibit 1.14
Class 6(d) – Legacy Unsecured Notes Claims Master Ballot, attached to the Disclosure Statement Order as Exhibit 1.15

6(e)	Environmental Claims	Subject to the Non-Notes Master Ballot Solicitation Procedures (as defined in the Disclosure Statement Order), the applicable

Class	Claim/Equity Interest	Ballot
6(f)	Other General Unsecured Claims	individual Ballot or Non-Notes Master Ballot for the applicable class, and attached to the Disclosure Statement Order as Exhibits 1.16 and 1.19
7	Trade Claims Class	Class 7 – Trade Claims Ballot, attached to the Disclosure Statement Order as Exhibit 1.20
8(a)	State Opioid Claims	Subject to the Non-Notes Master Ballot Solicitation Procedures (as defined in the Disclosure Statement Order), the applicable individual Ballot or Non-Notes Master Ballot for the applicable class, and attached to the Disclosure Statement Order as Exhibits 1.21 and 1.28
8(b)	Municipal Opioid Claims
8(c)	Tribe Opioid Claims
8(d)	U.S. Government Opioid Claims
9(a)	Third-Party Payor Opioid Claims	Subject to the Non-Notes Master Ballot Solicitation Procedures (as defined in the Disclosure Statement Order), the applicable individual Ballot or Non-Notes Master Ballot for the applicable class, and attached to the Disclosure Statement Order as Exhibits 1.29 through 1.44
9(b)	PI Opioid Claims
9(c)	NAS PI Opioid Claims
9(d)	Hospital Opioid Claims
9(e)	Ratepayer Opioid Claims
9(f)	NAS Monitoring Opioid Claims
9(g)	Emergency Room Physicians Opioid Claims
9(h)	Other Opioid Claims
10	Settled Federal/State Acthar Claims	Class 10 – Settled Federal/State Acthar Claims Ballot, attached tothe Disclosure Statement Order as Exhibit 1.45
Class 10 – Settled Federal/State Acthar Claims Master Ballot,attached to the Disclosure Statement Order as Exhibit 1.46

To be counted as votes to accept or reject the Plan, votes must be submitted on the appropriate ballot (each, a “Ballot”) or master ballot. There are two types of master ballots. First, there is a notes master ballot (the “Notes Master Ballot”) that will be used to solicit votes from Nominees (as defined below) that are the registered holders of notes-related Claims in Classes 3, 4, 5, and 6(d) of the Plan. Second, there is a non-notes master ballot (the “Non- Notes Master Ballot”, together with the Notes Master Ballots, the “Master Ballots”) that will be used to solicit votes from Classes 6(a)-(c) and (e)-(f), 8(a)-(d), 9(a)-(h), and 10 pursuant to the Non-Notes Master Ballot Solicitation Procedures (as defined in the Solicitation Procedures).

3.	Voting Instructions

Under the Plan, Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan. Those Holders may so vote by completing a Ballot or Master Ballot, as applicable, and returning it to the Notice and Claims Agent prior to the Voting Deadline. Each Ballot (other than the Ballots for Opioid Claimants in Classes 8(a)-(d) and Classes 9(a)-(h)) will include an option to affirmatively opt out of the Releases by Non-Debtor Releasing Parties Other than Opioid Claimants contained in Article IX.C of the Plan.

All Holders of Opioid Claims in Voting Classes 8(a)-(d) and 9(a)-(h) shall be entitled to obtain a Solicitation Package (with a Ballot) and vote on the Plan. The dedicated opioid claimant webpage shall contain an online portal(s) whereby Opioid Claimants may request (and immediately obtain) and submit a Ballot.

Where any portion of a single Claim has been transferred to a transferee, all Holders of any portion of such single Claim will be (i) treated as a single creditor for purposes of the numerosity requirements in section 1126(c) of the Bankruptcy Code (and for the other voting and solicitation procedures set forth herein), and (ii) required to vote every portion of such Claim collectively to accept or reject the Plan.

To be counted as votes to accept or reject the Plan, all Ballots or Master Ballots (which will clearly indicate the appropriate return address), as applicable, must be properly executed, completed, dated and delivered by following the instructions set forth on the Ballot or Master Ballot, so that they are actually received on or before the Voting Deadline by the Notice and Claims Agent. If you have any questions on the procedures for voting on the Plan, please call the Notice and Claims Agent at: 877-467-1570 (Toll-Free) (US/Canada); 347-817-4093 (International).

4.	Voting Procedures

THE DISCLOSURE STATEMENT ORDER IS ACCOMPANIED BY A BALLOT OR MASTER BALLOT TO BE USED FOR VOTING TO ACCEPT OR REJECT THE PLAN FOR THOSE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

PLEASE REFER TO THE INSTRUCTIONS ATTACHED TO THE BALLOTS FOR MORE DETAILED INFORMATION REGARDING THE VOTING REQUIREMENTS, RULES AND PROCEDURES APPLICABLE TO VOTING YOUR CLAIM.

If you are a Holder of a Claim in Class 2(b) – 2024 First Lien Term Loan Claims, Class 2(c) – 2025 First Lien Term Loan Claims, Class 3 – First Lien Notes Claims, Class 4 – Second Lien Notes Claims, Class 5

– Guaranteed Unsecured Notes Claims, Class 6(a) - Acthar Claims, Class 6(b) - Generics Price Fixing Claims, Class 6(c) - Asbestos Claims, Class 6(d) - Legacy Unsecured Notes Claims, Class 6(e) - Environmental Claims, Class 6(f) - Other General Unsecured Claims, Class 7 - Trade Claims, Class 8(a) - State Opioid Claims, Class 8(b) – Municipal Opioid Claims, Class 8(c) - Tribe Opioid Claims, Class 8(d) - U.S. Government Opioid Claims, Class 9(a) - Third-Party Payor Opioid Claims, Class 9(b) - PI Opioid Claims, Class 9(c) - NAS PI Opioid Claims, Class 9(d) - Hospital Opioid Claims, Class 9(e) – Ratepayer Opioid Claims, Class 9(f) – NAS Monitoring Opioid Claims, Class 9(g) – Emergency Room Physicians Opioid Claims, Class 9(h) – Other Opioid Claims, or Class 10 - Settled Federal/State Acthar Claims, you may vote to accept or reject the Plan by completing the Ballot, Notes Master Ballot, or Non-Notes Master Ballot, as applicable, and returning it in accordance with the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order, or returning it in the pre-addressed, postage pre-paid return envelopes provided to the Notice and Claims Agent or your Nominee, as applicable, or via the Notice and Claims Agent’s online balloting portal.

If you are entitled to vote to accept or reject the Plan, a Ballot(s) or Master Ballot has been enclosed in your Solicitation Package for the purpose of voting on the Plan. Please vote and return your Ballot(s) or Master Ballot in accordance with the instructions accompanying your Ballot or Master Ballot.

Prior to voting on the Plan, you should carefully review (a) the Plan and the Plan Supplement, (b) this Disclosure Statement, (c) the Disclosure Statement Order and the Solicitation Procedures annexed thereto, the Confirmation Hearing Notice, and (e) the detailed instructions accompanying your Ballot or Master Ballot. These documents contain important information concerning how Claims are classified for voting purposes and how votes will be tabulated. Holders of Claims entitled to vote are also encouraged to review the relevant provisions of the Bankruptcy Code and Bankruptcy Rules and/or consult their own attorney.

Each Ballot and Master Ballot has been coded to reflect the Class of Claims it represents unless it’s a Ballot or Master Ballot for which a Proof of Claim has not been filed. Ballots or Master Ballots for Opioid Claims will not reflect a pre-populated code. In voting to accept or reject the Plan, you must use only the coded

Ballot(s) or Master Ballot(s), if applicable, sent to you with this Disclosure Statement. If you (a) hold Claims in more than one voting Class, or (b) hold multiple Claims within one Class, including if you (i) are the beneficial owner of Claims held under the name of your broker, bank, dealer, or other agent or nominee (each, a “Nominee”) (rather than under your own name) through one or more than one Nominee, (ii) are the beneficial owner of Claims registered in your own name as well as the beneficial owner of Claims registered under the name of your Nominee (rather than under your own name), or (iii) are represented by an attorney and hold Claims in Classes 6(a)-(c) and (e)-(f), 8(a)- (d), 9(a)-(h), and 10, you may receive more than one Ballot or your attorney may receive a Master Ballot to vote on your behalf.

If the Notice and Claims Agent receives more than one timely, properly completed Notes Master Ballot with respect to a single Claim prior to the Voting Deadline, the vote that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the vote recorded on the last timely, properly completed Notes Master Ballot, as determined by the Notice and Claims Agent, received last with respect to such Claim.

If you are a Holder of a Claim who is entitled to vote on the Plan and did not receive a Ballot or Master Ballot, received a damaged Ballot or Master Ballot, or lost your Ballot or Master Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, the Ballot or the Master Ballot, or the procedures for voting on the Plan, please contact the Notice and Claims Agent at the phone numbers or email address listed in section I.D.8 above or your Nominee or attorney.

a.

Voting Procedures with Respect to Holders of Class 3 – First Lien Notes Claims, Class 4 – Second Lien Notes Claims, Class 5 – Guaranteed Unsecured Notes Claims, and Class 6(d) - Legacy Unsecured Notes Claims

The Debtors believe that all Holders of Claims in Class 3 (First Lien Notes Claims), Class 4 (Second Lien Notes Claims), Class 5 (Guaranteed Unsecured Notes Claims), and Class 6(d) - Legacy Unsecured Notes Claims hold their Claims through Nominees. As a result, for votes with respect to such Classes’ Claims to be counted, Class 3, 4, 5, and 6(d) Ballots and Notes Master Ballots must be mailed to the appropriate Nominees at the addresses on the envelopes enclosed with the such Class Ballots and Notes Master Ballots (or otherwise delivered to the appropriate Nominees in accordance with such Nominees’ instructions) so that such Nominees have sufficient time to record the votes of such beneficial owner on a Notes Master Ballot aggregating votes of Beneficial Holders) and return such Notes Master Ballot so it is actually received by the Notice and Claims Agent by the Voting Deadline.

All Notes Master Ballots, in order to be counted, must be properly completed in accordance with the voting instructions on the Notes Master Ballot and actually received from the Nominee no later than the Voting Deadline (i.e., September 3, 2021 at 4:00 p.m. (prevailing Eastern Time)) by the Notice and Claims Agent through one of the following means:

Mail, Courier, or Personal Delivery:	Mallinckrodt plc Ballot Processing, c/o Prime Clerk LLC One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165

Electronic Mail:	Electronic Mail:mallinckrodtinfo@primeclerk.com

Online Upload:	E-Ballot voting platform on Prime Clerk’s website by visiting https://restructuring.primeclerk.com/mallinckrodt, clicking on the “Submit E-Ballot” link, and following the instructions set forth on the website.

Detailed instructions for completing and transmitting the Ballots and Notes Master Ballots are included with the Ballots and Notes Master Ballots, respectively, provided in the Solicitation Package.

b.

Voting Procedures with Respect to Holders of Claims in Classes 6(a) (Acthar Claims); 6(b) (Generics Price Fixing Claims); 6(c) (Asbestos Claims); 6(e) (Environmental Claims); 6(f) (Other General Unsecured Claims); and 10 (Settled Federal/State Acthar Claims)

The Debtors intend to seek approval for an attorney representing Holders of Claims in Classes 6(a)-(c) and (e)-(f) and Class 10 to submit the votes of its clients through the Non-Notes Master Ballot so long as such attorney follows specified procedures set forth in the Solicitation Procedures, the Solicitation Directive Notice and Solicitation Directive attached as Attachment 1, Exhibits 2.1 and 2.2, respectively, to the Disclosure Statement Order. An attorney electing to utilize such procedure will be required to collect and record the votes of its clients through customary and accepted practices, or obtain authority to procedurally cast such clients’ votes. If your attorney has indicated that your vote will be submitted by a Non-Notes Master Ballot, but you prefer to vote by means of an individual Ballot, you may contact the Notice and Claims Agent at (a) 877-467-1570 (Toll-Free) (US/Canada); 347-817-4093 (International); (b) writing to Mallinckrodt plc Ballot Processing, c/o Prime Clerk LLC One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165 or mallinckrodtinfo@primeclerk.com; and/or (c) visiting the Debtors’ restructuring website at: https://restructuring.primeclerk.com/mallinckrodt. The Non-Notes Master Ballot must be delivered pursuant to the instructions set forth on each applicable Non-Notes Master Ballot.

If you are a holder of a Claim in Classes 6(a)-(c) and (e)-(f) or 10 and are represented by an attorney, you may be eligible to have your attorney vote to accept or reject the Plan on your behalf via the Non-Notes Master Ballot Solicitation Method (as defined in the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order). In such case, your attorney will be required to collect and record your vote through customary and accepted practices, or obtain authority to procedurally cast your vote. In the event that your attorney votes to accept or reject the Plan on your behalf via the applicable Non-Notes Master Ballot and you also submit an individual Ballot to accept or reject the Plan, your individual Ballot will control over any duplicate vote on the applicable Non-Notes Master Ballot.

Please carefully review the Disclosure Statement Order and the Solicitation Procedures attached thereto as “Attachment 1,” including the voting procedures identified as the “Non-Notes Master Ballot Solicitation Procedures,” for more details concerning the procedures to vote on the Plan.

c.

Voting Procedures with Respect to Holders of Opioid Claims in Classes 8(a) (State Opioid Claims); 8(b) (Municipal Opioid Claims); 8(c) (Tribe Opioid Claims); 8(d) (U.S. Government Opioid Claims); 9(a) (Third-Party Payor Opioid Claims); 9(b) (PI Opioid Claims); 9(c) (NAS PI Opioid Claims); 9(d) (Hospital Opioid Claims); 9(e) (Other Opioid Claims); 9(f) (NAS Monitoring Opioid Claims); 9(g) (Emergency Room Physicians Opioid Claims); and 9(h) (Other Opioid Claims)

For Holders of Opioid Claims in Classes 8(a)-(d) and 9(a)-(h), please carefully review the Disclosure Statement Order and the Solicitation Procedures attached thereto as “Attachment 1” and the “Notice to Opioid Claimants” attached thereto as Exhibit 4.11 for more details concerning the procedures to vote on the Plan.

Although a majority of the funds in the opioid trusts under the Plan will be used to fund abatement of the opioid crisis, certain Holders of Opioid Claims may be entitled to receive money from one of the opioid trusts established under the Plan. If the Plan is approved by the Bankruptcy Court, Holders of Allowed Opioid Claims will be entitled to assert their Opioid Claims directly against the applicable opioid trust at a later time. Holders of Opioid Claims do NOT need to file an official Proof of Claim form in order to assert their Opioid Claims against any of the opioid trusts. Holders of Opioid Claims will be notified of how to assert their Opioid Claims against one of the opioid trusts at a later date.

All Holders of Opioid Claims in Voting Classes 8(a)-(d) and 9(a)-(h) shall be entitled to obtain a Solicitation Package (with a Ballot) and vote on the Plan. All materials included in the Solicitation Package for Opioid Claimants shall be made available free of charge online at the dedicated opioid claimant webpage.

There are many ways Holders of Opioid Claims in Voting Classes 8(a)-(d) and 9(a)-(h) may cast a vote on the Plan.

First, Holders of Opioid Claims in Classes 8(a)- (d) and 9(a)-(h) may visit the dedicated opioid claimant webpage where there is an online portal whereby Opioid Claimants may request (and immediately obtain) and submit a Ballot to vote on the Plan.

Second, Holders of Opioid Claims in Classes 8(a)-(d) and 9(a)-(h) may also vote on the Plan by following these instructions:

(a)

Contact the Notice and Claims Agent, Prime Clerk LLC, by: (a) calling 877-467-1570 (US/Canada) or 347-817-4093 (International) or (b) writing to (i) Mallinckrodt plc Ballot Processing, c/o Prime Clerk LLC One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165 or (ii) mallinckrodtinfo@primeclerk.com. You should also contact your attorney if you have one.

(b)	Then request from the Notice and Claims Agent (a) a copy of the Plan and Disclosure Statement and (b) an individual Opioid Claims Ballot.

(c)	Carefully review the Plan, the Disclosure Statement, and Ballot (and the instructions on the Ballot). You may wish to consult a lawyer on how your rights, if any, may be affected by the Plan.

(d)	Complete and sign the Ballot according to the instructions on the Ballot. A failure to follow the instructions on the Ballot may result in the vote being disqualified.

(e)

Submit the completed and signed Ballot back to the Notice and Claims Agent so that it is actually received by 4:00 p.m. (prevailing Eastern Time) on September 3, 2021. Ballots received after that time will NOT be counted.

Third, Holders of Opioid Claims in Classes 8(a)-(d) and 9(a)-(h) may authorize their lawyer, if they have one or choose to engage one, to complete and cast their vote on the Plan on their behalf. If a lawyer completes the Ballot on the Opioid Claimant’s behalf, the Opioid Claimant still must sign and certify the Ballot as required by the Ballot’s instructions.

Finally, the Debtors intend to seek approval for an attorney representing Holders of Claims in Classes 8(a)-(d) and 9(a)-(h) to submit the votes of its clients through the Non-Notes Master Ballot so long as such attorney follows specified procedures set forth in the Solicitation Procedures, the Solicitation Directive Notice and Solicitation Directive attached as Attachment 1, Exhibits 2.1 and 2.2, respectively, to the Disclosure Statement Order. An attorney electing to utilize such procedure will be required to collect and record the votes of its clients through customary and accepted practices, or obtain authority to procedurally cast such clients’ votes. If your attorney has indicated that your vote will be submitted by a Non-Notes Master Ballot, but you prefer to vote by means of an individual Ballot, you may contact the Notice and

Claims Agent at (a) 877-467-1570 (Toll-Free) (US/Canada); 347-817-4093 (International); (b) Mallinckrodt plc Ballot Processing, c/o Prime Clerk LLC One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165 or mallinckrodtinfo@primeclerk.com; and/or (c) the Debtors’ restructuring website at: https://restructuring.primeclerk.com/mallinckrodt. The Non-Notes Master Ballot must be delivered pursuant to the instructions set forth on each applicable Non-Notes Master Ballot.

If you are a holder of a Claim in Classes 8(a)-(d) and 9(a)-(h) and are represented by an attorney, you may be eligible to have your attorney vote to accept or reject the Plan on your behalf via the Non-Notes Master Ballot Solicitation Method (as defined in the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order). In such case, your attorney will be required to collect and record your vote through customary and accepted practices, or obtain authority to procedurally cast your vote. In the event that your attorney votes to accept or reject the Plan on your behalf via the applicable Non-Notes Master Ballot and you also submit an individual Ballot to accept or reject the Plan, your individual Ballot will control over any duplicate vote on the applicable Non-Notes Master Ballot.

d.	Voting Procedures with Respect to Holders of Claims in All Other Voting Classes

Voting Holders of Class 2(b) – 2024 First Lien Term Loan Claims, Class 2(c) – 2025 First Lien Term Loan Claims, and Class 7 – Trade Claims, should provide all of the information requested by their Ballots, and should (a) complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot to the Notice and Claims Agent, or (b) submit a Ballot electronically via the E-Ballot voting platform on Prime Clerk’s website by visiting https://restructuring.primeclerk.com/mallinckrodt, clicking on the “Submit E-Ballot” link, and following the instructions set forth on the website.

HOLDERS OF CLAIMS IN VOTING CLASSES THAT ARE PERMITTED TO SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM ARE STRONGLY ENCOURAGED TO DO SO.

5.	Tabulation of Votes

THE FOLLOWING IS IMPORTANT INFORMATION REGARDING VOTING THAT SHOULD BE READ CAREFULLY BY ALL HOLDERS OF CLAIMS IN THE VOTING CLASSES.

•	FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY EXECUTED, COMPLETED, DATED AND DELIVERED SUCH THAT IT IS ACTUALLY RECEIVED ON OR BEFORE THE VOTING DEADLINE BY THE NOTICE AND CLAIMS AGENT.

•

A HOLDER OF A CLAIM MAY CAST ONLY ONE VOTE PER EACH CLAIM SO HELD. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, SUBJECT TO THE NON-NOTES MASTER BALLOT PROCEDURES, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLAIM SUCH EARLIER BALLOTS ARE THEREBY SUPERSEDED AND REVOKED.

•

ANY BALLOT THAT IS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED TOWARD CONFIRMATION OF THE PLAN UNLESS THE DEBTORS, IN CONSULTATION WITH THE SUPPORTING PARTIES, AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS SOLELY FOR EXTENSIONS FOR CLASSES 5, 6, AND 7 AND THE OFFICIAL COMMITTEE OF OPIOID-RELATED CLAIMANTS SOLELY FOR EXTENSIONS FOR CLASSES 8 AND 9, HAVE GRANTED AN EXTENSION OF THE VOTING DEADLINE IN WRITING WITH RESPECT TO SUCH BALLOT.

•	Additionally, the following Ballots Will Not be Counted:

•

any Ballot received after the Voting Deadline unless the Debtors, in consultation with the Supporting Parties, and the Official Committee of Unsecured Creditors solely for extensions for Classes 5, 6, and 7 and the Official Committee of Opioid-Related Claimants solely for extensions for Classes 8 and 9, shall have granted an extension of the Voting Deadline in writing with respect to such Ballot;

•	any Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim;

•	any Ballot cast by or on behalf of a Person or Entity that does not hold a Claim in one of the Voting Classes;

•

any Ballot cast for a Claim that is not listed on the Schedules, or that is scheduled at zero, in an unknown amount, or, in whole or in part, as unliquidated, contingent, or disputed, and for which no proof of claim was timely filed; provided, however, that this specific provision shall not apply to Opioid Claimants;

•

any Ballot that is properly completed, executed and timely filed, but (a) does not indicate an acceptance or rejection of the Plan, (b) indicates both an acceptance and rejection of the Plan, or (c) partially accepts and partially rejects the Plan;

•	any Ballot submitted by facsimile, telecopy or electronic mail (other than the Notice and Claims Agent’s online portal when applicable or the via the MNKvote.com);

•	any unsigned Ballot;

•	any Ballot sent to the Debtors, the Debtors’ agents/representatives (other than the Notice and Claims Agent), or the Debtors’ financial or legal advisors; or

•

any Ballot not cast in accordance with the procedures approved in the Disclosure Statement Order, Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order, or Solicitation Directive attached as Exhibit 2.2 to the Disclosure Statement Order, if applicable.

All Holders of Claims and Interests are advised to read the Disclosure Statement Order and all attachments thereto, including the Solicitation Procedures attached as Attachment 1 to the Disclosure Statement Order, which sets forth in greater detail the information disclosed in this section I.E of this Disclosure Statement.

F.	Confirmation of the Plan

1.	The Confirmation Hearing

The Confirmation Hearing will take place on September 21, 2021 at 10:00 a.m. (prevailing Eastern Time) before the Honorable John T. Dorsey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street North, 3rd Floor, Wilmington, DE 19801,

and such hearing shall be conducted either by teleconference or videoconference via Zoom. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

2.	The Deadline for Objecting to Confirmation of the Plan

The Plan Objection Deadline is September 3, 2021 at 4:00 p.m. (prevailing Eastern Time). Any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name and address of the objecting party and the nature of the Claim or Equity Interest of such Entity; (iv) state with particularity the legal and factual bases and nature of any objection to the Plan; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Plan Objection Deadline by the parties set forth below (the “Notice Parties”).

(a) Counsel to the Debtors, Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020 (Attn: George Davis (George.Davis@lw.com), George Klidonas (George.Klidonas@lw.com), Anupama Yerramalli (Anu.Yerramalli@lw.com), and Andrew Sorkin (Andrew.Sorkin@lw.com)), Latham & Watkins LLP, 355 South Grand Avenue, Suite 100, Los Angeles, California 90071 (Attn: Jeffrey Bjork (Jeff.Bjork@lw.com)), Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611 (Attn: Jason Gott (Jason.Gott@lw.com)), and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19801 (Attn: Mark D. Collins (collins@rlf.com) and Michael J. Merchant (merchant@rlf.com));

(b) Counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 (Attn: Andrew N. Rosenberg (arosenberg@paulweiss.com), Alice Belisle Eaton (aeaton@paulweiss.com), Claudia R. Tobler (ctobler@paulweiss.com), and Neal Paul Donnelly (ndonnelly@paulweiss.com)), and Landis Rath & Cobb LLP, 919 Market Street, Suite 1800, Wilmington, Delaware 19801 (Attn: Richard S. Cobb (cobb@lrclaw.com)), co-counsel for the ad hoc group of holders of the Debtors’ unsecured notes;

(c) Counsel to the Governmental Plaintiff Ad Hoc Committee, Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas, New York, New York 10036 (Attn: Kenneth H. Eckstein (keckstein@kramerlevin.com) and Daniel M. Eggermann (deggermann@kramerlevin.com)), Brown Rudnick LLP Seven Times Square New York, New York 10019 (Attn: David J. Molton (dmolton@brownrudnick.com) and Steven D. Pohl (spohl@brownrudnick.com)), and Gilbert LLP 700

Pennsylvania Ave., SE, Suite 400, Washington, D.C. 20003 (Attn: Scott D. Gilbert (gilberts@gilbertlegal.com) and Kami E. Quinn (quinnk@gilbertlegal.com));

(d) Counsel to the MSGE Group, Caplin & Drysdale, Chartered, One Thomas Circle, NW, Suite 1100, Washington D.C. 20005 (Attn: Kevin C. Maclay (kmaclay@capdale.com), Todd E. Phillips (tphillips@capdale.com), and Ann Weber Langley (alangley @capdale.com));

(e) Counsel to the Ad Hoc First Lien Term Lender Group, Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (Attn: Scott J. Greenberg (sgreenberg@gibsondunn.com) and Michael J. Cohen (mcohen@gibsondunn.com)), and Troutman Pepper Hamilton Sanders LLP Hercules Plaza, Suite 5100, 1313 N. Market Street, P.O. Box 1709, Wilmington, Delaware 19899-1709 (Attn: David M. Fournier (david.fournier@troutman.com) and Kenneth A. Listwak (ken.listwak@troutman.com));

(f) The Office of the U.S. Trustee, 844 King Street, Suite 2207, Wilmington, Delaware 19801 (Attn: Jane M. Leamy (Jane.M.Leamy@usdoj.gov)); and

(g) Counsel to the Official Committee of Unsecured Creditors, Cooley LLP; 1299 Pennsylvania Avenue, NW, Washington D.C. 20004 (Attn: Cullen D. Speckhart (cspeckhart@cooley.com)), Cooley LLP, 55 Hudson Yards, New York, New York 10001 (Attn: Cathy Hershcopf (chershcopf@cooley.com), Michael Klein (mklein@cooley.com), and Lauren A. Reichardt (lreichardt@cooley.com), and Robinson & Cole LLP, 1201 N. Market Street, Suite 1406, Wilmington, Delaware 19801 (Attn: Natalie D. Ramsey (nramsey@rc.com) and Jamie L. Edmonson (jedmonson@rc.com));

(h) Counsel to the Future Claims Representative, Young Conaway Stargatt & Taylor, LLP; Rodney Square, 1000 North King Street, Wilmington, DE 19801 (Attn: James L. Patton, Jr. (jpatton@ycst.com)) and Frankel Wyron LLP; 2101 L St., NW, Suite 800, Washington, DC 20037 (Attn: Richard Wyron (rwyron@frankelwyron.com); and

(i) Counsel to the Official Committee of Opioid Related Claimants, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 (Attn: Arik Preis (apreis@akingump.com), Mitchell P. Hurley (mhurley@akingump.com), and Sara L. Brauner (sbrauner@akingump.com)) and Cole Schotz P.C., 500 Delaware Avenue, Suite 1410, Wilmington, Delaware 19801 (Attn: Justin R. Alberto (jalberto@coleschotz.com)).

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.

3.	\Effect of Confirmation of the Plan

Article IX of the Plan contains certain provisions relating to (a) the compromise and settlement of Claims, (b) the release of the Released Parties by the Debtors and certain Holders of Claims, and each of their respective Related Persons, and (c) exculpation of certain parties. It is important to read such provisions carefully so that you understand the implications of these provisions with respect to your Claim such that you may cast your vote accordingly.

THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN

G.	The Plan Releases

The Plan contains two separate, non-overlapping releases that will bind certain holders of Claims and Interests. Various parties have asserted that the Plan is unconfirmable because of its release provisions, but the Debtors believe these provisions comply fully with applicable law. The following summary of those provisions is subject in all respects to the Plan itself.

Article IX.C of the Plan provides that the Non-Debtor Releasing Parties will be deemed to have released the Released Parties from Claims and Causes of Action relating to the Debtors and their restructuring and Chapter 11 Cases, among other things. The Released Parties include, without limitation, the Debtors, the Reorganized Debtors, the Non-Debtor Affiliates, their directors, officers, employees, and advisors, the parties to the Restructuring Support Agreement, the Debtors’ secured lenders and noteholders, the Opioid MDT II and the Opioid Creditor Trusts, and their respective, advisors and representatives.

The Debtors’ position is that this “third party release” is consensual under prevailing practice in the Bankruptcy Court because applicable Holders of Claims and Interests, other than those that are Unimpaired under the Plan, have the ability to “opt out” of the release by timely submitting an opt out election. This structural element of the Plan, combined with the Debtors’ anticipated solicitation and noticing process, justify deeming any applicable Holder of a Claim or Interest to have consented to the release. For the avoidance of doubt, the Debtors also believe the “third party release” is justified as a non-consensual release under applicable legal precedent.

Importantly, Article IX.C of the Plan does not apply to Holders of Opioid Claims in their capacity as such. Instead, such Holders, in that capacity, are subject to Article IX.D of the Plan, which provides for a non-consensual release of the Protected Parties from any Claims and Causes of Action relating to the Debtors and their restructuring and Chapter 11 Cases, among other things. The Protected Parties include, without limitation, the Debtors, the Reorganized Debtors, the Non-Debtor Affiliates, and their directors, officers, employees, and advisors; but the Protected Parties generally do not include any third party lenders or other creditors.

The Debtors’ position is that this “opioid claimant release” is justified as non-consensual under applicable legal precedent and as a further effectuating mechanism for the Channeling Injunction of Opioid Claims to the Opioid MDT II and the Opioid Creditor Trusts, which is provided under Article IX.G of the Plan. These Chapter 11 Cases are the first ever reorganization of a defendant in the nationwide opioid litigation that will not come to be owned by opioid claimant trusts, and which involves secured and unsecured funded debt and material, non-opioid businesses. The unprecedented circumstances of these cases and of the opioid abuse epidemic, as well as the substantial contributions to the Debtors’ restructuring made by the Protected Parties, will be demonstrated by the Debtors at the Confirmation Hearing in support of the Plan.

Finally, the Released Parties also would be released from any Claims and Causes of Action held by the Estates under the Plan. The Debtors, through independent board members and counsel, are conducting two separate diligence processes—one for Specialty Generics and one for all the other Debtors—to evaluate whether granting those releases by implementing the Plan is consistent with the Debtors’ fiduciary duties. The Specialty Generics process is being conducted by the independent directors of Specialty Generics, Sherman Edmiston and Marc Beilinson, with their counsel Katten Muchin Rosenman LLP and financial advisor PJT Partners, and the second process is being conducted by two independent directors of Mallinckrodt plc, Anne Whitaker and Paul Carter, with the assistance of the Debtors’ counsel, Latham & Watkins LLP and Richards Layton & Finger, P.A., and the Debtors’ restructuring advisors AlixPartners LLP. Importantly, if any board of any Debtor determines that these releases, as currently constructed, would not be consistent with such Debtor’s or such board’s fiduciary duties, the Restructuring Support Agreement can be terminated by the Debtors’ board. Please see section IV.P of this Disclosure Statement titled “The Debtors’ Diligence Related to the Plan Releases” for more information regarding these diligence processes.

Additionally, from and after the Effective Date, Security Holders who have not validly opted out of the third party release under the Plan will be barred from proceeding with Claims against any Released Party, regardless of the extent of available insurance coverage. From and after the Effective Date, Security Holders will be barred from proceeding with claims against the Debtors, regardless of the extent of available insurance coverage.

All Holders of Claims and Interests are advised to read the Article IX of the Plan which sets forth in greater detail the information disclosed in this section I.G of this Disclosure Statement.

H.	Consummation of the Plan

It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article VIII of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.

I.	Risk Factors

Prior to deciding whether and how to vote on the Plan, each Holder of a Claim in a Voting Class should consider carefully all of the information in this Disclosure Statement, including the Risk Factors described in Section IX herein titled, “Risk Factors to Consider Before Voting.”

II.

BACKGROUND TO THE CHAPTER 11 CASES

A.	The Debtors’ Corporate Structure

Prior to our filing for Chapter 11, our ordinary shares were traded on the NYSE under the ticker symbol “MNK.” On October 13, 2020, the NYSE filed a Form 25 with the SEC to delist the ordinary shares, $0.20 par value, of the registrant from the NYSE. The delisting became effective October 26, 2020. The deregistration of the ordinary shares under Section 12(b) of the Exchange Act became effective on January 11, 2021, at which point the ordinary shares were deemed registered under Section 12(g) of the Exchange Act. The registrant’s ordinary shares began trading on the OTC Pink Marketplace on October 13, 2020 under the symbol “MNKKQ.”

The subsidiaries of Mallinckrodt plc are divided into two business segments: (a) Specialty Brands and (b) Specialty Generics. The two businesses are fundamentally distinct and are operated accordingly. The segments share limited corporate services and insurance coverage, are combined for U.S. tax reporting purposes (in returns filed by Debtor MEH, Inc.), and use some of the same physical facilities, all on documented, market-based terms. But beyond these aspects, any other business overlap (such as common vendor relationships) is de minimis. Each of Specialty Brands and Specialty Generics has its own management team directing core decision-making and driving their respective successes, as well as separate boards of directors or managers (as applicable), including different independent board members for Mallinckrodt plc and for the Specialty Generics Debtors.

A detailed organizational chart, including all the Debtors and Non-Debtor Affiliates, is attached hereto as Exhibit C. The following is a simplified version to depict the legal and operating structure as relevant to the Debtors, with blue boxes depicting Debtor entities and white boxes depicting Non-Debtor Affiliates:16

[16]

This simplified version is illustrative and does not purport to depict every legal entity or corporate relationship between entities, and is subject to further updates by the Debtors as changes are made to the Debtors’ corporate structure. The chart in Exhibit C to this Disclosure Statement is a complete and accurate version.

B.	The Debtors’ Business Operations

1.	Business Segments

As described above, Mallinckrodt is split into two separate business segments – Specialty Brands and Specialty Generics – operated by different sets of legal entities. For the fiscal year ended December 25, 2020, Specialty Brands accounted for $2,059.6 million in net sales, while Specialty Generics accounted for $689.8 million.

a.	Specialty Brands

Specialty Brands is owned and operated by the Debtors and certain foreign Non-Debtor Affiliates and focuses on autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology, as well as immunotherapy and neonatal respiratory critical care therapies and non-opioid analgesics.

Specialty Brands currently produces, markets, and sells the following branded products, among others:

•

Acthar, an injectable drug approved by the FDA for use in 19 indications, including, among others, monotherapy for the treatment of infantile spasms in infants and children under 2 years of age. The currently approved indications of Acthar are not subject to patent or other exclusivity;

•

INOmax, an inhaled gas delivered by a proprietary delivery device, which is a pulmonary vasodilator marketed as part of the INOmax Total Care Package, which includes the drug product, drug-delivery device, technical and clinical assistance, 24/7/365 customer service, emergency supply and delivery and on-site training;

•	Ofirmev, a proprietary intravenous formulation of acetaminophen, a non-opioid analgesic used for post-operative pain management;

•

Therakos, a global leader in autologous immunotherapy delivered through extracorporeal photopheresis (“ECP”), provided by a proprietary medical device and related consumables, providing the only integrated ECP system in the world; and

•	Amitiza, a global leader in the branded constipation market.

Specialty Brands’ revenues from its branded products are as follows:

Specialty Brands Net Sales FY 20

Product	Net Sales (in millions)
Acthar Gel	$767.9
INOmax	574.1
Ofirmev	276.5
Therakos	238.6
Amitiza	188.8
Other	13.7

Total	$2,059.6

b.	Specialty Generics

Specialty Generics offers a portfolio of over twenty specialty generic product families, most of which are controlled substances regulated by the DEA. Altogether, Specialty Generics operates one of the largest controlled substance pharmaceutical businesses in the U.S., offering generic products for pain management, substance abuse disorders, and attention deficit hyperactivity disorder (ADHD), as well as active pharmaceutical ingredients (“APIs”) used by other pharmaceutical manufacturers to produce finished dosage pharmaceutical products. Notably, it is the only producer of the API for acetaminophen in the North American and European regions.

Specialty Generics’ revenues are well-diversified, with roughly half of its revenue coming from APIs, and the other half from finished dosage pharmaceutical products:

Specialty Generics Net Sales FY 20

Product	Net Sales (in millions)
Acetaminophen API	$213.0
Hydrocodone (API) and hydrocodone-	$98.0
containing tablets (finished dosage)
Oxycodone (API) and oxycodone-	$68.4
containing tablets (finished dosage)
Other Controlled Substances[17]	$289.9
Other	$20.5

Total	$689.8

[17]	The net sales of the opioid medication, Methadose, is included in Other Controlled Substances.

2.	Research and Development

The Debtors devote significant resources to research and development (“R&D”).

a.	Specialty Brands

Specialty Brands’ R&D investments center on building a diverse, durable portfolio of innovative therapies that provide value to patients, physicians and payers. This strategy focuses on growth, including pipeline opportunities related to early—and late- stage development products to meet the needs of underserved patient populations, where the Specialty Brands Debtors execute on the development process and perform clinical trials to pursue regulatory approval of new products.

Within Specialty Brands’ pipeline are innovative products that, if approved, will give more patients suffering from difficult-to-treat and often overlooked conditions better treatment options. This includes StrataGraft®, an investigative regenerative skin tissue therapy developed as a biologic and in partnership with BARDA through Project BioShield, that is used for the treatment of severe burns and may reduce the need for autografting in certain patients. StrataGraft is among the first products to be designated as a Regenerative Medicine Advanced Therapy by the FDA under the provisions of the 21st Century Cures Act, and in August the FDA accepted our Biologics License Application (“BLA”) for review.

The Debtors also hold an equity investment in Silence Therapeutics as part of a collaboration to develop and commercialize novel RNA interference (RNAi) therapeutics for the treatment of serious diseases, including autoimmune diseases.

Specialty Brands’ significant investment in R&D is paving the way for the future of the business, with multiple products in various stages of development, which the Debtors believe will provide long-term organic growth and diversification.

b.	Specialty Generics

Specialty Generics’ R&D objective is to use their proven development, formulation, and material characterization capabilities to develop hard-to-manufacture complex generic pharmaceuticals with difficult-to-replicate characteristics, such as their release, absorption, or metabolism profiles (among other things). In particular, the Specialty Generics Debtors are developing a number of non-opioid and non-controlled substance complex generic pharmaceutical products, some of which will take advantage of their API and drug product manufacturing capabilities and expertise.

C.	The Debtors’ Prepetition Capital Structure

As of the Petition Date, the Debtors had funded debt outstanding of approximately $5.283 billion. The following table summarizes the Debtors’ that prepetition indebtedness and capital structure:

Governing Document	Facility/Issuance	Borrower/Issuer	Outstanding Principal as of the Petition Date
Credit Agreement	Revolving Credit Facility maturing February 2022	Mallinckrodt CB LLC	$900,000,000.00
	Term Loan due September 2024	Mallinckrodt International Finance S.A.	$1,505,211,683.76
	Term Loan due February 2025		$399,488,946.81
First Lien Notes Indenture	10.000%% First Lien Senior Secured Notes due April 2025	Mallinckrodt CB LLC Mallinckrodt International Finance S.A.	$495,032,000.00
Second Lien Notes Indenture	10.000% Second Lien Senior Secured Notes due April 2025	Mallinckrodt CB LLC Mallinckrodt International Finance S.A.	$322,868,000.00
2013 Notes Indenture	4.750% Senior Notes due April 2023	Mallinckrodt International Finance S.A.	$133,657,000.00
2014 Notes Indenture	5.75% Senior Notes due August 2022	Mallinckrodt CB LLC Mallinckrodt International Finance S.A.	$610,304,000.00
April 2015 Notes Indenture	5.500% Senior Notes due April 2025	Mallinckrodt CB LLC Mallinckrodt International Finance S.A.	$387,207,000.00
September 2015 Notes Indenture	5.625% Senior Notes due October 2023	Mallinckrodt CB LLC Mallinckrodt International Finance S.A.	$514,673,000.00
Legacy Debentures Indenture	9.50% Debentures due May 2022	Ludlow LLC	$10,388,000.00
	8.00% Debentures due March 2023	Ludlow LLC	$4,450,000.00

1.	Revolving Credit Facility and Term Loans

Debtor Mallinckrodt plc, as parent, Debtors Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as borrowers, Deutsche Bank AG New York Branch, as administrative agent (the “Agent”), and the lenders party thereto (the “Secured Lenders” and, together with the Agent, the “First Lien Secured Parties”), are parties to that certain Credit Agreement, dated as of March 19, 2014, as amended by Incremental Assumption Agreement No. 1, dated August 14, 2014, Refinancing Amendment No. 1 and Incremental Assumption Agreement No. 2, dated August 28, 2015, Refinancing Amendment No. 2 and Incremental Assumption Agreement No. 3, dated February 28, 2017, and Incremental Assumption Agreement no. 4, dated February 13, 2018, and Amendment, dated as of February 21, 2018 (as further modified, amended, or supplemented from time to time, the “Credit Agreement”). The Credit Agreement provides three separate credit facilities: (a) a revolving credit facility maturing in 2022, (b) a term loan due 2024, and (c) a term loan due 2025. As of the Petition Date, the aggregate outstanding principal of (a) the revolving credit facility was $900,000,000.00, (b) the term loan due 2024 was $1,505,211,683.76, and (c) the term loan due 2025 was $399,488,946.81.

In connection with the Credit Agreement, each of the Debtors (other than Mallinckrodt Group S.à r.l. and Mallinckrodt Canada ULC) and the non-Debtor guarantors party thereto provided an unconditional guaranty of all obligations under the Credit Agreement, and entered into security documents providing for first-priority liens on substantially all assets, including all accounts, chattel paper, cash and deposit accounts, documents, equipment, fixtures, general intangibles (including, without limitation, all intellectual property), instruments, inventory, investment property, letters of credit and letter of credit rights, commercial tort claims, books and records, customer lists, credit files, programs, printouts and other computer materials and records pertaining to foregoing, as well as all proceeds, supporting obligations and products of any and all of the foregoing.

2.	First Lien Notes

In connection with a private exchange for Mallinckrodt’s then-outstanding unsecured notes due April 2020 consummated in April 2020 (the “2020 Private Exchange”), Debtors Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC issued $495,032,000.00 in aggregate principal amount of 10.000% First Lien Senior Secured Notes due 2025 pursuant to that certain Indenture, dated as of April 7, 2020 (as modified, amended, or supplemented from time to time, the “First Lien Notes Indenture”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as trustee (the “First Lien Trustee”), and Deutsche Bank AG New York Branch, as collateral agent. The 2020 Private Exchange resulted in the exchange of approximately $495 million of the 4.875% Senior Notes due 2020 for approximately $495 million of new 10.00% First Lien Senior Secured Notes due 2025.

In connection with the First Lien Notes Indenture, each of the Debtors (other than Mallinckrodt Holdings GmbH, Mallinckrodt Group S.à r.l., and Mallinckrodt Canada ULC) and the non-Debtor guarantors party thereto provided an unconditional guaranty of all obligations under the First Lien Notes Indenture and entered into security documents providing for first-priority liens on substantially the same collateral as secures the obligations under the Credit Agreement. As of the Petition Date, the aggregate outstanding principal of the 10.000% First Lien Senior Secured Notes due 2025 was $495,032,000.00.

3.	Second Lien Notes

In connection with an exchange offer for Mallinckrodt’s outstanding unsecured notes consummated in December 2019 (the “2019 Exchange Offer”), Debtors Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC issued $322,868,000.00 in aggregate principal amount of 10.000% Second Lien Senior Secured Notes due 2025 pursuant to that certain Indenture, dated as of December 6, 2019 (as modified, amended, or supplemented from time to time, the “Second Lien Notes Indenture”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, and Wilmington Savings Fund Society, FSB, as trustee (the “Second Lien Trustee”) and collateral agent. The 2019 Exchange Offer resulted in the exchange of $83.2 million of the 4.875% Senior Notes due 2020, $52.9 million of the 5.75% Senior Notes due 2022, $216.4 million of the 4.750% Senior Notes due 2023, $144.7 million of the 5.625% Senior Notes due 2023, and $208.9 million of the 5.500% Senior Notes due 2025 for $322.9 million of 10.000% Second Lien Senior Secured Notes due 2025.

In connection with the Second Lien Notes Indenture, each of the Debtors (other than Mallinckrodt Holdings GmbH, Mallinckrodt Group S.à r.l. and Mallinckrodt Canada ULC) and the non-Debtor guarantors party thereto provided an unconditional guaranty of all obligations under the Second Lien Notes Indenture and entered into security documents providing for second-priority liens on substantially the same collateral as secures the obligations under the Credit Agreement. As of the Petition Date, the aggregate outstanding principal of the 10.000% Second Lien Senior Secured Notes due 2025 was $322,868,000.00.

4.	2013 Notes Indenture

In April 2013, Debtor Mallinckrodt International Finance S.A. issued (a) $300,000,000.00 in aggregate principal amount of 3.500% Senior Notes due 2018, which, for the avoidance of doubt, have been fully redeemed, and (b) $600,000,000.00 in aggregate principal amount of 4.750% Senior Notes due 2023 pursuant to that certain Indenture, dated as of April 11, 2013, as amended by that certain Supplemental Indenture, dated as of June 28, 2013 (as further modified, amended, or supplemented from time to time, the “2013 Notes Indenture”) by and among Mallinckrodt International Finance S.A., as issuer, Debtor Mallinckrodt plc (in replacement of Covidien International Finance S.A.), as guarantor, and Deutsche Bank Trust Company Americas, as trustee. No other Debtors are guarantors of the 4.750% Senior Notes due 2023. As of the Petition Date, the aggregate outstanding principal of the 4.750% Senior Notes due 2023 was $133,657,000.00.

5.	2014 Notes Indenture

In August 2014, Debtors Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC issued $900,000,000.00 in aggregate principal amount of 5.75% Senior Notes due 2022 pursuant to that certain Indenture, dated as of August 13, 2014 (as modified, amended, or supplemented from time to time, the “2014 Notes Indenture”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, and Deutsche Bank Trust Company Americas, as trustee. Each of the Debtors (other than Mallinckrodt Group S.à r.l. and Mallinckrodt Canada ULC) and the non-Debtor guarantors party thereto provided, jointly and severally, on an unsecured, unsubordinated basis, a guaranty of all obligations under the 2014 Notes Indenture. As of the Petition Date, the aggregate outstanding principal of the 5.75% Senior Notes due 2022 was $610,304,000.00.

6.	April 2015 Notes Indenture

In April 2015, Debtors Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC issued (a) $700,000,000.00 in aggregate principal amount of 4.875% Senior Notes due 2020 and (b) $700,000,000.00 in aggregate principal amount of 5.500% Senior Notes due 2025 pursuant to that certain Indenture, dated as of April 15, 2015 (as modified, amended, or supplemented from time to time, the “April 2015 Notes Indenture”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, and Deutsche Bank Trust Company Americas, as trustee. Each of the Debtors (other than Mallinckrodt Group S.à r.l. and Mallinckrodt Canada ULC) and the non-Debtor guarantors party thereto provided, jointly and severally, on an unsecured, unsubordinated basis, a guaranty of all obligations under the April 2015 Notes Indenture. As part of the 2019 Exchange Offer and the 2020 Private Exchange, the 4.875% Senior Notes due 2020 were exchanged for Second Lien Notes, First Lien Notes, or paid in full, and as a result there are no outstanding 4.875% Senior Notes due 2020. As of the Petition Date, the aggregate outstanding principal of the 5.500% Senior Notes due 2025 was $387,207,000.00.

7.	September 2015 Notes Indenture

In September 2015, Debtors Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC issued $750,000,000 in aggregate principal amount of 5.625% Senior Notes due 2023 pursuant to that certain Indenture, dated as of September 24, 2015 (as modified, amended, or supplemented from time to time, the “September 2015 Notes Indenture”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, and Deutsche Bank Trust Company Americas, as trustee. Each of the Debtors (other than Mallinckrodt Group S.à r.l. and Mallinckrodt Canada ULC) and the non-Debtor guarantors party thereto provided, jointly and severally, on an unsecured, unsubordinated basis, a guaranty of all obligations under the September 2015 Notes Indenture. As of the Petition Date, the aggregate outstanding principal of the 5.625% Senior Notes due 2023 was $514,673,000.00.

8.	Legacy Debentures

In April 1992, Tyco Laboratories, a predecessor to Debtor Ludlow LLC issued $200,000,000.00 in aggregate principal amount of 9.50% Debentures due 2022 pursuant to that certain Indenture, dated as of April 30, 1992 (as modified, amended, or supplemented from time to time, the “Legacy Debentures Indenture”), with Security Pacific National Trust Company (New York), as trustee, and that certain First Supplemental Indenture, also dated April 30, 1992, with Security Pacific National Trust Company (New York). As of the Petition Date, the aggregate outstanding principal of the 9.50% Debentures due May 2022 was $10,388,000.00.

In March 1993, the same predecessor to Debtor Ludlow LLC issued $50,000,000.00 in aggregate principal amount of 8.00% Debentures due 2023 pursuant to the Legacy Debentures Indenture and a Second Supplemental Indenture, dated as of March 8, 1993, with BankAmerica National Trust Company (successor by merger to Security Pacific National Trust Company (New York)), as trustee. As of the Petition Date, the aggregate outstanding principal of the 8.00% Debentures due March 2023 was $4,450,000.00.

III.

KEY EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

A.	The Opioid Litigations

Over the three years prior to the Petition Date, certain of the Debtors and their ultimate parent Debtor Mallinckrodt plc have been involved in 3,034 cases in 50 states and Puerto Rico filed against the Debtors—with 2,785 cases in federal court and 249 cases in state court as of October 7, 2020— concerning the production and sales of its opioid products. The federal cases have been, and continue to be, largely consolidated into a multi-district litigation in Cleveland, Ohio—In re National Prescription Opiate Litigation, MDL No. 2804 (the “MDL”) . But the cases in state court proliferated and progressed with alarming speed, as depicted in the graphic below. Prior to the Petition Date, state court judges had set various schedules for litigating different causes of action involving different discovery and different plaintiffs. As a result, prior to the Petition Date, Mallinckrodt was fighting lawsuits in 136 different state courts, with 8 trial dates scheduled or expected to begin within the year after the Petition Date in state or federal forums. Until the Petition Date, new litigation against the Debtors continued to be filed weekly.

Plaintiffs bringing the lawsuits include U.S. states, counties, cities, towns and other governmental persons or entities, Native American tribes, third -party payers, hospitals, health systems, unions, health and welfare funds, individuals, and others. The lawsuits assert a variety of claims, including, but not limited to, public nuisance, negligence, civil conspiracy, fraud, violations of the Racketeer Influenced and Corrupt Organizations Act or similar state laws, violations of state Controlled Substances Acts or state False Claims Acts, product liability, consumer fraud, unfair or deceptive trade practices, false advertising, insurance fraud, unjust enrichment and other common law and statutory claims arising from the manufacturing, distribution, marketing and promotion of opioids. Generally, the plaintiffs seek restitution, damages, including punitive damages and penalties, abatement, injunctive and other relief, and attorneys’ fees and costs.

B.	The Opioid Settlement Negotiations and Summary of Terms

For more than two years, Mallinckrodt engaged in settlement discussions with numerous States Attorneys General, as well as the court-appointed plaintiffs’ executive committee in the national opioid MDL (“Plaintiffs’ Executive Committee”). In August 2019, Mallinckrodt engaged directly with the plaintiffs in two “Track One” bellwether trials that were scheduled in the multidistrict litigation in October 2019. After several weeks of discussions, Mallinckrodt and those two plaintiffs—two counties in northern Ohio—agreed to settle the suits for cash payment in the amount of $24 million and contribution of generic products, including addiction treatment products, worth $6 million.

Mallinckrodt then engaged in months of intensive discussions with a committee of counsel from the Plaintiffs’ Executive Committee, as well as certain State Attorneys General. Discussions were fruitful from the start, and Debtor Mallinckrodt plc and certain of the Specialty Generics Debtors agreed to pay for professionals (subject to reasonable terms) to advise the plaintiffs’ negotiating committee in settlement negotiations with Mallinckrodt.

In February 2020, the Specialty Generics Debtors, Debtor Mallinckrodt plc, and the plaintiff committee announced they had finally reached the core economic terms of a settlement (the “Opioid Settlement”). In addition to establishing global economic terms for payment of all outstanding opioid-related liabilities, the Opioid Settlement accomplishes a second critical objective: it establishes certain agreed go-forward operational parameters for the Debtors’ opioid business, largely codifying previously established practices and procedures, compliance with which will dramatically reduce the risk to that business going forward.

After agreeing to the Opioid Settlement in early 2020, the Debtors began to prepare a chapter 11 strategy through which the Opioid Settlement would become binding on all opioid claimants. As part of this effort and to facilitate the implementation of the Opioid Settlement through a chapter 11 plan structure, the Debtors entered into an engagement letter with Roger Frankel of Frankel Wyron LLP on February 24, 2020 to serve as a proposed future claims representative (the “FCR”) to represent the interests of individuals who may in the future assert opioid-related claims against the Debtors.18 The FCR retained multiple advisors, including counsel, an investment banker, a claims estimator, special litigation counsel, and a medical advisor (collectively, the “FCR Advisors”). Together with the FCR Advisors, the FCR initiated an extensive diligence process into the Debtors’ businesses and the pending opioid litigations, subject to confidentiality agreements.

However, events that occurred in the Spring of 2020 – including adverse events in certain Specialty Brands-related litigations (described in section C below), the financial impact of the emergent COVID-19 pandemic, and the termination of negotiations around a potential recapitalization transaction – made clear that the Debtors needed to address their capital structure more broadly, including potentially seeking protection under chapter 11 of the Bankruptcy Code. Ultimately, the Debtors determined that the most value-maximizing path forward was a chapter 11 filing of both of the Debtors’ business divisions, Specialty Brands and Specialty Generics.

Following their determination to file both the Specialty Brands and Specialty Generics business divisions, the Debtors engaged in hard fought, multi-party negotiations within the context of a comprehensive restructuring of the Debtors with the plaintiff negotiating committee comprised of the Plaintiffs’ Executive Committee and certain State Attorneys General, as well as the Guaranteed Unsecured Notes Ad Hoc Group, who collectively hold over 84% of the Debtors’ fulcrum funded debt securities. These negotiations culminated in the proposed restructuring embodied in the Restructuring Support Agreement and included a revised Opioid Settlement that largely adhered to the terms of the February 2020 agreement in principle.

The principal terms of the revised Opioid Settlement contained in the Restructuring Support Agreement are as follows:

•	The Plan will provide for the establishment of the Opioid MDT II, which will receive the following “Opioid MDT II Consideration”:

•	cash in the amount of $450,000,000;

•	the New Opioid Warrants;

•

the right to receive cash payments (the “Deferred Cash Payments”) in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Plan Effective Date; and (b) $150,000,000 on each of the third through seventh anniversaries of the Plan Effective Date; provided, that at any time prior to the first anniversary of the Plan Effective Date, the Reorganized Debtors shall have the right to prepay, in full or in part, the Deferred Cash Payments, at a price equal to the

[18]

As described in more detail in this Disclosure Statement, on March 16, 2021, the Bankruptcy Court appointed Roger Frankel as the FCR for the purposes of permitting him to participate in an ongoing mediation over the allocation of the Opioid MDT II assets. The Debtors’ motion for the appointment of the FCR on a permanent basis remains pending.

present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (x)(i) the present value of the Deferred Cash Payments at the prepayment date plus (ii) $450,000,000 to equal (y)(i) the present value of the payments under the Original Payments Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payments Schedule), discounted at a discount rate of 12% per annum, plus (ii) $300,000,000 (such option, the “Prepayment Option”); provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) be funded solely from the net proceeds of an equity raise by the Reorganized Debtors; and (y) prepay Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the seventh anniversary of the Plan Effective Date;

•	the Assigned Third-Party Claims; and

•

the Assigned Insurance Rights, which includes Additional Insurance Rights, remains subject to discussion among the Supporting Parties and the Debtors in accordance with the Restructuring Support Agreement.

•

All Opioid Claims will be assumed by the Opioid MDT II, the respective Opioid Creditor Trusts, and the Ratepayer Account (as applicable), and be discharged, released, and enjoined as to the Debtors and the other Released Parties.

•

As of the Plan Effective Date, Mallinckrodt’s liability for all Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to and assumed by the Opioid MDT II, the respective Opioid Creditor Trusts, and the Ratepayer Account (as applicable).

•	Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents and the Opioid Creditor Trust Documents (as applicable).

•

The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid MDT II, the Opioid Creditor Trusts or the Ratepayer Account (as applicable), and solely in accordance with the Opioid MDT II Documents, and the Opioid Creditor Trust Documents (as applicable) and each such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party.

•

The Plan and the Confirmation Order will contain (a) a release by holders of Opioid Claims and an injunction channeling all Opioid Claims against the Protected Parties to the Opioid MDT II, the Opioid Creditor Trusts, and the Ratepayer Account (as applicable).

•

The Debtors shall seek entry of an injunctive order to be effective on the Petition Date, defining the manner in which the Debtors’ opioid business may be lawfully operated by the Debtors or any successors thereto on a going-forward basis during the pendency of the Chapter 11 Cases. The Confirmation Order will extend the Opioid Operating Injunction to govern the Reorganized Debtors’ operations after the Plan Effective Date.

The recoveries to Holders of Opioid Claims and other terms set forth in the Opioid Settlement term sheet are the result of months of hard-fought negotiations. The Debtors believe these terms are well within the range of reasonableness applicable to settlements under Bankruptcy Rule 9019. Furthermore, the terms are justified by the potential amount and nature of the Opioid Claims, their corresponding entitlements, potential Avoidance Actions relating to the Specialty Generics Debtors, and the terms of the Plan itself, which release and channel Opioid Claims away from all of the Debtors and Non-Debtor Affiliates, including Specialty Brands Debtors and non-Debtors.

Settlement payments relating to the Opioid Settlement and the Plan’s treatment of Opioid Claims will generally be funded from balance sheet cash and cash from operations, subject to the Debtors’ right to exercise the Prepayment Option with proceeds of an equity raise and to the Debtors’ right generally to prepay any amounts with the proceeds of a capital raise.

C.	Litigation

1.	Acthar Related Litigations

As of the Petition Date, the Specialty Brands Debtors faced more than 25 litigations and government investigations, which exposed the Debtors to over $15 billion in aggregate alleged potential damages. The majority of these litigations are related to Acthar® Gel (“Acthar”), and of that group, among the most publicized cases are the declaratory judgement action in the United States District Court for the District of Columbia (now on appeal to the United States Court of Appeals for the District of Columbia Circuit) and the False Claims Act action in the United States District Court for the District of Massachusetts based on the same fact pattern but asserting treble damages, which could be crippling to the Debtors. These two actions related to the calculation of rebates that the Debtors pay to state Medicaid programs. Since 2016, Debtor Mallinckrodt ARD LLC (“ARD”) and the Centers for Medicare & Medicaid Services of the United States Department of Health and Human Services (“CMS”) have been in a dispute regarding the appropriate base date Average Manufacturer Price (a “Base Date AMP”) for Acthar, which is used in the calculation of rebates.

In 2016, CMS notified ARD that it believed Acthar was not eligible for the Base Date AMP in use since 2013, which CMS had, in two separate written communications (including communications to predecessors to ARD), previously authorized in connection with Acthar’s use in treating infantile spasms. In May 2019, CMS notified ARD that unless it updated the Base Date AMP for Acthar within 14 days, it would be declared “out of compliance” with the Drug Data Reporting for Medicaid system, forcing ARD to file a complaint in the United States District Court for the District of Columbia seeking injunctive relief and a determination that CMS’s changed position was unlawful (the “CMS Action”). That suit led ultimately to a summary judgment against ARD in March 2020, which ARD timely appealed.

Further, in March 2020, the Department of Justice (the “DOJ”) intervened in a qui tam lawsuit under the False Claims Act filed in 2018 against ARD in the United States District Court for the District of Massachusetts (the “FCA Action”),19 accusing Mallinckrodt of knowingly using an incorrect Base Date AMP for Acthar. Mallinckrodt disputes the DOJ’s allegations and believes it has strong defenses, but because of the False Claims Act’s provision for treble punitive damages, the Debtors are exposed to a potential judgment that could result in more than $1.9 billion in liabilities.

2.	Other Litigations

In addition to the CMS Action and the FCA Action, the Debtors are involved in an additional False Claims Act litigation, multiple putative class actions, private actions, and securities litigations, including:

[19]	The FCA Action is United States of America et al. ex rel. Landolt v. Mallinckrodt Pharmaceuticals Inc., No. 18-11931-PBS (D. Mass.).

•

ARD is a defendant in another qui tam False Claims Act litigation in the Eastern District of Pennsylvania, in which the DOJ has intervened, relating to Acthar payments made through charitable foundations;[20]

•

ARD is a defendant in multiple private actions and putative class actions brought on behalf of public and private payers related to the pricing of Acthar. The plaintiffs in these cases allege, among other things, that Debtors Mallinckrodt plc and ARD engaged in (a) anti-competitive acts, (b) violations of consumer protection laws and unfair trade practices, and (c) unjust enrichment (the “Prepetition Acthar Actions”).[21] All Prepetition Acthar Actions are stayed indefinitely against the Debtors pursuant to Bankruptcy Code Section 362, and all Prepetition Acthar Actions are stayed as against co-defendants Express Scripts, Inc. and its affiliates for at least 270 days from November 25, 2021, pursuant to this Court’s order under Bankruptcy Code Section 105.

•	Mallinckrodt plc is a defendant in multiple securities class actions and derivative litigations alleging, among other things, false and misleading statements related to Acthar;[22] and

•

Mallinckrodt Inc. has been named as a defendant in several private putative class actions filed against dozens of pharmaceutical companies alleging antitrust violations with respect to generic pharmaceutical pricing that have been consolidated in a multi-district litigation in the Eastern District of Pennsylvania.[23] In addition, Mallinckrodt Inc., Mallinckrodt LLC, and Mallinckrodt plc have been named as defendants in a government lawsuit brought nearly 50 states alleging antitrust violations related to generic pharmaceutical pricing as well in the District of Connecticut (collectively, the “Generics Price Fixing Actions”).

D.	The Federal/State Acthar Settlement Agreement

Simultaneous with ongoing negotiations with opioid plaintiffs and multiple groups of lenders and noteholders, the Debtors actively engaged with the DOJ to try to settle ARD’s Acthar-related liabilities in connection with the CMS Action and beyond. Starting in late spring of 2020, these discussions included providing the DOJ with considerable financial diligence and several rounds of offers and counteroffers.

In September 2020, the Debtors reached an agreement in principle with the DOJ, contingent upon a chapter 11 filing by Mallinckrodt plc, to resolve most Acthar-related claims and investigations of the federal government against the Debtors (the “Acthar Settlement”), including certain of the matters described above.24 The terms of the agreement in principle were set forth in the Restructuring Support Agreement. As described in the Restructuring Support Agreement, the terms of the settlement will be effectuated through the Debtors’ Plan. The deal, in short, calls for the Debtors to make cash payments in eight installments, beginning on the Plan’s Effective Date and on each of the first seven anniversaries thereof, totaling $260,000,000, to the DOJ and various states. In return, the Debtors will be released by the relevant governmental agencies for these Acthar-related claims.

[20]	This case is United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC, Case No. 12-175-BMS (E.D. Penn.)
[21]

The Prepetition Acthar Actions include, among others, City of Rockford v. Mallinckrodt ARD, Inc., et al.(N.D. Ill.); MSP Recovery Claims, Series II, LLC, et al. v. Mallinckrodt ARD, Inc., et al. (N.D. Ill.); Humana Inc. v. Mallinckrodt ARD LLC, et al. (C.D. Calif.); Acument Global Technologies, Inc., v. Mallinckrodt ARD Inc., et al. (Tenn. Cir. Ct.); Int’l Union of Operating Engineers Local 542 v. Mallinckrodt ARD Inc., et al. (Pa. Ct. Common Pleas); United Association of Plumbers & Pipefitters Local 322 of Southern New Jersey v. Mallinckrodt ARD, LLC, et al. (D. N.J.); Steamfitters Local Union No. 420 v. Mallinckrodt ARD, LLC, et al. (E.D. Pa.); and City of Marietta v. Mallinckrodt ARD LLC (N.D. Ga.).

[22]	These cases are Shenk v. Mallinckrodt Plc, et al. (D.D.C); Strougo v. Mallinckrodt Plc, et al. (D.N.J.); Solomon v. Mallinckrodt Plc, et al. (D.D.C.); and Brandhorst v. Mark Trudeau, et al. (D.D.C.)
[23]	These cases are consolidated in the MDL captioned as In re: Generic Pharmaceuticals Pricing Antitrust MDL, 16-MD-2724 (E.D. Pa.).
[24]

Specifically, the Debtors and the United States (including CMS and DOJ) reached a settlement in principle with respect to two Acthar related qui tam litigations: United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Pa.) and United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.),and all related matters.

The Debtors’ negotiations with CMS and the DOJ lasted several months, and the settlement reached was the product of those hard-fought negotiations. The Debtors believe the settlement satisfies applicable standards under Bankruptcy Rule 9019 and section 1129 of the Bankruptcy Code because the governmental creditors that hold the settled claims are uniquely situated from any of the Debtors’ other creditors, and also serve as the Company’s regulators. After the March 2020 summary judgment against ARD in favor of CMS, the Debtors’ obligations for back-rebates owed to various state Medicaid agencies were calculated to be approximately $ 650 million, and the DOJ thereafter intervened in a False Claims Act suit that would have trebled those damages, resulting in as much as approximately $1.95 billion in claims for the state and federal governments.

In addition to the DOJ, twenty-six states, Washington, D.C. and Puerto Rico filed a complaint-in-intervention in the FCA Action asserting Medicaid back-rebate related claims arising from the sale of Acthar. In these Chapter 11 Cases, each of the 50 states, Washington, D.C. and Puerto Rico (collectively, the “Acthar Settling States”), filed Proofs of Claim in the aggregate amount of approximately $1.95 billion based on the alleged back-rebates. Like the DOJ’s back-rebate claims, the Acthar Settling States’ claims are the subject of an “agreement in principle” described in the Restructuring Support Agreement, which sets forth the economic terms of the agreement, as set forth in Schedule 2 to the Restructuring Support Agreement (i.e., the Plan Term Sheet). The Debtors and the Acthar Settling States (through the Ad Hoc Committee of Government Entities Holding Medicaid Rebate Claims which the Acthar Settling States formed for this purpose), are currently engaged in good faith negotiations to memorialize a definitive agreement to which the parties may agree. For the avoidance of doubt, the Debtors’ agreement with the DOJ regarding back-rebate claims is separate from the agreement the Debtors are negotiating with the States, and any agreement between the DOJ and the Debtors does not bind the States. Nothing in the Plan and the Disclosure Statement, as amended, should be deemed in any way to be inconsistent with this paragraph and the Federal/State Acthar Settlement Agreements shall govern in the event of any inconsistency. All rights of the Acthar Settling States to object to the Plan, either individually or through the Ad Hoc Committee of Governmental Entities Holding Medicaid Rebate Claims, are fully reserved, including, without limitation, on the meaning and applicability of the Restructuring Support Agreement.

The Debtors will demonstrate at Confirmation that the Plan and the Acthar Settlement do not result in unfair discrimination against General Unsecured Creditors.

Settlement payments relating to the Acthar Settlement and the Settled Federal/State Acthar Claims will generally be funded from balance sheet cash and cash from operations in the amounts and at the dates set forth in the Plan.

E.	The Restructuring Support Agreement

As it became clear that the Debtors would need to pursue a whole-company chapter 11, the Debtors opened discussions with the Ad Hoc First Lien Term Lender Group, an ad hoc group of Holders of First Lien Revolving Facility Claims, and an ad hoc group of Holders of Guaranteed Unsecured Notes Claims in an effort to address near-term maturities and to set an appropriate and sustainable capital structure for the Reorganized Debtors. The Debtors spent considerable time and effort responding to diligence requests from all parties involved, as well as conducting extensive, multifaceted discussions. In the end, while not all the Debtors’ creditor groups are party to the Restructuring Support Agreement, the Debtors and the ad hoc group of Holders of Guaranteed Unsecured Notes Claims were able to reach an agreement on the terms of a financial restructuring, which is memorialized in the Restructuring Support Agreement and the terms of which are reflected in the Plan. The Opioid Settlement and the Acthar Settlement are also included as part of the Restructuring Support Agreement and the terms of which are reflected in the Plan.

As of the Petition Date, the Restructuring Support Agreement was signed by the Debtors; unsecured noteholders holding more than 84 percent of the Guaranteed Unsecured Notes Claims; 50 Attorneys General of states, Washington, D.C., and U.S. territories with respect to their opioid claims; and the members of the Plaintiffs’ Executive Committee, who will recommend that the more than 1,000 plaintiffs they represent in the MDL support the Opioid Settlement and the Restructuring Support Agreement. After the Petition Date, the MSGE Group, including more than 1,300 governmental opioid claimants, and the Supporting Term Lenders (as detailed below) joined the Restructuring Support Agreement.

The agreements reflected in the Supporting Term Lenders Joinder Agreement are the product of extensive negotiations among the Debtors and Supporting Parties regarding several complex disputes related to the allowance of various components of the First Lien Term Loan Claims (including the rate of postpetition interest and issues related to principal repayments due under the First Lien Credit Agreement) and the treatment of such Claims under the Plan, particularly whether such Claims could be reinstated under the Bankruptcy Code. These agreements comprise an integrated and non-severable compromise and settlement of these several disputes, which compromise and settlement is reflected in the Plan and certain orders of the Bankruptcy Court, is fair and reasonable, and falls well above the lowest point in the range of reasonableness.

Specifically, as provided for in Article IV.S of the Plan and pursuant to the negotiated terms of the Restructuring Support Agreement, on the Effective Date, the Reorganized Debtors agreed to pay the Noteholder Consent Fee and the Term Loan Exit Payment. The Debtors’ paying the Term Loan Exit Payment and Noteholder Consent Fee is justified as a sound business judgment of the Debtors, in light of such payment being a condition to the support of the applicable Supporting Parties for the Plan and the Restructuring Transactions and to Consummation of the Plan. Failure to make such payments would jeopardize the Debtors’ ability to effectuate the Plan and emerge from these Chapter 11 Cases. Moreover, the Term Loan Exit Payment is the product of an integrated settlement of multiple disputes with respect to the First Lien Term Loan Claims and the entitlements of the First Lien Term Lenders, which were the subject of litigation in the Chapter 11 Cases. Recognizing that payment of the Term Loan Exit Payment is necessary to preserve such settlement and the corresponding estate benefits reflected in the Supporting Term Lenders Joinder Agreement, the Debtors sought the Bankruptcy Court’s approval of the Term Loan Exit Payment and certain other relief, and the Bankruptcy Court granted such relief pursuant to the Order (I) Modifying Cash Collateral Order With Respect To Adequate Protection Terms, (II) Permitting The Debtors To Pay Certain Amounts, And (III) Granting Related Relief [Docket No. 2021].

1.	The DOJ/CMS/States Settlement

CMS, the Debtors, the DOJ, and the Acthar Settling States agreed in principle to the material economic terms of a settlement agreement in connection with the Federal/State Acthar Settlement, to be incorporated into the Plan and to be documented in the Federal/State Acthar Settlement Agreements, which remains subject to continued good faith negotiations. Under the settlement in principle, in full and final satisfaction of all claims at issue in connection with the Federal/State Acthar Settlement, the United States of America and the Acthar Settling States agreed to accept cash payments totaling $260 million in the aggregate in accordance with the below schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

Payment Date	Payment Amount
Plan Effective Date	$15,000,000
First Anniversary of Plan Effective Date	$15,000,000
Second Anniversary of Plan Effective Date	$20,000,000
Third Anniversary of Plan Effective Date	$20,000,000
Fourth Anniversary of Plan Effective Date	$32,500,000
Fifth Anniversary of Plan Effective Date	$32,500,000
Sixth Anniversary of Plan Effective Date	$62,500,000
Seventh Anniversary of Plan Effective Date	$62,500,000

2.	The Management Incentive Plan

As part of the good- faith hard fought negotiations of the Restructuring Support Agreement, the Debtors and the Supporting Parties also agreed on the provision of the Management Incentive Plan. The Management Incentive Plan is an integral part of the Chapter 11 Plan and is necessary to the success of the Reorganized Debtors and, by extension, the completion of the distributions and structured payments contemplated by the Plan. The Debtors operate, and the Reorganized Debtors will operate, in the highly competitive biopharmaceutical industry, where standard practice is for officer compensation to include significant proportions of equity awards and equity-based incentives, which will be reflected in the Management Incentive Plan. Failure to provide for the Management Incentive Plan would, therefore, jeopardize the Reorganized Debtors’ ability to attract, retain, and incentivize talented management personnel for the go-forward business. Moreover, the Management Incentive Plan most directly affects the recovery of the Holders of Guaranteed Unsecured Notes Claims, who are otherwise receiving all or nearly all of the New Mallinckrodt Ordinary Shares on the Effective Date. A substantial majority of those Holders are Supporting Parties (i.e. , parties to the Restructuring Support Agreement) and, therefore, support the Management Incentive Plan contemplated by the Plan.

F.	Prepetition Retention Payments

The Debtors’ management team’s immediate goal prior to filing the Chapter 11 Cases was to maintain stability with their workforce, vendors, customers and distributors.

On September 1, 2020, the below referenced named executive officers (“NEOs”) of the Debtors entered into award agreements issued pursuant to the 2020/2021 executive retention bonus program (“2020/2021 ERBP”) for cash-based retention bonus awards. The Human Resources and Compensation Committee of the Debtors’ Board of Directors (the “HRCC”), following extensive consultation with their compensation and legal advisors, approved the 2020/2021 ERBP, including the cash retention bonuses made thereunder (each, a “Retention Bonus”) and a form of retention bonus agreement (the “Retention Bonus Agreement”). The full Board approved Mr. Mark Trudeau’s Retention Bonus. The Retention Bonus amounts reflect each named executive officer’s base salary multiplied by 1.5.

The 2020/2021 ERBP was implemented to demonstrate the Debtors’ support for its employees, including certain members of the management team. The Retention Bonuses enabled the Debtors to retain and motivate certain executives through the volatile and uncertain environment affecting the Debtors’ business. The Retention Bonuses under the 2020/2021 ERBP were paid on September 3, 2020 and are subject to the executive’s obligation to repay the net after-tax bonus in the event that he resigns, retires, voluntarily terminates employment or is terminated by the Debtors for cause prior to the earlier of (x) May 15, 2022, and (y) the date the Debtors emerge from bankruptcy. The aggregate amount of the Retention Bonuses paid to the NEOs was approximately $ 5.2 million. The Retention Bonuses received by the Debtors’ executive officers are set forth in the table below.

Name	Title	Retention Bonus
Mark Trudeau	President and Chief Executive Officer	$1,575,000
Mark Casey	Executive Vice President, Chief Legal Officer	$900,000
Hugh O’Neill	Executive Vice President, Chief Commercial Officer	$930,000
Bryan Reasons	Executive Vice President, Chief Financial Officer	$900,000
Steven Romano	M.D., Executive Vice President, Chief Scientific Officer	$930,000

The Retention Bonuses were announced in the Debtors’ Current Report on Form 8-K, filed with the SEC on September 8, 2020. The Debtors do not believe any of the foregoing transactions constitute a fraudulent conveyance, preference, or would otherwise be subject to avoidance under the Bankruptcy Code.

G.	Retention of the Debtors’ Advisors

The Debtors have needed to engage various advisors in connection with the Opioid Litigations (and the MDL), the Opioid Settlement, the Specialty Brands litigations, the Acthar Settlement, the Restructuring Support Agreement, and these Chapter 11 Cases. Specifically, the Debtors’ primary professional advisors include (a) AlixPartners LLP (“AlixPartners”), restructuring consultant and financial advisor to the Debtors; (b) Latham & Watkins LLP (“Latham”), legal co-counsel to the Debtors; (c) Richards, Layton & Finger, P.A. (“RLF”), legal co-counsel to the Debtors; (d) Wachtell, Lipton, Rosen and Katz (“Wachtell”), legal co-counsel to the Debtors; (e) Ropes & Gray LLP (“Ropes”), special litigation counsel to the Debtors; (f) Guggenheim Securities, LLC (“Guggenheim Securities”), investment banker to the Debtors; (g) Prime Clerk LLC (“Prime Clerk”), claims and noticing agent to the Debtors; (h) Hogan Lovells US LLP (“Hogan Lovells”), as special counsel to the Debtors; and (i) Arnold & Porter Kaye Scholer LLP (“A&P”), as special counsel to the Debtors related to regulatory, antitrust and litigation matters. All of the aforementioned advisors have been retained in these Chapter 11 Cases, as set forth in Section IV below.

H.	The Specialty Generics Independent Directors

Further, on August 30, 2019, certain boards of directors of the Specialty Generics Debtors, acting by unanimous written consent in lieu of a special meeting, appointed Marc Beilinson and Sherman Edmiston III as disinterested managers (the “Disinterested Managers”) of the Specialty Generics Debtors. The Disinterested Managers were subsequently appointed to additional boards of directors of the Specialty Generics Debtors. On December 17, 2019, the Disinterested Managers engaged legal counsel, Katten Muchin Rosenman LLP (“Katten”), to render legal services at the direction of the Disinterested Managers.

In connection with ongoing restructuring efforts, the boards of directors of the Specialty Generics Debtors delegated certain authority to the Disinterested Managers pursuant to certain resolutions adopted via unanimous written consent in lieu of a special meeting, dated February 27, 2020 (the “Delegating Resolutions”). Pursuant to the Delegating Resolutions, the boards of directors of the Specialty Generics Debtors delegated to the Disinterested Managers certain rights, authority and powers in connection with reviewing and acting upon any matter arising in or related to, among other things, intercompany balances, intercompany agreements and intercompany transactions between the Specialty Generics Debtors and affiliates (collectively, the “Intercompany Matters”).

On November 2, 2020, the Debtors filed the Debtors’ Application For Entry Of An Order Authorizing The Employment And Retention Of Katten Muchin Rosenman LLP As Counsel To The Specialty Generics Debtors, At The Sole Direction Of The Disinterested Managers, Effective Nunc Pro Tunc To The Petition Date [Docket No. 381] (the “Katten Retention Application”). Pursuant to the Katten Retention Application, the Specialty Generics Debtors determined that the retention of independent counsel, acting at the sole direction of the Disinterested Managers, was necessary to the Disinterested Managers fulfilling their fiduciary duties in these Chapter 11 Cases, including with respect to investigating and assessing the Intercompany Matters, and that the employment of Katten would be in the best interest of the Specialty Generics Debtors’ estates.

On November 19, 2020, the Bankruptcy Court entered the Order Granting Debtors’ Application For Entry Of An Order Authorizing The Employment And Retention Of Katten Muchin Rosenman LLP As Counsel To The Specialty Generics Debtors, At The Sole Direction Of The Disinterested Managers, Effective Nunc Pro Tunc To The Petition Date [Docket No. 561] approving the Disinterested Directors’ engagement of Katten.

IV.

EVENTS DURING THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

After the execution of the Restructuring Support Agreement, also on October 12, 2020, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors continue managing their operations in the ordinary course pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B.	First Day Motions

On the Petition Date, the Debtors filed multiple motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course (the “First Day Motions”). Such relief was aimed at ensuring a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitating a smooth reorganization through the chapter 11 process, and minimizing disruptions to the Debtors’ businesses. The Bankruptcy Court granted substantially all of the relief requested in the First Day Motions and entered various orders authorizing the Debtors to, among other things:

•	Continue paying employee wages and benefits and processing workers’ compensation claims [Docket No. 510];

•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms [Docket No. 552];

•	Continue insurance programs [Docket No. 509];

•	Continue the Debtors’ customer programs [Docket No. 460];

•	Pay certain prepetition taxes and fees [Docket No. 463];

•	Pay certain critical vendors and foreign vendors [Docket Nos. 465 and 468];

•	Pay certain lien claimants [Docket No. 466];

•	Establish procedures for transferring equity [Docket No. 469];

•	Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service [Docket No. 467]; and

•	Use cash collateral [Docket No. 586].

C.	Injunctive Motions

On the Petition Date, the Debtors also filed a complaint and motion for injunctive relief pursuant to 11 U.S.C. § 105 seeking relief in respect of certain prepetition proceedings commenced against the Debtors [Docket No. 2 in Adv. Pro. No. 20-50850] (the “Voluntary Injunction Motion”). Subsequently, on October 21, 2020, the Debtors filed an Amended Complaint and Supplemental Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105, seeking relief in respect of certain prepetition proceedings commenced against third parties inextricably bound to the Debtors [Docket No. 16 in Adv. Pro. No. 20-50850]. On November 23, 2020, the Bankruptcy Court granted both motions, entering 270- day injunctions staying government plaintiffs and certain other plaintiffs from pursuing claims against the Debtors and certain non-debtor parties [Docket No. 164 in Adv. Pro. No. 20-50850].

D.	Procedural Motions

The Debtors have filed and received approval of various motions regarding procedural issues common to other chapter 11 cases of similar size and complexity, including approval of a motion for entry of an order establishing procedures for the interim compensation and reimbursement of expenses of professionals [Docket No. 770], a motion for entry of an order extending the time for the Debtors to file their schedules and statements until December 24, 2020 [Docket No. 461] and a motion for entry of an order authorizing the Debtors to employ professionals used in the ordinary course of business [Docket No. 474].

E.	Appointment of Unsecured Creditors’ Committee

On October 27, 2020, the Official Committee of Unsecured Creditors (the “UCC”) was appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases [Docket No. 306]. The members of the UCC originally were: New PharmaTop LP, Acument Global Technologies, Inc., Commodore Bowens, Jr., as Administrator for Estate of Commodore Bownes, U.S. Bank Trust National Association, and AFSCME District Council 47 Health and Welfare Fund. New PharmaTop LP subsequently resigned from the UCC after its claim was paid in full in connection with the Debtors’ assumption of its executory contract as part of the IP Restructuring (described further below). The UCC has retained Cooley LLP and Robinson & Cole LLP, as co-counsel, Alvarez & Marsal and Dundon Advisers LLC as co-financial advisors.

F.	Appointment of Opioid Claimants’ Committee

On October 27, 2020, the Official Committee of Opioid Related Claimants (the “OCC”) was appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases [Docket No. 308]. The members of the OCC are: Garrett Hade, Lyda Haag, Kathy Strain, Brendan Berthold, Life Point Health System, Blue Cross and Blue Shield Association, Michael Masiowski, M.D, The Chicago Board of Education is an “ex officio” member of the OCC. The OCC has retained Cole Schotz P.C. and Akin Gump Strauss Hauer & Feld LLP, as co-counsel, Cassels Brock & Blackwell Retention as Canadian counsel, Jefferies LLC, as investment banker, and Province, Inc. as financial advisor.

G.	Bar Date Motion

On October 20, 2020, the Debtors filed a motion seeking entry of an order establishing deadlines to file proofs of claim in the Chapter 11 Cases and approval of related procedures. On November 30, 2020, the Bankruptcy Court entered an order [Docket No. 667] (the “Bar Date Order”) establishing certain deadlines for the filing of proofs of claim in the Chapter 11 Cases. By the Bar Date Order, the Bankruptcy Court established February 16, 2021 at 5:00 p.m., prevailing Eastern Time (the “General Bar Date”) as the general deadline for all Entities other than Governmental Units to file proofs of claim in the Chapter 11 Cases for all claims other than Opioid Claims against the Debtors that arose or are deemed to have arisen prior to the Petition Date, including, but not limited to, secured claims, priority claims, asbestos-related claims, and claims arising under section 503(b)(9) of the Bankruptcy Code (each such claim, a “General Claim”), except as otherwise provided in the Bar Date Order. By the Bar Date Order, the Court also established April 12, 2021 at 5:00 p.m., prevailing Eastern Time (the “Governmental Bar Date”) as the general deadline for all Governmental Units to file proofs of claim in the Chapter 11 Cases for all claims other than Opioid Claims against the Debtors that arose or are deemed to have arisen prior to the Petition Date, except as otherwise provided in the Bar Date Order. No deadline to file Opioid Claims has been set by the Bankruptcy Court.

In addition to the General Bar Date and Governmental Bar Date described above, any Entity asserting claims arising from or relating to the Debtors’ rejection of an executory contract or unexpired lease pursuant to an order of the Bankruptcy Court that is entered prior to confirmation of a plan of reorganization in the Chapter 11 Cases is required to file a proof of claim on or before the later of: (a) the General Bar Date; and (b) 5:00 p.m., prevailing Eastern Time, on the date that is 30 days after the effective date of rejection of such executory contract or unexpired lease. Further, as described in the Bar Date Order, if the Debtors amend or modify schedule D, E, or F of the schedules of assets and liabilities and statements of financial affairs filed in the Chapter 11 Cases to reduce the undisputed, non-contingent and liquidated amount or to change the nature or classification of any General Claim against the Debtors, the affected claimant may file a timely proof of claim or amend any previously filed proof of claim in respect of the amended scheduled claim on or before the later of (a) the General Bar Date or (b) 30 days after the date that notice of the applicable amendment to the schedules of assets and liabilities and statements of financial affairs is served on the affected claimant.

H.	Approval of Certain Intercompany Restructuring Transactions

On November 2, 2020, the Debtors filed the Motion of Debtors for Order Authorizing Intercompany Restructuring Transactions [Docket No. 385] requesting authority to implement certain intercompany restructuring transactions relating to certain intellectual property of the Specialty Brands business. Following substantial negotiations with the Debtors’ major creditor constituencies, the Court entered an order approving this motion on November 25, 2020 [Docket No. 633]. Thereafter, on December 24, 2020, the transactions contemplated by this motion and order were consummated.

I.	The Debtors’ Professional Advisor Retentions

The Debtors’ primary professional advisors include the following:

•

On October 12, 2020, the Debtors filed the Debtors’ Application For Entry Of An Order Authorizing The Retention And Appointment Of Prime Clerk LLC As Claims And Noticing Agent For The Debtors [Docket No. 19] (the “Prime Clerk 156(c) Retention Application”). On October 14, 2020, the Bankruptcy Court entered an Order Authorizing The Retention And Appointment Of Prime Clerk LLC As Claims And Noticing Agent For The Debtors thereby approving the Prime Clerk 156(c) Retention Application [Docket No. 219]. On November 2, 2020, the Debtors filed the Debtors’ Application For Entry Of An Order Authorizing The Retention And Employment Of Prime Clerk LLC As Administrative Advisor Nunc Pro Tunc To The Petition Date [Docket No. 378] (the “Prime Clerk Retention Application”). On November 19, 2020, the Bankruptcy Court entered an order approving the Prime Clerk Retention Application [Docket No. 563].

•

On November 2, 2020, the Debtors filed the Application Of Debtors To Employ And Retain Richards, Layton & Finger, P.A. As Co-Counsel To The Debtors, Nunc Pro Tunc To The Petition Date [Docket No. 379] (the “RLF Retention Application”). On November 19, 2020, the Bankruptcy Court entered an order approving the RLF Retention Application [Docket No. 564].

•

On November 2, 2020, the Debtors filed Application Of Debtors For Entry Of An Order Authorizing The Employment And Retention Of Alixpartners, LLP As Financial Advisor For The Debtors Nunc Pro Tunc To The Petition Date [Docket No. 371] (the “AlixPartners Retention Application”). On November 19, 2020, the Bankruptcy Court entered an order approving the AlixPartners Retention Application [Docket No. 560].

•

On November 2, 2020, the Debtors filed the Debtors’ Application For Entry Of An Order Authorizing The Employment And Retention Of Latham & Watkins LLP As Bankruptcy Counsel Nunc Pro Tunc To The Petition Date [Docket No. 384] (the “Latham Retention Application”). On November 23, 2020, the Bankruptcy Court entered an order approving the Latham Retention Application [Docket No. 618].

•

On November 2, 2020, the Debtors filed the Debtors’ Application For Entry Of An Order Authorizing The Retention And Employment Of Wachtell, Lipton, Rosen & Katz As Co-Counsel For The Debtors And Debtors In Possession Effective As Of The Petition Date [Docket No. 382] (the “Wachtell Retention Application”). On November 23, 2020, the Bankruptcy Court entered an order approving the Wachtell Retention Application [Docket No. 619].

•

On November 2, 2020, the Debtors filed the Debtors’ Application For Entry Of An Order Authorizing The Retention And Employment Of Ropes & Gray LLP As Special Litigation Counsel To The Debtors Effective As Of The Petition Date [Docket No. 380] (the “Ropes Retention Application”). On November 23, 2020, the Bankruptcy Court entered an order approving the Ropes Retention Application [Docket No. 617].

•

On November 2, 2020, the Debtors filed the Debtors’ Application For Entry Of An Order, Pursuant To Sections 327(a) And 328(a) Of The Bankruptcy Code, Authorizing The Retention And Employment Of Guggenheim Securities, LLC As Investment Banker For The Debtors And Debtors-In-Possession Effective As Of The Petition Date, And Modifying Certain Time-Keeping Requirements [Docket No. 383] (the “Guggenheim Securities Retention Application”). On January 11, 2021, the Debtors filed the Supplemental Declaration of Brendan Hayes in Support of the Debtors’ Application to Employ Guggenheim Securities as Investment Banker effective as of the Petition Date [Docket No. 1124]. On January 12, 2021, the Bankruptcy Court entered an order approving the Guggenheim Securities Retention Application [Docket No. 1142].

•

On November 11, 2020, the Debtors filed the Application Of Debtors For Authority To Retain And Employ Hogan Lovells US LLP As Special Counsel To The Debtors Nunc Pro Tunc To The Petition Date [Docket No. 478] (the “Hogan Lovells Retention Application”). On December 7, 2020, the Bankruptcy Court entered an order approving the Hogan Lovells Retention Application [Docket No. 738].

•

On January 21, 2021, the Debtors filed the Application Of Debtors To Employ And Retain Arnold & Porter Kaye Scholer LLP As Special Counsel To The Debtors, Nunc Pro Tunc To The Petition Date [Docket No. 1196] (the “A&P Retention Application”). On February 16, 2021, the Bankruptcy Court entered an order approving the A&P Retention Application [Docket No. 1394].

J.	The Voluntary Injunction and Appointment of the Monitor

Pursuant to the terms of the Restructuring Support Agreement, the Debtors agreed to seek entry of an injunctive order to be effective on the Petition Date, defining the manner in which the Debtors’ opioid business may be lawfully operated by the Debtors or any successors thereto on a going-forward basis during the pendency of the Chapter 11 Cases. Specifically, the Restructuring Support Agreement required the Debtors within one week after the Petition Date to file with the Bankruptcy Court a motion seeking to impose a voluntary injunction on the Debtors to enjoin them from engaging in certain conduct related to the manufacture, marketing, sale, and distribution of opioids effective as of the Petition Date (the “Voluntary Injunction”). Further, the Restructuring Support Agreement requires that the Confirmation Order (or a separate order of the Bankruptcy Court) extend the Voluntary Injunction to govern the Reorganized Debtors’ operations after the Effective Date. The Debtors engaged in negotiations over the terms of the Voluntary Injunction with the Supporting Governmental Opioid Claimants ( i.e., the 50 U.S. states and territories that became parties to the Restructuring Support Agreement) and also consulted with the Supporting Unsecured Noteholders regarding same. As such, pursuant to the Voluntary Injunction Motion filed on the Petition Date, the Debtors also voluntarily requested the Bankruptcy Court to subject certain Debtors, namely, Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGx LLC (collectively, the “VI-Specific Debtors”) to the terms of the Voluntary Injunction.

On January 8, 2021, the Bankruptcy Court entered the Order Granting Certain Debtors’ Motion For Injunctive Relief Pursuant To 11 U.S.C. § 105 With Respect To The Voluntary Injunction [Docket No. 196 in Adv. Pro. No. 20-50850] (the “Voluntary Injunction Order”) binding the VI-Specific Debtors to the terms of the Voluntary Injunction. Specifically, the Voluntary Injunction provides, among other things and in pertinent part, that the VI-Specific Debtors shall not engage in the promotion of opioids or opioid products, including but not limited to, by:

•

employing or contracting with sales representatives or other persons to promote opioids or opioid products to health care providers or patients or to persons that influence or determine the opioid products included in formularies; (b) using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for promotion of opioids or opioid products;

•	sponsoring, or otherwise providing financial support or in-kind support to medical education programs relating to opioids or opioid products;

•

creating, sponsoring, operating, controlling, or otherwise providing financial support or in-kind support to any website, network, and/or social or other media account for the promotion of opioids or opioid products;

•

creating, sponsoring, distributing, or otherwise providing financial support or in-kind support for materials promoting opioids or opioid products, including but not limited to brochures, newsletters, pamphlets, journals, books, and guides;

•

creating, sponsoring, or otherwise providing financial support or in-kind support for advertisements that promote opioids or opioid products, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

•

engaging in internet search engine optimization or other techniques designed to promote opioids or opioid products by improving rankings or making content appear among the top results in an internet search or otherwise be more visible or more accessible to the public on the internet.

Please refer to Annex I of the Voluntary Injunction Order for more details of the terms of the Voluntary Injunction.

Pursuant to section VI of the Voluntary Injunction, the VI-Specific Debtors were required to retain an outside, independent individual to evaluate and monitor their compliance with the Voluntary Injunction, who will serve at the cost and expense of the VI-Specific Debtors (the “Monitor”). Further, section VI.A.3 of the Voluntary Injunction required that the VI-Specific Debtors propose a list of three individuals, groups of individuals, or firms to serve as the proposed Monitor within 30 days of the Petition Date.

Shortly after the Petition Date, and in accordance with the terms of the Voluntary Injunction, the VI-Specific Debtors launched a search process for the selection of the proposed Monitor, and on November 11, 2020, the VI-Specific Debtors proposed three (3) highly qualified candidates to the Supporting Governmental Opioid Claimants. On December 11, 2020, after careful consideration, the Supporting Governmental Opioid Claimants ultimately agreed to jointly support, with the VI-I Specific Debtors, the selection of Mr. R. Gil Kerlikowske as the Monitor.

On January 21, 2021, the Debtors filed the Joint Motion Of Debtors And Governmental Plaintiff Ad Hoc Committee For Entry Of An Order (I) Appointing R. Gil Kerlikowske As Monitor For Voluntary Injunction And (II) Approving The Monitor’s Employment Of Saul Ewing As Counsel At The Cost And Expense Of The Debtors [Docket No. 1203] (the “Monitor Motion “) seeking entry of an order (a) approving the Monitor, (b) permitting the VI-Specific Debtors to retain the Monitor pursuant to the terms set forth in a separate monitor agreement entered into by the Monitor and the VI-Specific Debtors, and (c) approving the Monitor’s employment of legal counsel Saul Ewing Arnstein & Lehr LLP (“Saul Ewing”).

Mr. Kerlikowske’s long law enforcement and regulatory career made him uniquely qualified to serve as the Monitor. Mr. Kerlikowske, among other things, served from 2009-2014 as the Director for the Office of National Drug Control Policy (ONDCP)—the Presidentially appointed “U.S. Drug Czar.” Pursuant to the Voluntary Injunction, Mr. Kerlikowske, as Monitor, is responsible for evaluating and monitoring the VI-Specific Debtors’ compliance with the Voluntary Injunction, including by, among other things, filing periodic reports with the Bankruptcy Court regarding the VI-Specific Debtors’ compliance with the Voluntary Injunction.

On February 8, 2021, the Bankruptcy Court entered the Order (I) Appointing R. Gil Kerlikowske As Monitor For Voluntary Injunction And (II) Approving The Monitor’s Employment Of Saul Ewing As Counsel At The Cost And Expense Of The Debtors [Docket No. 1306] thereby appointing R. Gil Kerlikowske, through Gil Kerlikowske LLC as the Monitor and approving his retaining of Saul Ewing and his compensation and the monitor agreement.

Please refer to Exhibit C of the Monitor Motion and the Voluntary Injunction Order for more details of the terms of the Monitor’s compensation, scope of authority, and responsibilities.

The Monitor has filed and will be filing periodic reports with the Bankruptcy Court as required by the Voluntary Injunction Order. Any such reports may be found on the Bankruptcy Court docket.

K.	First Lien Term Lender Joinder and Mandatory Prepayment

On February 17, 2021, the Debtors filed the Debtors’ Motion For Order (I) Authorizing Use Of Cash Collateral Other Than In The Ordinary Course Of Business, (II) Granting Limited Relief From The Automatic Stay, And (III) Granting Related Relief [Docket No. 1441] (the “ECF Prepayment Motion”). Under the ECF Prepayment Motion, the Debtors sought to make a mandatory excess cash flow (“ECF”) prepayment to the First Lien Term Lenders in the amount of $114 million that is required under the First Lien Credit Agreement. The Debtors argued in the ECF Prepayment Motion that the prepayment of the ECF amounts was warranted in order to best position the Debtors in any plan confirmation litigation over reinstatement of the First Lien Term Loans by mooting arguments that there would be a default to the extent such payments were not made.

Before the Bankruptcy Court ruled on the ECF Prepayment Motion, on March 10, 2021, the Debtors announced it reached an agreement with the Ad Hoc First Lien Term Lender Group to support the Debtors’ Restructuring Support Agreement and entered into that certain Joinder Agreement and Amendment to the Restructuring Support Agreement. On that same day, the Debtors filed the Notice of Filing of Joinder Agreement and Amendment to Restructuring Support Agreement, Dated as of March 10, 2021 [Docket No. 1631].

As discussed above, the Supporting Term Lenders Joinder Agreement was based on, among other things, providing new term loans financing to replace the First Lien Term Loans and settled several complex and open disputes between the Debtors and the First Lien Term Loan Lenders as to how such lenders are to be treated under the Plan, the amount of their Claims, among other issues, and served to extend near-term debt maturities and provide the Debtors with clear runway to refinance the First Lien Term Loan Claims at their option.

Further, as part of their broader integrated settlement and compromise, the Debtors and the Supporting Term Lenders agreed to settle under Rule 9019 of the Bankruptcy Rules their dispute with respect to the amount and manner of payment of the ECF prepayment required to be made to the First Lien Term Lenders under the First Lien Credit Agreement for fiscal year 2020. The parties agreed that the Debtors shall satisfy their obligation to make the 2020 ECF prepayment with a payment in cash in the amount of $114 million. The material terms of the treatment bargained for under the Supporting Term Lenders Joinder Agreement for the Ad Hoc First Lien Term Lender Group is included in the Plan.

After agreeing to the Supporting Term Lenders Joinder Agreement and settling the ECF prepayment, on March 11, 2021, the Debtors filed their Debtors’ Supplement To The Motion For Order (I) Authorizing Use Of Cash Collateral Other Than In The Ordinary Course Of Business, (II) Granting Limited Relief From The Automatic Stay, And (III) Granting Related Relief [Docket No. 1659] (the “Supplemental ECF Motion”) supplementing their prior request under the ECF Prepayment Motion to pay $114 million in ECF prepayments to the First Lien Term Lenders.

Under the Supplemental ECF Motion, the Debtors explained that after finalizing their fiscal 2020 reporting, they believed the proper ECF prepayment amount is $113.9 million. Absent the settlement, the Supplemental ECF Motion stated that the First Lien Term Loan Lenders would potentially advocate for an ECF prepayment significantly greater amount than $114 million. The Debtors proposed paying the settled $ 114 million amount to avoid further disputes regarding the amount of the ECF prepayment, and to settle any disputes regarding the manner in which the prepayment is made. The Supplemental ECF Motion stressed that no other aspects of the Supporting Term Lenders Joinder Agreement are being sought to be approved under the ECF Prepayment Motion or Supplemental ECF Motion.

On March 16, 2021, the Bankruptcy Court entered the Order Granting Motion For Order (I) Authorizing Use Of Cash Collateral Other Than In The Ordinary Course Of Business, (II) Granting Limited Relief From The Automatic Stay, And (III) Granting Related Relief [Docket No. 1745] (the “ECF Prepayment Order”) granting the Debtors’ Supplemental ECF Motion to make the $114 million ECF prepayment to the First Lien Term Loan Lenders. The ECF Prepayment Order was entered after the Debtors resolved an objection by the First Lien Agent.

Prior to the filing of this Disclosure Statement, the Debtors made the ECF prepayment in the amount of approximately $114 million to the First Lien Term Loan Lenders in accordance with the ECF Prepayment Order, and the Term Loans Outstanding Amount has been updated to reflect such payment.

1.	Settlement Discussions Regarding First Lien Notes Claims

Beginning on June 1, 2021, the Debtors commenced discussions and negotiations with the members of a certain ad hoc group of Holders of a majority in aggregate principal amount of the First Lien Notes with respect to the possible treatment of their claims in respect of the First Lien Notes under the Plan. As of June 14, 2021, the Debtors have not reached agreement with such Holders as to the terms of a settlement. The most recent drafts of term sheets relating to the terms of a proposed settlement are set forth in the Current Report on Form 8-K filed by Mallinckrodt plc on June 14, 2021. The Debtors may continue negotiations with such Holders or other Holders of the First Lien Notes or the Second Lien Notes in the future and the terms of any settlement reached may be different from the treatment of the First Lien Notes or the Second Lien Notes currently set forth in the Plan and in the recoveries set forth above in this Disclosure Statement.

L.	Exclusivity

Section 1121(b) of the Bankruptcy Code provides for a period of 120 days after the commencement of a chapter 11 case during which time a debtor has the exclusive right to file a plan of reorganization (the “Exclusive Plan Period”). In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan within the Exclusive Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan, before the expiration of which no other party in interest may file a plan (the “Exclusive Solicitation Period,” and together with the Exclusive Plan Period, the “Exclusive Periods”). Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend the Exclusive Periods.

On February 9, 2021 the Debtors filed a motion for an order (a) extending the Exclusive Plan Period by 180 days through and including August 9, 2021, and (b) extending the Exclusive Solicitation Period by 180 days through and including October 11, 2021 [Docket No. 1341]. On February 25, 2021, the Bankruptcy Court entered an order granting the Debtors’ motion thereby extending the Exclusive Periods.

M.	The Key Employee Incentive Plan

As of the Petition Date, the Debtors employed approximately 3,000 employees in the U.S. and internationally. The Debtors have historically maintained incentive and compensation programs designed to attract, retain, or incentivize key employees.

On March 9, 2021, the Debtors filed the Motion Of Debtors For Order (I) Approving The Q4 2020 Payment Under The 2020 Key Employee Incentive Plan, (II) Approving The Debtors’ 2021 Key Employee Incentive Plan, And (III) Granting Related Relief [Docket No. 1628] (the “KEIP Motion”), seeking approval of the Debtors’ key employee incentive programs (the “KEIP”).

The Debtors’ KEIP, as further described in the KEIP Motion, requested an Order (a) approving payment under the Debtors’ 2020 KEIP (the “2020 KEIP”) for twelve Insiders (as defined in the KEIP Motion) (collectively, the “KEIP Participants”) for the Debtors’ fourth fiscal quarter ending on December 25, 2020 (“Q4”); (b) approving the structure of the Debtors’ 2021 KEIP (the “2021 KEIP,” and together with the 2020 KEIP, the “Compensation Plans”) for the KEIP Participants for the Debtors’ 2021 fiscal year ending on December 31, 2021, subject to achievement of certain objectives, that appropriately incentivize the KEIP Participants in connection with the Debtors’ restructuring efforts. The United States Trustee, the UCC, and the OCC objected to the KEIP Motion. Prior to the KEIP Motion hearing, the Debtors reached a settlement on the KEIP with the OCC. The Bankruptcy Court held a hearing on the KEIP Motion on March 31 and April 1, 2021 and was provided with live testimony and documentary evidence.

On April 5, 2021, after hearing all of the evidence in connection with the contested hearing, the Bankruptcy Court overruled the United States Trustee’s and the UCC’s objections and entered the Order (I) Approving The Q4 2020 Payment Under The 2020 Key Employee Incentive Plan, (II) Approving The Debtors’ 2021 Key Employee Incentive Plan, And (III) Granting Related Relief [Docket No. 1954] (the “KEIP Order”) thereby approving the structure of the 2021 KEIP as well as the Q4 payment on account of the 2020 KEIP. Specifically, the Bankruptcy Court in the KEIP Order determined, among other things, that the KEIP is a true incentive plan with challenging metrics for participants to meet to qualify for the payments. The KEIP Order also includes a clawback provision and provides the OCC with additional discovery in connection with its investigations.

The KEIP Motion and the KEIP Order, together, contain a fulsome description of the KEIP Participants, targets, and metrics of the Compensation Plans, and are all available on the Bankruptcy Court’s docket at the above referenced docket numbers.

N.	Appointment of a FCR

On October 13, 2020, the Debtors filed the Motion Of Debtors For Entry Of An Order Appointing Roger Frankel, As Legal Representative For Future Claimants, Effective As Of The Petition Date [Docket No. 189] (the “Future Claimants Representative Motion”) seeking to appoint Roger Frankel as the FCR. The role of the FCR is to represent “individuals who may assert in the United States a claim or claims in the future against a Debtor for harm arising out of the use of opioid products prior to the effective date of the Debtors’ plan or plans of reorganization” and whose claim “is to be addressed by a trust established to assume the liabilities of the Debtors for damages allegedly caused by the use of opioid products.” The Debtors sought the appointment of the FCR effective as of the Petition Date. The FCR has standing to represent such future claimants “in all matters” relating to the Debtors’ case and the powers and duties of a committee appointed under Bankruptcy Code section 1103.

The Debtors believe that the appointment of the FCR is critically important to represent any future claimants’ interests, including with respect to negotiating the Plan, the terms of the Opioid MDT II Documents, the Opioid MDT II, the Opioid Permanent Channeling Injunction, and the structure and terms of any compensation to such claim holders.

The Debtors chose Mr. Frankel to act as the FCR on February 24, 2020 after evaluating several potential candidates and after Mr. Frankel served as the prepetition representative of future claimants. The FCR’s professionals include the FCR’s law firm, Frankel Wyron LLP, as well as Young Conaway Stargatt & Taylor, LLP, as counsel, Greenberg Traurig, LLP as special counsel, Ducera Partners LLC as investment banker, NERA Economic Consulting as consultant, and Laurence Westreich MD LLC, as medical consultant.

On November 28, 2020, the OCC filed The Official Committee Of Opioid Related Claimants’ (I) Request For Adjournment Of Or, In The Alternative, Objection To Motion Of Debtors To Appoint Future Claimants Representative And (II) Cross-Motion To Compel Debtors To Establish Bar Date And Noticing Program For Opioid Claimants [Docket No. 658] (the “OCC FCR Objection”). The OCC FCR Objection asserted, among other things, that the appointment of the FCR was premature and undermined the OCC’s mandate and responsibilities.

The Debtors agreed with the OCC, the Governmental Plaintiff Ad Hoc Committee and the MSGE Group to mediation and deferred litigation on the appointment of the FCR and prosecution of the OCC FCR Objection.

On March 16, 2021, the Bankruptcy Court entered an Order Provisionally Appointing Roger Frankel As Legal Representative For Future Claimants [Docket No. 1747] for the purposes of permitting the FCR to participate in an ongoing mediation over the allocation of the Opioid MDT II. On June 11, 2021, the Bankruptcy Court entered the Order Appointing Roger Frankel, as Legal Representative for Future Claimants, Effective as of the Petition Date [Docket No. 2813] (the “FCR Order”) appointing the FCR on a permanent basis.

Since the FCR’s provisional appointment, the FCR has been in discussions with the Debtors and other parties with respect to the implementation of the Opioid Settlement, including with respect to the Opioid MDT II and the PI Trust, including, without limitation, the distribution procedures under the aforementioned trusts. The FCR is still reviewing the Plan and draft documents relating to the Opioid MDT II and the PI Trust. These documents are not final and remain subject to further negotiation. The FCR and other parties need more time to complete this process. Until these documents are further negotiated and the FCR is finished with its assessment, the FCR is not in a position to determine whether to support the Plan.

O.	The Debtors’ Diligence Related to the Plan Releases

Prior to these Chapter 11 Cases, on June 28, 2013, Debtor Mallinckrodt plc and certain of its subsidiaries were formed through a spinoff from an entity named Covidien plc25 (the “Spin-Off”). Since then, Debtor Mallinckrodt plc has grown considerably, including through strategic acquisitions of branded pharmaceutical and device products and its own research and development. After the Spin-Off and in the ordinary course of business, Debtor Mallinckrodt plc undertook certain strategic and/or financial transactions in light of ordinary course business operations, including certain mergers, acquisitions, and the exchanges of debt (any such transaction or any combination of the foregoing, a “Post Spin-Off Transaction”).

The Debtors’ Plan contemplates the Debtor Release, which includes the Debtors’ releasing, among other things, any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors against each of the Debtors’ current and former directors and officers, each Debtor Entity and each of their current and former directors and officers, and certain other parties in connection with or related to, among other things, the Spin- Off, the Post Spin-Off Transaction, the Restructuring Support Agreement, the Chapter 11 Cases, and the Restructuring Transactions.

On numerous occasions during these Chapter 11 Cases, the UCC and OCC have both expressed their desire to investigate the propriety of the releases under the Plan, including the Debtor Release. They have suggested that one of their goals during these Chapter 11 Cases is to determine if there are any claims in connection with, among other things, certain prepetition debt exchanges, the Restructuring Support Agreement and the Restructuring Transactions therein, the decision to commence the Chapter 11 Cases, and the proposed recoveries to general unsecured creditors and opioid claim holders under the Plan, that are improper or should not otherwise be included in the Plan’s releases by the Debtors, including the Specialty Generics Debtors.

As such, on or around March 30, 2021, the Specialty Generics Debtors’ Board of Directors resolved to conduct further due diligence to evaluate the various releases under the Plan, including the Debtor Release. Specifically, the Specialty Generics Debtors’ Board of Directors delegated to the two Disinterested Managers the authority to conduct due diligence to evaluate the various releases under the Plan, including the Debtor Release, to determine whether they are in the best interests of the Specialty Generics Debtors and whether any matter arising in or related to the Spin-Off, the Post Spin-Off

[25]	Covidien plc was itself later acquired by an entity named Medtronic plc.

Transaction, the Restructuring Support Agreement, the Chapter 11 Cases, or the Restructuring Transactions gives rise to any Cause of Action or Claim on behalf of any of the Specialty Generics Debtors that should not be included in the Plan’s releases. Similarly, at or around the same time, the Board of Directors for Debtor Mallinckrodt plc also determined to conduct due diligence to evaluate the various releases under the Plan, including the Debtor Release, in relation to Debtor Mallinckrodt plc. The Board of Directors for Debtor Mallinckrodt plc authorized two of its independent directors to conduct a similar due diligence process as to the releases to be given by the Debtors other than the Specialty Generics Debtors.

The objective of these due diligence exercises are two-fold: (a) to formulate a view on the propriety of the releases to be granted by the Specialty Generics Debtors and Debtor Mallinckrodt plc in favor of their directors and officers and Affiliates under the Plan and (b) for the Specialty Generics Debtors and Debtor Mallinckrodt plc to determine if any matter arising in or related to the Spin-Off, the Post Spin-Off Transaction, the Chapter 11 Cases, the Restructuring Support Agreement, or the Restructuring Transactions gives rise to any Cause of Action or Claim against any of the Specialty Generics Debtors or Debtor Mallinckrodt plc that should not be included in the releases under the Plan. These efforts are ongoing and will continue as the UCC and OCC pursue their respective investigations.

P.	Extension of the Challenge Period Under the Cash Collateral Order

On March 10, 2021, the UCC filed its Motion Of The Official Committee Of Unsecured Creditors (1) For An Order Pursuant To Bankruptcy Rule 2004 Authorizing Discovery Of The Debtors And Third Parties, And (2) For An Order Extending Period To (A) Challenge The Debtors’ Stipulations As Set Forth In The Final Cash Collateral Order And (B) Assert Related Claims Or Causes Of Actions [Docket No. 1632] (the “UCC 2004 Motion”). Under the UCC 2004 Motion, the UCC sought (a) authority from the Bankruptcy Court to conduct discovery of the Debtors pursuant to Bankruptcy Rule 2004 and (b) an extension of the Challenge Period Termination Date (as defined in the Cash Collateral Order). The UCC asserted in that discovery of the Debtors was necessary to conduct its essential investigation of the Debtors’ assets and liabilities, the merits of the Restructuring Support Agreement, and the prepetition conduct of the Debtors’ directors, officers and secured lenders, including related to certain debt restructuring efforts in 2019 and 2020.

On April 5, 2021, the Debtors filed the Debtors’ Omnibus Objection To The Motion Of The Official Committee Of Unsecured Creditors (1) For An Order Pursuant To Bankruptcy Rule 2004 Authorizing Discovery Of The Debtors And Third Parties, And (2) For An Order Extending Period To (A) Challenge The Debtors’ Stipulations As Set Forth In The Final Cash Collateral Order And (B) Assert Related Claims Or Causes Of Actions And To Humana Inc.’s Joinder Thereto [Docket No. 1944] (the “Rule 2004 Objection”). Pursuant to the Rule 2004 Objection, the Debtors objected to the UCC’s request for an extension to the Challenge Period Termination Date (as defined in the Cash Collateral Order) based on, among other things, that the extension was unwarranted.

Additional objections to the UCC 2004 Motion were filed by, among others, an ad hoc First Lien Notes group (filed April 5, 2021), the First Lien Agent (filed April 7, 2021), and the Ad Hoc First Lien Term Lender Group (filed April 7, 2021). These objections generally echoed the Debtor arguments in the Rule 2004 Objection, i.e., that the Challenge Period Termination Date extension should be denied because the applicable parties have cooperated with all of the UCC’s discovery requests and the requested extension is not warranted under the circumstances.

On the eve of the hearing by the Bankruptcy Court to consider the UCC 2004 Motion, the Debtors and UCC resolved their discovery disputes. As such, on April 13, 2020, the Bankruptcy Court entered the Order (I) Extending The Challenge Period Termination Date Set Forth In The Final Cash Collateral Order And (II) Denying The Official Committee Of Unsecured Creditors’ Motion To Extend The

Challenge Period Termination Date As Moot [Docket No. 2022] (the “Challenge Period Order”). Pursuant to the terms of the Challenge Period Order, (a) the UCC 2004 Motion with respect to the relief related to the Challenge Period Termination Date (as defined in the Cash Collateral Order) was denied as moot and (b) the Challenge Period Termination Date (as defined in the Cash Collateral Order) was extended for 30 days (i.e., an extension to May 19, 2021) with respect to certain types of collateral and certain potential avoidance actions, giving the UCC, the OCC, and the FCR additional time to receive and review documents in connection with its investigation.

On May 26, 2021, the Debtors, the Administrative Agent (as defined in the Cash Collateral Order), the First Lien Indenture Trustee (as defined in the Cash Collateral Order), the Second Lien Collateral Agent (as defined in the Cash Collateral Order), the UCC, the OCC, and the FCR entered into a Stipulation Extending The Challenge Period Termination Date Set Forth In The Final Cash Collateral Order [Docket No. 2576-1] (the “Challenge Period Stipulation”) further extending the Challenge Period Termination Date (as defined in the Cash Collateral Order). The Bankruptcy Court entered an Order approving the Challenge Period Stipulation on the same date [Docket No. 2576].

Specifically, under the Challenge Period Stipulation, the Challenge Period Termination Date (as defined in the Cash Collateral Order) applicable to the OCC and the FCR (if any, solely with respect to the right to intervene in any challenge litigation) was extended to June 11, 2021 solely in respect of those potential actions seeking avoidance of the guarantees of, and liens securing, the Prepetition Secured Indebtedness (as defined in the Cash Collateral Order) provided by Mallinckrodt LLC, SpecGx LLC, SpecGx Holdings LLC and Mallinckrodt APAP LLC that would have been preserved for the OCC pursuant to the Cash Collateral Order if the OCC had timely filed a motion seeking standing to file an adversary proceeding asserting the Challenges (as defined in the Cash Collateral Order) set forth in the draft complaint delivered by the OCC to the Debtors, the Administrative Agent, the First Lien Indenture Trustee and the Second Lien Collateral Agent on May 19, 2021 (which Challenges seek avoidance of the guarantees of, and liens securing, the Prepetition Secured Indebtedness (as defined in the Cash Collateral Order) provided by Mallinckrodt LLC, SpecGx LLC, SpecGx Holdings LLC and Mallinckrodt APAP LLC on the grounds that the granting of such guarantees and liens constituted constructive fraudulent transfers).

Further, under the Challenge Period Stipulation, the Challenge Period Termination Date (as defined in the Cash Collateral Order) applicable to the UCC and the FCR (if any, solely with respect to the right to intervene in any challenge litigation) was extended to July 2, 2021 solely in respect of potential actions challenging the validity, perfection, enforceability, priority or extent of any Prepetition Liens (as defined in the Cash Collateral Order) on (i) insurance receivables; (ii) assets held in a rabbi trust; (iii) the Deposit Accounts set forth in Exhibit 1 to the Challenge Period Stipulation; and (iv) tax refunds (if any) for tax years ending after the Petition Date (which, for the avoidance of doubt, would include the foreign tax year ended in December 2020 for Mallinckrodt plc and certain foreign Debtors, but would exclude the U.S. tax year ended in September 2020 for certain domestic Debtors).

On June 11, 2021, the Debtors filed their Debtors’ Emergency Motion For Extension Of OCC/FCR Challenge Period Extension Date [Docket No. 2822] seeking a further extension to the Challenge Period Termination Date (as defined in the Cash Collateral Order) applicable to the OCC and the FCR solely for the claims that the OCC wishes to preserve to June 25, 2021. That certain ad hoc First Lien Notes Group objected to the requested extension. On June 14, 2021, the Bankruptcy Court entered the Order Extending OCC/FCR Challenge Period Extension Date With Respect To OCC Challenges [Docket No. 2842] whereby the Bankruptcy granted the extension to the Challenge Period Termination Date (as defined in the Cash Collateral Order) applicable to the OCC and the FCR solely for the claims that the OCC wishes to preserve to June 25, 2021.

1.	Potential Estate Causes of Action

During the Chapter 11 Cases, various parties have asserted that the Estates may have meritorious Avoidance Actions in connection with the exchange transactions undertaken by the Debtors in December 2019 and April 2020 (i.e., the December 2019 Exchange Offer and the April 2020 Private Exchange), as further described in section II.C.2-3 of this Disclosure Statement. The Debtors disagree with that suggestion for a number of reasons, including that (a) the Debtors obtained substantial value in those transactions and (b) those transactions are likely subject to the safe harbor from avoidance provided under section 546(e) of the Bankruptcy Code. Further, in May 2021, the UCC confirmed publicly its intent not to pursue any Avoidance Actions relating to the December 2019 Exchange Offer and the April 2020 Private Exchange transactions on behalf of the Estates.

Relatedly, various parties have asserted that certain of the Debtors’ Estates may possess valuable Claims and Causes of Action, including Avoidance Actions, against other Debtors or the Non-Debtor Affiliates. As an initial matter, the Debtors have reviewed dozens of historical transactions amongst them and the Non-Debtor Affiliates and do not believe any of these Claims or Causes of Action would, if asserted, result in materially greater value being recovered by any individual creditor or group of creditors than the distributions contemplated by the Plan. Furthermore, the Debtors, through independent board members and counsel, are conducting two separate diligence processes—one for Specialty Generics and one for all the other Debtors—that will evaluate whether any material intercompany claims may be meritorious. Importantly, if any board of any Debtor determines that it would be inconsistent to release such Claims or Causes of Action (as contemplated by the Plan) in lieu of pursuing them, the Restructuring Support Agreement can be terminated by the Debtors’ board. Please see section IV.P of this Disclosure Statement titled “The Debtors’ Diligence Related to the Plan Releases” for more information regarding these diligence processes.

Q.	The SEC Letter Regarding the Debtors’ Releases Under the Plan

On April 27, 2021, the SEC served the Debtors with a letter expressing its view on the Debtors’ releases under the Plan. The SEC expresses in its letter that, among other things, in its view, requiring creditor-investors, public shareholders and holders of subordinated claims to opt out of the non-debtor third-party releases in the Plan renders such releases non-consensual. The Debtors disagree with the SEC’s views on the non-debtor third-party release in the Plan.

R.	Acthar Claims Related Litigation in these Chapter 11 Cases

Prior to the Petition Date, the Debtors faced, and continue to face, more than 25 claims seeking damages of over $15 billion, the majority of which are related to Acthar.

The Debtors and the plaintiffs in certain Prepetition Acthar Actions have been involved in claims related litigation in these Chapter 11 Cases. Specifically, these plaintiffs in the Prepetition Acthar Actions have filed Proofs of Claim, including putative class Proofs of Claim, in these Chapter 11 Cases against the Debtors for damages related to the sale and distribution of Acthar, including those claims asserted in the Prepetition Acthar Actions (the “Acthar Claims”, and such claimants the “Acthar Claimants”). The Acthar Claims are among the largest claims asserted against the Debtors, and the Acthar business is the largest contributor to product sales in the Debtors’ pharmaceutical portfolio.

Four of the Prepetition Acthar Actions are putative class actions: (a) City of Rockford v. Mallinckrodt ARD, LLC, No. 3:17-cv-50107 (N.D. Ill.) (“Rockford”), (b) Steamfitters Local 420 v. Mallinckrodt ARD, LLC, No. 2:19-cv-03047-BMS (E.D. Pa.) (“Steamfitters”), (c) United Ass’n of Plumbers & Pipefitter Local 322 of S. N.J. v. Mallinckrodt ARD, LLC, No. 1:20-cv-00188-RBK-KMW (D.N.J.) (“Plumbers”), and (d) City of Marietta v. Mallinckrodt ARD LLC, et al. No. 1:20-cv-00552- CC (N.D. Ga.) (“ Marietta”) (collectively, the “Prepetition Class Acthar Actions”). The putative class in Rockford is “All third party payors and their beneficiaries in the United States and its Territories that paid for Acthar from August

2007 through the present.”See Rockford, Second Amended Complaint ¶ 165, Dkt. No. 98. The putative class in Steamfitters is a subset of the putative class in Rockford: “All third-party payors and their beneficiaries in the United States and its Territories that paid for Acthar from August 2007 through the present for any unapproved indication or dose.”See Steamfitters, Complaint ¶ 445 (emphasis added), Dkt. No. 1. And the putative class in Plumbers is yet a different subset of the purported class in Rockford: “All third-party payors and their beneficiaries (1) who are current citizens and residents of the State of New Jersey, and (2) who, for purposes other than resale, purchased or paid for Acthar from August 27, 2007 through the present.” See Plumbers, Amended Complaint ¶ 419, Dkt. No. 40. The putative class in Marietta is comprised of “all third-party payors and their beneficiaries that paid for Acthar from four years prior to the filing of the Complaint on February 6, 2020 until the date of trial” and a subclass consisting of “all third-party payors and their beneficiaries and people without insurance in Georgia that paid for Acthar from within four years prior to the filing of the Complaint until the date of trial.”See Marietta, Complaint, ¶¶ 50, 51.

The Prepetition Acthar Actions allege, among other things, that the Acthar Claimants paid more for the drug Acthar than they otherwise would have paid, that the Debtors were unjustly enriched because of the illegal conduct, including preventing competition from entering the market that could have lowered the price of the drug, and violations of federal and state antitrust laws, federal RICO, and the consumer fraud laws of various states. The Debtors disagree with the aforementioned allegations. Notably, the two primary antitrust theories alleged in the Prepetition Acthar Actions have each been dismissed in certain of those actions, with the applicable courts accepting certain of the Debtors’ arguments made in support of dismissal. For example, one court has rejected a claim based on the acquisition of a license for a product called Synacthen by the Debtors’ predecessor, noting the claim for damages “at present appears to be entirely speculative and hypothetical” and explaining that the claimant “alleges neither that West has already secured FDA approval of Synacthen nor alleged any reasonable estimate regarding when the FDA will approve Synacthen or when Synacthen will actually be available for purchase in the U.S.”26 The same court also rejected the theory that the Debtors’ relationship with its exclusive distributor for Acthar, Express Scripts, is anticompetitive, ruling “[t]he Court is not persuaded by Plaintiff’s arguments that Defendant’s actions to limit distribution to a single distributor, Express Scripts, artificially maintained the price of Acthar because it prevented multiple distributors from negotiating to lower prices, because Defendant was still the only producer of Acthar and could thereby set whatever price it wished regardless of the number of distributors i[t] dealt with.“27

The parties asserting Acthar Claims include, among others, (a) Humana Inc. (“Humana”), which has asserted Acthar Claims arising from its purchase of over a billion dollars of Acthar, (b) Attestor Capital (“Attestor”), who has rights to participate in the Humana claim and also holds claims arising from over a billion dollars of other third party purchases of Acthar (Humana and Attestor, collectively referred to as the “Acthar Insurance Claimants”); (c) multiple individual plaintiffs and putative class representatives represented by the Haviland Hughes and Ciardi, Ciardi, & Astin firms (the “Acthar Ad Hoc Group”), which the Debtors understand from Rule 2019 statements includes one member of the UCC; and (d) the City of Marietta, Georgia.

1.	Class Proof of Claim Objections

On April 30, 2021, the Debtors filed their Debtors’ Omnibus Objection To Class Proofs Of Claim [Docket No. 2164] and on May 8, 2021, the Debtors filed Debtors’ Objection to City of Marietta Class Proof of Claim [Docket No. 2231] (collectively, the “Class Proof of Claim Objections”) after the

[26]	Order on Demurrer and Motion to Strike in Health Care Service Corp. v. Mallinckrodt ARD LLC, et al., Case No RG20056354 (Cal. Sup. Ct. for Alameda Ct’y Aug. 21, 2020).
[27]	See id.

putative class of plaintiffs in the Prepetition Class Acthar Actions filed approximately 162 class Proofs of Claim. The Debtors’ Class Proof of Claim Objections requested that the Bankruptcy Court disallow and otherwise bar the class Proofs of Claim filed in these Chapter 11 Cases by the plaintiffs in the Prepetition Class Acthar Actions. Specifically, the Debtors argued, among other things, that (a) the claims should be disallowed because they are procedurally improper, class treatment is unnecessary to protect the interests of putative class members, and they are burdensome to the Debtors’ estates and reorganization process; (b) the Bankruptcy Code does not provide for class proofs of claim, and the Third Circuit has never held that they are allowed; (c) even if there is no categorical bar to a class proof of claim, they are permitted at the discretion of the Court only in narrowly-defined circumstances that are not present with the filed claims, i.e., the claimants disobeyed proper procedure in filing the class Proofs of Claim; (d) no claimant had filed a motion for class certification or obtained class certification in the Prepetition Class Acthar Actions before such litigation was stayed; and (e) the vast majority of the class Proofs of Claim were filed against Debtors that are not defendants in the underlying Prepetition Class Acthar Actions (“Non-Defendant Debtors”). The Class Proof of Claim Objections seeks to disallow approximately $10.5 billion in class Proofs of Claim against the Debtors. The Prepetition Class Acthar Action Claimants have filed responses to the Class Proof of Claim Objections on the grounds that (a) class proofs of claim are permitted in the Third Circuit and (b) sufficient cause exists for the Court to invoke Bankruptcy Rule 7023 and allow the class Proofs of Claim.

Relatedly, also on April 30, 2021, the Debtors filed their Debtors’ First Omnibus Objection To Unsubstantiated Claims (Substantive) [Docket No. 2165] (the “First Proof of Claim Objection”) whereby they sought to disallow and expunge other Acthar Claims related to the Prepetition Acthar Actions, specifically, Proofs of Claim filed by Humana, among others. The Debtors argued in their First Proof of Claim Objection that these Acthar Claims are duplicative and/or unsubstantiated against all Debtors other than Mallinckrodt plc and ARD, to the extent those parties are the named defendants in the Prepetition Acthar Actions. The Acthar Insurance Claimants, the Acthar Ad Hoc Group, Marietta, among others purportedly holding Acthar Claims, continue to pursue the allowance of their filed Proofs of Claim and class Proofs of Claim and believe their Claims are valid and should be Allowed. In particular, in the Opposition of Attestor Limited and Humana Inc. to the Debtors’ First Omnibus Objection to “Unsubstantiated” Claims [Docket No. 2577], the Acthar Insurance Claimants argue, among other things, that (a) the Acthar Insurance Claimants have met the relatively low threshold for establishing prima facie valid claims and (b) there is ample evidence supporting the Acthar Insurance Claimants’ claims against entities outside of ARD and Mallinckrodt plc. The Debtors disagree and believe these Claims should be disallowed and/or otherwise expunged.

2.	Discharge and Related Claim Litigation

Certain of the Acthar Claimants have also made other bankruptcy-specific arguments in the pursuit of their Acthar Claims, which caused the Debtors to commence litigation against the Acthar Claimants to respond to these arguments. Specifically, the Acthar Ad Hoc Group have maintained that the liabilities from the Acthar Claims may be non-dischargeable under section 1141(d)(6) of the Bankruptcy Code. The Debtors, in response, filed a Complaint for Determination and Declaration of Dischargeability of Alleged Claims and Debts of City of Rockford and a brief in support of summary judgment for their Complaint [Docket Nos. 1, 3 in Adv. Pr. No. 21-50428 (JTD)] (collectively, the “Discharge Action”). The Debtors’ papers in the Discharge Action reject the Acthar Ad Hoc Group’s position that any liability from the Acthar Claims are non-dischargeable under sections 1141(d)(6) and 523(a)(2) of the Bankruptcy Code as debts owed to a domestic governmental unit obtained by “false pretenses, a false representation, or actual fraud.” The Debtors’ Discharge Action seeks a determination that the City of Rockford’s Acthar Claims are dischargeable. The Debtors’ papers in the Discharge Action highlight that the City of Rockford’s fraud claims in its Prepetition Acthar Action was dismissed for failure to adequately plead the components of a valid fraud claim. The City of Rockford subject to the Discharge Action filed a motion to dismiss the Discharge Action on procedural grounds asserting, among other things, that the

City of Rockford has not moved to determine dischargeability [Docket No. 13 in Adv. Pr. No. 21-50428 (JTD)]. Also, under the Discharge Action, the Debtors seek to disallow $203 billion in unsubstantiated Proofs of Claim against the Non-Defendant Debtors because they do not reflect a present liability of the Debtors and are not supported by any basis stated in, or any documentation supplied with, the Proofs of Claim. This litigation remains ongoing before the Bankruptcy Court and will continue as the parties seek to resolve various issues in connection with this litigation.

On May 21, 2021, the City of Rockford in the Discharge Action filed the Defendant’s Brief In Opposition To Motion For Summary Judgment [Docket No. 21 in Adv. Pr. No. 21-50428 (JTD)] (the “Acthar Discharge Opposition”). The City of Rockford maintains that the Debtors’ Discharge Action simply seeks a tactical advantage and that, in any event, they should be granted leave to amend their complaint forming the basis for fraud in the Prepetition Acthar Action, and that the Debtors are not entitled to summary judgment because there are unresolved factual disputes in the litigation that require discovery.

The Acthar Discharge Opposition also argues that the Bankruptcy Court should rule on its motion to dismiss the Debtors’ Discharge Action before considering the Debtors’ summary judgment motion in connection to the Discharge Action. According to the Acthar Discharge Opposition, this is especially true, because the City of Rockford has requested substantial discovery related to the Debtors’ summary judgment request. The City of Rockford maintains that a litany of material facts remain in dispute between the parties, including the following: (a) the Debtors allegedly promoted the use of Acthar off-label in violation of FDA regulations; (b) the Debtors’ alleged fraudulent marketing efforts increased prescriptions for Acthar for off-label uses and in doses for which Acthar was not proven to be safe, effective or useful; and (c) the Debtors allegedly unlawfully promoted Acthar for usage in populations for which it had not received FDA approval and for which the safety and efficacy had not been established through adequate clinical evidence.

Further, the Acthar Discharge Opposition argues that the Debtors’ omnibus claim objection to “unsubstantiated” claims embedded in their Discharge Action ignored the “substantiation” provided in alleged timely filed proofs of claim and exhibits. The City of Rockford contends that the Debtors failed to prove that they have standing to object to those claims.

3.	The Humana Claims Motions

On April 30, 2021, the Acthar Insurance Claimants filed two claims-related motions: (a) Motion Of Attestor Limited And Humana Inc. For Entry Of An Order Pursuant To 11 U.S.C. §§ 105(A) And 502(C) (I) Authorizing Estimation Of Humana’s Acthar-Related Claims And (II) Allowing Humana’s Acthar-Related Claims For All Purposes In These Bankruptcy Cases [Docket No. 2157] (the “Estimation Motion”) and (b) Motion Of Attestor Limited And Humana Inc. For Entry Of An Order Allowing And Compelling Payment Of Administrative Claims Pursuant To Section 503(B) Of The Bankruptcy Code [Docket No. 2159] (the “Administrative Claim Motion”). The Acthar Insurance Claimants’ Estimation Motion seeks to estimate their Acthar Claims and their Administrative Claim Motion seeks allowance of an administrative expense claim against the Debtors arising from amounts paid for Acthar since the Petition Date. According to the Acthar Insurance Claimants’ motions, their general unsecured and alleged administrative Acthar Claims must be determined prior to confirmation because, among other reasons, the determination of the size of Humana’s Acthar Claims is necessary to determine if the Plan meets the requirements of the Bankruptcy Code, including whether the Plan is feasible, whether it meets the “best interests of creditors” test and whether it does not unfairly discriminate amongst creditors. The Acthar Insurance Claimants also assert that resolution of the Estimation Motion and Administrative Claim Motion is necessary to determine whether the Debtors will continue to incur significant liability after emergence because the Debtors have not lowered the allegedly artificially inflated, supracompetitive price of Acthar. In the Administrative Claim Motion, the Acthar Insurance Claimants assert that the Debtors continue to practice illegal conduct in its sale of Acthar at overinflated prices which give rise to tens of millions of dollars of administrative (or in the future, post-bankruptcy) claims each month arising from post-petition sales of Acthar (approximately $255.8 million through the end of March and averaging approximately $51.1 million each month). The Debtors maintain that the claims set forth in Humana’s Estimation Motion and Administrative Claim Motion are meritless because, among others, (a) applicable antitrust doctrines render them without merit, (b) there simply is no present continuation of the alleged conduct at issue, (c) any damages presently arising would merely be future damages from the original underlying action, (d) there is no generating of new claims currently, and (e) none of the Acthar Claimants, including the Acthar Insurance Claimants, has offered any evidence (nor is there any) that any alleged improper marketing is occurring now.

On May 21, 2021, the Debtors filed an objection to the Acthar Insurance Claimants’ Estimation Motion and Administrative Claim Motion [Docket No. 2521] (the “Humana Claims Objection”) . The Debtors argue in their Humana Claims Objection that the Estimation Motion and Administrative Claim Motion constitute an improper attempt by Attestor/Humana to estimate their administrative expenses and then have them allowed and paid immediately. The Debtors assert that the motions should be denied because section 503 of the Bankruptcy Code explicitly allows only “actual” administrative expenses, not estimated amounts. The Debtors also assert that no provision in the Bankruptcy Code requires immediate payment of administrative expenses, as requested by Attestor/Humana, as opposed to waiting until the plan Effective Date.

The Debtors contend that once these improper requests are set aside, the remaining aspects of the Estimation Motion and Administrative Claim Motion are either premature (such as estimating their administrative expenses for feasibility purposes) or unnecessary (such as estimating their pre-petition claims to determine feasibility or unfair discrimination). According to the Debtors, the Initial Administrative Claims Bar Date (as defined below) and objection process will most efficiently allow the Bankruptcy Court to determine whether there are actual administrative expenses through the Initial Administrative Claims Bar Date. At that point, if there are Administrative Claims, then it would be necessary to estimate any remaining administrative expenses through the plan confirmation process. The Debtors conclude the Humana Claims Objection by requesting the Bankruptcy Court to deny the Estimation Motion and Administrative Claim Motion.

All of the above litigation remains ongoing before the Bankruptcy Court and will continue as the parties seek to resolve various issues in connection with this litigation. The Debtors continue to oppose any and all allegations against them in the above referenced litigation. All parties’ rights in the above mentioned litigation remain reserved.

4.	Acthar Administrative Claims and the Setting of an Administrative Claim Bar Date and Post-Reorganization Liabilities

The Debtors have continued post-petition, and intend to continue post-reorganization, to operate their Acthar-related business generally consistent with their historical practices, including those practices that are the subject of the Acthar Claims. Since the Petition Date, the Debtors have net sales of approximately $200 million of Acthar using their historical pricing. The Acthar Claimants contend that such post-petition activity gives rise to post-petition claims entitled to administrative priority. The Debtors disagree.

On May 20, 2021, the Court entered the Admin Claims Bar Date Order (as defined below) [see Docket No. 2480], setting June 28, 2021 (i.e., Initial Administrative Claims Bar Date (as defined below)) as the deadline to file proofs of Administrative Claims. The Acthar Claimants contend that the Acthar Claimants’ Administrative Claims may reflect a substantial portion of all postpetition Acthar sales. Similarly, the Acthar Claimants contend that claims will continue to accrue post-reorganization. The Debtors disagree with both of the latter contentions.

The Acthar Claimants believe that the Administrative Claims asserted by Acthar Claimants and post-reorganization liabilities owed to Acthar Claimants for continuing to operate their Acthar-related business generally consistent with historical practices might create a risk regarding the feasibility of the Plan. The Debtors disagree and believe the Plan is feasible. Alternatively, because the Debtors are dependent on the historical practices related to Acthar, the Acthar Claimants believe that it may not be possible to fund the Plan without engaging in what has been alleged to be actionable historical operating and sales practices. The Debtors disagree with such assertion.

S.	Generics Price Fixing Litigation

Certain other plaintiffs in the prepetition Generics Price Fixing Actions have also filed class Proofs of Claim in these Chapter 11 Cases against the Debtors that relate to the Specialty Generics side of the Debtors’ company, primarily against Debtor Mallinckrodt LLC (the “Generics Price Fixing Claims”). The claimants asserting Generics Price Fixing Claims include AFSCME District Council 47 Health and Welfare Fund (“DC 47”), which sits on the UCC, as will certain State Attorneys General in connection with their joint price fixing lawsuit against the Debtors and other generic drug manufacturers.28

The Debtors have no knowledge of any wrongdoing by them, by their employees, or by any other company or person, and neither the Debtors nor any of their current or former employees has been charged in connection with the Generics Price Fixing Actions. Moreover, none of the Debtors were added to the Generics Price Fixing Actions until December 2019–over three years after the litigation was filed. As of the Petition Date, there were eight cases pending against the Debtors: two putative class actions— filed by the End-Payer Plaintiffs (“EPPs”) and Direct-Purchaser Plaintiffs (“DPPs”); one action by the State Attorneys General; four direct actions by private plaintiffs; and one action by Suffolk County, New York. The Debtors believe that the DPPs have not filed a class claim, but the EPPs have (without authorization from the court to do so). The Debtors intend to object to the filed class claim.

The Generics Price Fixing Claims present similar issues from a bankruptcy perspective as the Acthar Claims: dischargeability of the claims, continuing conduct (i.e., administrative and post-bankruptcy claims), and the allowance of the class claims. This litigation remains ongoing before the Bankruptcy Court and will continue as the parties seek to resolve various issues in connection with this litigation.

1.	Generics Price Fixing Lift Stay Motion

On April 20, 2021, the EPPs filed their End- Payer Plaintiffs’ Motion For Declaratory Relief, Or In The Alternative, Relief From The Automatic Stay And Waiver Of The Stay Imposed By Fed. R. Bankr. P. 4001 (the “EPP Lift Stay Motion”) [Docket No. 21 in Adv. Pr. No. 20-12522 (JTD)] seeking entry of an order declaring that the automatic stay does not preclude the discovery sought by the EPPs in the prepetition Generics Price Fixing Actions, and granting them relief from the automatic stay for cause. Pursuant to the EPP Lift Stay Motion, the EPPs argue that participation by the named Debtors in the Generics Price Fixing Actions is important and absent their ongoing meaningful participation, the plaintiffs in such actions risk substantial prejudice not only as to their case against the named Debtors, but also to a full and fair opportunity to prove their cases against the alleged co-conspirators in such cases.

The EPPs further argue that continuation of the Generics Price Fixing Actions against the named Debtors would allegedly not create any serious burden or prejudice to the Debtors’ Plan. They maintain that the directives of the District Court in the Generics Price Fixing Actions will allegedly not force the Debtors to expend significant time or financial resources on the discovery process. Further, they argue that attention of high-ranking executives will not be diverted from the reorganization process. Additionally,

[28]	See generally In re Generic Pharm. Pricing Antitrust Litig., 16-MD-2724 (E.D. Pa. Aug. 5, 2016).

they contend the majority of the Mallinckrodt-affiliated individuals involved in discovery in the Generics Price Fixing Actions are former employees, and none of the current employees identified as potential document custodians for discovery purposes are high-ranking directors or officers of Mallinckrodt known to be involved in the reorganization process. Finally, the EPPs maintain that litigation in the District Court will allegedly be less burdensome to all parties, including Mallinckrodt, than beginning proceedings from scratch in the bankruptcy forum.

The Debtors disagree with the EPPs assertions in the EPP Lift Stay Motion and opposes any order seeking to lift the stay to proceed with the Generics Price Fixing Actions. The Debtors intend to file an objection to the EPP Lift Motion in the near future.

T.	The Administrative Claims Bar Date

On April 30, 2021, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Setting an Initial Bar Date for Filing Proofs of Administrative Claim, (II) Establishing Administrative Claims Procedures, (III) Approving the Form and Manner of Filing Proofs of Administrative Claim, (IV) Approving Notice of the Initial Administrative Claim Bar Date, and (V) Granting Related Relief (the “Admin Claims Bar Date Motion”) [Docket No. 2162] with the Bankruptcy Court.

A hearing to consider the relief requested in the Admin Claims Bar Date Motion was held before the Bankruptcy Court on May 20, 2021. At the hearing, the Bankruptcy Court indicated that it would approve the Admin Claims Bar Date Motion and enter the proposed order, subject to certain revisions being made to the proposed order. On that same date, the Bankruptcy Court entered the Order (I) Setting An Initial Bar Date For Filing Proofs Of Administrative Claim (II) Establishing Administrative Claims Procedures, (III) Approving The Form And Manner Of Filing Proofs Of Administrative Claim, (IV) Approving Notice Of The Initial Administrative Claim Bar Date, And (V) Granting Related Relief (the “Admin Claims Bar Date Order”) [Docket No. 2480].

Pursuant to the Admin Claims Bar Date Order, each Person or Entity that asserts a claim (other than an Opioid Claim or VI Opioid Claim) (each as defined in the Admin Claims Bar Date Order) against the Debtors that arose after the Petition Date, but prior to April 30, 2021, at 11:59 p.m., prevailing Eastern Time, shall be required to file an original, written proof of Administrative Claim (a “Proof of Administrative Claim”). Except in the cases of certain exceptions explicitly set forth in the Admin Claims Bar Date Order, all Proofs of Administrative Claim for any Administrative Claim arising on or prior to April 30, 2021, at 11:59 p.m., prevailing Eastern Time, must be filed so that they are actually received by Prime Clerk by June 28, 2021, at 5:00 p.m., prevailing Eastern Time (the “Initial Administrative Claims Bar Date”).

The Admin Claims Bar Date Order sets forth certain categories of claimants that are not required to file a Proof of Administrative Claim by the Initial Administrative Claims Bar Date, which includes, among others, (a) any person or entity whose postpetition claim has previously been allowed by order of the Court; (b) any person or entity holding an Opioid Claims or VI Opioid Claims; (c) any current or former officer, director, or employee of any Debtor for claims based on wages, benefits (including retirement, pension, and other postemployment obligations), indemnification, contribution, or reimbursement; and (d) the United States Trustee, on account of claims for fees payable pursuant to 28 U.S.C. § 1930. This list of categories is non-exhaustive. Please refer to the Admin Claims Bar Date Order for the complete list of categories of claimants who are not required to file a Proof of Administrative Claim by the Initial Administrative Claims Bar Date.

Nothing in the Plan or any other order of the Bankruptcy Court bars any party from asserting a Claim it believes to be an Administrative Claim. The Debtors reserve the right to object to any such Claim or Administrative Claim.

U.	Contingent Claims Asserted Against the Debtors

A substantial number and amount of contingent Claims have been filed in these Chapter 11 Cases, including, substantial contingent Claims in connection with the Acthar Claims, Generics Price Fixing Claims, and Asbestos Claims, among others. For instance, the contingent litigation Claims in connection with the Acthar Claims and Generics Price Fixing Claims are described above in section IV.S-T of this Disclosure Statement.

The Plan seeks to limit General Unsecured Claims recoveries to the General Unsecured Claims Recovery Pool, which provides a recovery pool with an aggregate value of $100,000,000 for all General Unsecured Claims. Under the Plan, the Debtors retain the right to assert objections to these contingent Claims (other than Opioid Claims or Claims Allowed under the Plan) and, as such, the Allowance or disallowance of these contingent Claims may not be decided until after you vote on the Plan. The Allowance or disallowance of these contingent Claims (other than Opioid Claims or Claims Allowed under the Plan) either will be determined by, among other things, the Debtors’ claims reconciliation process that will likely take place after the Confirmation Hearing, the outcome of the Acthar Claims-related litigation described in Article IV.S above, any mediation involving the Debtors and the Holders of these contingent Claims, and any estimation motions or claim objections filed by the Debtors. While the Debtors believe the determination can occur post- confirmation, the Achtar Insurance Claimants strongly contend that the claims must be determined prior to confirmation of the Plan, as they believe such determination affects the Plan’s confirmability. The Allowance or disallowance of these contingent Claims, in whole or in part, will meaningfully affect recoveries and distributions to other Holders of General Unsecured Claims.

V.	Opioid Claimant Mediation and Opioid Trusts

On February 3, 2021 the Debtors filed their Motion for Entry of an Order (A) Appointing a Mediator and (B) Establishing Mediation Procedures as Set Forth in the Proposed Order Filed [Docket No. 1276] requesting, among other things entry of an order (the “Opioid Mediation Order”) (a) appointing Kenneth R. Feinberg to mediate the allocation of the Opioid MDT II Consideration, and (b) establishing mediation procedures as set forth in the Opioid Mediation Order. The Bankruptcy Court entered the Opioid Mediation Order [Docket No. 1381] on February 11, 2021.

Mediation commenced on February 11, 2021. The mediation parties included: (a) the Debtors; (b) the OCC; (c) the Ad Hoc Group of NAS Children; (d) a certain ad hoc group of personal injury claimants (the “Ad Hoc Group of Personal Injury Claimants”); (e) the Governmental Ad Hoc Committee; (f) the MSGE Group; (g) counsel to Life Point Health System and counsel to various hospitals, including a putative class of hospital claimants; (h) counsel to a putative class of emergency room physicians; (i) counsel to Blue Cross and Blue Shield Association, various third party payors and health insurance carrier plaintiffs; (j) counsel to Thornton Township High School District 205 and certain other public school districts as representatives of a putative class of school district class claimants; (k) counsel to the putative classes of purchasers of private health insurance represented by Stevens & Lee, P.C.; (l) the Federal Healthcare Agency Opioid Claimants (each as defined in the Opioid Mediation motion and Order); and (m) the FCR.

The mediation continued for approximately three months and resulted in the allocations set forth in the Plan for certain of the Holders of private Opioid Claims and for Holders of Opioid Claims represented by the mediation groups mentioned above (i.e., third-party payors, Hospitals, public schools, emergency room physicians, etc.). These allocations are the product of hard-fought negotiations and will be the subject of trust distribution procedures (as may be amended, supplemented or modified from time to time) to be filed with the Court on the earlier of (a) 30 days from entry of the Disclosure Statement Order, and (b) July 21, 2021. There are objecting opioid creditors who remain dissatisfied with their respective treatments and discussions with certain of those parties remain ongoing. The mediation resulted in negotiated agreements that are subject to express conditions, including that a resolution is reached with the DOJ that is acceptable to certain public entities, members of the PI Trust, and the FCR, and that the public entities reach agreement on allocation issues with a critical mass of private entities, to be determined in the sole discretion of the relevant public entities. The negotiated agreements from the mediation are subject in all respects to the applicable parties reaching agreement on definitive documents, including the Plan and the relevant trust agreements and trust distribution procedures. The Debtors and Supporting Parties reserve all rights with respect to the proposed negotiated agreements in principle set forth in this section of the Disclosure Statement, and the proposed negotiated agreements in principle are subject to change.

1.	Proposed Allocations Amongst The Opioid Trusts

The allocation of the Opioid MDT II Consideration for each of the various opioid trusts is set forth in the chart below.

2.	The Opioid Trusts and Abatement

All Opioid Claims will be channeled to various opioid trusts as described in the Plan. Under the Plan, the vast majority of the funds directed to these various opioid trusts will be dedicated to programs to abate the opioid crisis. Most of the opioid trusts will have a mission to fund abatement of the opioid crisis. A substantial portion of the Opioid Settlement amount will flow into abatement trusts established for the benefit of states and localities, as well as other creditor groups such as Native American Tribes, hospitals, ratepayers, third-party payors, emergency room physicians, and children with a history of Neonatal Abstinence Syndrome and their guardians. These abatement trusts will require that the funds be dedicated exclusively to opioid abatement efforts, and there will be transparency to so ensure. There will also be a substantial portion of the Opioid Settlement amount that will be provided to a trust that will make distributions to qualified personal injury claimants – specifically, the PI Trust. Applicable trust documents (as may be amended, supplemented or modified from time to time), which will be finalized and filed with the Court on the earlier of (a) 30 days from entry of the Disclosure Statement Order, and (b) July 21, 2021, will provide more detailed information with respect to each particular trust including information regarding, among other things, the mission, funding, and distribution procedures of a particular opioid trust.

3.	The Public Opioid Creditor Trusts

Public Creditor Trusts. The Plan also provides for the establishment of two public creditor trusts, the National Opioid Abatement Trust II (the “NOAT II”), on account of the State Opioid Claims and the Municipal Opioid Claims, and the TAFT II, on account of the Tribe Opioid Claims. All value distributed to the NOAT II and the TAFT II will be exclusively dedicated to programs designed to abate the opioid crisis and for no other purpose, other than to fund administration of the programs themselves and to pay fees and costs, including through the funding of the Opioid Attorneys’ Fee Fund, which will be established for reimbursement of State Opioid Claimant, Municipal Opioid Claimant, and Tribe Opioid Claimant costs and expenses (including attorneys’ fees). The Opioid Attorneys’ Fee Fund will be funded in an amount and structure to be agreed upon by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group from the Public Opioid Creditor Share.

A schedule of the distributions to be received by the NOAT II and the TAFT II is set forth below:

	Allocation Between the
Aggregate Amount Distributable	NOAT II and the TAFT II
	NOAT II	TAFT II
$0 – $625 million	97.1%	2.90%
over $625 million – $1.25 billion	97.05%	2.95%
over $1.25 billion	97%	3.0%

National Opioid Abatement Trust II. The funds distributed to the NOAT II under the Plan will be allocated to each State for use within that State based on a detailed mediation and settlement framework for the NOAT II that resulted in a detailed methodology for determining the percentage of abatement funds allocated to each State, which is based on, among other things, prescription opioid sales, the prevalence of pain reliever use disorder, overdose deaths, population and other factors. That methodology resulted in the state-by-state percentage allocations set forth in the NOAT II Documents to be filed with the Plan Supplement. Within- state allocations of those funds to local governments and other Municipal Units within each State will be determined either by a default allocation mechanic or a “Statewide Abatement Agreement” if the required level of support can be reached within the applicable State no later than two weeks following the Effective Date.29 Under the default allocation mechanic, the within-state allocations of funds for abatement purposes shall be apportioned by region, and the specific abatement uses of the funds shall be determined by the state, with input from a consulting body that includes broad local government representation. Further detail on the inter-state allocation model and intra-state allocation mechanisms is described in the NOAT II Documents that will be filed with the Plan Supplement. Also, the core abatement purposes for which each State may allocate abatement funds are described in the NOAT II Documents distribution procedures, with priority given to the “core strategies” set therein.

The applicable NOAT II trustees shall distribute the NOAT II funds consistent with the allocation percentages set forth below and in accordance with the NOAT II Documents.

State	Final Percentage Division of Funds
Alabama	1.5958653635%
Alaska	0.2283101787%
American Samoa*	0.0171221696%
Arizona	2.3755949882%
Arkansas	0.9322152924%
California	9.9213830698%
Colorado	1.6616291219%
Connecticut	1.2938102647%
Delaware	0.4420285052%
District of Columbia	0.1799774824%
Florida	7.0259134409%
Georgia	2.7882080114%
Guam*	0.0480366565%
Hawaii	0.3246488040%
Idaho	0.4919080117%
Illinois	3.3263363702%
Indiana	2.2168933059%
Iowa	0.7419256132%
Kansas	0.7840793410%
Kentucky	1.9963344879%
Louisiana	1.4650905059%
Maine	0.5293231313%
Maryland	2.1106090494%
Massachusetts	2.3035761083%
Michigan	3.4020234989%
Minnesota	1.2972597706%
Mississippi	0.8624327860%
Missouri	2.0056475170%
Montana	0.3125481816%
N. Mariana Islands*	0.0167059202%
Nebraska	0.4171546352%

[29]

The allocation of public funds within a Territory or the District of Columbia will be determined by its local legislative body within the time frame set forth in the procedures of the NOAT II Documents filed with the Plan Supplement, unless that legislative body is not in session, in which case, the allocation of public funds shall be distributed pursuant to the direction of the Territory’s or District of Columbia’s executive, in consultation – to the extent applicable – with its government participation mechanism, all as set forth in the NOAT II Documents filed with the Plan Supplement.

Nevada	1.2017657135%
New Hampshire	0.5784834777%
New Jersey	2.7551354545%
New Mexico	0.7989379794%
New York	5.3903813405%
North Carolina	3.2502525994%
North Dakota	0.1700251989%
Ohio	4.3567051408%
Oklahoma	1.5322312508%
Oregon	1.3741405009%
Pennsylvania	4.5882419559%
Puerto Rico**	0.7101195950%
Rhode Island	0.4465429178%
South Carolina	1.5393083548%
South Dakota	0.1982071487%
Tennessee	2.6881474977%
Texas	6.2932157196%
Utah	1.1466798699%
Vermont	0.2544890561%
Virgin Islands*	0.0315673573%
Virginia	2.2801150757%
Washington	2.3189040182%
West Virginia	1.0567416533%
Wisconsin	1.7582560561%
Wyoming	0.1668134842%

Tribe Opioid Claims and the TAFT II . Distributions to the Tribes on account of Tribe Opioid Claims will be required to be used exclusively for abatement purposes and permitted administrative costs, and will be made through the TAFT II in accordance with the TAFT II Documents to be filed with the Plan Supplement.30 The allocation of distributions among Tribes will be consistent with the allocation percentages set forth in the TAFT II Documents. The Tribes will use the tribal allocation of abatement funds for programs on the approved list of abatement strategies (see the TAFT II Documents and procedures therein to be filed with the Plan Supplement) and also for culturally appropriate activities, practices, teachings or ceremonies that are, in the judgment of a tribe or tribal health organization, aimed at or supportive of remediation and abatement of the opioid crisis within a tribal community. A list of representative examples of such culturally appropriate abatement strategies, practices, and programs is attached to the TAFT II Documents and referred to therein as the “Tribal Abatement Strategies”. The separate allocation of abatement funding and illustrative list of Tribal Abatement Strategies recognizes that American Indian and Alaska Native Tribes and the communities they serve possess unique cultural histories, practices, wisdom, and needs that are highly relevant to the health and well-being of American Indian and Alaska Native people and that may play an important role in both individual and public health efforts and responses in Native communities.

Each of the NOAT II and the TAFT II shall (i) monitor the use of funds received by any applicable recipients in accordance with the NOAT II Documents and TAFT II Documents and (ii) prepare and deliver to the Opioid MDT II for publication annual reports on the disbursement, use and, to the extent feasible and cost-effective, efficacy of abatement distributions from such Trusts and the compliance by abatement distribution recipients with the authorized abatement purposes set forth in the applicable trust documents. The Debtors believe that funding these dedicated abatement funds is in the best interest of creditors and of the American public.

[30]	TAFT II may consist of one or more trusts, limited liability companies, or other Persons or Entities, to be identified in the Plan Supplement.

W.	The Opioid Noticing Program

On June 8, 2021, the Debtors filed their Additional Opioid Notice Plan [Docket No. 2771, Ex. 5] (the “Opioid Notice Plan”). The Opioid Notice Plan provides that the Debtors will use multiple channels in the United States (including territories and tribes) and Canada to provide notice to known and unknown Holders of Opioid Claims. The Debtors will implement a combination of direct mailings, media campaigns and advertising (i.e., primarily television, online social/search media, and radio), print publications (i.e., newspapers and magazines), and community outreach to provide notice to known and unknown Opioid Claimants. The Debtors’ Opioid Notice Plan will involve a direct notice strategy and a media and community outreach strategy.

1.	The Opioid Notice Plan - Direct Notice

The Debtors propose to send direct, mailed notice, and a Solicitation Package (including the applicable Ballot), to the following known Holders of Opioid Claims and/or their lawyers.

•	Existing Opioid Plaintiffs: All plaintiffs with pending opioid lawsuits against the Debtors.

•

Non-Plaintiff, Known Claimants: All persons and entities that have filed opioid-related Proofs of Claim in the Debtors’ Chapter 11 Cases (if any), and all Persons and Entities that have appeared in the Debtors’ Chapter 11 Cases on the basis of opioid-related claims, regardless of whether any of the foregoing have filed lawsuits against the Debtors relating to opioids.

•	Co-Defendants: All co-defendants to the Debtors in their prepetition opioid litigations.

•	Putative Class Representatives: All putative class representatives to the various opioid claim classes in these Chapter 11 Cases (e.g., the hospitals, ratepayers, ERP’s, NAS, Public Schools, etc.).

The Debtors will also send direct, mailed notice to the following potential Holders of Opioid Claims and/or their lawyers. Such notice will include information on how to retrieve a Solicitation Package directly from the Notice and Claims Agent, and vote on the Debtors’ Plan.

•

Related Consolidated Third Party Payors: Collective group of more than 450,000 insurance payors who have filed Proofs of Claim in the Debtors’ chapter 11 cases relating to Acthar® Gel and asserted generics price fixing claims—the Debtors understand that group entirely or nearly entirely overlaps with the consolidated group of payors that filed opioid claims in the chapter 11 cases for In re Purdue Pharma L.P., Case No. 19-23649 (RDD) (Bankr. S.D.N.Y.).

•

Opioid Claimants who filed a Proof of Claim in Purdue: The Debtors propose to utilize publicly available opioid claimant notice information from the Purdue Chapter 11 Cases, and to seek permission from the applicable bankruptcy court for Prime Clerk to utilize non-publicly available opioid claimant notice information, to send direct notice to such persons and entities.

2.	The Opioid Notice Plan - Media and Community Outreach Strategy

The Debtors will conduct the following media and community outreach noticing programs to provide notice to all unknown Opioid Claimants. The following notice programs will disseminate information on how to obtain a Solicitation Package and an applicable Ballot, how to cast a vote on the Debtors’ Plan, provide notice of all relevant deadlines for the Debtors’ Chapter 11 Cases, and directions for how to contact the Notice and Claims Agent with any questions.

The Debtors and their Notice and Claim Agent will commence a media/advertising outreach campaign that will include:

•	Television: Broadcast network and cable;

•	Online Media: Display internet banner advertising (United States and U.S. territories in both English and Spanish);

•	Search: Key word and search terms (United States, U.S. territories and Canada in English, Spanish and French);

•	Social Media: Facebook, Instagram, Twitter, YouTube and TikTok (United States and U.S. territories in both English and Spanish) and Canada (English and French);

•	Radio: Tribal and Univision (United States and U.S. territories in Spanish); and

•

Press Releases (released approximately 2 weeks after entry of the Disclosure Statement Order): Releases in both United States (including U.S. territories and tribes in both English and Spanish) and Canada (in both English and French);

•	Print (Newspapers and Magazines):

•	United States and U.S. territories: Wall Street Journal, seventy-eight (78) local newspapers and over fifty (50+) tribal newspapers;

•	U.S. territories: six (6) local newspapers in Spanish and English; and

•	Canada: Maclean’s, Canadian Living, Reader’s Digest (English) and Reader’s Digest (French)

The Debtors’ media outreach timeline will last approximately seventy-three (73) days before the Voting Deadline (i.e., starting on or around June 22, 2021 and ending on or around September 3, 2021). This media outreach campaign is intended to target over ninety percent (90+%) of all adults eighteen and older regardless of age, gender, income, ethnicity or socio-economic condition in the United States and over eighty percent (80+%) of the same in Canada.

For television, the Debtors would propose a thirty-second (:30) television commercial, delivering information about the Debtors’ Plan process and the potential right to vote, for viewers that may have a potential Opioid Claim against the Debtors. The commercial will direct viewers to a dedicated webpage where the Opioid Claimant could obtain relevant materials, including the Plan and Disclosure Statement, and cast a vote on the Plan.

In paper print media, the Debtors will use a simplified notice that will deliver key information alerting the reader to the Debtors’ Plan process and their potential right to vote, if they believe they may have an Opioid Claim against the Debtors.

In online channels, the Debtors would further streamline the information conveyed in the primary advertisement by creating an online banner with information substantially in the form below:

If you or a family member has been harmed by the use of an opioid product, then any claim you may have against Mallinckrodt, which is an opioid manufacturer, may be impacted by Mallinckrodt’s bankruptcy plan and channeled to a trust for any recovery. As a result, you may have the right to vote on Mallinckrodt’s plan. If you want to vote on, or object to, Mallinckrodt’s plan, you must do so by September 3, 2021 at 4:00 p.m. (ET) . Please visit the dedicated opioid claimant webpage for more information and read Mallinckrodt’s plan and disclosure statement to help you decide whether and how to vote and request and submit a ballot. If you have questions about the information contained herein, you may also contact the Debtors at MallinckrodtInfo@primeclerk.com or the Official Committee of Opioid Related Claimants at MLNKOpioidcreditorinfo@primeclerk.com.

The Debtors will also deliver notice through a community outreach program via a short simplified notice that will explain the Debtors’ Chapter 11 Cases and the process for obtaining a Ballot and voting on the Plan if the recipient believes he or she may have an Opioid Claim and wishes to vote on the Plan. This community outreach notice is expected to reach over 330,000 parties in various categories of communities and organization, including without limitation, Addiction Treatment Centers; Public Schools; Church Organizations; Crisis Intervention Service, Help Lines, Intervention Centers; Dependency Information & Help Centers; Drug Abuse & Addiction Info & Treatment Centers; Emergency Rooms; Hospitals (For Profit, Psychiatry, Teaching, Veterans, Women’s, Government Owned, Rehabilitation, Chemical Dependency, Children); Mental Health Clinics; NAS Support Groups; Native American Reservations & Tribes; and Opioid/Opiate Treatment Centers.

The Debtors and their Notice and Claims Agent are also investigating whether they could conduct a notice program with counties, cities, towns and other local governments in the United States. The notice would be similar to the community outreach notice above (i.e., a short notice explaining the Debtors’ chapter 11 cases and the process for obtaining a Ballot and voting on the Plan). The Debtors’ investigation is still ongoing and, if it’s possible, the Debtors will indeed provide notice to certain counties, cities, towns and other local governments in the United States.

X.	The Canadian Recognition Proceedings

In parallel with these Chapter 11 Cases, Mallinckrodt Canada ULC, Mallinckrodt plc, Mallinckrodt Hospital Products Inc., Mallinckrodt LLC, and MNK 2011 LLC (collectively, the “Canadian Filing Entities”) have commenced proceedings under Part IV of the Canadian Companies Arrangement Act (the “Canadian Recognition Proceedings”) in the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) to recognize the Chapter 11 Cases as foreign main proceedings or foreign non-main proceedings, as applicable, in Canada and to recognize in Canada certain Orders of the Bankruptcy Court. In the Chapter 11 Cases, the Bankruptcy Court issued an order appointing Mallinckrodt Canada ULC as the foreign representative (the “Foreign Representative”) of itself, Mallinckrodt plc, and the other Canadian Filing Entities.

On October 16, 2020, the Foreign Representative, under Part IV of the Companies’ Creditors Arrangement Act (the “CCAA”) applied for and was granted an Initial Recognition Order (Foreign Main Proceeding and Foreign Non-Main Proceeding) and a Supplemental Order as to Mallinckrodt ULC, Mallinckrodt plc, and Mallinckrodt Hospital Products Inc. (together, the “Initial CCAA Recognition Orders”). The Canadian Recognition Proceedings are pending before the Honourable Mr. Justice Hainey of the Ontario Superior Court of Justice (Commercial List) under Case No. CV-20-00649441-00CL. Among other things, the Initial CCAA Recognition Orders: (a) recognize the Chapter 11 Cases as a “foreign main proceeding” and a “foreign non-main proceeding”; (b) recognize Mallinckrodt Canada ULC as the Foreign Representative in respect of the Canadian Filing Entities; (c) grant a stay of proceedings in Canada in respect of the Canadian Filing Entities and their officers and directors and other standard relief; (d) recognize and give effect in Canada to certain interim orders made by the Bankruptcy Court in the Chapter 11 Cases; and (e) appoint Ernst & Young Inc. as Information Officer in the Canadian Recognition Proceedings.

The Debtors initiated the Canadian Recognition Proceedings in order to (a) channel certain claims (the “Canadian Opioid Claims”) related to the B.C. Class Action Litigation (as defined below) to the Opioid MDT II, and (b) to stay that and certain other litigation, including the Ontario Litigation (as defined below) and the Eaton Litigation (as defined below), during the pendency of the Chapter 11 Cases.

The Canadian Filing Entities are defendants in three actions in Canada (the “Canadian Litigations”). The Canadian Litigations are comprised of:

•

a civil claim dated June 1, 2020, filed in the Supreme Court of British Columbia under the Class Proceedings Act (British Columbia) (the “B.C. Class Action Litigation”) naming Mallinckrodt Canada ULC and Mallinckrodt plc (the “B.C. Mallinckrodt Defendants”) as defendants and alleging, among other things, that following a switch from the generic methadone compound to Methadose: a) the B.C. Mallinckrodt Defendants knew that Methadose was less effective than the compounded generic methadone in question; b) the B.C. Mallinckrodt Defendants knew or ought to have known that restricting patient access to compounded generic methadone and the switch to Methadose could result in relapse and harms associated with relapse; and c) the B.C. Mallinckrodt Defendants – through acts or omissions – committed various wrongdoings, including making false representations regarding Methadose and the switch from compounded generic methadone, and failing to warn patients;

•

a civil claim dated July 2, 2015, filed in the Ontario Superior Court of Justice (the “Ontario Litigation”) naming Ikaria Inc. (a predecessor company to Mallinckrodt Hospital Products Inc.) as a defendant, alleging, negligence, conversion, interference with property and/or breach of contract in respect of the destruction of certain product stock; and

•

a civil claim dated June 3, 2020, filed in the Federal Court of Canada in Toronto, Ontario, under the Competition Act (Canada) and the Federal Courts Act (Kathryn Eaton v Teva Canada Limited et al. – Court File No. T-607-20) (the “Eaton Litigation”), naming Mallinckrodt LLC, Mallinckrodt Canada ULC, Mallinckrodt plc and 71 other unrelated pharmaceutical entities, as defendants, and alleging, that the defendants participated in a conspiracy across North America to allocate the market, fix prices and maintain the supply of certain generic drugs.

After the Confirmation of the Plan by the Bankruptcy Court, applications will be made by the Canadian Filing Entities seeking orders from the Canadian Court recognizing the Confirmation Order as a matter of Canadian law, the effect of which, among other things, will be to channel all Canadian Opioid Claims to the Opioid MDT II pursuant to the terms of the Plan. Notwithstanding the foregoing, the Debtors reserve the right to file additional Canadian Recognition Proceedings for Debtors other than the Canadian Filing Entities, to the extent necessary or advisable to consummate the Plan. Entry of an order by the Canadian Court recognizing the Confirmation Order in the Canadian Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada (and such recognition order becoming a Final Order) is a condition precedent to the Effective Date under Article VIII of the Plan.

Y.	The Irish Examinership Proceedings

In accordance with the Restructuring Support Agreement and the Plan, the Parent anticipates filing a petition to commence the Irish Examinership Proceedings following confirmation of the Plan. The filing of the Irish Examinership Proceedings will commence the protection period during which the Parent will, under Irish law, have the benefit of protection against enforcement and other actions by its creditors for a period of up to 100 calendar days (or as otherwise amended under applicable Irish insolvency law).

The Parent intends to continue operating its business in the ordinary course during the protection period, save that an Examiner will be in place whose primary function will be to seek approval for its proposals for a Scheme of Arrangement in relation to the Parent.

The Irish Debtors believe that the terms of the proposals for a Scheme of Arrangement which will accompany the Irish Examinership Proceedings will, inter alia, deal with the: (i) cancellation of all Equity Interests; (ii) issue of New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) to the Holders of Guaranteed Unsecured Notes Claims; and (iii) issue of New Opioid Warrants to the Opioid MDT II each on terms consistent with the Plan.

Notwithstanding anything to the contrary in the above, the Debtors reserve the right to file additional Irish Examinership Proceedings for Debtors other than Parent, to the extent necessary or advisable to consummate the Plan.

Furthermore, one of the Holders of ordinary shares of Mallinckrodt plc, the Buxton Helmsley Group (“BHG”), filed The Buxton Helmsley Group, Inc.’s Joinder In Acthar Plaintiffs’ Preliminary Objections To Debtors’ Disclosure Statement [Docket No. 2385] asserting, among other things, that the Debtors and their directors may have violated certain aspects of Irish law in connection with their restructuring and these Chapter 11 Cases. Thus, according to BHG, Mallinckrodt plc may have undisclosed Claims against it that may interfere with the Debtors’ ability to consummate the Irish Examinership Proceeding and, accordingly, to consummate the Plan. The Debtors disagree with BHG’s assertions in its joinder pleading.

1.	Petition Hearing

On the petition hearing date of the Irish Examinership Proceedings, the Parent will apply to have the Examiner’s appointment confirmed. The Parent will be required to establish that it is insolvent and that there is a reasonable prospect of the survival of both the company and its undertaking. It is intended that the petition will be accompanied by the Scheme of Arrangement.

2.	Approval of Proposals for the Scheme of Arrangement

The Examiner will convene meetings of classes of creditors and the shareholders of the Parent. The Scheme of Arrangement is required to be approved by in excess of 50% plus one in value and in number of at least one class of impaired creditors.

3.	Approval by the High Court of Ireland

Once the requisite creditor classes have voted in favor of the Scheme of Arrangement, the Examiner will file a report containing details of the outcome of the votes of the class meetings with the High Court of Ireland and apply to the High Court of Ireland for a hearing date to confirm the Scheme of Arrangement. At such hearing the Examiner will be required to establish that the proposals are fair and equitable to any class of creditors which has not accepted the proposals and whose interests would be impaired by the proposals and that the proposals are not unfairly prejudicial to the interests of any interested party.

Entry of an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement becoming effective in accordance with its terms (or becoming effective concurrently with effectiveness of the Plan) is a condition precedent to the Effective Date under Article VIII of the Plan.

Z.	Disclosure Statement Objections

Various parties have filed objections to this Disclosure Statement and the Disclosure Statement Order. The Debtors have engaged with some of these objecting parties to resolve their objections and intend to continue engaging with objecting parties to resolve objections. Below are additional disclosures with respect to said Disclosure Statement objections.

As set forth in the Objection of the Ad Hoc First Lien Notes Group to Approval of the Debtors’ Disclosure Statement [Dkt. No. 2377], the Objection of Columbus Hill Capital Management, L.P. to Debtors’ Motion for Approval of Disclosure Statement for Joint Plan of Reorganization of Mallinckrodt PLC and Its Debtor Affiliates under Chapter 11 of the Bankruptcy Code [Dkt. No. 2350], the Supplemental Objection of Columbus Hill Capital Management, L.P. to Debtors’ Motion for Approval of Disclosure Statement for Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Dkt. No. 2859] and various informal communications, that certain ad hoc First Lien Notes group, Columbus Hill Capital Management, L.P. and/or that certain ad hoc Second Lien Notes group have raised objections to (i) the Debtors’ proposed Reinstatement of the First Lien Notes and Second Lien Notes, as applicable, under the Plan, including without limitation, whether the First Lien Notes or Second Lien Notes may be reinstated absent the inclusion of the “Applicable Premium” under the Indentures in the reinstated principal balance of the notes; and (ii) the Debtors’ proposed alternative treatment of the First Lien Notes Claims and Second Lien Notes Claims under the Plan in the form of Cram-Down First Lien Notes or Cram-Down Second Lien Notes, as applicable, including, without limitation, whether the Cram-Down First Lien Notes or Cram-Down Second Lien Notes satisfy the requirements of section 1129(b) of the Bankruptcy Code. The Debtors disagree with their positions, and their other assertions in their objections, and submit that the First Lien Notes and the Second Lien Notes may be Reinstated without paying any “Applicable Premium” and that the treatment of First Lien Notes and Second Lien Notes under the Plan is otherwise appropriate.

The UCC filed its Preliminary Objection Of Official Committee Of Unsecured Creditors To Motion Of Debtors For Entry Of Order (I) Approving The Disclosure Statement And Form And Manner Of Notice Of Hearing Thereon, (II) Establishing Solicitation Procedures, (III) Approving The Form And Manner Of Notice To Attorneys And Solicitation Directive, (IV) Approving The Form Of Ballots, (V) Approving Form, Manner, And Scope Of Confirmation Notices, (VI) Establishing Certain Deadlines In Connection With Approval Of Disclosure Statement, And Confirmation Of Plan, And (VII) Granting Related Relief [Docket No. 2392]. The UCC’s objection asserts that it does not support the Plan.

In response to the UCC’s objection, (a) the Debtors will include with the Solicitation Package correspondence from the UCC directed to Holders of General Unsecured Claims stating its position with respect to the Plan; (b) the Debtors believe the Asbestos Claims asserted against the Debtors primarily relate to a refractory product sold by a legacy affiliated entity prior to 1974; and (c) certain plaintiffs have also alleged premises liability Asbestos Claims against the Debtors.

The Acthar Ad Hoc Group and certain other Acthar Claimants filed their Acthar Plaintiffs’ Preliminary Objections To Debtors’ Disclosure Statement [Docket No. 2244] and their Supplemental Preliminary Objections Of The Acthar Plaintiffs To Disclosure Statement For Joint Chapter 11 Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code And Joinder [Docket No. 2415]. The Debtors hereby include the following additional disclosures to resolve the Acthar Ad Hoc Group’s objection.

The Plan divides unsecured Claims into various Classes, specifically, Classes 5-11 and Class 13. Those Classes (inclusive of Classes identified with an enumerated sub-clause) are entitled to varying recoveries from varying sources under the Plan. The varying recoveries reflect (a) the interrelated settlements that underpin the Restructuring Support Agreement and that have been agreed during these Chapter 11 Cases and (b) the varying legal entitlements of the creditors within each Class, as demonstrated by (among other things) the Liquidation Analysis, which is filed at Docket No. 2285-2 and set forth in Exhibit E hereto. A material portion of the Debtors’ profits were earned in connection with the sale of Acthar both pre- and post-petition. The Debtors will not be substantively consolidated for all purposes through the Plan. The Plan seeks to limit the Acthar Claimants’ recovery to sharing in the General Unsecured Claims Recovery Pool. The Debtors intend to demonstrate at the Confirmation Hearing the propriety of the treatments applicable to different Classes of unsecured Claims, a position that is disputed by the Acthar Claimants and the Official Committee of Unsecured Creditors.

The Acthar Claimants, including multiple individual plaintiffs and putative class representatives represented by the Haviland Hughes and Ciardi, Ciardi, & Astin firms, have stated in their pleadings that they intend to pursue legal action against the Reorganized Debtors, the New Board, and Holders of the New Mallinckrodt Ordinary Shares after the Effective Date, for purported violations of antitrust and price fixing laws they assert will occur.

The Debtors have not appointed any non-employee directors to U.S. Specialty Brands subsidiaries of Debtor Mallinckrodt plc. Mallinckrodt plc’s board of directors is comprised of a majority of independent directors.

The Debtors will disclose the assumption or rejection of any applicable Executory Contracts with Express Scripts or any of its affiliated entities in connection with the Plan Supplement, which will be filed twenty-eight (28) days before the Voting Deadline. The consequences of such assumption or rejection will be as dictated by the Bankruptcy Code, including section 365 of the Bankruptcy Code. For the avoidance of doubt, the Debtors do not expect that Article V.G of the Plan, which applies to opioid-related indemnification obligations, would apply to any such Executory Contracts. However, to the extent that any such Executory Contracts do give rise to Co-Defendant Claims (i.e., based on or in connection with Opioid Claims), such indemnification obligations would be subject to Article V.G of the Plan.

From and after the Effective Date, the Debtors intend to continue operating their Acthar-related businesses generally consistent with their historical practices. The Acthar Claimants take the position that such historical practices form the basis for Administrative Claims that have accrued post-petition and will continue to accrue, and the Debtors disagree with that position.

The Debtors’ Statements of Financial Affairs disclose all transfers among the Debtors for the one- year prior to the Petition Date. The Ad Hoc Acthar Group has identified $14 billion of such transfers that it believes may be subject to challenge and/or avoidance. The Debtors’ position is that the transfers identified in their Statements largely reflect ordinary course intercompany business activity and/or satisfaction of non-avoidable obligations, the general structures of which are described in more detail in the Debtors’ “Cash Management Motion” filed at Docket No. 23 in the Chapter 11 Cases.

In addition, in further response to the Acthar Ad Hoc Group’s objection, the Debtors have confirmed that the following parties are not “Released Parties” as defined in the Plan:

Cigna Corp.; Cigna Holding Co.; Express Scripts, Inc.; Express Scripts Holding Company; CuraScript, Inc., d/b/a CuraScript, SD, f/k/a CuraScript Pharmacy, Inc.; Accredo Health Group, Inc.; Avista Capital Partners; United BioSource Corporation; United Biosource LLC; United Biosource Holdings, Inc.; Aetna; Aetna Rx; Avella; Biologics/Care Advantage; CVS Caremark; CVS Health Corp.; Caremark LLC; CVS Pharmacy, Inc.; Cigna Specialty; Cigna Tel Drug; Coram; Diplomat Pharmacy; Optum; OptumRx, Inc. f/k/a SXC Health Solutions, Inc.; United Health Group; BriovaRx; Freedom Fertility; Humana Inc.; Humana Specialty; RightSource SP; Kroger Specialty; McKesson Specialty; Medmark; PerformRx; Pharmacare; PrecisionRx; Premier; Prime Therapeutics SP; SenderraRx.; US Bioservices; Walgreens Specialty; Walgreens Boots Alliance; Biosolutia; CareMetx; NORD (National Ass’n of Rare Disease); CDF (Chronic Disease Fund); CDF RX, Inc.; Michael Banigan; CVC (Caring Voice Coalition); Sonexus Health; The Assistance Fund (TAF); Good Days; Novartis Pharmaceuticals; Sigma Tau.

The Acthar Insurance Claimants filed their Objection of Attestor Limited and Humana, Inc. to the Debtors’ Disclosure Statement for Joint Chapter 11 Plan of Reorganization of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 2384]. The Debtors hereby include the following disclosures, which have been drafted, proposed, and alleged by the Acthar Insurance Claimants, to resolve certain of the Acthar Insurance Claimants’ objections to this Disclosure Statement. The Debtors do not necessarily agree with or endorse any of the statements or allegations in the following disclosures.

The Acthar Insurance Claimants, holders of claims arising from nearly $2.4 billion in purchases of Acthar, have grave concerns regarding the Plan and, in their view, the Disclosure Statement, misstates, mischaracterizes, and plainly omits several of the key facts necessary for creditors to make an informed decision regarding the Plan. Accordingly, the information presented below summarizes Humana and Attestor’s position and facts underlying such position, so that creditors have adequate information when deciding whether to vote to accept or reject the Plan. For the reasons set forth below, Humana and Attestor urge Class 6 creditors to vote to REJECT the Plan.

History of Acthar: Acthar is a naturally derived ACTH (adrenocorticotropic hormone) drug that was developed in the 1940s (and approved by the Food and Drug Administration in 1952), is administered by injection, and produced only by Mallinckrodt. While initially approved to treat a wide range of ailments, over time many alternative anti-inflammatory drugs have been developed, which are in pill form. Today, with the exception of infantile spasms, for which it is standard of care, Acthar typically is a last resort treatment when multiple other treatment options, including steroids, have failed, and for most indications, there is a lack of medical evidence to support Acthar’s use over alternative, more convenient, and far cheaper treatments.

In 2001, the Debtors’ predecessor, Questcor Pharmaceuticals, Inc., acquired exclusive rights to Acthar for a modest $100,000, and in 2014, the Debtors purchased Questcor for $5.6 billion. Since 2001, Questcor and the Debtors have leveraged their monopoly power to increase the price of a single vial of Acthar from $40 in 2001 to $23,269 in 2007, then continued to raise the price to $ 38,892 in 2018. This represents an overall price-hike of approximately 97,500%. Presently, for those indications where alternatives are available, a typical treatment course for Acthar costs approximately $120,000 per patient compared to less than $20 for first line alternatives.

The Acthar Related Claims: The Acthar Insurance Claimants, as well as a multitude of other private healthcare companies and governmental entities, have brought litigation and filed claims in these cases asserting that the Debtors have conducted a series of unlawful schemes over the past decade to illegally prop up the price of Acthar, ensuring that doctors would prescribe it in large volume, all while patients are insulated to the costs. Allegedly, as a result, prescribed volume for Acthar has increased dramatically, with sales volume increasing more than eightfold from 2011 to 2016 for Medicare spending alone. In particular, among other things, the Debtors are alleged to have (1) acquired and eliminated Synacthen, which the Acthar Insurance Claimants allege to be Acthar’s only potential direct competitor in the United States, by purchasing it from Novartis in 2013 and purposefully failing to commercialize it; (2) illegally paid patient co-pays for Acthar through certain allegedly “charitable” funds operated by the Chronic Disease Fund Inc. in violation of the federal Anti-Kickback Statute and False Claims Act, thereby allowing the Debtors to market Acthar as “free” to patients and physicians despite the enormously higher costs compared to possible alternative treatments; and (3) illegally paid kickbacks and bribes to physicians in exchange for their agreement to overprescribe Acthar. The Acthar Insurance Claimants believe that the result of this tri-partite scheme was to overprescribe an outdated and ineffective drug to innumerable patients—primarily elderly people covered by Medicare—while severely overbilling those patients’ health insurers and other third-party payers. The Debtors maintain, among other things, that Synacthen is not Acthar’s only potential direct competitor in the United States. The drug Sabril was approved by the Food and Drug Administration to treat infantile spasms in August 2009. Acthar is considered the standard of care for infantile spasms, but there is another approved treatment for infantile spasms available in the U.S. other than Acthar.

On August 8, 2019, Humana initiated litigation against the Debtors, alleging violations of the Sherman Act, the federal RICO Act, and various state laws due to the Debtors’ monopoly power over the U.S. market for long-acting ACTH drugs. This litigation was initially brought against Debtor Mallinckrodt ARD LLC, the entity which Humana purchased Acthar from, but the Acthar Insurance Claimants are continuing to investigate and seek discovery as to which Debtor entities are responsible and liable for the Debtors’ illegal conduct. Mallinckrodt twice sought to dismiss Humana’s claims, but the court overseeing the cases (the United States District Court for the Central District of California) denied such requests. However, the court did dismiss Humana’s tortious interference claim against Mallinckrodt with prejudice. Besides Humana, multiple other parties, including federal and state governmental entities and regulators, have brought similar allegations based on the same facts, and the Debtors have previously entered into a $100 million antitrust settlement with the FTC and a $15 million settlement with the DOJ, both relating to their Acthar-related business practices.

Continuing Acthar-Related Liability: Despite facing such allegations and liability for years, the Acthar Insurance Claimants believe that the Debtors continue to engage in illegal business practices related to Acthar and the Debtors continue to charge them and others monopolistic prices for Acthar. Humana, for example, continues to spend an average of approximately $ 7.5 million per month for Acthar. In total, the Debtors’ post-petition net sales of Acthar through the end of March (i.e., less than six months since the petition date) was approximately $ 255.8 million, averaging approximately $51.1 million each month. As described in the Administrative Claim Motion, the Acthar Insurance Claimants assert that the Debtors continue to accrue millions of dollars of administrative claims each month as a result of their continuing conduct. Such claims must be paid in full and in cash before the Debtors can emerge from bankruptcy. If the Acthar Insurance Claimants are able to successfully demonstrate ongoing anticompetitive or racketeering conduct by the Debtors, the Debtors will face significant challenges in confirming the Plan. Further, such ongoing conduct means that once out of bankruptcy, the reorganized Debtors will continue to accrue millions of dollars of additional liability each month post-reorganization, casting significant doubt on the feasibility of the Debtors’ plan to successfully reorganize without another bankruptcy looming in the near future.

Other Serious Concerns With the Plan: Despite Acthar’s importance as the largest contributor to product sales in Mallinckrodt’s pharmaceutical portfolio, and its ongoing contributions to Mallinckrodt’s business that is vital to support its post- emergence capital structure, the Acthar Insurance Claimants and other parties that have paid billions of dollars for Acthar, and continue to pay millions each month, are being forced under the Plan to wrangle over a portion of a $100 million pot shared with other general unsecured creditors. This is a pittance in comparison to what unsecured creditors that are party to the Restructuring Support Agreement are receiving.

The holders of Opioid Claims, who only have claims against Debtors of the Specialty Generics business, which contributes only 25% of total Mallinckrodt revenues and an even lower share of its profits, and have no claims against the Specialty Brands and Acthar-related Debtors, are receiving $1.6 billion under the Plan in addition to new warrants for 19.99% of all outstanding shares in the Reorganized Debtors. The Acthar Insurance Claimants believe that the Specialty Generics business cannot possibly have the value to support this amount (which cash amount is sixteen times the value being ascribed to all other General Unsecured Claims including private Acthar Claims) without taking value away from the creditors of the Debtor entities where the real value resides. Further, the holders of the Federal/State Acthar Claims have been allocated a separate $ 260 million pool with no reasoning given by the Debtors. Lastly, the Debtors’ unsecured bondholders are not only receiving $375 million (almost 25% of their total principal outstanding today) in new higher-priority secured notes, but also all of the equity of the reorganized Debtors upon emergence.

While these classes of unsecured claims are set to receive billions of dollars of value under the Plan, general unsecured creditors like the Acthar Insurance Claimants are left to divide $100 million among billions of dollars of asserted claims, meaning the Debtors believe that general unsecured creditors would receive essentially no value in a liquidation scenario. The Acthar Insurance Claimants believe that the Debtors’ position is premised on an overly-conservative and flawed valuation and liquidation analysis and that it is prudent for the Debtors to reassess the Plan they developed almost a year ago given the red-hot state of the financing and mergers and acquisitions markets. Further consideration should be given by the Debtors to publicly available metrics related to both the Specialty Brands and Specialty Generics businesses, which the Acthar Insurance Claimants believe would result in implied consolidated enterprise values for the business of greater than $6 billion, and under some metrics greater than $7 billion (versus the narrow $5.2 billion to $5.7 billion range given by the Debtors). The Acthar Insurance Claimants also believe that higher going concern values for the Debtors’ businesses and successful resolution of Acthar Claims against the Debtors’ key Acthar-related entities would lead to gross recoveries to private Acthar- related claimants of many hundreds of millions of dollars on top of the already hundreds of millions of dollars that would be owed to them on account of the substantial administrative expense claims that arise from the Debtors’ ongoing practices. The Acthar Insurance Claimants plan to demonstrate at the Confirmation Hearing that the Debtors analyses are fundamentally flawed and that the Plan cannot be confirmed.

Cotter Corporation filed its Cotter Corporation (N.S.L.)’s Objection To Adequacy Of Mallinckrodt Plc’s Disclosure Statement [Docket No. 2380]. The Debtors hereby include the following additional disclosures to resolve Cotter Corporation’s objection.

The Debtors have agreed with the United States government that any of the Debtors’ liabilities that are indemnified by the United States government arising from the West Lake Landfill site in the St. Louis, Missouri area and in connection with the Manhattan Project will not be discharged and will be assumed by the Reorganized Debtors on the Effective Date.

The Buxton Helmsley Group, Inc., a registered investment adviser, and Alexander Parker, a representative of The Buxton Helmsley Group, Inc. filed The Buxton Helmsley Group, Inc.’s Joinder In Acthar Plaintiffs’ Preliminary Objections To Debtors’ Disclosure Statement [Docket No. 2385]. The Debtors hereby include the following additional disclosures to resolve the Buxton Helmsley Group, Inc.’s and Alexander Parker’s joinder.

One of the Holders of ordinary shares of Mallinckrodt plc, the Buxton Helmsley Group (“BHG”), filed The Buxton Helmsley Group, Inc.’s Joinder In Acthar Plaintiffs’ Preliminary Objections To Debtors’ Disclosure Statement [Docket No. 2385] asserting, among other things, that the Debtors and their directors may have violated certain aspects of Irish law in connection with their restructuring and these Chapter 11 Cases. Thus, according to BHG, Mallinckrodt plc may have undisclosed Claims against it that may interfere with the Debtors’ ability to consummate the Irish Examinership Proceeding and, accordingly, to consummate the Plan. The Debtors disagree with BHG’s assertions in its joinder pleading.

Objecting creditors, Kenneth R. Greathouse, Stuart Rose, and Lloyd Glenn filed their Objection Of Greathouse, Rose, And Glenn To The Disclosure Statement For Joint Chapter 11 Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 2371]. The Debtors hereby include the following additional disclosures to resolve these objecting creditors’ objection.

Greathouse, Rose, and Glenn assert that the Financial Projections do not account for a return to pre-COVID net sales. The Debtors disagree with that assumption for the Financial Projections as it is speculative and unsubstantiated. The actual results of the business may be greater or lesser than those set forth in the Financial Projections and all holders of the new equity (including Class 6 holders) will inherently receive any increased value or share in any decreased value in the New Mallinckrodt Shares.

Article V of the Plan contains provisions regarding the treatment of Executory Contracts and Unexpired Leases. The Debtors’ position is that Article V provides sufficient disclosure to holders of such Executory Contracts and Unexpired Leases of their treatment. However, certain parties have filed objections to the Disclosure Statement and Disclosure Statement Order regarding the need for further clarification regarding the treatment of Insurance Contracts and Co-Defendant Claims. The Debtors hereby include the following additional disclosure to resolve such objections:

All executory contracts will be assumed by the Debtors on the Effective Date in accordance with Article V of the Plan. Certain Executory Contracts and Unexpired Leases, to be disclosed in the Rejected Executory Contract/Unexpired Lease List in the Plan Supplement (which will be filed twenty-eight (28) days before the Voting Deadline), will be rejected pursuant to the Plan. The consequences of such assumption (in the case of Executory Contracts), or rejection (in the case of the Rejected Executory Contract/Unexpired Lease List) will be as dictated by the Bankruptcy Code and applicable law, including section 365 of the Bankruptcy Code. The treatment of the Insurance Contracts and the Assigned Insurance Rights under the Plan, and certain defined terms related thereto, remain subject to discussion among the Debtors and certain parties in interest.

Opioid MDT II, the Opioid Creditor Trusts, and the Ratepayer Account are trusts or accounts (as applicable) established in the Debtors’ chapter 11 plan to be the legal successor to the Protected Parties for all purposes of allocating or determining fault or liability related to Opioid Claims. In connection with the exercise of Co- Defendant Defensive Rights, solely with respect to verdict sheets, in lieu of naming the Protected Parties on verdict sheets in any litigation, Claim, Cause of Action or the like based in whole or in part on Opioid-Related Activities, the Plan shall permit a co-defendant in any such action to name and identify Opioid MDT II, the applicable Opioid Creditor Trust, or the Ratepayer Account in the following manner: “[Opioid MDT II / the applicable Opioid Creditor Trust / the Ratepayer Account], as successor in interest, and successor in liability, to the Debtors, including without limitation, Mallinckrodt.” In addition, in that context the Plan shall permit discussing any aspect of the Debtors’ prepetition business and in so naming the Opioid MDT II, the applicable Opioid Creditor Trust, or the Ratepayer Account as the successor in interest and liability to the Debtors, it is understood that such named entity is to be treated in that context for all purposes as if the Debtors themselves were named.

Co-Defendant Claims for indemnification under Executory Contracts will be treated in accordance with Article V.G of the Plan, unless the Holder of a Co-Defendant Claim objects to such treatment. Any Claims for indemnification arising from the rejection of such Executory Contracts will be channeled to the Other Opioid Claims Reserve or, if they are No Recovery Opioid Claims, receive no recovery. If any such Executory Contract is assumed (without any agreement to the contrary), any Cure Cost associated therewith will be an obligation of the Debtors or the Reorganized Debtors and will not be channeled to the Other Opioid Claims Reserve.

The U.S. Securities and Exchange Commission filed the Limited Objection of the U. S. Securities and Exchange Commission to Approval of the Disclosure Statement and Confirmation of the Debtors’ Joint Plan of Reorganization [Docket No. 2401], objecting to the releases in the Plan. The Debtors disagree with this objection, which will be addressed at the appropriate time in connection with confirmation of the Plan.

Blake Kim, as CEO of Burlingame Investment Group, a representative of holders of 4.750% Senior Notes due April 2023 filed an objection to the Disclosure Statement [Docket No. 2509], objecting to (i) the treatment of the 4.750% Senior Notes due April 2023, and (ii) the Debtors’ valuation. The Debtors disagree with these objections, which will be addressed at the appropriate time in connection with confirmation of the Plan.

Columbia Casualty Company filed the Columbia Casualty Company’s Objection To Approval Of Debtors’ Disclosure Statement [Docket No. 2400]. The Debtors hereby include the following additional disclosures to resolve Columbia Casualty Company’s objection.

Any self-insured retentions that remain to be paid under any applicable Opioid Insurance Policy or in connection with any Assigned Insurance Rights shall be satisfied to the extent and in the manner required by applicable law.

The Plan proposes to permit the Opioid MDT II to conduct Rule 2004 discovery regarding Assigned Insurance Rights without filing a motion with the Bankruptcy Court after confirmation of the Plan. The Plan does not propose to permit Rule 2004 discovery in lieu of discovery under the applicable federal or state rules of civil procedure in connection with pending litigation, and the rules of civil procedure applicable to such litigation shall control. Certain of the Debtors’ insurers assert that the Opioid MDT II should not be (i) permitted to use Rule 2004 for post-Confirmation discovery, (ii) excused from the requirement of filing a motion to conduct any Rule 2004 discovery, or (iii) permitted to use Rule 2004 for discovery against them in anticipation of litigation.

Certain insurance contracts have self-insured retentions. Certain insurers may assert that, under the Plan, self-insured retentions may be unfunded or underfunded. They may further assert that they have no obligations under their policies until the applicable self-insured retentions are actually paid in full in accordance with the policies, which they assert may not be accomplished under the Plan.

The DOJ filed its United States’ Objection To The Debtors’ Disclosure Statement For The Joint Chapter 11 Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 2507]. The Debtors hereby include the following additional disclosures to resolve the DOJ’s objection.

The United States informed the Debtors that it objects to the treatment set forth in Class 8(d) (U.S. Government Opioid Claims) and reserves, among other things, the United States’ rights under the Medicare Secondary Payer Act, 42 USC §§ 1395y(b)(2),(8) (“MSP”), section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (Pub. L. 110 -173) (“MMSEA”), and the Federal Medical Care Recovery Act (“FMCRA”), 42 U.S.C. §§ 2651-2653, and may seek to assert such rights, if necessary, with respect to distributions under the Plan against any and all parties. The rights of all parties to object to this position are reserved. For the avoidance of doubt, nothing in the language or herein precludes the United States from objecting to or voting against the Plan.

V.

SUMMARY OF THE PLAN

THE TERMS OF THE PLAN, A COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT, ARE INCORPORATED BY REFERENCE HEREIN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN).

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN. HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY SO THAT THEY MAY MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

A.	Classification and Treatment of Claims and Interests under the Plan

The Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of Article III of the Plan governs Claims against and Interests in the Debtors. Except for the Claims addressed in Article II of the Plan (or as otherwise set forth therein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under the Plan, each Class will exist for each of the Debtors; provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.G of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Other Priority Claims as described in Article II of the Plan.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2(a)	First Lien Revolving Credit Facility Claims	Unimpaired	Presumed to Accept
2(b)	2024 First Lien Term Loan Claims	Unimpaired or Impaired	Presumed to Accept or
Entitled to Vote
2(c)	2025 First Lien Term Loan Clams	Unimpaired or Impaired	Presumed to Accept or
Entitled to Vote
3	First Lien Notes Claims	Unimpaired or Impaired	Presumed to Accept or
Entitled to Vote
4	Second Lien Notes Claims	Unimpaired or Impaired	Presumed to Accept or
Entitled to Vote
5	Guaranteed Unsecured Notes Claims	Impaired	Entitled to Vote
6(a)	Acthar Claims	Impaired	Entitled to Vote
6(b)	Generics Price Fixing Claims	Impaired	Entitled to Vote
6(c)	Asbestos Claims	Impaired	Entitled to Vote
6(d)	Legacy Unsecured Notes Claims	Impaired	Entitled to Vote
6(e)	Environmental Claims	Impaired	Entitled to Vote
6(f)	Other General Unsecured Claims	Impaired	Entitled to Vote
7	Trade Claims	Impaired	Entitled to Vote
8(a)	State Opioid Claims	Impaired	Entitled to Vote
8(b)	Municipal Opioid Claims	Impaired	Entitled to Vote

8(c)	Tribe Opioid Claims	Impaired	Entitled to Vote
8(d)	U.S. Government Opioid Claims	Impaired	Entitled to Vote
9(a)	Third-Party Payor Opioid Claims	Impaired	Entitled to Vote
9(b)	PI Opioid Claims	Impaired	Entitled to Vote
9(c)	NAS PI Opioid Claims	Impaired	Entitled to Vote
9(d)	Hospital Opioid Claims	Impaired	Entitled to Vote
9(e)	Ratepayer Opioid Claims	Impaired	Entitled to Vote
9(f)	NAS Monitoring Opioid Claims	Impaired	Entitled to Vote
9(g)	Emergency Room Physicians Opioid	Impaired	Entitled to Vote
Claims
9(h)	Other Opioid Claims	Impaired	Entitled to Vote
9(i)	No Recovery Opioid Claims	Impaired	Deemed to Reject
10	Settled Federal/State Acthar Claims	Impaired	Entitled to Vote
11	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or
Deemed to Reject
12	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or
Deemed to Reject
13	Subordinated Claims	Impaired	Deemed to Reject
14	Equity Interests	Impaired	Deemed to Reject

B.	Acceptance or Rejection of the Plan; Effect of Rejection of Plan

1.	Presumed Acceptance of Plan

Claims in Classes 1 and 2(a) are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 1 and 2(a) are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.31

2.	Voting Classes

Claims in Classes 2(b)-(c), 3, 4, 5, 6(a)-(f), 7, 8(a)-(d), 9(a)-(h), and 10 are Impaired under the Plan and the Holders of Allowed Claims in all such Classes are entitled to vote to accept or reject the Plan, including by acting through a Voting Representative. 32 For purposes of determining acceptance and rejection of the Plan, each such Class (including each Class identified by a number and letter) will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

An Impaired Class of Claims shall have accepted the Plan if (a) the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept the Plan and (b) the Holders, including Holders acting through a Voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept the Plan. Holders of Claims in Classes 2(b)-(c), 3, 4, 5, 6(a)-(f), 7, 8(a)-(d), 9(a)-(h), and 10 (or, if applicable, the Voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, pursuant to and except as otherwise provided in the Disclosure Statement Order, each Claim in (x) Classes 8(a)-(d) and 9(a)-(h) and (y) any other Class entitled to vote to accept or reject the Plan that is not Allowed pursuant to the Plan and, in each case, is

[31]

The Plan provides for potential treatment which would render Claims in Classes 2(b), 2(c), 3, and 4 Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan, and Holders of such Claims would not be entitled to vote.

[32]

Holders of Claims in Class 2(b), Class 2(c), Class 3, and Class 4 are entitled to vote, but the Plan provides for potential treatment which would render these Claims Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan, and any votes by Holders of such Claims will be moot and disregarded.

wholly contingent, unliquidated, or disputed (based on the face of such Proof of Claim or as determined upon the review of the Debtors), in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of Allowance or distribution. Based on the foregoing sentence, Classes 8(a)-(d) and 9(a)-(h) shall be deemed to have accepted the Plan if the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in number of Claims actually voting in such Class have voted to accept the Plan.

3.	Deemed Rejection of the Plan

Claims and Interests in Classes 9(i), 13, and 14 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 9(i), 13, and 14 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

4.	Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Claims and Interests in Classes 11 and 12 are either (a) Unimpaired and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 11 and 12 are not entitled to vote on the Plan and votes of such Holders shall not be solicited.

5.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

6.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

7.	Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under the Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliate- subsidiaries) corporate structure , for the ultimate benefit of the Holders of New Mallinckrodt Ordinary Shares, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

8.	New Credit Facilities

For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not be entitled to treatment within any Class set forth herein.

C.	Means of Implementation of the Plan

Article IV of the Plan governs and describes the means of implementation of the Plan.

Article IV.A (“General Settlement of Claims and Interests”) provides that in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion by the Debtors to approve such compromises and settlements pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, their Estates and Holders of Claims and Interests, and are fair, equitable and within the range of reasonableness. Subject to Article VI of the Plan, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

Article IV.B (“Restructuring Transactions”) provides that on or prior to the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall, consistent with the terms of the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder, take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan), and as set forth in the Restructuring Transactions Memorandum, including: (a) the creation of NewCo and/or any NewCo Subsidiaries that may, at the Debtors’ or Reorganized Debtors’ option in consultation with the Supporting Parties, acquire all or substantially all the assets of one or more of the Debtors; (b) the execution and delivery of appropriate agreements or other documents of sale, merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (c) the execution and delivery of the Transfer Agreement and any other appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (d) the filing of appropriate certificates of incorporation, merger, migration, consolidation, or other organizational documents with the appropriate governmental authorities pursuant to applicable law; and (e) all other actions that the Reorganized Debtors determine are necessary or appropriate.

The Restructuring Transactions shall not (a) adversely affect the recoveries under the Plan (i) of holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders, and (ii) the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or (b) materially adversely affect the rights or recoveries under the Plan of the holders of First Lien Term Loan Claims without the consent of the Required Supporting Term Lenders.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan).

Article IV.D (“Vesting of Assets in the Reorganized Debtors”) provides that except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, including the Restructuring Transactions Memorandum, on the Effective Date, all property of each Debtor’s Estate, including (a) all Causes of Action other than (i) the Assigned Third-Party Claims, and (ii) the Assigned Insurance Rights, and (b) any property acquired by any of the Debtors pursuant to the Plan, in each case, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan and the Opioid Operating Injunction, each Reorganized Debtor may operate its business and may use, acquire, encumber, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code. Reorganized Mallinckrodt shall not, and neither shall any of its other subsidiaries, other than the Reorganized VI-Specific Debtors, be involved in the sale or distribution of opioids classified as DEA Schedule II–IV drugs in the future.33

Article IV.F (“Cancellation of Notes, Instruments, Certificates, Agreements, and Equity Interests”) provides that, except as otherwise provided for in the Plan and/or, as the case may be, the Scheme of Arrangement, on the later of the Effective Date and the date on which the relevant distributions are made pursuant to Article VI of the Plan and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity: (1) (a) the obligations of the Debtors under the First Lien Credit Agreement, the Guaranteed Unsecured Notes Indentures, the 2013 Notes Indenture, the 1992 Ludlow Debentures Indenture, and the 1993 Ludlow Debentures Indenture, the Guaranteed Unsecured Notes, the 4.75% Senior Notes due 2023, the 8.00% Debentures due March 2023, the 9.5% Debentures due May 2022, and any other note, bond, indenture, or other instrument or document directly or indirectly evidencing or creating any indebtedness of the Debtors and (b) any certificate, equity security, share, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating an ownership interest in the Debtors shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors and their Affiliates shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their Affiliates pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors shall be released, terminated, extinguished, and discharged; except that the foregoing shall not affect any Intercompany Interests elected to be Reinstated in accordance with the Plan; provided, that the First Lien Credit Agreement, Guaranteed Unsecured Notes Indentures, and the Legacy Unsecured Notes Indentures and each agreement or other document related thereto, as applicable, will continue in effect for the limited purpose of allowing Holders of First Lien Credit Agreement Claims, Holders of Guaranteed Unsecured Notes Claims, and Holders of Legacy Unsecured Notes Claims

[33]

This paragraph is qualified in its entirety by the Voluntary Injunction and the Opioid Operating Injunction, and in the event of any inconsistency between this section and the Voluntary Injunction and the Opioid Operating Injunction, the Voluntary Injunction and the Opioid Operating Injunction, as applicable, will govern.

thereunder, respectively, to receive, and allowing and preserving the rights of the First Lien Agent, the Guaranteed Unsecured Notes Indenture Trustee, the Legacy Unsecured Notes Indenture Trustee or other applicable Distribution Agents thereunder to make, or cause to be made the distributions under the Plan to the applicable Holders; provided, further, that, upon completion of the distribution with respect to a specific First Lien Credit Agreement Claim or, in the case of the Guaranteed Unsecured Notes Claims or the Legacy Unsecured Notes Claims, pursuant to Article VI.D.4 of the Plan in respect of the distributions on the specific Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims, the First Lien Credit Agreement, the Guaranteed Unsecured Notes Indenture, or the Legacy Unsecured Notes Indentures in connection thereto and any and all documents, notes, securities and instruments issued in connection with the First Lien Credit Agreement Claim, such Guaranteed Unsecured Notes Claim, or such Legacy Unsecured Notes Claims, as applicable, shall terminate completely without further notice or action and be deemed surrendered; provided, further, that the Guaranteed Unsecured Notes Indentures and the Legacy Unsecured Notes Indentures and all documents, notes securities and instruments issued in connection therewith shall continue in effect for the limited purpose of allowing and preserving the rights, privileges, benefits, indemnities and protections of the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee (each acting in any capacity, including as a Distribution Agent) thereunder, including, without limitation, permitting the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee to exercise any lien granted to it under the applicable Guaranteed Unsecured Notes Indenture or Legacy Unsecured Notes Indenture against such distributions for payment of any fees and expenses of the Guaranteed Unsecured Notes Indenture Trustee or the Legacy Unsecured Notes Indenture Trustee, including any unpaid portion of the Indenture Trustee Fees. For the avoidance of doubt, nothing contained in the Plan or the Confirmation Order shall in any way limit or affect the standing of the First Lien Agent, the Guaranteed Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or any other proceeding in which they are or may become party on and after the Effective Date, to enforce any provisions of the Plan or otherwise. For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not be terminated in accordance herewith.

Article IV.G (“Sources for Plan Distributions and Transfers of Funds Among Debtors”) provides that the Debtors shall fund Cash distributions under the Plan with Cash on hand, including Cash from operations, and the proceeds of the New Term Loan Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors in accordance with Article VI of the Plan. Subject to any applicable limitations set forth in any post -Effective Date agreement (including the New Governance Documents), the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan. From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents and the New Takeback Term Loans Documentation), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

Article IV.L (“Exemption from Certain Transfer Taxes and Recording Fees”) provides that, to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any U.S. federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Article IV.O (“Preservation of Rights of Action”) provides that, in accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in this section and in Article IX of the Plan, all Causes of Action other than the Assigned Third-Party Claims and the Assigned Insurance Rights that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action other than the Assigned Third-Party Claims, and the Assigned Insurance Rights, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors, the Reorganized Debtors, or the Opioid MDT II will not pursue any and all available Causes of Action. The Debtors, the Reorganized Debtors, and the Opioid MDT II expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date.

Notwithstanding any provision in the Plan or any order entered in these Chapter 11 Cases, as of and after the Effective Date, the Debtors and Reorganized Debtors forever waive, relinquish, and release any and all Causes of Action the Debtors and their Estates had, have, or may have (1) against any Released Party, or (2) that arise under section 547 of the Bankruptcy Code (and analogous non-bankruptcy law) against any Holder of a Trade Claim on account of such Trade Claims.

Article IV.P.1 (“Corporate Action”) provides that, upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases;

(2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) the execution of the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, the New Term Loan Documentation, the New AR Revolving Facility Documentation, the Takeback Second Lien Notes Documentation, the Management Incentive Plan, the Opioid Operating Injunction, the Registration Rights Agreement and, if applicable, the New Takeback Term Loans Documentation, the Cram-Down First Lien Notes Documentation and the Cram-Down Second Lien Notes Documentation; (4) the issuance and delivery of the New Mallinckrodt Ordinary Shares, Takeback Second Lien Notes, New Opioid Warrants, and, if applicable, the New Takeback Term Loans, the Cram-Down First Lien Notes, and the Cram-Down Second Lien Notes; (5) implementation of the Restructuring Transactions, and (6)

all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

Article IV.P.2 provides that, prior to, on and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, Reorganized Mallinckrodt, or any direct or indirect subsidiaries of Reorganized Mallinckrodt (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (1) New Governance Documents, (2) Opioid MDT II Documents and Opioid Creditor Trust Documents, (3) New Opioid Warrant Agreement, (4) Takeback Second Lien Notes Documentation, (5) New Term Loan Documentation, (6) New AR Revolving Facility Documentation, (7) New Takeback Term Loans Documentation, (8) Cram-Down First Lien Notes Documentation, if applicable, (9) Cram-Down Second Lien Notes Documentation, if applicable, and (10) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

Article IV.Q (“Effectuating Documents; Further Transactions”) provides that, prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or the Restructuring Support Agreement. For the avoidance of doubt, the New Governance Documents shall ensure that the Reorganized Debtors are able to issue the number of New Mallinckrodt Ordinary Shares needed to satisfy obligations of the General Unsecured Claims Recovery Pool.

Article IV.R (“Listing of New Mallinckrodt Ordinary Shares”) provides that, the Debtors’ board of directors shall use commercially reasonable efforts to list the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange on the Effective Date. If no such listing has occurred as of the Effective Date, following the Effective Date and subject to the terms and conditions of the New Governance Documents, the Reorganized Board will direct the Reorganized Debtors to list the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange as soon as reasonably practicable after the Effective Date.

Article IV.S (“Payment of Fees and Expenses of the Supporting Parties and Indenture Trustee Fees”) provides that, notwithstanding anything to the contrary contained in the Restructuring Expenses Order, on the Effective Date, the Reorganized Debtors shall pay the Noteholder Consent Fee and the Term Loan Exit Payment pursuant to the terms of the Restructuring Support Agreement.

On the Effective Date with respect to invoices delivered prior to the Effective Date in accordance with the procedures in the following sentence (the “Invoiced Restructuring Expenses”)) or as soon as reasonably practicable thereafter (with respect to all other Restructuring Expenses other than the Invoiced Restructuring Expenses), the Reorganized Debtors shall pay in Cash the Restructuring Expenses. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission by any party or limitation with respect to such Restructuring Expenses. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date, when due and payable in the ordinary course, Restructuring Expenses and Post Effective Date Implementation Expenses, as applicable, related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Restructuring Expenses shall not be subject to the Administrative Claims Bar Date. To the extent any person entitled to reimbursement of Restructuring Expenses or Post Effective Date Implementation Expenses is holding a retainer, such person shall be entitled to continue to hold such retainer until payment in full in Cash by the Reorganized Debtors of such person’s Restructuring Expenses and Post Effective Date Implementation Expenses; provided that such retainer shall be applied to pay for such Restructuring Expenses unless such person elects, in its sole discretion, to keep a portion of such retainer solely to the extent needed to cover Restructuring Expenses in excess of any estimates provided in accordance with this paragraph and any reasonably expected Post Effective Date Implementation Expenses, and following the payment of Restructuring Expenses and Post Effective Date Implementation Expenses (if any), on reasonable request of the Debtors, the professionals shall return the remainder of the retainer to the Debtors.

On the Effective Date or as soon as reasonably practicable thereafter and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees (whether accrued prepetition or postpetition, whether before or after the Effective Date of the Plan and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. From and after the Effective Date, the Reorganized Debtors will pay any Indenture Trustee Fees in full in Cash without further court approval.

Article IV.Z (“Authority of the Debtors”) provides that, effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of the Plan, the Confirmation Order, the Scheme of Arrangement, the Irish Confirmation Order, the Restructuring Transactions, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents.

Article IV.AA (“Industry-Wide Document Disclosure Program”) provides that, the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall participate in an industry-wide document disclosure program by disclosing publicly a subset of its litigation documents, subject to scope and protocols described in Article IV.AA of the Plan.

Article IV.BB (“Monitor”) provides that the Confirmation Order will provide for the appointment of the Monitor for a term of five years from the Petition Date. If, at the conclusion of the Monitor’s five- year term, the Settling States determine in good faith and in consultation with the Monitor that the Reorganized VI-Specific Debtors have failed to achieve and maintain substantial compliance with the substantive provisions of the Opioid Operating Injunction, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of the Reorganized VI-Specific Debtors to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto. The identity, duties and reporting, relief and cure, professionals and costs, and liability of the Monitor are set forth in further detail in Article IV.CC of the Plan.34

Article IV.CC (“Trade Claimant Agreements”) provides that, as to any Trade Claimant that agrees by so indicating on its Ballot to maintain with the Debtors Favorable Trade Terms, the Plan shall constitute (i) if applicable, an amendment to such Trade Claimant’s assumed or assumed and assigned Executory Contract between any Debtor and such Trade Claimant, instituting the foregoing trade terms in such Executory Contract, or (ii) otherwise, a contractual agreement by such Trade Claimant to maintain such trade terms for at least twelve (12) months after the Effective Date.

Article IV.DD (“Federal/State Acthar Settlement”) provides that, as of the Effective Date, the Federal/State Acthar Settlement Agreements shall be executed by Parent, Mallinckrodt ARD LLC, the U.S. Government, and the States. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors and/or the Reorganized Debtors will make the Initial Federal/State Acthar Settlement Payment, and thereafter, the Reorganized Debtors will make each of the Federal/State Acthar Deferred Cash Payments; provided, that the Federal/State Acthar Deferred Cash Payments shall bear interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds (published and available at www.ssa.gov/oact/ProgData/newIssueRates.html), measured as of each payment date and accruing from September 21, 2020.

Article IV.EE (“Retainers of Ordinary Course Professionals “) provides that, upon the Effective Date, each Ordinary Course Professional may apply its retainer, if any, against any outstanding prepetition balances owed by the Debtors to such Ordinary Course Professional.

Article IV.FF (“No Substantive Consolidation “) provides that, the Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

D.	Matters Related to the Opioid MDT II and Opioid Creditor Trusts

Article IV of the Plan also governs and describes the certain matters related to the Opioid MDT II.

Article IV.T (“Creation of the Opioid MDT II “) provides that on or prior to the Effective Date, the Debtors shall take all necessary steps to establish the Opioid MDT II in accordance with the Plan and the Opioid MDT II Documents. As of the Effective Date, the Opioid MDT II Documents shall be executed by the Debtors and the Opioid MDT II Trustee(s), and the Opioid MDT II shall be created. The Opioid MDT II is intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code. The purpose of the Opioid MDT II shall be to, among other things: (1) resolve all asserted Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II in accordance with the Plan, Opioid MDT II Documents, and the Confirmation Order; (2) preserve, hold, collect, manage, maximize, and liquidate the assets of the Opioid MDT II for use in resolving Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II and funding the Opioid Creditor Trusts; (3) enforce, pursue, prosecute, compromise, and/or settle the Assigned Third-

[34]

This section is qualified in its entirety by the Voluntary Injunction and the Opioid Operating Injunction, and for any inconsistency between this section and the Voluntary Injunction and the Opioid Operating Injunction, the Voluntary Injunction and the Opioid Operating Injunction, as applicable, will govern.

Party Claims and Assigned Insurance Rights; (4) pay all Trust Expenses as provided, and defined, in the Opioid MDT II Documents (for which the Reorganized Debtors and the Released Parties shall have no responsibility or liability); (5) pay any and all administration and operating expenses of the Opioid MDT II, including the fees and expenses of any professionals retained by the Opioid MDT II; and (6) qualify at all times as a qualified settlement fund.

Article IV.U.1 (“Appointment of Opioid MDT II Trustee(s)”) provides that, the appointment of the initial Opioid MDT II Trustee(s) will be approved in the Confirmation Order, and effective as of the Effective Date, in accordance with the Opioid MDT II Documents, the individual(s) selected as the Opioid MDT II Trustee(s) shall be appointed to serve as the Opioid MDT II Trustee(s) for the Opioid MDT II. There will be three initial Opioid MDT II Trustee(s), which shall be selected by the, Governmental Plaintiff Ad Hoc Committee and the MSGE Group in consultation with the Debtors, and the identity of the initial Opioid MDT II Trustee(s) shall be disclosed in the Plan Supplement.

Article IV.U.2 (“Obligations of the Opioid MDT II Trustee(s)”) provides that, the Opioid MDT II Trustees shall take into account the interests of, and owe fiduciary duties to, each of the Opioid Creditor Trusts (including the Private Opioid Creditor Trusts and the Public Opioid Creditor Trusts) in making all decisions on behalf of the Opioid MDT II. In furtherance thereof: (a) to the extent there are any disputes raised by any Opioid Creditor Trust regarding the operation of the Opioid MDT II or the actions of the Opioid MDT II Trustees, (A) any Opioid Creditor Trustee shall have the right to seek resolution by the Bankruptcy Court of such a dispute, including seeking to enjoin any disputed action by the Opioid MDT II, and all Opioid MDT II Trustees and Opioid Creditor Trustees shall have the right to be heard with regard to any such dispute, including by filing objections, declarations, statements in support or other pleadings (including with supporting evidence) or providing witness testimony at any hearing and (B) the Bankruptcy Court shall have exclusive jurisdiction to hear and resolve any such disputes, and shall be authorized to order appropriate relief (subject to the provisions of this Article IV.U.2 and make a determination in an expedited manner, and in all events, shall make such a decision within thirty (30) days from the request for relief; (b) upon the payment in full in Cash of a Private Opioid Creditor Trust’s respective distribution, the Opioid MDT II shall have no further fiduciary duties to such Private Opioid Creditor Trust, and the Opioid Creditor Trustees of such Private Opioid Creditor Trust shall have no further rights to commence or participate in any action relating to the operations of the Opioid MDT II or the actions of the Opioid MDT II Trustees; (c) Opioid MDT II Trustees shall (A) provide reasonable reporting to each of the Opioid Creditor Trusts regarding the Opioid MDT II Trustees’ activities at least every four (4) months (both cumulatively and in the period just ended), any insurance proceedings, assets (including the value thereof), expenditures, distributions and forward-looking projections (subject to appropriate limitations to be agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the OCC) and (B) make themselves reasonably available (in addition to holding at least one (1) call every four (4) months for the Opioid Creditor Trustees) to answer questions of Opioid Creditor Trustees relating to the Opioid MDT II Trustees’ activities; (d) the Opioid MDT II Trustees shall be obligated to comply with the terms of the Plan, including this Article IV.U.2, and Opioid MDT II Trust Documents; and (e) in the event of any inconsistency between the terms of this Article IV.U.2 and any other provision of the Plan or Opioid MDT II Trust Documents, the terms of this Article IV.U.2 shall govern unless the Opioid MDT II Trustees and the Opioid Creditor Trustees for each of the Opioid Creditor Trusts mutually agree.

Article IV.V.1 (“Settlements of Opioid Claims - Non-Precedential Effect for Holders of Opioid Claims”) provides that the Plan, the Plan Supplement, and the Confirmation Order constitute a good faith full and final comprehensive compromise and settlement of Opioid Claims and controversies based upon the unique circumstances of these Chapter 11 Cases (such as the unique facts and circumstances relating to these Debtors as compared to other defendants in the general opioid litigations, and the need for an accelerated resolution without litigation) such that (i) none of the foregoing documents, nor any materials used in furtherance of Confirmation (including, but not limited to, the Disclosure Statement, and any notes related to, and drafts of, such documents and materials), may be offered into evidence, deemed an admission, used as precedent, or used by any party or Person in any context whatsoever beyond the purposes of the Plan, in any other litigation or proceeding except as necessary, and as admissible in such context, to enforce their terms and to evidence the terms of the Plan before the Bankruptcy Court or any other court of competent jurisdiction, and (ii) any obligation by any party, in furtherance of such compromise and settlement, to not exercise rights that might be otherwise applicable to such party shall be understood to be an obligation solely in connection with this specific compromise and settlement and to be inapplicable in the absence of such compromise and settlement. the Plan, the Plan Supplement, and the Confirmation Order will be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding involving Opioid Claims in which none of the Debtors, the Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts is a party; provided that such litigation or proceeding is not to enforce or evidence the terms of the Plan, the Plan Supplement, or the Confirmation Order. Any Opioid Claimants’ support of, or position or action taken in connection with, the Plan, the Plan Supplement, and the Confirmation Order may differ from his position or testimony in any other litigation or proceeding except in connection with these Chapter 11 Cases. Further, the treatment of Opioid Claims as set forth in the Plan is not intended to serve as an example for, or represent the parties’ respective positions or views concerning any other chapter 11 cases relating to opioid products, nor shall it be used as precedent by any Entity or party in any other chapter 11 cases related to opioid products.

Article IV.V.2 (“Settlements of Opioid Claims - Transferability of Opioid Claim Distribution Rights”) provides that any right of a Holder of an Opioid Claim to receive a distribution or other payment from the Opioid MDT II or the Opioid Creditor Trusts on account of an Opioid Claim shall not be evidenced by any certificate, security, receipt or in any other form or manner whatsoever, except on the books and records of the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts, as applicable. Further, any right of a Holder of an Opioid Claim to receive a Distribution or other payment from the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts on account of an Opioid Claim shall be nontransferable and nonassignable except by will, intestate, succession or operation of law. Any rights of Holders of Opioid Claims to receive a Distribution or other payment from the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts on account of Opioid Claims shall not constitute “securities” and shall not be registered pursuant to the Securities Act. If it is determined that such rights constitute “securities,” the exemption provisions of section 1145(a)(1) of the Bankruptcy Code would be satisfied and such securities would be exempt from registration.

Article IV.W.1 (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Transfer of Books and Records to the Opioid MDT II”) provides that, on the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Opioid MDT II copies of all books and records necessary for, and for the sole purpose of enabling and to the extent necessary to enable, the defense of Opioid Claims (including Opioid Demands) in accordance with the Cooperation Agreement,35 including, for the avoidance of doubt, both privileged and non-privileged documents; provided, that, after the transfer of such books and records the Debtors or the Reorganized Debtors may destroy copies of such books and records in accordance with their record management policies. The transfer of any privileged books and records provided to the Opioid MDT II necessary for the defense of Opioid Claims (including Opioid Demands) shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. No documents or communications subject to a privilege shall be publicly disclosed by the Opioid MDT II or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or

[35]	Cooperation Agreement will provide for sharing of information by the Opioid MDT II with Opioid Creditor Trusts required for defense of Opioid Claims.

communication is reasonably necessary to defend the Opioid Claims (including Opioid Demands). Further, pursuant to the Plan and the Confirmation Order, none of the Debtors, the Reorganized Debtors, any of the Debtors’ or the Reorganized Debtors’ Affiliates or the Disinterested Managers shall be liable for violating any confidentiality or privacy protections as a result of transferring the books and records to the Opioid MDT II in accordance with the Cooperation Agreement, and the Opioid MDT II, upon receipt of the books and records, shall take appropriate steps to comply with any such applicable protections.

Article IV.W.2.a (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Funding the Opioid MDT II – Opioid MDT II Funding Amount”) provides that the Opioid MDT II shall be funded solely by the Opioid MDT II Consideration. On the Effective Date, the obligations to provide the Opioid MDT II Consideration shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with the terms hereof. The financial accommodations to be extended in connection with the Opioid MDT II Consideration are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

Article IV.W.2.b (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Funding the Opioid MDT II – Payments to the Opioid MDT II”) provides that, on the Effective Date, the Debtors and/or the Reorganized Debtors will make the Initial Opioid MDT II Payment, and thereafter, the Reorganized Debtors or Reorganized Mallinckrodt will make each of the Opioid Deferred Cash Payments subject to the Prepayment Option; provided after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under the agreements governing their funded indebtedness (as may be modified from time to time), 50% of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid MDT II; and the amount of such net proceeds actually conveyed to the Opioid MDT II will be deemed a ratable repayment against the remaining Opioid Deferred Cash Payments that the Opioid MDT II is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe. The Debtors intend that payments to the Opioid MDT II (whenever made, and from whatever source) will constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a government or governmental entity. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of payments to the Opioid MDT II on account of Opioid Claims, and such tax characterization shall not be construed to be dispositive for any non-tax purpose. Nor shall such tax characterization be construed to mean that Debtors’ payments satisfy the full extent of the liability associated with Opioid Claims, the satisfaction of which remains a valuable right assigned to the Opioid MDT II, nor that the remaining liability associated with Opioid Claims seeks restitution as a form of relief.

Article IV.W.2.c (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Funding the Opioid MDT II – New Opioid Warrants”) provides that, on the Effective Date, Reorganized Mallinckrodt shall issue, and the Debtors shall cause to be transferred, the New Opioid Warrants to the Opioid MDT II.36

[36]	The Opioid MDT II may not be the owner of the New Opioid Warrants for tax purposes, but may hold the New Opioid Warrants as agent or trustee for its beneficiaries.

Article IV.W.2.d (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Funding the Opioid MDT II – Assigned Third-Party Claims and Assigned Insurance Rights”) provides that, as of the Effective Date, the Debtors and/or the Reorganized Debtors shall be deemed to have assigned the Assigned Third-Party Claims and the Assigned Insurance Rights to the Opioid MDT II; provided, that the exercise of remedies (including rights of setoff and/or recoupment) by non-Debtor third parties against the Debtors or Reorganized Debtors (but not the Opioid MDT II) on account of any Assigned Third-Party Claims shall be enjoined and barred. The Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Opioid MDT II copies of books and records necessary for, and for the sole purpose of enabling and to the extent necessary to enable, the prosecution of the Assigned Third-Party Claims and the Assigned Insurance Rights in accordance with the Cooperation Agreement, including, for the avoidance of doubt, both privileged and non-privileged documents; provided, that, after the transfer of such books and records the Debtors or the Reorganized Debtors may destroy copies of such books and records in accordance with their record management policies. Such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. No documents or communications subject to a privilege shall be publicly disclosed by the Opioid MDT II or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims and Assigned Insurance Rights. The Opioid MDT II shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims and the Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, or any of their respective then-current or former employees, officers, directors or Representatives without further order of the Bankruptcy Court (if the Chapter 11 Cases remain open) after notice and an opportunity to object and be heard. Notwithstanding the foregoing, (i) employees, officers, directors or Representatives of Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, are not exempt from Rule 2004 examinations, and nothing herein shall interfere with the obligations of the Debtors, the Reorganized Debtors, or any of their respective then-current or former employees, officers, directors or Representatives to cooperate with the Opioid MDT II as set forth herein and in the Cooperation Agreement. For the avoidance of doubt, in the context of an actual pending litigation or contested matter, the rules of discovery applicable to such litigation or contested matter will control. In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee and the MSGE Group or the Opioid MDT II, on the other hand, shall cooperate and negotiate in good faith concerning (x) treatment of unsatisfied self-insured retentions under the applicable Insurance Contracts with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid MDT II (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions) and (y) any actions by the Debtors, Reorganized Debtors, or the Opioid MDT II to pursue or preserve the Insurance Contracts relating to the Assigned Insurance Rights.

Article IV.W.3 (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Assigned Third-Party Claims and Assigned Insurance Rights Cooperation”) provides that, during the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group in connection with their investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group. The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the Assigned Third- Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee and to counsel to the MSGE Group during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order. On and after the Effective Date, the Reorganized Debtors shall use reasonable best efforts to cooperate with the Opioid MDT II in connection with the Opioid MDT II’s investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and the Assigned Insurance Rights. The terms and conditions of such cooperation shall be set forth in the Cooperation Agreement and included in the Confirmation Order. The Opioid MDT II shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Effective Date. Any request by the Opioid MDT II, the Governmental Plaintiff Ad Hoc Committee, or the MSGE Group for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

Article IV.W.4 (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Vesting of the Opioid MDT II Consideration in the Opioid MDT II”) provides that, on the Effective Date or on the date which an Opioid Deferred Cash Payment is actually made, as applicable, pursuant to the Plan and in accordance with the Opioid MDT II Documents, the Opioid MDT II Consideration shall be transferred or issued to and vest in the Opioid MDT II free and clear of all Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than the Opioid Claims (including Opioid Demands)). The Opioid MDT II shall have no liability for, and the Opioid MDT II Consideration shall vest in the Opioid MDT II free and clear of, any pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except for the Opioid Claims (including the Opioid Demands). From and after the Effective Date, all proceeds of the Opioid MDT II Consideration, including without limitation, amounts paid by Insurers under the Assigned Insurance Rights, shall be paid to the Opioid MDT II to be applied in accordance with the Opioid MDT II Documents.

Article IV.W.5 (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Assumption of Certain Liability and Responsibility by the Opioid MDT II”) provides that, in consideration for the property transferred to the Opioid MDT II pursuant to Article IV.W.2 of the Plan and in furtherance of the purposes of the Opioid MDT II and the Plan, the Opioid MDT II shall assume all liability and responsibility, financial and otherwise, for all Opioid Claims (including Opioid Demands) not otherwise channeled to an Opioid Creditor Trust or the Ratepayer Account, including U.S. Government Opioid Claims, and Other Opioid Claims, and the Debtors, the Reorganized Debtors, and the Protected Parties shall have no liability or responsibility, financial or otherwise, therefor. The Opioid MDT II’s liability for such assumed Opioid Claims shall be limited to the U.S. Government Opioids Claim Share, and the Other Opioid Claims Share. Except as otherwise provided in the Plan and the Opioid MDT II Documents, the Opioid MDT II shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such Opioid Claims (including Opioid Demands) that the Debtors or the Reorganized Debtors has or would have had under applicable law.

Article IV.W.6 (“Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II – Institution of Maintenance of Legal and Other Proceedings”) provides that, as of the date upon which the Opioid MDT II is established, the Opioid MDT II shall be empowered to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability or responsibility of the Opioid MDT II, including in respect of the Assigned Third-Party Claims and Assigned Insurance Rights. The Opioid MDT II shall be empowered to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the Opioid MDT II Trustee(s). The Opioid MDT II shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Opioid MDT II is established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

Article IV.X.1 (“Opioid Creditor Trusts and Settlements of Opioid Claims – Establishment and Purpose of the Opioid Creditor Trusts”) provides that, the Confirmation Order shall endorse and direct the establishment of the Opioid Creditor Trusts on or prior to the Effective Date in accordance with the terms of the respective Opioid Creditor Trust Documents. The Opioid Creditor Trusts shall be independent from the Holders of Claims against the Debtors. The Opioid Creditor Trusts shall be established for the purposes described in the Plan and any other purposes more fully described in the Opioid Creditor Trust Documents. Each Opioid Creditor Trust shall, as applicable and in each case, in accordance with the Plan, the Confirmation Order and the applicable Opioid Creditor Trust Documents: (a) hold, manage and invest all funds and other assets received by such Opioid Creditor Trust from the Opioid MDT II, in each case, for the benefit of the beneficiaries of such Opioid Creditor Trust; (b) hold and maintain required reserves for such Opioid Creditor Trust in accordance with the applicable Opioid Creditor Trust Documents; (c) administer, process, resolve and liquidate Opioid Claims channeled to such Opioid Creditor Trust, in each case as provided in the applicable Opioid Creditor Trust Documents, as set forth in Article IV.Y of the Plan; and (d) pay all applicable Opioid Creditor Trust Operating Expenses.

Article IV.X.2 (“Opioid Creditor Trusts and Settlements of Opioid Claims – Appointment and Role of the Opioid Creditor Trustees”) provides that, in furtherance of and consistent with the purposes of the Opioid Creditor Trusts and the Plan, the Opioid Creditor Trustees shall have the power and authority to perform all functions on behalf of the respective Opioid Creditor Trusts. The Opioid Creditor Trustees shall undertake all administrative responsibilities as are provided in the Plan and the applicable Opioid Creditor Trust Documents. The Opioid Creditor Trustees shall be responsible for all decisions and duties with respect to the respective Opioid Creditor Trusts. In all circumstances, each Opioid Creditor Trustee shall be independent and disinterested and shall act in the best interests of the beneficiaries of such Opioid Creditor Trust, in furtherance of the purpose of such Opioid Creditor Trust and in accordance with the Plan and the applicable Opioid Creditor Trust Documents. In accordance with the Opioid Creditor Trust Documents, each Opioid Creditor Trustee shall serve in such capacity through the earlier of (x) the date that the applicable Opioid Creditor Trust is dissolved in accordance with the applicable Opioid Creditor Trust Documents and (y) the date such Opioid Creditor Trustee resigns, is terminated or is otherwise unable to serve for any reason.

Further, the NOAT II Trustee(s) shall be selected by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, in consultation with the Debtors. The TAFT II Trustee(s) will be selected by the Tribal Leadership Committee designated by the MDL Court in the MDL and also identified in the Amended Verified Statement of the Tribal Leadership Committee Pursuant to Bankruptcy Rule 2019 [Docket No. 1339], in consultation with the Debtors. The Opioid Creditor Trustees will be selected for (i) the Third-Party Payor Trust by the Third-Party Payor Group, (ii) the PI Trust by the Ad Hoc Group of Personal Injury Victims and the Future Claimants Representative, (iii) the Hospital Trust by the Ad Hoc Group of Hospitals, (iv) the NAS Monitoring Trust by the NAS Committee, and (v) the Emergency Room Physicians Trust by the Emergency Room Physicians Group, in each case, in consultation with the Debtors. The identity of the initial Opioid Creditor Trustees shall be disclosed in the Plan Supplement.

Article IV.X.3 (“Opioid Creditor Trusts and Settlements of Opioid Claims - Abatement Distributions”) provides that each Abatement Trust shall, in accordance with the Plan, the Confirmation Order and the applicable Abatement Trust Documents, make Abatement Distributions to Authorized Recipients for Approved Uses.

Article IV.X.4 (“Opioid Creditor Trusts and Settlements of Opioid Claims – Abatement Trust Monitoring and Reporting Obligations”) provides that each Abatement Trust shall (i) monitor the use of funds received by Abatement Distribution recipients in accordance with Authorized Abatement Purposes and (ii) prepare and deliver to the Opioid MDT II for publication annual reports on the disbursement and use of Abatement Distributions from such Abatement Trust and the compliance by Abatement Distribution recipients with the Authorized Abatement Purposes set forth in the applicable Abatement Trust Documents. In addition, NOAT II shall prepare or direct the preparation of annual audited financial reports of NOAT II to be filed with the Bankruptcy Court, delivered to the States and published on a publicly available website.

Article IV.X.5 (“Opioid Creditor Trusts and Settlements of Opioid Claims – Assumption of Obligations and Liabilities”) provides that, in consideration for the property transferred to the Opioid Creditor Trusts pursuant to Articles IV.W.2 and IV.X.7 of the Plan and in furtherance of the purposes of the Opioid MDT II, Opioid Creditor Trusts, and the Plan, each Opioid Creditor Trust and the Ratepayer Account shall assume all liability and responsibility, financial and otherwise, for any Opioid Claims (including Opioid Demands) channeled to each Opioid Creditor Trust and the Ratepayer Account, respectively, other than any U.S. Government Opioid Claims, and Other Opioid Claims, and the Debtors, the Reorganized Debtors, and the Released Parties shall have no liability or responsibility, financial or otherwise, therefor. Except as otherwise provided in the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, the Opioid Creditor Trusts and the Ratepayer Account shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such Opioid Claims (including Opioid Demands) that the Debtors or the Reorganized Debtors has or would have had under applicable law.

Article IV.X.6 (“Opioid Creditor Trusts and Settlements of Opioid Claims – Institution and Maintenance of Legal and Other Proceedings”) provides that, as of the date upon which the Opioid Creditor Trusts are established, the Opioid Creditor Trusts shall be empowered to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability or responsibility of the Opioid Creditor Trusts. Such legal actions and other proceedings shall be limited solely to those required for the purposes of satisfying the responsibilities of the applicable Opioid Creditor Trust. The Opioid Creditor Trusts shall be empowered to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the applicable Opioid Creditor Trustee. The Opioid Creditor Trusts shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Opioid Creditor Trusts are established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

Article IV.X.7 (“Opioid Creditor Trusts and Settlements of Opioid Claims – Opioid MDT II Distributions”) provides that, the Opioid MDT II shall make the Opioid MDT II Initial Distribution on the Opioid MDT II Initial Distribution Date and shall make the Opioid MDT II Subsequent Distributions on any Opioid MDT Subsequent Distribution Date. The Opioid MDT II shall fund the Opioid Attorneys’ Fee Fund with the Opioid Attorneys’ Fee Fund Share, out of the Public Opioid Creditor Share. The Opioid MDT II shall also establish and fund the Opioid MDT II Operating Reserve.

Article IV.X.8.A (“Opioid Creditor Trusts and Settlements of Opioid Claims – Private Claimants’ Attorneys’ Fees – Common Benefit Fund Assessments “) provides that, on the Effective Date, a Common Benefit Escrow shall be established and funded by assessments of 5% of each Distribution made by the Private Opioid Creditor Trusts and the Ratepayer Account. Such assessments will be paid by each Private Opioid Creditor Trust and the Ratepayer Account in respect of the Distributions made by each Private Opioid Creditor Trust and the Ratepayer Account to the Common Benefit Escrow and then, upon its establishment, directly to the Common Benefit Fund established by either the MDL Court or the Bankruptcy Court, as will be reasonably agreed to by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, on periodic schedules for each Private Opioid Creditor Trust and the Ratepayer Account acceptable to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Ad Hoc Group of Hospitals, the Ratepayer Mediation Participants, the Ad Hoc Group of Personal Injury Victims, and the NAS Committee, as applicable. The amounts in the Common Benefit Escrow shall be held in escrow until an order is entered by either the MDL Court or the Bankruptcy Court, as will be reasonably agreed to by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, establishing a Common Benefit Fund, at which time the amounts held by the Common Benefit Escrow and all subsequent assessments of 5% of each Distribution made by the Private Opioid Creditor Trusts and the Ratepayer Account shall be transferred to and distributed in accordance with the order of either the MDL Court or the Bankruptcy Court, as will be reasonably agreed to by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, establishing the Common Benefit Fund. To the extent a Hospital Opioid Claimant, a Third-Party Payor Opioid Claimant, a Ratepayer Opioid Claimant, a NAS Monitoring Opioid Claimant, a PI/NAS Opioid Claimant (or any ad hoc group consisting of Claimants of any of the foregoing) has retained counsel through an contingency fee arrangement, any contingency fees owed to such contingency counsel payable from Distributions under the Plan shall be reduced by the full amount payable under Article IV.X.8 of the Plan. However, the applicable Claimant and its counsel, in their sole discretion, may agree that an amount up to but not exceeding 40% of the amount payable under Article IV.X.8 of the Plan may be applied to the reimbursement of actual costs and expenses incurred by such Claimant’s counsel, in which case such agreed cost-reimbursement amount shall not reduce the contingency fee amounts payable to such counsel. For the avoidance of doubt, if the Debtors, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group agree to any reduced or less restrictive terms concerning the 5% Common Benefit Fund assessment (or its implementation) provided under any portion of Article IV.X.8 of the Plan for any of the Private Opioid Creditor Trusts and the Ratepayer Account, then such modifications shall apply to each of the groups, mutatis mutandis.

Article IV.X.8.B (“Opioid Creditor Trusts and Settlements of Opioid Claims – Private Claimants’ Attorneys’ Fees – Hospitals Attorneys’ Fees and Costs”) provides that, on the Effective Date, the Hospital Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Ad Hoc Group of Hospitals with respect to Hospital Opioid Claims. The Hospital Attorney Fee Fund shall be funded with (i) 20% of each Distribution made by the Hospital Trust to Hospital Opioid Claimants that have not retained (or are not part of an ad hoc group that has retained) separate counsel through an individual contingency fee arrangement less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.Y.7(A) of the Plan. The Hospital Attorney Fee Fund shall be administered by the Hospital Trust on terms acceptable to the Ad Hoc Group of Hospitals.

Article IV.X.8.C (“Opioid Creditor Trusts and Settlements of Opioid Claims – Private Claimants’ Attorneys’ Fees – NAS Monitoring Attorneys’ Fees and Costs”) provides that, on the Effective Date, the NAS Monitoring Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the NAS Committee with respect to NAS Monitoring Opioid Claimants. The NAS Monitoring Attorney Fee Fund shall be funded with (i) 20% of each Distribution made to the NAS Monitoring Trust less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A of the Plan. Reasonable expert costs incurred by the NAS Committee in the formation of the abatement plan for the NAS Monitoring Trust shall also be paid by the NAS Monitoring Trust, and, for the avoidance of doubt, (x) there shall be no amounts payable to the Common Benefit Escrow or the Common Benefit Fund on account of such cost reimbursements and (y) the 20% limitation on attorneys’ fees shall not apply to the foregoing reasonable expert costs. The NAS

Monitoring Attorney Fee Fund shall be administered by the NAS Monitoring Trust on terms acceptable to the NAS Committee. Except as expressly set forth in Article IV.X.8 of the Plan, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

Article IV.X.8.D (“Opioid Creditor Trusts and Settlements of Opioid Claims – Private Claimants’ Attorneys’ Fees – Ratepayer Attorneys’ Fees and Costs”) provides that, on the Effective Date, the Ratepayer Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Ratepayer Mediation Participants. The Ratepayer Attorney Fee Fund shall be funded with (i) 20% of each Distribution made by the Ratepayer Account less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A of the Plan. The Ratepayer Attorney Fee Fund shall be administered by the Ratepayer Account as set forth in Article IV.X.8 of the Plan. Except as expressly set forth in Article IV.X.8 of the Plan, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

Article IV.X.8.E (“Opioid Creditor Trusts and Settlements of Opioid Claims – Private Claimants’ Attorneys’ Fees – Emergency Room Physicians Attorneys’ Fees and Costs”) provides that, on the Effective Date, the Emergency Room Physicians Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Emergency Room Physicians Opioid Claimants. The Emergency Room Physicians Attorney Fee Fund shall be funded with (i) 20% of each Distribution made by the Emergency Room Physicians Trust less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A of the Plan. The Emergency Room Physicians Attorney Fee Fund shall be administered by the Emergency Room Physicians Trust as set forth in Article IV.X.8 of the Plan. Except as expressly set forth in Article IV.X.8 of the Plan, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

Article IV.X.8.F (“Opioid Creditor Trusts and Settlements of Opioid Claims – Private Claimants’ Attorneys’ Fees – PI Claimant Costs and Expenses”) provides that, the Opioid Creditor Trustee of the PI Trust shall pay or reimburse, as applicable, the compensation, costs and fees of professionals that represented or advised the Ad Hoc Group of Personal Injury Victims and the NAS Committee in connection with the Chapter 11 Cases, as and to the extent provided in the PI Trust Documents. Such compensation, costs and fees paid or reimbursed, as applicable, by the PI Trust shall be deducted from Distributions from the PI Trust Holders of Allowed PI Opioid Claims and Allowed NAS PI Opioid Claims, in each case pursuant to the PI Trust Documents. Nothing in Article IV.X.8 of the Plan shall impair or otherwise affect any fee contract that is not a contingency fee contract between the Ad Hoc Group of Personal Injury Victims and its professionals, or between the NAS Committee and its professionals.

Article IV.X.8.G (“Opioid Creditor Trusts and Settlements of Opioid Claims – Private Claimants’ Attorneys’ Fees – No Impairment of Contingency Fee Contracts; No Further Assessment”) provides that, except as expressly set forth in Article IV.X.8 of the Plan, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel. In this regard, the payment of the assessments described in Article IV.X.8 of the Plan shall be the only payment that such Holders (or their counsel) shall ever have to make to the Common Benefit Fund with respect to amounts distributed under the Plan, and shall not be subject to any further or other common benefit or similar assessments with respect to amounts distributed pursuant to the Plan or payments to attorneys in respect thereof.

Article IV.Y (“Administration of Opioid Claims”) provides that, all Opioid Claims will be administered, liquidated and discharged pursuant to the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents. The Opioid MDT II Trustee(s) and Opioid Creditor Trustee(s), as applicable, shall determine the eligibility, amount and Allowance of the applicable Opioid Claims in accordance with the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents. The determination by the applicable Opioid MDT II Trustee(s) or Opioid Creditor Trustee(s) of the eligibility, amount and Allowance of each Opioid Claim (except for any Other Opioid Claims) shall be final and binding, and shall not be subject to any challenge or review of any kind, by any court or other Person, except as set forth herein and in the Opioid MDT II Documents and Opioid Creditor Trust Documents. Distributions in respect of Allowed Opioid Claims shall be made by the applicable Opioid MDT II Trustee(s) or Opioid Creditor Trustee(s), in accordance with the trust distribution procedures and other provisions of the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents, from the applicable Opioid MDT II or Opioid Creditor Trust. Distributions from the Opioid MDT II, Opioid Creditor Trusts, and the Ratepayer Account shall be the sole source of recovery for Holders of Allowed Opioid Claims, and no Holder of an Opioid Claim shall have any other or further recourse to the Opioid Creditor Trusts, the Opioid MDT II, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties. Holders of disallowed Opioid Claims shall have no recourse to the Opioid Creditor Trusts, the Ratepayer Account, the Opioid MDT II, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Claims.

Article IV.Y.1 (“Administration of Opioid Claims - Administration of Other Opioid Claims”) provides that, the Opioid MDT II Administrator shall implement procedures, subject to Bankruptcy Court approval, for the submission of Other Opioid Claims, including notice procedures with respect thereto, and for the resolution of such Other Opioid Claims, which shall permit (but not require) that any litigation thereon occur in the Bankruptcy Court. All Other Opioid Claims shall be Disputed Claims under the Plan. Only Other Opioid Claims that become Allowed Claims pursuant to the procedures contained in Article IV.Y.2 of the Plan shall be entitled to distributions from the Other Opioid Claims Reserve, Pro Rata with other Allowed Other Opioid Claims. For the avoidance of doubt, Other Opioid Claims, whether Allowed or disallowed, shall not be entitled to any distributions from the Opioid MDT II or any Abatement Trust or other Opioid Creditor Trust, other than from the Other Opioid Claims Reserve. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Opioid MDT II shall treat the Other Opioid Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, to the extent applicable, the Opioid MDT II and Holders of Other Opioid Claims) shall be required to report for tax purposes consistently with the foregoing.

Article IV.Y.2 (“Administration of Opioid Claims - Objections to Other Opioid Claims”) provides that, the Opioid MDT II Administrator shall be entitled to object to Other Opioid Claims. Any objections to Other Opioid Claims shall be served and filed on or before the later of (i) two-hundred and seventy (270) days after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court for cause shown). The Opioid MDT II Administrator shall be entitled to use omnibus objections in compliance with Local Rule 3007-1 and may seek Bankruptcy Court approval to establish additional objection or estimation procedures as the Opioid MDT II Administrator believes appropriate.

Article IV.Y.3 (“Administration of Opioid Claims - Resolution of Disputed Other Opioid Claims”) provides that, on and after the Effective Date the MDT II Administrator shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Other Opioid Claims and to compromise, settle, or otherwise resolve any Disputed Other Opioid Claims without approval of the Bankruptcy Court.

Article IV.Y.4 (“Administration of Opioid Claims - Disallowance of Other Opioid Claims”) provides that, any Other Opioid Claims held by an Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Other Opioid Claims may not receive any distributions on account of such Other Opioid Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

Article IV.Y.5 (“Administration of Opioid Claims - Estimation of Other Opioid Claims”) provides that, the Opioid MDT II Administrator may at any time request that the Bankruptcy Court estimate any Other Opioid Claims pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether the Opioid MDT II Administrator has previously objected to such Other Opioid Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Other Opioid Claim at any time during litigation concerning any objection to any Other Opioid Claim, including, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Other Opioid Claim, that estimated amount shall constitute the maximum limitation on such Other Opioid Claim, and the Opioid MDT II Administrator may pursue supplementary proceedings to object to the ultimate allowance of such Other Opioid Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Other Opioid Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of an Other Opioid Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Other Opioid Claim unless the holder of such Other Opioid Claim has filed a motion requesting the right to seek such reconsideration on or before twenty (20) calendar days after the date such Other Opioid Claim is estimated by the Bankruptcy Court. The Opioid MDT II Administrator reserves the right to reduce the Other Opioid Claims Reserve in a manner consistent with any such estimation.

Article IV.Y.6 (“Administration of Opioid Claims - Periodic Distributions from Other Opioid Claims Reserve”) provides that, the Opioid MDT II Trustee(s) shall make distributions from time to time in their discretion from the Other Opioid Claims Reserve to holders of Allowed Other Opioid Claims, upon their determination that after distribution, and consistent with and subject to section 1123(a)(4) of the Bankruptcy Code, the Other Opioid Claims Reserve shall entitle such holder an aggregate amount equal to the Pro Rata Share of each distribution that would have been made to holders of Other Opioid Claims that remain Disputed and allocate such amount to the Other Opioid Claims Reserve as if each such Other Opioid Claim that remains Disputed were Allowed Claims, for each Other Opioid Claim in the amount equal to the least of (i) the filed amount of such Other Opioid Claim, (ii) the amount determined by a Final Order of the Bankruptcy Court for purposes of fixing the amount to be retained for such Other Opioid Claim, and (iii) such other amount as may be agreed upon by the Holder of such Other Opioid Claim and the Opioid MDT II Administrator.

E.	Treatment of Executory Contracts and Unexpired Leases; Employee Benefits; and Insurance Policies

Article V of the Plan governs the treatment of the Debtors’ Executory Contracts and Unexpired Leases, among other things.

Article V.A (“Assumption of Executory Contracts and Unexpired Leases”) provides on the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory

Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Confirmation Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Further, entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumption of the Restructuring Support Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Restructuring Support Agreement shall be binding and enforceable against the parties to the Restructuring Support Agreement in accordance with its terms. For the avoidance of doubt, the assumption of the Restructuring Support Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of the Restructuring Support Agreement including, without limitation, any termination events or provisions thereunder.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan, (except for the Consent Rights of Supporting Parties in Article I.C of the Plan), the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Confirmation Date (or such later date as may be permitted by Article V.B or Article V.E of the Plan), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

Article V.B (“Cure of Defaults for Assumed Executory Contracts and Unexpired Leases”) provides that any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. No later than the Plan Supplement Filing Date, to the extent not previously Filed with the Bankruptcy Court and served on affected counterparties, the Debtors shall provide notices of the proposed assumption and proposed Cure Costs to be sent to applicable counterparties, together with procedures for objecting thereto and for resolution of disputes by the Bankruptcy Court. Any objection by a contract or lease counterparty to a proposed assumption or related Cure Cost must be Filed, served, and actually received by the Debtors by the date on which objections to confirmation are due (or such other date as may be provided in the applicable assumption notice).

Furthermore, any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Cost will be deemed to have assented to such assumption and Cure Cost. Any timely objection to a proposed assumption or Cure Cost will be scheduled to be heard by the Bankruptcy Court at the Reorganized Debtors’ first scheduled omnibus hearing after the date that is ten (10) days after the date on which such objection is Filed. In the event of a dispute regarding (1) the amount of any Cure Cost, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365(b) of the Bankruptcy Code under any Executory Contract or the Unexpired Lease, and/or (3) any other matter pertaining to assumption and/or assignment, then such dispute shall be resolved by a Final Order; provided that the Debtors or Reorganized Debtors may settle any such dispute and shall pay any agreed upon Cure Cost without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C of the Plan), the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to the assumption or to the proposed Cure Cost.

Furthermore, assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full satisfaction and cure of any Claims and defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy- related defaults, under any assumed Executory Contract or Unexpired Lease arising at any time prior to the effective date of assumption. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors, as applicable, will continue to honor all postpetition and post-Effective Date obligations under any assumed Executory Contracts and Unexpired Leases in accordance with their terms, regardless of whether such obligations are listed as a Cure Cost, and whether such obligations accrued prior to or after the Effective Date, and neither the payment of Cure Costs nor entry of the Confirmation Order shall be deemed to release the Debtors or the Reorganized Debtors, as applicable, from such obligations.

Article V.C (“Claims Based on Rejection of Executory Contracts and Unexpired Leases”) provides that unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease. Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan

Article V.D (“Contracts and Leases Entered into After the Petition Date “) provides that any contracts or leases entered into after the Petition Date by any Debtor, including any Executory Contracts or Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Confirmation Order.

Article V.E (“Reservation of Rights”) is a reservation of the Debtors’ rights and provides that neither anything contained in the Plan nor the Debtors’ delivery of a notice of proposed assumption and proposed Cure Cost to any contract and lease counterparties, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X.C of the Plan.

Article V.F (“Indemnification Provisions and Reimbursement Obligations”) provides that, on and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth in the Plan, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

Article V.G (“Co-Defendant Indemnification Obligations”) provides that, as of the Effective Date, any term of any policy, contract or other obligation applicable to any Debtor shall be void and of no further force or effect to the maximum extent permitted by applicable law and to the extent such policy, contract or other obligation creates an obligation of any Debtor, or gives rise to a right under any Insurance Contract of any Debtor, for the indemnification or reimbursement of any Person other than the Opioid MDT II for costs, losses, damages, fees, expenses or any other amounts whatsoever relating to or arising from any actual or potential litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter arising, based on or relating to or in connection with, or in any manner arising from, in whole or in part, any Opioid Claim or any Opioid Demand (excluding any indemnification obligations expressly assumed pursuant to, or otherwise provided for in, the Plan) . Notwithstanding the foregoing, nothing herein shall interfere with the Assigned Insurance Rights or the Opioid MDT II’s exercise of the Assigned Insurance Rights.

The Plan shall, to the maximum extent permitted by applicable law, constitute (i) an amendment to each assumed or assumed and assigned contract to sever any and all provisions thereof that give rise to any obligation or right described in Article V.G of the Plan and (ii) an agreement by each counterparty to release any and all obligations and liabilities arising under or relating to such severed provisions and any and all Co-Defendant Claims and Opioid Claims (including Opioid Demands) arising under such contract, including any Co-Defendant Claims and Opioid Claims (including Opioid Demands) that might otherwise be elevated to administrative status through assumption of such contract. The severed portion of each such contract shall be rejected as of the Effective Date, and any Claims resulting from such rejection shall be forever released and discharged, with no distribution on account thereof. Except to the extent included in the Rejected Executory Contract/Unexpired Lease List, each such contract, solely as amended pursuant to Article V.G of the Plan, shall be assumed by the applicable Debtor and, as applicable, may be assigned to NewCo (or one of the NewCo Subsidiaries). No counterparty or any other Person shall have or retain any Claim, Cause of Action or other right of recovery against the Debtors or any other Person, including without limitation NewCo or any Insurer, except for the Other Opioid Claims Reserve (if applicable), for or relating to any obligation or right described in Article V.G of the

Plan, any Co-Defendant Claim or the amendment of any contract, or the severance and rejection of obligations and liabilities in connection therewith, described in Article V.G of the Plan. On the Effective Date, all Co-Defendant Claims arising under or related to any contract of the Debtors shall be released and discharged to the maximum extent permitted by applicable law with no consideration on account thereof, and all Proofs of Claim in respect thereof shall be deemed disallowed and expunged, without further notice, or action, order or approval of the Bankruptcy Court or any other Person, and any Opioid Claims arising under or related to any contract of the Debtors will be treated in accordance with Article of the Plan. For the avoidance of doubt, no Co-Defendant Claim or Opioid Claim will be assumed by the Reorganized Debtors or NewCo, elevated to administrative priority status or otherwise receive modified treatment as a result of the assumption or assumption and assignment of any contract pursuant to Article V.G of the Plan.

The Debtors shall provide notice to all known counterparties to any Executory Contract or Unexpired Lease of Article V.G of the Plan. To the extent an objection is not timely filed and properly served on the Debtors with respect to any contract of the Debtors in accordance with the Disclosure Statement Order, the counterparty to such contract and all other Persons shall be bound by and deemed to have assented to the amendment of such contract, the assumption or assumption and assignment of such amended contract and the severance and release of obligations, liabilities and Claims described in Article V.G of the Plan. Except to the extent that the Holder of a Co-Defendant Claim otherwise agrees or fails to object to such treatment, the assumption or rejection of a contract or lease with the Holder of a Co-Defendant Claim shall not operate as a release, waiver or discharge of any Co-Defendant Defensive Rights or Co-Defendant Claims. For the avoidance of doubt, if a counterparty to any contract timely files and properly serves an objection on the Debtors, (x) such objecting party will not be bound by Article V.G. of the Plan, (y) any Cure Costs for such contract (if applicable) will be payable only by the Debtors, the Reorganized Debtors, or NewCo (as applicable), and (z) any Claims for rejection damages (if applicable) relating to the Co-Defendant Claims arising thereunder will be either Other Opioid Claims or No Recovery Opioid Claims and treated in accordance with the Plan, and any other Claims for rejection damages (if applicable) will be General Unsecured Claims.

Article V.H (“Employee Compensation and Benefits”) concerns the Debtors’ Compensation and Benefit Programs and the Debtors’ Workers’ Compensation Programs.

Article V.H.1 provides that, subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code. None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms in the Plan shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

Article V.H.2 provides that as of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Additionally, under the Plan, except with respect to the Opioid Insurance Policies and the Assigned Insurance Rights, the Debtors intend to assume all Insurance Contracts to the extent they are Executory Contracts, and to the extent they are not Executory Contracts, the vesting of all Estate assets in the Reorganized Debtors will include any non-executory rights under any Insurance Contracts or other insurance policies. Further, to the extent that any self- insured retentions are required and remain to be paid under any applicable Opioid Insurance Policy or in connection with any Assigned Insurance Rights, the obligation to make such payments will not be Impaired by the Plan.

F.	Provisions Governing Distributions

Article VI of the Plan sets forth the mechanics by which Plan distributions will be made. As set forth more fully therein, Article VI of the Plan provides, among other things, that (a) subject to certain exceptions, distributions under the Plan of the full amount provided for thereunder (i) on account of Claims and Interests, other than Opioid Claims, Allowed on or before the Effective Date will generally be made on the Initial Distribution Date, and (ii) on account of Disputed Claims other than Opioid Claims, Allowed after the Effective Date will generally be made on the next Periodic Distribution Date that is at least thirty (30) days after the Claim is Allowed (VI.A-C).

Article VI.D.1 (“Delivery of Distributions – Record Date for Distributions”) provides that for purposes of making distributions on the Initial Distribution Date only, the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims other than Opioid Claims reflected in the Debtors’ books and records as of the close of business on the Confirmation Date; provided, however, that such record date will not apply to any distributions related to the First Lien Notes, Second Lien Notes, or Guaranteed Unsecured Notes maintained through DTC, and the record date for Holders of Allowed First Lien Term Loan Claims shall be the Effective Date. Subject to the foregoing sentence, if a Claim other than an Opioid Claim is transferred (a) twenty-one (21) or more days before the Confirmation Date and reasonably satisfactory documentation evidencing such transfer is Filed with the Bankruptcy Court before the Confirmation Date, the Distribution Agent shall make the applicable distributions to the applicable transferee, or (b) twenty (20) or fewer days before the Confirmation Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form is Filed with the Bankruptcy Court before the Confirmation Date and contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

Article VI.D.2 (“Delivery of Distributions – Delivery of Distributions in General “) provides that except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims other than Opioid Claims at the address for each such Holder as indicated in the Debtors’ records as of the date of any such distribution, including the address set forth in any Proof of Claim Filed by that Holder or, with respect to Holders of Allowed First Lien Term Loan Claims, the address recorded as of the Effective Date in the register maintained by the First Lien Agent, as applicable; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

Article VI.D.3 (“Delivery of Distributions – Distributions by Distribution Agents”) provides that the Debtors and the Reorganized Debtors, as applicable, shall have the authority to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder. Except in the case of the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, each serving as a Distribution Agent, to the extent the Debtors and the Reorganized Debtors, as applicable, determine to utilize a Distribution Agent to facilitate the distributions under the Plan to Holders of Allowed Claims other than Opioid Claims, Guaranteed Unsecured Notes Claims, and Legacy Unsecured Notes Claims, any such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan; and (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under the Plan to be distributed by such Distribution Agent; provided, that no Distribution Agent (including the Guaranteed Unsecured Notes Indenture Trustee) will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Subject to Section Article VI.D.4 of the Plan, distributions on account of the Guaranteed Unsecured Notes Claims and the Legacy Unsecured Notes Claims will be made to or at the direction of the Guaranteed Unsecured Notes Indenture Trustee or Legacy Unsecured Notes Indenture Trustee, as applicable, and such trustee will be, and will act as, the Distribution Agent with respect to the applicable Guaranteed Unsecured Notes Claims or Legacy Unsecured Notes Claims in accordance with the terms and conditions of the Plan and the applicable debt documents. Distributions on account of the Allowed First Lien Term Loan Claims will be made to the First Lien Agent or the New Takeback Term Loan Agent, as applicable, and the First Lien Agent or the New Takeback Term Loan Agent (as applicable) will be, and will act as, the Distribution Agent with respect to the Allowed First Lien Term Loan Claims in accordance with the terms and conditions of the Plan and the applicable debt documents.

The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions, or consents. The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall promptly pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

Article VI.D.4 (“Delivery of Distributions – Distributions to Holders of Guaranteed Unsecured Notes Claims and Legacy Unsecured Notes Claims”) provides that the distributions of Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares to be made under the Plan to Holders of Guaranteed Unsecured Notes Claims shall be deemed made by the Debtors or Reorganized Debtors, as applicable, to the Guaranteed Unsecured Notes Indenture Trustee which shall transmit (or cause to be transmitted) such distributions to such Holders as set forth below. Notwithstanding anything to the contrary in the Plan, the Guaranteed Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, may transfer or facilitate the transfer of such distributions through the facilities of DTC in exchange for the relevant Guaranteed Unsecured Notes. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under the Plan, the Debtors or Reorganized

Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares to be distributed to Holders of the Guaranteed Unsecured Notes eligible for distribution through the facilities of DTC.

The distributions of New Mallinckrodt Ordinary Shares to be made under the Plan to Holders of Legacy Unsecured Notes Claims as part of the General Unsecured Claims Distribution shall be deemed made by the Debtors or Reorganized Debtors, as applicable, to the Legacy Unsecured Notes Indenture Trustee which shall transmit (or cause to be transmitted) such distributions to such Holders as set forth below. Notwithstanding anything to the contrary in the Plan, the Legacy Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, may transfer or facilitate the transfer of such distributions through the facilities of DTC in exchange for the relevant Legacy Unsecured Notes. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under the Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Mallinckrodt Ordinary Shares to be distributed to Holders of the Legacy Unsecured Notes eligible for distribution through the facilities of DTC.

The obligations of the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee under or in connection with the Plan, the Guaranteed Unsecured Notes Indentures, the Legacy Unsecured Notes Indentures, the Guaranteed Unsecured Notes, the Legacy Unsecured Notes, and any related notes, stock, instruments, certificates, agreements, side letters, fee letters, and other documents, shall be discharged and deemed fully satisfied upon the Effective Date. On and after the Effective Date, the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, each in its capacity as trustee shall be appointed and act as a Distribution Agent with respect to the applicable Guaranteed Unsecured Notes Claims or Legacy Unsecured Notes Claims to facilitate the distributions provided for in the Plan to the applicable Holders of Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims. The obligations of each of the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Trustee, in its capacity as Distribution Agent, under or in connection with the Plan shall be discharged and deemed fully satisfied upon either: (i) DTC’s receipt of the distributions with respect to the Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims; or (ii) if the Alternate/Supplemental Distribution Process is utilized, upon the earlier of the completion of the Guaranteed Unsecured Notes Indenture Trustee’s or Legacy Unsecured Notes Indenture Trustee’s role in such process or in accordance with the terms of the Alternate/Supplemental Distribution Process and, in either case, the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee shall not, in any capacity, have liability to any person for having made, or facilitating the making of, the distributions through the foregoing items (i) and (ii). The Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, each as a Distribution Agent under the Plan will be entitled to recognize and deal with for all purposes the Holders of the Guaranteed Unsecured Notes or Legacy Unsecured Notes to the extent necessary to facilitate the distributions with respect to Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims to such Holders. Regardless of which capacity it is acting, the Guaranteed Unsecured Notes Indenture Trustee or the Legacy Unsecured Notes Indenture Trustee in any capacity shall not be responsible for, and may conclusively rely on, the Alternate/Supplemental Distribution Process.

Notwithstanding any policies, practices or procedures of DTC or any other applicable clearing system, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by the Notice and Claims Agent, the Guaranteed Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee to facilitate distributions to Holders of Allowed Guaranteed Unsecured Notes Claims and Allowed Legacy Unsecured Notes Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent, including the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee in any capacity, shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims through the facilities of DTC.

Article VI.D.5 (“Delivery of Distributions – Minimum Distributions”) provides that notwithstanding anything herein to the contrary, other than on account of Unimpaired Claims, the Reorganized Debtors and the Distribution Agents shall not be required to make distributions or payments of less than $100 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars or distributions of fractions of a New Mallinckrodt Ordinary Share. Whenever any payment or distribution of a fraction of a dollar or a fraction of a New Mallinckrodt Ordinary Share would otherwise be called for, the actual payment or distribution will reflect a rounding down of such fraction to the nearest whole dollar or nearest whole New Mallinckrodt Ordinary Share.

Article VI.D.6 (“Delivery of Distributions – Undeliverable Distributions”) provides that undeliverable distributions will remain in the possession of the Reorganized Debtors, subject to Article VI.D.5.b of the Plan, until such time as any such distributions become deliverable or are otherwise disposed of in accordance with applicable nonbankruptcy law. Undeliverable distributions will not be entitled to any additional interest, dividends, or other accruals of any kind on account of their distribution being undeliverable. Nothing contained in the Plan requires the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim. Further, checks issued by the Reorganized Debtors (or their Distribution Agent) on account of Allowed Claims are null and void if not negotiated within 90 days after the issuance of such check. Requests for reissuance of any check will be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.

Finally, as set forth more fully in the Plan, Article VI of the Plan provides, among other things, that (a) to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements, and all distributions pursuant to the Plan will be subject to such requirements (VI.E); (b) except as otherwise provided in the Plan, the applicability of Insurance Contracts (VI.F); (c) all distributions to Holders of Opioid Claims (including Opioid Demands) shall be made by and from the Opioid MDT II and Opioid Creditor Trusts in accordance with the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable (VI.G); (d) except with respect to the 2024 First Lien Term Loan Claims and the 2025 First Lien Term Loan Claims and as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any (VI.H); and (e) notwithstanding anything else in the Plan or the Confirmation Order, postpetition interest shall accrue and be paid on the First Lien Revolving Credit Facility Claims, the First Lien Term Loan Claims, the First Lien Notes Claims, and the Second Lien Notes Claims as set forth in the Plan, and unless otherwise specifically provided for in the Plan (including the preceding sentence and Article II.B.2 of the Plan), the Confirmation Order, the Cash Collateral Order, or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any other Claims and no Holder of any other Claims shall be entitled to interest accruing on or after the Petition Date on any Claim (VI.I).

G.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims or Interests

Article VII.A (“Allowance and Disallowance of Claims Other than Opioid Claims”) provides that, after the Effective Date, and except as otherwise provided in the Plan, the Reorganized Debtors will have and will retain any and all available rights and defenses that the Debtors had with respect to any Claim other than Opioid Claims and any other Claims Allowed under the Plan (including the First Lien Term Loan Claims), including the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim other than Opioid Claims or contingent or unliquidated Claim other than Opioid Claims in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

Article VII.B (“Prosecution of Objections to Claims other than Opioid Claims”) provides that, after the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors will have the authority to File objections to Claims (other than Claims that are Allowed under the Plan or Opioid Claims) and settle, compromise, withdraw, or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision will not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim other than Opioid Claims without any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors will have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court.

Article VII.C (“Estimation of Claims and Interests of than Opioid Claims”) provides that before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim other than any Opioid Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection; and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that if the Bankruptcy Court resolves the Allowed amount of a Claim, the Debtors and Reorganized Debtors, as applicable, will not be permitted to seek an estimation of such Claim. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim subject to applicable law.

Article VII.D (“No Distributions Pending Allowance”) provides that if any portion of a Claim other than an Opioid Claim is Disputed, no payment or distribution provided in the Plan shall be made on account of such Claim unless and until such Claim becomes an Allowed Claim

Article VII.E (“Time to File Objections to Administrative Claims”) provides that any objections to Administrative Claims shall be Filed on or before the Administrative Claims Objection Deadline, subject to any extensions thereof approved by the Bankruptcy Court.

Article VII.F (“Procedures Regarding Opioid Claims”) provides that notwithstanding anything to the contrary herein, Articles VII.A through VII.E of the Plan shall not apply to any Opioid Claims, and all procedures for resolving contingent, unliquidated, and disputed Opioid Claims (including Opioid Demands) shall be governed by the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable.

Article VII.G (“No Filing of Proofs of Claim for Opioid Claims or VI Opioid Claims”) provides that, except as otherwise provided in the Plan, Holders of Opioid Claims or VI Opioid Claims shall not be required to File a Proof of Claim or a request for payment of an Administrative Claim on account of such Holder’s Opioid Claims or VI Opioid Claims, and no such Holders should File such a Proof of Claim or such request for payment; provided , however, that a Holder of an Opioid Claim or VI Opioid Claim that wishes to assert Claims against the Debtors that are not Opioid Claims or VI Opioid Claims must File a Proof of Claim or a request for payment of an Administrative Claim with respect to such Claims which are not Opioid Claims or VI Opioid Claims on or before the applicable Claims Bar Date. The Opioid MDT II and Opioid Creditor Trusts will make distributions on account of Opioid Claims in accordance with the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable. Within sixty (60) days after the Effective Date, the Reorganized Debtors shall File a report identifying all Proofs of Claim that are reasonably determined by the Debtors, in consultation with the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Future Claims Representative, and the Opioid MDT II Trustee(s), to be on account of any Opioid Claim, and upon the Filing of such report and notice to the Holders of such Proofs of Claim who shall have 14 days to object to such determination, all identified Proofs of Claim shall be deemed withdrawn and removed from the applicable claims register; provided that Proofs of Claim on account of Opioid Claims filed after the Effective Date shall automatically be deemed withdrawn and expunged; provided, further, that upon a motion and hearing with notice to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Future Claimants Representative, the Opioid MDT II Trustee(s), and, solely in the case of clause (b) below, the Holders of affected Proofs of Claim, the Debtors (a) may seek an extension to the deadline to File such report from the Bankruptcy Court and (b) may seek determination by the Bankruptcy Court that any Proof of Claim is on account of any Opioid Claim.

Article VII.H.1 (“Disputed General Unsecured Claims Reserve”) provides that on or after the Effective Date, the Reorganized Debtors shall have the right, but are not required, to establish a Disputed General Unsecured Claims Reserve in Cash from the General Unsecured Claims Recovery Pool and the Trade Claim Cash Pool Unallocated Amount. Such Disputed General Unsecured Claims Reserve may also include New Mallinckrodt Ordinary Shares issuable from the General Unsecured Claims Recovery Pool that will be issued by the Reorganized Debtors if and when needed for distributions from the Disputed General Unsecured Claims Reserve. For the avoidance of doubt, the New Governance Documents shall ensure that the Reorganized Debtors are able to issue the number of New Mallinckrodt Ordinary Shares needed to satisfy obligations of the General Unsecured Claims Recovery Pool. The Debtors reserve the right to estimate the value of Disputed General Unsecured Claims in the Bankruptcy Court for distribution purposes and to reduce the Disputed General Unsecured Claims Reserve in a manner consistent with any such estimation.

Article VII.H.2 provides that subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Reorganized Debtors shall treat the Disputed General Unsecured Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, to the extent applicable, the Debtors, the Reorganized Debtors, and Holders of Disputed General Unsecured Claims) shall be required to report for tax purposes consistently with the foregoing.

Article VII.H.3 provides that the Reorganized Debtors shall hold in the Disputed General Unsecured Claims Reserve all distributions to be made on account of (a) Disputed General Unsecured Claims and (b) Disputed Trade Claims whose Holders (i) vote to reject the Plan or (ii) do not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order, for the benefit of all Holders Claims entitled to receive a General Unsecured Claims Distribution. All taxes imposed on the assets or income of the Disputed General Unsecured Claims Reserve shall be payable by the Reorganized Debtors from the assets of the Disputed General Unsecured Claims Reserve.

Article VII.H.4 provides that in the event assets in the Disputed General Unsecured Claims Reserve are insufficient to satisfy all of the Disputed General Unsecured Claims that have become Allowed, such Allowed Claims shall be satisfied pro rata from such remaining assets in the Disputed General Unsecured Claims Reserve. After all assets have been distributed from the Disputed General Unsecured Claims Reserve, no further distributions shall be made in respect of Disputed General Unsecured Claims. At such time as all Disputed General Unsecured Claims have been resolved, any remaining assets in the Disputed General Unsecured Claims Reserve shall be distributed pro rata to Holders of Allowed General Unsecured Claims.

Article VII.H.5 provides that the Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Disputed General Unsecured Claims Reserve for all taxable periods through the date on which final distributions are made.

Article VII.I (“Distributions After Allowance”) provides that to the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

Article VII.J (“Disallowance of Certain First Lien Credit Agreement Claims, First Lien Notes Claims, and Second Lien Notes Claims”) provides that notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C of the Plan), the following Claims shall be disallowed on the Effective Date except as otherwise ordered by a Final Order of the Bankruptcy Court before the Effective Date: (a) any First Lien Credit Agreement Claims (i) for default rate interest under Section 2.13(c) of the First Lien Credit Agreement in excess of the non-default rate applicable under Sections 2.13(a) or (b) of the First Lien Credit Agreement, or (ii) for interest based on the asserted conversion of any “Eurocurrency Borrowing” to an “ABR Borrowing” (each as defined in the First Lien Credit Agreement) under Section 2.07(e) of the First Lien Credit Agreement, to the extent such interest exceeds the interest payable on such borrowing as a Eurocurrency Borrowing; provided that, notwithstanding the foregoing, the Allowed First Lien Term Loan Claims shall include the applicable amount of First Lien Term Loans Accrued and Unpaid Interest and such First Lien Term Loans Accrued and Unpaid Interest shall not be subject to disallowance; provided further that notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors pursuant to the Cash Collateral Order during the Chapter 11 Cases to the First Lien Revolving Lenders, the First Lien Term Lenders and their respective agents and professionals shall be retained by the First Lien Revolving Lenders, the First Lien Term Lenders and such agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Revolving Credit Facility Claims or the First Lien Term Loan Claims, as applicable (b) any First Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the First Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the First Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the First Lien Notes Indenture; (c) any Second Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the Second Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the Second Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the Second Lien Notes Indenture; and (d) any Claims for payment of any amounts payable pursuant to the Cash Collateral Order arising after the Effective Date. The Debtors will file an objection to such Claims consistent with the foregoing in advance of the Confirmation Hearing, and the Bankruptcy Court’s determination of such objection shall be set forth in the Confirmation Order.

H.	Conditions Precedent to the Effective Date

Article VIII of the Plan sets forth the conditions precedent to the Effective Date, and related matters. The conditions precedent set forth at Article VIII.A of the Plan (“Conditions Precedent to the Effective Date”) include that:

1.	The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith.

2.

The Bankruptcy Court or another court of competent jurisdiction shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, such order shall be a Final Order, and to the extent such order was not entered by the District Court, the District Court shall have affirmed the Confirmation Order.

3.

The Bankruptcy Court or another court of competent jurisdiction shall have entered the Opioid Operating Injunction Order, such order shall be a Final Order, and to the extent such order was not entered by the District Court, the District Court shall have affirmed the Opioid Operating Injunction Order.

4.

All documents and agreements necessary to implement the Plan (including the Definitive Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, and any documents contained in the Plan Supplement) shall have been documented in compliance with the Restructuring Support Agreement (to the extent applicable), executed and tendered for delivery. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (which may occur substantially concurrently with the occurrence of the Effective Date).

5.

All actions, documents, certificates, and agreements necessary to implement the Plan (including the Definitive Documents and any other documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

6.

All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained, and there shall have been no determination by the Debtors, including by the Disinterested Managers, to not grant any of the releases to Released Parties set forth in Article IX of the Plan.

7.

All conditions precedent to the consummation of the Opioid Settlement (as defined in the Restructuring Support Agreement) and related transactions, including establishment of the Opioid MDT II and Opioid Creditor Trusts and authorization for payment of the Opioid MDT II Consideration, have been satisfied or waived by the party or parties entitled to waive them.

8.

The final version of the Plan, Plan Supplement, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement.

9.

The Bankruptcy Court shall have confirmed that the Bankruptcy Code authorizes the transfer and vesting of the Opioid MDT II Consideration, notwithstanding any terms of any Insurance Contracts related to the Assigned Insurance Rights or provisions of non-bankruptcy law that any Insurer may otherwise argue prohibits such transfer and vesting.

10.

The Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order.

11.

The High Court of Ireland shall have made the Irish Confirmation Order and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

12.

The Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer.

13.

Any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the Federal/State Acthar Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

14.

The Debtors shall have paid in full all professional fees and expenses of the Debtors’ Retained Professionals (including the Retained Professionals of the Disinterested Managers) that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses.

15.	The Professional Fee Escrow Account shall have been established and funded in Cash in accordance with Article II.A.2 of the Plan.

16.	The Debtors shall have paid the Restructuring Expenses including the Transaction Fees, in full, in Cash.

17.

The Debtors shall have paid (A) the Noteholder Consent Fee, (B) the outstanding invoices on account of any Indenture Trustee Fees delivered to the Debtors (or their counsel) at least two (2) business days before the Effective Date, and (C) the Term Loan Exit Payment (and (i) the First Lien Agent shall have received such Term Loan Exit Payment on behalf of the First Lien Term Lenders and shall have distributed such Term Loan Exit Payment to the First Lien Term Lenders or (ii) the Term Loan Exit Payment shall have otherwise been distributed to the First Lien Term Lenders by means approved by the Ad Hoc First Lien Term Lender Group), and the foregoing payments shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person.

18.	The Cash Collateral Order shall have remained in full force and effect.

19.	The Restructuring to be implemented on the Effective Date shall be consistent with the Plan, the Scheme of Arrangement, and the Restructuring Support Agreement.

Article VIII.B (“Waiver of Conditions”) provides that subject to and without limiting or expanding the respective rights of each party to the Restructuring Support Agreement, the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Group, and the MSGE Group may collectively waive any of the conditions to the Effective Date set forth in Article VIII.A of the Plan at any time, without any notice to parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action; provided that (a) the conditions set forth in Article VIII.A.14 and VIII.A.15 of the Plan may be waived by only the Debtors with the consent of the affected Retained Professionals; (b) the waiver of Article VIII.A.4 of the Plan (with respect to the New Takeback Term Loan Documentation and other documents to which the Supporting Term Lenders have consent rights under the Restructuring Support Agreement), Article VIII.A.16 of the Plan (with respect to the Restructuring Expenses payable to the advisors of the Ad Hoc First Lien Term Lender Group), and Article VIII.A.17(C) of the Plan shall require the consent of the Required Supporting Term Lenders, and (c) the waiver of the condition set forth in Article VIII.A.17(B) of the Plan shall also require the consent of the Guaranteed Unsecured Notes Indenture Trustee.

Article VIII.C (“Effect of Non-Occurrence of Conditions to the Effective Date”) addresses the effect of non-occurrence of the Effective Date. It provides that if the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

Article VIII.D (“Substantial Consummation”) provides that “Substantial consummation” of the Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

I.	Release, Injunction, and Related Provisions

Article IX of the Plan addresses releases, injunctions, exculpatory provisions and related provisions, and are highlighted below: Discharge of Claims, Opioid Claims (including Opioid Demands), and Interests and Compromise and Settlement of Claims, Opioid Claims (including Opioid Demands), and Interests under the Plan (IX.A); Releases by the Debtors (IX.B); Releases by Non-Debtor Releasing Parties Other Than Opioid Claimants (IX.C); Releases by Holders of Opioid Claims (IX.D); Exculpation (IX.E); Permanent Injunction (IX.F); Opioid Permanent Channeling Injunction (IX.G); Opioid Operating Injunction (IX.H); and Setoffs and Recoupment (IX.I).

Article IX.C of the Plan contains a third-party release by all Non-Debtor Releasing Parties Other Than Opioid Claimants. Pursuant to Article IX.C of the Plan, the following are deemed to grant a third-party release: (a) the Holders of all Claims who vote to accept the Plan, (b) the Holders of all Claims that are Unimpaired under the Plan, (c) the Holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the Holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other Holders of Claims and Equity Interests to the maximum extent permitted by law; provided, that the plaintiffs in Shenk Suit shall not be Non-Debtor Releasing Parties until such time as the Shenk Settlement is approved on a final basis by the United States District Court for the District of Columbia and upon such approval such plaintiffs shall be Non-Debtor Releasing Parties; provided, further, that Opioid Claimants, solely in their capacity as Opioid Claimants, shall not be Non-Debtor Releasing Parties.

Article IX.D. of the Plan provides each Opioid Claimant will be deemed to be granting releases to third parties under the Plan with respect to any and all Claims (including Opioid Claims and Opioid Demands). Pursuant to Article IX.G of the Plan, from and after the Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims (including Opioid Demands) based upon or arising from the Debtors’ pre-confirmation conduct or activities shall be to the Opioid MDT II or the Opioid Creditor Trusts, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claims (including Opioid Demands) against any Protected Party or any property or interest in property of any Protected Party. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the applicable Opioid Creditor Trusts. The Opioid Creditor Trusts are binding on the holders of all Opioid Claims (including Opioid Demands).

The Co-Defendant Defensive Rights shall not be waived, released, altered, impaired, or discharged and all Co-Defendant Defensive Rights are preserved, as provided in Article IX.M of the Plan.

1.	Releases

The following definitions are important to understanding the scope of the releases being given under the Plan:

“Exculpated Party” means, in each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Reorganized Debtors (and their Representatives); (c) the Official Committee of Unsecured Creditors (and its Representatives and the members thereto and their Representatives); (d) the Official Committee of Opioid-Related Claimants (and its Representatives and the members thereto and their Representatives); (e) the Future Claimants Representative (and its Representatives); and (f) the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, each solely in its capacity and to the extent it serves as a Distribution Agent.

“Non-Debtor Releasing Parties” means (a) the Holders of all Claims who vote to accept the Plan, (b) the Holders of all Claims that are Unimpaired under the Plan, (c) the Holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the Holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other Holders of Claims and Equity Interests to the maximum extent permitted by law; provided, that the plaintiffs and the members of the putative class as identified in the Shenk Suit shall not be Non-Debtor Releasing Parties until such time as the Shenk Settlement is approved on a final basis and by Final Order of the United States District Court for the District of Columbia and upon such approval such plaintiffs shall be deemed to have provided the releases set forth in the Shenk Settlement; provided, further, that Opioid Claimants, solely in their capacity as Opioid Claimants, shall not be Non-Debtor Releasing Parties but shall be subject to the releases by Holders of Opioid Claims in Article IX.D of the Plan.

“Protected Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled Affiliates, respective heirs, executors, Estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Person’s respective current and former officers and directors, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including attorneys retained by any director in his or her capacity as a director or manager of a Person), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as a director or manager of a Person), consultants, experts and other professionals (including any professional advisor retained by any director in his or her capacity as a director or manager of a Person) or other representatives of the Persons described in clauses (a) through (d), provided that consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date. “Protected Party” shall also include each Settling Opioid Insurer, but shall not include the Opioid MDT II or any Opioid Creditor Trust. Notwithstanding anything to the contrary herein, none of the following Persons, in their respective following capacities, shall be Protected Parties: (1) Medtronic plc or Covidien plc, (2) any subsidiaries or Affiliates of Medtronic plc or Covidien plc that existed as a subsidiary or Affiliate of Medtronic plc or Covidien plc after July 1, 2013, (3) any successors or assigns of any Entity described in clause (1) or clause (2) that became such a successor or assign after July 1, 2013 (excluding, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), (4) any former subsidiaries or Affiliates of Covidien plc that ceased being such a subsidiary or Affiliate before July 1, 2013, and any successor or assign to such subsidiary or Affiliate of Covidien plc, and (5) any Representative of any Entity described in the foregoing clauses (1) through (4) except to the extent such Representative is described in clause (d) and (e) of this definition of “Protected Party.”

“Released Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled Affiliates, respective heirs, executors, Estates, and nominees, in each case solely in their capacity as such; (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Person’s respective current and former officers and directors, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including attorneys retained by any director in his or her capacity as a director or manager of a Person), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as a director or manager of a Person), consultants, experts and other professionals (including any professional advisor retained by any director in his or her capacity as a director or manager of a Person) or other representatives of the Persons described in clauses (a) through (d); (f) each member of the Guaranteed Unsecured Notes Ad Hoc Group in their capacity as such, (g) each Supporting Unsecured Noteholder in their capacity as such, (h) the Opioid MDT II and the Opioid Creditor Trusts, (i) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (j) each Supporting Governmental Opioid Claimant in their capacity as such; (k) each member of the MSGE Group in their capacity as such; (l) each Supporting Term Lender in its capacity as such; (m) each member of the Ad Hoc First Lien Term Lender Group in its capacity as such; (n) each Prepetition Secured Party (as defined in the Cash Collateral Order); (o) the Guaranteed Unsecured Notes Indenture Trustee; (p) the Legacy Unsecured Notes Indenture Trustee solely in its capacity and to the extent it serves as a Distribution Agent; (q) the Future Claimants Representative; (r) the Official Committee of Opioid-Related Claimants; (s) the Official Committee of Unsecured Creditors; and (t) with respect to each of the foregoing Persons in clauses (f) through (s), each such Person’s Representatives. Notwithstanding anything to the contrary herein, none of the following Persons, in their respective following capacities, shall be Released Parties: (1) Medtronic plc or Covidien plc, (2) any subsidiaries or Affiliates of Medtronic plc or Covidien plc that existed as a subsidiary or Affiliate of Medtronic plc or Covidien plc after July 1, 2013, (3) any successors or assigns of any Entity described in clause (1) or clause (2) that became such a successor or assign after July 1, 2013 (excluding, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), (4) any former subsidiaries or Affiliates of Covidien plc that ceased being such a subsidiary or Affiliate before July 1, 2013, and any successor or assign to such subsidiary or Affiliate of Covidien plc, and (5) any Representative of any Entity described in the foregoing clauses (1) through (4) except to the extent such Representative is described in clause (d) and (e) of this definition of “Released Party.”

a.	Releases by the Debtors (IX.B)

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and the restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Debtors and the Estates from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Debtors’ in-or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that the Debtors do not release, and the Opioid MDT II shall retain, all Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, the releases by the Debtors set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release.

The Reorganized Debtors, the Opioid MDT II, and the Opioid Creditor Trusts shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article IX.B of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.B of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article IX.B of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.B of the Plan.

b.	Releases by Non-Debtor Releasing Parties Other than Opioid Claimants (IX.C)

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, except as otherwise explicitly provided herein, by the Non-Debtor Releasing Parties, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their Estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any Security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trust, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the prepetition documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.C of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Non-Debtor Releasing Parties set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x)release, discharge, or preclude the enforcement of any liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act or (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date.

Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Non-Debtor Releasing Parties set forth in Article IX.C of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) given in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by Article IX.C of the Plan; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.C of the Plan; (g) consensual; and (h) essential to the confirmation of the Plan.

c.	Releases by Holders of Opioid Claims (IX.D)

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Protected Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims and Opioid Demands), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, or attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Opioid Claims (including Opioid Demands), the Debtors’ in- or out-of- court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Protected Party, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any post- Effective Date transaction contemplated by the restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any claims or causes of actions against any co-defendant of the Debtors (other than any Protected Party) in any opioid-related litigation. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) essential to the confirmation of the Plan; (2) given in exchange for the good and valuable consideration provided by the Protected Parties; (3) a good-faith settlement and compromise of the Claims released by Article IX.D of the Plan; (4) in the best interests of the Debtors, their Estates, and all Opioid Claimants; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any Opioid Claimant asserting any Claim or Cause of Action released pursuant to Article IX.D of the Plan.

For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to article IX.D of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x)release, discharge, or preclude the enforcement of any liability of a Protected Party to a Governmental Unit arising out of, or relating to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act perpetrated by the applicable Protected Party or (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date.

d.	Exculpation (IX.E)

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any person for any Claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the confirmation or consummation of the Plan, the Disclosure Statement, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or confirmation or consummation of the Plan, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, or the Opioid Creditor Trust Documents, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person or Entity.

e.	Permanent Injunction (IX.F)

Except as otherwise expressly provided in the Confirmation Order or Plan, from and after the Effective Date all persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (e) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any person so released, discharged or exculpated (or the property or estate of any person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the confirmation date, shall remain in full force until the Effective Date. Article IX.F of the Plan shall not apply to Opioid Claims, which shall be subject to Article IX.G of the Plan.

f.	Opioid Permanent Channeling Injunction (IX.G)

TERMS. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims (including Opioid Demands) based upon or arising from the Debtors’ pre-confirmation conduct or activities shall be to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, pursuant to Article IX.G of the Plan and the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claims (including Opioid Demands) against any Protected Party or any property or interest in property of any Protected Party. On and after the Effective Date, all Opioid Claimants, including Future Opioid PI Claimants, shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim (including Opioid Demand) based upon or arising from the Debtors’ pre-confirmation conduct or activities other than from the Opioid MDT II or the Opioid Creditor Trusts pursuant to the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable:

•

Commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

•

Enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

•	Creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•

Setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

•

Proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid MDT II or the Opioid Creditor Trusts, as applicable, except in conformity and compliance with the applicable Opioid MDT II Documents and Opioid Creditor Trust Documents.

RESERVATIONS. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims (including Opioid Demands) against the Opioid MDT II or the Opioid Creditor Trusts, as applicable, solely in accordance with the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, as applicable; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid MDT II.

MODIFICATIONS. There can be no modification, dissolution, or terminations of this Opioid Permanent Channeling Injunction, which shall be a permanent injunction.

NON-LIMITATION OF CHANNELING INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents, or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability, or effectiveness of the Opioid Permanent Channeling Injunction issued in connection with the Plan.

BANKRUPTCY RULE 3016 COMPLIANCE. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

g.	Opioid Insurer Injunction (IX.H)

TERMS. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Opioid Insurer, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

c.

creating, perfecting or enforcing in any manner any Lien of any kind against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to any such Claim based on, arising under or attributable to an Opioid Insurance Policy.

RESERVATIONS. The provisions of this Opioid Insurer Injunction do not apply to the Opioid MDT II and shall not preclude the Opioid MDT II from pursuing any Claim based on, arising under, or attributable to an Opioid Insurance Policy (including the Assigned Insurance Rights) or any other Claim that may exist under any Opioid Insurance Policy against any Opioid Insurer, nor shall it enjoin the Opioid MDT II from prosecuting any action based on, arising from, or attributable to any Opioid Insurance Policy or from asserting any claim, debt, obligation, cause of action, or liability for payment against a Opioid Insurer based on, arising from, or attributable to any Opioid Insurance Policy (including the Assigned Insurance Rights). The provisions of this Opioid Insurer Injunction are not issued for the benefit of any Opioid Insurer, and no such insurer is a third-party beneficiary of this Opioid Insurer Injunction.

MODIFICATIONS. To the extent the Opioid MDT II Trustees determine that some or all of the proceeds under the Opioid Insurance Policies are substantially unrecoverable by the Opioid MDT II, the Opioid MDT II shall have the sole and exclusive authority, upon written notice to any affected Opioid Insurer, to terminate, reduce, or limit the scope of this Opioid Insurer Injunction with respect to any Opioid Insurer, provided that any termination, reduction, or limitation of the Opioid Insurer Injunction (i) shall apply equally to all Classes of Opioid Claims, and (ii) shall comply with any procedures set forth in the Opioid MDT II Documents.

NON-LIMITATION OF INSURER INJUNCTION . Except as set forth in paragraph 2 and 3 of this Article, nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Opioid Insurer Injunction issued in connection with the Plan.

h.	Settling Opioid Insurer Injunction (IX.I)

Terms. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Settling Opioid Insurer, solely to the extent that such Settling Opioid Insurer has been released from such Claim under such Opioid Insurance Policy pursuant to an Opioid Insurance Settlement, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

c.

creating, perfecting or enforcing in any manner any Lien of any kind against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to such Claim based on, arising under or attributable to such Opioid Insurance Policy.

REDUCTION OF INSURANCE JUDGMENTS. Any right, Claim, or cause of action that an insurance company may have been entitled to assert against any Settling Opioid Insurer but for the Settling Opioid Insurer Injunction, if any such right, Claim, or cause of action exists under applicable non-bankruptcy law, shall become a right, Claim, or cause of action solely as a setoff claim against the Opioid MDT II and not against or in the name of the Settling Opioid Insurer in question. Any such right, Claim, or cause of action to which an insurance company may be entitled shall be solely in the form of a setoff against any recovery of the Opioid MDT II from that insurance company, and under no circumstances shall that insurance company receive an affirmative recovery of funds from the Opioid MDT II or any Settling Opioid Insurer for such right, Claim, or cause of action. In determining the amount of any setoff, the Opioid MDT II may assert any legal or equitable rights the Settling Opioid Insurer would have had with respect to any right, Claim, or cause of action.

MODIFICATIONS. There can be no modification, dissolution or termination of the Settling Insurer Injunction, which shall be a permanent injunction.

NON- LIMITATION OF SETTLING INSURER INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Settling Insurer Injunction issued in connection with the Plan.

i.	Opioid Operating Injunction (IX.J)

From and after the date on which the Opioid Operating Injunction Order is entered by the Bankruptcy Court or another court of competent jurisdiction, the VI-Specific Debtors and/or Reorganized VI-Specific Debtors, as applicable, and any successors to the VI-Specific Debtors’ and/or Reorganized VI-Specific Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories shall abide by the Opioid Operating Injunction as set forth in the Plan Supplement.

The VI-Specific Debtors and Reorganized VI-Specific Debtors, as applicable, consent to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of the Opioid Operating Injunction in the state court in each of the Supporting Governmental Opioid Claimants. After the Effective Date, the Opioid Operating Injunction will be enforceable in the state court in each of the Supporting Governmental Opioid Claimants. The VI- Specific Debtors and Reorganized VI-Specific Debtors agree that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases or Confirmation.

j.	Setoffs and Recoupment (IX.K)

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor or the Opioid MDT II of any such Claims, rights, and Causes of Action; provided, further, that the exercise of rights of setoff and/or recoupment by non-Debtor third parties against the Debtors or Reorganized Debtors on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law.

k.	Access to Opioid Insurance Policies (IX.L)

Notwithstanding anything herein to the contrary, the Debtors shall not be released from liability for any Claim that is or may be covered by any Opioid Insurance Policy; provided that recovery for any such Claim, including by way of settlement or judgment, shall be limited to the available proceeds of such Opioid Insurance Policy (and any extra- contractual liability of the Opioid Insurer with respect to any Opioid Insurance Policy) and shall be asserted pursuant to procedures set forth in the Opioid MDT II Documents, and no Person or party shall execute, garnish or otherwise attempt to collect any such recovery from any assets other than the available proceeds of the Opioid Insurance Policy. The Debtors shall be released automatically from a Claim described in this paragraph upon the earlier of (x) the abandonment of such Claim and (y) such a release being given as part of a settlement or resolution of such Claim, and shall be released automatically from all Claims described in this paragraph upon the exhaustion of the available proceeds of the relevant Opioid Insurance Policy (notwithstanding the nonoccurrence of either event described in the foregoing clauses (x) and (y)).

l.	Co-Defendant Defensive Rights (IX.M)

Except as provided in clause (ii) of the penultimate sentence of Article IX.M of the Plan, notwithstanding anything to the contrary in Article IX of the Plan or in the Plan as it currently exists or as it might be further amended, the Confirmation Order or any order entered in connection with the Plan (or the Plan as amended) (or any such order, as amended, modified or supplemented), or any supplement to the Plan (or the Plan as further amended), nothing contained in the Plan or any of the foregoing documents or orders (including without limitation, the classification, treatment, allowance, disallowance, release, bar, injunction, Opioid Permanent Channeling Injunction or any other provision of the Plan or the Plan as amended with respect to, impacting, affecting, modifying, limiting, subordinating, impairing, in any respect, a Co-Defendant Claim), will release, bar, enjoin, impair, alter, modify, amend, limit, prohibit, restrict, reduce, improve or enhance any Co- Defendant Defensive Rights of any Holder of a Co-Defendant Claim as such rights exist or might in the future exist under applicable non-bankruptcy law. Nothing in the Plan, any of the Definitive Documents or in the Confirmation Order shall preclude, operate to or have the effect of, impairing any Holder of a Co- Defendant Claim from asserting in any proceeding any and all Co-Defendant Defensive Rights that it has or may have under applicable law. Nothing in the Plan, any of the Definitive Documents or the Confirmation Order shall be deemed to waive any Co-Defendant Defensive Rights, and nothing in the Chapter 11 Cases, the Plan, any of the Definitive Documents or the Confirmation Order may be used as evidence of any determination regarding any Co-Defendant Defensive Rights, and under no circumstances shall any Person be permitted to assert issue preclusion or claim preclusion, waiver, estoppel, or consent in response to the assertion of any Co-Defendant Defensive Rights. This Article IX.M shall be included in the Confirmation Order. Co-Defendant Defensive Rights (i) may be used to offset, setoff, recoup, allocate or apportion fault, liability or damages, or seek judgment reduction or otherwise defend against any Cause of Action or Claim brought by any Person against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities; and (ii) shall in no case be used to seek any affirmative monetary recovery from any Protected Party on account of any Claim or Cause of Action released pursuant to Article IX.D, shall in no case result in the Debtors or the Reorganized Debtors being named on a jury verdict form or other finding of liability (provided that, in lieu of naming the Debtors or the Reorganized Debtors, a party may name the Opioid MDT II, the applicable Opioid Creditor Trust, or the Ratepayer Account as successor in interest to the Debtors), and shall in no case be used to seek an affirmative recovery from the Opioid MDT II or any Opioid Creditor Trust other than on account of any Class 9(h) Claim in accordance with the Plan and the Opioid MDT II Trust Documents. The foregoing does not constitute a release of any Co-Defendant Claim.

VI.

CAPITAL STRUCTURE AND CORPORATE GOVERNANCE OF REORGANIZED

DEBTORS

A.	Summary of Capital Structure of Reorganized Debtors

1.	Post-Emergence Capital Structure

The following table summarizes the capital structure of the Reorganized Debtors, including the post-Effective Date financing arrangements the Reorganized Debtors expect to enter into to fund their obligations under the Plan and provide for, among other things, their post-Effective Date working capital needs. This summary of the Reorganized Debtors’ capital structure is qualified in its entirety by reference to the Plan and the relevant Definitive Documents.

Instrument	Amount	Description
New Term Loan Facility	Up to approximately $900 million if only the First Lien Revolving Credit Facility is refinanced; greater amount if the First Lien Term Loans, the First Lien Notes, and/or the Second Lien Notes are refinanced

Terms to be determined.

The New Term Loan Facility is to be entered into by the Reorganized Debtors on, prior to, or after the Effective Date and will be used to refinance the First Lien Revolving Credit Facility, and may be used to refinance the First Lien Term Loans, the First Lien Notes, and the Second Lien Notes.

New AR Revolving Facility	Up to approximately $200 million

Terms to be determined.

The New AR Revolving Facility is a new accounts receivable revolving credit facility in the aggregate principal amount of up to approximately $200 million to be entered into by the Reorganized Debtors on, prior to or after the Effective Date.

The New Takeback Term Loan Facility	Approximately $1.8 billion if issued

The New Takeback Term Loan Facility is a new senior secured first lien term loan facility in an original principal amount equal to the Term Loans Outstanding Amount.

The 2024 First Lien Term Loan and the 2025 First Lien Term Loan shall be, at the Debtors’ option, either (a) replaced by the New Takeback Term Loans, or (b) be paid in full in Cash with funds raised through the New Term Loan Facility.

If issued, the New Takeback Term Loan Facility will be due the earlier of (a) September 30, 2027 and (b) 5.75 years following the Effective Date. The New Takeback Term Loan Facility will be payable in cash at L+525, with respect to the 2024 First Lien Term Loan, and L+550, with respect to the 2025 First Lien Term Loan, both subject to a 75 bps LIBOR floor.

10.000% First Lien Senior Secured Notes due April 2025 or Cram-Down First Lien Notes	Approximately $495 million if Reinstated or Up to approximately $598 million if Cram-Down First Lien Notes are issued	Allowed First Lien Notes Claims will be Reinstated or the Allowed First Lien Notes Claims will receive the Cram-Down First Lien Notes in a face amount equal to the amount of such Allowed First Lien Notes Claims (unless paid in cash).

10.000% Second Lien Senior Secured Notes due April 2025 or Cram-Down Second Lien Notes	Approximately $323 million if Reinstated or Up to approximately $390 million if Cram-Down Second Lien Notes are issued	Allowed Second Lien Notes Claims will be Reinstated or the Allowed Second Lien Notes Claims will receive the Cram-Down Second Lien Notes in a face amount equal to the amount of such Allowed Second Lien Notes Claims (unless paid in cash).

Takeback Second Lien Notes	$375 million	Payable in cash at 10.00%; maturity of seven (7) years following the Effective Date; pari passu with the second lien security interests as with existing Second Lien Notes.

2.	New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, Cram-Down First Lien Notes, and Cram-Down Second Lien Notes

Article IV.H.1 of the Plan (“New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, Cram-Down First Lien Notes, and Cram-Down Second Lien Notes - The New Credit Facilities and Approval of the New Term Loan Documentation and New AR Revolving Facility Documentation”) provides that, to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute authorization and approval by the Bankruptcy Court (a) of the New Credit Facilities, (b) of the New Term Loan Documentation and New AR Revolving Facility Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein), and (c) subject to the occurrence of the Effective Date, for the applicable Reorganized Debtors to enter into and perform their obligations under the New Term Loan Documentation and New AR Revolving Facility Documentation and such other documents as may be reasonably required or appropriate. For the avoidance of doubt, if the New Takeback Term Loans are issued pursuant to the Plan, the incurrence of (x) the New Term Loan Facility shall utilize the baskets for Revolver Replacement Term Loans (as defined in the Supporting Term Lenders Joinder Agreement) and may use other baskets (solely to the extent available) and (y) the New AR Revolving Facility shall utilize the baskets for Qualified Receivables Facilities (as defined in the Supporting Term Lenders Joinder Agreement) and may use other baskets (solely to the extent available), in each case, set forth in and subject to the negative covenants limiting the incurrence of indebtedness and liens under the New Takeback Term Loan Documentation.

Further, on the Effective Date, the New Term Loan Documentation and New AR Revolving Facility Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Term Loan Documentation and New AR Revolving Facility Documentation are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Term Loan Documentation and New AR Revolving Facility Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Term Loan Documentation and New AR Revolving Facility Documentation (and with the priority set forth therein), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Further, for the avoidance of doubt, subject to the entry of an order of the Bankruptcy Court approving such incurrence, either or both of the New Credit Facilities may be incurred by the Debtors as debtor-in-possession financing prior to the Effective Date. To the extent incurred by the Debtors prior to the Effective Date, such New Credit Facilities shall survive the occurrence of the Effective Date in accordance with the terms of this Plan.

Article IV.H.2 of the Plan (“New Credit Facilities, New Takeback Term Loans, and Takeback Second Lien Notes - New Takeback Term Loans and Approval of New Takeback Term Loans Documentation”) provides that to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Term Loans and the New Takeback Term Loans Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Term Loans and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Term Loans Documentation and such other documents as may be reasonably required or appropriate.

Further, on the Effective Date, the New Takeback Term Loans Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Term Loans Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Term Loans Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Term Loans Documentation, shall be pari passu in priority to any Liens and security interests securing the First Lien Notes or the Cram-Down First Lien Notes (as applicable) and shall rank senior in priority to any Liens and security interests securing the Takeback Second Lien Notes and the Second Lien Notes or the Cram-Down Second Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Article IV.H.3 of the Plan (“New Credit Facilities, New Takeback Term Loans, and Takeback Second Lien Notes - Takeback Second Lien Notes and Approval of Takeback Second Lien Notes Documentation”) provides that to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Takeback Second Lien Notes and the Takeback Second Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Takeback Second Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Takeback Second Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

Further, on the Effective Date, the Takeback Second Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Takeback Second Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Takeback Second Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Takeback Second Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the Second Lien Notes or the Cram-Down Second Lien Notes (as applicable), and shall be junior in priority to any Liens and security interests securing the New Takeback Term Loans and the First Lien Notes or the Cram-Down First Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Article IV.H.4 of the Plan (“New Credit Facilities, New Takeback Term Loans, and Takeback Second Lien Notes - Cram-Down First Lien Notes and Approval of Cram-Down First Lien Notes Documentation”) provides that to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Cram-Down First Lien Notes and the Cram-Down First Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Cram-Down First Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Cram-Down First Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

Further, on the Effective Date, the Cram-Down First Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Cram-Down First Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Cram-Down First Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Cram-Down First Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the New Takeback Term Loans, and shall rank senior in priority to any Liens and security interests securing the Takeback Second Lien Notes and the Second Lien Notes or the Cram-Down Second Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Article IV.H.5 of the Plan (“New Credit Facilities, New Takeback Term Loans, and Takeback Second Lien Notes - Cram-Down Second Lien Notes and Approval of Cram-Down Second Lien Notes Documentation”) provides that to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Cram- Down Second Lien Notes and the Cram-Down Second Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Cram-Down Second Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Cram-Down Second Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

Further, on the Effective Date, the Cram-Down Second Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Cram-Down Second Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Cram-Down Second Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Cram-Down Second Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the Takeback Second Lien Notes, and shall rank junior in priority to any Liens and security interests securing the New Takeback Term Loans and the First Lien Notes or the Cram-Down First Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	New Mallinckrodt Ordinary Shares and New Opioid Warrants

Pursuant to Article IV.I.1 of the Plan (“Reorganized Debtors’ Ownershi - New Mallinckrodt Ordinary Shares and New Opioid Warrants”), on the Effective Date, Reorganized Mallinckrodt shall (a) issue or reserve for issuance all of the New Mallinckrodt Ordinary Shares (including all New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and as set forth in the Restructuring Transactions Memorandum and (b) enter into the New Opioid Warrant Agreement and issue all of the New Opioid Warrants to the Opioid MDT II in accordance with the terms of the Plan.37 The issuance of the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the

[37]	The Opioid MDT II may not be the owner of the New Opioid Warrants for tax purposes, but may hold the New Opioid Warrants as agent or trustee for its beneficiaries.

exercise of the New Opioid Warrants) and any New Opioid Warrants by Reorganized Mallinckrodt pursuant to the Plan is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Mallinckrodt Ordinary Shares shall be listed on or immediately following the Effective Date. All of the New Mallinckrodt Ordinary Shares (including, when issued, any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. The New Opioid Warrants and the New Opioid Warrant Agreement shall be valid and binding obligations of Reorganized Mallinckrodt, enforceable in accordance with their respective terms.

Pursuant to Article IV.I.2 of the Plan (“Reorganized Debtors’ Ownership - Registration Rights Agreement”), on the Effective Date, Reorganized Mallinckrodt and certain Holders of the New Mallinckrodt Ordinary Shares (including the New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) shall enter into the Registration Rights Agreement in substantially the form included in the Plan Supplement. The Registration Rights Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms.

Pursuant to Article IV.I.3 of the Plan (“Reorganized Debtors’ Ownership – Certain Debtors Subject to Dissolution”), as to any Debtors identified in the Restructuring Transactions Memorandum as being subject to Article IV.I.3 of the Plan, the Debtors shall take such steps as are necessary or advisable to provide, as of the Effective Date, (a) for a new equity interest holder or holders (either as to each such Debtor individually or as to all such Debtors together) (i) to receive and hold all new equity interests in such Debtors and (ii) to manage the dissolution of such Debtors after consummation of all distributions to the Holders of Claims against such Debtors contemplated by the Plan and (b) for any necessary or advisable changes to the organizational documents of such Debtors in furtherance of their contemplated dissolution.

4.	Exemption from Registration Requirements

Pursuant to Article IV.J of the Plan (“Exemption from Registration Requirements”), the offering, issuance, and distribution of any Securities, including the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) and the New Opioid Warrants in exchange for Claims pursuant to Article III of the Plan and the Confirmation Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Confirmation Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Any and all such New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants) and New Opioid Warrants so issued under the Plan and, where applicable, the Scheme of Arrangement, will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

The Reorganized Debtors need not provide any further evidence other than the Plan, the Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the New Mallinckrodt Ordinary Shares or New Opioid Warrants under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Takeback Second Lien Notes, the Cram-Down First Lien Notes or Cram-Down Second Lien Notes (if any), the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, the Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding whether the Takeback Second Lien Notes, the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

B.	Corporate Governance and Management of the Reorganized Debtors

1.	Debtors’ Organizational Matters

Article IV.C of the Plan (“Corporate Existence”) provides that, except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

Article IV.E of the Plan (“Indemnification Provisions in Organizational Documents”) provides that as of the Effective Date, each Reorganized Debtor’s memorandum and articles of association, bylaws, and other New Governance Documents shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, equity holders, members, employees, accountants, investment bankers, attorneys, other professionals, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, accountants’, investment bankers’, attorneys’, other professionals’ and agents’ respective Affiliates to the same extent as set forth in the Indemnification Provisions, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized Debtors shall amend and/or restate its memorandum and articles of association, certificate of incorporation, bylaws, or similar organizational document after the Effective Date to terminate or adversely affect, in relation to conduct occurring prior to the Effective Date, (1) any of the Indemnification Provisions or (2) the rights of such current and former managers, directors, officers, equity holders, members, employees, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, and agents’ respective Affiliates referred to in the immediately preceding sentence.

Article IV.K of the Plan (“Organizational Documents”) provides that, subject to Articles IV.E and IV.F of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the

Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

2.	Directors and Officers of the Reorganized Debtors

Article IV.M.1 of the Plan (“Directors and Officers of the Reorganized Debtors – The Reorganized Board”) provides that, prior to the Effective Date, the Debtors will undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board.

The Reorganized Board will initially consist of at least seven (7) members, which shall be comprised of the Chief Executive Officer of the Reorganized Debtors, and six (6) other directors, which shall be designated by the Required Supporting Unsecured Noteholders; provided, that, the members of the Reorganized Board, other than the Reorganized Debtors’ Chief Executive Officer, shall be independent under applicable listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Debtors otherwise consent; provided, further, that if the Reorganized Board is not fully selected by the Effective Date then the members of the Reorganized Board selected as of the Effective Date shall select the remaining members in consultation with the Required Supporting Unsecured Noteholders. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of Confirmation the identity and affiliations of any person proposed to serve on the Reorganized Board. The occurrence of the Effective Date shall have no effect on the composition of the board of directors or managers of each of the subsidiary Debtors.

3.	Senior Management

Article IV.M.2 of the Plan (“Directors and Officers of the Reorganized Debtors – Senior Management”) provides that the existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

4.	Management Incentive Plan

Article IV.M.3 the Plan (“Directors and Officers of the Reorganized Debtors – Management Incentive Plan”) provides that, on the Effective Date, equity grants under the Management Incentive Plan shall be reserved for management, key employees, and directors of the Reorganized Debtors.

5.	Disinterested Managers

Article IV.M.4 the Plan (“Directors and Officers of the Reorganized Debtors – Disinterested Managers”) provides that, following the Effective Date, the Disinterested Managers shall retain authority solely with respect to matters related to Professional Fee Claim requests by Professionals acting at their authority and direction in accordance with the terms of the Plan. The Disinterested Managers, in such capacity, shall not have any of their respective privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors.

6.	Directors and Officers Insurance Policies

Article IV.N the Plan (“Directors and Officers Insurance Policies”) provides that, on the Effective Date the Reorganized Debtors will be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan will not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary and in consultation with the Required Supporting Unsecured Noteholders. For the avoidance of doubt, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.

In addition, subject to the Additional Insurance Rights, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

VII.

CONFIRMATION OF THE PLAN

The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (C) feasible.

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. The Confirmation Hearing is scheduled for September 21, 2021 at 10:00 a.m. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of Judge John T. Dorsey, together with proof of service thereof, and served upon all of the below parties.

Debtors
Mallinckrodt plc c/o ST Shared Services LLC 675 McDonnell Blvd. Hazelwood, Missouri 63042 Attn: Mark Casey
Counsel to the Debtors	Counsel to the Supporting Governmental Plaintiff Ad Hoc Committee
Richards, Layton & Finger, P.A.	Kramer Levin Naftalis & Frankel LLP
One Rodney Square	1177 Avenue of the Americas
920 N. King Street	New York, New York 10036
Wilmington, Delaware 19801	Attn: Kenneth Eckstein and Daniel Eggermann
Attn: Mark Collins, Michael Merchant,	and
Amanda Steele, and Brendan Schlauch
and	Brown Rudnick LLP
Seven Times Square
Latham & Watkins LLP
New York, New York 10019
1271 Avenue of the Americas	Attn: David Molton and Steven Pohl
New York, New York 10020	and
Attn: George Davis, George Klidonas, Anu
Gilbert LLP
Yerramalli, and Andrew Sorkin	700 Pennsylvania Ave, SE, Suite 400
and	Washington, D.C. 20003
Latham & Watkins LLP
Attn: Scott Gilbert and Kami Quinn
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attn: Jeffrey Bjork and
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800,
Chicago, Illinois 60611
Attn: Jason Gott and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: Philip Mindlin and Neil M. Snyder
United States Trustee	Counsel to the Ad Hoc First Lien Term Lender Group
Office of the United States Trustee for the	Gibson, Dunn & Crutcher LLP
District of Delaware	200 Park Avenue New York, New York 10166
844 King Street, Suite 2207	Attn: Scott J. Greenberg and Michael J. Cohen
Wilmington, Delaware 19801	and
Attn: Jane M. Leamy, Esq.
Troutman Pepper Hamilton Sanders LLP
Hercules Plaza, Suite 5100
1313 N. Market Street, P.O. Box 1709
Wilmington, Delaware 19899-1709
Attn: David M. Fournier and Kenneth A. Listwak

Counsel to the Supporting Unsecured Noteholders	Counsel to the MSGE Group
Paul, Weiss, Rifkind, Wharton & Garrison	Caplin & Drysdale, Chartered, Seitz, Van Ogtrop
LLP	& Green, P.A
1285 Avenue of the Americas	One Thomas Circle, NW, Suite 1100 |
New York, NY 10019	Washington, DC 20005
Attn: Andrew N. Rosenberg, Alice Belisle	Attn: Kevin Maclay and Todd Phillips
Eaton, Claudia R. Tobler and Neal Paul
Donnelly
Counsel to the Supporting Term Lenders
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Scott J. Greenberg and Michael J. Cohen
Counsel to the FCR
Young Conaway Stargatt & Taylor, LLP
Rodney Square, 1000 North King Street
Wilmington, DE 19801
Attn: James L. Patton, Jr.
and
Frankel Wyron LLP
2101 L St., NW, Suite 800
Washington, DC 20037
Attn: Richard Wyron

B.	Confirmation

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied with respect to the Plan.

1.	Confirmation Requirements

Confirmation of a chapter 11 plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•

any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•

the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

•

with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	subject to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code, each class of claims or interests has either accepted the plan or is not impaired under the plan;

•

except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that holders of priority tax claims may receive deferred Cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims deferred Cash payments, over a period not exceeding 5 years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims);

•

if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•

confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

The Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors, as the proponents of the Plan, have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a summary of certain relevant statutory confirmation requirements.

a.	Acceptance

Claims in Classes 2(b) (unless otherwise Unimpaired in accordance with the Plan), 2(c) (unless otherwise Unimpaired in accordance with the Plan), 3 (unless otherwise Unimpaired in accordance with the Plan), 4(unless otherwise Unimpaired in accordance with the Plan), 5, 6(a)-(f), 7, 8(a)-(d), 9(a)-(h), and 10 are Impaired under the Plan and are entitled to vote to accept or reject the Plan; Classes 1 and 2(a) are Unimpaired and are therefore conclusively deemed to accept the Plan; Classes 13 and 14 are Impaired and will receive no distributions under the Plan and therefore are conclusively deemed to reject the Plan; Claims and Interests in Classes 11 and 12 will either be Unimpaired or Impaired and receive no distributions, and will be conclusively deemed to accept or to reject the Plan, as applicable.

With respect to any Class of Claims or Interests that rejects (or is deemed to reject) the Plan, the Debtors will be required to demonstrate that the plan satisfies the requirements for nonconsensual confirmation under section 1129(b) of the Bankruptcy Code (which are discussed immediately below). While the Debtors believe the Plan satisfies such requirements with respect to all Classes of Claims and Interests that may reject the Plan, there can be no assurance that the Bankruptcy Court will determine that the Plan meets such requirements. The Debtors also will seek confirmation of the Plan over the objection of any individual holders of Claims who are members of an accepting Class.

b.	Unfair Discrimination and Fair and Equitable Test

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.

A chapter 11 plan does not “discriminate unfairly” with respect to a non-accepting class if the value of the Cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are similar to those of the non-accepting class. The Debtors believe the Plan will not discriminate unfairly against any non-accepting Class.

c.	Feasibility; Financial Projections

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors, unless such liquidation or reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or in part in Cash are the Other Secured Claims, General Unsecured Claims, Trade Claims, Opioid Claims, and the Settled Federal/State Acthar Claims. As shown in Exhibit D to this Disclosure Statement, the Debtors anticipate emerging with over $1 billion in cash on the balance sheet to be used to satisfy over $800 million in cash payments on the Effective Date, leaving the Reorganized Debtors with approximately $200 million cash on hand. Along with access to up to approximately $200 million New AR Revolving Facility and cash generation post-Effective Date, the Reorganized Debtors expect sufficient liquidity to address its post-emergence obligations and to also deleverage over time.

In connection with developing the Plan, the Debtors have prepared detailed financial projections (the “Financial Projections”), as filed at Docket No. 2285-1 and set forth in Exhibit D hereto, which demonstrate among other things, the financial feasibility of the Plan. The Financial Projections indicate, on a pro forma basis, that the projected level of Cash flow is sufficient to satisfy all of the Reorganized Debtors’ future debt and debt related interest cost, research and development, capital expenditure and other obligations during this period.38 Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. THE PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE IX. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS.

The Debtors prepared the Financial Projections based upon certain assumptions that they believe to be reasonable under the circumstances. The Financial Projections have not been examined or compiled by independent accountants. Moreover, such information has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the Financial Projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

2.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-confirmation going concern value of the Reorganized Debtors, which estimate is filed at Docket No. 2285-3 and set forth in Exhibit F attached to this Disclosure Statement (the “Valuation Analysis”). The value of the Reorganized Debtors’ equity is included in the Valuation Analysis (see Valuation Analysis at 3) as well as the assumptions used to calculate that value. The Valuation Analysis should be considered in conjunction with the risk factors discussed in Section IX of this Disclosure Statement, entitled “Risk Factors to Consider Before Voting,” and the Financial Projections. The Valuation Analysis was conducted as of April 16, 2021, and is based on data and information as of that date. The Valuation Analysis assumes the Effective Date occurs on September 24, 2021. The Valuation Analysis is subject to various important qualifiers and assumptions that are filed at Docket No. 2285-3 and set forth in Exhibit F, and holders of Claims and Interests should carefully review the information at Docket No. 2285-3 and set forth in Exhibit F in its entirety.

[38]

The Financial Projections were prepared assuming the First Lien Notes Makewhole Claims and Second Lien Notes Makewhole Claims are not Allowed. To the extent these Claims are Allowed, the Debtors would issue Cram-Down First Lien Notes and Cram-Down Second Lien Notes that would lead to interest savings of up to $30 million per year.

Various parties have asserted that the Debtors’ Financial Projections and Valuation Analysis should be split between the Specialty Brands Debtors and the Specialty Generics Debtors. The Debtors do not believe that doing so is necessary to make an informed vote on the Plan or to Confirmation because the Plan’s distributions to Class 6 and Class 7 are not reliant in any way on the valuation or projections of the two businesses separately.

3.	Best Interests Test

The “best interests” test requires that the Bankruptcy Court find either:

•	that all members of each impaired class have accepted the plan; or

•

that each holder of an allowed claim or interest in each impaired class of claims or interests will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

To determine what the holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7 on the Effective Date, the Bankruptcy Court must determine the dollar amount that would have been generated from the liquidation of the Debtors’ assets and properties in a liquidation under chapter 7 of the Bankruptcy Code.

The Cash that would be available for satisfaction of Claims and Interests would consist of the proceeds from the disposition of the assets and properties of the Debtors, augmented by the existing Cash held by the Debtors. Such Cash amount would be: (i) reduced by the amount of Allowed First Lien Revolving Credit Facility Claims, Allowed 2024 First Lien Term Loan Claims, Allowed 2025 First Lien Term Loan Claims, Allowed First Lien Notes Claims, Allowed Second Lien Notes Claims, and Allowed Other Secured Claims; (ii) second, reduced by the costs and expenses of liquidation under chapter 7 (including the fees payable to a chapter 7 trustee and the fees payable to professionals that such trustee might engage) and such additional administrative claims that might result from the termination of the Debtors’ business; and (iii) third, reduced by the amount of the General Administrative Claims, Professional Fee Claims, Priority Tax Claims, and Other Priority Claims. Any remaining net Cash would be allocated to creditors and stakeholders in strict order of priority contained in section 726 of the Bankruptcy Code. Additional claims would arise by reason of the breach or rejection of obligations under unexpired leases and executory contracts.

To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts discussed above, must be compared with the value of the property offered to each such Class of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would have received pursuant to the liquidation of the Debtors under chapter 7.

Moreover, the Debtors believe that the value of distributions to each Class of Allowed Claims in a chapter 7 case would be materially less than the value of distributions under the Plan and any distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that a liquidation of the Debtors’ assets could take close to or more than a year to complete, and distribution of the proceeds of the liquidation could be delayed for up to nine months after the completion of such liquidation to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

The Debtors, with the assistance of their financial advisors and legal counsel, have prepared a liquidation analysis that summarizes the Debtors’ best estimate of recoveries by Holders of Claims and Interests in the event of liquidation on or around September 30, 2021 (the “Liquidation Analysis”), which is filed at Docket No. 2285-2 and set forth in Exhibit E hereto. The Liquidation Analysis provides: (a) a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates, and (b) the expected recoveries of Holders of Claims and Interests under the Plan.

The Liquidation Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Accordingly, the values reflected might not be realized. The chapter 7 liquidation period is assumed to last 12 to 21 months following the appointment of a chapter 7 trustee, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations as going concerns or as individual assets, the collection of receivables and the finalization of tax affairs. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

C.	Classification of Claims and Interests

The Debtors believe that the Plan complies with the classification requirements of the Bankruptcy Code, which require that a chapter 11 plan place each claim and interest into a class with other claims or interests that are “substantially similar.”

D.	Consummation

The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan (see Article V.H hereof and Article VIII of the Plan) have been satisfied or waived pursuant to the Plan. The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

E.	Exemption from Certain Transfer Taxes

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any U.S. federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

F.	Dissolution of Committees

On the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall be dissolved and the members of each of the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants and each of their legal, consulting, financial, and/or other professional advisors shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases and its implementation; provided, however, that following the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) applications, and any relief related thereto, for compensation by Professional Persons and requests for allowance of fees and/or expenses under section 503(b) of the Bankruptcy Code, and (b) any appeals of, or related to, the Confirmation Order or other appeal to which the Official Committee of Unsecured Creditors or the Official Committee of Opioid-Related Claimants is a party.

G.	Modification of Plan

Subject to the terms of the Restructuring Support Agreement and the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement: (1) amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify the Plan after the entry of the Confirmation Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

H.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

I.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to File subsequent Plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity; provided, that any Restructuring Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

J.	Post-Confirmation Jurisdiction of the Bankruptcy Court

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except to the extent set forth in the Plan, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

•

except as provided in the Opioid MDT II Documents with respect to Opioid Claims, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

•

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

•

resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party o with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (3) any dispute regarding whether a contract or lease is or was executory or expired;

•

except as provided in the Opioid MDT II Documents with respect to Opioid Claims, ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Confirmation Order;

•

adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

•	adjudicate, decide, or resolve any and all matters related to Causes of Action;

•	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

•

except as provided in the Opioid MDT II Documents with respect to Opioid Claims, resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

•

enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Confirmation Order, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Confirmation Order, or the Disclosure Statement, including the Restructuring Support Agreement;

•	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

•

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan, the Confirmation Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, the Confirmation Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Confirmation Order;

•

issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan or the Confirmation Order;

•

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

•

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

•	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

•

determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Confirmation Order, or the Disclosure Statement;

•	enter an order or final decree concluding or closing the Chapter 11 Cases;

•	except as provided in the Opioid MDT II Documents with respect to Opioid Claims, adjudicate any and all disputes arising from or relating to distributions under the Plan;

•	consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

•	determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

•

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

•	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

•

hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

•	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

•

resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any Claims Bar Date established in the Chapter 11 Cases, or any deadline for responding or objection to a Cure Cost, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

•	enforce all orders previously entered by the Bankruptcy Court; and

•	hear any other matter not inconsistent with the Bankruptcy Code, the Plan, or the Confirmation Order;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

Additionally, the Bankruptcy Court will retain jurisdiction to adjudicate, decide, or resolve issues raised by the Monitor, but such jurisdiction will not be exclusive and the Monitor shall retain the right to seek relief in all other courts

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article X of the Plan, the provisions of Article X of the Plan shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided in the Plan or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

VIII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors have determined that the Plan is the best alternative available for their successful emergence from chapter 11. If the Plan is not confirmed and consummated, the alternatives to the Plan are (A) continuation of the Chapter 11 Cases, which could lead to the filing of an alternative plan of reorganization and/or a sale of substantially all of the Debtors’ assets, (B) a liquidation under chapter 7 of the Bankruptcy Code, or (C) dismissal of the Chapter 11 Cases, leaving Holders of Claims and Interests to pursue available non-bankruptcy remedies. These alternatives to the Plan are not likely to benefit Holders of Claims and Equity Interests.

A.	Continuation of Chapter 11 Cases

If the Plan is not confirmed, the Debtors (or, if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan or sell all or substantially all of their assets outside of a plan. Such a scenario might entail a reorganization and continuation of the Debtors’ business, or an orderly liquidation of their assets; in either case, the Debtors expect that recoveries to their stakeholders would be diminished relative to those available under the Plan.

B.	Liquidation under Chapter 7

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis filed at Docket No. 2285-2 and set forth in Exhibit E attached hereto.

As demonstrated in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases to cases under chapter 7, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

C.	Dismissal of Chapter 11 Cases.

If the Chapter 11 Cases are dismissed, Holders of Claims or Interests would be free to pursue non-bankruptcy remedies in their attempts to satisfy Claims against or Interests in the Debtors. However, in that event, Holders of Claims or Interests would be faced with the costs and difficulties of attempting, each on its own, to recover from a non-operating entity. Accordingly, the Debtors believe that the Plan will enable all creditors to realize the greatest possible recovery on their respective Claims with the least delay.

IX.

RISK FACTORS TO CONSIDER BEFORE VOTING39

BEFORE VOTING TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, IN ADDITION TO THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT TOGETHER WITH ANY ATTACHMENTS, EXHIBITS, OR DOCUMENTS INCORPORATED BY REFERENCE HERETO. THE FACTORS BELOW SHOULD NOT BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN OR ITS IMPLEMENTATION.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will not be materially disruptive to their business, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the duration of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers, suppliers and employees. The process will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

[39]	This Article IX, Risk Factors To Consider Before Voting, of this Disclosure Statement remains subject to review and revision.

2.	Risk of Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modification to the Plan will not be required for confirmation or that such mortifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions holders of Claims ultimately would receive with respect to their Claims in a subsequent plan of reorganization or otherwise.

3.	Non-Consensual Confirmation

If any impaired class of Claims or Interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements, but there can be no assurance that the Bankruptcy Court will reach the same conclusion and confirm the Plan on a non-consensual basis.

4.	Financial Projections

The Debtors have prepared financial projections on a consolidated basis with respect to the Reorganized Debtors based on certain assumptions, as filed at Docket No. 2285-1 and set forth in Exhibit D hereto. The projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results.

Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, consumer demands for the Reorganized Debtors’ products, inflation, and other unanticipated market and economic conditions. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects.

5.	Risks Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other clams or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors would seek (a) to modify the Plan to provide for whatever classification might be required for confirmation and (b) to use the acceptances received from any holder of Claims pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such holder ultimately is deemed to be a member. Any such reclassification of Claims, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any holder of Claims pursuant to this solicitation will constitute a consent to the Plan’s treatment of such holder, regardless of the Class as to which such holder is ultimately deemed to be a member.

6.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

7.	Releases, Injunctions, Exculpation Provisions May Not Be Approved

Article IX of the Plan provides for certain releases, injunctions, and exculpations for claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

8.	Risk of Non-Occurrence of Channeling of Opioid Claims

Under the terms of the Plan, all Opioid Claims shall automatically be channeled exclusively to the Opioid MDT II and, this will, among other things, bar the assertion of any of these Claims against any Protected Party. Although the Plan and the Opioid MDT II Documents all have been drafted with the intention of complying with section 105(a) of the Bankruptcy Code, there is no guarantee that all Opioid Claims shall automatically be channeled to the Opioid MDT II or section 105(a) or the channeling of the all Opioid Claims to the Opioid MDT II will not be challenged, either before or after confirmation of the Plan. While the Debtors believe that the Plan satisfies the requirements of the Bankruptcy Code, certain objections might be lodged on grounds that the requirements of the Bankruptcy Code cannot be met given the unique facts of the Chapter 11 Cases.

9.	Risk of Non-Occurrence of Effective Date

Although the Debtors believe that the Effective Date will occur on the timeline envisaged by the Restructuring Support Agreement, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article VIII of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

10.	Risks of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the parties thereto the ability to terminate the applicable agreement upon the occurrence or non-occurrence of certain events, including failure to achieve certain milestones in these Chapter 11 Cases. Termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

11.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.

12.	Risks of Non-Dischargeability of Claims

Certain creditors have taken or may take the position their claims are non-dischargeable. Such creditors may make such allegations at any time, notwithstanding the existence of deadlines established by the Bankruptcy Rules or applicable Court order, entry of the Confirmation Order, or the occurrence of the Effective Date. Such assertions of non-dischargeablility could result in denial of confirmation, changes to the Plan, or, if asserted after occurrence of the Effective Date, the Reorganized Debtors being required to honor such claims.

13.	Channeling Injunction

The Opioid Permanent Channeling Injunction, which, among other things, bars any Entity that has held or asserted, or that holds or asserts Opioid Claims (including any Opioid Demands), is a necessary element of the Plan. While the Debtors believe that the Plan satisfies the requirements of the Bankruptcy Code, certain objections might be lodged (including by the FCR) against the Plan on grounds that the requirements of the Bankruptcy Code and applicable law are not met, including arguments that substantial support by each affected class is required. Overcoming such objections is a burden that could potentially be difficult to meet given the unique facts of the Chapter 11 Cases. The Debtors believe that the Plan provides a sufficient basis for the issuance of the Opioid Permanent Channeling Injunction under section 105(a) of the Bankruptcy Code. However, there is no guarantee that the validity and enforceability of the Opioid Permanent Channeling Injunction or the application of the Opioid Permanent Channeling Injunction to the Opioid Claims (including any Opioid Demands) arising out of or related thereto will not be challenged, either before or after Confirmation of the Plan.

14.	Amendment of Plan Prior to Confirmation by Debtors

The Debtors, subject to the terms and conditions of the Plan and the terms of the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan or waive any conditions thereto if and to the extent necessary or desirable for confirmation. The potential impact of any such amendment or waiver on Holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes.

15.	Distributions under the Opioid MDT II and Opioid Creditor Trusts

Opioid Claims will be resolved pursuant to the Opioid MDT II Documents and Opioid Creditor Trust Documents and the distribution procedures therein, and their treatment will be based upon, among other things, estimates of the number, types, and amount of Opioid Claims (including Opioid Demands), the value of the assets of the Opioid MDT II and Opioid Creditor Trusts, the liquidity of these trusts, the expected future income and expenses, and other matters. There can be no certainty as to the precise amounts that will be distributed by the Opioid MDT II and Opioid Creditor Trusts in any particular time period or when Opioid Claims will be resolved by the Opioid MDT II and Opioid Creditor Trusts.

16.	Pending and Future Litigation

As discussed in this Disclosure Statement, the Debtors are involved various litigation, including but not limited to, the Acthar Lawsuits and Generics Price Fixing Claims—which so long as it remains unresolved represents a legal issue and potential Claim for monetary damages. Additionally, there is a risk of future litigation. Pending litigation or future litigation could result in a material judgment against the Debtors or the Reorganized Debtors. Such litigation, and any judgment in connection therewith, could have a material negative effect on the Debtors or the Reorganized Debtors.

17.	Funding of Other Opioid Claims Reserve

Under the terms of the Plan, the funding of the Other Opioid Claims Reserve shall be determined by the Bankruptcy Court at the Confirmation Hearing and must be acceptable to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group. The size of the Other Opioid Claims Reserve may be dependent on the allowance of any No Recovery Opioid Claims under 502(j). The Public Opioid Creditor Share Distributable Value may be reduced by the size of the Other Opioid Claims Reserve with any Other Opioids Claims Reserve Excess thereafter being added back to the Public Opioid Creditor Distributable Value once all Other Opioid Claims are resolved. Therefore, the distributions to the NOAT II and TAFT II trusts may be delayed or reduced depending on the timing of allowance and the size of the Allowed Other Opioid Claims.

18.	U.S. Government Statutory Payor Rights Reserved

•

The U.S. Department of Justice has reserved the rights of U.S. Government Opioid Claim holders with respect to the treatment of their claims. The DOJ has indicated that, absent a consensual resolution of its claims, it may assert the U.S. Government Payor Statutory Rights against the Protected Parties and recipients of distributions under the Plan which may delay or reduce distributions that would otherwise be made to Opioid Claimants. The Plan provides that any such claims against the Protected Parties are channeled to the Other Opioid Claims Reserve and cannot be asserted against the Protected Parties. The DOJ may challenge the Plan on these grounds, and, if so challenged, the issue will be decided by the Bankruptcy Court at the confirmation hearing if not resolved consensually. There can be no assurance as to how the Bankruptcy Court will rule on such contested matter, which could result in changes to the Plan or denial of confirmation.

B.	Risks Relating to the Capital Structure of the Reorganized Debtors

1.	Variances from Financial Projections

The Financial Projections filed at Docket No. 2285-1 and set forth in Exhibit D hereto reflect numerous assumptions, which involve significant levels of judgment and estimation concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors, and which may not materialize, particularly given the current difficult economic environment and product-specific market conditions. Any significant differences in actual future results versus estimates used to prepare the Financial Projections, such as lower sales, lower volume, lower pricing, increases in production costs, technological changes, environmental or safety issues, litigation, workforce disruptions, competition, regulatory decisions about pipeline products, or changes in the regulatory environment, could result in significant differences from the Financial Projections. The Debtors believe that the assumptions underlying the Financial Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the Debtors’ and the Reorganized Debtors’ ability to initiate the endeavors and meet the financial benchmarks contemplated by the Plan. Therefore, the actual results achieved throughout the period covered by the Financial Projections necessarily will vary from the projected results, and these variations may be material and adverse.

2.	Leverage

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have a significant amount of secured indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, the Reorganized Debtors will have approximately $3.9 billion in secured funded indebtedness and none in unsecured funded indebtedness.

The degree to which the Reorganized Debtors will be leveraged could have important consequences because, among other things, it could affect the Reorganized Debtors’ ability to satisfy their obligations under their indebtedness following the Effective Date; a portion of the Reorganized Debtors’ cash flow from operations will be used for debt service and settlement obligations under the Plan and unavailable to support operations, or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; the Reorganized Debtors’ ability to obtain additional debt financing or equity financing, or pursue mergers, acquisitions and asset sales, may be limited; and the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes in their businesses may be severely limited.

3.	Ability to Service Debt

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have significant interest expense and principal repayment obligations. The Reorganized Debtors’ ability to make payments on and to refinance their debt will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.

Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

4.	Obligations Under Certain Financing Agreements

The Reorganized Debtors’ obligations under the New Credit Facilities, the New Takeback Term Loan Facility, the First Lien Notes, Second Lien Notes, the Takeback Second Lien Notes, the Cram-Down First Lien Notes, and Cram-Down Second Lien Notes are secured by liens on substantially all of the assets of the Reorganized Debtors (subject to certain exclusions set forth therein). If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under certain financing agreements, including, but not limited to, the New Term Loan Documentation, the New AR Revolving Facility Documentation, the New Takeback Term Loans Documentation, the First Lien Notes, the Second Lien Notes, the Cram-Down First Lien Notes, or the Cram-Down Second Lien Notes, and payment on any obligation thereunder is accelerated, the lenders under and holders of the New Credit Facilities, the New Takeback Term Loan Facility, the First Lien Notes, the Second Lien Notes, the Cram-Down First Lien Notes, or the Cram-Down Second Lien Notes would be entitled, subject to the applicable intercreditor agreements and other applicable credit documents, to exercise the remedies available to a secured lender under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the applicable facility that would be superior to any claim of the holders of unsecured debt.

5.	Restrictive Covenants

The financing agreements governing the Reorganized Debtors’ indebtedness will contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of their assets. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and they may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the lenders thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

6.	Market for Securities

There is currently no market for the New Mallinckrodt Ordinary Shares and there can be no assurance as to the development or liquidity of any market for such securities. There can also be no assurance that the New Mallinckrodt Ordinary Shares will be listed or traded on any securities exchange on or after the Effective Date. Therefore, there can be no assurance that the securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, holders of the securities may bear certain risks associated with holding securities for an indefinite period of time.

7.	Potential Dilution

The ownership percentage represented by the New Mallinckrodt Ordinary Shares distributed under the Plan as of the Effective Date will be subject to dilution from the equity issued in connection with the (a) Management Incentive Plan, (b) New Opioid Warrants, (c) any other equity that may be issued post-emergence, and (d) the exercise or conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence. In the future, similar to all companies, additional equity financings or other equity issuances by Reorganized Mallinckrodt could adversely affect the value of the New Mallinckrodt Ordinary Shares. The amount and dilutive effect of any of the foregoing could be material.

8.	Significant Holders of New Mallinckrodt Ordinary Shares

Certain holders of Allowed Guaranteed Unsecured Notes Claims are expected to acquire a significant ownership interest in the New Mallinckrodt Ordinary Shares. Thus, such holders could be in a position to control the outcome of all actions of Reorganized Mallinckrodt requiring the approval of equity holders, including the election of directors or managers, without the approval of other equity holders. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized Mallinckrodt and, consequently, have an impact upon the value of the New Mallinckrodt Ordinary Shares.

9.	Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of Reorganized Mallinckrodt, the New Mallinckrodt Ordinary Shares would rank below all debt claims against Reorganized Mallinckrodt. As a result, holders of the New Mallinckrodt Ordinary Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of Reorganized Mallinckrodt until after all applicable holders of debt have been paid in full.

10.

Estimated Valuations of the Debtors and the New Mallinckrodt Ordinary Shares, and Estimated Recoveries to Holders of Guaranteed Unsecured Notes Claims Are Not Intended to Represent Potential Market Values

The Debtors’ estimated recoveries to Allowed Holders of Guaranteed Unsecured Notes Claims are not intended to represent the market value of the Debtors’ Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including, among others: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ ability to maintain critical existing customer relationships.

11.	Dividends

Reorganized Mallinckrodt may not pay any dividends on the New Mallinckrodt Ordinary Shares . In such circumstances, the success of an investment in the New Mallinckrodt Ordinary Shares will depend entirely upon any future appreciation in the value of the New Mallinckrodt Ordinary Shares. There is, however, no guarantee that the New Mallinckrodt Ordinary Shares will appreciate in value or even maintain their initial value.

12.	Restrictions on Ability to Resell New Mallinckrodt Ordinary Shares and/or New Opioid Warrants

Holders of securities issued pursuant to the exemption from registration under section 1145 of the Bankruptcy Code who are deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code (“Section 1145 Underwriters”) will be subject to resale restrictions. Section 1145 Underwriters, should be aware that they may be required to bear the financial risk of an investment in the affected securities including New Mallinckrodt Ordinary Shares and/or the New Opioid Warrants for an indefinite period of time.

13.	If a United States Person is Treated as Owning At Least 10% of the New Mallinckrodt Ordinary Shares, Such Holder May be Subject to Adverse U.S. Federal Income Tax Consequences.

Many of Mallinckrodt plc’s non-U.S. subsidiaries are classified as “controlled foreign corporations” for U.S. federal income tax purposes due to the application of certain ownership attribution rules within a multinational corporate group. If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Reorganized Mallinckrodt’s shares, such person may be treated as a “United States shareholder” (a “10% U.S. Holder”) with respect to one or more of Reorganized Mallinckrodt’s controlled foreign corporation subsidiaries. In addition, if the New Mallinckrodt Ordinary Shares are treated as owned more than 50% (by voting power or value) by 10% U.S. Holders, Reorganized Mallinckrodt itself would be treated as a controlled foreign corporation. A 10% U.S. Holder may be required to annually report and include in its U.S. taxable income, as ordinary income, its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, whether or not Reorganized Mallinckrodt makes any distributions to such 10% U.S. Holder. An individual United States shareholder generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a corporate United States shareholder. A failure by a 10% U.S. Holder to comply with its reporting obligations may subject the 10% U.S. Holder to significant monetary penalties and may extend the statute of limitations with respect to the 10% U.S. Holder’s U.S. federal income tax return for the year for which such reporting was due. Reorganized Mallinckrodt cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. subsidiaries are controlled foreign corporations. Reorganized Mallinckrodt also cannot guarantee that it will furnish to 10% U.S. Holders information that may be necessary for them to comply with the aforementioned obligations. The risk of being subject to increased reporting and compliance obligations and taxation could impact the demand for, and value of, New Mallinckrodt Ordinary Shares.

C.	Risks Relating to the Debtors’ Business Operations and Financial Conditions

THE FOLLOWING PROVIDES A SUMMARY OF CERTAIN OF THE RISKS ASSOCIATED WITH THE DEBTORS’ BUSINESSES. HOWEVER, THIS SECTION IS NOT INTENDED TO BE EXHAUSTIVE. ADDITIONAL RISK FACTORS CONCERNING THE DEBTORS’ BUSINESSES ARE CONTAINED IN THE DEBTORS’ PREVIOUSLY-FILED ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 2020.

1.	The Debtors’ Chapter 11 Cases May Negatively Impact Future Operations.

While the Debtors believe that they will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to timing for approval of the Plan or the Debtors’ emergence from chapter 11. Additionally, notwithstanding the support of the signatories to the Restructuring Support Agreement, the Chapter 11 Cases may adversely affect the Debtors’ ability to maintain relationships with existing customers and suppliers and attract new customers.

2.	The Debtors’ Business May Be Adversely Affected by Public Health Crises and Epidemics/Pandemics, Including the Recent Coronavirus Outbreak.

A pandemic, epidemic or outbreak of an infectious disease occurring in the U.S. or elsewhere in the world could result in the Debtors’ business being adversely affected. Specifically, in December 2019, the SARS-CoV-2 virus which causes COVID-19 was identified in China, and subsequently spread to countries throughout the world, including Ireland, the United Kingdom, and the U.S., resulting in the World Health Organization declaring the COVID- 19 outbreak a pandemic in March 2020. The Debtors’ business performance was significantly impacted by COVID-19, and the Debtors expect to continue to see pandemic-related challenges while the pandemic persists and likely during the aftermath and recovery, which could last for several years.

The Debtors may experience significant and unforeseen increases or decreases in demand for certain of their products as the needs of health care providers and patients evolve during this pandemic. For example, as the Debtors are among the world’s largest manufacturers of bulk acetaminophen and the only producer of acetaminophen in the North American and European regions, the Debtors could experience an increase in demand which the Debtors may not be able to meet in accordance with the needs of the market. Additionally, the Debtors’ INOmax product is a potential treatment for acute respiratory distress syndrome (ARDS), which is a known clinical manifestation of infection with many respiratory viruses including the SARS-CoV-2 coronavirus that causes COVID-19, and which could be subject to similar dynamics. Alternatively, because many non-critical and elective medical treatments were deferred or de-prioritized during the pandemic, demand for the Debtors’ Ofirmev product was negatively affected from the second quarter of 2020 onward. The Debtors also experienced and may continue to experience reduced demand for Therakos due to the phenomenon of immunosuppressed patients who would normally receive Therakos ECP therapy in a clinic setting, but who were instructed to or who chose to stay at home and/or pursue other treatment alternatives (even if less effective) to decrease risk of COVID-19 infection.

Furthermore, in 2020, then-U.S. President Trump invoked emergency powers under the Defense Production Act, which allows the U.S. government to direct private companies to meet the needs of the nation in the time of an emergency, and in early 2021, U.S. President Biden continued to invoke the same powers. Given the critical nature of some of the products the Debtors manufacture, as well as the Debtors’ pharmaceutical and medical device manufacturing capabilities, the Debtors may be impacted by governmental action taken under this or similar legislative or executive action.

Many countries around the world have imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus. Such disruptions could materially delay potential FDA approval with respect to the Debtors’ clinical trials and product candidates. Other factors caused by COVID-19 have already impacted and could materially delay or otherwise impact clinical trials the Debtors are conducting related to our products, including the ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID -19. Furthermore, business pressures driven by the ongoing COVID-19 pandemic have led the Debtors to prioritize certain investments over others, resulting in the termination of two Phase 4 studies related to Acthar Gel, and such pressures could result in similar decisions across the rest of the product portfolio. Any delays in the Debtors’ clinical trials or regulatory review resulting from such disruptions could materially affect the development or approval of pipeline product candidates or the Debtors’ lifecycle management efforts.

In addition, the economic impact of the spread of COVID-19, which has caused a broad impact globally, has adversely impacted and may continue to adversely affect the Debtors’ businesses. In particular, COVID-19 has affected demand for the Debtors’ products due to limitations on the ability of its sales representatives to meet with physicians, and a reduction in patient visits to their doctors and pharmacists in order to receive prescriptions for the Debtors’ products, all of which may continue so long as the pandemic continues. There is also an increased risk of supply interruption at the Debtors’ third-party suppliers to deliver components as well as the Debtors’ manufacturing facilities to produce finished products on a timely basis, which could result in business or operational disruption. Additionally, while the potential long-term economic impact of COVID-19 may be difficult to assess or predict, the COVID-19 pandemic has resulted in significant disruption of global financial markets, which could reduce the Debtors’ ability to access capital, thereby negatively affecting the Debtors’ liquidity. The extent to which the COVID-19 pandemic impacts the Debtors’ results will depend on future developments that are highly uncertain and cannot be predicted.

Given the rapid and evolving nature of the COVID- 19 pandemic, the full extent to which it will directly or indirectly impact the Debtors’ businesses, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be predicted.

3.

Sales of the Debtors’ Products Are Affected by the Reimbursement Practices of Governmental Health Administration Authorities, Private Health Coverage Insurers and Other Third-Party Payers, and the Debtors May Be Negatively Impacted by any Changes to Such Reimbursement Practices.

Sales of the Debtors’ products depend, in part, on the extent to which the costs of the Debtors’ products are reimbursed by governmental health administration authorities, private health coverage insurers and other third-party payers. The ability of patients to obtain appropriate reimbursement for products and services from these third-party payers affects the selection of products they purchase and the prices they are willing to pay. In the U.S., there have been, and the Debtors expect there will continue to be, a number of state and federal proposals that limit the amount that third-party payers may pay to reimburse the cost of drugs, for example with respect to Acthar Gel. The Debtors believe the increasing emphasis on managed care in the U.S. has and will continue to put pressure on the usage and reimbursement of Acthar Gel. The Debtors’ ability to commercialize their products depends in part on the extent to which reimbursement for the costs of these products is available from government healthcare programs such as Medicaid and Medicare, private health insurers, and others. The Debtors cannot be certain that, over time, third-party reimbursements for the Debtors’ products will be adequate for the Debtors to maintain price levels sufficient for realization of an appropriate return on their investment.

Reimbursement of highly-specialized products, such as Acthar Gel, is typically reviewed and approved or denied on a patient-by-patient, case-by- case basis, after careful review of details regarding a patient’s health and treatment history that is provided to the insurance carriers through a prior authorization submission, and appeal submission, if applicable. During this case-by-case review, the reviewer may refer to coverage guidelines issued by that carrier. These coverage guidelines are subject to on-going review by insurance carriers. Because of the large number of carriers and variations in the coverage offered by the various plans offered by those carriers, there are a large number of guideline updates issued each year.

Furthermore, demand for new products may be limited unless the Debtors obtain reimbursement approval from governmental and private third- party payers prior to the introduction or launch of those products in the market. Reimbursement criteria, which vary by country, are becoming increasingly stringent and require management expertise and significant attention to obtain and maintain qualification for reimbursement.

4.	Reimbursement Criteria or Policies and the Use of Tender Systems Outside the U.S. Could Reduce Prices for the Debtors’ Products or Reduce the Debtors’ Market Opportunities.

Markets in which the Debtors operate have implemented or may implement tender systems in an effort to lower prices. Under such tender systems, manufacturers submit bids which establish prices for products. The company that wins the tender receives preferential reimbursement for a period of time. Accordingly, the tender system often results in companies underbidding one another by proposing low pricing in order to win the tender. Certain other countries may consider implementation of a tender system. Even if a tender system is ultimately not implemented, the anticipation of such could result in price reductions. Failing to win tenders, or the implementation of similar systems in other markets leading to price declines, could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. The Debtors are unable to predict what additional legislation or regulation or changes in third-party coverage and reimbursement policies may be enacted or issued in the future or what effect such legislation, regulation and policy changes would have on their business.

5.	The Failure of the Acthar Settlement May Subject the Debtors to Additional Risk and Uncertainties.

The failure of the Acthar settlement in principle may subject the Debtors to additional risk and uncertainties that could adversely affect the Debtors’ business prospects, including, the decision by CMS to exclude the Debtors from Medicare and/or Medicaid. Doing so may have an adverse impact on the Debtors’ business, financial condition, results of operations, cash flows and ability to consummate the Plan.

6.	The Debtors May Be Unable to Protect Their Intellectual Property Rights or Their Intellectual Property Rights May Be Limited.

The Debtors rely on a combination of patents, trademarks, trade secrets, proprietary know-how, market exclusivity gained from the regulatory approval process, and other intellectual property to support their business strategy, most notably in relation to Acthar Gel, INOmax, Therakos and Amitiza products. However, the Debtors’ efforts to protect their intellectual property rights may not be sufficient. If the Debtors do not obtain sufficient protection for their intellectual property, or if the Debtors are unable to effectively enforce their intellectual property rights, or if there is a change in the way courts and regulators interpret the laws, rules and regulations applicable to our intellectual property, the Debtors’ competitiveness could be impacted, which could adversely affect their competitive position, business, financial condition, results of operations and cash flows.

Furthermore, the Debtors’ pending patent applications may not result in the issuance of patents, or the patents issued to or licensed by us in the past or in the future may be challenged or circumvented by competitors. Existing patents may be found to be invalid or insufficiently broad to preclude the Debtors’ competitors from using methods or making or selling products similar or identical to those covered by the Debtors’ patents and patent applications. Regulatory agencies may refuse to grant the Debtors the market exclusivity that they were anticipating, or may unexpectedly grant market exclusivity rights to other parties. In addition, the Debtors’ ability to obtain and enforce intellectual property rights is limited by the unique laws of each country. In some countries, it may be particularly difficult to adequately obtain or enforce intellectual property rights, which could make it easier for competitors to capture market share in such countries by utilizing technologies and product features that are similar or identical to those developed or licensed by the Debtors. Competitors also may harm the Debtors’ sales by designing products that mirror the capabilities of our products or technology without infringing our patents, including by coupling separate technologies to replicate what our products accomplish through a single system.

Competitors may diminish the value of the Debtors trade secrets by reverse engineering or by independent invention. Additionally, current or former employees may improperly disclose such trade secrets to competitors or other third parties. The Debtors may not become aware of any such improper disclosure, and, in the event the Debtors do become aware, the Debtors may not have an adequate remedy available.

7.	Debtors May Be Subject to Claims that they Infringe on the Intellectual Property Rights of Others.

The Debtors operate in an industry characterized by extensive patent litigation, and the Debtors may from time to time be a party to such litigation. The pursuit of or defense against patent infringement is costly and time-consuming and the Debtors may not know the outcomes of such litigation for protracted periods of time. The Debtors may be unsuccessful in efforts to enforce their patent or other intellectual property rights. In addition, patent litigation can result in significant damage awards, including the possibility of treble damages and injunctions. Additionally, the Debtors could be forced to stop manufacturing and selling certain products, or they may need to enter into license agreements that require the Debtors to make significant royalty or up- front payments in order to continue selling the affected products. Given the nature of the Debtors’ industry, the Debtors are likely to face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against the Debtors could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

8.	The Loss of One or More of Reorganized Mallinckrodt’s Key Personnel Could Disrupt Operations and Adversely Affect Financial Results

The Debtors are, and the Reorganized Debtors will be, highly dependent upon the availability and performance of their executive officers. Accordingly, the loss of services of any of the Debtors’ executive officers could materially and adversely affect the Reorganized Debtors’ business, financial condition and operating results.

9.

Extensive Laws and Regulations Govern the Industry in Which the Debtors Operate and Any Failure to Comply with Such Laws and Regulations, Including Any Changes to Those Laws and Regulations May Materially Adversely Affect the Debtors.

The development, manufacture, marketing, sale, promotion, and distribution of the Debtors’ products are subject to comprehensive government regulations that govern and influence the development, testing, manufacturing, processing, packaging, holding, record keeping, safety, efficacy, approval, advertising, promotion, sale, distribution and import/export of our products.

Under these laws and regulations, the Debtors are subject to periodic inspection of their facilities, procedures and operations and/or the testing of their products by the FDA, the DEA and similar authorities within and outside the U.S., which conduct periodic inspections to confirm that the Debtors are in compliance with all applicable requirements. The Debtors are also required to track and report adverse events and product quality problems associated with our products to the FDA and other regulatory authorities. Failure to comply with the requirements of FDA or other regulatory authorities, including a failed inspection or a failure in our adverse event reporting system, or any other unexpected or serious health or safety concerns associated with our products, including their Debtors’ opioid pain products and Acthar Gel, could result in adverse inspection reports, warning letters, product recalls or seizures, product liability claims, labeling changes, monetary sanctions, injunctions to halt the manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. Any of these actions could cause a loss of customer confidence in the Debtors’ products, which could adversely affect the Debtors’ sales, or otherwise have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. In addition, the requirements of regulatory authorities, including interpretative guidance, are subject to change and compliance with additional or changing requirements or interpretative guidance may subject us to further review, result in product delays or otherwise increase our costs, and thus have a material adverse effect on the Debtors’ competitive position, business, financial condition, results of operations and cash flows.

10.	The Debtors May be Unable to Successfully Develop, Commercialize or Launch New Products or Expand Commercial Opportunities for Existing Products or Adapt to a Changing Technology.

The Debtors’ future results of operations will depend, to a significant extent, upon the Debtors’ ability to successfully develop, commercialize and launch new products or expand commercial opportunities for existing products in a timely manner. There are numerous difficulties in developing, commercializing and launching new products or expanding commercial opportunities for existing products, including:

•	developing, testing and manufacturing products in compliance with regulatory and quality standards in a timely manner;

•

the Debtors’ ability to successfully engage with the FDA or other regulatory authorities as part of the approval process and to receive requisite regulatory approvals for such products in a timely manner, or at all;

•	the availability, on commercially reasonable terms, of raw materials, including API and other key ingredients;

•

developing, commercializing and launching a new product is time-consuming, costly and subject to numerous factors, including legal actions brought by our competitors, that may delay or prevent the development, commercialization and/or launch of new products;

•	unanticipated costs;

•	payment of prescription drug user fees to the FDA to defray the costs of review and approval of marketing applications for branded and generic drugs;

•	experiencing delays as a result of limited resources at the FDA or other regulatory authorities;

•	changing review and approval policies and standards at the FDA or other regulatory authorities;

•	potential delays in the commercialization of generic products by up to 30 months resulting from the listing of patents with the FDA;

•	effective execution of the product launches in a manner that is consistent with expected timelines and anticipated costs; and

•

identifying appropriate partners for distribution of our products, including any future over-the-counter commercialization opportunities, and negotiating contractual arrangements in a timely manner with commercially reasonable terms.

As a result of these and other difficulties, products currently in development by the Debtors may or may not receive timely regulatory approvals, or approvals at all. This risk is heightened with respect to the development of proprietary branded products due to the uncertainties, higher costs and length of time associated with R&D of such products and the inherent unproven market acceptance of such products. Moreover, the FDA regulates the facilities, processes and procedures used to manufacture and market pharmaceutical products in the U.S. Manufacturing facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with cGMP regulations enforced by the FDA. Compliance with cGMP regulations requires the dedication of substantial resources and requires significant expenditures. The FDA periodically inspects both our facilities and procedures to ensure compliance with regulatory standards. The FDA may cause a suspension or withdrawal of product approvals if regulatory standards are not maintained. In the event an approved manufacturing facility for a particular drug is required by the FDA to curtail or cease operations, or otherwise becomes inoperable, obtaining the required FDA authorization to manufacture at the same or a different manufacturing site could result in production delays, which could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Furthermore, the market perception and reputation of the Debtors’ products are important to their business and the continued acceptance of their products. Any negative press reports or other commentary about the Debtors’ products, whether accurate or not, could have a material adverse effect on their business, reputation, financial condition, results of operation or cash flows or could cause the market value of our common shares and/or debt securities to decline.

With respect to generic products for which the Debtors are the first developer to have its application accepted for filing by the FDA, and which filing includes a certification that the applicable patent(s) are invalid, unenforceable and/or not infringed (known as a “Paragraph IV certification”), the Debtors’ ability to obtain and realize the full benefits of 180-days of market exclusivity is dependent upon a number of factors, including, being the first to file, the status of any litigation that might be brought against the Debtors as a result of our filing or not meeting regulatory, manufacturing or quality requirements or standards. If any of the Debtors products are not approved timely, or if the Debtors are unable to obtain and realize the full benefits of the respective market exclusivity period for their products, or if their products cannot be successfully manufactured or commercialized timely, the Debtors’ results of operations could be materially adversely affected. In addition, the Debtors cannot guarantee that any investment they make in developing products will be recouped, even if the Debtors are successful in commercializing those products. Finally, once developed and approved, new products may fail to achieve commercial acceptance due to the price of the product, third-party reimbursement of the product and the effectiveness of sales and marketing efforts to support the product.

11.	The Debtors’ Businesses May Face Risks Related to Indemnifications If Required to Assume Certain Executory Contracts

The Debtors’ businesses may face risks relating to opioid litigation and/or Acthar Claims if they are required to assume Executory Contracts with any co-defendant in such litigations and honor indemnification provisions thereunder after the Effective Date. Instead of assuming any such Executory Contracts, the Debtors may determine to reject them, in which case the Debtors’ businesses may face risks around distribution channels and their ability to sell their products. Either of these risks could substantially impair the Debtors’ profitability after the Effective Date.

D.	Certain Risk Factors Related to the Irish Examinership Proceedings

1.	General

The Irish Examinership Proceedings in relation to the Irish Debtors, will be of shorter duration than the Chapter 11 Cases and will run concurrently with the Chapter 11 Cases. It will entail the same risks with regard to the Debtors’ business. Further, as discussed in this Disclosure Statement, the filing of the Irish Examinership Proceedings will commence a protection period during which the Parent will, under Irish law, have the benefit of protection against enforcement and other actions by its creditors for a period of up to 100 calendar days (or as otherwise amended under applicable Irish insolvency law). In the event the Irish Examinership Proceedings are unsuccessful, the High Court of Ireland could potentially order the winding up of the Irish Debtors or convert the Irish Examinership Proceedings to a liquidation proceeding.

2.	Parties in Interest May Object to the Appointment of an Examiner to the Irish Debtors.

Section 509 of the Companies Act 2014 (Ireland) provides that the High Court of Ireland may appoint an examiner to an Irish registered company if it is insolvent, has not been put into liquidation, no receiver has been appointed for three consecutive days prior to the presentation of the petition and that there is a reasonable prospect of the survival of both the company and its undertaking. In the case of the latter proof, the Parent, as the ultimate parent company of the Debtors, will be required to satisfy the High Court of Ireland that it has an undertaking in its own right and that there is a reasonable prospect of survival of its undertaking as a going concern. The Parent believes that it will be possible to satisfy each of these proofs but there can be no assurance that the High Court of Ireland will reach the same conclusion.

3.	The Examiner May Not Put the Proposals Before the Members and Creditors of the Irish Debtors and Seek their Approval by the High Court of Ireland.

The examiner, when appointed, will be an independent officer of the High Court of Ireland and will be free to adopt or decline to adopt the terms of the proposals for a scheme of arrangement accompanying the petition to have an examiner appointed to the Irish Debtors. The Debtors believe that the examiner will adopt and put the proposals before meetings of the Irish Debtors’ shareholders and creditors and subsequently seek their approval by the High Court of Ireland, because the proposals will mirror the Plan and the Plan represents the best solution achievable for the Debtors, their creditors and shareholders. There can be no assurance however that the examiner will reach the same conclusion.

4.	Parties in Interest May Object to the Examiner’s Classification of Claims.

The examiner will be required, pursuant to section 539 of the Companies Act 2014 (Ireland), to place creditors in classes of creditors and provide equal treatment for each claim within a particular class unless the holder of a particular claim agrees to less favorable treatment. It is likely that in considering any objection to the basis upon which classes have been formulated the High Court of Ireland would take the view that each class must be confined to those parties whose rights are not so dissimilar as to make it impossible for them to consult together with a view to their common interest. There can be no assurance that the High Court of Ireland will decide that the examiner’s formulation of classes was correct.

5.	The Examiner May Not Be Able to Secure Confirmation of the Proposals for a Scheme of Arrangement.

Section 541 of the Companies Act 2014 (Ireland) provides that the High Court of Ireland is precluded from confirming proposals for a scheme of arrangement unless it is satisfied that the proposals are fair and equitable in relation to any class of members or creditors that has not accepted the proposals and whose interests or claims would be impaired by implementation of the proposals and not unfairly prejudicial to the interests of any interested party. Whether proposals are fair and equitable or not unfairly prejudicial to any party will usually be assessed by reference to how such party would be treated in a liquidation, pursuant to Part 11 of the Companies Act 2014 (Ireland), of the Irish Debtors. A shareholder or creditor should not be unfairly prejudiced and a class of shareholders or creditors should not be considered to have been treated unfairly or inequitably if that party’s treatment approximates to, or is better than, the manner in which such party would be treated in a liquidation of the Irish Debtors. Any creditor or shareholder whose interests would be impaired by the proposals if implemented and who did not vote in favor of the proposals may object to the proposals in the High Court of Ireland at the hearing convened to confirm the proposals. The Debtors believe that the terms of the Plan insofar as they relate to the Irish Debtors would not, if mirrored in a scheme of arrangement pursuant to Part 10 of the Companies Act 2014 (Ireland), be unfair or inequitable to any class of shareholders or creditors of the Irish Debtors and would not be unfairly prejudicial to the interests of any interested party. There is no assurance however that the High Court of Ireland will reach the same conclusion.

E.	Certain Risk Factors Related to the Canadian Recognition Proceedings

1.	Risk that the Canadian Court Will or Grant Recognition of the Confirmation Order.

Prior to the Effective Date, the Canadian Filing Entities intend to seek recognition of the Confirmation Order in Canada. There is a risk that the Canadian Court will not grant such recognition, which may affect the Canadian Debtors’ ability to effectuate certain relief granted pursuant to the Confirmation Order in Canada and channel the Canadian Opioid Claims to the Opioid MDT II.

F.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to, and without prejudice to, the rights of any party in interest, the Plan may be revoked or withdrawn before the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. Additionally, the Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult its own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan shall constitute an admission of, or shall be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

X.

SECURITIES LAW MATTERS

A.	Issuance & Transfer of 1145 Securities

1.	Issuance

The Plan provides for the offer, issuance, sale or distribution of shares of Securities (including, the New Mallinckrodt Ordinary Shares and New Opioid Warrants (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants)) pursuant to, among other things, the Guaranteed Unsecured Notes Claims and Opioid MDT II distributions. The Debtors believe that the offer, issuance, sale or distribution by Reorganized Mallinckrodt of Securities, including the New Mallinckrodt Ordinary Shares and New Opioid Warrants (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) as distributions, among others, on the Guaranteed Unsecured Notes Claims and to the Opioid MDT II (the “1145 Securities”) will be exempt from registration under section 5 of the Securities Act and under any state or local laws requiring registration for offer or sale of a security pursuant to section 1145(a) of the Bankruptcy Code, except with respect to an entity that is an underwriter as defined in section 1145(b) of the Bankruptcy Code (see below).

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the securities must be in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for such a claim or interest , or “principally” in exchange for such claim or interest and “partly” for cash or property.

The issuance of the Securities under the Plan (including the New Mallinckrodt Ordinary Shares and New Opioid Warrants (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) on account of Guaranteed Unsecured Notes Claims and to the Opioid MDT II) satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code.

The exemptions of section 1145(a)(1) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.

Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”: (A) a Person who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest (“accumulators”); (B) a Person who offers to sell securities offered or sold under a plan for the holders of such securities (“distributors”); (C) a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is: (i) with a view to distributing such securities; and (ii) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and (D) a Person who is an “issuer” (as defined in section 2(a)(11) of the Securities Act) with respect to the securities.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, includes Persons directly or indirectly controlling, controlled by or under common control with the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Such Persons are referred to as “affiliates” of the issuer.

Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be an issuer for these purposes and therefore an underwriter. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who receives ten percent or more of a class of securities of a reorganized debtor may be presumed to be in a relationship of “control” with the reorganized debtor and, therefore, an underwriter, although the staff of the Securities and Exchange Commission (the “SEC”) has not endorsed this view.

2.	Subsequent Transfers

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to section 1145(a) are deemed to have been issued in a public offering. In general, therefore, resales of and subsequent transactions in the 1145 Securities will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter” or a “dealer” with respect to such securities. A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.

Notwithstanding the provisions of section 1145(b) regarding accumulators and distributors referred to above, the staff of the SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators and distributors of securities who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an “ordinary trading transaction” if it is made on a national securities exchange or in the over-the-counter market and does not involve any of the following factors:

(a) (i)

concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

(b)

the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a Bankruptcy Court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

(c)

the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The staff of the SEC has not provided any guidance for privately arranged trades. The views of the staff of the SEC on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption is urged to consult their counsel as to the applicability thereof to their circumstances.

To the extent that Persons who receive 1145 Securities pursuant to the Plan are deemed to be underwriters (and who do not qualify for the treatment of “ordinary trading transactions” described above), resales by such Persons of 1145 Securities would not be exempted from registration under the Securities Act or other applicable laws by reason of section 1145 of the Bankruptcy Code and section 4(a)(1) of the Securities Act. However, Persons deemed to be underwriters may be permitted to resell such 1145 Securities without registration pursuant to the limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act or another available exemption under the Securities Act.

Generally Rule 144 of the Securities Act permits the public sale of securities if certain conditions are met, including a required holding period, certain current public information regarding the issuer being available and compliance with the volume, manner of sale and notice requirements. If the issuer is not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in section (c)(2) of Rule 144. Reorganized Mallinckrodt will not be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. However, the Debtors currently expect that Reorganized Mallinckrodt will continue to be a voluntary filer and that current public information will be available to allow resales in accordance with Rule 144. The staff of the SEC has taken the position that Persons who are deemed to be underwriters solely because they are affiliates of a reorganized debtor are not subject to the holding period requirements of Rule 144. Accordingly, affiliates of Reorganized Mallinckrodt that receive 1145 Securities under the Plan may resell those securities following the Effective Date in reliance on Rule 144, subject to applicable volume, manner of sale and notice requirements.

Whether or not any particular Person would be deemed to be an “underwriter” with respect to the 1145 Securities or any other security to be issued pursuant to the Plan depends upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving 1145 Securities or any other securities under the Plan would be considered an “underwriter” under section 1145(b) of the Bankruptcy Code with respect to such securities, or whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

Should the Reorganized Debtors elect on or after the Effective Date to cause the New Mallinckrodt Ordinary Shares and/or the New Opioid Warrants to be eligible for book-entry treatment under the facilities of the Depository Trust Company (“DTC”), the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Mallinckrodt Ordinary Shares and/or the New Opioid Warrants under applicable securities laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan under applicable securities laws, including, for the avoidance of doubt, whether the New Mallinckrodt Ordinary Shares and/or the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Mallinckrodt Ordinary Shares and/or the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKES ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF ANY SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN OR ANY OTHER AGREEMENT. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

XI.

CERTAIN U.S. INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain U.S. federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to MEH, Inc. and its subsidiaries included in its U.S. federal consolidated income tax group (collectively, the “U.S. Tax Group”) and Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, and Guaranteed Unsecured Notes Claims (such Claims, collectively, the “Prepetition Debt”), General Unsecured Claims, Trade Claims and Other Opioid Claims. It is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the U.S. federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

This discussion assumes that Holders of Prepetition Debt have held such property as “capital assets” within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will hold the New Takeback Term Loans, Cram-Down First Lien Notes, Cram-Down Second Lien Notes, Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares as capital assets. This discussion also assumes that the debt instruments to which any of the Debtors are, or Reorganized Debtors will be, a party will be respected as debt for U.S. federal income tax purposes.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Tax Code and the effects of Section 451(b) of the Tax Code conforming the timing of certain income accruals to financial statements. In addition, it does not address considerations relevant to Holders subject to special rules under the U.S. federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Governmental Claimants, Holders of Settled Federal/State Acthar Claims, Holders subject to the alternative minimum tax, Holders who utilize installment method reporting with respect to their Claims, Holders holding Prepetition Debt, New Takeback Term Loans, Cram-Down First Lien Notes, Cram- Down Second Lien Notes, Takeback Second Lien Notes or New Mallinckrodt Ordinary Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, Tribes (as defined below), Non-U.S. Holders of Other Opioid Claims, U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar, and, with limited exceptions, Holders that are “United States shareholders” as defined by Section 951(b) of the Tax Code with respect to Reorganized Mallinckrodt (“10% U.S. Holders”). This discussion also does not address the U.S. federal income tax consequences to Holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full under the Plan, or (b) that are deemed to accept or deemed to reject the Plan. Additionally, this discussion does not address any consideration being received other than in a person’s capacity as a Holder of a Claim. This summary also does not discuss the treatment of the receipt of New Mallinckrodt Ordinary Shares pursuant to the Management Incentive Plan. Any 10% U.S. Holder is urged to contact its own tax advisers as to the U.S. federal income tax consequences of the Plan to it and tax considerations relating to the ownership of New Mallinckrodt Ordinary Shares.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF NEW TAKEBACK TERM LOANS, CRAM-DOWN FIRST LIEN NOTES, CRAM-DOWN SECOND LIEN NOTES, TAKEBACK SECOND LIEN NOTES AND/OR NEW MALLINCKRODT ORDINARY SHARES RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS. THE DEBTORS AND THE REORGANIZED DEBTORS SHALL NOT BE LIABLE TO ANY PERSON WITH RESPECT TO THE TAX LIABILITY OF A HOLDER OR ITS AFFILIATES.

B.	U.S. Federal Income Tax Consequences to the U.S. Tax Group and the Trusts

The tax consequences of the implementation of the Plan to the U.S. Tax Group may differ depending on the nature of the Restructuring Transactions, including whether the Restructuring Transactions include one or more taxable or non-taxable asset transfers by members of the U.S. Tax Group or any partnership wholly or partially owned by the U.S. Tax Group (the “Alternative Structure”). Except where noted below, this discussion assumes that the consummation of the Plan occurs without implementing any Alternative Structure (the “Recapitalization Structure”). The Restructuring Transactions Memorandum, which will be included with the Plan Supplement, will describe the manner in which those transactions will be implemented.

1.	Cancellation of Indebtedness and Reduction of Tax Attributes

Mallinckrodt plc owns all of the stock of Mallinckrodt International Finance SA (“LuxCo”). LuxCo owns all of the units of Mallinckrodt CB LLC (“Lux DRE”), an entity disregarded as separate from its owner under the Tax Code, and all of the stock of MEH, Inc. Mallinckrodt plc, LuxCo, Lux DRE and MEH, Inc. are Debtors. LuxCo and Lux DRE are not engaged in any trade or business in the United States. MEH, Inc. owns (directly and indirectly) all of the equity in the remaining active U.S. subsidiaries. MEH, Inc. is the parent of the U.S. Tax Group. LuxCo and Lux DRE are the original issuers of the Prepetition Debt, however, all of the First Lien Term Loan Claims are now characterized for U.S. federal income tax purposes as obligations of MEH, Inc. Members of the U.S. Tax Group are also party to Intercompany Claims owing to Debtors outside of the U.S. Tax Group.

A taxpayer generally should realize cancellation of indebtedness (“COD”) income to the extent the adjusted issue price of debt being compromised exceeds the sum of the adjusted issue price of any new debt issued in exchange therefor and any cash plus the fair market value of any property (including stock) paid with respect to the debt being compromised (other than cash or property paid on account of accrued and unpaid interest with respect thereto). Accordingly, the U.S. Tax Group generally should realize COD income to the extent of the sum of (i) the adjusted issue price of the First Lien Term Loan Claims, and (ii) the adjusted issue price of the Intercompany Claims described above which are not Reinstated exceeds the sum of (x) the issue price of the New Takeback Term Loans, (y) the Cash paid to Holders of First Lien Term Loan Claims (other than Cash paid on account of accrued and unpaid interest on such Claims), and (z) the value of property and any cash transferred with respect to the Intercompany Claims (other than with respect to accrued and unpaid interest). The amount of COD income that will be realized by the U.S. Tax Group is uncertain because it will depend on the issue price of the New Takeback Term Loans, but is expected to be substantial predominantly due to the amount of Intercompany Claims and the likely treatment thereof.

Under Section 108 of the Tax Code, COD income realized by a debtor will be excluded from gross income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan of reorganization approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the U.S. Tax Group will be entitled to exclude from gross income any COD income realized as a result of the implementation of the Plan.

Under Section 108(b) of the Tax Code, a debtor that excludes COD income from gross income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). The reduction in a debtor’s tax basis in its assets generally is limited to the excess of (i) its tax basis in assets held immediately after the discharge of indebtedness over (ii) the amount of liabilities remaining immediately after the discharge of indebtedness (the “Liability Floor”). NOLs for the taxable year of the discharge and NOL carryforwards to such year generally are the first attributes subject to reduction. However, a debtor may elect under Section 108(b)(5) of the Tax Code (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If a debtor makes a Section 108(b)(5) Election, the Liability Floor does not apply to the reduction in basis of depreciable property. The U.S. Tax Group has not determined whether or not to make the Section 108(b)(5) Election.

As of the end of its tax year ending September 27, 2019, the U.S. Tax Group had approximately $ 982.3 million of NOL carryforwards. The U.S. Tax Group believes that it has generated additional NOL carryforwards of approximately $ 1.8 billion from the tax year ending September 25, 2020, and may generate additional NOLs for the tax year ending September 24, 2021. The amount of the U.S. Tax Group’s NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the U.S. Tax Group’s NOLs ultimately may vary from the amounts set forth above.

If the Recapitalization Structure is utilized and assuming that a Section 108(b)(5) Election is not made, the U.S. Tax Group currently anticipates that the application of Section 108(b) of the Tax Code will result in a reduction of a significant amount of its NOLs and a substantial reduction in asset basis. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the U.S. Tax Group. If certain Alternative Structures are used, members of the U.S. Tax Group may transfer, sell or be deemed to sell their assets to newly formed entities. Accordingly, in certain of these structures, such entities may not succeed to all or a portion of the tax attributes of the U.S. Tax Group, including any remaining consolidated NOLs or interest deductions suspended under Section 163(j) of the Tax Code. However, such Alternative Structures may mitigate the amount of asset basis reduction of the U.S. Tax Group under Section 108(b) of the Tax Code as compared to the Recapitalization Structure.

2.	Section 382 Limitation on Net Operating Losses and Built-In Losses

The Tax Code applies certain limitations to the Reorganized Debtors’ ability to utilize the tax attributes remaining after the reduction pursuant to excluded COD income described above. Specifically, under Section 382 of the Tax Code, if a corporation or a consolidated group of corporations with NOLs or NOL carryforwards, interest deductions suspended under Section 163(j) of the Tax Code (collectively with NOLs and certain other tax attributes, the “Pre-Change Tax Attributes”) or built- in losses (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its Pre-Change Tax Attributes and recognized built-in losses (“RBILs”) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”) . The testing period generally is the shorter of (i) the three- year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its Pre-Change Tax Attributes and RBILs is generally equal to the product of the applicable long- term tax- exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized (or treated as recognized pursuant to the safe harbors provided in IRS Notice 2003-65) during the five-year period beginning on the date of the Ownership Change (the “Recognition Period”) . Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of Pre-Change Tax Attributes that could be used by the loss corporation during the Recognition Period.

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets (or, if greater, the amount of a loss corporation’s relevant liabilities) and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules which may apply to members of the consolidated group that were acquired from a different consolidated group (the “Subgroup Rules”).

If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in gains (“RBIGs”) will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the Ownership Change. However, the annual limitation will not be increased to the extent that the aggregate amount of all RBIGs that are recognized during the Recognition Period exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any RBILs will be subject to the annual limitation in the same manner as Pre -Change Tax Attributes. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change. However, once the aggregate amount of all RBILs that are recognized during the Recognition Period exceeds the NUBIL, such excess RBILs are not subject to the annual limitation. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed. At this time the Debtors are not certain whether the U.S. Tax Group will have a NUBIG or NUBIL on the Effective Date, as this will depend on the nature of certain pre- Effective Date transactions that may occur involving members of the U.S. Tax Group, the application of the complex Subgroup Rules and the fair value of the assets of the U.S. Tax Group on the Effective Date.

The Debtors expect the consummation of the Plan will result in an Ownership Change of MEH, Inc. Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of the following two special rules should apply in determining the ability of the Reorganized Debtors to utilize in post-Effective Date tax periods Pre-Change Tax Attributes and RBILs attributable to tax periods preceding the Effective Date provided there is no Ownership Change of the U.S. Tax Group prior to the Effective Date.

Under Section 382(l)(5) of the Tax Code, an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s Pre-Change Tax Attributes and RBILs arising during the Recognition Period if the stockholders and qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being stockholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three full taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the date of the Ownership Change attributable to the bankruptcy reorganization (the “Plan Ownership Change”). However, if any Pre-Change Tax Attributes and built-in losses of the debtor already are subject to an annual usage limitation under Section 382 of the Tax Code at the time of an Ownership Change subject to Section 382(l)(5) of the Tax Code, those Pre- Change Tax Attributes and built-in losses generally will continue to be subject to such limitation.

A qualified creditor is any creditor who has held the debt of the debtor continuously beginning at least eighteen months prior to the petition date through the Effective Date or who has held “ordinary course indebtedness” that has been owned at all times by such creditor. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.

A debtor may elect not to apply Section 382(l)(5) of the Tax Code to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s U.S. federal income tax return for the taxable year in which the Ownership Change occurs. If Section 382(l)(5) of the Tax Code applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within the two-year period following the date of the Plan Ownership Change will result in the debtor being unable to use any pre- change losses in any taxable year ending after such subsequent Ownership Change to offset future taxable income.

If an Ownership Change pursuant to a plan of reorganization in chapter 11 does not satisfy the requirements of Section 382(l)(5) of the Tax Code, or if a debtor elects not to apply Section 382(l)(5) of the Tax Code, the debtor’s use of its Pre-Change Tax Attributes and RBILs arising during the Recognition Period will be subject to an annual limitation as determined under Section 382(l)(6) of the Tax Code. In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (1.64% for ownership changes occurring in May 2021) and the value of the debtor’s outstanding stock (in this case, the stock of MEH, Inc.) immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. However, if any Pre- Change Tax Attributes and built-in losses of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to Section 382(l)(6) of the Tax Code, those Pre-Change Tax Attributes and built-in losses will generally be subject to the lower of the two annual limitations.

The Debtors are unable to determine whether the Ownership Change expected to result from the consummation of the Plan satisfies the requirements of Section 382(l)(5) of the Tax Code, as such determination will depend on, among other things, the extent to which Holders of the Prepetition Debt immediately prior to consummation of the Plan may be treated as qualified creditors for purposes of Section 382(l)(5) of the Tax Code. If the Reorganized Debtors determine that the Ownership Change resulting from the consummation of the Plan may satisfy the requirements of Section 382(l)(5) of the Tax Code, the Reorganized Board, in consultation with the Supporting Unsecured Noteholders (and subject to any other consent and/or consultation rights in the Restructuring Support Agreement), will determine whether or not the U.S. Tax Group will elect out of Section 382(l)(5) of the Tax Code. In the event that the U.S. Tax Group elects out of or fails to qualify for Section 382(l)(5) of the Tax Code, the U.S. Tax Group’s Pre-Change Tax Attributes remaining after reduction for excluded COD income will, pursuant to Section 382(l)(6) of the Tax Code, be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month in which the Plan Ownership Change occurs and the value of the stock of MEH, Inc. (or its successor) immediately after consummation of the Plan. This base limitation is expected to limit the U.S. Tax Group’s ability to use a material portion of its remaining Pre-Change Tax Attributes in each taxable period following the Effective Date. Subject to the application of the Subgroup Rules, the base limitation would then be increased by RBIGs recognized during the Recognition Period in the event that the U.S. Tax Group has a NUBIG. Pre-Change Tax Attributes not utilized in a given year due to the annual limitation generally may be carried forward for use in future years. To the extent the U.S. Tax Group’s annual limitation following the Effective Date exceeds its taxable income (for purposes of Section 382) in a given year, the excess will increase the annual limitation in future taxable years.

3.	Alternative Structures

The Debtors and the Supporting Unsecured Noteholders, in consultation with the Supporting Parties, are evaluating the Alternative Structures, whereby the assets of some of the Debtors (including stock in their subsidiaries) would be transferred or deemed transferred to Reorganized Mallinckrodt and/or certain of its subsidiaries in transactions that could be treated as taxable and/or non-taxable asset transfers for U.S. federal income tax purposes. Those Debtors which are members of the U.S. Tax Group which engage in taxable transfers (or are deemed to do so) pursuant to an Alternative Structure could recognize gain equal to the excess, if any, of the fair market value (as of the relevant closing date) of their assets over the tax basis in such assets (as of the relevant closing date). Some or all of such gain may be offset with the Pre-Change Tax Attributes and losses recognized in the taxable asset transfers. In certain of the Alternative Structures, the Reorganized Debtors, Reorganized Mallinckrodt or their Affiliates may not succeed to some or all of the remaining Pre-Change Tax Attributes, but the assets of some or all of the Reorganized Debtors would have basis equal to fair market value, which could result in greater depreciation and amortization deductions as compared to the Recapitalization Structure.

4.	The Trusts

The tax treatment of transfers of property by Debtors to the Opioid MDT II and any other trust formed in connection with the Restructuring Transactions (the “Trusts”) will vary depending on the characterization of each of the Trusts, e.g., as a “grantor trust” as defined by Section 671 et seq. of the Tax Code, or as a “qualified settlement fund” (“QSF”) as defined by Treasury Regulation Section 1.468B- 1 et seq. The Restructuring Support Agreement requires that the Opioid MDT II be treated as a QSF for U.S. federal income tax purposes, and the Debtors currently expect that the other Trusts formed in connection with the Restructuring Transactions will be treated as QSFs. Assuming that each of the Trusts is treated as a QSF, the U.S. Tax Group should be entitled to a deduction for the payments it makes or is deemed to make to the Trusts in the taxable year in which such payment was made to the same extent it would have been entitled to a deduction if such amounts had been paid directly to the Holder of an Opioid Claim. Accordingly, the determination of whether the payments to the Trusts are deductible will depend upon a number of factors, including (i) the extent to which such payments are made or deemed to be made by the U.S. Tax Group, (ii) the identity of the Holders of Opioid Claims and allocation of payments among such Holders, (iii) the permitted uses of such payments by the Holders of Opioid Claims pursuant to the Opioid MDT II Documents and (iv) if the U.S. Tax Group has a NUBIL, the extent to which the payments to the Trusts are treated as subject to any limitation on RBILs. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Opioid MDT II shall treat the Other Opioid Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, to the extent applicable, the Opioid MDT II and Holders of Other Opioid Claims) shall be required to report for tax purposes consistently with the foregoing.

If the Trusts are QSFs, they will be treated as separate taxable entities. Their modified gross income will consist generally of investment earnings and gains on assets recognized by the Trusts (less administrative fees and related costs). Each Trust’s modified gross income will generally be subject to U.S. federal income tax at the maximum rate applicable to trusts, which is currently thirty-seven percent (37%); provided that the income of certain of the Trusts may be exempt from U.S. federal income tax, including pursuant to Section 115 of the Tax Code, and certain of the Trusts may seek guidance from the IRS to that effect. For purposes of determining the Trusts’ modified gross income, payments to the Trusts from the Debtors and payments from the Trusts to Claimants in settlement of their Claims will not be taken into account. The Trusts’ basis of the assets received will generally be the fair market value of such assets at the time of transfer.

C.	U.S. Federal Income Tax Consequences to Holders of Certain Claims

1.	Definition of U.S. Holder and Non-U.S. Holder

A “U.S. Holder” is a beneficial owner of the Prepetition Debt, New Takeback Term Loans, Cram-Down First Lien Notes, Cram-Down Second Lien Notes, Takeback Second Lien Notes or New Mallinckrodt Ordinary Shares, that for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source;

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Tax Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes;

•	the government of the United States, any state, political subdivision or territory thereof or the District of Columbia; or

•

any American Indian or Alaska Native Tribe, band, nation, pueblo, village or community, that the U.S. Secretary of the Interior acknowledges as an Indian Tribe, as provided in the Federally Recognized Tribe List Act of 1994, 25 U.S.C. section 5130, and as periodically listed by the U.S. Secretary of the Interior in the Federal Register pursuant to 25 U.S.C. section 5131; and any “Tribal Organization” as provided in the Indian Self-Determination and Education Assistance Act of 1975, as amended, 25 U.S.C. section 5304(l) (“Tribes”).

A “Non-U.S. Holder” means a beneficial owner of the Prepetition Debt, New Takeback Term Loans, Cram-Down First Lien Notes, Cram-Down Second Lien Notes, Takeback Second Lien Notes or New Mallinckrodt Ordinary Shares that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity classified as a corporation for U.S. federal income tax purposes), estate or trust.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Prepetition Debt, New Takeback Term Loans, Cram-Down First Lien Notes, Cram-Down Second Lien Notes, Takeback Second Lien Notes or New Mallinckrodt Ordinary Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners of the Prepetition Debt, New Takeback Term Loans, Cram-Down First Lien Notes, Cram-Down Second Lien Notes, Takeback Second Lien Notes or New Mallinckrodt Ordinary Shares who are partners in a partnership holding any of such instruments should consult their tax advisors.

2.	U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))

a.	Term Loan Exchange

Debtors’ Option. At the Debtors’ option, the First Lien Term Loans will be (i) exchanged for (A) the New Takeback Term Loans, (B) repayment in full in Cash of the First Lien Term Loans Accrued and Unpaid Interest, and (C) the Term Loan Exit Payment (the “Term Loan Exchange”) or (ii) paid in full in Cash.

Significant Modification. An actual exchange of debt instruments will be treated as an exchange, rather than as a continuation of the old debt instrument, for U.S. federal income tax purposes if the differences between the old and new debt instrument constitute a “significant modification” of the old debt instrument under applicable Treasury Regulations. A “significant modification” occurs if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.”

Prior modifications to the First Lien Term Loans, including in connection with the Chapter 11 Cases, may have resulted in one or more significant modifications. Further, on the basis of these Treasury Regulations, the Term Loan Exchange should result in a “significant modification” of the First Lien Term Loans and thus an exchange for U.S. federal income tax purposes of the First Lien Term Loans for the New Takeback Term Loans.

Treatment as Security. The U.S. federal income tax consequences of the Term Loan Exchange will also depend on whether the First Lien Term Loans and New Takeback Term Loans constitute “securities” for purposes of the provisions of the Tax Code relating to tax- free transactions. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is senior to or subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security.

Although the matter is not free from doubt, the Debtors intend to take the position that each of the 2024 First Lien Term Loans and 2025 First Lien Term Loans constitute securities for U.S. federal income tax purposes because each had an original term which exceeded ten years. While the First Lien Term Loans may have been significantly modified one or more times prior to the Effective Date, the Debtors currently intend to take the position that such significant modifications should not alter the conclusion that the First Lien Term Loans constitute securities, consistent with IRS Revenue Ruling 2004-78, though there can be no assurances that the IRS won’t take a contrary position. Although the matter is not free from doubt, the Debtors intend to take the position that the New Takeback Term Loans constitute securities for U.S. federal income tax purposes because they have a term of greater than five years. If the First Lien Term Loans and New Takeback Term Loans are each securities, the Term Loan Exchange will be a nontaxable exchange for U.S. federal income tax purposes, except as discussed below under “—Issuer for Tax Purposes “ and “—Nontaxable Exchange—Recognition of Gain or Loss”. However, if the First Lien Term Loans and/or the New Takeback Term Loans are not securities, the Term Loan Exchange will be a taxable exchange for U.S. federal income tax purposes.

Issuer for Tax Purposes. As noted above, all of the First Lien Term Loans are now characterized for U.S. federal income tax purposes as obligations of MEH, Inc. If no action is taken prior to the Effective Date, the Debtors also intend to treat all of the New Takeback Term Loans as obligations of MEH, Inc. However, the Debtors or Reorganized Debtors continue to evaluate which entity or entities should be characterized as the issuer of the New Takeback Term Loans for U.S. federal income tax purposes and may take certain actions the effect of which would be to designate all or a portion of the New Takeback Term Loans as obligations of LuxCo, LuxDRE or a direct or indirect subsidiary of LuxCo domiciled outside the United States (each, a “Non-U.S. Subsidiary”). Except as noted below, this discussion assumes that the New Takeback Term Loans will not be issued by a Non-U.S. Subsidiary.

If all or a portion of the New Takeback Term Loans are treated as obligations of a Non-U.S. Subsidiary, (i) the Term Loan Exchange with respect to such New Takeback Term Loans would be a taxable exchange for U.S. federal income tax purposes, and (ii) a U.S. Holder of such New Takeback Term Loans would be subject to special U.S. tax considerations, discussed below under “—New Takeback Term Loans”.

A U.S. Holder should contact its tax advisor if all or a portion of the New Takeback Term Loans are treated as obligations of a Non-U.S. Subsidiary.

(1)	Nontaxable Exchange

Recognition of Gain or Loss. If the Term Loan Exchange generally qualifies as a nontaxable exchange, a U.S. Holder should not recognize income, gain or loss except that (i) a U.S. Holder should recognize interest income to the extent that the Cash received in the Term Loan Exchange is allocable to accrued interest (discussed below under “—Accrued but Untaxed Interest”) and (ii) a U.S. Holder should recognize gain (but not loss) to the extent of the lesser of the remaining Cash received in the Term Loan Exchange and the amount of gain, if any, realized in the Term Loan Exchange. The character of such gain or loss as capital or ordinary will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the First Lien Term Loans constitutes a capital asset in the U.S. Holder’s hands, whether the First Lien Term Loans have market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the First Lien Term Loans. Gain realized must be calculated separately for each identifiable block of First Lien Term Loans surrendered in the Term Loan Exchange, and the deductibility of capital losses is subject to limitations. Any capital gain recognized in the Term Loan Exchange will generally be long-term capital gain if the U.S. Holder has held the First Lien Term Loans for more than one year as of the date of disposition. A U.S. Holder’s tax basis in the New Takeback Term Loans should generally be equal to the U.S. Holder’s tax basis in the First Lien Term Loans surrendered in the non- taxable exchange, increased by any gain recognized on the exchange and decreased by Cash received in exchange for the First Lien Term Loans. A U.S. Holder’s holding period for the New Takeback Term Loans will include the holding period of the First Lien Term Loans surrendered in exchange.

Term Loan Exit Payment. The tax treatment of the receipt of the Term Loan Exit Payment by a U.S. Holder is subject to uncertainty because there are no cases or published rulings that directly address the treatment of such payments. Subject to the discussion below regarding accrued but untaxed interest, any amount received by a holder on retirement of a debt instrument generally is treated for U.S. federal income tax purposes as being received in exchange for the debt instrument. We therefore intend to treat the Term Loan Exit Payment as additional consideration received by a U.S. Holder in exchange for its First Lien Term Loans. There can be no assurance, however, that the IRS will agree with such treatment. If so treated, the Term Loan Exit Payment would be taken into account in determining the amount of gain or loss, if any, on the Term Loan Exchange, in the manner described in the discussion above. It is also possible that the Term Loan Exit Payment may be treated as a separate fee rather than as additional consideration for a First Lien Term Loan, in which case the Term Loan Exit Payment could be subject to tax as ordinary income. U.S. Holders are encouraged to consult their tax advisors as to the proper treatment of the Term Loan Exit Payment.

Accrued but Untaxed Interest. To the extent a Holder of a First Lien Term Loan Claim receives consideration that is attributable to unpaid accrued interest on the First Lien Term Loan Claim, the Holder may be required to treat such consideration as a payment of interest. In this regard, the Plan provides that (i) Cash paid in respect of the First Lien Term Loans Accrued and Unpaid Interest shall be allocated first to the unpaid interest that has accrued on the First Lien Term Loans Claims, with any excess allocated to the principal amount of such Claims (in each case as determined for U.S. federal income tax purposes) and (ii) all distributions in full or partial satisfaction of Allowed Claims (other than First Lien Term Loans Claims) shall be allocated first to the principal amount of Allowed Claims (other than First Lien Term Loans Claims), with any excess allocated to unpaid interest that accrued on such Claims (in each case as determined for U.S. federal income tax purposes). Notwithstanding the Plan provision, there is general uncertainty regarding the extent to which the receipt of cash or other property should be treated as attributable to unpaid accrued interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest (including but not limited to the Cash paid in respect of the First Lien Term Loans Accrued and Unpaid Interest), a Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the Holder. A Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. Although not entirely clear, such a loss may be treated as an ordinary loss rather than a capital loss.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

Market Discount. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s initial tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with original issue discount (“OID”), its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the disposition of a First Lien Term Loan Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). Any accrued but unrecognized market discount on the First Lien Term Loan Claims after the application of the prior sentence will not have to be recognized as income at the time of the Term Loan Exchange. However, such accrued market discount will generally carry over to the New Takeback Term Loans received by the U.S. Holder in the Term Loan Exchange and any gain recognized on a subsequent taxable disposition of the New Takeback Term Loans may have to be treated as ordinary income to the extent of such accrued but unrecognized market discount. In addition, if a U.S. Holder acquired the First Lien Term Loan at market discount, the New Takeback Term Loan may be treated as acquired at a market discount as discussed below.

(2)	Taxable Exchange

Recognition of Gain or Loss. If the Term Loan Exchange constitutes a taxable exchange, the U.S. Holder should recognize gain or loss equal to the difference between (i) the sum of the fair market value of New Takeback Term Loans and any Cash, in each case, received in the taxable exchange (other than the amount of New Takeback Term Loans or Cash, in each case, allocable to accrued interest, discussed above under “—Non-Taxable Exchange—Accrued but Untaxed Interest”) and (ii) the U.S. Holder’s adjusted tax basis in the First Lien Term Loans Claims surrendered in the taxable exchange for such New Takeback Term Loans. The character of such gain or loss as capital or ordinary will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the First Lien Term Loan Claims constitute capital assets in the U.S. Holder’s hands, whether the First Lien Term Loan Claims have been held for more than one year, whether the First Lien Term Loan Claims have market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the First Lien Term Loan Claims. Gain or loss realized must be calculated separately for each identifiable block of First Lien Term Loan Claims surrendered in the Term Loan Exchange, and the deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in New Takeback Term Loans (other than New Takeback Term Loans, if any, allocable to accrued interest) should equal the fair market value of New Takeback Term Loans on the Effective Date. A U.S. Holder’s holding period for the New Takeback Term Loans should begin on the day following the Effective Date.

Market Discount. Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder in the Term Loan Exchange may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on such U.S. Holder’s First Lien Term Loans Claims (unless the U.S. Holder elected to include “market discount” in income as it accrued). In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s initial tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

b.	New Takeback Term Loans

Issue Price. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered “traded on an established market” (“publicly traded”). If the New Takeback Term Loans are treated as “publicly traded” for U.S. federal income tax purposes, the “issue price” of the New Takeback Term Loans will be the fair market value of the New Takeback Term Loans as of their issue date. If the 2024 First Lien Term Loans and/or 2025 First Lien Term Loans are, but the New Takeback Term Loans are not, treated as publicly traded for U.S. federal income tax purposes, then the issue price of the New Takeback Term Loans received in exchange for the relevant First Lien Term Loans will be the fair market value of the First Lien Term Loans exchanged for the New Takeback Term Loans, as determined on the issue date of the New Takeback Term Loans. If neither the First Lien Term Loans nor the New Takeback Term Loans are treated as publicly traded, then the issue price of the New Takeback Term Loans issued in exchange for the First Lien Term Loans will be the principal amount of such New Takeback Term Loans.

The New Takeback Term Loans will be considered to be publicly traded if, at any time during the 31-day period ending 15 days after their issue date, the New Takeback Term Loans are traded on an “established market.” The New Takeback Term Loans will be considered to trade on an established market if (i) there is a price for an executed purchase or sale of the New Takeback Term Loans that is “reasonably available” within a reasonable period of time after the sale; (ii) there is at least one price quote for the New Takeback Term Loans from at least one reasonably identifiable broker, dealer or pricing service, which price quote is substantially the same as the price for which the person receiving the quoted price could purchase or sell the New Takeback Term Loans (a “firm quote”), or (iii) there is at least one price quote for the New Takeback Term Loans other than a firm quote, available from at least one such broker, dealer, or pricing service.

Treasury Regulations require the Reorganized Debtors to make a determination as to whether the First Lien Term Loans or New Takeback Term Loans are publicly traded, and if the Reorganized Debtors determine that the First Lien Term Loans or New Takeback Term Loans are publicly traded, to determine the fair market value of the New Takeback Term Loans on their issue date which will establish their “issue price.” The Treasury Regulations require the Reorganized Debtors to make such determinations available to U.S. Holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the New Takeback Term Loans. The Treasury Regulations provide that each of these determinations is binding on a Holder unless the Holder satisfies certain conditions. Certain rules apply as to whether a sales price or quote may establish the fair market value of the New Takeback Term Loans and under what conditions the Reorganized Debtors may otherwise establish the fair market value of the New Takeback Term Loans.

Because the relevant trading period for determining whether the First Lien Term Loans and New Takeback Term Loans are publicly traded and the issue price of the New Takeback Term Loans has not yet occurred, the Debtors are unable to determine the issue price of the New Takeback Term Loans at this time. It appears likely that New Takeback Term Loans will be publicly traded during the relevant period, in which case the issue price of the New Takeback Term Loans will be their fair market value as of their issue date.

Payments of Qualified Stated Interest. Payments of qualified stated interest on a New Takeback Term Loan generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Such interest income will be treated as U.S. source to the extent the New Takeback Term Loans are treated as obligations of the U.S. Tax Group, and will generally be treated as foreign source if treated as an obligation of a Non-U.S. Subsidiary. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate.

Contingent Payment Debt Instruments. Under certain circumstances, the Reorganized Debtors may become obligated to make prepayments of principal on the New Takeback Term Loans prior to their stated maturity date. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to contingent payment debt instruments. Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the New Takeback Term Loans to be different from the consequences discussed herein. Although the issue is not free from doubt, the Debtors currently intend to take the position that the possibility of the payment of such partial prepayments will not result in the New Takeback Term Loans being treated as a contingent payment debt instrument under the applicable Treasury Regulations, but such determination will ultimately have to be based on the relevant facts and circumstances on the Effective Date. The Debtors’ position is binding on a holder subject to U.S. federal income taxation unless such holder discloses on its tax return that such holder is taking a contrary position. This position is not binding on the IRS, which may take a contrary position and treat the New Takeback Term Loans as a contingent payment debt instrument. The remainder of this discussion assumes that the New Takeback Term Loans are not treated as contingent payment debt instruments. Holders should consult with their tax advisors about the potential tax consequences if the New Takeback Term Loans is determined to be a contingent payment debt instrument.

Original Issue Discount. The New Takeback Term Loans will be treated as issued with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds their “issue price” (see “—Issue Price” above) by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of the New Takeback Term Loans is the total of all payments to be made under the New Takeback Term Loans other than qualified stated interest.

If the New Takeback Term Loans were treated as having been issued with more than de minimis OID, U.S. Holders would be required to include the OID in ordinary income on an annual basis under a constant yield accrual method regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Any such OID will generally be treated as U.S. source to the extent the New Takeback Term Loans are treated as obligations of the U.S. Tax Group, and will generally be treated as foreign source if treated as an obligation of a Non-U.S. Subsidiary. A U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each day on which it held a Loan during the taxable year. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. An accrual period may be of any length and the length of the accrual periods may vary over the life of the New Takeback Term Loan, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on the New Takeback Term Loan must occur on either the first day or last day of an accrual period. The amount of OID allocable to an accrual period will equal (A) the product of (i) the New Takeback Term Loan’s adjusted issue price at the beginning of the accrual period and (ii) the New Takeback Term Loan’s yield to maturity (adjusted to reflect the length of the accrual period), less (B) any qualified stated interest allocable to the accrual period.

A New Takeback Term Loan’s adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such New Takeback Term Loan accrued for each prior accrual period and decreased by the amount of payments on such New Takeback Term Loan other than payments of qualified stated interest. A New Takeback Term Loan’s yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the New Takeback Term Loan, produces an amount equal to the New Takeback Term Loan’s original issue price.

Amortizable Bond Premium and Acquisition Premium. To the extent a U.S. Holder’s initial tax basis in a New Takeback Term Loan is greater than its stated redemption price at maturity, the U.S. Holder generally will be considered to have acquired the New Takeback Term Loan with amortizable bond premium (and would not be required to accrue any OID on the New Takeback Term Loan). Generally, a holder that acquires a debt obligation at a premium may elect to amortize bond premium from the acquisition date to the debt’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to payments of qualified stated interest on the related debt obligation.

If a U.S. Holder’s initial adjusted tax basis in New Takeback Term Loan is less than its stated redemption price at maturity but greater than its issue price, the U.S. Holder generally will be considered to have acquisition premium with respect to the New Takeback Term Loans. In such case, the U.S. Holder may reduce the accrual of OID on the New Takeback Term Loans by a fraction the numerator of which is the excess of the U.S. Holder’s initial adjusted basis over the issue price and the denominator of which is the stated redemption price over such issue price.

Market Discount. If the Term Loan Exchange qualifies as a non-taxable transaction and in the Exchange the US Holder exchanges a First Lien Term Loan with accrued market discount, then (i) the accrued market discount, except to the extent recognized as ordinary income, will carry over to the New Takeback Term Loan received by the US Holder in the Exchange and (ii) such New Takeback Term Loan should also have market discount to the extent its issue price exceeds the US Holder’s initial tax basis (increased solely for these purposes by the accrued market discount described in (i)) by more than the statutorily defined de minimis amount. In such case, a U.S. Holder may elect to accrue such market discount over the term of the New Takeback Term Loan. In addition, such U.S. Holder may be required to defer, until the maturity of the New Takeback Term Loan or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the New Takeback Term Loan, in the absence of an election to accrue market discount currently. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Takeback Term Loan unless a U.S. Holder elects to accrue on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method.

Sale, Retirement or Other Taxable Disposition. A U.S. Holder of a New Takeback Term Loan will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Takeback Term Loan equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the New Takeback Term Loan. Any gain or loss on the sale, redemption, retirement or other taxable disposition of the New Takeback Term Loans generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Takeback Term Loan for more than one year as of the date of disposition. However, any accrued market discount carried over from the First Lien Term Loan (as discussed above under “—Term Loan Exchange—Non-Taxable Exchange—Market Discount”) or accrued on the New Takeback Term Loan (as discussed above under “—Market Discount “) will be treated as ordinary income to the extent of any gain, unless previously recognized as ordinary income. The determination of a U.S. Holder’s basis and holding period is discussed above in “—Term Loan Exchange—Non-Taxable Exchange—Recognition of Gain or Loss” and “—Term Loan Exchange— Taxable Exchange—Recognition of Gain or Loss”. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

c.	Information Reporting and Backup Withholding.

A U.S. Holder generally will be subject to information reporting and backup withholding when the U.S. Holder receives Cash or other consideration in connection with the Term Loan Exchange, payments on a New Takeback Term Loan or proceeds from the sale or other taxable disposition (including a redemption or retirement) of a New Takeback Term Loan, and may be subject to information reporting (but not backup withholding) with respect to accruals of OID, if any. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding with respect to such payments and proceeds if the U.S. Holder is not otherwise exempt and:

•	the U.S. Holder fails to furnish the U.S. Holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the U.S. Holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends; or

•

the U.S. Holder fails to certify under penalties of perjury that the U.S. Holder has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that the U.S. Holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

In the event that all or portion of the New Takeback Term Loans are not treated as obligations of the U.S. Tax Group, certain U.S. Holders who are individuals and who hold an interest in “specified foreign financial assets” (as defined in Section 6038D of the Code) will be required to report information relating to an interest in all or such portion of the New Takeback Term Loans, subject to certain exceptions (including an exception for New Takeback Term Loans held in accounts maintained by certain financial institutions). Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. Holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the New Takeback Term Loans.

3.	U.S. Holders of First Lien Notes Claims and Second Lien Notes Claims (Classes 3 and 4)

a.	Secured Notes Exchanges

Cram-Down Treatment. The treatment of the First Lien Notes Claims and Second Lien Notes Claims depend upon whether the First Lien Notes Makewhole Claims and the Second Lien Notes Makewhole Claims, respectively, are Allowed. If the First Lien Notes Makewhole Claims and/or the Second Lien Notes Makewhole Claims are not Allowed, the First Lien Notes Claims and/or Second Lien Notes Claims, respectively, would be Reinstated, and would be Unimpaired. If the First Lien Notes Makewhole

Claims are Allowed, the First Lien Notes Claims would be exchanged for the Cram-Down First Lien Notes, and if the Second Lien Notes Makewhole Claims are Allowed, the Second Lien Notes Claims would be exchanged for the Cram-Down Second Lien Notes (such exchanges, if applicable, the “Secured Notes Exchanges”), and the First Lien Notes Claims and/or Second Lien Notes Claims would be Impaired. Accordingly, the discussion below is limited to the Secured Notes Exchanges.

Treatment as Security. The treatment of the Secured Notes Exchanges will depend, in part, on whether the First Lien Notes Claims, Second Lien Notes Claims, Cram-Down First Lien Notes and/or Cram-Down Second Lien Notes constitute “securities” for purposes of the provisions of the Tax Code relating to tax-free transactions, which will be determined in the manner described above under “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))—Term Loan Exchange—Treatment as Security”. Although the matter is not free from doubt, the Debtors intend to take the position that each of the First Lien Notes and Second Lien Notes constitute securities for U.S. federal income tax purposes because each had an original term in excess of five years. Although the matter is not free from doubt, the Debtors anticipate taking the position that the Cram-Down First Lien Notes and Cram-Down Second Lien Notes constitute securities for U.S. federal income tax purposes because it is expected that their term will exceed five years. Accordingly, the Debtors currently intend to take the position that the Secured Notes Exchanges will be nontaxable exchanges for U.S. federal income tax purposes, except as discussed below.

Other Consequences of the Exchange. Assuming that the Secured Notes Exchanges constitute nontaxable exchanges for U.S. federal income tax purposes, except as described below, the consequences of such exchange to U.S. Holders of First Lien Notes Claims and/or Second Lien Notes Claims should be subject to the rules and considerations discussed in “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))—Term Loan Exchange—Non-Taxable Exchange”.

In addition, if any ordinary income is recognized in connection with the Secured Notes Exchange, such income will generally constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, interest income or ordinary income arising in connection with market discount, in each case, recognized in the Secured Notes Exchange, will generally constitute “passive category income.” The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances.

b.	Cram-Down First Lien Notes and Cram-Down Second Lien Notes

Except as set forth below, the rules and considerations applicable in determining the issue price of the Cram-Down First Lien Notes and Cram-Down Second Lien Notes and the tax consequences of the receipt of qualified stated interest, OID, market discount, amortizable bond premium and gain or loss on the disposition of the Cram-Down First Lien Notes and Cram-Down Second Lien Notes, in each case, are discussed above in “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))—New Takeback Term Loans.”

Qualified stated interest paid and OID and market discount, if any, accrued with respect to the Cram-Down First Lien Notes and Cram-Down Second Lien Notes will generally constitute foreign source “passive category income” for foreign tax credit limitation purposes.

Certain U.S. Holders who are individuals and who hold an interest in “specified foreign financial assets” (as defined in Section 6038D of the Code) will be required to report information relating to an interest in the Cram-Down First Lien Notes and Cram-Down Second Lien Notes, subject to certain exceptions (including an exception for Cram-Down First Lien Notes and Cram-Down Second Lien Notes held in accounts maintained by certain financial institutions). Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. Holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the Cram-Down First Lien Notes and Cram-Down Second Lien Notes.

4.	U.S. Holders of Guaranteed Unsecured Notes Claims (Class 5)

a.	Exchange of Guaranteed Unsecured Notes Claims for Takeback Second Lien Notes

While not free from doubt, the Debtors intend to take the position that the exchange of certain Guaranteed Unsecured Notes Claims for Takeback Second Lien Notes (the “Unsecured Notes Exchange”) will be treated as an exchange separate from the exchange of Guaranteed Unsecured Notes Claims for New Mallinckrodt Ordinary Shares (the “Notes/Shares Exchange”). Although the matter is not free from doubt, the Debtors intend to determine the portion of the Guaranteed Unsecured Notes Claims that is exchanged in each of the Unsecured Notes Exchange and the Notes/Shares Exchange based on the relative fair values of the Takeback Second Lien Notes and the New Mallinckrodt Ordinary Shares. The Debtors intend to promptly determine this allocation after the Effective Date and will make this information available to the holders of the Takeback Second Lien Notes and the New Mallinckrodt Ordinary Shares.

Treatment as Security. The treatment of the Unsecured Notes Exchange will depend, in part, on whether the Guaranteed Unsecured Notes Claims and/or the Takeback Second Lien Notes constitute “securities” for purposes of the provisions of the Tax Code relating to tax-free transactions, which will be determined in the manner described above under “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))—Term Loan Exchange—Non-Taxable Exchange—Treatment as Security”. Although the matter is not free from doubt, the Debtors intend to take the position that each of the 5.75% Senior Notes due 2022, the 5.500% Senior Notes due 2025 and the 5.625% Senior Notes due 2023 constitute securities for U.S. federal income tax purposes because each had an original term in excess of five years. Although the matter is not free from doubt, the Debtors also intend to take the position that the Takeback Second Lien Notes constitute securities for U.S. federal income tax purposes because their term will exceed five years. Accordingly, the Debtors currently intend to take the position that the Unsecured Notes Exchange will be a nontaxable exchange for U.S. federal income tax purposes, except as discussed below.

Other Consequences of the Exchange. Assuming that the Unsecured Notes Exchange constitutes a nontaxable exchange for U.S. federal income tax purposes, except as described below, the consequences of such exchange to U.S. Holders of Guaranteed Unsecured Notes Claims should be subject to the rules and considerations discussed in “—U.S. Holders of First Lien Notes Claims and Second Lien Notes Claims (Classes 3 and 4)—Secured Notes Exchanges—Other Consequences of the Exchange”.

b.	Exchange of Guaranteed Unsecured Notes Claims for New Mallinckrodt Ordinary Shares

Recognition of Gain or Loss. The Notes/Shares Exchange, as contemplated, appears to meet the requirements of Section 351 of the Tax Code and be subject to Section 367 of the Tax Code in light of Reorganized Mallinckrodt being a non-U.S. corporation. As such, a U.S. Holder of a Guaranteed Unsecured Notes Claim should be treated as receiving New Mallinckrodt Ordinary Shares in a transaction governed by Section 351 of the Tax Code. Section 351 of the Tax Code, when applicable, generally prevents recognition of both gains (subject to the rules regarding accrued but untaxed interest and market discount, discussed below under “—Accrued but Untaxed Interest” and “—Market Discount”) and losses. However, because Reorganized Mallinckrodt is not a United States corporation, Section 367 of the Tax Code will override the gain (but not the loss) deferral provisions of Section 351 of the Tax Code with respect to the Notes/Shares Exchange (i) for all U.S. Holders, if the Guaranteed Unsecured Notes Claims are not “securities” (discussed above in “—Exchange of Guaranteed Unsecured Notes for Takeback Second Lien Notes—Treatment as Security”) or (ii) solely with respect to U.S. Holders who will own (directly, indirectly or constructively) more than five percent of the New Mallinckrodt Ordinary Shares at the time of the Notes/Shares Exchange, subject to the discussion below regarding “gain recognition agreements.” Such gain recognized by a U.S. Holder should equal the excess (if any) of (i) the fair market value of the New Mallinckrodt Ordinary Shares received on account of such Guaranteed Unsecured Notes Claim over (ii) such U.S. Holder’s adjusted tax basis in the Guaranteed Unsecured Notes Claim contributed (or deemed contributed) in exchange for such New Mallinckrodt Ordinary Shares. In general, with respect to a Guaranteed Unsecured Notes Claim for which gain is recognized, the character of such gain and such U.S. Holder’s basis and holding period in the New Mallinckrodt Ordinary Shares received with respect to such Claim should be determined pursuant to the same rules described above in “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))— Term Loan Exchange—Non-Taxable Exchange—Recognition of Gain or Loss”. In the event that (i) the U.S. Holder’s adjusted tax basis in the Guaranteed Unsecured Notes Claim contributed (or deemed contributed) in exchange for such New Mallinckrodt Ordinary Shares exceeds (ii) the fair market value of the New Mallinckrodt Ordinary Shares received on account of such Guaranteed Unsecured Notes Claim, no loss will be recognized, and, subject to the rules regarding accrued but untaxed interest, the U.S. Holder’s basis in the New Mallinckrodt Ordinary Shares received with respect to such Guaranteed Unsecured Notes Claim should equal the U.S. Holder’s basis in such Guaranteed Unsecured Notes Claim surrendered therefor, and such U.S. Holder’s holding period in the New Mallinckrodt Ordinary Shares received should include the holding period for the exchanged Guaranteed Unsecured Notes Claim. In general, a U.S. Holder will not be able to use unrecognized losses attributable to the Notes/Shares Exchange to offset recognized gains attributable to the Notes/Shares Exchange.

A U.S. Holder who will own (directly, indirectly or constructively) more than five percent of the New Mallinckrodt Ordinary Shares may be able to avoid current recognition of gain under Section 367 of the Tax Code if it enters into a “gain recognition agreement” that meets the requirements set forth in the Treasury Regulations promulgated under Section 367 of the Tax Code and certain other conditions are met. Pursuant to the “gain recognition agreement,” the U.S. Holder would agree to recognize the gain realized but not recognized in the Notes/Shares Exchange if a specified gain recognition event (a triggering event) occurs within a five-year period after the transfer and no exception to gain recognition applies with respect to such triggering event. Because Reorganized Mallinckrodt will, or should be deemed to, contribute all the Guaranteed Unsecured Notes it receives in the Notes/Share Exchange to LuxCo in extinguishment of the Notes, a U.S. Holder should enter into an additional “gain recognition agreement” with respect to the LuxCo shares issued, or deemed issued, in exchange for the Guaranteed Unsecured Notes and similar rules as discussed above should apply with respect to the such shares. A U.S. Holder which enters into a “gain recognition agreement” would nevertheless be subject to the rules regarding accrued but untaxed interest and market discount, discussed below under “—Accrued but Untaxed Interest” and “—Market Discount”.

U.S. Holders are urged to consult their tax advisors regarding the application of Section 367 of the Tax Code, including gain recognition agreements.

Accrued but Untaxed Interest. The determination of whether a U.S. Holder of a Guaranteed Unsecured Notes Claim receives consideration in the Notes/Shares Exchange that is attributable to unpaid accrued interest on the Claim, and the resulting tax consequences, should be subject to the rules and considerations described in “—U.S. Holders of Guaranteed Unsecured Notes Claims (Class 5)— Exchange of Guaranteed Unsecured Notes Claims for Takeback Second Lien Notes—Other Consequences of the Exchange”, above.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

Market Discount. Under the “market discount” provisions of the Tax Code, the gain realized by a U.S. Holder in the Notes/Shares Exchange may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on such U.S. Holder’s Guaranteed Unsecured Notes Claims. Such market discount generally must be recognized as ordinary income to the extent of the gain realized notwithstanding any other nonrecognition provision. Although there are several exceptions to the aforementioned rule, because the Notes/Shares Exchange is a contribution to a corporation other than the issuer, a U.S. Holder of Guaranteed Unsecured Notes Claims should be required to recognize accrued market discount to the extent of gain realized in the Notes/Shares Exchange.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s initial tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the exchange of a Guaranteed Unsecured Notes Claim that was acquired with market discount should be treated as foreign source ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

c.	Takeback Second Lien Notes

The tax considerations applicable to the Takeback Second Lien Notes are similar to those applicable to the Cram- Down First Lien Notes and Cram-Down Second Lien Notes discussed in “—U.S. Holders of First Lien Notes Claims and Second Lien Notes Claims (Classes 3 and 4)—Cram-Down First Lien Notes and Cram-Down Second Lien Notes”.

d.	New Mallinckrodt Ordinary Shares

Distributions. Subject to the discussion of PFIC and CFC rules below, a U.S. Holder of New Mallinckrodt Ordinary Shares generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Mallinckrodt Ordinary Shares to the extent such distributions are paid out of Reorganized Mallinckrodt’s current or accumulated earnings and profits, determined under U.S. federal income tax principles. “Qualified dividend income” received by a non-corporate U.S. Holder is subject to preferential tax rates. Distributions not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Mallinckrodt Ordinary Shares, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Mallinckrodt Ordinary Shares. Because Reorganized Mallinckrodt is not a U.S. corporation, holders that are corporations and are not 10% U.S. Holders will generally not be entitled to claim a dividends-received deduction with respect to distributions they receive from Reorganized Mallinckrodt. Distributions taxable as dividends generally will be treated as foreign source “passive category income”.

Sale or Other Taxable Disposition. Subject to the discussion of PFIC and CFC rules below, a U.S. Holder of New Mallinckrodt Ordinary Shares will recognize gain or loss upon the sale or other taxable disposition of New Mallinckrodt Ordinary Shares equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the New Mallinckrodt Ordinary Shares. Subject to the recapture rules under Section 108(e)(7) of the Tax Code, any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Mallinckrodt Ordinary Shares for more than one year as of the date of disposition. Under the Section 108(e)(7) recapture rules, a U.S. Holder may be required to treat gain recognized on the taxable disposition of New Mallinckrodt Ordinary Shares as ordinary income if the U.S. Holder took a bad debt deduction with respect to the Guaranteed Unsecured Notes Claims exchanged therefor. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

Passive Foreign Investment Company Status. Reorganized Mallinckrodt will be a passive foreign investment company for U.S. federal income tax purposes (a “PFIC”) if either (i) 75% or more of its gross income in a taxable year consists of “passive income” (generally including dividends, interest, gains from the sale or exchange of investment property) or (ii) at least 50% of its assets in a taxable year (averaged over the year and generally determined based upon either value or tax basis depending on the application of certain tests) produce or are held for the production of passive income. For purposes of determining whether Reorganized Mallinckrodt will be a PFIC, Reorganized Mallinckrodt will be treated as earning and owning a proportionate share of the income and assets, respectively, of its subsidiaries that have made U.S. tax elections to be disregarded as separate entities from Reorganized Mallinckrodt as well as of any other corporate subsidiary in which Reorganized Mallinckrodt owns (directly, indirectly or constructively) at least 25% of the value of the subsidiary’s stock. For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, royalties and rental income would generally constitute passive income unless Reorganized Mallinckrodt were treated under specific rules as deriving its royalties and rental income in the active conduct of a trade or business.

If Reorganized Mallinckrodt is treated as a PFIC with respect to a U.S. Holder of New Mallinckrodt Ordinary Shares for any taxable year, such holder generally would suffer adverse tax consequences, that may include having gains realized on the disposition of the New Mallinckrodt Ordinary Shares treated as ordinary income rather than capital gain and being subject to punitive interest charges on the receipt of certain distributions and on the proceeds of the sale or other disposition of the New Mallinckrodt Ordinary Shares. In addition, the U.S. Holder would be deemed to own shares in any of Reorganized Mallinckrodt’s subsidiaries that are also PFICs and generally would be subject to the treatment described above with respect to any distribution on or disposition of such shares. If Reorganized Mallinckrodt is considered a PFIC, a U.S. Holder of New Mallinckrodt Ordinary Shares will also be subject to information reporting requirements on an annual basis. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to them.

Based on the past and anticipated future operations of Reorganized Mallinckrodt and the Debtors, the Debtors do not believe that Reorganized Mallinckrodt will be a PFIC with respect to future taxable years. However, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that Reorganized Mallinckrodt is a PFIC. Moreover, there can be no assurance that Reorganized Mallinckrodt will not become a PFIC in any future taxable year because (i) there are uncertainties in the application of the PFIC rules, (ii) the PFIC test is an annual test, and (iii) although Reorganized Mallinckrodt intends to manage its business so as to avoid PFIC status to the extent consistent with its other business goals, there could be changes in the nature and extent of operations in future years.

Controlled Foreign Corporation Status. If more than 50% of the total value or total combined voting power of all classes of Reorganized Mallinckrodt’s stock is owned, directly, indirectly, or constructively by 10% U.S. Holders, Reorganized Mallinckrodt would be treated as a “controlled foreign corporation” (“CFC”). Moreover, regardless of whether Reorganized Mallinckrodt is a CFC, the non-U.S. direct and indirect corporate subsidiaries of Reorganized Mallinckrodt are expected to be classified as CFCs in light of the application of attribution rules that became applicable as a result of changes to the Tax Code enacted in 2017. This classification results in the application of many complex rules, including the required inclusion in income by 10% U.S. Holders of their pro rata share of any “Subpart F income,” “global intangible low-taxed income” and any investments in “U.S. property” (each as defined by the Tax Code) of Reorganized Mallinckrodt. In addition, under Section 1248 of the Tax Code, if Reorganized Mallinckrodt was a CFC at any time during the five-year period ending with the sale or exchange of its stock by a 10% U.S. Holder, gain from such sale or exchange would generally be treated as dividend income to the extent of Reorganized Mallinckrodt’s earnings and profits attributable to the shares sold or exchanged. If Reorganized Mallinckrodt was to become a CFC, the PFIC rules discussed above would generally not apply with regard to any 10% U.S. Holder.

In addition to the rules described above, if Reorganized Mallinckrodt or any of its non-U.S. direct or indirect corporate subsidiaries is a CFC, 10% U.S. Holders would be subject to special information reporting requirements. A failure by a 10% U.S. Holder to comply with these reporting obligations may subject the 10% U.S. Holder to significant monetary penalties and may extend the statute of limitations with respect to the 10% U.S. Holder’s U.S. federal income tax return for the year for which such reporting was due. Reorganized Mallinckrodt cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. direct and indirect subsidiaries are controlled foreign corporations. Reorganized Mallinckrodt also cannot guarantee that it will furnish to 10% U.S. Holder information that may be necessary for them to comply with the aforementioned obligations.

Because of the complexity of the rules regarding Subpart F income and global intangible low-taxed income, a more detailed review of these rules is beyond the scope of this discussion and any holder that may become a 10% U.S. Holder should consult its tax advisor.

Information Reporting and Backup Withholding. U.S. Holders may be subject to information reporting and backup withholding as described above under “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))—Information Reporting and Backup Withholding”. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the New Mallinckrodt Ordinary Shares.

5.	U.S. Holders of General Unsecured Claims and Trade Claims (Classes 6 and 7)

A U.S. Holder of a General Unsecured Claim or Trade Claim (collectively, the “Unsecured Claims”) will receive Cash and, in some cases, New Mallinckrodt Ordinary Shares. Although the matter is not free from doubt, the Debtors intend to take the position that the exchange of Unsecured Claims for Cash (the “Unsecured Cash Exchange”) will be treated as an exchange separate from the exchange of Unsecured Claims for New Mallinckrodt Ordinary Shares (the “Unsecured Shares Exchange”). Although the matter is not free from doubt, where applicable, the Debtors intend to determine the portion of the Unsecured Claims that is exchanged in each of the Unsecured Cash Exchange and the Unsecured Shares Exchange based on the ratio of the Cash received to the fair value of the New Mallinckrodt Ordinary Shares received (calculated based on the General Unsecured Claims Total Implied Equity Valuation). While not free from doubt, the Debtors intend to treat any Unsecured Claims exchanged in the Unsecured Shares Exchange as contributed to Reorganized Mallinckrodt in exchange for the New Mallinckrodt Ordinary Shares.

The Unsecured Cash Exchange and, to the extent the relevant Unsecured Claims are against Debtor Mallinckrodt plc, the Unsecured Shares Exchange, in each case, should generally be treated as taxable exchanges under Section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of Unsecured Claims exchanged in such taxable exchanges should recognize gain or loss equal to the difference between (a) the amount of Cash plus the fair value of the New Mallinckrodt Ordinary Shares (calculated based on the General Unsecured Claims Total Implied Equity Valuation) received in exchange for such Unsecured Claims, and (b) such U.S. Holder’s adjusted basis, if any, in such Unsecured Claims. A U.S. Holder’s ability to deduct any loss recognized on the exchange of its Unsecured Claims will depend on such U.S. Holder’s own circumstances and may be restricted under the Tax Code.

While not free from doubt, the Debtors intend to take the position that the exchange of an Unsecured Claim against a Debtor other than Mallinckrodt plc in the Unsecured Shares Exchange meets the requirements of Section 351 of the Tax Code and would accordingly be subject to Section 367 of the Tax Code in light of Reorganized Mallinckrodt being a non-U.S. corporation. The tax consequences of such exchange are described above in “—U.S. Holders of Guaranteed Unsecured Notes Claims (Class 5)— Exchange of Guaranteed Unsecured Notes Claims for New Mallinckrodt Ordinary Shares—Recognition of Gain or Loss”; provided, for the avoidance of doubt, the Unsecured Claims are not expected to constitute securities for U.S. federal income tax purposes.

The character of any gain or loss recognized in the aforementioned exchanges as capital gain or loss or ordinary income or loss and, in the case of capital gain or loss, as short-term or long-term, will depend on a number of factors, including: (i) the nature and origin of the Unsecured Claim; (ii) the tax status of the U.S. Holder of such Unsecured Claim; (iii) the extent to which the U.S. Holder previously claimed a loss or bad debt deduction with respect to such Unsecured Claim; and (iv) whether such Unsecured Claim was acquired at a market discount. A U.S. Holder that purchased its Unsecured Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code, described above in “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))—Term Loan Exchange—Taxable Exchange—Market Discount”. A portion of the consideration received by a U.S. Holder of an Unsecured Claim may be attributable to accrued interest on such Unsecured Claim, which would be subject to the rules and considerations set forth in “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))—Term Loan Exchange—Taxable Exchange—Accrued but Untaxed Interest” above.

6.	U.S. Holders of Other Opioid Claims (Class 9(h))

The Plan provides that (i) on the Effective Date, in full and final satisfaction, settlement, release and discharge of the Debtors’ obligations in respect of the Opioid Claims, the Opioid MDT II shall receive Opioid MDT II Consideration, which includes the (a) the Initial Opioid MDT II Payment; (b) the New Opioid Warrants; (c) the Opioid Deferred Cash Payments; (d) the Assigned Third-Party Claims and (e) the Assigned Insurance Rights and (ii) as of the Effective Date, all Opioid Claims shall be channeled to, and liability for all Opioid Claims shall be assumed by, the Opioid MDT II without further act or deed and shall be satisfied solely by funds or other property held by the Opioid MDT II. Holders of Other Opioid Claims are entitled to receive their Other Opioid Claims Share from the Opioid MDT II. The Plan further provides that the Opioid MDT II is intended to be treated as a QSF.

Accordingly, assuming this treatment is respected for U.S. federal income tax purposes, a U.S. Holder of Opioid Claims generally is not expected to be treated as receiving a distribution from the Opioid MDT II unless and until the holder is entitled to receive that distribution directly (or a distribution is made in satisfaction of an obligation of such Holder), and any amounts received by a U.S. Holder of an Opioid Claim from the Opioid MDT II generally are expected to be treated by such holder as if received directly from the Debtors. The U.S. federal income tax consequences to a U.S. Holder of Opioid Claims— including whether such holder may have income or loss on account of distributions it receives in respect of the Claim or may be entitled to claim a deduction on account of a distribution that satisfied an obligation of such holder—generally will depend upon the nature and origin of the Claim and the particular circumstances applicable to such holder, including whether the holder is an entity exempt from taxation and whether the holder has previously claimed deductions or losses for U.S. federal income tax purposes with respect to such Claim. Because the tax consequences under the Plan relevant to U.S. Holders of Opioid Claims will depend on facts particular to each holder, all U.S. Holders of Opioid Claims are urged to consult their own tax advisors as to their proper tax treatment under the Plan in light of their particular facts and circumstances.

7.	Non-U.S. Holders

Except where noted below, the following discussion assumes that: (i) no portion of any gain recognized by a Non-U.S. Holder with respect to the Prepetition Debt, Unsecured Claims, New Takeback Term Loans, Cram-Down First Lien Notes, Cram-Down Second Lien Notes, Guaranteed Unsecured Notes, Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which gain is attributable), and (ii) no Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of any of the above-mentioned securities and meets certain other requirements. If the assumptions set forth above are not applicable to a Non-U.S. Holder, such Non-U.S. Holder should consult their tax advisor regarding the tax consequences applicable to them with respect to the Term Loan Exchange, Secured Notes Exchanges, Unsecured Notes Exchange, the Notes/Shares Exchange, Unsecured Cash Exchange or Unsecured Shares Exchange or the ownership or disposition of consideration received in connection therewith.

Because the issuers of the First Lien Notes, Second Lien Notes, Cram-Down First Lien Notes, Cram-Down Second Lien Notes, Guaranteed Unsecured Notes, Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares (in each case as determined for U.S. federal income tax purposes) are entities organized outside of the United States, there generally should not be any U.S. federal income tax consequences to Non-U.S. Holders with respect to the Secured Notes Exchanges, Unsecured Notes Exchange or the Notes/Shares Exchange, or the ownership or disposition of consideration received in connection therewith. Similarly, there generally should not be any U.S. federal income tax consequences to Non-U.S. Holders with respect to the ownership or disposition of any New Takeback Term Loans treated as an obligation of a Non-U.S. Subsidiary.

Contingent Payment Debt Instruments. This discussion assumes that the New Takeback Term Loans will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. See “—U.S. Holders of First Lien Term Loan Claims (Classes 2(b) and 2(c))— New Takeback Term Loans— Contingent Payment Debt Instruments”.

Payments of Interest on New Takeback Term Loans. Interest (including, for purposes of this section, any OID) paid on the New Takeback Term Loans to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of MEH, Inc. voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to MEH, Inc. through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the New Takeback Term Loans on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds the New Takeback Term Loans directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on the New Takeback Term Loans is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Information Reporting and Backup Withholding on New Takeback Term Loans. Payments of interest (including OID) generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest on New Takeback Term Loans.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

8.	Additional Withholding Tax on Payments Made to Non-U.S. Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Tax Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of U.S. source payments, including dividends and interest, made to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prior to the issuance of proposed Treasury Regulations, withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of property on or after January 1, 2019. However, the proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

XII. IRELAND INCOME TAX CONSEQUENCES

A.	Irish Tax Consequences To The Plan

1.	Introduction

The following is a summary of certain material Irish tax considerations for, among others, the Debtors and for Non-Irish Holders (as defined below) as a result of the implementation of the Plan and the consummation of the Restructuring Transactions. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to the Debtors and each of the Non-Irish Holders. The summary relates only to the position of persons who are the absolute beneficial owners of the Prepetition Debt or the Equity Interests and may not apply to certain other classes of persons such as dealers in securities or shares.

The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners as at the date of the Plan. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

This summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and Non-Irish Holders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Plan.

a.	Definition of Non-Irish Holder

“Non-Irish Holder” means any Holder of Prepetition Debt or Equity Interests that is not resident or ordinarily resident in Ireland for tax purposes and who does not hold their Prepetition Debt or Equity Interests in connection with a trade or business carried on in Ireland.

2.	Irish Tax Consequences to the Debtors and the Impact on Holders of Equity Interests in Connection with the Cancellation of the Equity Interests

a.	Cancellation of the Equity Interests

Due to the fact that the Irish Parent is a publicly- listed company, the cancellation of the Equity Interests for no consideration under the Plan and pursuant to the Restructuring Transactions should be considered a capital disposal of the Equity Interests in the Parent upon their cancellation, and not a distribution by the Parent to the Holders of the Equity Interests.

The Irish tax treatment of the disposal of the Equity Interests by any existing Holder of Equity Interests will depend on whether they are a Non-Irish Holder or not and whether they hold the Equity Interests as a trading asset or capital asset.

Where the Equity Interests are held as a capital asset, any gain arising to an Irish tax resident Holder of Equity Interests should be subject to Irish capital gains tax (“CGT”) at a rate of 33% (unless participation exemption is available). However, on the understanding that the Equity Interests will be cancelled for no consideration, a capital loss should arise for an Irish tax resident Holder of Equity Interests (not applicable where participation exemption is available).

On the basis that the shares in the Parent are quoted at the time of the transaction, Non-Irish Holders who hold Equity Interests should not be subject to Irish CGT on any gain arising on the disposal.

Where the Equity Interests are held as a trading asset by an Irish tax resident company, or a Non-Irish Holder company that carries on a trade in Ireland through a branch, then the disposal of the Equity Interests should form part of the taxable profits of the Holder and be subject to Irish corporation tax at 12.5%.

In addition, where the Equity Interests are held by a regulated fund, then any income or gains arising to the fund may be exempt from Irish tax.

b.	Stamp Duty and Value-Add Tax (“VAT”)

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee. Generally, no stamp duty should arise for the Holders of Equity Interests on the cancellation of their Equity Interests. Further, the cancellation of the Equity Interests should be considered outside the scope of Irish VAT.

3.	Irish Tax Consequences to the Parent in Connection with the Transfer/Assignment of the Guaranteed Unsecured Notes Claims In Exchange for the New Mallinckrodt Ordinary Shares

a.	Irish Capital Gains Tax (“CGT”)

The transfer/assignment of the Guaranteed Unsecured Notes Claims from the Holders of such Guaranteed Unsecured Notes results in the acquisition of a chargeable asset by the Parent. However, on the basis that the Guaranteed Unsecured Notes Claims are contributed to Mallinckrodt International Finance SA (“LuxCo”) by the Parent on the same day on which they are assigned to the Parent by the Holders of the Guaranteed Unsecured Notes, and the value of the shares issued by Mallinckrodt plc equal the market value of the receivables on the date of the transaction no Irish CGT should arise. To the extent they are not transferred on the same day, or the value of the shares issued does not equal the market value of the receivables, then Irish CGT may arise on any increase in the value of the Guaranteed Unsecured Notes (including taking into account foreign exchange).

b.	Stamp Duty

The transfer/assignment of the Guaranteed Unsecured Notes Claims from the Holders of such Guaranteed Unsecured Notes to the Parent will fall within the charge to Irish stamp duty. However, the transfer/assignment of the Guaranteed Unsecured Notes Claims from the Holders of such Guaranteed Unsecured Notes to the Parent should be subject to the loan capital exemption from Irish stamp duty (provided that certain conditions are met).

c.	Irish VAT

Any VAT on costs that relate to the issue of the New Mallinckrodt Ordinary Shares may be deductible to the extent that such costs have a direct and immediate link to the economic activities of the issuer.

4.

Irish Tax Consequences to Holders of New Mallinckrodt Ordinary Shares in Connection with the Cancellation of the Equity Interests and the Transfer/Assignment of the Guaranteed Unsecured Notes Claims In Exchange for the New Mallinckrodt Ordinary Shares

a.	Irish Tax on the Transfer/Assignment of the Guaranteed Unsecured Notes Claims

Non-Irish tax resident Holders of Guaranteed Unsecured Notes Claims should not be subject to Irish CGT on the disposal of the Guaranteed Unsecured Notes Claims.

The treatment of the transfer/assignment of the Guaranteed Unsecured Notes Claims for an Irish tax resident Holder of Guaranteed Unsecured Notes Claims will depend on whether the Guaranteed Unsecured Notes Claims are held as a trading asset or capital asset. Where the Guaranteed Unsecured Notes Claims are held as a trading asset, the transfer/assignment of the Guaranteed Unsecured Notes Claims should form part of the taxable profits of the Holder and subject to Irish corporation tax at 12.5%.

Where the Guaranteed Unsecured Notes Claims are held as a capital asset, Irish tax law specifies that those debts are regarded as chargeable assets for Irish CGT purposes. The transfer/assignment of the Guaranteed Unsecured Notes Claims to the Parent, by any Irish tax resident Holder of Guaranteed Unsecured Notes Claims, should be considered, prima facie, disposals chargeable to Irish CGT, taxable at 33%.

b.	Irish CGT Base Cost of New Mallinckrodt Ordinary Shares

The base cost for Irish CGT purposes of the New Mallinckrodt Ordinary Shares should be the market value of same at the date of issuance. This is only relevant for Irish tax resident shareholders.

c.	Irish Dividend Withholding Tax (“DWT”) on Future Dividends

Dividends or distributions paid by the Parent may be subject to Irish DWT. DWT is applied at a rate of 25%. There are a number of exemptions that allow dividends to be paid without the deduction of DWT. For DWT purposes, a distribution includes any distribution that may be made by the Parent to its Holders of Equity Interests including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, the Parent is responsible for withholding DWT prior to making such distribution.

d.	Stamp Duty

No stamp duty should arise on the issue of the New Mallinckrodt Ordinary Shares to the Holders of Guaranteed Unsecured Notes Claims.

Irish stamp duty (at the rate of 1% of the price paid or the market value of the shares acquired, whichever is greater) may, depending on the manner in which the New Mallinckrodt Ordinary Shares are held, be payable in respect of transfers of the New Mallinckrodt Ordinary Shares.

Shares Held Through the Depository Trust Company (“DTC”)

A transfer of New Mallinckrodt Ordinary Shares effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of New Mallinckrodt Ordinary Shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

e.	VAT

Any Irish VAT incurred on costs associated with the Restructuring Transactions by Holders of Equity Interests or holders of the New Mallinckrodt Ordinary Shares may not be recoverable by any Irish VAT registered shareholders.

XIII. LUXEMBOURG INCOME TAX CONSEQUENCES

A.	Luxembourg Tax Consequences To The Plan

1.	Introduction

The purpose of this section of the Disclosure Statement is to outline the main Luxembourg income tax aspects related to the Disclosure Statement (and, in particular, the Waiver and Repayment in Kind (each as defined below)) and not to provide a comprehensive review of all Luxembourg tax considerations.

This section is strictly limited to Luxembourg income tax considerations, so that any legal, financial, regulatory or other aspects whatsoever as well as any foreign law aspects (if applicable) have not been reviewed nor covered by this section. Moreover, this section does not address Luxembourg net wealth tax considerations or any other direct or indirect Luxembourg tax considerations.

The information contained in this section deals with the Restructuring Transactions described in the Plan and the Disclosure Statement and, accordingly, is necessarily general and the applicability or effect of matters developed may vary if the Restructuring Transactions are implemented in a manner other than described in the Plan and Disclosure Statement.

This section is based on the Luxembourg laws currently in force, the regulations thereto, relevant judicial decisions and our understanding of the current administrative practices as of the date of this section. The law and the administrative practices are subject to change. In the event of such changes, the content of this section may be adversely affected. The Debtors assume no responsibility (i) to update this section for any such changes or (ii) to monitor the continuing relevance or suitability of this section for the purposes for which it was delivered.

No assurance can be given that the Luxembourg income tax authorities (Administration des contributions directes) (“Lux Tax Authorities”) or any other tax authority would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and Holders of Prepetition Debt or Equity Interests should consult their own tax advisors about the Luxembourg tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Plan.

2.	Preliminary Debt Assumption By LuxCo Prior to the Waiver or Repayment of the Prepetition Debt

As part of the Restructuring Transactions under the Plan, LuxCo would assume a portion of the obligations of the First Lien Term Loan Claims at face value from MEH, Inc. (the “Debt Assumption”). LuxCo will not assume any Prepetition Debt fees as part of the Debt Assumption.

The Debt Assumption would be executed such that LuxCo will assume a portion of the Prepetition Debt of MEH, Inc. at face value in exchange for an increase of the acquisition price of MEH, Inc. (i.e., the Debt Assumption will be enacted as an equity contribution from LuxCo equivalent to the amount of the Debt Assumption). Subsequent to the increase of the equity value of MEH, Inc. as the result of the Debt Assumption, an impairment test should be made to conclude whether or not a durable impairment on LuxCo’s participation in MEH, Inc. has to be recorded through the profit and loss account. The Debt Assumption is not expected to lead to adverse Luxembourg tax consequences.

Any subsequent impairment that could be booked for accounting purposes would be tax deductible, but will be subject to certain Luxembourg tax deduction limitation rules.

Any interest to accrue on the debt or associated debt charges (such as external fees) relating to the Debt Assumption should be tax deductible subject to various Luxembourg tax deduction limitation rules (i.e., mainly interest limitation rules and recaptures rules).

3.	Luxembourg Tax Consequences in Connection with the Transfer/Assignment of the Guaranteed Unsecured Notes Claims in Exchange for the New Mallinckrodt Ordinary Shares

a.	At the Level of LuxCo

There will be a transfer/assignment of the Guaranteed Unsecured Notes Claims from the Holders of such Guaranteed Unsecured Notes to Mallinckrodt Plc via the issuance of Mallinckrodt Plc shares, either structured as: (a) an exchange where Mallinckrodt Plc transfers shares in exchange for the Prepetition Debt held by the creditors towards LuxCo or (b) the creditors of LuxCo are contributing their Prepetition Debt to Mallinckrodt Plc in exchange for the shares issuance (the “Repayment in Kind”). After the Repayment in Kind, LuxCo should recognise a change of creditors as Mallinckrodt Plc will hold directly the Guaranteed Unsecured Notes Claims towards LuxCo. Immediately following the Repayment in Kind, Mallinckrodt Plc will contribute the Guaranteed Unsecured Notes Claims to LuxCo in exchange for newly issued shares of LuxCo (the “Settlement”).

The Repayment in Kind (i.e., the acquisition of the Prepetition Debt of LuxCo by Mallinckrodt Plc from the creditors of LuxCo) should not create any adverse Luxembourg tax consequences to the extent that the subsequent settlement of the Guaranteed Unsecured Notes Claims (via the equity contribution from Mallinckrodt Plc to LuxCo) is carried out at face value and related accrued interest, and for an equivalent consideration.

The Settlement (whereby Mallinckrodt Plc contributes the Guaranteed Unsecured Notes Claims to LuxCo in exchange for shares) must be carried out at fair value. If the fair value of the Guaranteed Unsecured Notes Claims under the Settlement is lower than its face value, such a transaction should lead to an increase of LuxCo’s wealth and hence, is a taxable event (for the amount by which the face value exceeds the fair value) at the level of LuxCo from a Luxembourg corporate income tax perspective. In this scenario, the Settlement should lead to an increase of the equity of LuxCo and realization of a commercial profit (for the difference between the contribution value and the face value of the Guaranteed Unsecured Notes Claims) which should be subject to Luxembourg tax at the global income tax rate of 24.94% (for the fiscal year 2021). As of the date of this Disclosure Statement, Luxembourg should have the right to tax such a capital gain (if any) without specific limitations. However, such taxable income may be offset with the available tax losses carried forward of LuxCo. Considering the amount of tax losses of LuxCo, this scenario would likely be anticipated as the amounts of tax losses is expected to exceed any gain resulting from the Settlement.

Under Luxembourg Income Tax Law (the “Luxembourg ITL”), for any tax losses incurred starting from the tax year 2017, the carry-forward of those losses is limited to 17 years. The carry-forward is unlimited for older tax losses, with such older tax losses being deducted first.

By derogation, Article 52 of the Luxembourg ITL sets forth that the net gain realized by a Luxembourg fully taxable corporation (such as LuxCo), upon total or partial debt forgiveness that has occurred in the framework of a debt reorganization aiming at the financial recovery of the business of the debtor (the so called “gain d’assainissement”), is to be eliminated from the taxable result.

Since Mallinckrodt Plc is treated as a corporation for Luxembourg tax purposes, dividend distributions or any assimilated flow of funds to be carried out by LuxCo to Mallinckrodt Plc should be exempt from withholding tax as the relevant conditions provided by Article 147 of the Luxembourg ITL should be met.

Under 156 (8) of Luxembourg ITL, non-residents are subject to capital gains tax in Luxembourg if they dispose of shares in important participations within a period of six months. Because Mallinckrodt Plc has been a shareholder of LuxCo for more than six months, there should be no application of the non-resident capital gains taxation in Luxembourg.

b.	At the Level of the Creditors

As a general rule, the repayment of a claim at face value to a creditor does not lead to an increase or decrease of his wealth and, hence, should not be a tax event at his/her level from a Luxembourg income tax perspective.

However, if the terms of payment is a payment in kind (such as the delivery of the Mallinckrodt Plc shares under the Repayment in Kind) made at the FMV (not the same as the face value) on the transfer date and if cumulatively, the transferee is either a Luxembourg tax resident or a non-Luxembourg tax resident who has a permanent establishment in Luxembourg to which his stake in the Guaranteed Unsecured Notes Claims is allocated, the Repayment in Kind amount should be expected to be a taxable event (gain or loss recognition). The tax treatment of such gain or loss will depend on the specific tax position of each creditor. Moreover, with respect to the Mallinckrodt Plc shares transferred to such creditor, the initial acquisition price set at the Repayment in Kind date should be one of the elements to assess the eligibility of Mallinckrodt Plc to the Luxembourg participation exemption regime at the level of such creditors.

While the intent is not to have any Holders of the Prepetition Debt becoming direct shareholders of LuxCo, it has to be noted that if such a situation materializes, Luxembourg withholding tax implications should be considered. Double Tax Treaties (“DTT’s”) may provide for a reduced rate of 5% withholding tax provided amongst other provisions that the beneficiaries of dividend distributions are capital companies owning either 10% (DTT between the United States and Luxembourg dated April 3, 1996) or 25% (DTT between Ireland and Luxembourg dated January 14, 1972) of LuxCo shares.

Also, while the intent is not to have any Holders (non-Luxembourg resident) of the Guaranteed Unsecured Notes Claims become direct shareholders of LuxCo, it has to be noted that if such a situation materializes, the non-resident capital gains taxation rules should only apply if the shares in LuxCo would be disposed of by a given shareholder within a period of 6 months after the acquisition of the LuxCo shares (participation of 10% or more).

However, the taxation right of Luxembourg is restricted by the DTT’s signed between Luxembourg and foreign jurisdictions. Subject to the availability of the tax conventions, Article 14 (5) of the DTT between the United States and Luxembourg dated April 3, 1996 grants exclusive taxing rights over any capital gain to the United States. In this context, the application of 156 (8) of the Luxembourg ITL should be overridden by Article 14 (5) of the DTT US-Lux. In addition, Article 12 of the DTT between Ireland and Luxembourg dated January 14, 1972 grants exclusive taxing rights over any capital gain to Ireland. In this context, the application of 156 (8) of the Luxembourg ITL should be overridden by Article 12 of the DTT Irish-Lux.

The present section does not provide for an in-depth analysis of all the conditions to benefit from the double tax treaties and the related reduced withholding tax rates (a case-by-case assessment has to be carried out).

Regarding any non-Luxembourg tax residents creditors that do not have a permanent establishment in Luxembourg (to which their stake in the Guaranteed Unsecured Notes Claims is allocated), the Repayment in Kind should not generate Luxembourg income tax implications at their level. The above withholding tax and non-resident capital gains consideration have to, however, be further assessed.

XIV.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 2(b) (unless otherwise Unimpaired in accordance with the Plan), 2(c) (unless otherwise Unimpaired in accordance with the Plan), 3 (unless otherwise Unimpaired in accordance with the Plan), 4 (unless otherwise Unimpaired in accordance with the Plan), 5, 6(a)-(f), 7, 8(a)-(d), 9(a)-(h), and 10 to vote in favor thereof.

Respectfully submitted, as of the date first set forth above,

Mallinckrodt plc (on behalf of itself and all other Debtors)

By:	/s/ Stephen A. Welch
Name:	Stephen A. Welch
Title:	Chief Transformation Officer

Exhibit A

Plan

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

	)	Chapter 11
In re:
)
MALLINCKRODT PLC, et al.,	)	Case No. 20-12522 (JTD)
)
Debtors.[1]	)	(Jointly Administered)
)
)

JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC AND ITS

DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE2

Mark D. Collins (No. 2981) Michael J. Merchant (No. 3854) Amanda R. Steele (No. 5530) Brendan J. Schlauch (No. 6115) RICHARDS, LAYTON & FINGER, P.A. One Rodney Square 920 N. King Street

George A. Davis (admitted pro hac vice)

George Klidonas (admitted pro hac vice)

Andrew Sorkin (admitted pro hac vice)

Anupama Yerramalli (admitted pro hac vice)

LATHAM & WATKINS LLP

1271 Avenue of the Americas

New York, New York 10020

Wilmington, DE 19801	Telephone: (212) 906-1200
Telephone: (302) 651-7700	Facsimile: (212) 751-4864
Facsimile: (302) 651-7701 Email: collins@rlf.com merchant@rlf.com steele@rlf.com schlauch@rlf.com	Email: gerge.davis@1w.com george.klidonas@1w.com andrew.sorkin@lw.com anu.yerramali@1w.com
- and -

- and -

Jeffrey E. Bjork (admitted pro hac vice)

LATHAM & WATKINS LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Telephone:       (213) 485-1234

Facsimile:       (213) 891-8763

Email:             jeff.bjork@lw.com

- and -

Jason B. Gott (admitted pro hac vice)

LATHAM & WATKINS LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Telephone:         (312) 876-7700

Facsimile:          (312) 993-9767

Email:                jason.gott@1w.com

Counsel to the Debtors and Debtors in Possession

Dated: June 18, 2021

[1]

A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

[2]	The Guaranteed Unsecured Notes Ad Hoc Group’s sign off on the Plan is subject to resolution of the opioid fee allocation issues.

EE.	Retainers of Ordinary Course Professionals	97
FF.	No Substantive Consolidation	97

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		97
A.	Assumption of Executory Contracts and Unexpired Leases	97
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	98
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	99
D.	Contracts and Leases Entered into After the Petition Date	99
E.	Reservation of Rights	99
F.	Indemnification Provisions and Reimbursement Obligations	99
G.	Co-Defendant Indemnification Obligations	100
H.	Employee Compensation and Benefits	101

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		101
A.	Distribution on Account of Claims Other than Opioid Claims Allowed as of the Effective Date	101
B.	Distributions on Account of Claims Other than Opioid Claims Allowed After the Effective Date	102
C.	Timing and Calculation of Amounts to Be Distributed	102
D.	Delivery of Distributions	102
E.	Compliance with Tax Requirements/Allocations	106
F.	Applicability of Insurance Contracts Other than Opioid Insurance Policies	106
G.	Distributions on Account of Opioid Claims	106
H.	Allocation of Distributions Between Principal and Interest	106
I.	Postpetition Interest on Claims	106

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		107
A.	Allowance and Disallowance of Claims Other than Opioid Claims	107
B.	Prosecution of Objections to Claims other than Opioid Claims	107
C.	Estimation of Claims and Interests other than Opioid Claims	107
D.	No Distributions Pending Allowance	108
E.	Time to File Objections to Administrative Claims	108
F.	Procedures Regarding Opioid Claims	108
G.	No Filing of Proofs of Claim for Opioid Claims or VI Opioid Claims	108
H.	Disputed General Unsecured Claims Reserve	108
I.	Distributions After Allowance	109
J.	Disallowance of Certain First Lien Credit Agreement Claims, First Lien Notes Claims, and Second Lien Notes Claims	109

Article VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		110
A.	Conditions Precedent to the Effective Date	110
B.	Waiver of Conditions	112
C.	Effect of Non-Occurrence of Conditions to the Effective Date	112
D.	Substantial Consummation	112

Article IX. RELEASE, INJUNCTION, AND RELATED PROVISIONS		113
A.	Discharge of Claims, Opioid Demands, and Interests; Compromise and Settlement of Claims, Opioid Demands, and Interests	113
B.	Releases by the Debtors	113
C.	Releases by Non-Debtor Releasing Parties Other Than Opioid Claimants	115
D.	Releases by Holders of Opioid Claims	117
E.	Exculpation	119
F.	Permanent Injunction	120
G.	Opioid Permanent Channeling Injunction	120
H.	Opioid Insurer Injunction	121
I.	Settling Opioid Insurer Injunction	122
J.	Opioid Operating Injunction	124

ii

K.	Setoffs and Recoupment	124
L.	Access to Opioid Insurance Policies	124
M.	Co-Defendant Defensive Rights	125

Article X. RETENTION OF JURISDICTION		125

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		128
A.	Modification of Plan	128
B.	Effect of Confirmation on Modifications	128
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	128

Article XII. MISCELLANEOUS PROVISIONS		129
A.	Immediate Binding Effect	129
B.	Additional Documents	129
C.	Payment of Statutory Fees	129
D.	Reservation of Rights	129
E.	Successors and Assigns	130
F.	No Successor Liability	130
G.	Service of Documents	130
H.	Term of Injunctions or Stays	132
I.	Entire Agreement	133
J.	Governing Law	133
K.	Exhibits	133
L.	Nonseverability of Plan Provisions upon Confirmation	133
M.	Closing of Chapter 11 Cases	133
N.	Conflicts	134
O.	Section 1125(e) Good Faith Compliance	134
P.	Dissolution of Committees	134

iii

JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC AND ITS

DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mallinckrodt plc and each of the debtors and debtors-in-possession in the above-captioned cases (each a “Debtor” and, collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Equity Interests in, the Debtors. Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A of the Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN

ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR

ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.

DEFINED TERMS AND RULES OF INTERPRETATION

A. Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1. “1992 Ludlow Debentures Indenture” means that certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank Trust National Association (as successor in interest to Security Pacific National Trust Company (New York)), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 30, 1992, with U.S. Bank National Trust Association (as successor in interest to Security Pacific National Trust Company (New York)) (each as modified, amended, or supplemented from time to time).

2. “1993 Ludlow Debentures Indenture” means that certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank Trust National Association (as successor in interest to Security Pacific National Trust Company (New York)), as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of March 8, 1993, with U.S. Bank National Trust Association (as successor in interest to BankAmerica National Trust Company) (each as modified, amended, or supplemented from time to time).

3. “2013 Notes Indenture” means that certain Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A., as issuer, the guarantors party thereto from time to time and U.S. Bank National Association, as trustee (as modified, amended, or supplemented from time to time).

4. “2014 Notes Indenture” means that certain Indenture, dated as of August 13, 2014, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

5. “2024 First Lien Term Loan” shall have the meaning ascribed to the term “2017 Term B Loans” in the First Lien Credit Agreement.

6. “2024 First Lien Term Loan Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the 2024 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2025 First Lien Term Loan or the First Lien Revolving Credit Facility), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the 2024 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2025 First Lien Term Loan or the First Lien Revolving Credit Facility).

7. “2024 First Lien Term Loans Outstanding Amount” means the principal amount outstanding as of April 23, 2021 in respect of the 2024 First Lien Term Loan in an amount equal to $1,407,557,343.72 less the amount of any First Lien Term Loan Principal Payments applied to repay the 2024 First Lien Term Loans after April 23, 2021.

8. “2025 First Lien Term Loan” shall have the meaning ascribed to the term “2018 Incremental Term Loans” in the First Lien Credit Agreement.

9. “2025 First Lien Term Loan Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the 2025 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2024 First Lien Term Loan or the First Lien Revolving Credit Facility), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the 2025 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2024 First Lien Term Loan or the First Lien Revolving Credit Facility).

10. “2025 First Lien Term Loans Outstanding Amount” means the principal amount outstanding as of April 23, 2021 in respect of the 2025 First Lien Term Loan in an amount equal to $373,591,066.61 less the amount of any First Lien Term Loan Principal Payments applied to repay the 2025 First Lien Term Loans after April 23, 2021.

11. “4.75% Senior Notes due 2023” means the 4.75% senior notes due 2023 pursuant to the 2013 Notes Indenture.

12. “4.75% Senior Notes Indenture Trustee” means U.S. Bank National Association, solely in its capacity as trustee under the 2013 Notes Indenture, and any predecessor or successor thereto.

13. “4.75% Unsecured Notes Claims” means any Claim arising under or based upon the 4.75% Senior Notes due 2023 or the 2013 Notes Indenture.

2

14. “5.50% Senior Notes Claims” means any Claim arising under, derived from or based upon the April 2015 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

15. “5.50% Senior Notes due 2025” means the 5.50% senior notes due 2025 pursuant to the April 2015 Notes Indenture.

16. “5.625% Senior Notes Claims” means any Claim arising under, derived from or based upon the September 2015 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

17. “5.625% Senior Notes due 2023” means the 5.625% senior notes due 2023 pursuant to the September 2015 Notes Indenture.

18. “5.75% Senior Notes Claims” means any Claim arising under, derived from or based upon the 2014 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

19. “5.75% Senior Notes due 2022” means the 5.75% senior notes due 2022 pursuant to the 2014 Notes Indenture.

20. “8.00% Debentures due March 2023” means the 8.00% debentures due 2023 pursuant to the 1993 Ludlow Debentures Indenture.

21. “8.00% Debentures Indenture Trustee” means U.S. Bank Trust National Association, solely in its capacity as trustee under the 1993 Ludlow Debentures Indenture, and any predecessor or successor thereto.

22. “9.5% Debentures due May 2022” means the 9.50% debentures due 2022 pursuant to the 1992 Ludlow Debentures Indenture.

23. “9.5% Debentures Indenture Trustee” means U.S. Bank Trust National Association, solely in its capacity as trustee under the 1992 Ludlow Debentures Indenture, and any predecessor or successor thereto.

24. “Abatement Distribution” means a distribution from an Abatement Trust to an Authorized Recipient for Approved Uses.

25. “Abatement Trust” means, collectively, NOAT II, TAFT II, the Third-Party Payor Trust, the Hospital Trust, the Emergency Room Physician Trust, and the NAS Monitoring Trust.

26. “Abatement Trust Documents” means, collectively, the NOAT II Documents, the TAFT II Documents, the Third-Party Payor Trust Documents, the Hospital Trust Documents, the Emergency Room Physician Trust Documents, and the NAS Monitoring Trust Documents, all of which must be acceptable to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group.

27. “Acthar Claim” means a non-ordinary course Claim or Cause of Action (other than a Claim resolved by the Federal/State Acthar Settlement) arising out of, relating to, or in connection with the Debtors’ pricing and sale of Acthar® Gel product, including all Claims and Causes of Action in the Acthar Lawsuits and any and all similar Claims and Causes of Action.

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28. “Acthar Lawsuits” means (a) City of Rockford v. Mallinckrodt ARD, LLC, No. 3:17-cv-50107 (N.D. Ill.); (b) City of Marietta v. Mallinckrodt ARD LLC, Case No. 1:20-cv-00552 (N.D. Ga);(c) Health Care Service Corp. v. Mallinckrodt ARD LLC, et al., Case No RG20056354 (Cal. Sup. Ct. for Alameda Ct’y); (d) United Assoc. of Plumbers & Pipefitters Local 322 of S. N.J. v. Mallinckrodt ARD, LLC, et al., Case No. 1:20-cv-00188-RBK-KMW (D.N.J.); (e) Humana Inc. v. Mallinckrodt ARD LLC, Case No. CV 19-6926-DSF-MRWx (C.D. Cal.); and (f) Washington Cty. Bd. of Educ. v. Mallinckrodt ARD, Inc., 431 F.Supp.3d 689, No. CV JKB-19-1854, 2020 WL 43016 (D. Md.).

29. “Ad Hoc First Lien Term Lender Group” means that certain ad hoc group of holders of certain First Lien Credit Agreement Claims represented by, among others, Gibson, Dunn & Crutcher LLP and advised by Evercore Group, LLC.

30. “Ad Hoc Group of Hospitals” means the Ad Hoc Group of Hospitals identified in the Hospitals’ Joinder to the OCC’s Objection to Disclosure Statement and Hospitals’ Separate Statement [Docket No. 2402].

31. “Ad Hoc Group of Personal Injury Victims” means the Ad Hoc Group of Personal Injury Victims identified in the Verified Statement of the Ad Hoc Group of Personal Injury Victims Pursuant to Bankruptcy Rule 2019 [Docket No. 729] (as amended, supplemented, or modified from time to time).

32. “Additional Insurance Rights” means additional rights with respect to or arising under any Insurance Contracts and/or other consideration to be agreed to by the Debtors, the Supporting Governmental Opioid Claimants, the MSGE Group, and Supporting Unsecured Noteholders holding no less than two thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement.

33. “Administrative Claim” means a Claim, including a General Administrative Claim, for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Bankruptcy Court); (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; (d) all Cure Costs; and

(e) the Restructuring Expenses; provided that the foregoing clauses (a) through (e) shall not be interpreted as enlarging the scope of sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code. Notwithstanding anything contained in the Plan, the Confirmation Order or any other order of the Court, the Disinterested Managers Fees and Expenses shall constitute Allowed Administrative Claims.

34. “Administrative Claims Bar Date” means, for Administrative Claims other than Professional Fee Claims, the Restructuring Expenses, any Opioid Claims or VI Opioid Claims, the earlier of (a) the bar date established for any such Administrative Claims by separate order of the Bankruptcy Court and (b) the date that is the 60th day after the Effective Date.

35. “Administrative Claims Objection Deadline” means, for Administrative Claims other than Professional Fee Claims, the Restructuring Expenses, any Opioid Claims or VI Opioid Claims, the date that is the later of (a) 120 days after the Administrative Claims Bar Date and (b) such other deadline as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court, for objecting to Administrative Claims.

36. “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition of an “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

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37. “Allowed” means: (a) with respect to an Opioid Claim, any such Opioid Claim that has been allowed in accordance with the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents, (b) with respect to any Claim or Interest other than an Opioid Claim, any such Claim or Interest (i) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date or any Claim or Interest that is not required to file a Proof of Claim by the applicable Claims Bar Date pursuant to the Claims Bar Date Order and (A) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed, or (B) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder; (ii) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or the Reorganized Debtors, as applicable; or (iii) that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim has been timely Filed in an unliquidated or different amount; or (iv) expressly allowed under this Plan or by Final Order of the Bankruptcy Court. Notwithstanding the foregoing: (x) any Claim or Interest that is expressly disallowed pursuant to the Plan shall not be Allowed unless otherwise ordered by the Bankruptcy Court; (y) unless otherwise specified in the Plan, the Allowed amount of Claims shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable; and (z) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

38. “Alternate/Supplemental Distribution Process” means alternate, additional or supplemental procedures in consultation with the Guaranteed Unsecured Notes Indenture Trustee or the Legacy Unsecured Notes Indenture Trustee, as applicable, each in its capacity as Distribution Agent, to make distributions to Holders of the Guaranteed Unsecured Notes or the Legacy Unsecured Notes and to eliminate such Guaranteed Unsecured Notes or Legacy Unsecured Notes, including all book entry positions relating thereto, from DTC’s books and records.

39. “Approved Uses” means Authorized Abatement Purposes and other uses approved in the Abatement Trust Documents.

40. “April 2015 Notes Indenture” means that certain Indenture, dated as of April 15, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

41. “Asbestos Claim” means a Claim related to asbestos exposure or products containing asbestos.

42. “Assigned Insurance Rights” means (a) any and all rights, titles, privileges, interests, claims, demands, or entitlements of the Debtors to any proceeds, payments, benefits, Causes of Action, choses in action, defense or indemnity (collectively, “rights”), regardless of whether such rights existed in the past, now exist, or hereafter arise, and regardless of whether such rights are or were accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent, based on, arising under, or attributable to, any and all Opioid Insurance Policies and (b) the Additional Insurance Rights. For the avoidance of doubt, Assigned Insurance Rights includes the Debtors’ rights, based on, arising under, or attributable to Insurance Contracts issued to the Debtors’ prior affiliates, subsidiaries, and parents (including Medtronic plc and its subsidiaries, and parents), or otherwise, or any of their predecessors, successors, or assigns.

43. “Assigned Medtronic Claims” means all Causes of Action of the Debtors against Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, including all Avoidance Actions of the Debtors against such parties; provided, that the Debtors or Reorganized Debtors shall be entitled to assert any and all Causes of Action solely in defense against claims or Causes of Action asserted by Medtronic plc and/or its subsidiaries, or any of their predecessors, successors, or assigns, against

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the Debtors or Reorganized Debtors (as applicable), solely to the extent that any such Causes of Action asserted in defense by the Debtors or Reorganized Debtors (a) are not asserted as the basis for any setoff or recoupment by the Debtors or Reorganized Debtors (as applicable), (b) would not result in any recovery of money or property by the Debtors or Reorganized Debtors (as applicable), or (c) would otherwise not impair the Opioid MDT II’s ability to (i) recover the full amount of damages on account of the Assigned Medtronic Claims or (ii) assert any Assigned Medtronic Claims as the basis for reducing the Opioid MDT II’s or the Opioid Creditor Trusts’ liability to any Opioid Claimant.

44. “Assigned Third-Party Claims” means (a) all Causes of Action of the Debtors arising out of Opioid Claims, including all Avoidance Actions arising out of Opioid Claims, but excluding any Causes of Action against the Parent or any of its subsidiaries or against any Released Party, provided, that the Debtors or Reorganized Debtors shall be entitled to assert any and all Causes of Action in defense against claims or Causes of Action asserted against the Debtors or Reorganized Debtors, or any Released Party (as applicable), solely to the extent that any such Causes of Action asserted in defense by the Debtors or Reorganized Debtors (i) are not asserted as the basis for any setoff or recoupment by the Debtors, Reorganized Debtors, or Released Party (as applicable) and (ii) would not result in any recovery of money or property by the Debtors, Reorganized Debtors, or Released Party (as applicable); (b) would otherwise not impair the Opioid MDT II’s ability to (i) recover the full amount of damages on account of the Assigned Third-Party Claims or (ii) assert any Assigned Third-Party Claims as the basis for reducing the Opioid MDT II’s or the Opioid Creditor Trusts’ liability to any Opioid Claimant; and (c) the Assigned Medtronic Claims.

45. “Authorized Abatement Purpose” means, with respect to any Abatement Trust, (i) an authorized opioid abatement purpose for which an Abatement Distribution from such Abatement Trust may be used, as set forth in the Abatement Trust Documents for such Abatement Trust, or (ii) the payment of attorneys’ fees and costs of Holders of Opioid Claims channeled to such Abatement Trust (including any counsel to any ad hoc group or other group of such Holders, including any such counsel that is not a Retained Professional).

46. “Authorized Recipient” means an eligible recipient of funds from an Abatement Trust in accordance with the Plan, the Confirmation Order, and the applicable Abatement Trust Documents.

47. “Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by or on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws.

48. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

49. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

50. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

51. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City.

52. “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

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53. “Cash” means the legal tender of the United States of America or the equivalent thereof.

54. “Cash Collateral Order” means, collectively, (a) that certain Final Order Under Bankruptcy Code Sections 105(a), 361, 362, 363, 503, and 507, and Bankruptcy Rules 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief entered by the Bankruptcy Court on November 20, 2020 [Docket No. 586], (b) that certain Order Modifying Cash Collateral Order entered by the Bankruptcy Court on February 2, 2021 [Docket No. 1263], and (c) that certain Order (I) Modifying Cash Collateral Order With Respect To Adequate Protection Terms, (II) Permitting The Debtors To Pay Certain Amounts, And (III) Granting Related Relief [Docket No. 2021], each as amended, supplemented, or modified from time to time.

55. “Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

56. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the voluntary case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and

(b)	when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

57. “Chapter 11 Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [Docket No. 1306] or such other monitor as may subsequently be appointed by the Bankruptcy Court prior to the Effective Date.

58. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

59. “Claims Bar Date” means, with respect to any Claim, the last date for filing of a Proof of Claim in these Chapter 11 Cases with respect to such Claim, as provided in (a) the Claims Bar Date Order,

(b) a Final Order of the Bankruptcy Court, or (c) this Plan; provided that if there is a conflict relating to the bar date for a particular Claim, this Plan shall control. For the avoidance of doubt, there is no Claims Bar Date for Opioid Claims.

60. “Claims Bar Date Order” means that certain Order (A) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim and (B) Approving Form and Manner of Notice Thereof entered by the Bankruptcy Court on November 30, 2020 [Docket No. 667], as amended, supplemented, or modified from time to time.

61. “Claims Register” means the official register of Claims and Equity Interests maintained by the Notice and Claims Agent.

62. “Class” means a category of Claims or Equity Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

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63. “Co-Defendant Claims” means any and all Claims that (i) either (A) are or could be asserted against any Debtor, including any and all Claims that would otherwise be a Cure Cost or (B) seek to recover from any property of any Debtor or its Estate or any Insurance Contract, (ii) are for or based upon or arise from contribution, indemnification, reimbursement, setoff or recoupment or any other similar claim or Cause of Action (other than indemnification obligations expressly assumed pursuant to the Plan or an order of the Bankruptcy Court), and (iii) seek to recover, directly or indirectly, any costs, losses, damages, fees, expenses or any other amounts whatsoever, actually or potentially imposed upon the Holder of such Claims, in each case based upon, arising from, or attributable to any actual or potential litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter based on, arising under, or attributable to any Opioid Claim or any Opioid Demand (including any such Claims or Demands asserted by any manufacturer, distributor, pharmacy, pharmacy-benefit manager, group purchasing organization or physician or other contract counterparty or business partner of any Debtor, but excluding any Claims in respect of any D&O Liability Insurance Policy or Indemnification Provisions expressly assumed pursuant to Article V.F of the Plan). For the avoidance of doubt, a Co-Defendant Claim shall not include any Claim that exists in the ordinary course of business that is not related to actual or pending litigation or dispute relating to Opioid-Related Activities, including, but not limited to, Claims based on the return of Products. Notwithstanding anything to the contrary in the Plan, any Claim that satisfies the definition of a Co-Defendant Claim shall be a Co- Defendant Claim notwithstanding that such Claim would otherwise satisfy the definition of another type of Claim.

64. “Co-Defendant Defensive Rights” means any and all direct, or indirect, rights, remedies, protections, immunities, objections, defenses, assertions, Claims, Causes of Action, and, in each case, of any kind, character, or nature, whether legal, equitable, or contractual, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, including, without limitation, all rights, remedies, defenses, assertions, and Claims against liability, rights to setoff, offset, recoupment, counter-claims, cross-claims, rights to allocation or apportionment of fault and judgment reduction, apportionment of damages, any other defenses, affirmative defenses, or judgment reduction mechanisms or rights similar to the foregoing, and any steps necessary to assert the foregoing, in each case, solely to reduce the liability, judgment, obligation or fault of the applicable Holder of a Co-Defendant Claim to any Person that asserts any Cause of Action or Claim against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities. Co-Defendant Defensive Rights (i) may be used to offset, set-off, recoup, allocate or apportion fault, liability, or damages, or seek judgment reduction or otherwise to defend against any Cause of Action or Claim brought by any Person against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities; and (ii) shall in no case be used to seek any affirmative monetary recovery from any Protected Party on account of any Claim or Cause of Action released pursuant to Article IX.D and shall in no case result in the Debtors or the Reorganized Debtors (as distinct from the Opioid MDT II) being named on a jury verdict form or other finding of liability and shall in no case be used to seek an affirmative recovery from the Opioid MDT II or any Opioid Creditor Trust other than on account of any Class 9(h) Claim in accordance with the Plan and the Opioid MDT II Trust Documents. The foregoing does not constitute a release of any Co-Defendant Claim.

65. “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of Equity Interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees, and retirees of their subsidiaries.

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66. “Common Benefit Escrow” means the fund to be established as set forth in Article IV.X.8(A) of the Plan.

67. “Common Benefit Fund” means a common benefit fund established by order of, and administered by, either the MDL Court or the Bankruptcy Court, as will be reasonably agreed to by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group.

68. “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

69. “Confirmation Date” means the date upon which Confirmation occurs.

70. “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

71. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

72. “Cooperation Agreement” means that certain Cooperation Agreement among the Debtors and the Opioid MDT II, in substantially the form contained in the Plan Supplement, which shall be in form and substance acceptable to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders.

73. “Cram-Down First Lien Notes” means new, first lien secured notes to be issued under certain circumstances to the Holders of First Lien Notes Claims, as described further in Article III of the Plan, which notes shall mature on the eight (8) year anniversary of the Effective Date, bear interest at the Cram-Down First Lien Notes Coupon Rate, and otherwise be on terms set forth in Exhibit 1 hereto. For the avoidance of doubt, the Cram-Down First Lien Notes will be pari passu with any other first lien secured debt of the Reorganized Debtors, other than the New AR Revolving Facility, contemplated by the Plan.

74. “Cram-Down First Lien Notes Coupon Rate” means a coupon rate payable in Cash based on the ICE BofA 8+ Year B US High Yield Index Semi Annual Yield to Worst (referenced by H2AL on Bloomberg) as of the Effective Date, rounded to the nearest 0.125%, subject to a max coupon of 10.0%.

75. “Cram-Down First Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the Cram-Down First Lien Notes.

76. “Cram-Down Second Lien Notes” means new, second lien secured notes to be issued under certain circumstances to the Holders of Second Lien Notes Claims, as described further in Article III of the Plan, which notes shall mature on the ten (10) year anniversary of the Effective Date, bear interest at the Cram-Down Second Lien Notes-Coupon Rate, and otherwise be on terms set forth in Exhibit 1 hereto. For the avoidance of doubt, the Cram-Down Second Lien Notes will be pari passu with any other second lien secured debt of the Reorganized Debtors contemplated by the Plan.

77. “Cram-Down Second Lien Notes Coupon Rate” means a coupon rate payable in Cash based on the ICE BofA 8+ Year CCC & Lower US High Yield Index Semi Annual Yield to Worst (referenced by H3AL on Bloomberg) as of the Effective Date, rounded to the nearest 0.125%, subject to a max coupon of 10.0%.

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78. “Cram-Down Second Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the Cram-Down Second Lien Notes.

79. “Cure Cost” means any and all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

80. “D&O Liability Insurance Policies” means, collectively, all insurance policies (including any “tail policies” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Liability Insurance Policies), or similarly defined triggering acts, in their capacity as such.

81. “Debtor Release” means the releases set forth in Article I.B of the Plan.

82. “Definitive Documents” means all material documents (including any related Bankruptcy Court or other judicial or regulatory orders, agreements, schedules, pleadings, motions, filings, or exhibits) that are contemplated by the Restructuring Support Agreement and that are otherwise necessary or desirable to implement the Restructuring Transactions, including (as applicable): (i) the Plan; (ii) the Disclosure Statement; (iii) any other operative documents and/or agreements relating to the Plan (including any documents necessary to implement the distributions contemplated thereunder) and/or the Disclosure Statement; (iv) the Disclosure Statement Order; (v) the Confirmation Order; (vi) the Plan Supplement; (vii) the Management Incentive Plan; (viii) the Scheme of Arrangement and any other substantive pleadings submitted in the Irish Examinership Proceedings; (ix) the Irish Confirmation Order; (x) the Exit Financing Documents, including all intercreditor agreements; (xi) the New Governance Documents; (xii) pleadings commencing the Recognition Proceedings and any substantive pleadings filed therein, including the order(s) granting recognition to the Chapter 11 Cases and relief granted therein; (xiii) all documents memorializing the settlement based on the Opioid Settlement Term Sheet; (xiv) the Opioid MDT II Documents; (xv) the Opioid Creditor Trust Documents; (xvi) the New Opioid Warrants; (xvii) the Cash Collateral Order; (xviii) the First Day Pleadings; (xix) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date; (xx) all agreements to settle (A) administrative, priority, or tax claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases in excess of $20 million or (B) General Unsecured Claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases in excess of $50 million; (xxi) the New Takeback Term Loan Documentation and any other documentation related to any financing used to repay any First Lien Credit Agreement Claims; and (xxii) the Cooperation Agreement.

83. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

84. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement.

85. “Disinterested Managers” means Sherman Edmiston III and Marc Beilinson, solely in their respective capacities as the disinterested managers of the Specialty Generics Debtors.

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86. “Disinterested Managers Fees and Expenses” means all unpaid fees and expenses as of the Effective Date due to the Disinterested Managers pursuant to their respective engagement agreements with the Debtors.

87. “Disputed” means, with respect to any Claim or Equity Interest, except as otherwise provided herein, a Claim or Equity Interest that is filed by the applicable Claims Bar Date, or any portion thereof, that is not Allowed and not disallowed under the Plan, the Bankruptcy Code, or a Final Order.

88. “Disputed General Unsecured Claims Reserve” means the reserve established pursuant to and governed by Article VII.H of the Plan.

89. “Distribution Agent” means the Reorganized Debtors or any party designated by the Debtors or Reorganized Debtors to serve as distribution agent under this Plan.

90. “District Court” means the United States District Court for the District of Delaware or such other district court having jurisdiction over the Chapter 11 Cases.

91. “DTC” means The Depository Trust Company or any successor thereto.

92. “Effective Date” means the date on which all conditions specified in Article I.A of the Plan have been (i) satisfied or (ii) waived pursuant to Article VIII.B of the Plan.

93. “Emergency Room Physicians Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

94. “Emergency Room Physicians Group” means the putative class of emergency room physicians who participated in the mediation regarding Opioid Claims pursuant to that certain Order (A) Appointing a Mediator and (B) Granting Related Relief [Docket No. 1276].

95. “Emergency Room Physicians Opioid Claimant” means a Holder of an Emergency Room Physicians Opioid Claim.

96. “Emergency Room Physicians Opioid Claims” means any Opioid Claims (including Opioid Demands) held by an emergency room physician whose billing and revenue collection were entirely separate from the medical facility billing practices and were not employed by such medical facility. For the avoidance of doubt, Emergency Room Physicians Opioid Claims exclude Hospital Opioid Claims.

97. “Emergency Room Physicians Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Emergency Room Physicians Trust Documents to (a) assume all liability for Emergency Room Physicians Opioid Claims, (b) receive the distribution made on account of the Emergency Room Physicians Opioid Claims, (c) administer Emergency Room Physicians Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including distributions to Holders of Emergency Room Physicians Opioid Claims in accordance with the Emergency Room Physicians Trust Documents.

98. “Emergency Room Physicians Trust Documents” means the documents governing: (a) the Emergency Room Physicians Trust; (b) the flow of consideration from the Opioid MDT II to the Emergency Room Physicians Trust; (c) submission, resolution, and distribution procedures in respect of all Emergency Room Physicians Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Emergency Room Physicians Trust after the Effective Date.

99. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

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100. “Environmental Claim” means any Claim, action, suit, demand, inquiry, investigation, proceeding, or notice (written or oral) by any by any Governmental Unit or any Person alleging potential liability of the Debtors, including liability or responsibility for the costs of investigations, governmental response, removal, or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification or injunctive relief, arising out of, based on, or resulting from: (a) the presence of Hazardous Materials, a Hazardous Materials Release or a threatened Hazardous Materials Release at any location, whether or not owned or operated by the Debtors; or (b) any actual or alleged violation of or non-compliance with any other federal or state environmental laws or regulations, environmental orders, permits, approvals, consent decrees and other obligations. For the avoidance of doubt, Asbestos Claims shall not be Environmental Claims.

101. “Equity Interest” means any issued, unissued, authorized, or outstanding ordinary shares, preferred shares, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

102. “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

103. “Examiner” means an examiner appointed to the Parent and/or any other Company Entity under Section 509 of the Companies Act 2014 of Ireland, including any such examiner appointed on an interim basis under Section 512(7) of the Companies Act 2014 of Ireland, by order of the High Court of Ireland on the commencement of the Irish Examinership Proceedings.

104. “Exculpated Party” means, in each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Reorganized Debtors (and their Representatives); (c) the Official Committee of Unsecured Creditors (and its Representatives and the members thereto and their Representatives); (d) the Official Committee of Opioid-Related Claimants (and its Representatives and the members thereto and their Representatives); (e) the Future Claimants Representative (and its Representatives); and (f) the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, each solely in its capacity and to the extent it serves as a Distribution Agent.

105. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

106. “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the Reorganized Debtors, including with respect to the New Credit Facilities, New Takeback Term Loans, the Takeback Second Lien Notes, the Cram-Down First Lien Notes, and the Cram-Down Second Lien Notes.

107. “Favorable Trade Terms” means the trade terms with a Holder of an Allowed Trade Claim consistent with those practices and programs most favorable to the Debtors in place during the twelve (12) months before the Petition Date or such other favorable terms as the Debtors and such Holder may mutually agree in accordance with the requirements set forth in the Disclosure Statement Order.

108. “Federal/State Acthar Deferred Cash Payments” means the right to receive Cash payments in the following amounts on the following dates: (a) $15,000,000 on the first anniversary of the Effective Date; (b) $20,000,000 on each of the second and third anniversaries of the Effective Date; (c) $32,500,000 on each of the fourth and fifth anniversaries of the Effective Date; and (d) $62,500,000 on each of the sixth and seventh anniversaries of the Effective Date.

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109. “Federal/State Acthar Settlement” means the settlement between Parent, Mallinckrodt ARD LLC, the United States of America, and the States (excluding, for this purpose, any territories of the United States other than the District of Columbia and Puerto Rico) resolving certain of the Acthar-related litigations and government investigations disclosed in the Company’s Annual report on Form 10-K filed with the SEC on March 10, 2021, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the Federal/State Acthar Settlement Agreements.

110. “Federal/State Acthar Settlement Agreements” means the definitive settlement agreements memorializing the Federal/State Acthar Settlement with (i) the U.S. Government (acting by and through the United States Department of Justice) and (ii) the States, Washington, D.C., and Puerto Rico, which shall be consistent with the terms set forth in Exhibit 3 hereto and substantially final forms of which will be filed with the Plan Supplement.

111. “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

112. “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

113. “First Day Pleadings” means the motions, petitions, and draft orders that the Debtors filed at the commencement of the Chapter 11 Cases. First Day Pleadings include the related interim and Final Orders as entered by the Bankruptcy Court in connection with the relief requested in such motions.

114. “First Lien Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under the First Lien Credit Agreement or, as applicable, any successor thereto.

115. “First Lien Credit Agreement” means that certain Credit Agreement, dated as of March 19, 2014, by and among Mallinckrodt plc, as the parent, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the First Lien Agent, and the First Lien Lenders (as modified, amended, or supplemented from time to time).

116. “First Lien Credit Agreement Claim” means any Claim held by the First Lien Agent or the First Lien Lenders, including the First Lien Revolving Credit Facility Claims, 2024 First Lien Term Loan Claims, and 2025 First Lien Term Loan Claims, arising under, derived from or based upon the First Lien Credit Agreement or the First Lien Credit Facility, including claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the First Lien Credit Facility or the First Lien Credit Agreement.

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117. “First Lien Credit Facility” means the credit facility evidenced by the First Lien Credit Agreement.

118. “First Lien Lenders” shall have the meaning ascribed to the term “Lender” in the First Lien Credit Agreement and include the singular and plural forms of such term.

119. “First Lien Notes” means the 10.00% first lien senior secured notes due 2025 pursuant to the First Lien Notes Indenture.

120. “First Lien Notes Claim” means any Claim arising under, deriving from or based upon the First Lien Notes or the First Lien Notes Indenture.

121. “First Lien Obligations” shall have the meaning ascribed to the term “Obligations” in the First Lien Credit Agreement.

122. “First Lien Notes Indenture” means that certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent (as modified, amended, or supplemented from time to time).

123. “First Lien Notes Makewhole Claim” means a First Lien Notes Claim (a) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the First Lien Notes Indenture) or optional redemption premium, or (b) for any “Additional Amounts” (as defined in the First Lien Notes Indenture).

124. “First Lien Revolving Credit Facility” means the revolving credit facility maturing in 2022 under the First Lien Credit Agreement.

125. “First Lien Revolving Credit Facility Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the First Lien Revolving Credit Facility or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2024 First Lien Term Loan or the 2025 First Lien Term Loan), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the First Lien Revolving Credit Facility or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2024 First Lien Term Loan or the 2025 First Lien Term Loan).

126. “First Lien Term Lenders” shall have the meaning ascribed to the term “Term Lender” in the First Lien Credit Agreement and include the singular and plural forms of such term.

127. “First Lien Revolving Lenders” means the First Lien Lenders that are lenders under the First Lien Revolving Credit Facility.

128. “First Lien Term Loan Claims” means the 2024 First Lien Term Loan Claims and 2025 First Lien Term Loan Claims.

129. “First Lien Term Loans” means the 2024 First Lien Term Loan and 2025 First Lien Term Loan.

130. “First Lien Term Loans Accrued and Unpaid Interest” means the accrued and unpaid interest on the applicable First Lien Term Loans payable pursuant to the Cash Collateral Order and calculated for the applicable interest period (or any portion thereof) in accordance with the Cash Collateral Order, after accounting for adequate protection payments made by the Debtors pursuant to the Cash

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Collateral Order and received by the First Lien Term Lenders or, without duplication, to the First Lien Agent for the benefit of and distribution to the First Lien Term Lenders (which, notwithstanding anything to the contrary in the Cash Collateral Order, shall be retained by the First Lien Term Lenders and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments), or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

131. “First Lien Term Loan Principal Payments” means any excess cash flow sweep payments, amortization payments, and other payments expressly designated as payments of principal of the applicable First Lien Term Loans after April 23, 2021 and prior to the Effective Date.

132. “Future Opioid PI Claim” means (a) a PI Opioid Claim held by an individual who is unaware he or she has a claim or who first manifests injury or asserts a claim after the confirmation date and (b) a PI Opioid Demand.

133. “Future Opioid PI Claimant” means an individual holding a Future Opioid PI Claim.

134. “Future Claimants Representative” means the legal representative for Future Opioid PI Claimants, pursuant to (a) that certain Order Provisionally Appointing Roger Frankel as Legal Representative for Future Claimants [Docket No. 1747] and (b) that certain Order Appointing Roger Frankel, as Legal Representative for Future Opioid Personal Injury Claimants, Effective as of the Petition Date entered by the Bankruptcy Court on June 11, 2021 [Docket No. 2813], each as amended, supplemented, or modified from time to time.

135. “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim, a Claim for Restructuring Expenses, a VI Opioid Claim, or a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

136. “General Unsecured Claim” means any Unsecured Claim (other than a Guaranteed Unsecured Notes Claim, a Claim for the Indenture Trustee Fees, a Trade Claim, an Intercompany Claim, an Opioid Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Subordinated Claim, or a Claim resolved by the Federal/State Acthar Settlement), including (a) Claims arising from the rejection of unexpired leases or executory contracts, (b) Claims arising from any litigation or other court, administrative, or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith, (c) Acthar Claims; (d) Generics Price Fixing Claims; (e) Asbestos Claims, (f) Environmental Claims, and (g) Legacy Unsecured Notes Claims.

137. “General Unsecured Claims Distribution” means for (a) each Holder of an Allowed General Unsecured Claim and (b) each Holder of an Allowed Trade Claim that (i) votes to reject the Plan or (ii) does not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order, in each case, its Pro Rata Share of (x) the General Unsecured Claims Recovery Pool and (y) the Trade Claim Cash Pool Unallocated Amount; provided, for the avoidance of doubt, that distributions from the General Unsecured Claims Recovery Pool will be in both Cash and New Mallinckrodt Ordinary Shares notwithstanding any Holder’s individual election on its duly cast ballot; provided, further, that the portion of the General Unsecured Claims Distribution funded from the Trade Claim Cash Pool Unallocated Amount shall be distributed to such Holders only in Cash, and not in equity; provided, however, that the Debtors reserve the right to otherwise allocate any portion of the General Unsecured Claims Recovery Pool to satisfy the requirements of the Bankruptcy Code and Bankruptcy Rules. For the avoidance of doubt, the Pro Rata Share for the General Unsecured Claims Distribution shall be calculated on a consolidated basis for all applicable Classes and all Debtors.

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138. “General Unsecured Claims Recovery Pool” means a recovery pool with an aggregate value of $100,000,000 consisting of (a) New Mallinckrodt Ordinary Shares of a value, based on the General Unsecured Claims Total Implied Equity Valuation, equal to $100,000,000 multiplied by the percentage of Holders of General Unsecured Claims who affirmatively elect for distributions in the form of New Mallinckrodt Ordinary Shares on their duly cast Ballots (such percentage to be calculated according to the amount of such Holder’s Claim(s) as tabulated for voting purposes under the Disclosure Statement Order) and (b) Cash in an amount equal to $100,000,000 less the value of the New Mallinckrodt Ordinary Shares calculated in accordance with clause (a). The Debtors reserve the right to use any portion of the General Unsecured Claims Recovery Pool to reach separate agreements with Holders of General Unsecured Claims regarding their recoveries therefrom, subject to compliance with the Bankruptcy Code and Bankruptcy Rules, or to otherwise allocate any portion of the General Unsecured Claims Recovery Pool to satisfy the requirements of the Bankruptcy Code and Bankruptcy Rules.

139. “General Unsecured Claims Total Implied Equity Valuation” means the Debtors’ implied equity valuation equal to $1,428,571,429.

140. “Generics Price Fixing Claim” means a non-ordinary course Claim or Cause of Action arising out of, relating to, or in connection with the Debtors’ pricing and sale of generics products, including all Claims and Causes of Action in the Generics Price Fixing Lawsuits and any and all similar Claims and Causes of Action.

141. “Generics Price Fixing Lawsuits” means (a) Connecticut et al., v. Sandoz, Inc. et al., Case No. 2:20-cv-03539 (E.D. Pa.) and (b) In re Generics Pharmaceuticals Pricing Antitrust Litigation, 16-MD-2724 (E.D. Pa.) (MDL 2724).

142. “Governmental Opioid Claimant” means a Holder of a Governmental Opioid Claim.

143. “Governmental Opioid Claims” means the State Opioid Claims, Municipal Opioid Claims, Tribe Opioid Claims, and U.S. Government Opioid Claims.

144. “Governmental Plaintiff Ad Hoc Committee” means the ad hoc group of Governmental Entities holding Opioid Claims (or representatives thereof, including the Plaintiffs’ Executive Committee) represented by, among others, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, Brown Rudnick LLP, William Fry, and Houlihan Lokey Capital, Inc.

145. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code and shall for the avoidance of doubt, include Tribes.

146. “Guaranteed Unsecured Notes” means, individually and collectively, the 5.75% Senior Notes due 2022, the 5.50% Senior Notes due 2025 and the 5.625% Senior Notes due 2023.

147. “Guaranteed Unsecured Notes Ad Hoc Group” means that certain ad hoc group of holders of certain Guaranteed Unsecured Notes represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

148. “Guaranteed Unsecured Notes Claim” means, collectively, the 5.75% Senior Notes Claims, the 5.50% Senior Notes Claims, and the 5.625% Senior Notes Claims, in each case, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

149. “Guaranteed Unsecured Notes Indentures” means, collectively, the 2014 Notes Indenture, the April 2015 Notes Indenture and the September 2015 Notes Indenture.

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150. “Guaranteed Unsecured Notes Indenture Trustee” means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee and in each other capacity for which it serves under or in connection with the Guaranteed Unsecured Notes Indentures, including serving as a Distribution Agent; provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies).

151. “Hazardous Materials” means any wastes, chemicals, chemical formulations, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is asbestos, polychlorinated biphenyls, radioactive materials or petroleum, (ii) requires remediation or reporting under any federal or state environmental laws or regulations, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is regulated as such by any Governmental Unit under any federal or state environmental laws or regulations.

152. “Hazardous Materials Release” means any release (including as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA)), spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into soil, land, surface or subsurface strata, surface waters, groundwaters, sediments, and ambient air.

153. “Holder” means an Entity holding a Claim or Interest, as applicable. When referring to Holders of Guaranteed Unsecured Notes Claims, “Holder” shall mean the record holders of and owners of beneficial interests in any of the Guaranteed Unsecured Notes.

154. “Hospital Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

155 . “Hospital Opioid Claimant” means a Holder of a Hospital Opioid Claim.

156. “Hospital Opioid Claims” mean any Opioid Claims (including Opioid Demands) held by a provider of healthcare treatment services or any social services, in its capacity as such, and that is not held by a Governmental Unit. For the avoidance of doubt, Hospital Opioid Claims exclude Emergency Room Physicians Opioid Claims.

157. “Hospital Opioid Claims Share” means 3.57% of the Opioid MDT II Distributable Value (i) after deducting from the Opioid MDT II Distributable Value reserved expenses for items (a) and (b) of the definition of Opioid MDT II Operating Expenses, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

158. “Hospital Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Hospital Trust Documents to (a) assume all liability for Hospital Opioid Claims, (b) collect distributions made on account of the Hospital Opioid Claims Share in accordance with the Hospital Trust Documents, (c) administer Hospital Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including distributions to Holders of Hospital Opioid Claims in accordance with the Hospital Trust Documents. It is contemplated that the Hospital Trust will coordinate closely with the corresponding trust established in the Purdue Bankruptcy Cases, appoint the same trustee, and that the Hospital Trust Documents will be substantially identical to the corresponding trust documents utilized in the Purdue Bankruptcy Cases. All determinations regarding the eligibility of any provider of healthcare treatment services or any social services for payment from the Hospital Trust will be made solely by the trustee of the Hospital Trust pursuant to the Hospital Trust Documents.

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159. “Hospital Trust Documents” means the documents governing: (a) the Hospital Trust; (b) the flow of consideration from the Opioid MDT II to the Hospital Trust; (c) submission, resolution, and distribution procedures in respect of all Hospital Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Hospital Trust after the Effective Date.

160. “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

161. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advances fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

162. “Indenture Trustee Fees” means the fees, expenses, disbursements and indemnity claims incurred by the Guaranteed Unsecured Notes Indenture Trustee (as trustee and in any of its other capacities under the applicable Guaranteed Unsecured Notes Indentures and this Plan), including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Guaranteed Unsecured Notes Trustee, whether prior to or after the Petition Date and whether prior to or after the Effective Date of this Plan, in each case to the extent payable or reimbursable under the applicable Guaranteed Unsecured Notes Indentures. For the avoidance of doubt, the Indenture Trustee Fees shall also include those fees, expenses, disbursements and indemnity claims incurred in connection with (a) any foreign insolvency proceeding and (b) such trustee serving as a Distribution Agent under this Plan.

163. “Initial Administrative Claims Bar Date” means, with respect to any Administrative Claim arising on or prior to April 30, 2021 at 11:59 p.m., prevailing Eastern Time, the last date for filing a request for payment in these Chapter 11 Cases with respect to such Administrative Claims as provided in the Initial Administrative Claims Bar Date Order.

164. “Initial Administrative Claims Bar Date Order” means that certain Order (I) Setting an Initial Bar Date for Filing Proofs of Administrative Claim, (II) Establishing Administrative Claims Procedures, (III) Approving the Form and Manner of Filing Proofs of Administrative Claim, (IV) Approving Notice of Initial Administrative Claim Bar Date, and (V) Granting Related Relief [Docket No. 2480].

165. “Initial Distribution Date” means the date that is on or as soon as practicable after the Effective Date when distributions under the Plan shall commence for each Class entitled to receive distributions; provided that (i) any applicable distributions under this Plan on account of the Guaranteed Unsecured Notes Claims will be made to the applicable Distribution Agent on the Effective Date, and each such Distribution Agent will make, transmit or cause to be transmitted its respective distributions as soon as practicable thereafter pursuant to the terms of this Plan and (ii) any applicable distributions under this Plan on account of the First Lien Term Claims will be made to the applicable Distribution Agent on the Effective Date, and the applicable Distribution Agent shall make, transmit or cause to be transmitted its respective distributions as soon as practicable thereafter pursuant to the terms of this Plan.

166. “Initial Federal/State Acthar Settlement Payment” means a Cash payment to be made by the Debtors and/or the Reorganized Debtors pursuant to the Federal/State Acthar Settlement Agreements to the United States and State governments in the amount equal to $15,000,000.

167. “Initial Opioid MDT II Payment” means a Cash payment to be made by the Debtors and/or the Reorganized Debtors to the Opioid MDT II on the Effective Date in an amount equal to $450,000,000.

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168. “Insurance Contracts” means any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior affiliates, subsidiaries, or parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, and any and all agreements, documents or instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all Opioid Insurance Policies, any and all D&O Liability Insurance Policies, and any and all Workers’ Compensation Contracts. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior affiliates, subsidiaries, and parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder.

169. “Insurer” means any company or other Entity that issued or entered into an Insurance Contract (including any third party administrator) and any respective predecessors and/or Affiliates thereof.

170. “Intercompany Claim” means a prepetition Claim held by a Debtor or Non-Debtor Affiliate against a Debtor.

171. “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

172. “Intercreditor Agreements” shall have the meaning ascribed to such term in the Cash Collateral Order.

173. “Interests” means, collectively, the Equity Interests and Intercompany Interests.

174. “Invoiced Restructuring Expenses” has the meaning set forth in Article IV.S.

175. “Irish Confirmation Order” mean an order of the High Court of Ireland to be made pursuant to Section 541 of the Companies Act 2014 of Ireland confirming the Scheme of Arrangement without material modification.

176. “Irish Examinership Proceedings” means the examinership proceedings to be commenced by the directors of the Parent or any other Debtor Entity, in respect of the Parent or other Debtor Entity, as applicable, pursuant to and in accordance with the requirements of Part 10 of the Companies Act 2014 of Ireland.

177. “Irish Takeover Panel” means the Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

178. “Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.

179. “Legacy Unsecured Notes” means, individually and collectively, the 4.75% Senior Notes due 2023, the 8.00% Debentures due March 2023 and the 9.5% Debentures due May 2022.

180. “Legacy Unsecured Notes Claim” means any Claim arising under or based upon the Legacy Unsecured Notes or the Legacy Unsecured Notes Indentures.

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181. “Legacy Unsecured Notes Indentures” means collectively, the 2013 Notes Indenture, the 1992 Ludlow Debentures Indenture and the 1993 Ludlow Debentures Indenture.

182. “Legacy Unsecured Notes Indenture Trustee” means collectively, the 4.75% Senior Notes Indenture Trustee, the 8.00% Debentures Indenture Trustee and the 9.5% Debentures Indenture Trustee.

183. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

184. “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

185. “Mallinckrodt” means, collectively, the Debtors and the Non-Debtor Affiliates.

186. “Management Incentive Plan” means the management incentive plan to be adopted on the Effective Date which shall provide for (a) the issuance to management, key employees and directors of the Reorganized Debtors of 10%, in total, of the fully diluted New Mallinckrodt Ordinary Shares (for the avoidance of doubt, after giving effect to the exercise of the New Opioid Warrants), and (b) at least half of such New Mallinckrodt Ordinary Shares (i.e., at least 5% of the fully diluted New Mallinckrodt Ordinary Shares after giving effect to the exercise of the New Opioid Warrants) to be issued not later than thirty (30) days after the Effective Date with the allocation of such grants to be approved by the compensation committee of the Reorganized Board based upon the recommendations of the CEO; the final terms of such plan shall be included in the Plan Supplement; provided that the Management Incentive Plan may be modified or amended by the mutual agreement of the Debtors and the Required Supporting Unsecured Noteholders prior to the Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group (such consent not to be unreasonably withheld).

187. “MDL” means that certain opioid multi-district litigation captioned In re National Prescription Opiate Litigation, MDL No. 2804, Case No. 17-md-02804 (N.D. Ohio).

188. “MDL Court” means the court presiding over the MDL.

189. “Monitor” means the outside, independent monitor appointed in accordance with Article IV.BB of the Plan to ensure the Reorganized Debtors’ (and any successors during the Monitor’s term to the Reorganized Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories) compliance with the Opioid Operating Injunction.

190. “Monitor Agreement” means the agreement entered into between the Monitor and the Reorganized Debtors, which shall be the agreement filed at Docket No. 1203 and approved by the Bankruptcy Court at Docket No. 1306 unless amended or superseded by further order of the Bankruptcy Court, which order may be the Confirmation Order.

191. “Monitor Reports” has the meaning set forth in Article IV.BB.3.

192. “MSGE Group” the multi-state governmental entities group represented by Caplin & Drysdale, Chartered, Seitz, Van Ogtrop & Green, P.A., and FTI Consulting.

193. “MSGE Group Joinder Agreement” means that certain Joinder Agreement to the Restructuring Support Agreement dated as of November 13, 2020 entered into by the MSGE Group.

194. “Municipal Opioid Claimant” means a Holder of a Municipal Opioid Claim.

195. “Municipal Opioid Claims” means the Governmental Opioid Claims held by Municipal Units.

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196. “Municipal Units” means all Governmental Units that are not States or the United States or the Tribes or any foreign Governmental Unit including, in each case, any department, agency, or instrumentality thereof.

197. “NAS Child” means a natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome.

198. “NAS Committee” means the Ad Hoc Committee of NAS Children identified in the First Amended Verified Statement of the Ad Hoc Committee of NAS Children Pursuant to Bankruptcy Rule 2019 [Docket No. 387].

199. “NAS Monitoring Attorney Fee Fund” means the fund to be established as set forth in Article IV.Y.7 of the Plan.

200. “NAS Monitoring Opioid Claimant” means a Holder of a NAS Monitoring Opioid Claim.

201. “NAS Monitoring Opioid Claims” means any Opioid Claims (including Opioid Demands) held by, or on account of or on behalf of, a NAS Child and relates to medical monitoring support, educational support, vocational support, familial support or similar related relief, but is not a NAS PI Opioid Claim.

202. “NAS Monitoring Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the NAS Monitoring Trust Documents to (a) assume all liability for NAS Monitoring Opioid Claims, (b) receive the distribution made on account of the NAS Monitoring Opioid Claims, (c) administer NAS Monitoring Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Authorized Abatement Purposes. It is contemplated that the NAS Monitoring Trust will coordinate closely with the corresponding trust in the Purdue Bankruptcy Cases, appoint the same trustee, and that the NAS Monitoring Trust Documents will be substantially identical to the corresponding trust documents utilized in the Purdue Bankruptcy Cases.

203. “NAS Monitoring Trust Documents” means the documents governing: (a) the NAS Monitoring Trust; (b) the flow of consideration from the Opioid MDT II to the NAS Monitoring Trust; (c) submission, resolution, and distribution procedures in respect of all NAS Monitoring Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the NAS Monitoring Trust after the Effective Date.

204. “NAS PI Opioid Claim” means the claim of any natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome, and does not include any NAS Monitoring Opioid Claims.

205. “NAS PI Opioid Claims Share” means 0.625% of the Opioid MDT II Distributable Value (i) after deducting from the Opioid MDT II Distributable Value reserved expenses for items (a) and (b) of the definition of Opioid MDT II Operating Expenses, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

206. “New AR Revolving Facility” means the new accounts receivable revolving credit facility in the aggregate principal amount of up to approximately $200 million to be entered into by the Reorganized Debtors on, prior to, or after the Effective Date.

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207. “New AR Revolving Facility Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New AR Revolving Facility.

208. “NewCo” means a new Entity, if any, to be organized or incorporated by or at the direction of the Required Supporting Unsecured Noteholders and with the reasonable consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, on or before the Effective Date.

209. “NewCo Subsidiaries” means new Entities, if any, to be organized or incorporated by or at the direction of the Required Supporting Unsecured Noteholders and with the reasonable consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, on or before the Effective Date, other than NewCo.

210. “New Credit Facilities” means, collectively, (a) the New Term Loan Facility and (b) the New AR Revolving Facility.

211. “New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents for Reorganized Mallinckrodt and the Reorganized Debtors; provided, that, all such documents for Reorganized Mallinckrodt shall have governance standards as though it was listed on any one of the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange, as determined prior to the Effective Date.

212. “New Mallinckrodt Ordinary Shares” means ordinary shares of NewCo or Reorganized Parent, as applicable, to be issued on the Effective Date.

213. “New Opioid Warrant Agreement” means the agreement governing the New Opioid Warrants to be effective on the Effective Date, which shall be included in the Plan Supplement.

214. “New Opioid Warrants” means warrants to acquire the number of New Mallinckrodt Ordinary Shares that would represent 19.99% of all such outstanding shares after giving effect to the exercise of the New Opioid Warrants, subject to dilution from equity reserved under the Management Incentive Plan, at a strike price reflecting an aggregate equity value for the Reorganized Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the seventh anniversary of the Effective Date; provided, that if the Reorganized Debtors exercise the Prepayment Option and prepay the Opioid Deferred Cash Payments in full, such warrants shall be exercisable only through and including the fifth anniversary of the Effective Date. For the avoidance of doubt, the New Opioid Warrants will not be subject to dilution on account of any General Unsecured Claims Distribution in the form of New Mallinckrodt Ordinary Shares.

215. “New Takeback Term Loan Agent” means the administrative agent for the New Takeback Term Loan Facility selected in accordance with the Restructuring Support Agreement.

216. “New Takeback Term Loan Facility” means a new senior secured first lien term loan facility in an original principal amount equal to the Term Loans Outstanding Amount.

217. “New Takeback Term Loans” means the loans under the New Takeback Term Loan Facility.

218. “New Takeback Term Loans Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New Takeback Term Loan Facility.

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219. “New Term Loan Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New Term Loan Facility.

220. “New Term Loan Facility” means the new term loan credit facility, or other funded indebtedness, to be entered into by the Reorganized Debtors on, prior to, or after the Effective Date that will be used to refinance the First Lien Revolving Credit Facility, and may be used to refinance the First Lien Term Loans, the First Lien Notes, and/or the Second Lien Notes; provided that such refinancing of the Second Lien Notes shall only be permitted in the event either (a)(i) the First Lien Term Loans (and the First Lien Term Loan Claims) are repaid in full in Cash and (ii) the Term Loan Exit Payment is paid to the First Lien Term Lenders, in each case, before or contemporaneously with such refinancing, or (b) if the proceeds of any portion of the New Term Loan Facility are used to refinance the Second Lien Notes, such portion of the New Term Loan Facility is secured by Liens and security interests that rank junior to the Liens and security interests securing the New Takeback Term Loans.

221. “NOAT II” means the national opioid Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the NOAT II Documents to (a) assume all liability for State Opioid Claims and Municipal Opioid Claims, (b) collect distributions made on account of the State and Municipal Government Opioid Claims Share in accordance with the NOAT II Trust Documents, (c) administer State Opioid Claims and Municipal Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Approved Uses, including to Holders of State Opioid Claims and Municipal Opioid Claims in accordance with the NOAT II Trust Documents.

222. “NOAT II Documents” means the documents governing: (a) the NOAT II; (b) the flow of consideration from the Opioid MDT II to the NOAT II; (c) submission, resolution, and distribution procedures in respect of all State Opioid Claims and Municipal Opioid Claims (including, in each case, Opioid Demands); and (d) the flow of Abatement Distributions to Authorized Recipients, including distributions, payments or flow of funds made from the NOAT II after the Effective Date.

223. “Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the other Debtors.

224. “Non-Debtor Releasing Parties” means (a) the Holders of all Claims who vote to accept the Plan, (b) the Holders of all Claims that are Unimpaired under the Plan, (c) the Holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the Holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other Holders of Claims and Equity Interests to the maximum extent permitted by law; provided, that the plaintiffs and the members of the putative class as identified in the Shenk Suit shall not be Non-Debtor Releasing Parties until such time as the Shenk Settlement is approved on a final basis and by Final Order of the United States District Court for the District of Columbia and upon such approval such plaintiffs shall be deemed to have provided the releases set forth in the Shenk Settlement; provided, further, that Opioid Claimants, solely in their capacity as Opioid Claimants, shall not be Non-Debtor Releasing Parties but shall be subject to the releases by Holders of Opioid Claims in Article IX.D.

225. “Non-Governmental Opioid Claims” means all Opioid Claims (including Opioid Demands) that are not Governmental Opioid Claims.

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226. “No Recovery Opioid Claims” means all Opioid Claims that are either (a) as of the relevant time, disallowed under section 502(e)(1)(B) of the Bankruptcy Code (subject, however, to section 502(j) of the Bankruptcy Code) or (b) subordinated pursuant to section 509(c) or section 510 of the Bankruptcy Code.

227. “Noteholder Consent Fee” means cash in an amount equal to 1.5% of par value of the applicable Supporting Unsecured Noteholder’s Guaranteed Unsecured Notes as of 11:59 P.M., prevailing Eastern time, on October 11, 2020.

228. “Notice and Claims Agent” means Prime Clerk, LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to the order of the Bankruptcy Court [Docket No. 219].

229. “Official Committee of Opioid-Related Claimants” means the official committee of opioid-related claimants appointed in the Chapter 11 Cases [Docket No. 308].

230. “Official Committee of Unsecured Creditors” means the official committee of unsecured creditors appointed in the Chapter 11 Cases [Docket No. 306].

231. “Opioid Attorneys’ Fee Fund” means a structure to be agreed upon that will be established for reimbursement of State Opioid Claimant, Municipal Opioid Claimant, and Tribe Opioid Claimant costs and expenses (including attorneys’ fees) in accordance with the Opioid MDT II Documents, which will be funded with the Opioid Attorneys’ Fee Fund Share.

232. “Opioid Attorneys’ Fee Fund Share” means an amount (from the Public Opioid Creditor Share) and structure to be agreed upon by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group.

233. “Opioid Claim” means a Claim or Cause of Action (other than Claims or Causes of Action arising from violations of the Voluntary Injunction or Opioid Operating Injunction), whether existing now or arising in the future, based in whole or in part on any conduct or circumstance occurring or existing on or before the Effective Date and arising out of, relating to, or in connection with any opioid product or substance, and any and all Opioid Demands related thereto, including, for the avoidance of doubt, claims for indemnification, contribution, or reimbursement on account of payments or losses in any way arising out of, relating to, or in connection with any such conduct or circumstances and Co-Defendant Claims. For the avoidance of doubt, Opioid Claims do not include (i) any liability premised on allegations regarding conduct undertaken by the Reorganized Debtors after the Effective Date, (ii) any Generics Price Fixing Claims, or (iii) any claims arising under section 502(h) of the Bankruptcy Code.

234. “Opioid Claimant” means a Holder of an Opioid Claim, including Governmental Opioid Claimants and Other Opioid Claimants.

235. “Opioid Claimant Release” means the releases set forth in Article I.D of the Plan.

236. “Opioid Creditor Trust Documents” means the PI Trust Documents, the Third-Party Payor Trust Documents, the Hospital Trust Documents, the NAS Monitoring Trust Documents, the Emergency Room Physicians Trust Documents, the NOAT II Documents, and the TAFT II Documents.

237. “Opioid Creditor Trustee(s)” means each trustee of an Opioid Creditor Trust or, collectively, the trustees of the Opioid Creditor Trusts, in each case, appointed in accordance with Article IV.X.2 of the Plan

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238. “Opioid Creditor Trust Operating Expenses” means any and all costs, expenses, fees, taxes, disbursements, debts or obligations incurred from the operation and administration of the Opioid Creditor Trusts, which shall be paid from the assets of the applicable Opioid Creditor Trust.

239. “Opioid Creditor Trusts” means the Public Opioid Creditor Trusts and the Private Opioid Creditor Trusts.

240. “Opioid Deferred Cash Payments” means the right of the Opioid MDT II to receive Cash payments on the Opioid Deferred Cash Payments Terms in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Effective Date; and (b) $150,000,000 on each of the third through seventh anniversaries of the Effective Date; provided, that at any time prior to the first anniversary of the Effective Date, the Reorganized Debtors shall have the Prepayment Option; provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Opioid Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) be funded solely from the net proceeds of an equity raise by the Reorganized Debtors; and (y) prepay Opioid Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the seventh anniversary of the Effective Date. The Opioid Deferred Cash Payments will be joint and several obligations (or be subject to an economically similar arrangement) of all current and future borrowers, issuers, pledgers, and guarantors of the Debtors’ funded indebtedness; provided, that for so long as the New Takeback Term Loans, the First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, Cram-Down Second Lien Notes (or any indebtedness incurred to refinance or replace such New Takeback Term Loans, First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, or Cram-Down Second Lien Notes) remain outstanding, in no event shall the cash payments described above be guaranteed by (or be required to be guaranteed by) an entity that does not also guarantee the New Takeback Term Loans, First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, or Cram-Down Second Lien Notes (or such refinancing or replacement debt).

241. “Opioid Deferred Cash Payments Terms” means the covenants and enforcement rights with respect to the Opioid Deferred Cash Payments, a term sheet setting forth the material terms of which shall be included in the Plan Supplement and shall be reasonably acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders in light of the nature, duration, and form of the deferred payment obligations, and compliance with which shall be so ordered through the Confirmation Order.

242. “Opioid Demand” means any present or future demand for payment against a Debtor that (a) was not an Opioid Claim during the Chapter 11 Cases prior to the Effective Date; (b) arises out of the same or similar conduct or events that gave rise to the Opioid Claims addressed by the Opioid Permanent Channeling Injunction; and (c) pursuant to the Plan, shall be dealt with by the Opioid MDT II or the Opioid Creditor Trusts, as applicable.

243. “Opioid Insurance Policies” means any and all Insurance Contracts providing for general liability or products liability coverage that may provide or may have provided the Debtors with rights (as defined the definition of “Assigned Insurance Rights”) with respect to any Opioid Claim, regardless of whether such rights existed in the past, now exist, or hereafter arise, and regardless of whether such rights are or were accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent. For the avoidance of doubt, Opioid Insurance Policies include such Insurance Contracts issued at any time to the Debtors’ prior affiliates, subsidiaries, and parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder. Opioid Insurance Policies include the Insurance Contracts set forth on the Schedule of Opioid Insurance Policies included in the Plan Supplement, which schedule is not, and is not intended to be, exhaustive.

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244. “Opioid Insurance Settlements” means any and all settlement agreements concerning the Opioid Insurance Policies, the rights under or related to which (i.e. the Assigned Insurance Rights) the Debtors are assigning, or in the absence of such settlement agreement would be assigning, to the Opioid MDT II pursuant to the Plan, that (i) the Debtors and an Opioid Insurer have entered into on or before the Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, and (ii) is approved by the Bankruptcy Court.

245. “Opioid Insurer” means an Insurer that has issued, is responsible for, or has liability to pay under any Opioid Insurance Policy, and each of its affiliates, predecessors in interest, and agents, solely in its capacity as such and solely with respect to such Opioid Insurance Policy.

246. Opioid Insurer Injunction” means the injunction issued pursuant to Article IX.I of the Plan.

247. “Opioid MDT II” means the master disbursement trust that is to be established in accordance with the Plan, the Confirmation Order, and the Opioid MDT II Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (as such may be modified or supplemented from time to time).

248. “Opioid MDT II Administrator” means the administrator that will be appointed by the Opioid MDT II Trustee(s) pursuant to the Opioid MDT II Documents to adjudicate and liquidate Other Opioid Claims.

249. “Opioid MDT II Consideration” means (a) the Initial Opioid MDT II Payment; (b) the New Opioid Warrants; (c) the Opioid Deferred Cash Payments; (d) the Assigned Third-Party Claims; and (e) the Assigned Insurance Rights.

250. “Opioid MDT II Distributable Value” means all cash proceeds of the Opioid MDT II Consideration.

251. “Opioid MDT II Documents” means the documents governing: (a) the Opioid MDT II (b) the Opioid Deferred Cash Payments Terms; (c) the flow of consideration from the Debtors’ Estates to the Opioid MDT II; (d) submission, resolution, and distribution procedures in respect of all Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II; (e) the appointment of the Opioid MDT II Administrator to adjudicate and liquidate Other Opioid Claims; and (f) the flow of distributions, payments or flow of funds made from the Opioid MDT II after the Effective Date. The Future Claimants’ Representative and the Ad Hoc Group of Personal Injury Victims shall have the right to consult on the Opioid MDT II Documents.

252. “Opioid MDT II Initial Distributable Value” means, as of the Opioid MDT II Initial Distribution Date, the amount of Cash held in the Opioid MDT II.

253. “Opioid MDT II Initial Distribution” means the distribution on the Opioid MDT II Initial Distribution Date of Opioid MDT II Initial Distributable Value from the Opioid MDT II to the Opioid Creditor Trusts, the Ratepayer Account, the U.S. Government Opioid Claimants, and the Other Opioid Claims Reserve.

254. “Opioid MDT II Initial Distribution Date” means the Effective Date or as soon as reasonably practicable thereafter; provided that the Opioid MDT II Initial Distribution Date shall be no later than five (5) Business Days after the Effective Date.

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255. “Opioid MDT II Operating Expenses” means the Trust Expenses and any and all costs, expenses, fees, taxes, disbursements, debts or obligations incurred from the operation and administration of the Opioid MDT II, including, but not limited to, (a) management, administration, disposition, exercise or monetization of the New Opioid Warrants and (b) direct costs of prosecution or settlement of Assigned Third-Party Claims and Assigned Insurance Rights. Opioid MDT II Operating Expenses shall not include any amounts incurred by the Opioid MDT II in connection with adjudicating or otherwise liquidating the Other Opioid Claims, which shall be paid out of the Other Opioid Claims Reserve.

256. “Opioid MDT II Operating Reserve” means a reserve in the Opioid MDT II to be established to pay any and all Opioid MDT II Operating Expenses. The Opioid MDT II Operating Reserve shall be (i) funded on the Effective Date with (a) a portion of the Opioid MDT II Initial Distributable Value in an amount determined by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group with the consent (not to be unreasonably withheld, delayed or conditioned) of the Debtors, and (b) amounts sufficient to make the first payment on account of the Third-Party Payor Opioid Claims Share, and (ii) funded thereafter with Cash held or received by the Opioid MDT II in accordance with the Opioid MDT II Documents and as determined by the Opioid MDT II Trustee(s), including with amounts sufficient to make any upcoming payments on account of the Third-Party Payor Opioid Claims Share, and (iii) held by the Opioid MDT II in a segregated account and administered by the Opioid MDT II Trustee(s) on and after the Effective Date.

257. “Opioid MDT II Subsequent Distributable Value” means, as of any Opioid MDT II Subsequent Distribution Date, the amount of Cash held in the Opioid MDT II less (a) any amounts in the Other Opioid Claims Reserve and (b) any amounts in the Opioid Attorneys’ Fee Fund (which amounts shall already have been placed in reserve through previous distributions on account of the Public Opioid Creditor Share).

258. “Opioid MDT II Subsequent Distribution” means any distribution after the Opioid MDT II Initial Distribution of Opioid MDT II Subsequent Distributable Value from the Opioid MDT II to the Opioid Creditor Trusts, the U.S. Government Opioid Claimants, and the Other Opioid Claims Reserve.

259. “Opioid MDT II Subsequent Distribution Date” means the date that is five (5) Business Days after each Opioid Deferred Cash Payment is made to the Opioid MDT II, or such other date as the Opioid MDT II Trustee(s) determine in accordance with the Opioid MDT II Documents. The Opioid MDT II will make the Opioid MDT II Subsequent Distributions on the Opioid MDT II Subsequent Distribution Date(s).

260. “Opioid MDT II Trustee(s)” means the Person or Persons selected by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, in consultation with the Debtors, and appointed to serve as trustee(s) of the Opioid MDT II to administer the Opioid MDT II and Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II and any successors thereto, pursuant to the terms of the Opioid MDT II Documents.

261. “Opioid Operating Injunction” means the operating injunction set forth in the Plan Supplement.

262. “Opioid Operating Injunction Order” means an order enforcing the terms of the Opioid Operating Injunction, which, for the avoidance of doubt, may be the Confirmation Order.

263. “Opioid Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court (which, for the avoidance of doubt, may be the Confirmation Order) permanently and forever staying, restraining, and enjoining any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on or with respect to any Opioid Claim (including any Opioid Demand) as set forth in Article IX.G of the Plan, all of which Opioid Claims (including Opioid Demands) shall be channeled to the Opioid MDT II and the Opioid Creditor Trusts for resolution as set forth in the Opioid MDT II Documents and the Opioid Creditor Trust Documents.

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264. “Opioid-Related Activities” means the development, production, manufacture, licensing, labeling, marketing, advertising, promotion, distribution or sale of opioid Products or the use or receipt of any proceeds therefrom, or the use of opioids, including opioids that are not Products.

265. “Opioid Settlement Term Sheet” means Schedule 1 to the Plan Term Sheet.

266. “Ordinary Course Professional” means any professional retained and employed by the Debtors pursuant to the Order Authorizing Employment and Payment of Professionals Utilized in the Ordinary Course of Business [Docket No. 474].

267. “Other General Unsecured Claim” means a General Unsecured Claim other than (a) Acthar Claims; (b) Generics Price Fixing Claims; (c) Asbestos Claims; (d) Environmental Claims; and (e) Legacy Unsecured Notes Claims. For the avoidance of doubt, all Claims arising from the rejection of unexpired leases or executory contracts shall be Other General Unsecured Claims.

268. “Other Opioid Claimant” means a Holder of an Other Opioid Claim.

269. “Other Opioid Claims” means any Opioid Claim that is not a Governmental Opioid Claim, Third-Party Payor Opioid Claim, Hospital Opioid Claim, Ratepayer Opioid Claim, a NAS Monitoring Opioid Claim, an Emergency Room Physicians Opioid Claim, or PI/NAS Opioid Claim, but including, for the avoidance of doubt, Co-Defendant Claims and any No Recovery Opioid Claims that are Allowed after the Effective Date under section 502(j) of the Bankruptcy Code.

270. “Other Opioid Claims Reserve” means the separate reserve which shall be a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and subject to separate administration as set forth in the Opioid MDT II Documents. All costs of adjudicating or liquidating Other Opioid Claims shall be paid out of the Other Opioid Claims Reserve, including the costs for the Opioid MDT II Administrator.

271. “Other Opioid Claims Reserve Excess” means any amounts remaining in the Other Opioid Claims Reserve after adjudication and liquidation of all Other Opioid Claims and, for the avoidance of doubt, all Allowed Other Opioid Claims are paid in accordance with the Opioid MDT II Documents.

272. “Other Opioid Claims Share” means a share of the Opioid MDT II Initial Distributable Value, after accounting for (a) all payments to the Private Opioid Creditor Trusts and the Ratepayer Account, (b) any amounts required to fund the Opioid MDT II Operating Reserve (less any reserved amounts on account of the Third-Party Payor Opioid Claims Share), and (c) the U.S. Government Claims Share, which share shall be held in the Other Opioid Claims Reserve for the benefit of Other Opioid Claimants and which share (y) shall be determined in connection with the Confirmation Hearing as satisfying all applicable Bankruptcy Code requirements and (z) must be acceptable to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group.

273. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Priority Tax Claims.

274. “Other Secured Claim” means any Secured Claim other than the First Lien Credit Agreement Claims, First Lien Notes Claims, or Second Lien Notes Claims.

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275. “Parent” means Mallinckrodt plc, a public limited company incorporated under the laws of Ireland with registered number 52227 and having its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Dublin, Ireland.

276. “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately sixty (60) days after (a) initially, the Initial Distribution Date, and (b) thereafter, the immediately preceding Periodic Distribution Date.

277. “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

278. “Petition Date” means October 12, 2020.

279. “PI/NAS Opioid Claims” means, collectively, the PI Opioid Claims, the Future Opioid PI Claims, and the NAS PI Opioid Claims. For the avoidance of doubt, NAS Monitoring Opioid Claims shall not be PI/NAS Opioid Claims.

280. “PI Opioid Claimant” means a Holder of a PI Opioid Claim or the Holder of a Future Opioid PI Claim.

281. “PI Opioid Claims” means any Opioid Claims (other than Opioid Demands) for alleged opioid-related personal injury or other similar opioid-related Claim or Cause of Action, including any opioid-related personal injury Claim, and that is not a Hospital Opioid Claim, a Third-Party Payor Opioid Claim, a NAS PI Opioid Claim, a NAS Monitoring Opioid Claim, a Ratepayer Opioid Claim, an Emergency Room Physicians Opioid Claim, or a Governmental Opioid Claim.

282. “PI Opioid Claims Share” means 9.3% of the Opioid MDT II Distributable Value, (i) after deducting from the Opioid MDT II Distributable Value reserved expenses for items in (a) and (b) of the definition of Opioid MDT II Operating Expenses, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

283. “PI Opioid Demands” means any Opioid Demand for alleged opioid-related personal injury or other similar opioid-related Cause of Action, including any opioid-related personal injury Opioid Demand or similar opioid-related Cause of Action asserted by a NAS Child.

284. “PI Trust” means the trust that is to be established in accordance with the Plan, the Confirmation Order, and the PI Trust Documents to (a) assume all liability for PI/NAS Opioid Claims, (b) collect distributions made on account of the PI Opioid Claims Share and NAS PI Opioid Claims Share in accordance with the PI Trust Documents, (c) administer PI/NAS Opioid Claims, and (d) make distributions to Holders of PI/NAS Opioid Claims in accordance with the PI Trust Documents.

285. “PI Trust Documents” means the documents governing: (a) the PI Trust; (b) the flow of consideration from the Opioid MDT II to the PI Trust; (c) submission, resolution, and distribution procedures in respect of all PI/NAS Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or funds made from the PI Trust. The Governmental Plaintiff Ad Hoc Committee and the MSGE Group shall have the right to consult on the PI Trust Documents.

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286. “Plaintiffs’ Executive Committee” means the court-appointed Co-Lead Counsel Paul J. Hanly, Jr., Joseph Rice, and Paul T. Farrell, Jr., on behalf of the court-appointed plaintiffs’ executive committee in the MDL, solely in their capacities as such and not in any individual capacities.

287. “Plan” means this joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

288. “Plan Term Sheet” means Exhibit A to the Restructuring Support Agreement, as the Plan Term Sheet may be amended, modified, or supplemented from time to time, including in connection with the Supporting Term Lenders Joinder Agreement.

289. “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or term sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of the Restructuring Support Agreement and as may be amended, modified, or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement and the terms hereof, the terms of the Restructuring Support Agreement, and in accordance with the Bankruptcy Code and the Bankruptcy Rules, including the following documents: (a) the New Governance Documents; (b) to the extent known and determined, the identity of the members of the Reorganized Board; (c) the Opioid MDT II Documents and the Opioid Creditor Trust Documents; (d) the New Opioid Warrant Agreement; (e) the Cooperation Agreement; (f) the form of indenture for the Takeback Second Lien Notes; (g) a term sheet setting forth certain material terms of the New Term Loan Facility; (h) a term sheet setting forth certain material terms of the New AR Revolving Facility; (i) the form of credit agreement to govern the New Takeback Term Loans; (j) the schedule of retained Causes of Action; (k) the Rejected Executory Contract/Unexpired Lease List; (l) the Management Incentive Plan; (m) the Opioid Operating Injunction; (n) the Restructuring Transactions Memorandum; (o) the Transfer Agreement; (p) a term sheet setting forth the material terms of the Opioid Deferred Cash Payment Terms; (q) the Registration Rights Agreement; (r) the Federal/State Acthar Settlement Agreements; (s) the Scheme of Arrangement; (t) the Schedule of Opioid Insurance Policies; (u) the form of indenture for the Cram-Down First Lien Notes; and (v) the form of indenture for the Cram-Down Second Lien Notes.

290. “Plan Supplement Filing Date” means the date on which the Plan Supplement is Filed with the Bankruptcy Court, which shall be at least twenty eight (28) days prior to the deadline established by the Disclosure Statement Order to File objections to Confirmation; provided, that the trust distribution procedures for the Opioid MDT II and each Opioid Creditor Trust shall be filed thirty (30) days after the approval of the Disclosure Statement.

291. “Post Effective Date Implementation Expenses” means all reasonable and documented fees and out of pocket expenses incurred on or after the Effective Date to implement this Plan, but excluding Trust Expenses, of (1)(a) primary counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) Delaware counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Landis Rath & Cobb LLP (c) Irish counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Matheson LLP, (d) regulatory counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Reed Smith LLP, (e) financial advisor to the Guaranteed Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Guaranteed Unsecured Notes Ad Hoc Group, (g) such other legal, consulting, financial, and/or other professional advisors to which the Guaranteed Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time, (h) primary counsel to the Governmental Plaintiff Ad Hoc Committee, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (i) Delaware counsel to the Governmental Plaintiff Ad Hoc Committee, Morris James LLP, (j) Irish counsel to the Governmental Plaintiff Ad Hoc Committee, William Fry, (k) investment banker to the

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Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., (l) special consultant to the Governmental Plaintiff Ad Hoc Committee, Dr. Fred Hyde, (m) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time, (n) primary counsel to the MSGE Group Caplin & Drysdale, Chartered, (o) Delaware counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A. (p) financial advisor to the MSGE Group, FTI Consulting, and (q) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time, in each case, in accordance with the terms of the applicable engagement letters, if any, and subject to a good-faith, non-binding budget to be submitted by each applicable professional to the Debtors prior to the Effective Date, which budget shall be reasonably acceptable to such professional and the Debtors; and (2) the professionals entitled to the payment of such fees and out of pocket expenses pursuant to the Cash Collateral Order (including the advisors to the Ad Hoc First Lien Term Lender Group).

292. “Prepayment Option” means the right to prepay, in full or in part, the Opioid Deferred Cash Payments, at any time prior to the first anniversary of the Effective Date, at (a) for prepayments as of the end of each of the 12 months after the Effective Date, the prepayment cost set forth on Annex A hereto or (b) to the extent a prepayment occurs other than at the end of a month, a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (i)(A) the present value of the Opioid Deferred Cash Payments at the prepayment date plus (B) $450,000,000 to equal (ii)(A) the present value of the payments under the Original Payments Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payments Schedule), discounted at a discount rate of 12% per annum, plus (B) $300,000,000.

293. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

294. “Private Opioid Creditor Trusts” means the Third-Party Payor Trust, the PI Trust, the NAS Monitoring Trust, the Emergency Room Physicians Trust, and the Hospital Trust.

295. “Private Opioid Creditor Trust Deductions and Holdbacks” means, collectively or as applicable, the following deductions and holdbacks from Distributions from the Private Opioid Creditor Trusts pursuant to the Opioid Creditor Trust Documents: (i) the deduction of Opioid Creditor Trust Operating Expenses of the Private Opioid Creditor Trusts, as required under and subject to the terms of the Opioid Creditor Trust Documents, (ii) the deduction of amounts on account of compensation, costs and fees of professionals that represented or advised Claimants in Classes 9(a)-9(g) in connection with the Chapter 11 Cases, as and to the extent provided in the Opioid Creditor Trust Documents and subject to Article IV.X.8 of the Plan, and (iii) the common benefit assessment required under Article IV.X.8 of the Plan and, where applicable, the fees and costs of such a Claimant’s individual attorney(s), which deduction shall be made by such attorney(s) and reduced by the common benefit assessment in accordance with Article IV.X.8 of the Plan.

296. “Products” means any and all products developed, designed, manufactured, marketed or sold, in research or development, or supported by, the Debtors, whether work in progress or in final form.

297. “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

298. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash no later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.

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299. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2 of the Plan. 300. “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

301. “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class; provided, that the Pro Rata Share for the General Unsecured Claims Distribution shall be calculated on a consolidated basis for all applicable Classes and all Debtors.

302. “Protected Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled Affiliates, respective heirs, executors, Estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Person’s respective current and former officers and directors, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including attorneys retained by any director in his or her capacity as a director or manager of a Person), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as a director or manager of a Person), consultants, experts and other professionals (including any professional advisor retained by any director in his or her capacity as a director or manager of a Person) or other representatives of the Persons described in clauses (a) through (d), provided that consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date. “Protected Party” shall also include each Settling Opioid Insurer, but shall not include the Opioid MDT II or any Opioid Creditor Trust. Notwithstanding anything to the contrary herein, none of the following Persons, in their respective following capacities, shall be Protected Parties: (1) Medtronic plc or Covidien plc, (2) any subsidiaries or Affiliates of Medtronic plc or Covidien plc that existed as a subsidiary or Affiliate of Medtronic plc or Covidien plc after July 1, 2013, (3) any successors or assigns of any Entity described in clause (1) or clause (2) that became such a successor or assign after July 1, 2013 (excluding, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), (4) any former subsidiaries or Affiliates of Covidien plc that ceased being such a subsidiary or Affiliate before July 1, 2013, and any successor or assign to such subsidiary or Affiliate of Covidien plc, and (5) any Representative of any Entity described in the foregoing clauses (1) through (4) except to the extent such Representative is described in clause (d) and (e) of this definition of “Protected Party.”

303. “Public Opioid Creditor Share” means (a) the remaining amount of the Opioid MDT II Distributable Value after all payments to the Private Opioid Creditor Trusts and the Ratepayer Account and

(b)	the Other Opioid Claims Reserve Excess.

304. “Public Opioid Creditor Share Deductions” means (i) the following payments: (a) any amounts required to fund the Opioid MDT II Operating Reserve, (b) the U.S. Government Claims Share, (c) the Other Opioids Claims Share, and (ii) any amounts in the Other Opioid Claims Reserve, any amounts in the Opioid Attorneys’ Fee Fund, and any amounts in the Opioid MDT II Operating Reserve.

305. “Public Opioid Creditor Share Distributable Value” means all amounts distributable on account of the Public Opioid Creditor Share, less any Public Opioid Creditor Share Deductions.

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306. “Public Opioid Creditor Trusts” means the NOAT II and the TAFT II.

307. “Purdue Bankruptcy Cases” means the bankruptcy cases jointly administered under the caption In re Purdue Pharma L.P., Case No. 19-23649 (RDD) (Bankr. S.D.N.Y.).

308. “Ratepayer Account” means the segregated account to be established by the Opioid MDT II and administered by the Ratepayer Mediation Participants for Approved Uses, which shall include distributions to the Truth Initiative Foundation.

309. “Ratepayer Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

310. “Ratepayer Mediation Participants” means the proposed representatives of classes of privately insured parties who are plaintiffs and proposed class representatives identified in the Amended Verified Statement of Stevens & Lee, P.C. Pursuant to Bankruptcy Rule 2019 filed at Docket No. 333 in the Purdue Bankruptcy Cases.

311. “Ratepayer Opioid Claimant” means a Holder of a Ratepayer Opioid Claim.

312. “Ratepayer Opioid Claims” means any Opioid Claims (including Opioid Demands) that arises out of or relates to the payment of health insurance by the Holder of such Claim.

313. “Recognition Proceedings” means the proceedings commenced by the Debtors under Part IV of the Canadian Companies Arrangement Act in the Canadian Court to recognize in Canada any of the Chapter 11 Cases as foreign main proceedings or foreign nonmain proceedings, as applicable, and to recognize in Canada certain Orders of the Bankruptcy Court.

314. “Registration Rights Agreement” means the registration rights agreement(s) with respect to the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) to be effective on the Effective Date.

315. “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” shall have a correlative meaning.

316. “Rejected Executory Contract/Unexpired Lease List” means the list, of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that will be rejected pursuant to the Plan which will be filed with the Plan Supplement.

317. “Released Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled Affiliates, respective heirs, executors, Estates, and nominees, in each case solely in their capacity as such; (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Person’s respective current and former officers and directors, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including attorneys retained by any director in his or her capacity as a director or manager of a Person), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as a director or manager of a Person), consultants, experts and other professionals (including any professional advisor retained by any director in his or her capacity as a director or manager of a Person) or other representatives of the Persons described in clauses (a) through (d); (f) each member of the Guaranteed Unsecured Notes Ad Hoc Group in their capacity as such, (g) each Supporting Unsecured Noteholder in their capacity as such, (h) the Opioid MDT II and the Opioid Creditor Trusts,

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(i) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (j) each Supporting Governmental Opioid Claimant in their capacity as such; (k) each member of the MSGE Group in their capacity as such; (l) each Supporting Term Lender in its capacity as such; (m) each member of the Ad Hoc First Lien Term Lender Group in its capacity as such; (n) each Prepetition Secured Party (as defined in the Cash Collateral Order); (o) the Guaranteed Unsecured Notes Indenture Trustee; (p) the Legacy Unsecured Notes Indenture Trustee solely in its capacity and to the extent it serves as a Distribution Agent; (q) the Future Claimants Representative; (r) the Official Committee of Opioid-Related Claimants; (s) the Official Committee of Unsecured Creditors; and (t) with respect to each of the foregoing Persons in clauses (f) through (s), each such Person’s Representatives. Notwithstanding anything to the contrary herein, none of the following Persons, in their respective following capacities, shall be Released Parties: (1) Medtronic plc or Covidien plc, (2) any subsidiaries or Affiliates of Medtronic plc or Covidien plc that existed as a subsidiary or Affiliate of Medtronic plc or Covidien plc after July 1, 2013, (3) any successors or assigns of any Entity described in clause (1) or clause (2) that became such a successor or assign after July 1, 2013 (excluding, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), (4) any former subsidiaries or Affiliates of Covidien plc that ceased being such a subsidiary or Affiliate before July 1, 2013, and any successor or assign to such subsidiary or Affiliate of Covidien plc, and (5) any Representative of any Entity described in the foregoing clauses (1) through (4) except to the extent such Representative is described in clause (d) and (e) of this definition of “Released Party.”

318. “Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Mallinckrodt.

319. “Reorganized Debtors” means, on or after the Effective Date, (a) the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, and (b) to the extent not already encompassed by clause (a), Reorganized Mallinckrodt and all NewCo Subsidiaries as of the Effective Date.

320. “Reorganized Mallinckrodt” means Reorganized Parent or NewCo, as applicable, on or after the Effective Date.

321. “Reorganized Parent” means, on or after the Effective Date, Mallinckrodt plc as reorganized pursuant to and under the Plan.

322. “Reorganized VI-Specific Debtors” means on or after the Effective Date, the VI-Specific Debtors, as reorganized pursuant to and under the Plan, or any successor thereto.

323. “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, investors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

324. “Required Supporting Term Lenders” shall have the meaning ascribed to such term in the Restructuring Support Agreement.

325. “Required Supporting Unsecured Noteholders” means, as of any date of determination, Supporting Unsecured Noteholders holding at least a majority in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement. Guaranteed Unsecured Notes held by any (a) Mallinckrodt Entity, (b) holder of Opioid Claims, or (c) Entity or Person whose vote has been “designated” by the Bankruptcy Court in the Chapter 11 Cases (including pursuant to section 1126(e) of the Bankruptcy Code), shall not be included (either in the numerator or the denominator), and shall not be considered outstanding Guaranteed Unsecured Notes Claims, for purposes of calculating the Required Supporting Unsecured Noteholders.

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326. “Restructuring Expenses” means all reasonable and documented fees and out of pocket expenses incurred prior to the Effective Date, including Transaction Fees, of (1)(a) primary counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) Delaware counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Landis Rath & Cobb LLP (c) Irish counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Matheson LLP, (d) regulatory counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Reed Smith LLP, (e) financial advisor to the Guaranteed Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Guaranteed Unsecured Notes Ad Hoc Group, (g) such other legal, consulting, financial, and/or other professional advisors to which the Guaranteed Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time, (h) primary counsel to the Governmental Plaintiff Ad Hoc Committee, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (i) Delaware counsel to the Governmental Plaintiff Ad Hoc Committee, Morris James LLP, (j) Irish counsel to the Governmental Plaintiff Ad Hoc Committee, William Fry, (k) investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., (l) special consultant to the Governmental Plaintiff Ad Hoc Committee, Dr. Fred Hyde, (m) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time, (n) primary counsel to the MSGE Group Caplin & Drysdale, Chartered, (o) Delaware counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A., (p) financial advisor to the MSGE Group, FTI Consulting, and (q) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time, in each case, in accordance with the terms of the applicable engagement letters, if any, with any balance(s) paid on the Effective Date; provided, that the Transaction Fees shall only be paid after entry of an order, which may be the Confirmation Order, authorizing payment of such Transaction Fees; and (2) the professionals entitled to the payment of such fees and out of pocket expenses pursuant to the Cash Collateral Order (including the advisors to the Ad Hoc First Lien Term Lender Group).

327. “Restructuring Expenses Order” means that certain Order Authorizing the Debtors to Assume and/or Enter Into Reimbursement Agreements with RSA Parties’ Professionals entered by the Bankruptcy Court on February 1, 2021 [Docket No. 1250], as amended, supplemented, or modified from time to time, in each case with the consent of the Debtors and the applicable parties to the Restructuring Support Agreement.

328. “Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into on October 11, 2020, by and among the Debtors, the Supporting Unsecured Noteholders, and the Supporting Governmental Opioid Claimants and joined by (a) the MSGE Group on November 13, 2020 and (b) the Supporting Term Lenders on March 10, 2021 (as such may be amended, modified or supplemented in accordance with its terms, including as modified by the MSGE Group Joinder Agreement and the Supporting Term Lenders Joinder Agreement).

329. “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

330. “Restructuring Transactions Memorandum” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions.

331. “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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332. “Schedule of Opioid Insurance Policies” means the schedule in the Plan Supplement of Insurance Contracts, the rights under or related to which (i.e. the Assigned Insurance Rights) the Debtors are assigning, or in the absence of an Opioid Settlement Agreement would be assigning, to the Opioid MDT II pursuant to the Plan. As set forth in the definition of Opioid Insurance Policy, the Schedule of Opioid Insurance Policies is not exhaustive and shall not be construed as imposing a limitation on the scope of the Insurance Contracts as to which Debtors are assigning rights to the Opioid MDT II pursuant to the Plan (i.e. the Assigned Insurance Rights).

333. “Scheme of Arrangement” means the proposals for one or more compromise or scheme of arrangement in relation to the Parent and/or any other Debtor Entity to be formulated and proposed by the Examiner pursuant to Section 539 of the Companies Act of Ireland in connection with the Irish Examinership Proceedings and submitted to the High Court of Ireland for confirmation pursuant to Section 541 of the Companies Act of Ireland, and which will be based on and consistent in all respects with the Plan and substantially in the form of the draft scheme of arrangement to be included in the Plan Supplement and to be annexed to the petition presented to the High Court of Ireland at the commencement of the Irish Examinership Proceedings.

334. “SEC” means the United States Securities and Exchange Commission.

335. “Second Lien Notes” means the 10.00% second lien senior secured notes due 2025 pursuant to the Second Lien Notes Indenture.

336. “Second Lien Notes Claim” means any Claim arising under, deriving from or based upon the Second Lien Notes or the Second Lien Notes Indenture.

337. “Second Lien Notes Indenture” means that certain Indenture, dated as of December 6, 2019, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent (as modified, amended, or supplemented from time to time).

338. “Second Lien Notes Makewhole Claim” means any Second Lien Notes Claim (a) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the Second Lien Notes Indenture) or optional redemption premium, or (b) for any “Additional Amounts” (as defined in the Second Lien Notes Indenture).

339. “Secured Claim” means a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to the Plan or order of the Bankruptcy Court as a secured claim.

340. “Securities” means any instruments that qualify under Section 2(a)(1) of the Securities Act.

341. “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

342. “September 2015 Notes Indenture” means that certain Indenture, dated as of September 24, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

343. “Settled Federal/State Acthar Claims” means any Claims settled through the Federal/State Acthar Settlement.

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344. “Settling Opioid Insurer” means an Insurer that has entered into an Opioid Insurance Settlement, solely in its capacity as such and solely with respect to any Opioid Insurance Policy released in such Opioid Insurance Settlement.

345. “Settling Opioid Insurer Injunction” means the injunction issued pursuant to Article IX.J of the Plan.

346. “Settling State” means any State that becomes a party to a restructuring support agreement with respect to the Plan or otherwise votes to accept the Plan.

347. “Shared Collateral” shall have the meaning ascribed to such term in any Intercreditor Agreement, as applicable.

348. “Shenk Settlement” means the proposed mediated settlement of the Shenk Suit.

349. “Shenk Suit” means the securities fraud putative class action lawsuit brought by the State Teachers Retirement System of Ohio titled Shenk v. Mallinckrodt plc, No. 1:17-cv-00145-DLF (D.D.C.) that is pending in the United States District Court for the District of Columbia.

350. “Specialty Generics Debtors” means Debtors Mallinckrodt Equinox Finance Inc., Mallinckrodt Enterprises Holdings, Inc., Mallinckrodt ARD Finance LLC, Mallinckrodt Enterprises LLC, Mallinckrodt LLC, SpecGx LLC, SpecGx Holdings LLC, WebsterGx Holdco LLC, and Mallinckrodt APAP LLC.

351. “State” means a state or territory of the United States of America and the District of Columbia.

352. “State and Municipal Government Opioid Claims Share” means the remainder of the Public Opioid Creditor Share Distributable Value after distributions on account of the Tribe Opioid Claims Share, which shall equate to (i) 97.1% of the first $625 million received on account of the Public Opioid Creditor Share Distributable Value, (ii) 97.05% of amounts received in excess of $625 million and up to and including $1.25 billion on account of the Public Opioid Creditor Share Distributable Value, and (iii) 97.0%% of amounts received in excess of $1.25 billion on account of the Public Opioid Creditor Share Distributable Value.

353. “State Attorney General” means the attorney general for any State.

354. “State Opioid Claims” means the Governmental Opioid Claims held by States.

355. “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b) or section 510(c) of the Bankruptcy Code, including any Claim for reimbursement, indemnification, or contribution. For the avoidance of doubt, Second Lien Notes Claims and No Recovery Opioid Claims shall not be Subordinated Claims.

356. “Supporting Governmental Opioid Claimants” means the Plaintiffs’ Executive Committee and any Governmental Units holding Opioid Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

357. “Supporting Parties” means the Supporting Governmental Opioid Claimants, the Supporting Unsecured Noteholders, the MSGE Group, and the Supporting Term Lenders in each case, for so long as the Restructuring Support Agreement shall be in effect with respect to each such parties.

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358. “Supporting Term Lenders” means the Holders of First Lien Term Loan Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

359. “Supporting Term Lenders Joinder Agreement” means that certain Joinder Agreement and Amendment to Restructuring Support Agreement dated as of March 10, 2021, entered into by and among the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Supporting Term Lenders.

360. “Supporting Unsecured Noteholders” means the Holders of Guaranteed Unsecured Notes Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

361. “TAFT II” means the one or more Abatement Trusts, limited liability companies, or other Persons that are to be established in accordance with the Plan, the Confirmation Order, and the TAFT II Documents to (a) assume all liability for Tribe Opioid Claims, (b) collect distributions made on account of the Tribe Opioid Claims Share in accordance with the TAFT II Documents, (c) administer Tribe Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including to Holders of Tribe Opioid Claims in accordance with the TAFT II Documents.

362. “TAFT II Documents” means the one or more documents establishing and governing: (a) the TAFT II; (b) the flow of consideration from the Opioid MDT II to the TAFT II; (c) submission, resolution, and distribution procedures in respect of all Tribe Opioid Claims (including Opioid Demands); and (d) the flow of Abatement Distributions to Authorized Recipients, including distributions, payments or flow of funds made from the TAFT II after the Effective Date.

363. “Takeback Second Lien Notes” means $375,000,000 of new secured takeback second lien notes due seven (7) years after the Effective Date and otherwise be on terms set forth in Exhibit 2 hereto.

364. “Takeback Second Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the Takeback Second Lien Notes.

365. “Term Loan Exit Payment” means a consent and exit payment in the amount equal to 0.5% multiplied by the Term Loans Outstanding Amount, which payment shall be payable to the First Lien Term Lenders, as an integral term of the comprehensive settlement and resolution of the disputes and controversies between the Debtors and the First Lien Term Lenders embodied in this Plan, which consent and exit payment shall (a) increase to the amount equal to 1.0% multiplied by the Term Loans Outstanding Amount if the First Lien Term Loans are not refinanced in full in Cash on or prior to the Effective Date and (b) be payable to the First Lien Term Lenders upon the Effective Date.

366. “Term Loans Outstanding Amount” means an amount equal to the 2024 First Lien Term Loans Outstanding Amount plus the 2025 First Lien Term Loans Outstanding Amount.

367. “Third-Party Payor Group” means the group of certain Holders of Third-Party Payor Claims consisting of (i) the Holders of Third-Party Payor Claims represented by the Rawlings & Associates and Lowey Dannenberg, P.C., and whose Claims are listed in Exhibit A of the Stipulation and Agreement Disallowing and Expunging Certain Third Party Payor Claims [Docket No. 2535] and (ii) one representative from United Healthcare.

368. “Third-Party Payor Opioid Claimant” means a Holder of a Third-Party Payor Opioid Claim.

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369. “Third-Party Payor Opioid Claims” means any Opioid Claims (including Opioid Demands) held by a health insurer, an employer-sponsored health plan, a union health and welfare fund or any other provider of health care benefits, and including any third-party administrator or agent on behalf thereof, in each case in its capacity as such (including any Opioid Claim or Opioid Demand based on the subrogation rights of the Holder thereof), and that is not a held by a Governmental Unit.

370. “Third-Party Payor Opioid Claims Share” means 5.21% of the sum of the Initial Opioid MDT II Payment and the aggregate amount of all Opioid Deferred Cash Payments (i) after giving effect to the Prepayment Option, if exercised, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks. For the avoidance of doubt, and for illustrative purposes, in the event the Prepayment Option is not exercised, the Third-Party Payor Claims Share will equal $83.36 million prior to application of the applicable Private Opioid Creditor Trust Deductions and Holdbacks.

371. “Third-Party Payor Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Third-Party Payor Trust Documents to (a) assume all liability for Third-Party Payor Opioid Claims, (b) receive distributions made on account of the Third-Party Payor Opioid Claims Share in accordance with the Third-Party Payor Trust Documents, (c) administer Third-Party Payor Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Approved Uses, including distributions to Holders of Third-Party Payor Opioid Claims in accordance with the Third-Party Payor Trust Documents.

372. “Third-Party Payor Trust Documents” means the documents governing: (a) the Third-Party Payor Trust; (b) the flow of consideration from the Opioid MDT II to the Third-Party Payor Trust; (c) submission, resolution, and distribution procedures in respect of all Third-Party Payor Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Third-Party Payor Trust after the Effective Date.

373. “Trade Claim” means an Unsecured Claim for the provision of goods and services to the Debtors held by a Trade Claimant.

374. “Trade Claimant” means trade creditors, service providers and other vendors who provide goods and services necessary for the Debtors continued operations, including those creditors described in (a) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors [Docket No. 6], (b) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Foreign Vendors [Docket No. 14], and (c) Motion of Debtors for Interim and Final Orders (A) Authorizing Payment of Lienholder Claims and (B) Authorizing Payment of Section 503(b)(9) Claims [Docket No. 11].

375. “Trade Claim Cash Pool” means Cash pool of up to $50,000,000 to be distributed in accordance with the terms of the Plan; provided, that any Trade Claim Cash Pool Unallocated Amount shall be distributed as part of the General Unsecured Claims Distribution.

376. “Trade Claim Cash Pool Unallocated Amount” means any unallocated amounts from the Trade Claim Cash Pool.

377. “Transaction Fees” means the “Transaction Fees” as defined in the Restructuring Expenses Order.

378. “Transfer Agreement” means one or more equity and asset transfer agreements between one or more Debtors and/or Reorganized Debtors, which shall be included in the Plan Supplement.

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379. “Tribe” means any American Indian or Alaska Native Tribe, band, nation, pueblo, village or community, that the U.S. Secretary of the Interior acknowledges as an Indian Tribe, as provided in the Federally Recognized Tribe List Act of 1994, 25 U.S.C. § 5130, and as periodically listed by the U.S. Secretary of the Interior in the Federal Register pursuant to 25 U.S.C. § 5131; and any “Tribal Organization” as provided in the Indian Self-Determination and Education Assistance Act of 1975, as amended, 25 U.S.C. § 5304(l).

380. “Tribe Opioid Claimants” means a Holder of a Tribe Opioid Claim.

381. “Tribe Opioid Claims” means any Opioid Claims (including Opioid Demands) held by a Tribe.

382. “Tribe Opioid Claims Share” means a percentage of the Public Opioid Creditor Share Distributable Value, which percentage shall be (i) 2.90% of the first $625 million received on account of the Public Opioid Creditor Share Distributable Value, (ii) 2.95% of amounts received in excess of $625 million and up to and including $1.25 billion on account of the Public Opioid Creditor Share Distributable Value, and (iii) 3.0% of amounts received in excess of $1.25 billion on account of the Public Opioid Creditor Share Distributable Value.

383. “Trust Expenses” means any reasonable and documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group on or after the Effective Date in connection with the administration of the Opioid MDT II, excluding, for the avoidance of doubt, the reasonable and documented fees and expenses incurred in connection with implementation of the Plan.

384. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

385. “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

386. “United States” means the United States of America, its agencies, departments, or agents.

387. “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

388. “Unsecured Claim” means a claim that is not secured by a Lien on property in which one of the Debtors’ Estates has an interest.

389. “U.S. Government” means the executive branch of the United States of America.

390. “U.S. Government Opioid Claimants” means a Holder of an U.S. Government Opioid Claim.

391. “U.S. Government Opioid Claims” means any Opioid Claims (including Opioid Demands) held by the United States, including any civil, non-fraud Opioid Claims of the Centers for Medicare & Medicaid Services, United States Department of Health & Human Services, HHS Indian Health Services, the United States Defense Health Agency, and the United States Department of Veterans Affairs arising under or related to the Medicare Secondary Payer Act, 42 USC §§ 1395y(b)(2),(8), section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (Pub. L. 110-173), and the Federal Medical Care Recovery Act. 42 U.S.C. §§ 2651-2653.

392. “U.S. Government Opioid Claims Share” means Cash payments from the Opioid MDT II in an amount, and payable at times, to be agreed upon by the U.S. Government, the Governmental Ad Hoc Committee and the MSGE Group.

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393. “U.S. Government Payor Statutory Rights” shall mean the United States’ rights under the Medicare Secondary Payer Act, 42 USC §§ 1395y(b)(2),(8) (“MSP”), section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (Pub. L. 110-173) (“MMSEA”), and the Federal Medical Care Recovery Act (“FMCRA”), 42 U.S.C. §§ 2651-2653, with respect to distributions under the Plan other than against the Protected Parties.

394. “VI Opioid Claim” means any Opioid Claim in any way arising, in whole or in part, from a violation of the Voluntary Injunction or the Opioid Operating Injunction that occurred on or after the Petition Date, provided that nothing in the Plan shall be construed as conferring administrative priority on any Opioid Claim arising before the Petition Date, and in the event any Person asserts an Opioid Claim based on a violation of the Voluntary Injunction or the Opioid Operating Injunction that occurred on or after the Petition Date and on any other conduct or circumstances, only that portion of such Opioid Claim attributable to such violation that occurred on or after the Petition Date shall be a VI Opioid Claim.

395. “VI-Specific Debtors” means Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGx LLC, and each of their current and former subsidiaries (solely to the extent such Entity existed as such a subsidiary from and after the Petition Date), predecessors, successors, joint ventures, divisions and assigns, as well as the foregoing entities’ Representatives, to the extent that such Representatives are acting within the scope of their engagement or employment.

396. “Voluntary Injunction” means that certain Voluntary Injunction annexed to the Order Granting Certain Debtors’ Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 with Respect to the Voluntary Injunction entered by the Bankruptcy Court in Adversary Proceeding No. 20-50850 on January 8, 2021 [Adv. Pro. Docket No. 196].

397. “Voting Representative” means a Firm representing Holders of Claims in any of the Master Ballot Classes who has returned a properly completed Solicitation Directive (as such terms are defined in the Disclosure Statement Order).

398. “Work Plan” has the meaning set forth in Article IV.BB.3.

399. “Workers’ Compensation Contracts” means the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and Plans for workers’ compensation and workers’ compensation Insurance Contracts.

B.	Rules of Interpretation

1. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to any Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code

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and Bankruptcy Rules; (h) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (k) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (l) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (m) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (n) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as in effect on the Effective Date and as applicable to the Chapter 11 Cases; (o) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (p) references to docket numbers are references to the docket numbers of documents Filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system; and (q) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

2. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3. All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

4. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Consent Rights of Supporting Parties

Notwithstanding anything to the contrary in the Plan, the Confirmation Order, or the Disclosure Statement, any and all consent and approval rights of the Supporting Parties set forth in the Restructuring Support Agreement with respect to the form and substance of any Definitive Document (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein.

Article II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS,

OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

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A.	Administrative Claims

1.	General Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will receive, in full and final satisfaction of its General Administrative Claim, an amount in Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice.

For the avoidance of doubt and notwithstanding anything to the contrary herein, all Opioid Claims arising after the Petition Date and based upon or arising from the Debtors’ pre-Effective Date conduct or activities (and excluding, for the avoidance of doubt, any VI Opioid Claims), shall receive the treatment set forth herein for Classes 8(a)-8(d) and 9(a)-9(i) (as applicable) and shall not receive the treatment described above for General Administrative Claims. Upon the Effective Date, all General Administrative Claims that are Opioid Claims shall be channeled to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, as set forth in Articles IV.W.5, IV.X.5, and IX.G herein, and shall no longer have General Administrative Claim status. For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not constitute General Administrative Claims entitled to the treatment set forth in this Article II.A.1.

2.	Professional Fee Claims, Restructuring Expenses, and Post Effective Date Implementation Expenses

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay Professional Fee Claims owing to the Retained Professionals in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

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No later than the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required.

The Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

For the avoidance of doubt, all Restructuring Expenses and Post Effective Date Implementation Expenses shall be paid in accordance with Article IV.S of the Plan, and the terms under this Article II.A.2 shall not apply to the parties entitled to receive the Restructuring Expenses. The Reorganized Debtors shall pay the Post Effective Date Implementation Expenses that they incur on or after the Effective Date in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

3.	Administrative Claims Bar Date

Except for any Administrative Claim subject to the Initial Administrative Claims Bar Date, all requests for payment of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims, the Disinterested Managers Fees and Expenses, Restructuring Expenses, Administrative Claims held by a Debtor or Non-Debtor Affiliate against a Debtor, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C below) that accrued on or before the Effective Date that were not otherwise satisfied in the ordinary course of business must be Filed with the Bankruptcy Court and served on the Debtors no later than the Administrative Claims Bar Date. If a Holder of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims, Restructuring Expenses, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C below) is required to, but does not, File and serve a request for payment of such Administrative Claim by the Administrative Claims Bar Date, such Administrative Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within three months following the subsequent filing and service of such request or as otherwise set by the Bankruptcy Court or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided that any Claim Filed after entry of a decree closing the Debtors’ Chapter 11 Cases shall not be Allowed unless the Holder of such Claim obtains an order of the Bankruptcy Court allowing such Claim. For the avoidance of doubt, Administrative Claims that were subject to the Initial Administrative Claims Bar Date, proof of which was not timely submitted in accordance with the Initial Administrative Claims Bar Date Order, shall be disallowed.

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The Reorganized Debtors, in their sole and absolute discretion, may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. The Debtors or the Reorganized Debtors, as applicable, may also choose to object to any Administrative Claim no later than the Administrative Claims Objection Deadline, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court. Unless the Debtors or the Reorganized Debtors (or other party with standing) object to a timely-Filed and properly served Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be Allowed and, if so, in what amount.

Notwithstanding anything to the contrary herein, VI Opioid Claims shall not be subject to any Administrative Claims Bar Date or any procedures governing the assertion of, and objection to, Administrative Claims contained in the Plan. All VI Opioid Claims shall survive Confirmation and Consummation of the Plan and shall be obligations of the relevant Debtors and/or Reorganized Debtors, as applicable, enforceable in any court of competent jurisdiction.

B.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder; provided that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

C.	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor(s) against which such Allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder. To the extent any Allowed Other Priority Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

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D.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, shall pay all quarterly fees due to the United States Trustee under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court), for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

Article III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims

The Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of this Article III govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class will exist for each of the Debtors; provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.G below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Other Priority Claims as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

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Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2(a)	First Lien Revolving Credit Facility Claims	Unimpaired	Presumed to Accept
2(b)	2024 First Lien Term Loan Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
2(c)	2025 First Lien Term Loan Clams	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
3	First Lien Notes Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
4	Second Lien Notes Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
5	Guaranteed Unsecured Notes Claims	Impaired	Entitled to Vote
6(a)	Acthar Claims	Impaired	Entitled to Vote
6(b)	Generics Price Fixing Claims	Impaired	Entitled to Vote
6(c)	Asbestos Claims	Impaired	Entitled to Vote
6(d)	Legacy Unsecured Notes Claims	Impaired	Entitled to Vote
6(e)	Environmental Claims	Impaired	Entitled to Vote
6(f)	Other General Unsecured Claims	Impaired	Entitled to Vote
7	Trade Claims	Impaired	Entitled to Vote
8(a)	State Opioid Claims	Impaired	Entitled to Vote
8(b)	Municipal Opioid Claims	Impaired	Entitled to Vote
8(c)	Tribe Opioid Claims	Impaired	Entitled to Vote
8(d)	U.S. Government Opioid Claims	Impaired	Entitled to Vote
9(a)	Third-Party Payor Opioid Claims	Impaired	Entitled to Vote
9(b)	PI Opioid Claims	Impaired	Entitled to Vote
9(c)	NAS PI Opioid Claims	Impaired	Entitled to Vote
9(d)	Hospital Opioid Claims	Impaired	Entitled to Vote
9(e)	Ratepayer Opioid Claims	Impaired	Entitled to Vote
9(f)	NAS Monitoring Opioid Claims	Impaired	Entitled to Vote
9(g)	Emergency Room Physicians Opioid Claims	Impaired	Entitled to Vote
9(h)	Other Opioid Claims	Impaired	Entitled to Vote
9(i)	No Recovery Opioid Claims	Impaired	Deemed to Reject
10	Settled Federal/State Acthar Claims	Impaired	Entitled to Vote
11	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
12	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
13	Subordinated Claims	Impaired	Deemed to Reject
14	Equity Interests	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

1.	Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

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b.

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor, shall (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders.

c.

Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — First Lien Credit Agreement Claims

a.	Class 2(a) — First Lien Revolving Credit Facility Claims

(i)	Classification: Class 2(a) consists of all First Lien Revolving Credit Facility Claims.

(ii)

Allowance: The First Lien Revolving Credit Facility Claims shall be Allowed in the amount of $900,000,000 minus any payments expressly designated as payments of principal of loans under the First Lien Revolving Credit Facility prior to the Effective Date plus all accrued and unpaid interest, fees, expenses, costs, indemnification, and other charges arising under or related to the First Lien Revolving Credit Facility (accounting for adequate protection payments made pursuant to the Cash Collateral Order), but excluding any Claims (i) arising under or related to the 2024 First Lien Term Loan or the 2025 First Lien Term Loan, (ii) for default rate interest under Section 2.13(c) of the First Lien Credit Agreement in excess of the non-default rate applicable under Section 2.13(a) or (b) of the First Lien Credit Agreement, and (iii) for interest based on the asserted conversion of any “Eurocurrency Borrowing” to an “ABR Borrowing” (each as defined in the First Lien Credit Agreement) under Section 2.07(e) of the First Lien Credit Agreement, to the extent such interest exceeds the interest payable on such borrowing as a Eurocurrency Borrowing; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to the First Lien Revolving Lenders and their agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by the First Lien Revolving Lenders and their agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Revolving Credit Facility Claims.

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(iii)

Treatment: All Allowed First Lien Revolving Credit Facility Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, repayment in full in Cash. For the avoidance of doubt, the foregoing treatments shall not be, and shall not be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(a) is Unimpaired, and Holders of First Lien Revolving Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of First Lien Revolving Credit Facility Claims are not entitled to vote to accept or reject the Plan.

b.	Class 2(b) — 2024 First Lien Term Loan Claims

(i)	Classification: Class 2(b) consists of all 2024 First Lien Term Loan Claims.

(ii)

Allowance: The 2024 First Lien Term Loan Claims shall be Allowed in the amount of the 2024 First Lien Term Loans Outstanding Amount plus the amount of any First Lien Term Loans Accrued and Unpaid Interest plus any other accrued and unpaid First Lien Obligations directly or ratably applicable to the 2024 First Lien Term Loan Claims; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to Holders of 2024 First Lien Term Loan Claims and their agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the 2024 First Lien Term Loan Claims.

(iii)

Treatment: All Allowed 2024 First Lien Term Loan Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option either (a) the New Takeback Term Loans plus repayment in full in Cash of the First Lien Term Loans Accrued and Unpaid Interest plus the Term Loan Exit Payment or (b) repayment of such Claims in full in Cash in an amount equal to the 2024 First Lien Term Loans Outstanding Amount plus the First Lien Term Loans Accrued and Unpaid Interest plus the Term Loan Exit Payment. For the avoidance of doubt, neither of the foregoing treatments or any component thereof are, nor shall such treatments or any component thereof be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(b) is either (a) Impaired if receiving the New Takeback Term Loans, and, in such case, Holders of 2024 First Lien Term Loan Claims are entitled to vote to accept or reject the Plan or (b) Unimpaired if repaid in full in Cash, and, in such case, Holders of 2024 First Lien Term Loans are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of 2024 First Lien Term Loan Claims are not entitled to vote to accept or reject the Plan).

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c.	Class 2(c) — 2025 First Lien Term Loan Claims

(i)	Classification: Class 2(c) consists of all 2025 First Lien Term Loan Claims.

(ii)

Allowance: The 2025 First Lien Term Loan Claims shall be Allowed in the amount of the 2025 First Lien Term Loans Outstanding Amount plus the amount of any First Lien Term Loans Accrued and Unpaid Interest plus any other accrued and unpaid First Lien Obligations directly or ratably applicable to the 2025 First Lien Term Loan Claims; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to Holders of 2025 First Lien Term Loan Claims and their agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the 2025 First Lien Term Loan Claims.

(iii)

Treatment: All Allowed 2025 First Lien Term Loan Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (a) the New Takeback Term Loans plus repayment in full in Cash of the First Lien Term Loans Accrued and Unpaid Interest plus the Term Loan Exit Payment or (b) repayment of such Claims in full in Cash in an amount equal to the 2025 First Lien Term Loans Outstanding Amount plus the First Lien Term Loans Accrued and Unpaid Interest plus the Term Loan Exit Payment. For the avoidance of doubt, neither of the foregoing treatments or any component thereof are, nor shall such treatments or any component thereof be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(c) is either (a) Impaired if receiving the New Takeback Term Loans, and, in such case, Holders of 2025 First Lien Term Loan Claims are entitled to vote to accept or reject the Plan or (b) Unimpaired if repaid in full in Cash, and, in such case, Holders of 2025 First Lien Term Loans are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of 2025 First Lien Term Loan Claims are not entitled to vote to accept or reject the Plan).

3.	Class 3 — First Lien Notes Claims

a.	Classification: Class 3 consists of all First Lien Notes Claims.

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b.

Allowance: On the Effective Date, the First Lien Notes Claims shall be Allowed in the aggregate principal amount of $495,032,000.00 minus any express payments of principal of the First Lien Notes prior to the Effective Date, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid premiums, fees costs, or other amounts due and owing pursuant to the First Lien Notes Indenture.

c.

Treatment: If at the time of Confirmation (i) the First Lien Notes Makewhole Claims are not Allowed and (ii) the Allowed First Lien Notes Claims may be reinstated without the First Lien Notes Makewhole Claims being Allowed, all Allowed First Lien Notes Claims shall be Reinstated. Otherwise, all Allowed First Lien Notes Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (1) the Cram-Down First Lien Notes in a face amount equal to the amount of such Allowed First Lien Notes Claims or (2) Cash in an amount equal to the amount of such Allowed First Lien Notes Claims, provided that the treatment in this clause (2) shall only be permitted in the event (x) the Cash used to fund the payment of the principal amount of the First Lien Notes Claims is derived from the proceeds of indebtedness incurred to fund such payment (it being understood that this restriction does not apply to any First Lien Notes Makewhole Claims, if Allowed) or (y) the First Lien Term Loan Claims have been paid or are paid contemporaneously in full in Cash.

d.

Voting: Class 3 is either (i) Impaired, if receiving the Cram-Down First Lien Notes, and Holders of First Lien Notes Claims are entitled to vote to accept or reject the Plan, or (ii) Unimpaired either if the Allowed First Lien Notes Claims are Reinstated or if receiving Cash, and Holders of First Lien Notes Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of First Lien Notes Claims are not entitled to vote to accept or reject the Plan).

4.	Class 4 — Second Lien Notes Claims

a.	Classification: Class 4 consists of all Second Lien Notes Claims.

b.

Allowance: On the Effective Date, the Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $322,868,000.00 minus any express payments of principal of the Second Lien Notes prior to the Effective Date, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid premiums, fees costs, or other amounts due and owing pursuant to the Second Lien Notes Indenture.

c.

Treatment: If at the time of Confirmation (i) the Second Lien Notes Makewhole Claims are not Allowed and (ii) the Allowed Second Lien Notes Claims may be reinstated without the Second Lien Notes Makewhole Claims being Allowed, all Allowed Second Lien Notes Claims shall be Reinstated. Otherwise, all Allowed Second Lien Notes Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (1) the Cram-Down Second Lien Notes in a face amount equal to the amount of such Allowed Second Lien Notes Claims, or (2) Cash in an amount equal to the amount of such Allowed Second Lien Notes Claims, provided that the treatment in this clause (2) shall only be permitted in the event (x)(i) the First Lien

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Term Loans (and the First Lien Term Loan Claims) are repaid in full in Cash and (ii) the Term Loan Exit Payment is paid to the First Lien Term Lenders, in each case, before or contemporaneously with such refinancing of the Second Lien Notes Claims or (y) if the proceeds of any portion of the New Term Loan Facility are used to pay the Second Lien Notes Claims in Cash, such portion of the New Term Loan Facility is secured by Liens and security interests that rank junior to the Liens and security interests securing the New Takeback Term Loans.

d.

Voting: Class 4 is either (i) Impaired, if receiving the Cram-Down Second Lien Notes, and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan, or (ii) Unimpaired either if the Allowed Second Lien Notes Claims are Reinstated or if receiving Cash, and Holders of Second Lien Notes Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of Second Lien Notes Claims are not entitled to vote to accept or reject the Plan).

5.	Class 5 — Guaranteed Unsecured Notes Claims

a.	Classification: Class 5 consists of all Guaranteed Unsecured Notes Claims.

b.	Allowance: The Guaranteed Unsecured Notes Claims shall be Allowed in the following amounts:

(i)	the 5.75% Senior Notes Claims shall be Allowed in the amount of not less than $610,304,000.00, plus accrued but unpaid interest as of the Petition Date;

(ii)	the 5.625% Senior Notes Claims shall be Allowed in the amount of not less than $514,673,000.00, plus accrued but unpaid interest as of the Petition Date; and

(iii)	the 5.50% Senior Notes Claims shall be Allowed in the amount of not less than $387,207,000.00, plus accrued but unpaid interest as of the Petition Date.

c.

Treatment: Except to the extent that a Holder of an Allowed Guaranteed Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Guaranteed Unsecured Notes Claim, on the Effective Date (or as soon as practicable thereafter), each Holder of an Allowed Guaranteed Unsecured Notes Claim shall receive its Pro Rata Share of (i) the Takeback Second Lien Notes and (ii) 100% of New Mallinckrodt Ordinary Shares, subject to dilution on account of the New Opioid Warrants, the Management Incentive Plan, and any General Unsecured Claims Distribution in the form of New Mallinckrodt Ordinary Shares.

d.	Voting: Class 5 is Impaired, and Holders of Guaranteed Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 — General Unsecured Claims

a.	Class 6(a) — Acthar Claims

(i)	Classification: Class 6(a) consists of all Acthar Claims.

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(ii)

Treatment: Except to the extent that a Holder of an Allowed Acthar Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Acthar Claim, each Holder of an Allowed Acthar Claim shall receive its General Unsecured Claims Distribution.

(iii)	Voting: Class 6(a) is Impaired, and Holders of Acthar Claims are entitled to vote to accept or reject the Plan.

b.	Class 6(b) — Generics Price Fixing Claims

(i)	Classification: Class 6(b) consists of all Generics Price Fixing Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Generics Price Fixing Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Generics Price Fixing Claim, each Holder of an Allowed Generics Price Fixing Claim shall receive its General Unsecured Claims Distribution.

(iii)	Voting: Class 6(b) is Impaired, and Holders of Generics Price Fixing Claims are entitled to vote to accept or reject the Plan.

c.	Class 6(c) — Asbestos Claims

(i)	Classification: Class 6(c) consists of all Asbestos Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Asbestos Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Asbestos Claim, each Holder of an Allowed Asbestos Claim shall receive its General Unsecured Claims Distribution.

(iii)	Voting: Class 6(c) is Impaired, and Holders of Asbestos Claims are entitled to vote to accept or reject the Plan.

d.	Class 6(d) — Legacy Unsecured Notes Claims

(i)	Classification: Class 6(d) consists of all Legacy Unsecured Notes Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Legacy Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Legacy Unsecured Notes Claim, each Holder of an Allowed Legacy Unsecured Notes Claim shall receive its General Unsecured Claims Distribution.

(iii)	Voting: Class 6(d) is Impaired, and Holders of Legacy Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

e.	Class 6(e) — Environmental Claims

(i)	Classification: Class 6(e) consists of all Environmental Claims.

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(ii)

Treatment: Except to the extent that a Holder of an Allowed Environmental Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Environmental Claim, each Holder of an Allowed Environmental Claim shall receive its General Unsecured Claims Distribution.

(iii)	Voting: Class 6(e) is Impaired, and Holders of Environmental Claims are entitled to vote to accept or reject the Plan.

f.	Class 6(f) — Other General Unsecured Claims

(i)	Classification: Class 6(f) consists of all Other General Unsecured Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other General Unsecured Claim, each Holder of an Allowed Other General Unsecured Claim shall receive its General Unsecured Claims Distribution.

(iii)	Voting: Class 6(f) is Impaired, and Holders of Other General Unsecured Claims are entitled to vote to accept or reject the Plan.

7.	Class 7 — Trade Claims

a.	Classification: Class 7 consists of all Trade Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Trade Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Trade Claim and as consideration for maintaining Favorable Trade Terms, each Holder of an Allowed Trade Claim that votes to accept the Plan and agrees to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order shall receive its Pro Rata Share of the Trade Claim Cash Pool up to the Allowed Amount of such Claim. If the Holder of an Allowed Trade Claim votes to reject the Plan or does not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order, such Holder shall receive its General Unsecured Claims Distribution.

c.	Voting: Class 7 is Impaired, and Holders of Trade Claims are entitled to vote to accept or reject the Plan.

8.	Class 8 — Governmental Opioid Claims

a.	Class 8(a) — State Opioid Claims

(i)	Classification: Class 8(a) consists of all State Opioid Claims.

(ii)

Treatment: As of the Effective Date, all State Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for State Opioid Claims shall be assumed by, the NOAT II. Each State Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures

54

of the NOAT II Documents and shall receive a recovery, if any, from the State and Municipal Government Opioid Claims Share. The NOAT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any State Opioid Claimant on account of its State Opioid Claim shall be to the NOAT II, and each such State Opioid Claimant shall have no right whatsoever at any time to assert its State Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such State Opioid Claims, and may not proceed in any manner against any Protected Party on account of such State Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NOAT II in respect of State Opioid Claims shall be used solely for Approved Uses, in accordance with the NOAT II Documents.

(iii)	Voting: Class 8(a) is Impaired, and Holders of State Opioid Claims are entitled to vote to accept or reject the Plan.

b.	Class 8(b) — Municipal Opioid Claims

(i)	Classification: Class 8(b) consists of all Municipal Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Municipal Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Municipal Opioid Claims shall be assumed by, the NOAT II. Each Municipal Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NOAT II Documents and shall receive a recovery, if any, from the State and Municipal Government Opioid Claims Share. The NOAT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any Municipal Opioid Claimant on account of its Municipal Opioid Claim shall be to the NOAT II, and each such Municipal Opioid Claimant shall have no right whatsoever at any time to assert its Municipal Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Municipal Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Municipal Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NOAT II in respect of Municipal Opioid Claims shall be used solely for Approved Uses, in accordance with the NOAT II Documents.

(iii)	Voting: Class 8(b) is Impaired, and Holders of Municipal Opioid Claims are entitled to vote to accept or reject the Plan.

c.	Class 8(c) — Tribe Opioid Claims

(i)	Classification: Class 8(c) consists of all Tribe Opioid Claims.

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(ii)

Treatment: As of the Effective Date, all Tribe Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Tribe Opioid Claims shall be assumed by, the TAFT II; provided, however, for the avoidance of doubt, for all purposes of this Plan, all Tribe Opioid Claims shall be channeled only to the Tribe entity constituting a trust under State law (and not to any limited liability companies or other Person included within the definition of TAFT II). Each Tribe Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the TAFT II Documents and shall receive a recovery, if any, from the Tribe Opioid Claims Share. The TAFT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any Tribe Opioid Claimant on account of its Tribe Opioid Claim shall be to the TAFT II, and each such Tribe Opioid Claimant shall have no right whatsoever at any time to assert its Tribe Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Tribe Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Tribe Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the TAFT II in respect of Tribe Opioid Claims shall be used solely for Approved Uses, in accordance with the TAFT II Documents.

(iii)	Voting: Class 8(c) is Impaired, and Holders of Tribe Opioid Claims are entitled to vote to accept or reject the Plan.

d.	Class 8(d) — U.S. Government Opioid Claims[3]

(i)	Classification: Class 8(d) consists of all U.S. Government Opioid Claims.

(ii)

Treatment: As of the Effective Date, all U.S. Government Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for U.S. Government Opioid Claims shall be assumed by, the Opioid MDT II. Each U.S. Government Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents and (a) to the extent the holder of each U.S. Government Opioid Claim agrees to this treatment, each such holder shall receive in full and final satisfaction, a recovery, if any, from the U.S. Government Opioid Claims Share and shall not retain their U.S. Government Payor Statutory Rights and (b) to the extent the holder of each U.S. Government Opioid Claim does not agree to this treatment, then each such holder shall receive the treatment set forth in Class 9(h) and each holder of a U.S. Government Opioid Claim shall retain their U.S. Government Payor Statutory Rights. The Opioid MDT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any U.S. Government Opioid Claimant on account of its U.S. Government Opioid Claim shall be to the Opioid MDT II, and each such U.S. Government Opioid Claimant

[3]

The treatment provided for herein is contingent upon an agreement on allocation being reached in the opioid mediation. If no such agreement is reached, Class 8(d) Claims will recover a pro rata share of the Other Opioid Claims Share with Class 9(h) Other Opioid Claims. For the avoidance of doubt, Class 8(d) Claims will vote pursuant to the Class 8(d) ballot and will not be tabulated as part of, or with, Class 9(h) Other Opioid Claims.

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shall have no right whatsoever at any time to assert its U.S. Government Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such U.S. Government Opioid Claims, and may not proceed in any manner against any Protected Party on account of such U.S. Government Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum.

(iii)	Voting: Class 8(d) is Impaired, and Holders of U.S. Government Opioid Claims are entitled to vote to accept or reject the Plan.

9.	Class 9 — Non-Governmental Opioid Claims

a.	Class 9(a) — Third-Party Payor Opioid Claims

(i)	Classification: Class 9(a) consists of all Third-Party Payor Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Third-Party Payor Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Third-Party Payor Opioid Claims shall be assumed by, the Third-Party Payor Trust. Each Third-Party Payor Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Third-Party Payor Trust Documents and shall receive a recovery, if any, from the Third-Party Payor Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The Third-Party Payor Trust shall be funded in accordance with the provisions of this Plan, and distributions to the Third-Party Payor Trust shall be made in three equal payments (provided that if the Prepayment Option is exercised after the first payment, subsequent payments will be adjusted accordingly), the first payment made within 5 business days of the date that is 180 days after the Effective Date, and the second and third payments made on the first and second anniversaries of the first payment. The sole recourse of any Third-Party Payor Opioid Claimant on account of its Third-Party Payor Opioid Claim shall be to the Third-Party Payor Trust, and each such Third-Party Payor Opioid Claimant shall have no right whatsoever at any time to assert its Third-Party Payor Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Third-Party Payor Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Third-Party Payor Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Third-Party Payor Trust shall be used solely for Approved Uses, in accordance with the Third-Party Payor Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(a) is Impaired, and Holders of Third-Party Payor Opioid Claims are entitled to vote to accept or reject the Plan.

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b.	Class 9(b) — PI Opioid Claims

(i)	Classification: Class 9(b) consists of all PI Opioid Claims.

(ii)

Treatment: As of the Effective Date, all PI Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for PI Opioid Claims shall be assumed by, the PI Trust. Each PI Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the PI Trust Documents and shall receive a recovery, if any, from the PI Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The PI Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any PI Opioid Claimant on account of its PI Opioid Claim shall be to the PI Trust, and each such PI Opioid Claimant shall have no right whatsoever at any time to assert its PI Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such PI Opioid Claims, and may not proceed in any manner against any Protected Party on account of such PI Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(b) is Impaired, and Holders of PI Opioid Claims are entitled to vote to accept or reject the Plan.

c.	Class 9(c) — NAS PI Opioid Claims

(i)	Classification: Class 9(c) consists of all NAS PI Opioid Claims.

(ii)

Treatment: As of the Effective Date, all NAS PI Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for NAS PI Opioid Claims shall be assumed by, the PI Trust. Each NAS PI Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the PI Trust Documents and shall receive a recovery, if any, from the NAS PI Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The PI Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any NAS PI Opioid Claimant on account of its NAS PI Opioid Claim shall be to the PI Trust, and each such NAS PI Opioid Claimant shall have no right whatsoever at any time to assert its NAS PI Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such NAS PI Opioid Claims, and may not proceed in any manner against any Protected Party on account of such NAS PI Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

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(iii)	Voting: Class 9(c) is Impaired, and Holders of NAS PI Opioid Claims are entitled to vote to accept or reject the Plan.

d.	Class 9(d) — Hospital Opioid Claims

(i)	Classification: Class 9(d) consists of all Hospital Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Hospital Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Hospital Opioid Claims shall be assumed by, the Hospital Trust. Each Hospital Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Hospital Trust Documents and shall receive a recovery, if any, from the Hospital Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The Hospital Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any Hospital Opioid Claimant on account of its Hospital Opioid Claim shall be to the Hospital Trust, and each such Hospital Opioid Claimant shall have no right whatsoever at any time to assert its Hospital Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Hospital Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Hospital Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Hospital Trust shall be used solely for Approved Uses, in accordance with the Hospital Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(d) is Impaired, and Holders of Hospital Opioid Claims are entitled to vote to accept or reject the Plan.

e.	Class 9(e) — Ratepayer Opioid Claims

(i)	Classification: Class 9(e) consists of all Ratepayer Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Ratepayer Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Ratepayer Opioid Claims shall be assumed by, the Ratepayer Account. The Ratepayer Account will receive a distribution of $3 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any Ratepayer Opioid Claimant on account of its Ratepayer Opioid Claim shall be to the Ratepayer Account, and each such Ratepayer Opioid Claimant shall have no right whatsoever at any time to assert its Ratepayer Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Ratepayer Opioid Claims and may not

59

proceed in any manner against any Protected Party on account of such Ratepayer Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Ratepayer Account shall be used solely for Approved Uses (which shall include, solely for the Ratepayer Account, contributions to the Truth Initiative Foundation), and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(e) is Impaired, and Holders of Ratepayer Opioid Claims are entitled to vote to accept or reject the Plan.

f.	Class 9(f) — NAS Monitoring Opioid Claims

(i)	Classification: Class 9(f) consists of all NAS Monitoring Opioid Claims.

(ii)

Treatment: As of the Effective Date, all NAS Monitoring Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for NAS Monitoring Opioid Claims shall be assumed by, the NAS Monitoring Trust. Each NAS Monitoring Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NAS Monitoring Trust Documents. The NAS Monitoring Trust will receive a distribution of $1.5 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any NAS Monitoring Opioid Claimant on account of its NAS Monitoring Opioid Claim shall be to the NAS Monitoring Trust, and each such NAS Monitoring Opioid Claimant shall have no right whatsoever at any time to assert its NAS Monitoring Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such NAS Monitoring Opioid Claims, and may not proceed in any manner against any Protected Party on account of such NAS Monitoring Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NAS Monitoring Trust shall be used solely for Approved Uses, in accordance with the NAS Monitoring Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(e) is Impaired, and Holders of NAS Monitoring Opioid Claims are entitled to vote to accept or reject the Plan.

g.	Class 9(g) — Emergency Room Physicians Opioid Claims

(i)	Classification: Class 9(g) consists of all Emergency Room Physicians Opioid Claims.

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(ii)

Treatment: As of the Effective Date, all Emergency Room Physicians Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Emergency Room Physicians Opioid Claims shall be assumed by, the Emergency Room Physicians Trust. Each Emergency Room Physicians Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Emergency Room Physicians Trust Documents. The Emergency Room Physicians Trust will receive a distribution of $4.5 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any Emergency Room Physicians Opioid Claimant on account of its Emergency Room Physicians Opioid Claim shall be to the Emergency Room Physicians Trust, and each such Emergency Room Physicians Opioid Claimant shall have no right whatsoever at any time to assert its Emergency Room Physicians Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Emergency Room Physicians Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Emergency Room Physicians Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Emergency Room Physicians Trust shall be used solely for Approved Uses, in accordance with the Emergency Room Physicians Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(g) is Impaired, and Holders of Emergency Room Physicians Opioid Claims are entitled to vote to accept or reject the Plan.

h.	Class 9(h) — Other Opioid Claims

(i)	Classification: Class 9(h) consists of all Other Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Other Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Other Opioid Claims shall be assumed by, the Opioid MDT II and satisfied solely from the Other Opioid Claims Reserve. Each Other Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents and shall receive a recovery, if any, from the Other Opioid Claims Share. The Opioid MDT II and the Other Opioid Claims Reserve shall be funded in accordance with the provisions of this Plan. The sole recourse of any Other Opioid Claimant on account of its Other Opioid Claim shall be to the Other Opioid Claims Reserve, and each such Other Opioid Claimant shall have no right whatsoever at any time to assert its Other Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Other Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Other Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum.

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(iii)	Voting: Class 9(h) is Impaired, and Holders of Other Opioid Claims are entitled to vote to accept or reject the Plan.

i.	Class 9(i) — No Recovery Opioid Claims

(iv)	Classification: Class 9(i) consists of all No Recovery Opioid Claims.

(v)

Treatment: No Recovery Opioid Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of No Recovery Opioid Claims shall receive no recovery or distribution on account of such No Recovery Opioid Claims. Notwithstanding the foregoing, if a No Recovery Opioid Claim becomes Allowed after the Effective Date under section 502(j) of the Bankruptcy Code, it shall be treated as an Other Opioid Claim.

(vi)

Voting: Class 9(i) is Impaired and Holders of Class 9(i) No Recovery Opioid Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 9(i) No Recovery Opioid Claims are not entitled to vote to accept or reject the Plan.

10.	Class 10 — Settled Federal/State Acthar Claims

a.	Classification: Class 10 consists of all Settled Federal/State Acthar Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Settled Federal/State Acthar Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Settled Federal/State Acthar Claim, each Holder of an Allowed Settled Federal/State Acthar Claim shall be resolved in accordance with the terms, provisions, and procedures of the Federal/State Acthar Settlement Agreements.

c.	Voting: Class 10 is Impaired, and Holders of Settled Federal/State Acthar Claims are entitled to vote to accept or reject the Plan.

11.	Class 11 — Intercompany Claims

a.	Classification: Class 11 consists of all Intercompany Claims.

b.

Treatment: No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Required Supporting Unsecured Noteholders, the Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

c.

Voting: Class 11 is either (i) Unimpaired and Holders of Class 11 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired and Holders of Class 11 Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Class 11 Intercompany Claims are not entitled to vote to accept or reject the Plan.

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12.	Class 12 — Intercompany Interests

a.	Classification: Class 12 consists of all Intercompany Interests.

b.

Treatment: No property will be distributed to the Holders of allowed Intercompany Interests. Unless otherwise provided for under the Plan, each Intercompany Interest will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

c.

Voting: Class 12 is either (i) Unimpaired and Holders of Class 12 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired and Holders of Class 12 Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Class 12 Intercompany Interests are not entitled to vote to accept or reject the Plan.

13.	Class 13 — Subordinated Claims

a.	Classification: Class 13 consists of all Subordinated Claims.

b.

Treatment: Subordinated Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims.

c.

Voting: Class 13 is Impaired and Holders of Class 13 Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 13 Subordinated Claims are not entitled to vote to accept or reject the Plan.

14.	Class 14 — Equity Interests

d.	Classification: Class 14 consists of all Equity Interests.

e.

Treatment: Holders of Equity Interests shall receive no distribution on account of their Equity Interests. On the Effective Date, all Equity Interests will be canceled and extinguished and will be of no further force or effect.

f.

Voting: Class 14 is Impaired and Holders of Class 14 Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 14 Equity Interests are not entitled to vote to accept or reject the Plan.

C.	Acceptance or Rejection of the Plan

1.	Presumed Acceptance of Plan

Claims in Classes 1 and 2(a) are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 1 and 2(a) are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.4

[4]

The Plan provides for potential treatment which would render Claims in Classes 2(b), 2(c), 3, and 4 Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan, and Holders of such Claims would not be entitled to vote.

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2.	Voting Classes

Claims in Classes 2(b)-(c), 3, 4, 5, 6(a)-(f), 7, 8(a)-(d), 9(a)-(h), and 10 are Impaired under the Plan and the Holders of Allowed Claims in all such Classes are entitled to vote to accept or reject the Plan, including by acting through a Voting Representative. 5 For purposes of determining acceptance and rejection of the Plan, each such Class (including each Class identified by a number and letter) will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

An Impaired Class of Claims shall have accepted this Plan if (a) the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept this Plan and (b) the Holders, including Holders acting through a Voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 2(b)-(c), 3, 4, 5, 6(a)-(f), 7, 8(a)-(d), 9(a)-(h), and 10 (or, if applicable, the Voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, pursuant to and except as otherwise provided in the Disclosure Statement Order, each Claim in (x) Classes 8(a)-(d) and 9(a) -(h) and (y) any other Class entitled to vote to accept or reject the Plan that is not Allowed pursuant to the Plan and, in each case, is wholly contingent, unliquidated, or disputed (based on the face of such Proof of Claim or as determined upon the review of the Debtors), in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of Allowance or distribution. Based on the foregoing sentence, Classes 8(a)-(d) and 9(a)-(h) shall be deemed to have accepted this Plan if the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in number of Claims actually voting in such Class have voted to accept the Plan.

3.	Deemed Rejection of the Plan

Claims and Interests in Classes 9(i), 13, and 14 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 9(i), 13, and 14 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

4.	Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Claims and Interests in Classes 11 and 12 are either (a) Unimpaired and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 11 and 12 are not entitled to vote on the Plan and votes of such Holders shall not be solicited.

[5]

Holders of Claims in Class 2(b), Class 2(c), Class 3, and Class 4 are entitled to vote, but the Plan provides for potential treatment which would render these Claims Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan, and any votes by Holders of such Claims will be moot and disregarded.

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D.	Confirmation Pursuant to Section 1129(a)(10) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

E.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

F.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

G.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.	Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under the Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliate-subsidiaries) corporate structure, for the ultimate benefit of the Holders of New Mallinckrodt Ordinary Shares, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

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I.	New Credit Facilities

For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not be entitled to treatment within any Class set forth herein.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion by the Debtors to approve such compromises and settlements pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, their Estates and Holders of Claims and Interests, and are fair, equitable and within the range of reasonableness. Subject to Article VI, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

B.	Restructuring Transactions

On or prior to the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall, consistent with the terms of the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder, take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan), and as set forth in the Restructuring Transactions Memorandum, including: (a) the creation of NewCo and/or any NewCo Subsidiaries that may, at the Debtors’ or Reorganized Debtors’ option in consultation with the Supporting Parties, acquire all or substantially all the assets of one or more of the Debtors; (b) the execution and delivery of appropriate agreements or other documents of sale, merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (c) the execution and delivery of the Transfer Agreement and any other appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (d) the filing of appropriate certificates of incorporation, merger, migration, consolidation, or other organizational documents with the appropriate governmental authorities pursuant to applicable law; and (e) all other actions that the Reorganized Debtors determine are necessary or appropriate.

The Restructuring Transactions shall not (a) adversely affect the recoveries under the Plan of (i) holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders or (ii) the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or (b) materially adversely affect the rights or recoveries under the Plan of the holders of First Lien Term Loan Claims without the consent of the Required Supporting Term Lenders.

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The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan).

C.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

D.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, including the Restructuring Transactions Memorandum, on the Effective Date, all property of each Debtor’s Estate, including (a) all Causes of Action other than (i) the Assigned Third-Party Claims, and (ii) the Assigned Insurance Rights, and (b) any property acquired by any of the Debtors pursuant to the Plan, in each case, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan and the Opioid Operating Injunction, each Reorganized Debtor may operate its business and may use, acquire, encumber, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

Reorganized Mallinckrodt shall not, and neither shall any of its other subsidiaries, other than the Reorganized VI-Specific Debtors, be involved in the sale or distribution of opioids classified as DEA Schedule II–IV drugs in the future.6

E.	Indemnification Provisions in Organizational Documents

As of the Effective Date, each Reorganized Debtor’s memorandum and articles of association, bylaws, and other New Governance Documents shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, equity holders, members, employees, accountants, investment bankers, attorneys, other professionals, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, accountants’, investment bankers’, attorneys’, other professionals’ and agents’ respective Affiliates to the same extent as set forth in the Indemnification Provisions, against any claims or causes of

[6]

This paragraph is qualified in its entirety by the Voluntary Injunction and the Opioid Operating Injunction, and in the event of any inconsistency between this section and the Voluntary Injunction and the Opioid Operating Injunction, the Voluntary Injunction and the Opioid Operating Injunction, as applicable, will govern.

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action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized Debtors shall amend and/or restate its memorandum and articles of association, certificate of incorporation, bylaws, or similar organizational document after the Effective Date to terminate or adversely affect, in relation to conduct occurring prior to the Effective Date, (1) any of the Indemnification Provisions or (2) the rights of such current and former managers, directors, officers, equity holders, members, employees, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, and agents’ respective Affiliates referred to in the immediately preceding sentence.

F.	Cancellation of Notes, Instruments, Certificates, Agreements, and Equity Interests

Except as otherwise provided for in the Plan and/or, as the case may be, the Scheme of Arrangement, on the later of the Effective Date and the date on which the relevant distributions are made pursuant to Article VI and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity: (1) (a) the obligations of the Debtors under the First Lien Credit Agreement, the Guaranteed Unsecured Notes Indentures, the 2013 Notes Indenture, the 1992 Ludlow Debentures Indenture, and the 1993 Ludlow Debentures Indenture, the Guaranteed Unsecured Notes, the 4.75% Senior Notes due 2023, the 8.00% Debentures due March 2023, the 9.5% Debentures due May 2022, and any other note, bond, indenture, or other instrument or document directly or indirectly evidencing or creating any indebtedness of the Debtors and (b) any certificate, equity security, share, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating an ownership interest in the Debtors shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors and their Affiliates shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their Affiliates pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors shall be released, terminated, extinguished, and discharged; except that the foregoing shall not affect any Intercompany Interests elected to be Reinstated in accordance with the Plan; provided, that the First Lien Credit Agreement, Guaranteed Unsecured Notes Indentures, and the Legacy Unsecured Notes Indentures and each agreement or other document related thereto, as applicable, will continue in effect for the limited purpose of allowing Holders of First Lien Credit Agreement Claims, Holders of Guaranteed Unsecured Notes Claims, and Holders of Legacy Unsecured Notes Claims thereunder, respectively, to receive, and allowing and preserving the rights of the First Lien Agent, the Guaranteed Unsecured Notes Indenture Trustee, the Legacy Unsecured Notes Indenture Trustee or other applicable Distribution Agents thereunder to make, or cause to be made the distributions under this Plan to the applicable Holders; provided, further, that, upon completion of the distribution with respect to a specific First Lien Credit Agreement Claim or, in the case of the Guaranteed Unsecured Notes Claims or the Legacy Unsecured Notes Claims, pursuant to Article VI.D.4 in respect of the distributions on the specific Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims, the First Lien Credit Agreement, the Guaranteed Unsecured Notes Indenture, or the Legacy Unsecured Notes Indentures in connection thereto and any and all documents, notes, securities and instruments issued in connection with the First Lien Credit Agreement Claim, such Guaranteed Unsecured Notes Claim, or such Legacy Unsecured Notes Claims, as applicable, shall terminate completely without further notice or action and be deemed surrendered; provided, further, that the Guaranteed Unsecured Notes Indentures and the Legacy Unsecured Notes Indentures and all documents, notes securities and instruments issued in connection therewith shall continue in effect for the limited purpose of allowing and preserving the rights, privileges, benefits, indemnities and protections of the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee (each acting in any capacity, including as a

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Distribution Agent) thereunder, including, without limitation, permitting the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee to exercise any lien granted to it under the applicable Guaranteed Unsecured Notes Indenture or Legacy Unsecured Notes Indenture against such distributions for payment of any fees and expenses of the Guaranteed Unsecured Notes Indenture Trustee or the Legacy Unsecured Notes Indenture Trustee, including any unpaid portion of the Indenture Trustee Fees. For the avoidance of doubt, nothing contained in this Plan or the Confirmation Order shall in any way limit or affect the standing of the First Lien Agent, the Guaranteed Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or any other proceeding in which they are or may become party on and after the Effective Date, to enforce any provisions of this Plan or otherwise. For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not be terminated in accordance herewith.

G.	Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors shall fund Cash distributions under the Plan with Cash on hand, including Cash from operations, and the proceeds of the New Term Loan Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors in accordance with Article VI. Subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents), the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the New Takeback Term Loans Documentation, and the Takeback Second Lien Notes Documentation), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

H.	New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, Cram-Down First Lien Notes, and Cram-Down Second Lien Notes

1. The New Credit Facilities and Approval of the New Term Loan Documentation and New AR Revolving Facility Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute authorization and approval by the Bankruptcy Court (a) of the New Credit Facilities, (b) of the New Term Loan Documentation and New AR Revolving Facility Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein), and (c) subject to the occurrence of the Effective Date, for the applicable Reorganized Debtors to enter into and perform their obligations under the New Term Loan Documentation and New AR Revolving Facility Documentation and such other documents as may be reasonably required or appropriate. For the avoidance of doubt, if the New Takeback Term Loans are issued pursuant to the Plan, the incurrence of (x) the New Term Loan Facility shall utilize the baskets for Revolver Replacement Term Loans (as defined in the Supporting Term Lenders Joinder Agreement) and may use other baskets (solely to the extent available) and (y) the New AR Revolving Facility shall utilize the baskets for Qualified Receivables Facilities (as defined in the Supporting Term Lenders Joinder Agreement) and may use other baskets (solely to the extent available), in each case, set forth in and subject to the negative covenants limiting the incurrence of indebtedness and liens under the New Takeback Term Loan Documentation.

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On the Effective Date, the New Term Loan Documentation and New AR Revolving Facility Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Term Loan Documentation and New AR Revolving Facility Documentation are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Term Loan Documentation and New AR Revolving Facility Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Term Loan Documentation and New AR Revolving Facility Documentation (and with the priority set forth therein), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

For the avoidance of doubt, subject to the entry of an order of the Bankruptcy Court approving such incurrence, either or both of the New Credit Facilities may be incurred by the Debtors as debtor-in-possession financing prior to the Effective Date. To the extent incurred by the Debtors prior to the Effective Date, such New Credit Facilities shall survive the occurrence of the Effective Date in accordance with the terms of this Plan.

2. New Takeback Term Loans and Approval of New Takeback Term Loans Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Term Loans and the New Takeback Term Loans Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Term Loans and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Term Loans Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Term Loans Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Term Loans Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes,

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are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Term Loans Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Term Loans Documentation, shall be pari passu in priority to any Liens and security interests securing the First Lien Notes or the Cram-Down First Lien Notes (as applicable) and shall rank senior in priority to any Liens and security interests securing the Takeback Second Lien Notes and the Second Lien Notes or the Cram-Down Second Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3. Takeback Second Lien Notes and Approval of Takeback Second Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Takeback Second Lien Notes and the Takeback Second Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Takeback Second Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Takeback Second Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Takeback Second Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Takeback Second Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Takeback Second Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Takeback Second Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the Second Lien Notes or the Cram-Down Second Lien Notes (as applicable), and shall be junior in priority to any Liens and security interests securing the New Takeback Term Loans and the First Lien Notes or the Cram-Down First Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover,

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recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non -bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4. Cram-Down First Lien Notes and Approval of Cram-Down First Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Cram-Down First Lien Notes and the Cram- Down First Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Cram-Down First Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Cram-Down First Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Cram-Down First Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Cram-Down First Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Cram-Down First Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Cram-Down First Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the New Takeback Term Loans, and shall rank senior in priority to any Liens and security interests securing the Takeback Second Lien Notes and the Second Lien Notes or the Cram-Down Second Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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5. Cram-Down Second Lien Notes and Approval of Cram-Down Second Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Cram-Down Second Lien Notes and the Cram-Down Second Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Cram-Down Second Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Cram- Down Second Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Cram-Down Second Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Cram-Down Second Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Cram-Down Second Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Cram-Down Second Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the Takeback Second Lien Notes, and shall rank junior in priority to any Liens and security interests securing the New Takeback Term Loans and the First Lien Notes or the Cram-Down First Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

I.	Reorganized Debtors’ Ownership

1.	New Mallinckrodt Ordinary Shares and New Opioid Warrants

On the Effective Date, Reorganized Mallinckrodt shall (a) issue or reserve for issuance all of the New Mallinckrodt Ordinary Shares (including all New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and as set forth in the Restructuring Transactions Memorandum and (b) enter into the New Opioid Warrant Agreement and issue all of the New Opioid Warrants to the

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Opioid MDT II in accordance with the terms of the Plan.7 The issuance of the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) and any New Opioid Warrants by Reorganized Mallinckrodt pursuant to the Plan is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Mallinckrodt Ordinary Shares shall be listed on or immediately following the Effective Date. All of the New Mallinckrodt Ordinary Shares (including, when issued, any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. The New Opioid Warrants and the New Opioid Warrant Agreement shall be valid and binding obligations of Reorganized Mallinckrodt, enforceable in accordance with their respective terms.

2.	Registration Rights Agreement

On the Effective Date, Reorganized Mallinckrodt and certain Holders of the New Mallinckrodt Ordinary Shares (including the New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) shall enter into the Registration Rights Agreement in substantially the form included in the Plan Supplement. The Registration Rights Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms.

3.	Certain Debtors Subject to Dissolution

As to any Debtors identified as being subject to this Article IV.I.3 in the Restructuring Transactions Memorandum, the Debtors shall take such steps as are necessary or advisable to provide, as of the Effective Date, (a) for a new equity interest holder or holders (either as to each such Debtor individually or as to all such Debtors together) (i) to receive and hold all new equity interests in such Debtors and (ii) to manage the dissolution of such Debtors after consummation of all distributions to the Holders of Claims against such Debtors contemplated by the Plan and (b) for any necessary or advisable changes to the organizational documents of such Debtors in furtherance of their contemplated dissolution.

J.	Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities, including the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) and the New Opioid Warrants in exchange for Claims pursuant to Article III of the Plan and the Confirmation Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Confirmation Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Any and all such New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants) and New Opioid Warrants so issued under the Plan and, where applicable, the Scheme of Arrangement, will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

[7]	The Opioid MDT II may not be the owner of the New Opioid Warrants for tax purposes, but may hold the New Opioid Warrants as agent or trustee for its beneficiaries.

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The Reorganized Debtors need not provide any further evidence other than the Plan, the Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the New Mallinckrodt Ordinary Shares or New Opioid Warrants under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Takeback Second Lien Notes, the Cram-Down First Lien Notes or Cram-Down Second Lien Notes (if any), the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, the Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding whether the Takeback Second Lien Notes, the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

K.	Organizational Documents

Subject to Articles IV.E and IV.F of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

L.	Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any U.S. federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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M.	Directors and Officers of the Reorganized Debtors

1.	The Reorganized Board

Prior to the Effective Date, the Debtors will undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board.

The Reorganized Board will initially consist of at least seven (7) members, which shall be comprised of the Chief Executive Officer of the Reorganized Debtors, and six (6) other directors, which shall be designated by the Required Supporting Unsecured Noteholders and approved by the then existing board of directors, or if the then existing board of directors does not so approve, the Reorganized Board will be deemed duly appointed pursuant to the Plan; provided, that, the members of the Reorganized Board, other than the Reorganized Debtors’ Chief Executive Officer, shall be independent under applicable listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Debtors otherwise consent. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of Confirmation, solely to the extent such Persons are known and determined, the identity and affiliations of any Person proposed to serve on the Reorganized Board. The occurrence of the Effective Date shall have no effect on the composition of the board of directors or managers of each of the subsidiary Debtors.

2.	Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

3.	Management Incentive Plan

On the Effective Date, equity grants under the Management Incentive Plan shall be reserved for management, key employees, and directors of the Reorganized Debtors.

4.	Disinterested Managers

Following the Effective Date, the Disinterested Managers shall retain authority solely with respect to matters related to Professional Fee Claim requests by Professionals acting at their authority and direction in accordance with the terms of the Plan. The Disinterested Managers, in such capacity, shall not have any of their respective privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors.

N.	Directors and Officers Insurance Policies

On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary and in consultation with the Required

Supporting Unsecured Noteholders. For the avoidance of doubt, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

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In addition, subject to the Additional Insurance Rights, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

O.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in this section and in Article IX below, all Causes of Action other than the Assigned Third -Party Claims and the Assigned Insurance Rights that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action other than the Assigned Third- Party Claims, and the Assigned Insurance Rights, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors, the Reorganized Debtors, or the Opioid MDT II will not pursue any and all available Causes of Action. The Debtors, the Reorganized Debtors, and the Opioid MDT II expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date.

Notwithstanding any provision in the Plan or any order entered in these Chapter 11 Cases, as of and after the Effective Date, the Debtors and Reorganized Debtors forever waive, relinquish, and release any and all Causes of Action the Debtors and their Estates had, have, or may have (1) against any Released Party, or (2) that arise under section 547 of the Bankruptcy Code (and analogous non-bankruptcy law) against any Holder of a Trade Claim on account of such Trade Claims.

P.	Corporate Action

1. Upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) the execution of the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, the New Term Loan Documentation, the New AR Revolving Facility Documentation, the Takeback Second Lien Notes Documentation, the Management Incentive Plan, the Opioid Operating Injunction, the Registration Rights Agreement and, if applicable, the

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New Takeback Term Loans Documentation, the Cram- Down First Lien Notes Documentation and the Cram-Down Second Lien Notes Documentation; (4) the issuance and delivery of the New Mallinckrodt Ordinary Shares, Takeback Second Lien Notes, New Opioid Warrants, and, if applicable, the New Takeback Term Loans, the Cram-Down First Lien Notes, and the Cram-Down Second Lien Notes; (5) implementation of the Restructuring Transactions, and (6) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

2. Prior to, on and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, Reorganized Mallinckrodt, or any direct or indirect subsidiaries of Reorganized Mallinckrodt (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (1) New Governance Documents, (2) Opioid MDT II Documents and Opioid Creditor Trust Documents, (3) New Opioid Warrant Agreement, (4) Takeback Second Lien Notes Documentation, (5) New Term Loan Documentation, (6) New AR Revolving Facility Documentation, (7) New Takeback Term Loans Documentation, (8) Cram-Down First Lien Notes Documentation, if applicable, (9) Cram-Down Second Lien Notes Documentation, if applicable, and (10) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

Q.	Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or the Restructuring Support Agreement. For the avoidance of doubt, the New Governance Documents shall ensure that the Reorganized Debtors are able to issue the number of New Mallinckrodt Ordinary Shares needed to satisfy obligations of the General Unsecured Claims Recovery Pool.

R.	Listing of New Mallinckrodt Ordinary Shares

The Debtors’ board of directors shall use commercially reasonable efforts to list the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange on the Effective Date. If no such listing has occurred as of the Effective Date, following the Effective Date and subject to the terms and conditions of the New Governance Documents, the Reorganized Board will direct the Reorganized Debtors to list the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange as soon as reasonably practicable after the Effective Date.

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S.	Payment of Fees and Expenses of the Supporting Parties and Indenture Trustee Fees

Notwithstanding anything to the contrary contained in the Restructuring Expenses Order, on the Effective Date, the Reorganized Debtors shall pay the Noteholder Consent Fee and the Term Loan Exit Payment pursuant to the terms of the Restructuring Support Agreement.

On the Effective Date with respect to invoices delivered prior to the Effective Date in accordance with the procedures in the following sentence (the “Invoiced Restructuring Expenses”)) or as soon as reasonably practicable thereafter (with respect to all other Restructuring Expenses other than the Invoiced Restructuring Expenses), the Reorganized Debtors shall pay in Cash the Restructuring Expenses. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission by any party or limitation with respect to such Restructuring Expenses. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date, when due and payable in the ordinary course, Restructuring Expenses and Post Effective Date Implementation Expenses, as applicable, related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Restructuring Expenses shall not be subject to the Administrative Claims Bar Date. To the extent any person entitled to reimbursement of Restructuring Expenses or Post Effective Date Implementation Expenses is holding a retainer, such person shall be entitled to continue to hold such retainer until payment in full in Cash by the Reorganized Debtors of such person’s Restructuring Expenses and Post Effective Date Implementation Expenses; provided that such retainer shall be applied to pay for such Restructuring Expenses unless such person elects, in its sole discretion, to keep a portion of such retainer solely to the extent needed to cover Restructuring Expenses in excess of any estimates provided in accordance with this paragraph and any reasonably expected Post Effective Date Implementation Expenses, and following the payment of Restructuring Expenses and Post Effective Date Implementation Expenses (if any), on reasonable request of the Debtors, the professionals shall return the remainder of the retainer to the Debtors.

On the Effective Date or as soon as reasonably practicable thereafter and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees (whether accrued prepetition or postpetition, whether before or after the Effective Date of this Plan and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. From and after the Effective Date, the Reorganized Debtors will pay any Indenture Trustee Fees in full in Cash without further court approval.

T.	Creation of the Opioid MDT II

On or prior to the Effective Date, the Debtors shall take all necessary steps to establish the Opioid MDT II in accordance with the Plan and the Opioid MDT II Documents. As of the Effective Date, the Opioid MDT II Documents shall be executed by the Debtors and the Opioid MDT II Trustee(s), and the Opioid MDT II shall be created. The Opioid MDT II is intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code. The purpose of the Opioid MDT II shall be to, among other things: (1) resolve all asserted Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II in accordance with the Plan, Opioid MDT II

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Documents, and the Confirmation Order; (2) preserve, hold, collect, manage, maximize, and liquidate the assets of the Opioid MDT II for use in resolving Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II and funding the Opioid Creditor Trusts; (3) enforce, pursue, prosecute, compromise, and/or settle the Assigned Third-Party Claims and Assigned Insurance Rights; (4) pay all Trust Expenses as provided, and defined, in the Opioid MDT II Documents (for which the Reorganized Debtors and the Released Parties shall have no responsibility or liability); (5) pay any and all administration and operating expenses of the Opioid MDT II, including the fees and expenses of any professionals retained by the Opioid MDT II; and (6) qualify at all times as a qualified settlement fund.

U.	Appointment and Obligations of Opioid MDT II Trustee(s)

1.	Appointment of the Opioid MDT II Trustee(s)

The appointment of the initial Opioid MDT II Trustee(s) will be approved in the Confirmation Order, and effective as of the Effective Date, in accordance with the Opioid MDT II Documents, the individual(s) selected as the Opioid MDT II Trustee(s) shall be appointed to serve as the Opioid MDT II Trustee(s) for the Opioid MDT II.

There will be three initial Opioid MDT II Trustee(s), which shall be selected by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group in consultation with the Debtors, and the identity of the initial Opioid MDT II Trustee(s) shall be disclosed in the Plan Supplement.

2.	Obligations of the Opioid MDT II Trustee(s)

The Opioid MDT II Trustees shall take into account the interests of, and owe fiduciary duties to, each of the Opioid Creditor Trusts (including the Private Opioid Creditor Trusts and the Public Opioid Creditor Trusts) in making all decisions on behalf of the Opioid MDT II. In furtherance thereof:

a.

to the extent there are any disputes raised by any Opioid Creditor Trust regarding the operation of the Opioid MDT II or the actions of the Opioid MDT II Trustees, (A) any Opioid Creditor Trustee shall have the right to seek resolution by the Bankruptcy Court of such a dispute, including seeking to enjoin any disputed action by the Opioid MDT II, and all Opioid MDT II Trustees and Opioid Creditor Trustees shall have the right to be heard with regard to any such dispute, including by filing objections, declarations, statements in support or other pleadings (including with supporting evidence) or providing witness testimony at any hearing and (B) the Bankruptcy Court shall have exclusive jurisdiction to hear and resolve any such disputes, and shall be authorized to order appropriate relief (subject to the provisions of this Article IV.U.2 and make a determination in an expedited manner, and in all events, shall make such a decision within thirty (30) days from the request for relief;

b.

upon the payment in full in Cash of a Private Opioid Creditor Trust’s respective distribution, the Opioid MDT II shall have no further fiduciary duties to such Private Opioid Creditor Trust, and the Opioid Creditor Trustees of such Private Opioid Creditor Trust shall have no further rights to commence or participate in any action relating to the operations of the Opioid MDT II or the actions of the Opioid MDT II Trustees;

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c.

Opioid MDT II Trustees shall (A) provide reasonable reporting to each of the Opioid Creditor Trusts regarding the Opioid MDT II Trustees’ activities at least every four (4) months (both cumulatively and in the period just ended), any insurance proceedings, assets (including the value thereof), expenditures, distributions and forward-looking projections (subject to appropriate limitations to be agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the OCC) and (B) make themselves reasonably available (in addition to holding at least one (1) call every four (4) months for the Opioid Creditor Trustees) to answer questions of Opioid Creditor Trustees relating to the Opioid MDT II Trustees’ activities;

d.	the Opioid MDT II Trustees shall be obligated to comply with the terms of the Plan, including this Article IV.U.2, and Opioid MDT II Trust Documents; and

e.

in the event of any inconsistency between the terms of this Article IV.U.2 and any other provision of this Plan or Opioid MDT II Trust Documents, the terms of this Article IV.U.2 shall govern unless the Opioid MDT II Trustees and the Opioid Creditor Trustees for each of the Opioid Creditor Trusts mutually agree.

V.	Settlements of Opioid Claims

1.	Non-Precedential Effect for Holders of Opioid Claims

This Plan, the Plan Supplement, and the Confirmation Order constitute a good faith full and final comprehensive compromise and settlement of Opioid Claims and controversies based upon the unique circumstances of these Chapter 11 Cases (such as the unique facts and circumstances relating to these Debtors as compared to other defendants in the general opioid litigations, and the need for an accelerated resolution without litigation) such that (i) none of the foregoing documents, nor any materials used in furtherance of Confirmation (including, but not limited to, the Disclosure Statement, and any notes related to, and drafts of, such documents and materials), may be offered into evidence, deemed an admission, used as precedent, or used by any party or Person in any context whatsoever beyond the purposes of this Plan, in any other litigation or proceeding except as necessary, and as admissible in such context, to enforce their terms and to evidence the terms of the Plan before the Bankruptcy Court or any other court of competent jurisdiction, and (ii) any obligation by any party, in furtherance of such compromise and settlement, to not exercise rights that might be otherwise applicable to such party shall be understood to be an obligation solely in connection with this specific compromise and settlement and to be inapplicable in the absence of such compromise and settlement. This Plan, the Plan Supplement, and the Confirmation Order will be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding involving Opioid Claims in which none of the Debtors, the Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts is a party; provided that such litigation or proceeding is not to enforce or evidence the terms of the Plan, the Plan Supplement, or the Confirmation Order. Any Opioid Claimants’ support of, or position or action taken in connection with, this Plan, the Plan Supplement, and the Confirmation Order may differ from his position or testimony in any other litigation or proceeding except in connection with these Chapter 11 Cases. Further, the treatment of Opioid Claims as set forth in this Plan is not intended to serve as an example for, or represent the parties’ respective positions or views concerning any other chapter 11 cases relating to opioid products, nor shall it be used as precedent by any Entity or party in any other chapter 11 cases related to opioid products.

2.	Transferability of Opioid Claim Distribution Rights

Any right of a Holder of an Opioid Claim to receive a distribution or other payment from the Opioid MDT II or the Opioid Creditor Trusts on account of an Opioid Claim shall not be evidenced by any certificate, security, receipt or in any other form or manner whatsoever, except on the books and records of the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts, as applicable. Further,

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any right of a Holder of an Opioid Claim to receive a Distribution or other payment from the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts on account of an Opioid Claim shall be nontransferable and nonassignable except by will, intestate, succession or operation of law. Any rights of Holders of Opioid Claims to receive a Distribution or other payment from the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts on account of Opioid Claims shall not constitute “securities” and shall not be registered pursuant to the Securities Act. If it is determined that such rights constitute “securities,” the exemption provisions of section 1145(a)(1) of the Bankruptcy Code would be satisfied and such securities would be exempt from registration.

W.	Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II

1.	Transfer of Books and Records to the Opioid MDT II

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Opioid MDT II copies of all books and records necessary for, and for the sole purpose of enabling and to the extent necessary to enable, the defense of Opioid Claims (including Opioid Demands) in accordance with the Cooperation Agreement, including, for the avoidance of doubt, both privileged and non-privileged documents; provided, that, after the transfer of such books and records the Debtors or the Reorganized Debtors may destroy copies of such books and records in accordance with their record management policies. The transfer of any privileged books and records provided to the Opioid MDT II necessary for the defense of Opioid Claims (including Opioid Demands) shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. No documents or communications subject to a privilege shall be publicly disclosed by the Opioid MDT II or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to defend the Opioid Claims (including Opioid Demands). Further, pursuant to the Plan and the Confirmation Order, none of the Debtors, the Reorganized Debtors, any of the Debtors’ or the Reorganized Debtors’ Affiliates or the Disinterested Managers shall be liable for violating any confidentiality or privacy protections as a result of transferring the books and records to the Opioid MDT II in accordance with the Cooperation Agreement, and the Opioid MDT II, upon receipt of the books and records, shall take appropriate steps to comply with any such applicable protections.

2.	Funding the Opioid MDT II

a.	Opioid MDT II Funding Amount

The Opioid MDT II shall be funded solely by the Opioid MDT II Consideration. On the Effective Date, the obligations to provide the Opioid MDT II Consideration shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with the terms hereof. The financial accommodations to be extended in connection with the Opioid MDT II Consideration are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

b.	Payments to the Opioid MDT II

On the Effective Date, the Debtors and/or the Reorganized Debtors will make the Initial Opioid MDT II Payment, and thereafter, the Reorganized Debtors or Reorganized Mallinckrodt will make each of the Opioid Deferred Cash Payments subject to the Prepayment Option; provided after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its

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successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under the agreements governing their funded indebtedness (as may be modified from time to time), 50% of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid MDT II; and the amount of such net proceeds actually conveyed to the Opioid MDT II will be deemed a ratable repayment against the remaining Opioid Deferred Cash Payments that the Opioid MDT II is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe. The Debtors intend that payments to the Opioid MDT II (whenever made, and from whatever source) will constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a government or governmental entity. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of payments to the Opioid MDT II on account of Opioid Claims, and such tax characterization shall not be construed to be dispositive for any non-tax purpose. Nor shall such tax characterization be construed to mean that Debtors’ payments satisfy the full extent of the liability associated with Opioid Claims, the satisfaction of which remains a valuable right assigned to the Opioid MDT II, nor that the remaining liability associated with Opioid Claims seeks restitution as a form of relief.

c.	New Opioid Warrants

On the Effective Date, Reorganized Mallinckrodt shall issue, and the Debtors shall cause to be transferred, the New Opioid Warrants to the Opioid MDT II.8

d.	Assigned Third-Party Claims and Assigned Insurance Rights

As of the Effective Date, the Debtors and/or the Reorganized Debtors shall be deemed to have assigned the Assigned Third-Party Claims and the Assigned Insurance Rights to the Opioid MDT II; provided, that the exercise of remedies (including rights of setoff and/or recoupment) by non-Debtor third parties against the Debtors or Reorganized Debtors (but not the Opioid MDT II) on account of any Assigned Third-Party Claims shall be enjoined and barred.

The Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Opioid MDT II copies of books and records necessary for, and for the sole purpose of enabling and to the extent necessary to enable, the prosecution of the Assigned Third-Party Claims and the Assigned Insurance Rights in accordance with the Cooperation Agreement, including, for the avoidance of doubt, both privileged and non-privileged documents; provided, that, after the transfer of such books and records the Debtors or the Reorganized Debtors may destroy copies of such books and records in accordance with their record management policies. Such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. No documents or communications subject to a privilege shall be publicly disclosed by the Opioid MDT II or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims and Assigned Insurance Rights.

The Opioid MDT II shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims and the Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, or any of their respective then-

[8]	The Opioid MDT II may not be the owner of the New Opioid Warrants for tax purposes, but may hold the New Opioid Warrants as agent or trustee for its beneficiaries.

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current or former employees, officers, directors or Representatives without further order of the Bankruptcy Court (if the Chapter 11 Cases remain open) after notice and an opportunity to object and be heard. Notwithstanding the foregoing, (i) employees, officers, directors or Representatives of Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, are not exempt from Rule 2004 examinations, and nothing herein shall interfere with the obligations of the Debtors, the Reorganized Debtors, or any of their respective then- current or former employees, officers, directors or Representatives to cooperate with the Opioid MDT II as set forth herein and in the Cooperation Agreement. For the avoidance of doubt, in the context of an actual pending litigation or contested matter, the rules of discovery applicable to such litigation or contested matter will control.

In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee and the MSGE Group or the Opioid MDT II, on the other hand, shall cooperate and negotiate in good faith concerning (x) treatment of unsatisfied self-insured retentions under the applicable Insurance Contracts with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid MDT II (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions) and (y) any actions by the Debtors, Reorganized Debtors, or the Opioid MDT II to pursue or preserve the Insurance Contracts relating to the Assigned Insurance Rights.

3.	Assigned Third-Party Claims and Assigned Insurance Rights Cooperation

During the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group in connection with their investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group.

The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the Assigned Third -Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee and to counsel to the MSGE Group during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Effective Date, the Reorganized Debtors shall use reasonable best efforts to cooperate with the Opioid MDT II in connection with the Opioid MDT II’s investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and the Assigned Insurance Rights. The terms and conditions of such cooperation shall be set forth in the Cooperation Agreement and included in the Confirmation Order. The Opioid MDT II shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Effective Date.

Any request by the Opioid MDT II, the Governmental Plaintiff Ad Hoc Committee, or the MSGE Group for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

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4.	Vesting of the Opioid MDT II Consideration in the Opioid MDT II

On the Effective Date or on the date which an Opioid Deferred Cash Payment is actually made, as applicable, pursuant to the Plan and in accordance with the Opioid MDT II Documents, the Opioid MDT II Consideration shall be transferred or issued to and vest in the Opioid MDT II free and clear of all Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than the Opioid Claims (including Opioid Demands)). The Opioid MDT II shall have no liability for, and the Opioid MDT II Consideration shall vest in the Opioid MDT II free and clear of, any pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except for the Opioid Claims (including the Opioid Demands). From and after the Effective Date, all proceeds of the Opioid MDT II Consideration, including without limitation, amounts paid by Insurers under the Assigned Insurance Rights, shall be paid to the Opioid MDT II to be applied in accordance with the Opioid MDT II Documents.

5.	Assumption of Certain Liability and Responsibility by the Opioid MDT II

In consideration for the property transferred to the Opioid MDT II pursuant to Article IV.W.2 and in furtherance of the purposes of the Opioid MDT II and the Plan, the Opioid MDT II shall assume all liability and responsibility, financial and otherwise, for all Opioid Claims (including Opioid Demands) not otherwise channeled to an Opioid Creditor Trust or the Ratepayer Account, including U.S. Government Opioid Claims, and Other Opioid Claims, and the Debtors, the Reorganized Debtors, and the Protected Parties shall have no liability or responsibility, financial or otherwise, therefor. The Opioid MDT II’s liability for such assumed Opioid Claims shall be limited to the U.S. Government Opioids Claim Share, and the Other Opioid Claims Share. Except as otherwise provided in the Plan and the Opioid MDT II Documents, the Opioid MDT II shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such Opioid Claims (including Opioid Demands) that the Debtors or the Reorganized Debtors has or would have had under applicable law.

6.	Institution of Maintenance of Legal and Other Proceedings

As of the date upon which the Opioid MDT II is established, the Opioid MDT II shall be empowered to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability or responsibility of the Opioid MDT II, including in respect of the Assigned Third-Party Claims and Assigned Insurance Rights. The Opioid MDT II shall be empowered to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the Opioid MDT II Trustee(s). The Opioid MDT II shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Opioid MDT II is established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

X.	Opioid Creditor Trusts and Settlements of Opioid Claims

1.	Establishment and Purpose of the Opioid Creditor Trusts

The Confirmation Order shall endorse and direct the establishment of the Opioid Creditor Trusts on or prior to the Effective Date in accordance with the terms of the respective Opioid Creditor Trust Documents. The Opioid Creditor Trusts shall be independent from the Holders of Claims against the Debtors. The Opioid Creditor Trusts shall be established for the purposes described in this Plan and any other purposes more fully described in the Opioid Creditor Trust Documents. Each Opioid Creditor Trust shall, as applicable and in each case, in accordance with the Plan, the Confirmation Order and the applicable Opioid Creditor Trust Documents:

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a.	hold, manage and invest all funds and other assets received by such Opioid Creditor Trust from the Opioid MDT II, in each case, for the benefit of the beneficiaries of such Opioid Creditor Trust;

b.	hold and maintain required reserves for such Opioid Creditor Trust in accordance with the applicable Opioid Creditor Trust Documents;

c.

administer, process, resolve and liquidate Opioid Claims channeled to such Opioid Creditor Trust, in each case as provided in the applicable Opioid Creditor Trust Documents, as set forth in Article IV.Y herein; and

d.	pay all applicable Opioid Creditor Trust Operating Expenses.

2.	Appointment and Role of the Opioid Creditor Trustees

In furtherance of and consistent with the purposes of the Opioid Creditor Trusts and the Plan, the Opioid Creditor Trustees shall have the power and authority to perform all functions on behalf of the respective Opioid Creditor Trusts. The Opioid Creditor Trustees shall undertake all administrative responsibilities as are provided in the Plan and the applicable Opioid Creditor Trust Documents. The Opioid Creditor Trustees shall be responsible for all decisions and duties with respect to the respective Opioid Creditor Trusts. In all circumstances, each Opioid Creditor Trustee shall be independent and disinterested and shall act in the best interests of the beneficiaries of such Opioid Creditor Trust, in furtherance of the purpose of such Opioid Creditor Trust and in accordance with this Plan and the applicable Opioid Creditor Trust Documents. In accordance with the Opioid Creditor Trust Documents, each Opioid Creditor Trustee shall serve in such capacity through the earlier of (x) the date that the applicable Opioid Creditor Trust is dissolved in accordance with the applicable Opioid Creditor Trust Documents and (y) the date such Opioid Creditor Trustee resigns, is terminated or is otherwise unable to serve for any reason.

The NOAT II Trustee(s) shall be selected by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, in consultation with the Debtors. The TAFT II Trustee(s) will be selected by the Tribal Leadership Committee designated by the MDL Court in the MDL and also identified in the Amended Verified Statement of the Tribal Leadership Committee Pursuant to Bankruptcy Rule 2019 [Docket No. 1339], in consultation with the Debtors. The Opioid Creditor Trustees will be selected for (i) the Third-Party Payor Trust by the Third-Party Payor Group, (ii) the PI Trust by the Ad Hoc Group of Personal Injury Victims and the Future Claimants Representative, (iii) the Hospital Trust by the Ad Hoc Group of Hospitals, (iv) the NAS Monitoring Trust by the NAS Committee, and (v) the Emergency Room Physicians Trust by the Emergency Room Physicians Group, in each case, in consultation with the Debtors. The identity of the initial Opioid Creditor Trustees shall be disclosed in the Plan Supplement.

3.	Abatement Distributions

Each Abatement Trust shall, in accordance with the Plan, the Confirmation Order and the applicable Abatement Trust Documents, make Abatement Distributions to Authorized Recipients for Approved Uses.

4.	Abatement Trust Monitoring and Reporting Obligations

Each Abatement Trust shall (i) monitor the use of funds received by Abatement Distribution recipients in accordance with Authorized Abatement Purposes and (ii) prepare and deliver to the Opioid MDT II for publication annual reports on the disbursement and use of Abatement Distributions from such Abatement Trust and the compliance by Abatement Distribution recipients with the Authorized Abatement Purposes set forth in the applicable Abatement Trust Documents. In addition, NOAT II shall prepare or direct the preparation of annual audited financial reports of NOAT II to be filed with the Bankruptcy Court, delivered to the States and published on a publicly available website.

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5.	Assumption of Obligations and Liabilities

In consideration for the property transferred to the Opioid Creditor Trusts pursuant to Articles IV.W.2 and IV.X.7 and in furtherance of the purposes of the Opioid MDT II, Opioid Creditor Trusts, and the Plan, each Opioid Creditor Trust and the Ratepayer Account shall assume all liability and responsibility, financial and otherwise, for any Opioid Claims (including Opioid Demands) channelled to each Opioid Creditor Trust and the Ratepayer Account, respectively, other than any U.S. Government Opioid Claims, and Other Opioid Claims, and the Debtors, the Reorganized Debtors, and the Released Parties shall have no liability or responsibility, financial or otherwise, therefor. Except as otherwise provided in the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, the Opioid Creditor Trusts and the Ratepayer Account shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such Opioid Claims (including Opioid Demands) that the Debtors or the Reorganized Debtors has or would have had under applicable law.

6.	Institution and Maintenance of Legal and Other Proceedings

As of the date upon which the Opioid Creditor Trusts are established, the Opioid Creditor Trusts shall be empowered to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability or responsibility of the Opioid Creditor Trusts. Such legal actions and other proceedings shall be limited solely to those required for the purposes of satisfying the responsibilities of the applicable Opioid Creditor Trust. The Opioid Creditor Trusts shall be empowered to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the applicable Opioid Creditor Trustee. The Opioid Creditor Trusts shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Opioid Creditor Trusts are established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

7.	Opioid MDT II Distributions

The Opioid MDT II shall make the Opioid MDT II Initial Distribution on the Opioid MDT II Initial Distribution Date and shall make the Opioid MDT II Subsequent Distributions on any Opioid MDT Subsequent Distribution Date. The Opioid MDT II shall fund the Opioid Attorneys’ Fees Fund with the Opioid Attorneys’ Fees Fund Share, out of the Public Opioid Creditor Share. The Opioid MDT II shall also establish and fund the Opioid MDT II Operating Reserve.

8.	Private Claimants’ Attorneys’ Fees.

A. Common Benefit Fund Assessments. On the Effective Date, a Common Benefit Escrow shall be established and funded by assessments of 5% of each Distribution made by the Private Opioid Creditor Trusts and the Ratepayer Account. Such assessments will be paid by each Private Opioid Creditor Trust and the Ratepayer Account in respect of the Distributions made by each Private Opioid Creditor Trust and the Ratepayer Account to the Common Benefit Escrow and then, upon its establishment, directly to the Common Benefit Fund established by either the MDL Court or the Bankruptcy Court, as will be reasonably agreed to by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, on periodic schedules for each Private Opioid Creditor Trust and the Ratepayer Account acceptable to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Ad Hoc Group of Hospitals, the Ratepayer Mediation Participants, the Ad Hoc Group of Personal Injury Victims, and the NAS Committee, as applicable. The amounts in the Common Benefit Escrow shall be held in escrow until an order is entered by either the MDL Court or the Bankruptcy Court, as will be reasonably agreed to by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, establishing a Common Benefit Fund, at which time the amounts held by the Common Benefit Escrow and all subsequent assessments of 5% of each Distribution made by the Private Opioid Creditor Trusts and the Ratepayer Account shall be transferred to and distributed in

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accordance with the order of either the MDL Court or the Bankruptcy Court, as will be reasonably agreed to by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, establishing the Common Benefit Fund. To the extent a Hospital Opioid Claimant, a Third-Party Payor Opioid Claimant, a Ratepayer Opioid Claimant, a NAS Monitoring Opioid Claimant, a PI/NAS Opioid Claimant (or any ad hoc group consisting of Claimants of any of the foregoing) has retained counsel through an contingency fee arrangement, any contingency fees owed to such contingency counsel payable from Distributions under the Plan shall be reduced by the full amount payable under this Article IV.X.8. However, the applicable Claimant and its counsel, in their sole discretion, may agree that an amount up to but not exceeding 40% of the amount payable under this Article IV.X.8 may be applied to the reimbursement of actual costs and expenses incurred by such Claimant’s counsel, in which case such agreed cost-reimbursement amount shall not reduce the contingency fee amounts payable to such counsel. For the avoidance of doubt, if the Debtors, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group agree to any reduced or less restrictive terms concerning the 5% Common Benefit Fund assessment (or its implementation) provided under any portion of this Article IV.X.8 for any of the Private Opioid Creditor Trusts and the Ratepayer Account, then such modifications shall apply to each of the groups, mutatis mutandis.

B. Hospitals Attorneys’ Fees and Costs. On the Effective Date, the Hospital Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Ad Hoc Group of Hospitals with respect to Hospital Opioid Claims. The Hospital Attorney Fee Fund shall be funded with (i) 20% of each Distribution made by the Hospital Trust to Hospital Opioid Claimants that have not retained (or are not part of an ad hoc group that has retained) separate counsel through an individual contingency fee arrangement less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.Y.7(A). The Hospital Attorney Fee Fund shall be administered by the Hospital Trust on terms acceptable to the Ad Hoc Group of Hospitals.

C. NAS Monitoring Attorneys’ Fees and Costs. On the Effective Date, the NAS Monitoring Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the NAS Committee with respect to NAS Monitoring Opioid Claimants. The NAS Monitoring Attorney Fee Fund shall be funded with (i) 20% of each Distribution made by the NAS Monitoring Trust less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. Reasonable expert costs incurred by the NAS Committee in the formation of the abatement plan for the NAS Monitoring Trust shall also be paid by the NAS Monitoring Trust, and, for the avoidance of doubt, (x) there shall be no amounts payable to the Common Benefit Escrow or the Common Benefit Fund on account of such cost reimbursements and (y) the 20% limitation on attorneys’ fees shall not apply to the foregoing reasonable expert costs. The NAS Monitoring Attorney Fee Fund shall be administered by the NAS Monitoring Trust on terms acceptable to the NAS Committee. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

D. Ratepayer Attorneys’ Fees and Costs. On the Effective Date, the Ratepayer Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Ratepayer Mediation Participants. The Ratepayer Attorney Fee Fund shall be funded with (i) 20% of each Distribution made by the Ratepayer Account less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. The Ratepayer Attorney Fee Fund shall be administered by the Ratepayer Account as set forth in this Article IV.X.8. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

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E. Emergency Room Physicians Attorneys’ Fees and Costs. On the Effective Date, the Emergency Room Physicians Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Emergency Room Physicians Opioid Claimants. The Emergency Room Physicians Attorney Fee Fund shall be funded with (i) 20% of each Distribution made by the Emergency Room Physicians Trust less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. The Emergency Room Physicians Attorney Fee Fund shall be administered by the Emergency Room Physicians Trust as set forth in this Article IV.X.8. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

F. PI Claimant Costs and Expenses. The Opioid Creditor Trustee of the PI Trust shall pay or reimburse, as applicable, the compensation, costs and fees of professionals that represented or advised the Ad Hoc Group of Personal Injury Victims and the NAS Committee in connection with the Chapter 11 Cases, as and to the extent provided in the PI Trust Documents. Such compensation, costs and fees paid or reimbursed, as applicable, by the PI Trust shall be deducted from Distributions from the PI Trust Holders of Allowed PI Opioid Claims and Allowed NAS PI Opioid Claims, in each case pursuant to the PI Trust Documents. Nothing in this Article IV.X.8 shall impair or otherwise affect any fee contract that is not a contingency fee contract between the Ad Hoc Group of Personal Injury Victims and its professionals, or between the NAS Committee and its professionals.

G. No Impairment of Contingency Fee Contracts; No Further Assessment. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel. In this regard, the payment of the assessments described in this Article IV.X.8 shall be the only payment that such Holders (or their counsel) shall ever have to make to the Common Benefit Fund with respect to amounts distributed under this Plan, and shall not be subject to any further or other common benefit or similar assessments with respect to amounts distributed pursuant to the Plan or payments to attorneys in respect thereof.

9.	Public Opioid Claimants’ Attorneys’ Fees

On the Effective Date, the Opioid Attorneys’ Fee Fund shall be established for the payment of costs and expenses (including attorneys’ fees) of Holders of State Opioid Claims, Municipal Opioid Claims, and Tribe Opioid Claims. The Opioid Attorneys’ Fee Fund shall be funded with the Opioid Attorneys’ Fee Fund Share in an aggregate amount not to exceed $[ ] million from periodic distributions of [ ]% of each distribution of account of the Public Opioid Creditor Share. Payments from the Opioid Attorneys’ Fee Fund shall be the exclusive means of payment from the Opioid Creditor Trusts for costs and expenses (including attorneys’ fees) of all Holders of State Opioid Claims, Municipal Opioid Claims, and Tribe Opioid Claims (or any ad hoc group thereof) or any attorney therefor, other than amounts paid in accordance with the order of the Bankruptcy/MDL Court establishing the Common Benefit Fund and any amounts paid to counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group in accordance with the Plan and the Restructuring Support Agreement.

Y.	Administration of Opioid Claims

All Opioid Claims will be administered, liquidated and discharged pursuant to the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents. The Opioid MDT II Trustee(s) and Opioid Creditor Trustee(s), as applicable, shall determine the eligibility, amount and Allowance of the applicable Opioid Claims in accordance with the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents. The determination by the applicable Opioid MDT II Trustee(s) or Opioid Creditor Trustee(s) of the eligibility, amount and Allowance of each Opioid Claim (except for any Other Opioid

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Claims) shall be final and binding, and shall not be subject to any challenge or review of any kind, by any court or other Person, except as set forth herein and in the Opioid MDT II Documents and Opioid Creditor Trust Documents. Distributions in respect of Allowed Opioid Claims shall be made by the applicable Opioid MDT II Trustee(s) or Opioid Creditor Trustee(s), in accordance with the trust distribution procedures and other provisions of the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents, from the applicable Opioid MDT II or Opioid Creditor Trust. Distributions from the Opioid MDT II, Opioid Creditor Trusts, and the Ratepayer Account shall be the sole source of recovery for Holders of Allowed Opioid Claims, and no Holder of an Opioid Claim shall have any other or further recourse to the Opioid Creditor Trusts, the Opioid MDT II, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties. Holders of disallowed Opioid Claims shall have no recourse to the Opioid Creditor Trusts, the Ratepayer Account, the Opioid MDT II, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Claims.

1.	Administration of Other Opioid Claims

The Opioid MDT II Administrator shall implement procedures, subject to Bankruptcy Court approval, for the submission of Other Opioid Claims, including notice procedures with respect thereto, and for the resolution of such Other Opioid Claims, which shall permit (but not require) that any litigation thereon occur in the Bankruptcy Court.

All Other Opioid Claims shall be Disputed Claims under the Plan. Only Other Opioid Claims that become Allowed Claims pursuant to the procedures contained in Article IV.Y.2 herein shall be entitled to distributions from the Other Opioid Claims Reserve, Pro Rata with other Allowed Other Opioid Claims. For the avoidance of doubt, Other Opioid Claims, whether Allowed or disallowed, shall not be entitled to any distributions from the Opioid MDT II or any Abatement Trust or other Opioid Creditor Trust, other than from the Other Opioid Claims Reserve. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Opioid MDT II shall treat the Other Opioid Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, to the extent applicable, the Opioid MDT II and Holders of Other Opioid Claims) shall be required to report for tax purposes consistently with the foregoing.

2.	Objections to Other Opioid Claims

The Opioid MDT II Administrator shall be entitled to object to Other Opioid Claims. Any objections to Other Opioid Claims shall be served and filed on or before the later of (i) two-hundred and seventy (270) days after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court for cause shown). The Opioid MDT II Administrator shall be entitled to use omnibus objections in compliance with Local Rule 3007-1 and may seek Bankruptcy Court approval to establish additional objection or estimation procedures as the Opioid MDT II Administrator believes appropriate.

3.	Resolution of Disputed Other Opioid Claims

On and after the Effective Date the Opioid MDT II Administrator shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Other Opioid Claims and to compromise, settle, or otherwise resolve any Disputed Other Opioid Claims without approval of the Bankruptcy Court.

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4.	Disallowance of Other Opioid Claims

Any Other Opioid Claims held by an Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Other Opioid Claims may not receive any distributions on account of such Other Opioid Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

5.	Estimation of Other Opioid Claims

The Opioid MDT II Administrator may at any time request that the Bankruptcy Court estimate any Other Opioid Claims pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether the Opioid MDT II Administrator has previously objected to such Other Opioid Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Other Opioid Claim at any time during litigation concerning any objection to any Other Opioid Claim, including, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Other Opioid Claim, that estimated amount shall constitute the maximum limitation on such Other Opioid Claim, and the Opioid MDT II Administrator may pursue supplementary proceedings to object to the ultimate allowance of such Other Opioid Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Other Opioid Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of an Other Opioid Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Other Opioid Claim unless the holder of such Other Opioid Claim has filed a motion requesting the right to seek such reconsideration on or before twenty (20) calendar days after the date such Other Opioid Claim is estimated by the Bankruptcy Court.

The Opioid MDT II Administrator reserves the right to reduce the Other Opioid Claims Reserve in a manner consistent with any such estimation.

6.	Periodic Distributions from Other Opioid Claims Reserve

The Opioid MDT II Trustee(s) shall make distributions from time to time in their discretion from the Other Opioid Claims Reserve to holders of Allowed Other Opioid Claims, upon their determination that after distribution, and consistent with and subject to section 1123(a)(4) of the Bankruptcy Code, the Other Opioid Claims Reserve shall entitle such holder an aggregate amount equal to the Pro Rata Share of each distribution that would have been made to holders of Other Opioid Claims that remain Disputed and allocate such amount to the Other Opioid Claims Reserve as if each such Other Opioid Claim that remains Disputed were Allowed Claims, for each Other Opioid Claim in the amount equal to the least of (i) the filed amount of such Other Opioid Claim, (ii) the amount determined by a Final Order of the Bankruptcy Court for purposes of fixing the amount to be retained for such Other Opioid Claim, and (iii) such other amount as may be agreed upon by the Holder of such Other Opioid Claim and the Opioid MDT II Administrator.

Z.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of the Plan, the Confirmation Order, the Scheme of Arrangement, the Irish Confirmation Order, the Restructuring Transactions, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents.

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AA.	Industry-Wide Document Disclosure Program

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall participate in an industry-wide document disclosure program by disclosing publicly a subset of its litigation documents, subject to scope and protocols described below.

1.	Documents Subject to Public Disclosure

The following documents shall be produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors to the Minnesota State Attorney General, on behalf of the Settling States, and are subject to public disclosure in perpetuity as part of an industry-wide document disclosure program, except for the redactions authorized by Article IV.AA.2:

(a)

All documents, indices, and privilege logs the VI-Specific Debtors produced to any of the Settling States prior to the Petition Date, including in litigation and in response to investigative demands or other formal or informal requests related to opioids.

(b)

All documents, indices, and privilege logs the VI-Specific Debtors produced in the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)) and the New York litigation (In re Opioid Litigation, 400000/2017 (Suffolk County)) prior to the Petition Date.

(c)	All documents, indices, and privilege logs the VI-Specific Debtors have produced in other litigation related to opioids, excluding patent litigation.

(d)

All filings, motions, orders, court transcripts, deposition transcripts, and exhibits in the possession, custody, or control of the VI-Specific Debtors and/or Reorganized VI-Specific Debtors from litigation related to opioids, excluding patent litigation.

All documents produced under this provision shall be provided in electronic format with all related metadata. The VI- Specific Debtors and/or the Reorganized VI-Specific Debtors and the Minnesota State Attorney General, on behalf of the Settling States, will work cooperatively to develop technical specifications for the productions.

2.	Information That May Be Redacted

The following categories of information are exempt from public disclosure:

(a)

Information subject to trade secret protection. A “trade secret” is information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Even if the information falls within the definition, “trade secret” does not include information reflecting sales or promotional strategies, tactics, targeting, or data, or internal communications related to sales or promotion.

(b)

Confidential personal information. “Confidential personal information” means individual Social Security or tax identification numbers, personal financial account numbers, passport numbers, driver license numbers, home addresses, home telephone numbers, personal email addresses, and other personally identifiable information protected by law from disclosure. “Confidential personal information” does not include the names of the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ officers, directors, employees, agents, or attorneys.

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(c)

Information that is inappropriate for public disclosure because it is subject to personal privacy interests recognized by law (e.g., HIPAA), or contractual rights of third parties that the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors may not abrogate.

(d)

Information regarding the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ employees’ personal matters unrelated to the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors, including emails produced by the VI-Specific Debtors’ custodians discussing vacation or sick leave, family, or other personal matters.

3.	Redaction of Documents Containing Protected Information

Whenever a document contains information subject to a claim of exemption pursuant to Article IV.AA.2, the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce the document in redacted form. Such redactions shall indicate that trade secret and/or private information, as appropriate, has been redacted. Redactions shall be limited to the minimum redactions possible to protect the legally recognized individual privacy interests and trade secrets identified above.

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce to the Minnesota State Attorney General, on behalf of the Settling States, a log noting each document redacted. The log shall also provide fields stating the basis for redacting the document, with sufficient detail to allow an assessment of the merits of the assertion. The log is subject to public disclosure in perpetuity. The log shall be produced simultaneously with the production of documents required by Article IV.AA.7.

In addition to the redacted documents, the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall, upon any Settling State’s request, also produce all documents identified in Article IV.AA.1 in unredacted form to such Settling State at the same time. The redacted documents produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors may be publicly disclosed in accordance with Article IV.AA.6. The unredacted documents produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors to a Settling State shall be available only to such Settling State unless the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ claim of exemption under Article IV.AA.2 is successfully challenged in accordance with Article IV.AA.4 or the trade secret designation expires in accordance with Article IV.AA.5.

4.	Challenges to Redaction

Anyone, including members of the public and the press, may challenge the appropriateness of redactions by providing notice to the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors. If the challenge is not resolved by agreement, it must be resolved in the first instance by a third party jointly appointed by the Minnesota State Attorney General, on behalf of the Settling States, and the VI -Specific Debtors and/or the Reorganized VI-Specific Debtors to resolve such challenges. The decision of the third party may be appealed to a court with enforcement authority over the Opioid Operating Injunction. If not so appealed, the third party’s decision is final. In connection with such challenge, a Settling State may provide copies of relevant unredacted documents to the parties or the decisionmaker, subject to appropriate confidentiality and/or in camera review protections, as determined by the decisionmaker.

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5.	Review of Trade Secret Redactions

Ten years after the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors complete the production of documents in accordance with this Article IV.AA, the Reorganized VI-Specific Debtors shall review all trade secret assertions made in accordance with Article IV.AA.2 and all non-manufacturing trade secret designations shall expire. The newly unredacted documents may then be publicly disclosed by the Minnesota State Attorney General, on behalf of the Settling States, in accordance with Article IV.AA.6. The Reorganized VI-Specific Debtors shall produce to the Minnesota State Attorney General, on behalf of the Settling States, an updated redaction log justifying its designations of the remaining trade secret redactions as manufacturing trade secrets.

6.	Public Disclosure through a Document Repository

The Minnesota State Attorney General, on behalf of the Settling States, may publicly disclose all documents covered by this Article IV.AA through a public repository maintained by a governmental, non-profit, or academic institution. The Minnesota State Attorney General, on behalf of the Settling States, may specify the terms of any such repository’s use of those documents, including allowing the repository to index and make searchable all documents subject to public disclosure, including the metadata associated with those documents. When providing the documents covered by this Article IV.AA to a public repository, no Settling State shall include or attach within the document set any characterization of the content of the documents. For the avoidance of doubt, nothing in this paragraph shall prohibit any Settling State from publicly discussing the documents covered by this Article IV.AA.

7.	Timeline for Production

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce all documents required by Article IV.AA.1 within nine months from the Petition Date.

8.	Costs

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall be responsible for their allocable share of all reasonable costs and expenses associated with the public disclosure and storage of the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ documents through any public repository.

BB.	Monitor[9]

1.Appointment	and Term

The Confirmation Order will provide for the appointment of the Monitor for a term of five years from the Petition Date. If, at the conclusion of the Monitor’s five-year term, the Settling States determine in good faith and in consultation with the Monitor that the Reorganized VI-Specific Debtors have failed to achieve and maintain substantial compliance with the substantive provisions of the Opioid Operating Injunction, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of the Reorganized VI-Specific Debtors to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto.

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This section is qualified in its entirety by the Voluntary Injunction and the Opioid Operating Injunction, and for any inconsistency between this section and the Voluntary Injunction and the Opioid Operating Injunction, the Voluntary Injunction and the Opioid Operating Injunction, as applicable, will govern.

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2.	Identity

The Monitor for the full term shall be the Chapter 11 Monitor in place as of the Effective Date unless justifiable cause exists and the Monitor Agreement shall remain in full force and effect upon the Effective Date, unless amended or superseded by further order of the Bankruptcy Court, which order may be the Confirmation Order. For purposes of this paragraph, justifiable cause exists if the Monitor resigns or a court finds that the Monitor: (a) develops a conflict of interest that would undermine public confidence in the objectivity of his or her work; (b) has unreasonably failed to fulfill his or her material obligations under the Opioid Operating Injunction or pursuant to his or her work plan, (c) has engaged in any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct; or (d) has engaged in an intentional act of bias or prejudice in favor or against either party. Justifiable cause shall not include the Reorganized VI-Specific Debtors’ or the Settling States’ disagreements with the decisions of the Monitor, unless there is a clear pattern in the Monitor’s decisions that demonstrates that the Monitor has not been acting as an independent third party in rendering decisions.

If a new Monitor must be appointed during the term, the Reorganized VI- Specific Debtors and the Settling States shall exchange pools of recommended candidates within 30 days of the Monitor’s departure. The pools shall each contain the names of three individuals, groups of individuals or firms and shall be based in part on experience with internal investigations or the investigative process (which may include prior monitorship or oversight experience) and expertise in the pharmaceutical industry, relevant regulatory regimes, and internal controls and compliance systems.

After receiving the pools of Monitor candidates, the Reorganized VI-Specific Debtors and the Settling States shall have the right to meet with the candidates and conduct appropriate interviews of the personnel who are expected to work on the project. The Reorganized VI- Specific Debtors and the Settling States may veto any of the candidates, and must do so in writing within 30 days of receiving the pool of candidates. If all three candidates within a pool are rejected by either the Reorganized VI-Specific Debtors or the Settling States, the party who rejected the three candidates may direct the other party to provide up to three additional qualified candidates within 15 days of receipt of said notice.

If the Reorganized VI-Specific Debtors or the Settling States do not object to a proposed candidate, the Reorganized VI-Specific Debtors or the Settling States shall so notify the other in writing within 30 days of receiving the pool of candidates. If more than one candidate remains, the Settling States shall select the Monitor from the remaining candidates.

3.	Duties and Reporting

The Monitor shall be responsible for ensuring that the Reorganized VI-Specific Debtors (and any successors during the Monitor’s term to the Reorganized VI-Specific Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories) are in compliance with the Opioid Operating Injunction. The Reorganized VI-Specific Debtors and their professionals and representatives shall cooperate and reasonably respond to requests by the Monitor in the performance of its responsibilities, including reasonable requests for access to relevant books and records of the Reorganized VI- Specific Debtors. Subject to any legally recognized privilege and as reasonably necessary to perform his or her duties, the Monitor shall have full and complete access to the Reorganized VI-Specific Debtors’ personnel, books, records, and facilities, and to any other relevant information, as the Monitor may request. The Reorganized VI-Specific Debtors shall develop such information as the Monitor may request and shall fully, completely and promptly cooperate with the Monitor.

The manner in which the Monitor will carry out his or her responsibilities, the general scope of information that the Monitor will seek to review in fulfilling his or her duties and, where applicable, the methodologies to be utilized shall be consistent with the work plan used by the Chapter 11 Monitor as of the Effective Date (the “Work Plan”). The Reorganized VI-Specific Debtors, the Settling States, and the Monitor may jointly agree to revisions to the Work Plan.

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The Monitor shall file a report with the Settling States regarding compliance by the Reorganized VI-Specific Debtors with the terms of the Opioid Operating Injunction every 90 days after the Effective Date (the “Monitor Reports”). The Reorganized VI-Specific Debtors and the Settling States may jointly agree to decrease the frequency of Monitor Reports to every 180 days. To the extent permissible by state public record laws, these reports (in whole or in part) may be filed subject to restriction from public disclosure. The content of Monitor Reports shall be set forth in the Work Plan.

Prior to issuing a Monitor Report, the Monitor shall confer with Reorganized VI-Specific Debtors and the Settling States, either jointly or separately (in the discretion of the Monitor), regarding his or her preliminary findings and the reasons for those findings. The Reorganized VI-Specific Debtors shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report.

4.	Relief and Cure

In furtherance of the responsibilities of the Monitor, the Monitor shall be authorized to seek relief from the Bankruptcy Court, to the extent necessary to carry out its obligations hereunder.

In the event a Monitor Report identifies a potential violation of the Opioid Operating Injunction, the Reorganized VI-Specific Debtors shall have the right to cure any potential violation within 30 days.

5.	Professionals and Costs

The Monitor shall have the authority to employ, upon written consent from the Reorganized VI-Specific Debtors, such consent not to be unreasonably withheld, delayed or conditioned, such consultants, accountants, attorneys, and other representatives and assistants as are reasonably necessary to carry out the Monitor’s responsibilities. Requests to employ such individuals will be decided upon no later than ten (10) days from their receipt.

All compensation, costs and fees of the Monitor and any professionals retained by the Monitor shall be paid by the Reorganized VI-Specific Debtors.

6.	Liability

The Monitor shall serve without bond or other security. The Monitor shall have no obligation, responsibility, or liability for the operations of the Reorganized VI-Specific Debtors.

CC.	Trade Claimant Agreements

As to any Trade Claimant that agrees by so indicating on its Ballot to maintain with the Debtors Favorable Trade Terms, the Plan shall constitute (i) if applicable, an amendment to such Trade Claimant’s assumed or assumed and assigned Executory Contract between any Debtor and such Trade Claimant, instituting the foregoing trade terms in such Executory Contract, or (ii) otherwise, a contractual agreement by such Trade Claimant to maintain such trade terms for at least twelve (12) months after the Effective Date.

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DD.	Federal/State Acthar Settlement

As of the Effective Date, the Federal/State Acthar Settlement Agreements shall be executed by Parent, Mallinckrodt ARD LLC, the U.S. Government, and the States. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors and/or the Reorganized Debtors will make the Initial Federal/State Acthar Settlement Payment, and thereafter, the Reorganized Debtors will make each of the Federal/State Acthar Deferred Cash Payments; provided, that the Federal/State Acthar Deferred Cash Payments shall bear interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds (published and available at www.ssa.gov/oact/ProgData/newIssueRates.html), measured as of each payment date and accruing from September 21, 2020.

EE.	Retainers of Ordinary Course Professionals

Upon the Effective Date, each Ordinary Course Professional may apply its retainer, if any, against any outstanding prepetition balances owed by the Debtors to such Ordinary Course Professional.

FF.	No Substantive Consolidation

This Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

Article V.

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Confirmation Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumption of the Restructuring Support Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Restructuring Support Agreement shall be binding and enforceable against the parties to the Restructuring Support Agreement in accordance with its terms. For the avoidance of doubt, the assumption of the Restructuring Support Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of the Restructuring Support Agreement including, without limitation, any termination events or provisions thereunder.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or

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Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C), the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Confirmation Date (or such later date as may be permitted by Article V.B or Article V.E below), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. No later than the Plan Supplement Filing Date, to the extent not previously Filed with the Bankruptcy Court and served on affected counterparties, the Debtors shall provide notices of the proposed assumption and proposed Cure Costs to be sent to applicable counterparties, together with procedures for objecting thereto and for resolution of disputes by the Bankruptcy Court. Any objection by a contract or lease counterparty to a proposed assumption or related Cure Cost must be Filed, served, and actually received by the Debtors by the date on which objections to confirmation are due (or such other date as may be provided in the applicable assumption notice).

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Cost will be deemed to have assented to such assumption and Cure Cost. Any timely objection to a proposed assumption or Cure Cost will be scheduled to be heard by the Bankruptcy Court at the Reorganized Debtors’ first scheduled omnibus hearing after the date that is ten (10) days after the date on which such objection is Filed. In the event of a dispute regarding (1) the amount of any Cure Cost, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365(b) of the Bankruptcy Code under any Executory Contract or the Unexpired Lease, and/or (3) any other matter pertaining to assumption and/or assignment, then such dispute shall be resolved by a Final Order; provided that the Debtors or Reorganized Debtors may settle any such dispute and shall pay any agreed upon Cure Cost without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that notwithstanding anything to the contrary herein (except for the Consent Rights of Supporting Parties in Article I.C), the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to the assumption or to the proposed Cure Cost.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full satisfaction and cure of any Claims and defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, under any assumed Executory Contract or Unexpired Lease arising at any time prior to the effective date of assumption. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors, as applicable, will continue to honor all postpetition and post-Effective Date obligations under any assumed Executory Contracts and Unexpired Leases in accordance with their terms, regardless of whether such obligations are listed as a Cure Cost, and whether such obligations accrued prior to or after the Effective Date, and neither the payment of Cure Costs nor entry of the Confirmation Order shall be deemed to release the Debtors or the Reorganized Debtors, as applicable, from such obligations.

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C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease. Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan.

D.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Confirmation Order.

E.	Reservation of Rights

Neither anything contained in the Plan nor the Debtors’ delivery of a notice of proposed assumption and proposed Cure Cost to any contract and lease counterparties shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X.C of the Plan.

F.	Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

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G.	Co-Defendant Indemnification Obligations

As of the Effective Date, any term of any policy, contract or other obligation applicable to any Debtor shall be void and of no further force or effect to the maximum extent permitted by applicable law and to the extent such policy, contract or other obligation creates an obligation of any Debtor, or gives rise to a right under any Insurance Contract of any Debtor, for the indemnification or reimbursement of any Person other than the Opioid MDT II for costs, losses, damages, fees, expenses or any other amounts whatsoever relating to or arising from any actual or potential litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter arising, based on or relating to or in connection with, or in any manner arising from, in whole or in part, any Opioid Claim or any Opioid Demand (excluding any indemnification obligations expressly assumed pursuant to, or otherwise provided for in, the Plan). Notwithstanding the foregoing, nothing herein shall interfere with the Assigned Insurance Rights or the Opioid MDT II’s exercise of the Assigned Insurance Rights.

The Plan shall, to the maximum extent permitted by applicable law, constitute (i) an amendment to each assumed or assumed and assigned contract to sever any and all provisions thereof that give rise to any obligation or right described in this Article V.G and (ii) an agreement by each counterparty to release any and all obligations and liabilities arising under or relating to such severed provisions and any and all Co-Defendant Claims and Opioid Claims (including Opioid Demands) arising under such contract, including any Co-Defendant Claims and Opioid Claims (including Opioid Demands) that might otherwise be elevated to administrative status through assumption of such contract. The severed portion of each such contract shall be rejected as of the Effective Date, and any Claims resulting from such rejection shall be forever released and discharged, with no distribution on account thereof. Except to the extent included in the Rejected Executory Contract/Unexpired Lease List, each such contract, solely as amended pursuant to this Article V.G, shall be assumed by the applicable Debtor and, as applicable, may be assigned to NewCo (or one of the NewCo Subsidiaries). No counterparty or any other Person shall have or retain any Claim, Cause of Action or other right of recovery against the Debtors or any other Person, including without limitation NewCo or any Insurer, except for the Other Opioid Claims Reserve (if applicable), for or relating to any obligation or right described in this Article V.G, any Co-Defendant Claim or the amendment of any contract, or the severance and rejection of obligations and liabilities in connection therewith, described in this Article V.G. On the Effective Date, all Co- Defendant Claims arising under or related to any contract of the Debtors shall be released and discharged to the maximum extent permitted by applicable law with no consideration on account thereof, and all Proofs of Claim in respect thereof shall be deemed disallowed and expunged, without further notice, or action, order or approval of the Bankruptcy Court or any other Person, and any Opioid Claims arising under or related to any contract of the Debtors will be treated in accordance with Article III of the Plan. For the avoidance of doubt, no Co-Defendant Claim or Opioid Claim will be assumed by the Reorganized Debtors or NewCo, elevated to administrative priority status or otherwise receive modified treatment as a result of the assumption or assumption and assignment of any contract pursuant to this Article V.G.

The Debtors shall provide notice to all known counterparties to any Executory Contract or Unexpired Lease of this Article V.G. To the extent an objection is not timely filed and properly served on the Debtors with respect to any contract of the Debtors in accordance with the Disclosure Statement Order, the counterparty to such contract and all other Persons shall be bound by and deemed to have assented to the amendment of such contract, the assumption or assumption and assignment of such amended contract and the severance and release of obligations, liabilities and Claims described in this Article V.G. Except to the extent that the Holder of a Co-Defendant Claim otherwise agrees or fails to object to such treatment, the assumption or rejection of a contract or lease with the Holder of a Co- Defendant Claim shall not operate as a release, waiver or discharge of any Co-Defendant Defensive Rights or Co- Defendant Claims. For the avoidance of doubt, if a counterparty to any contract timely files and properly serves an objection on the Debtors, (x) such objecting party will not be bound by this Article V.G., (y) any Cure Costs for such contract

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(if applicable) will be payable only by the Debtors, the Reorganized Debtors, or NewCo (as applicable), and (z) any Claims for rejection damages (if applicable) relating to the Co- Defendant Claims arising thereunder will be either Other Opioid Claims or No Recovery Opioid Claims and treated in accordance with the Plan, and any other Claims for rejection damages (if applicable) will be General Unsecured Claims.

H.	Employee Compensation and Benefits

1.	Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided , further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Article VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distribution on Account of Claims Other than Opioid Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan or a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Claims other than Opioid Claims Allowed on or before the Effective Date shall be made on the Initial Distribution Date; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or

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performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business or industry practice, (2) Allowed Priority Tax Claims shall be satisfied in accordance with Article II.B herein, (3) Allowed Other Priority Claims shall be satisfied in accordance with Article II.C herein, and (4) Allowed General Unsecured Claims and Allowed Trade Claims that would not come due in the ordinary course of the Debtors’ business until after the Initial Distribution Date shall be paid by the Reorganized Debtors in the ordinary course of business; provided, further, that all Initial Distribution Date distributions are subject to the Disputed General Unsecured Claims Reserve in accordance with Article VII.H of the Plan

B.	Distributions on Account of Claims Other than Opioid Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions on account of Disputed Claims other than Opioid Claims that become Allowed after the Effective Date shall be made on the next Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim; provided that (a) Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice,

(b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective date shall be treated as Allowed Priority Tax Claims in accordance with Article II.B of the Plan, and (c) Disputed Other Priority Claims that become Allowed Other Priority Claims after the Effective Date shall be treated as Allowed Other Priority Claims in accordance with Article II.C of the Plan.

2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.

C.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided herein, on the Initial Distribution Date each Holder of an Allowed Claim other than an Opioid Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that any Disputed Claims exist, distributions on account of such Disputed Claims shall be made pursuant to Article VI.B and Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D.	Delivery of Distributions

1.	Record Date for Distributions

For purposes of making distributions on the Initial Distribution Date only, the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims other than Opioid Claims reflected in the Debtors’ books and records as of the close of business on the Confirmation Date; provided, however, that such record date will not apply to any distributions related to the First Lien Notes, Second Lien Notes, or Guaranteed Unsecured Notes maintained through DTC, and the record date for Holders of Allowed First Lien Term Loan Claims shall be the Effective Date. Subject to the foregoing sentence, if a

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Claim other than an Opioid Claim is transferred (a) twenty-one (21) or more days before the Confirmation Date and reasonably satisfactory documentation evidencing such transfer is Filed with the Bankruptcy Court before the Confirmation Date, the Distribution Agent shall make the applicable distributions to the applicable transferee, or (b) twenty (20) or fewer days before the Confirmation Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form is Filed with the Bankruptcy Court before the Confirmation Date and contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims other than Opioid Claims at the address for each such Holder as indicated in the Debtors’ records as of the date of any such distribution, including the address set forth in any Proof of Claim Filed by that Holder or, with respect to Holders of Allowed First Lien Term Loan Claims, the address recorded as of the Effective Date in the register maintained by the First Lien Agent, as applicable; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.	Distributions by Distribution Agents

The Debtors and the Reorganized Debtors, as applicable, shall have the authority to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder. Except in the case of the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, each serving as a Distribution Agent, to the extent the Debtors and the Reorganized Debtors, as applicable, determine to utilize a Distribution Agent to facilitate the distributions under the Plan to Holders of Allowed Claims other than Opioid Claims, Guaranteed Unsecured Notes Claims, and Legacy Unsecured Notes Claims, any such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan; and (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under the Plan to be distributed by such Distribution Agent; provided, that no Distribution Agent (including the Guaranteed Unsecured Notes Indenture Trustee) will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Subject to Section Article VI.D.4 below, distributions on account of the Guaranteed Unsecured Notes Claims and the Legacy Unsecured Notes Claims will be made to or at the direction of the Guaranteed Unsecured Notes Indenture Trustee or Legacy Unsecured Notes Indenture Trustee, as applicable, and such trustee will be, and will act as, the Distribution Agent with respect to the applicable Guaranteed Unsecured Notes Claims or Legacy Unsecured Notes Claims in accordance with the terms and conditions of this Plan and the applicable debt documents. Distributions on account of the Allowed First Lien Term Loan Claims will be made to the First Lien Agent or the New Takeback Term Loan Agent, as applicable, and the First Lien Agent or the New Takeback Term Loan Agent (as applicable) will be, and will act as, the Distribution Agent with respect to the Allowed First Lien Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions, or consents. The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall promptly pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the

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amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

4.	Distributions to Holders of Guaranteed Unsecured Notes Claims and Legacy Unsecured Notes Claims

The distributions of Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares to be made under this Plan to Holders of Guaranteed Unsecured Notes Claims shall be deemed made by the Debtors or Reorganized Debtors, as applicable, to the Guaranteed Unsecured Notes Indenture Trustee which shall transmit (or cause to be transmitted) such distributions to such Holders as set forth below. Notwithstanding anything to the contrary in this Plan, the Guaranteed Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, may transfer or facilitate the transfer of such distributions through the facilities of DTC in exchange for the relevant Guaranteed Unsecured Notes. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under this Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares to be distributed to Holders of the Guaranteed Unsecured Notes eligible for distribution through the facilities of DTC.

The distributions of New Mallinckrodt Ordinary Shares to be made under this plan to Holders of Legacy Unsecured Notes Claims as part of the General Unsecured Claims Distribution shall be deemed made by the Debtors or Reorganized Debtors, as applicable, to the Legacy Unsecured Notes Indenture Trustee which shall transmit (or cause to be transmitted) such distributions to such Holders as set forth below. Notwithstanding anything to the contrary in this Plan, the Legacy Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, may transfer or facilitate the transfer of such distributions through the facilities of DTC in exchange for the relevant Legacy Unsecured Notes. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under this Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Mallinckrodt Ordinary Shares to be distributed to Holders of the Legacy Unsecured Notes eligible for distribution through the facilities of DTC.

The obligations of the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee under or in connection with this Plan, the Guaranteed Unsecured Notes Indentures, the Legacy Unsecured Notes Indentures, the Guaranteed Unsecured Notes, the Legacy Unsecured Notes, and any related notes, stock, instruments, certificates, agreements, side letters, fee letters, and other documents, shall be discharged and deemed fully satisfied upon the Effective Date. On and after the Effective Date, the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, each in its capacity as trustee shall be appointed and act as a Distribution Agent with respect to the applicable Guaranteed Unsecured Notes Claims or Legacy Unsecured Notes Claims to facilitate the distributions provided for in this Plan to the applicable Holders of Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims. The obligations of each of the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Trustee, in its capacity as Distribution Agent, under or in connection with this Plan shall be discharged and deemed fully satisfied upon either: (i) DTC’s receipt of the distributions with respect to the Allowed Guaranteed Unsecured Notes

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Claims or Allowed Legacy Unsecured Notes Claims; or (ii) if the Alternate/Supplemental Distribution Process is utilized, upon the earlier of the completion of the Guaranteed Unsecured Notes Indenture Trustee’s or Legacy Unsecured Notes Indenture Trustee’s role in such process or in accordance with the terms of the Alternate/Supplemental Distribution Process and, in either case, the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee shall not, in any capacity, have liability to any person for having made, or facilitating the making of, the distributions through the foregoing items (i) and (ii). The Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, each as a Distribution Agent under this Plan will be entitled to recognize and deal with for all purposes the Holders of the Guaranteed Unsecured Notes or Legacy Unsecured Notes to the extent necessary to facilitate the distributions with respect to Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims to such Holders. Regardless of which capacity it is acting, the Guaranteed Unsecured Notes Indenture Trustee or the Legacy Unsecured Notes Indenture Trustee in any capacity shall not be responsible for, and may conclusively rely on, the Alternate/Supplemental Distribution Process.

Notwithstanding any policies, practices or procedures of DTC or any other applicable clearing system, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by the Notice and Claims Agent, the Guaranteed Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee to facilitate distributions to Holders of Allowed Guaranteed Unsecured Notes Claims and Allowed Legacy Unsecured Notes Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent, including the Guaranteed Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee in any capacity, shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Guaranteed Unsecured Notes Claims or Allowed Legacy Unsecured Notes Claims through the facilities of DTC.

5.	Minimum Distributions

Notwithstanding anything herein to the contrary, other than on account of Unimpaired Claims, the Reorganized Debtors and the Distribution Agents shall not be required to make distributions or payments of less than $100 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars or distributions of fractions of a New Mallinckrodt Ordinary Share. Whenever any payment or distribution of a fraction of a dollar or a fraction of a New Mallinckrodt Ordinary Share would otherwise be called for, the actual payment or distribution will reflect a rounding down of such fraction to the nearest whole dollar or nearest whole New Mallinckrodt Ordinary Share.

6.	Undeliverable Distributions

a.	Holding of Certain Undeliverable Distributions

Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VI.D.5.b of the Plan, until such time as any such distributions become deliverable or are otherwise disposed of in accordance with applicable nonbankruptcy law. Undeliverable distributions shall not be entitled to any additional interest, dividends, or other accruals of any kind on account of their distribution being undeliverable. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

b.	Failure to Present Checks

Checks issued by the Reorganized Debtors (or their Distribution Agent) on account of Allowed Claims shall be null and void if not negotiated within 90 days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.

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E.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary (except for the Consent Rights of Supporting Parties in Article I.C), the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, including requiring as a condition to the receipt of a distribution, that the Holders of an Allowed Claim complete an IRS Form W-8 or W-9, as applicable. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

F.	Applicability of Insurance Contracts Other than Opioid Insurance Policies

Except as otherwise provided in the Plan, payments to Holders of Claims covered by Insurance Contracts other than Opioid Claims shall be in accordance with the provisions of any applicable Insurance Contract. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts other than Opioid Insurance Policies, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts other than Opioid Insurance Policies and/or applicable non- bankruptcy law. For the avoidance of doubt, this Article VI.F shall not apply to Opioid Insurance Policies.

G.	Distributions on Account of Opioid Claims

Notwithstanding anything to the contrary herein, Articles VI.A through VI.F (except as set forth in the last sentence of Article VI.E) shall not apply to any Opioid Claims, and all distributions to Holders of Opioid Claims (including Opioid Demands) shall be made by and from the Opioid MDT II and the Opioid Creditor Trusts in accordance with the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable.

H.	Allocation of Distributions Between Principal and Interest

Except with respect to the 2024 First Lien Term Loan Claims and the 2025 First Lien Term Loan Claims and as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

I.	Postpetition Interest on Claims

Notwithstanding anything else in this Plan or the Confirmation Order, postpetition interest shall accrue and be paid on the First Lien Revolving Credit Facility Claims, the First Lien Term Loan Claims, the First Lien Notes Claims, and the Second Lien Notes Claims as set forth in the Plan. Unless otherwise specifically provided for in this Plan (including the preceding sentence and Article II.B.2 of the Plan), the Confirmation Order, the Cash Collateral Order, or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any other Claims and no Holder of any other Claims shall be entitled to interest accruing on or after the Petition Date on any Claim.

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Article VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance and Disallowance of Claims Other than Opioid Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim other than Opioid Claims and any other Claims Allowed under this Plan (including the First Lien Term Loan Claims), including the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim other than Opioid Claims or contingent or unliquidated Claim other than Opioid Claims in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

B.	Prosecution of Objections to Claims other than Opioid Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan or Opioid Claims) and settle, compromise, withdraw, or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim other than Opioid Claims without any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Estimation of Claims and Interests other than Opioid Claims

Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim other than any Opioid Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection; and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that if the Bankruptcy Court resolves the Allowed amount of a Claim, the Debtors and Reorganized Debtors, as applicable, shall not be permitted to seek an estimation of such Claim. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim subject to applicable law.

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D.	No Distributions Pending Allowance

If any portion of a Claim other than an Opioid Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Claim becomes an Allowed Claim.

E.	Time to File Objections to Administrative Claims

Any objections to Administrative Claims shall be Filed on or before the Administrative Claims Objection Deadline, subject to any extensions thereof approved by the Bankruptcy Court.

F.	Procedures Regarding Opioid Claims

Notwithstanding anything to the contrary herein, Articles VII.A through VII.E shall not apply to any Opioid Claims, and all procedures for resolving contingent, unliquidated, and disputed Opioid Claims (including Opioid Demands) shall be governed by the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable.

G.	No Filing of Proofs of Claim for Opioid Claims or VI Opioid Claims

Except as otherwise provided in the Plan, Holders of Opioid Claims or VI Opioid Claims shall not be required to File a Proof of Claim or a request for payment of an Administrative Claim on account of such Holder’s Opioid Claims or VI Opioid Claims, and no such Holders should File such a Proof of Claim or such request for payment; provided, however, that a Holder of an Opioid Claim or VI Opioid Claim that wishes to assert Claims against the Debtors that are not Opioid Claims or VI Opioid Claims must File a Proof of Claim or a request for payment of an Administrative Claim with respect to such Claims which are not Opioid Claims or VI Opioid Claims on or before the applicable Claims Bar Date. The Opioid MDT II and Opioid Creditor Trusts will make distributions on account of Opioid Claims in accordance with the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable. Within sixty (60) days after the Effective Date, the Reorganized Debtors shall File a report identifying all Proofs of Claim that are reasonably determined by the Debtors, in consultation with the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Future Claimants Representative, and the Opioid MDT II Trustee(s), to be on account of any Opioid Claim, and upon the Filing of such report and notice to the Holders of such Proofs of Claim who shall have 14 days to object to such determination, all identified Proofs of Claim shall be deemed withdrawn and removed from the applicable claims register; provided that Proofs of Claim on account of Opioid Claims filed after the Effective Date shall automatically be deemed withdrawn and expunged; provided, further, that upon a motion and hearing with notice to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Future Claimants Representative, the Opioid MDT II Trustee(s), and, solely in the case of clause (b) below, the Holders of affected Proofs of Claim, the Debtors (a) may seek an extension to the deadline to File such report from the Bankruptcy Court and (b) may seek determination by the Bankruptcy Court that any Proof of Claim is on account of any Opioid Claim.

H.	Disputed General Unsecured Claims Reserve

1. On or after the Effective Date, the Reorganized Debtors shall have the right, but are not required, to establish a Disputed General Unsecured Claims Reserve in Cash from the General Unsecured Claims Recovery Pool and the Trade Claim Cash Pool Unallocated Amount. Such Disputed General Unsecured Claims Reserve may also include New Mallinckrodt Ordinary Shares issuable from the General Unsecured Claims Recovery Pool that will be issued by the Reorganized Debtors if and when needed for distributions from the Disputed General Unsecured Claims Reserve. For the avoidance of doubt, the New Governance Documents shall ensure that the Reorganized Debtors are able to issue the number of New Mallinckrodt Ordinary Shares needed to satisfy obligations of the General Unsecured Claims Recovery Pool. The Debtors reserve the right to estimate the value of Disputed General Unsecured Claims in the Bankruptcy Court for distribution purposes and to reduce the Disputed General Unsecured Claims Reserve in a manner consistent with any such estimation.

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2. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Reorganized Debtors shall treat the Disputed General Unsecured Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, to the extent applicable, the Debtors, the Reorganized Debtors, and Holders of Disputed General Unsecured Claims) shall be required to report for tax purposes consistently with the foregoing.

3. The Reorganized Debtors shall hold in the Disputed General Unsecured Claims Reserve all distributions to be made on account of (a) Disputed General Unsecured Claims and (b) Disputed Trade Claims whose Holders (i) vote to reject the Plan or (ii) do not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order, for the benefit of all Holders Claims entitled to receive a General Unsecured Claims Distribution. All taxes imposed on the assets or income of the Disputed General Unsecured Claims Reserve shall be payable by the Reorganized Debtors from the assets of the Disputed General Unsecured Claims Reserve.

4. In the event assets in the Disputed General Unsecured Claims Reserve are insufficient to satisfy all of the Disputed General Unsecured Claims that have become Allowed, such Allowed Claims shall be satisfied pro rata from such remaining assets in the Disputed General Unsecured Claims Reserve. After all assets have been distributed from the Disputed General Unsecured Claims Reserve, no further distributions shall be made in respect of Disputed General Unsecured Claims. At such time as all Disputed General Unsecured Claims have been resolved, any remaining assets in the Disputed General Unsecured Claims Reserve shall be distributed pro rata to Holders of Allowed General Unsecured Claims.

5. The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Disputed General Unsecured Claims Reserve for all taxable periods through the date on which final distributions are made.

I.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

J.	Disallowance of Certain First Lien Credit Agreement Claims, First Lien Notes Claims, and Second Lien Notes Claims.

Notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C), the following Claims shall be disallowed on the Effective Date except as otherwise ordered by a Final Order of the Bankruptcy Court before the Effective Date: (a) any First Lien Credit Agreement Claims (i) for default rate interest under Section 2.13(c) of the First Lien Credit Agreement in excess of the non-default rate applicable under Sections 2.13(a) or (b) of the First Lien Credit Agreement, or (ii) for interest based on the asserted conversion of any “Eurocurrency Borrowing” to an “ABR Borrowing” (each as defined in the First Lien Credit Agreement) under Section 2.07(e) of the First Lien Credit Agreement, to the extent such interest exceeds the interest payable on such borrowing as a Eurocurrency Borrowing; provided that, notwithstanding the foregoing, the Allowed First Lien Term Loan

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Claims shall include the applicable amount of First Lien Term Loans Accrued and Unpaid Interest and such First Lien Term Loans Accrued and Unpaid Interest shall not be subject to disallowance; provided further that notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors pursuant to the Cash Collateral Order during the Chapter 11 Cases to the First Lien Revolving Lenders, the First Lien Term Lenders and their respective agents and professionals shall be retained by the First Lien Revolving Lenders, the First Lien Term Lenders and such agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Revolving Credit Facility Claims or the First Lien Term Loan Claims, as applicable (b) any First Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the First Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the First Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the First Lien Notes Indenture; (c) any Second Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the Second Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the Second Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the Second Lien Notes Indenture; and (d) any Claims for payment of any amounts payable pursuant to the Cash Collateral Order arising after the Effective Date. The Debtors will file an objection to such Claims consistent with the foregoing in advance of the Confirmation Hearing, and the Bankruptcy Court’s determination of such objection shall be set forth in the Confirmation Order.

Article VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived:

1. The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith.

2. The Bankruptcy Court or another court of competent jurisdiction shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, such order shall be a Final Order, and to the extent such order was not entered by the District Court, the District Court shall have affirmed the Confirmation Order.

3. The Bankruptcy Court or another court of competent jurisdiction shall have entered the Opioid Operating Injunction Order, such order shall be a Final Order, and to the extent such order was not entered by the District Court, the District Court shall have affirmed the Opioid Operating Injunction Order.

4. All documents and agreements necessary to implement the Plan (including the Definitive Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, and any documents contained in the Plan Supplement) shall have been documented in compliance with the Restructuring Support Agreement (to the extent applicable), executed and tendered for delivery. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (which may occur substantially concurrently with the occurrence of the Effective Date).

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5. All actions, documents, certificates, and agreements necessary to implement the Plan (including the Definitive Documents and any other documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

6. All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained, and there shall have been no determination by the Debtors, including by the Disinterested Managers, to not grant any of the releases to Released Parties set forth in Article IX of the Plan.

7. All conditions precedent to the consummation of the Opioid Settlement (as defined in the Restructuring Support Agreement) and related transactions, including establishment of the Opioid MDT II and Opioid Creditor Trusts and authorization for payment of the Opioid MDT II Consideration, have been satisfied or waived by the party or parties entitled to waive them.

8. The final version of the Plan, Plan Supplement, the Opioid MDT II Documents, Opioid Creditor Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement.

9. The Bankruptcy Court shall have confirmed that the Bankruptcy Code authorizes the transfer and vesting of the Opioid MDT II Consideration, notwithstanding any terms of any Insurance Contracts related to the Assigned Insurance Rights or provisions of non-bankruptcy law that any Insurer may otherwise argue prohibits such transfer and vesting.

10. The Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order.

11. The High Court of Ireland shall have made the Irish Confirmation Order and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

12. The Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer.

13. Any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the Federal/State Acthar Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

14. The Debtors shall have paid in full all professional fees and expenses of the Debtors’ Retained Professionals (including the Retained Professionals of the Disinterested Managers) that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses.

15. The Professional Fee Escrow Account shall have been established and funded in Cash in accordance with Article II.A.2.

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16. The Debtors shall have paid the Restructuring Expenses including the Transaction Fees, in full, in Cash.

17. The Debtors shall have paid (A) the Noteholder Consent Fee, (B) the outstanding invoices on account of any Indenture Trustee Fees delivered to the Debtors (or their counsel) at least two (2) business days before the Effective Date, and (C) the Term Loan Exit Payment (and (i) the First Lien Agent shall have received such Term Loan Exit Payment on behalf of the First Lien Term Lenders and shall have distributed such Term Loan Exit Payment to the First Lien Term Lenders or (ii) the Term Loan Exit Payment shall have otherwise been distributed to the First Lien Term Lenders by means approved by the Ad Hoc First Lien Term Lender Group), and the foregoing payments shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person.

18. The Cash Collateral Order shall have remained in full force and effect.

19. The Restructuring to be implemented on the Effective Date shall be consistent with the Plan, the Scheme of Arrangement, and the Restructuring Support Agreement.

B.	Waiver of Conditions

Subject to and without limiting or expanding the respective rights of each party to the Restructuring Support Agreement, the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Group, and the MSGE Group may collectively waive any of the conditions to the Effective Date set forth in Article VIII.A at any time, without any notice to parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action; provided that (a) the conditions set forth in Article VIII.A.14 and VIII.A.15 may be waived by only the Debtors with the consent of the affected Retained Professionals; (b) the waiver of Article VIII.A.4 (with respect to the New Takeback Term Loan Documentation and other documents to which the Supporting Term Lenders have consent rights under the Restructuring Support Agreement), Article VIII.A.16 (with respect to the Restructuring Expenses payable to the advisors of the Ad Hoc First Lien Term Lender Group), and Article VIII.A.17(C) shall require the consent of the Required Supporting Term Lenders, and (c) the waiver of the condition set forth in Article VIII.A.17(B) shall also require the consent of the Guaranteed Unsecured Notes Indenture Trustee.

C.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

D.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

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Article IX.

RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims, Opioid Demands, and Interests; Compromise and Settlement of Claims, Opioid Demands, and Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Opioid Claims, Opioid Demands, and Interests of any nature whatsoever, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, or rights against the Debtors, the Reorganized Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Opioid Claims, Opioid Demands, or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim, Opioid Claim, Opioid Demand, or Interest is Allowed; or (3) the Holder of such Claim, Opioid Claim, Opioid Demand, or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors with respect to any Claim, Opioid Claim, or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims, Opioid Demands, and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan. For the avoidance of doubt, nothing in this Article IX.A shall affect the rights of Holders of Claims and Interests to seek to enforce the Plan, including the distributions to which Holders of Allowed Claims and Interests may be entitled to under the Plan.

In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Opioid Demands, Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Opioid Demands, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromises or settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable. The Co-Defendant Defensive Rights shall not be waived, released, altered, impaired, or discharged and all Co-Defendant Defensive Rights are preserved, as provided in Article IX.M of the Plan.

B. Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and the restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Debtors and the Estates from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities,

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attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that the Debtors do not release, and the Opioid MDT II shall retain, all Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, the releases by the Debtors set

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forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release.

The Reorganized Debtors, the Opioid MDT II, and the Opioid Creditor Trusts shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article IX.B of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.B of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article IX.B of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.B of the Plan.

C.	Releases by Non-Debtor Releasing Parties Other Than Opioid Claimants

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, except as otherwise explicitly provided herein, by the Non-Debtor Releasing Parties, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their Estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other

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person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any Security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trust, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the prepetition documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.C of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Non-Debtor Releasing Parties set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release.

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Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act or (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date.

Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Non-Debtor Releasing Parties set forth in Article IX.C of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) given in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by Article IX.C of the Plan; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.C of the Plan; (g) consensual; and (h) essential to the confirmation of the Plan.

D.	Releases by Holders of Opioid Claims

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Protected Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims and Opioid Demands), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, or attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Opioid Claims (including Opioid Demands), the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions

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between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Protected Party, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any post-Effective Date transaction contemplated by the restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any claims or causes of actions against any co-defendant of the Debtors (other than any Protected Party) in any opioid-related litigation. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) essential to the confirmation of the Plan; (2) given in exchange for the good and valuable consideration provided by the Protected Parties; (3) a good- faith settlement and compromise of the Claims released by Article IX.D of the Plan; (4) in the best interests of the Debtors, their Estates, and all Opioid Claimants; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any Opioid Claimant asserting any Claim or Cause of Action released pursuant to Article IX.D of the Plan.

For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to article IX.D of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan.

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Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Protected Party to a Governmental Unit arising out of, or relating to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act perpetrated by the applicable Protected Party or (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date.

E.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any person for any Claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the confirmation or consummation of the Plan, the Disclosure Statement, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or confirmation or consummation of the Plan, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, or the Opioid Creditor Trust Documents, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person or Entity.

F.	Permanent Injunction

Except as otherwise expressly provided in the Confirmation Order or Plan, from and after the Effective Date all persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (e) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any person so released, discharged or exculpated (or the property or estate of any person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the confirmation date, shall remain in full force until the Effective Date. Article IX.F of the Plan shall not apply to Opioid Claims, which shall be subject to Article IX.G of the Plan.

G.	Opioid Permanent Channeling Injunction

TERMS. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims (including Opioid Demands) based upon or arising from the Debtors’ pre-confirmation conduct or activities shall be to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, pursuant to this Article IX.G of the Plan and the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claims (including Opioid Demands) against any Protected Party or any property or interest in property of any Protected Party. On and after the Effective Date, all Opioid Claimants, including Future Opioid PI Claimants, shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim (including Opioid Demand) based upon or arising from the Debtors’ pre-confirmation conduct or activities other than from the Opioid MDT II or the Opioid Creditor Trusts pursuant to the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable:

•

Commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

•

Enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

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•	Creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•

Setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

•

Proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid MDT II or the Opioid Creditor Trusts, as applicable, except in conformity and compliance with the applicable Opioid MDT II Documents and Opioid Creditor Trust Documents.

RESERVATIONS. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims (including Opioid Demands) against the Opioid MDT II or the Opioid Creditor Trusts, as applicable, solely in accordance with the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, as applicable; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid MDT II.

MODIFICATIONS. There can be no modification, dissolution, or terminations of this Opioid Permanent Channeling Injunction, which shall be a permanent injunction.

NON-LIMITATION OF CHANNELING INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents, or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability, or effectiveness of the Opioid Permanent Channeling Injunction issued in connection with the Plan.

BANKRUPTCY RULE 3016 COMPLIANCE. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

H.	Opioid Insurer Injunction.

TERMS. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Opioid Insurer, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

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c.

creating, perfecting or enforcing in any manner any Lien of any kind against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to any such Claim based on, arising under or attributable to an Opioid Insurance Policy.

2. RESERVATIONS. The provisions of this Opioid Insurer Injunction do not apply to the Opioid MDT II and shall not preclude the Opioid MDT II from pursuing any Claim based on, arising under, or attributable to an Opioid Insurance Policy (including the Assigned Insurance Rights) or any other Claim that may exist under any Opioid Insurance Policy against any Opioid Insurer, nor shall it enjoin the Opioid MDT II from prosecuting any action based on, arising from, or attributable to any Opioid Insurance Policy or from asserting any claim, debt, obligation, cause of action, or liability for payment against a Opioid Insurer based on, arising from, or attributable to any Opioid Insurance Policy (including the Assigned Insurance Rights). The provisions of this Opioid Insurer Injunction are not issued for the benefit of any Opioid Insurer, and no such insurer is a third-party beneficiary of this Opioid Insurer Injunction.

3. MODIFICATIONS. To the extent the Opioid MDT II Trustees determine that some or all of the proceeds under the Opioid Insurance Policies are substantially unrecoverable by the Opioid MDT II, the Opioid MDT II shall have the sole and exclusive authority, upon written notice to any affected Opioid Insurer, to terminate, reduce, or limit the scope of this Opioid Insurer Injunction with respect to any Opioid Insurer, provided that any termination, reduction, or limitation of the Opioid Insurer Injunction (i) shall apply equally to all Classes of Opioid Claims, and (ii) shall comply with any procedures set forth in the Opioid MDT II Documents.

4. NON-LIMITATION OF INSURER INJUNCTION. Except as set forth in paragraph 2 and 3 of this Article, nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Opioid Insurer Injunction issued in connection with the Plan.

I.	Settling Opioid Insurer Injunction.

1. Terms. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Settling Opioid Insurer, solely to the extent that such Settling Opioid Insurer has been released from such Claim under such Opioid Insurance Policy pursuant to an Opioid Insurance Settlement, including:

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a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

c.

creating, perfecting or enforcing in any manner any Lien of any kind against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to such Claim based on, arising under or attributable to such Opioid Insurance Policy.

2. REDUCTION OF INSURANCE JUDGMENTS. Any right, Claim, or cause of action that an insurance company may have been entitled to assert against any Settling Opioid Insurer but for the Settling Opioid Insurer Injunction, if any such right, Claim, or cause of action exists under applicable non-bankruptcy law, shall become a right, Claim, or cause of action solely as a setoff claim against the Opioid MDT II and not against or in the name of the Settling Opioid Insurer in question. Any such right, Claim, or cause of action to which an insurance company may be entitled shall be solely in the form of a setoff against any recovery of the Opioid MDT II from that insurance company, and under no circumstances shall that insurance company receive an affirmative recovery of funds from the Opioid MDT II or any Settling Opioid Insurer for such right, Claim, or cause of action. In determining the amount of any setoff, the Opioid MDT II may assert any legal or equitable rights the Settling Opioid Insurer would have had with respect to any right, Claim, or cause of action.

3. MODIFICATIONS. There can be no modification, dissolution or termination of the Settling Insurer Injunction, which shall be a permanent injunction.

4. NON-LIMITATION OF SETTLING INSURER INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Settling Insurer Injunction issued in connection with the Plan.

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J.	Opioid Operating Injunction

From and after the date on which the Opioid Operating Injunction Order is entered by the Bankruptcy Court or another court of competent jurisdiction, the VI-Specific Debtors and/or Reorganized VI-Specific Debtors, as applicable, and any successors to the VI-Specific Debtors’ and/or Reorganized VI-Specific Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories shall abide by the Opioid Operating Injunction as set forth in the Plan Supplement.

The VI-Specific Debtors and Reorganized VI-Specific Debtors, as applicable, consent to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of the Opioid Operating Injunction in the state court in each of the Supporting Governmental Opioid Claimants. After the Effective Date, the Opioid Operating Injunction will be enforceable in the state court in each of the Supporting Governmental Opioid Claimants. The VI-Specific Debtors and Reorganized VI-Specific Debtors agree that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases or Confirmation.

K.	Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor or the Opioid MDT II of any such Claims, rights, and Causes of Action; provided, further, that the exercise of rights of setoff and/or recoupment by non-Debtor third parties against the Debtors or Reorganized Debtors on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law.

L.	Access to Opioid Insurance Policies

Notwithstanding anything herein to the contrary, the Debtors shall not be released from liability for any Claim that is or may be covered by any Opioid Insurance Policy; provided that recovery for any such Claim, including by way of settlement or judgment, shall be limited to the available proceeds of such Opioid Insurance Policy (and any extra- contractual liability of the Opioid Insurer with respect to any Opioid Insurance Policy) and shall be asserted pursuant to procedures set forth in the Opioid MDT II Documents, and no Person or party shall execute, garnish or otherwise attempt to collect any such recovery from any assets other than the available proceeds of the Opioid Insurance Policy. The Debtors shall be released automatically from a Claim described in this paragraph upon the earlier of (x) the abandonment of such Claim and (y) such a release being given as part of a settlement or resolution of such Claim, and shall be released automatically from all Claims described in this paragraph upon the exhaustion of the available proceeds of the relevant Opioid Insurance Policy (notwithstanding the nonoccurrence of either event described in the foregoing clauses (x) and (y)).

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M.	Co-Defendant Defensive Rights

Except as provided in clause (ii) of the penultimate sentence of this Article IX.M, notwithstanding anything to the contrary in this Article IX or in the Plan as it currently exists or as it might be further amended, the Confirmation Order or any order entered in connection with the Plan (or the Plan as amended) (or any such order, as amended, modified or supplemented), or any supplement to the Plan (or the Plan as further amended), nothing contained in the Plan or any of the foregoing documents or orders (including without limitation, the classification, treatment, allowance, disallowance, release, bar, injunction, Opioid Permanent Channeling Injunction or any other provision of the Plan or the Plan as amended with respect to, impacting, affecting, modifying, limiting, subordinating, impairing, in any respect, a Co-Defendant Claim), will release, bar, enjoin, impair, alter, modify, amend, limit, prohibit, restrict, reduce, improve or enhance any Co-Defendant Defensive Rights of any Holder of a Co-Defendant Claim as such rights exist or might in the future exist under applicable non-bankruptcy law. Nothing in the Plan, any of the Definitive Documents or in the Confirmation Order shall preclude, operate to or have the effect of, impairing any Holder of a Co-Defendant Claim from asserting in any proceeding any and all Co-Defendant Defensive Rights that it has or may have under applicable law. Nothing in the Plan, any of the Definitive Documents or the Confirmation Order shall be deemed to waive any Co-Defendant Defensive Rights, and nothing in the Chapter 11 Cases, the Plan, any of the Definitive Documents or the Confirmation Order may be used as evidence of any determination regarding any Co-Defendant Defensive Rights, and under no circumstances shall any Person be permitted to assert issue preclusion or claim preclusion, waiver, estoppel, or consent in response to the assertion of any Co-Defendant Defensive Rights. This Article IX.M shall be included in the Confirmation Order. Co-Defendant Defensive Rights (i) may be used to offset, setoff, recoup, allocate or apportion fault, liability or damages, or seek judgment reduction or otherwise defend against any Cause of Action or Claim brought by any Person against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities; and (ii) shall in no case be used to seek any affirmative monetary recovery from any Protected Party on account of any Claim or Cause of Action released pursuant to Article IX.D, shall in no case result in the Protected Parties being named on a jury verdict form or other finding of liability (provided that, in lieu of so naming the Protected Parties, a party may name the Opioid MDT II, applicable Opioid Creditor Trust, or the Ratepayer Account as successor in interest, and successor in liability, to the Debtors, including without limitation, Mallinckrodt), and shall in no case be used to seek an affirmative recovery from the Opioid MDT II or any Opioid Creditor Trust other than on account of any Class 9(h) Claim in accordance with the Plan and the Opioid MDT II Trust Documents. The foregoing does not constitute a release of any Co-Defendant Claim.

Article X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except to the extent set forth herein, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

A. except as provided in the Opioid MDT II Documents or Opioid Creditor Trust Documents with respect to Opioid Claims, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

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C. resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party o with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (3) any dispute regarding whether a contract or lease is or was executory or expired;

D. except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Confirmation Order;

E. adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F. adjudicate, decide, or resolve any and all matters related to Causes of Action;

G. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H. except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

I. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Confirmation Order, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Confirmation Order, or the Disclosure Statement, including the Restructuring Support Agreement;

J. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan, the Confirmation Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or the Confirmation Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Confirmation Order;

L. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan or the Confirmation Order;

M. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

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O. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

P. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Confirmation Order, or the Disclosure Statement;

Q. enter an order or final decree concluding or closing the Chapter 11 Cases;

R. except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, adjudicate any and all disputes arising from or relating to distributions under the Plan;

S. consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

T. determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

U. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan and disputes regarding or arising out of the trade terms enforceable between the Reorganized Debtors and any Holder of a Class 7 Trade Claim;

V. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

W. hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

X. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

Y. resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any Claims Bar Date established in the Chapter 11 Cases, or any deadline for responding or objection to a Cure Cost, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

Z. enforce all orders previously entered by the Bankruptcy Court; and

AA. hear any other matter not inconsistent with the Bankruptcy Code, the Plan, or the Confirmation Order;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement or other Definitive Documents that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

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Additionally, the Bankruptcy Court will retain jurisdiction to adjudicate, decide, or resolve issues raised by the Monitor, but such jurisdiction will not be exclusive and the Monitor shall retain the right to seek relief in all other courts.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

Article XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the terms of the Restructuring Support Agreement and the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement: (1) amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify the Plan after the entry of the Confirmation Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to File subsequent Plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity; provided, that any Restructuring Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

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Article XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (i) will receive or retain any property, or interest in property, under this Plan, (ii) has filed a Proof of Claim in the Chapter 11 Cases or (iii) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan. The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

C.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code or as agreed to by the United States Trustee and the Reorganized Debtors, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

D.	Reservation of Rights

The Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

By consenting to the treatment provided by this Plan or otherwise supporting the Plan, no State or Tribe shall be construed to have waived any claim or defense of sovereign immunity that it may have in any other action or proceeding, including any action or proceeding occurring after the Effective Date.

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E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

F.	No Successor Liability

Except as otherwise expressly provided in this Plan and the Confirmation Order, each of the Reorganized Debtors, NewCo, the NewCo Subsidiaries, the Opioid MDT II, and the Opioid Creditor Trusts (a) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (b) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date and (c) shall not have any successor or transferee liability of any kind or character.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall also be served on:

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Debtors	Counsel to the Debtors
Mallinckrodt plc	Richards, Layton & Finger, P.A.
c/o ST Shared Services LLC	One Rodney Square
675 McDonnell Blvd.	920 N. King Street
Hazelwood, Missouri 63042	Wilmington, Delaware 19801
Attn: Mark Casey	Attn: Mark Collins, Michael Merchant, Amanda
Steele, and Brendan Schlauch

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: George Davis, George Klidonas, Anu
Yerramalli, and Andrew Sorkin

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attn: Jeffrey Bjork

and

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800,
Chicago, Illinois 60611
Attn: Jason Gott

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: Philip Mindlin and Neil M. Snyder

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United States Trustee	Counsel to the Supporting Governmental Plaintiff Ad Hoc Committee
Office of the United States Trustee for the	Kramer Levin Naftalis & Frankel LLP
District of Delaware	1177 Avenue of the Americas
844 King Street, Suite 2207	New York, New York 10036
Wilmington, Delaware 19801	Attn: Kenneth Eckstein and Daniel Eggermann
Attn: Jane M. Leamy, Esq.	and

Brown Rudnick LLP
Seven Times Square
New York, New York 10019
Attn: David Molton and Steven Pohl

and

Gilbert LLP
700 Pennsylvania Ave, SE, Suite 400
Washington, D.C. 20003
Attn: Scott Gilbert and Kami Quinn

Counsel to the Supporting Unsecured Noteholders	Counsel to the MSGE Group
Paul, Weiss, Rifkind, Wharton & Garrison LLP	Caplin & Drysdale, Chartered, Seitz, Van Ogtrop &
1285 Avenue of the Americas	Green, P.A
New York, New York 10019	One Thomas Circle, NW, Suite 1100 |
Attn: Andrew Rosenberg, Alice Belisle Eaton,	Washington, DC 20005
Claudia R. Tobler, and Neal Paul Donnelly	Attn: Kevin Maclay and Todd Phillips

Counsel to the Supporting Term Lenders

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Attention: Scott J. Greenberg and Michael J. Cohen

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

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I.	Entire Agreement

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, the Plan Supplement, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

K.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall initially be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://restructuring.primeclerk.com/Mallinckrodt or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.	Nonseverability of Plan Provisions upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that, any such alteration or interpretation shall be acceptable to the Debtors, the Required Supporting Unsecured Noteholders, the Supporting Governmental Opioid Claimants, and the Required Supporting Term Lenders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

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N.	Conflicts

To the extent that any provision of the Disclosure Statement, or any order entered prior to Confirmation (for avoidance of doubt, not including the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

O.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Supporting Parties, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such), shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

P.	Dissolution of Committees

On the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid- Related Claimants shall be dissolved and the members of each of the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants and each of their legal, consulting, financial, and/or other professional advisors shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases and its implementation; provided, however, that following the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) applications, and any relief related thereto, for compensation by Professional Persons and requests for allowance of fees and/or expenses under section 503(b) of the Bankruptcy Code, and (b) any appeals of, or related to, the Confirmation Order or other appeal to which the Official Committee of Unsecured Creditors or the Official Committee of Opioid-Related Claimants is a party.

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Respectfully submitted, as of the date first set forth above,

Mallinckrodt plc
(on behalf of itself and all other Debtors)

By:	/s/ Stephen A. Welch
Name:	Stephen A. Welch
Title:	Chief Transformation Officer

[Signature Page to Plan]

Annex A

Prepayment Cost of Opioid Deferred Cash Payments at Various Months After Effective Date1

Months after Effective Date (end of month)	Prepayment Cost of Opioid Deferred Cash Payments
0	$679,648,516
1	$687,520,879
2	$695,467,941
3	$703,490,411
4	$711,589,005
5	$719,764,445
6	$728,017,460
7	$736,348,785
8	$744,759,166
9	$753,249,350
10	$761,820,096
11	$770,472,168
12	$779,206,338	[2]

[1]

Amounts shown in this Annex A show the prepayment cost at the end of each of the 12 months after the Effective Date. To the extent a prepayment occurs other than at the end of the month, the prepayment cost shall be calculated as of such prepayment date pursuant to the formula set forth in the Plan.

[2]	Prepayment right may be exercised prior to the first anniversary of the Effective Date. Month twelve is illustratively shown and includes $200,000,000 payment due at such time.

Exhibit 1

Cram-Down First Lien Notes and Cram-Down Second Lien Notes Term Sheet

Cram-Down Secured Notes Summary Terms

	Cram-Down First Lien Notes	Cram-Down Second Lien Notes
Amount	• Equivalent to the amount of such Allowed First Lien Notes Claims	• Equivalent to the amount of such Allowed Second Lien Notes Claims
Notes	• Senior Secured First Lien Notes	• Senior Secured Second Lien Notes
Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC
Obligors	• Same obligors as the Takeback Second Lien Notes	• Same obligors as the Takeback Second Lien Notes
Coupon

•  Payable in cash at a coupon based on the ICE BofA 8+ Year B US High Yield Index Semi-Annual Yield to Worst(1) as of the Plan Effective Date, rounded to the nearest 0.125%, subject to a max coupon of 10.0%

•  By way of reference, on June 7, 2021 the index was 4.74%, which would imply a coupon of 4.750%

•  Payable in cash at a coupon based on the ICE BofA 8+ Year CCC & Lower US High Yield Index Semi-Annual Yield to Worst(2) as of the Plan Effective Date, rounded to the nearest 0.125%, subject to a max coupon of 10.0%

•  By way of reference, on June 7, 2021 the index was 6.58%, which would imply a coupon of 6.625%

Maturity	• Eight (8) years following the Plan Effective Date • If the reference index above exceeds 10.0%, then maturity shall remain at April 15, 2025	• Ten (10) years following the Plan Effective Date • If the reference index above exceeds 10.0%, then maturity shall remain at April 15, 2025
Collateral / Priority / Intercreditor Arrangements

•  Secured by security interests on assets of obligors materially similar to assets securing existing First Lien Notes

•  Pari passu with security interests securing the New Term Loan Facility and the New Takeback Term Loan Facility, as applicable; senior to security interests securing the Takeback Second Lien Notes, the Second Lien Notes and the Cram-Down Second Lien Notes, as applicable

•  Intercreditor arrangements to be on market terms, which are expected to be materially similar to existing intercreditor arrangements applicable to existing First Lien Notes

•  Secured by security interests on assets of obligors materially similar to assets securing existing Second Lien Notes

•  Junior to security interests securing the New Term Loan Facility, the New Takeback Term Loan Facility, as applicable; pari passu with security interests securing the Takeback Second Lien Notes

•  Intercreditor arrangements to be on market terms, which (other than intercreditor arrangements between the Takeback Second Lien Notes and the Cram-Down Second Lien Notes) are expected to be materially similar to existing intercreditor arrangements applicable to existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control	• Puttable to the issuer at 101% of par upon a change of control
Equity Claw	• Company may redeem up to 40% of notes at a redemption price of par plus full coupon, with the proceeds of an equity offering	• Company may redeem up to 40% of notes at a redemption price of par plus full coupon, with the proceeds of an equity offering
Call Protection

•  Non-callable for 4 years

•  Par plus half coupon in year 5

•  Par plus quarter coupon in year 6

•  Par thereafter

•  Provided however, if the reference index on the prior page exceeds 10.0%, then the call schedule remains the same as in the existing First Lien Notes indenture

•  Non-callable for 4 years

•  Par plus half coupon in year 5

•  Par plus quarter coupon in year 6

•  Par thereafter

•  Provided however, if the reference index on the prior page exceeds 10.0%, then the call schedule remains the same as in the existing Second Lien Notes indenture

Affirmative and Negative Covenants	• To generally match the existing Second Lien Notes indenture, as adjusted to reflect the Plan and all transactions contemplated thereby	• To generally match the existing Second Lien Notes indenture, as adjusted to reflect the Plan and all transactions contemplated thereby

Note: Summary terms only.

(1)	Source: Bloomberg (H2AL), Yield to Worst (Semi-Annual) of the ICE BofA 8+ Year B US High Yield Index.

(2)	Source: Bloomberg (H3AL), Yield to Worst (Semi-Annual) of the ICE BofA 8+ Year CCC & Lower US High Yield Index.

Exhibit 2

Takeback Second Lien Notes Term Sheet

Takeback Second Lien Notes Summary Terms

Amount	• $375 million

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC

Obligors

•  Same as the obligors on the Deferred Cash Payments, provided that any obligations on account of the Takeback Second Lien Notes shall (i) be guaranteed by the same entities that guarantee the First Lien Notes and (ii) comply with the terms of the Debtors’ existing funded indebtedness

Coupon	• Payable in cash at 10.00%

Maturity	• Seven (7) years following the Plan Effective Date

Collateral/Priority	• Pari passu with the second lien security interests as with existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of Takeback Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering

Call Protections	• Non-callable for 4 years

• 105 call in year 5

• 102.5 in year 6

• Par thereafter

Affirmative and Negative Covenants	• To generally match the 2020 First Lien Notes Indenture, as adjusted to reflect new Takeback Second Lien Notes structure

Exhibit 3

Federal/State Acthar Settlement Term Sheet

DOJ Settlement Terms re: Boston (Medicaid Rebates) and EDPA False Claims Act Matters, and related issues

•

Resolved Matters. Mallinckrodt and the United States (including CMS, DOJ ), the applicable states, and qui tam relators agree to fully and finally resolve the Acthar-related government litigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters (such matters, collectively, the “Resolved Matters”) on the terms set forth in this Schedule, which will be memorialized in a definitive DOJ Settlement Agreement, and settlement agreements with the States, and incorporated into the Plan.

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Settlement Payments. In full and final satisfaction of all claims at issue in the “Resolved Matters”, Mallinckrodt shall make cash payments to the US and State governments totaling $260 million in the aggregate in accordance with the following schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

Payment Date	Payment Amount
Plan Effective Date	$15,000,000
First Anniversary of Plan Effective Date	$15,000,000
Second Anniversary of Plan Effective Date	$20,000,000
Third Anniversary of Plan Effective Date	$20,000,000
Fourth Anniversary of Plan Effective Date	$32,500,000
Fifth Anniversary of Plan Effective Date	$32,500,000
Sixth Anniversary of Plan Effective Date	$62,500,000
Seventh Anniversary of Plan Effective Date	$62,500,000

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Releases. Effective as of the date on which the Settlement Agreement is fully executed, Mallinckrodt, on the one hand, and DOJ and the States, on the other hand, will have exchanged mutual releases, as specified in the Settlement Agreements relating to the Resolved Matters.

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CMS/DOJ/State Settlement Agreement; Additional Terms and Conditions. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the DOJ Settlement Agreement shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and DOJ on the other hand, may agree. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the State Settlement Agreements shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and the States, on the other hand, may agree.

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Exhibit B

Restructuring Support Agreement

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “RSA” and, together with the Term Sheet (as defined below), this “Agreement”), dated as of October 11, 2020, is entered into by and among the following parties:1

(i) Mallinckrodt plc (the “Parent”) and each of its subsidiaries listed on Annex 1 hereto (each, including the Parent, a “Company Entity,” and collectively, the “Company” or the “Debtors”; and the Company, together with any subsidiaries or affiliates of the Parent not identified on Annex 1 hereto, “Mallinckrodt”);

(ii) the undersigned holders of Guaranteed Unsecured Notes, and such additional holders of Guaranteed Unsecured Notes who become party hereto from time to time pursuant to a Joinder Agreement (collectively, the “Supporting Unsecured Noteholders”); and

(iii) the Plaintiffs’ Executive Committee (defined below), the undersigned Governmental Entities, and any additional Governmental Entities holding Opioid Claims who become party hereto from time to time pursuant to a Joinder Agreement (collectively, the “Supporting Governmental Opioid Claimants,” and together with the Supporting Unsecured Noteholders, the “Supporting Parties,” and the Supporting Parties together with the Company, the “Parties”).2

WHEREAS, the Parties have in good faith and at arm’s length negotiated and agreed to the terms of a restructuring (the “Restructuring”) as set forth on the term sheet attached hereto as Exhibit A (including the Opioid Settlement Term Sheet (as defined below), the “Term Sheet,” and the chapter 11 plan based thereon, together with all exhibits, annexes, and schedules thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with its terms and this Agreement, the “Plan”) intended to be consummated through (a) voluntary cases under chapter 11 of the Bankruptcy Code (as defined below) (the “Chapter 11

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or the Term Sheet, as applicable.
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For the avoidance of doubt, the term “Parties” or “Party” as and when used in this Agreement refers to the individual signatories to this Agreement, and not the Supporting Governmental Opioid Claimants, the Supporting Unsecured Noteholders, the Company or the Supporting Parties as a whole or in their capacity as groups.

Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on the terms set forth in this Agreement, (b) the examinership proceedings to be commenced by the directors of the Parent or any other Company Entity under the laws of Ireland (the “Irish Examinership Proceedings”), and (c) the Recognition Proceedings;

WHEREAS, the Company and the Supporting Governmental Opioid Claimants have in good faith and at arm’s length negotiated and agreed to the terms of a global settlement of all Opioid Claims against the Company to be facilitated through the Chapter 11 Cases as set forth on the settlement term sheet attached to the Term Sheet as Schedule 1 (the “Opioid Settlement Term Sheet,” and the settlement based thereon, the “Opioid Settlement”);

WHEREAS, the Parties intend that additional Governmental Entities holding Opioid Claims, other Opioid Claimants (or representatives thereof), and holders of Guaranteed Unsecured Notes will be encouraged to join this Agreement and/or otherwise support the Opioid Settlement and the Restructuring, in accordance with the terms hereof; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Term Sheet (including the Opioid Settlement Term Sheet). As used in this Agreement, the following terms have the following meanings:

a. “105(a) Order” means an order under section 105(a) of the Bankruptcy Code preliminarily enjoining any Person (or unit thereof) from pursuit of any Opioid Claim against Mallinckrodt, the form of which must be acceptable to the Governmental Plaintiff Ad Hoc Committee, and the Required Supporting Unsecured Noteholders.

b. “Agreement Effective Date” means the date on which (i) counterpart signature pages to this Agreement shall have been executed and delivered to Latham & Watkins LLP by (A) each Company Entity, (B) the holders of at least 66.67% in outstanding principal amount of Guaranteed Unsecured Notes, and (C) at least 40 States and the Plaintiffs’ Executive Committee, either directly or through authorized counsel; and (ii) the Company Parties shall have paid all Restructuring Expenses that have been invoiced by no later than October 7, 2020.

c. “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, receivership (or otherwise any enforcement of security over any of the shares or assets of any of the Company Entities), examinership, assignment for the benefit of creditors, merger, transaction, takeover, offer, reverse takeover, consolidation, business combination, joint venture, partnership, sale of assets or equity, financing (debt or equity), restructuring, settlement of Opioid Claims, or similar transaction of or by any of the Company Entities, other than the transactions contemplated by and in accordance with this Agreement.

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d. “Bankruptcy Code” means title 11 of the United States Code.

e. “Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in New York City, New York.

f. “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

g. “Cash Collateral Order” means an order entered by the Bankruptcy Court authorizing the Debtors’ use of Cash Collateral, and all exhibits and schedules thereto, including any budget.

h. “Claim” has the meaning ascribed to such term under section 101(5) of the Bankruptcy Code.

i. “CMS” means the Centers for Medicare & Medicaid Services of the United States Department of Health and Human Services.

j. “CMS/DOJ/States Settlement” means the settlement between Mallinckrodt, the United States of America and the States (excluding, for this purpose, any territories of the United States) resolving the Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, the terms of which are set forth on Schedule 2 to the Term Sheet.

k. “CMS/DOJ/States Settlement Agreement” means the definitive settlement agreements memorializing the CMS/DOJ/States Settlement, which shall be consistent with the terms set forth on Schedule 2 to the Term Sheet.

l. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

m. “Definitive Documents” means, with respect to the Restructuring, all material documents (including any related Bankruptcy Court or other judicial or regulatory orders, agreements, schedules, pleadings, motions, filings, or exhibits) that are contemplated by this Agreement and that are otherwise necessary or desirable to implement the Restructuring, including (as applicable): (i) the Plan; (ii) Disclosure Statement; (iii) any other operative documents and/or agreements relating to the Plan (including any documents necessary to implement the distributions contemplated thereunder) and/or the Disclosure Statement; (iv) the Disclosure Statement Order; (v) the Confirmation Order; (vi) the Plan Supplement; (vii) the MIP; (viii) the Scheme of Arrangement and any other substantive pleadings submitted in the Irish Examinership Proceedings; (ix) an order of the High Court of Ireland confirming the Scheme of Arrangement; (x) the Exit Financing Documents, including all intercreditor agreements; (xi) the New Governance Documents; (xii) pleadings commencing the Recognition Proceeding and any substantive pleadings filed therein, including the order(s) granting recognition to the Chapter 11 Cases and relief granted therein; (xiii) all documents memorializing the Opioid Settlement;

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(xiv) the Opioid Trust Documents; (xv) the New Opioid Warrants; (xvi) the Cash Collateral Order; (xvii) the First Day Pleadings; (xviii) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date; and (xix) all agreements to settle (A) administrative, priority, or tax claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases or in connection with the Restructuring in excess of $20 million or (B) General Unsecured Claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases or in connection with the Restructuring in excess of $50 million.

n. “Disclosure Statement” means the disclosure statement related to the Plan and any exhibits, schedules, attachments, or appendices thereto, in each case as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms herein and therein.

o. “Disclosure Statement Order” means the order approving the Disclosure Statement.

p. “Examiner” means the examiner(s) to be appointed to the Parent or any other Company Entity by order of the High Court of Ireland on the commencement of the Irish Examinership Proceedings.

q. “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the reorganized Company, including with respect to the Takeback Second Lien Notes.

r. “Finally Determined”means the amount of cash taxes paid or refund or overpayment realized by the Debtors, as may be adjusted in connection with the filing of an amended tax return or pursuant to a “determination” (as defined in Section 1313 of the Code, or analogous provision of state, local or non-U.S. tax law).

s. “First Day Pleadings” means the motions, petitions, pleadings, and draft orders that the Company files at the commencement of the Chapter 11 Cases. First Day Pleadings include orders as entered by the Bankruptcy Court.

t. “Governmental Entity” means the United States and any department, agency, or instrumentality of the United States and any State, Municipality, political subdivision or Native American Tribe and in each case, any department, agency, or instrumentality thereof.

u. “Governmental Plaintiff Ad Hoc Committee” means the ad hoc group of Governmental Entities holding Opioid Claims (or representatives thereof, including the Plaintiffs’ Executive Committee) represented by, among others, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, Brown Rudnick LLP, William Fry, and Houlihan Lokey Capital, Inc.

v. “Guaranteed Unsecured Notes” means, individually and collectively, the Company’s 5.75% Senior Notes due 2022, 5.500% Senior Notes due 2025, and 5.625% Senior Notes due 2023.

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w. “Interest” means an equity interest, including the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any of the Parent or its affiliates, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any of the Parent or its affiliates (whether or not arising under or in connection with any employment agreement).

x. “Joinder Agreement” means the form of joinder agreement attached hereto as Exhibit B.

y. “Make-Whole Claims” means any Claim, whether secured or unsecured, derived from or based upon any make-whole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon acceleration as provided for by Section 6.02 of each of the Secured Notes Indentures.

z. “Make-Whole Reservation of Rights” means the reservation of rights of each Party hereto set forth in Section 23 hereof.

aa. “Mandatory Offer Requirement” means a requirement to make a mandatory cash offer for the Company under Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2013 of Ireland.

bb. “MDL” means that certain opioid multi-district litigation captioned In re National Prescription Opiate Litigation, MDL No. 2804, Case No. 17-md-02804 (N.D. Ohio).

cc. “Municipality” means any governmental unit (or division or agency thereof) that is not a State or Native American Tribe.

dd. “Native American Tribe” means any Native American tribe within the borders of the United States of America.

ee. “Net Prepetition Cash Tax Liability”means (a) the cash tax owed by the Debtors after the Petition Date (including any cash taxes owed to a taxing authority in connection with an audit, assessment, examination or other tax proceeding), less (b) refunds or overpayments of taxes realized by the Debtors received after the Petition Date (or credited against taxes in a taxable period (or portion thereof) ending after the Petition Date), in each case, with respect to a taxable period or portion thereof ending on or prior to the Petition Date, as Finally Determined; provided, that the determination of Net Prepetition Cash Tax Liability shall not include any tax liability which is attributable to any action requested or consented to by the Required Supporting Unsecured Noteholders or the Governmental Plaintiff Ad Hoc Committee. For taxable periods beginning on or prior to and ending after the Petition Date, the applicable cash taxes, refunds or overpayments shall be apportioned to the portion of the taxable period ending on the Petition Date (i) in the case of a property or other ad valorem tax, by multiplying the total amount of such tax by a fraction, the numerator of which is the number of days in the period ending on the Petition Date, and the denominator of which is the total number of days in the taxable period or (ii) in the case of all other taxes, based on an interim closing of the books as of the close of business on the Petition Date (except that exemptions, allowances or deductions that are calculated on annual basis, such as depreciation, shall be apportioned on a pro rata basis).

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ff. “New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents for the reorganized Company Entities.

gg. “Non-Debtor Affiliates” means the Parent’s subsidiaries and affiliates (as defined in section 101(2) of the Bankruptcy Code) that are not debtors in the Chapter 11 Cases.

hh. “Noteholder Consent Fee” means cash in an amount equal to 1.5% of par value of the applicable Supporting Unsecured Noteholder’s Guaranteed Unsecured Notes as of the Determination Date (as defined below).

ii. “Notes Issuers” means Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC.

jj. “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

kk. “Petition Date” means the date on which the Company commences the Chapter 11 Cases.

ll. “Plaintiffs’ Executive Committee” means the court-appointed Co-Lead Counsel Paul J. Hanly, Jr., Joseph Rice, and Paul T. Farrell, Jr. on behalf of the court-appointed plaintiffs’ executive committee in the MDL, solely in their capacities as such and not in any individual capacities.

mm. “Plan Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

nn. “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of this Agreement and as may be amended, modified, or supplemented from time to time on or prior to the Plan Effective Date, including the following documents: (i) the New Governance Documents, (ii) the indenture evidencing the Takeback Second Lien Notes, (iii) the Exit Financing Documents, (iv) the Opioid Trust Documents, (v) the CMS/DOJ/States Settlement Agreement (if any), (vi) to the extent known and determined, the identity of the members of the board of the reorganized Company, and (vii) such other documents as may be specified in the Plan.

oo. “Representatives” means, with respect to any Person, such Person’s affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

pp. “Required Supporting Parties” means, as of any date of determination, the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee.

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qq. “Required Supporting Unsecured Noteholders” means, as of any date of determination, Supporting Unsecured Noteholders holding at least a majority in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to this Agreement. Guaranteed Unsecured Notes held by any (i) Mallinckrodt entity, (ii) holder of Opioid Claims and (iii) entity or person whose vote has been “designated” by the Bankruptcy Court in the Chapter 11 Cases (including pursuant to section 1126(e) of the Bankruptcy Code), shall not be included (either in the numerator or the denominator), and shall not be considered outstanding Guaranteed Unsecured Notes Claims, for purposes of calculating (x) the Required Supporting Unsecured Noteholders or (y) any other threshold applicable to the Supporting Unsecured Noteholders under this Agreement.

rr. “Scheme of Arrangement” means the scheme(s) of arrangement based on and consistent in all respects with the Term Sheet and the Plan to be formulated and proposed by the Examiner in respect of the Parent or any other Company Entity, and submitted for confirmation to the High Court of Ireland.

ss. “Secured Notes Indentures” means (a) that certain Indenture, dated as of April 7, 2020 (as modified, amended, or supplemented from time to time), by and among the Notes Issuers, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent; and (b) that certain Indenture, dated as of December 6, 2019 (as modified, amended, or supplemented from time to time), by and among the Notes Issuers, as issuers, the guarantors party thereto from time to time, and Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent.

tt. “Specified Claims and Interests” means: (a) with respect to the Supporting Governmental Opioid Claimants, Opioid Claims; (b) with respect to Supporting Unsecured Noteholders, Claims based on the Guaranteed Unsecured Notes; and (c) with respect to any other Supporting Party, such Claims and/or Interests held by a Supporting Party in the Company solely in the capacity in which such Supporting Party executes this Agreement.

uu. “State” means a state or territory of the United States of America.

vv. “Support Period” means, with respect to any Party, the period commencing on the later of (a) the Agreement Effective Date and (b) the date such Party becomes party hereto and ending on the earlier of (x) the date on which this Agreement is terminated by or with respect to such Party in accordance with Section 6 hereof and (y) the Plan Effective Date.

ww. “Target Net Prepetition Cash Tax Liability” means 104,851,000 dollars ($104,851,000).

xx. “Unsecured Noteholders” means the holders of Guaranteed Unsecured Notes.

yy. “Unsecured Notes Ad Hoc Group” means that certain ad hoc group of holders of certain Guaranteed Unsecured Notes represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

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2. Restructuring Process. Where the provisions of this Agreement and the Term Sheet refer or apply to the Chapter 11 Cases, the Bankruptcy Court, and/or the Plan (including the Definitive Documents and any other documentation relating or relevant thereto) or events, circumstances, or procedures in the United States (the “US Process”) but do not equally reference or apply to (a) the Irish Examinership Proceedings, the High Court of Ireland, and/or the Scheme of Arrangement (including the Definitive Documents or any other documentation relating or relevant thereto) or equivalent events, circumstances, or procedures in Ireland (the “Irish Process”) or (b) the Recognition Proceedings, the Ontario Superior Court of Justice (Commercial List), and/or the order(s) recognizing the Plan in Canada (including the Definitive Documents or any other documentation relating or relevant thereto) or equivalent events, circumstances, or procedures in Canada (the “Canadian Process”), those provisions relating to the US Process shall be deemed to apply or refer equally to the Irish Process and the Canadian Process (and, if necessary, this Agreement and the Term Sheet will be deemed to include provisions relating to the Irish Process and Canadian Process which correspond to provisions relating to the US Process) to ensure that the rights and obligations of the Parties under this Agreement apply equally to the Irish Process and Canadian Process in the same way as the US Process, to the fullest extent necessary in order to implement the Restructuring in accordance with the terms, spirit, and intent of this Agreement and the Term Sheet.

3. Definitive Documents. Except for Definitive Documents for which consent rights are addressed in the Term Sheet, each Definitive Document shall be consistent with this Agreement and otherwise reasonably acceptable to the Company, the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee, including as they may be modified, amended, or supplemented in accordance with this Agreement. The Parties agree that the Definitive Documents are intended to provide tax efficiency to (x) the Company, including with respect to the availability, location, and timing of tax deductions, and (y) to the Opioid Claimants, including with respect to the tax classification of the Opioid Trust.

4. Agreements of the Supporting Parties.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Supporting Party agrees, severally and not jointly (solely in its capacity as a holder of Specified Claims and Interests, and in no other capacity), solely as long as it remains the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any Specified Claims and Interests against and/or in the Company held by it, that it shall use commercially reasonable efforts:

(i) to not oppose or otherwise object to the Restructuring, including by (A) timely voting all its Specified Claims and Interests (or directing the beneficial owner of the Claims and Interests on whose behalf it has executed this Agreement to timely vote) to accept the Plan and Scheme of Arrangement (to the extent such Claims and Interests are entitled to vote thereunder) and not changing or revoking its vote (subject to receipt of a Bankruptcy Court-approved Disclosure Statement), provided, that such vote shall be deemed immediately revoked and void ab initio upon termination of this Agreement in accordance with the terms hereof before the consummation of the Plan, and (B) not exercising any right to “opt out” of the third-party releases contained in the Plan; provided, that, with respect to the Supporting Governmental Opioid Claimants, such support will only be with respect to such entity’s Opioid Claims and not with respect to any other Claims or Interests; provided, further, that the Plaintiff’s Executive Committee need only recommend that all Opioid Claimants in the MDL take the actions contemplated by (A) and (B) above;

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(ii) to not oppose or otherwise object to (A) the petition to be presented by the directors of the Parent or any other Company Entity before the High Court of Ireland for appointment of the Examiner to the Parent or any other Company Entity for the purposes of or in connection with the implementation of the Restructuring, (B) any ancillary applications brought before the High Court of Ireland relating to such petition, including for the appointment of the Examiner to the Parent or any other Company Entity on an interim basis pending the hearing of the petition and/or the appointment of the Examiner to any Company Entity as a “related company” (within the meaning of Section 2 of the Companies Act 2014 of Ireland), and/or (C) any application(s) for recognition or other proceedings by any Company Entity under the Canadian Companies’ Creditors Arrangement Act to the extent necessary to implement the Restructuring;

(iii) to not oppose or otherwise object to the Company’s application to the Bankruptcy Court for entry of the 105(a) Order;

(iv) to not oppose or otherwise object to the Company’s application to appoint a Future Claimants Representative;

(v) to not oppose or otherwise object to, and not directly or indirectly interfere with (or instruct or encourage any other Person to directly or indirectly interfere with), the CMS/DOJ/States Settlement and/or the implementation thereof (including any motion or other request for entry of an order of the Bankruptcy Court, which may be the Confirmation Order, approving the CMS/DOJ/States Settlement);

(vi) to not oppose or otherwise object to any key employee incentive and retentive based compensation programs in existence prior to the Agreement Effective Date;

(vii) not to solicit, support or take any action to initiate or implement any Alternative Transaction with respect to the Company;

(viii) not to take any action to advance the pursuit or prosecution of any Opioid Claims against Mallinckrodt (including seeking any discovery from Mallinckrodt in respect thereto); provided, that, nothing herein shall prevent any Supporting Party from continuing (x) to pursue or prosecute any claims against non-Mallinckrodt third-parties, including co-defendants of Mallinckrodt or to take discovery from non-Mallinckrodt parties in connection with those third-party claims or (y) to take discovery from Mallinckrodt solely in furtherance of such claims against non-Mallinckrodt third parties;

(ix) not to take any action to advance the pursuit or prosecution of any Specified Claims and Interests against any Non-Debtor Affiliates;

(x) to reasonably cooperate with each other and the Company in good faith in connection with the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents;

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(xi) to negotiate with the other Parties in good faith appropriate additional or alternative provisions to address any impediment to the Restructuring that may arise;

(xii) not to transfer its Specified Claims and Interests to any other Person except as provided in this Agreement; and

(xiii) not to take any action that would trigger a Mandatory Offer Requirement.

Nothing in this Agreement shall prohibit any Supporting Party from (1) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases, (2) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documents, (3) effecting a Transfer or purchasing, selling, or entering into transactions with respect to Specified Claims and Interests, subject to compliance with Section 4(b) below, (4) asserting or raising any objection not prohibited under or inconsistent with this Agreement in connection with the Restructuring, (5) failing to vote to support the Plan or withdrawing a vote in the support of the Plan, in each case from and after the termination of this Agreement, (6) taking any action which is required by applicable law or declining to take any action which is prohibited by applicable law, (7) retaining the benefit of any applicable legal professional privilege, (8) making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like, (9) taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence or priority of its Claims against or Interests in Mallinckrodt (including the filing of a proof of claim against any Company Entity), (10) taking any action that is not inconsistent with this Agreement, (11) consulting with other parties in interest in the Chapter 11 Cases, or (12) taking any action in furtherance of any Claims or Interest in Mallinckrodt other than Specified Claims and Interests, including exercising its rights under or taking action in connection with the Make-Whole Reservation of Rights. For the avoidance of doubt, the exercise of any rights under or taking action in connection with the Make-Whole Reservation of Rights is not inconsistent with a Supporting Unsecured Noteholders’ obligations hereunder. Without limiting the foregoing, nothing in this Agreement shall limit or restrict any Supporting Party from asserting positions or objections to the Plan, the Restructuring, or any other matter in the Chapter 11 Cases in such Supporting Party’s capacity as a holder of a Claim or Interest in Mallinckrodt other than Specified Claims and Interests. Each Party agrees that a Supporting Party’s entry into, execution, or performance of this Agreement (including without limitation a Supporting Party’s vote in favor of the Plan) shall not be referenced, used, or held in any way against the Supporting Party in its capacity as a holder of a Claim or Interest in Mallinckrodt other than Specified Claims and Interests.

b. Transfers.

(i) During the Support Period, each Supporting Party that holds any Claim against or Interest in Mallinckrodt agrees, solely with respect to itself, that it shall not sell, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer,”provided, however, that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Supporting Party maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder) any ownership (including any

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beneficial ownership)3 in its Specified Claims and Interests, or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in such Specified Claims and Interests into a voting trust or by entering into a voting agreement with respect to such Specified Claims and Interests), unless (A) the intended transferee is another Supporting Party, or (B) the intended transferee executes and delivers to counsel to the Company a Joinder Agreement before, or substantially contemporaneously with, the time such Transfer is effective (it being understood that any Transfer shall not be effective as against Mallinckrodt until notification of such Transfer and a copy of the executed Joinder Agreement (as applicable) is received by counsel to the Company, in each case, on the terms set forth herein) (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Upon satisfaction of the foregoing requirements in this Section 4(b), (X) the Permitted Transferee shall be deemed to be a Supporting Party hereunder and, for the avoidance of doubt, a Permitted Transferee is bound as a Supporting Party under this Agreement with respect to any and all Specified Claims and Interests, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee and is deemed to make all of the representations and warranties of a Supporting Party set forth in this Agreement and be entitled to the applicable rights of a Supporting Party hereunder, and (Y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Notwithstanding the foregoing, this Section 4(b), as applied to the Supporting Governmental Opioid Claimants, shall only apply to such claimants’ Opioid Claims.

(ii) This Agreement shall in no way be construed to preclude any Supporting Party from acquiring additional Claims against or Interests in Mallinckrodt; provided, that (A) all Supporting Parties shall file a statement with the Bankruptcy Court as required by Rule 2019 of the Federal Rules of Bankruptcy Procedures, including revised holdings information for such Supporting Party, as applicable, (B) any acquired Claims or Interests shall, solely to the extent they are Specified Claims and Interests, automatically and immediately upon acquisition by a Supporting Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given), and (C) no Supporting Party shall acquire any Interests or take other action that would trigger a Mandatory Offer Requirement; provided, further, that the acquisition of additional Specified Claims and Interests by a Supporting Party shall in no way affect or dilute (X) the recoveries of other Supporting Parties contemplated under the Plan or (Y) any rights contemplated by this Agreement, the Term Sheet, or the Opioid Settlement Term Sheet.

(iii) This Section 4(b) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Supporting Party to Transfer any Claims or Interests. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

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As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the rights and the disposition of, the applicable Claims or Interests or the right to acquire such Claims or Interests.

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(iv) Any Transfer made in violation of this Section 4(b) shall be void ab initio.

(v) A Supporting Party that transfers any right, title, or interest in a Specified Claim and Interest in accordance with the terms of this Section 4(b) shall (A) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Specified Claims and Interests and (B) not be liable to any Party to this Agreement for the failure of the transferee to comply with the terms and conditions of this Agreement.

c. Marketmaking.

(i) Notwithstanding anything to the contrary herein, a Supporting Party may Transfer any ownership in its Specified Claims and Interests, or any option thereon or any right or interest therein, to a Qualified Marketmaker (as defined below) that acquires Claims against or Interests in Mallinckrodt with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests, and such Qualified Marketmaker shall not be required to execute and deliver to counsel to any Party a Joinder Agreement in respect of such Claims or Interests if (A) such Qualified Marketmaker subsequently Transfers such Claims or Interests within ten (10) Business Days of its acquisition to an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker, (B) the transferee otherwise is a Permitted Transferee (including any requirement hereunder that such transferee execute a Joinder Agreement), and (C) the Transfer otherwise is a Permitted Transfer. To the extent that a Supporting Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in any Specified Claims and Interests that such Supporting Party acquires in its capacity as a Qualified Marketmaker from a holder of such Claims or Interests who is not a Supporting Party without regard to the requirements set forth in Section 4(b) hereof. As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against Mallinckrodt (or enter with customers into long and short positions in claims against Mallinckrodt), in its capacity as a dealer or market maker in claims against Mallinckrodt and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(ii) The Company understands that certain of the Supporting Parties are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Company acknowledges and agrees that, to the extent a Supporting Party expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Supporting Party that principally manage and/or supervise the Supporting Party’s investment in Mallinckrodt, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Supporting Party so long as they are not acting at the direction or for the benefit of such Supporting Party or such Supporting Party’s investment in Mallinckrodt; provided that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that executes this Agreement.

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(iii) Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Supporting Party that is a Qualified Marketmaker before the occurrence of conditions giving rise to the effective date for the obligations and the support hereunder, such Supporting Party shall be a Supporting Party hereunder solely with respect to the Specified Claims and Interests listed on such signature pages and shall not be required to comply with this Agreement for any other Claims or Interests in Mallinckrodt that it may hold from time to time in its role as a Qualified Marketmaker.

d. Negative Covenants. Each Supporting Party agrees (solely in its capacity as a holder of Specified Claims and Interests, and in no other capacity), severally and not jointly, that, for the duration of the Support Period, it shall not take any action directly (nor encourage any other Person to take any action) that is materially inconsistent with, or omit to take any action required by, this Agreement, the Plan (as applicable), or any of the other Definitive Documents.

e. Ad Hoc Group Composition. No less frequently than every forty-five (45) days commencing on the Agreement Effective Date, counsel to each of the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee shall provide counsel to the Company and to each other, on a professionals’ eyes only basis, with a list showing each member of such counsel’s respective ad hoc group and, in the case of members of the Unsecured Notes Ad Hoc Group, the aggregate holdings of Guaranteed Unsecured Notes and other claims based on funded indebtedness of the Company (including on account of the Company’s secured notes, term loans, and revolving credit facility) or interests of the Company; provided, that counsel to the Governmental Plaintiff Ad Hoc Committee shall only be required to provide such a list if the members of the Governmental Plaintiff Ad Hoc Committee have changed since the last time such a list was provided.

f. Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i) affect the ability of any Supporting Party to consult with any other Supporting Party, the Company Entities, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

(ii) impair or waive the rights of any Supporting Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring;

(iii) prevent any Supporting Party from enforcing this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iv) prevent any Supporting Party from taking any customary perfection step or other action as is necessary to preserve or defend the validity or existence of its Claims and Interests in the Company (including the filing of proofs of claim);

(v) prevent any Supporting Party from taking any action in furtherance of any Claims or Interests in Mallinckrodt other than Specified Claims and Interests; or

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(vi) limit or otherwise restrict the regulatory, police, or other governmental functions of any Supporting Governmental Opioid Claimant, or limit or otherwise restrict any other Supporting Governmental Opioid Claimant’s rights, in each case other than in connection with Opioid Claims.

5. Agreements of the Company.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Company Entity agrees that it shall use commercially reasonable efforts:

(i) to implement the Restructuring in accordance with the terms and conditions set forth herein and in accordance with the Milestones (as defined below);

(ii) to take any and all commercially reasonable and appropriate actions necessary or reasonably requested by a Supporting Party to consummate the Restructuring and the CMS/DOJ/States Settlement, and satisfy any conditions thereto, in accordance with the terms hereof;

(iii) to support and take all commercially reasonable actions necessary to facilitate the solicitation, confirmation, approval, and consummation of the Plan and the Scheme of Arrangement, as applicable, and the transactions contemplated thereby, including by commencing the Irish Examinership Proceedings and Recognition Proceedings as soon as reasonably practicable;

(iv) to prepare and deliver to the Supporting Parties draft copies of all Definitive Documents and any motions, pleadings, declarations, exhibits, and proposed orders related thereto (each of which shall contain terms and conditions consistent with the terms of this Agreement), and afford the Supporting Parties a reasonable opportunity to review and comment in advance of any filing thereof, to the extent practicable, and consider any such comments in good faith;

(v) to deliver to counsel to the Supporting Unsecured Noteholders and counsel to the Ad Hoc Governmental Plaintiff Group, copies of all notices, reporting and other documents delivered to the Prepetition Secured Parties (as defined in the Cash Collateral Order) pursuant to paragraphs 4(h) and 5(h) of the Cash Collateral Order, on the same terms and conditions (with respect to confidentiality and otherwise) applicable to the Prepetition Secured Parties under the Cash Collateral Order;

(vi) to take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including obtaining all governmental, regulatory, licensing, or other approvals (including any necessary or appropriate third-party consents) necessary to consummate the Restructuring;

(vii) not to offer or provide any consideration or treatment to any Opioid Claimant that is not acceptable to the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders;

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(viii) not to seek or solicit, or instruct and direct their respective Representatives to seek or solicit, any discussions or negotiations with respect to any Alternative Transaction; provided, that (A) if any of the Company Entities receive a proposal or expression of interest regarding any Alternative Transaction, the Company Entities shall be permitted to discuss or negotiate the terms of such proposal or expression of interest and shall notify within two (2) business days of the receipt of such proposal or expression of interest counsel to the Unsecured Notes Ad Hoc Group and counsel to the Governmental Plaintiff Ad Hoc Committee, orally and in writing, of any such proposal or expression of interest, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved, and (B) contemporaneously with such notification, the Company Entities shall furnish counsel to the Unsecured Notes Ad Hoc Group and counsel to the Governmental Plaintiff Ad Hoc Committee with copies of any written offer, oral offer, proposal, expression of interest, or any other information that they receive relating to the foregoing and shall within two (2) business days inform counsel to the Unsecured Notes Ad Hoc Group and counsel to the Governmental Plaintiff Ad Hoc Committee of any material changes to such proposals; provided, that any information shared with or furnished to counsel to the Unsecured Notes Ad Hoc Group or counsel to the Governmental Plaintiff Ad Hoc Committee in accordance with this Section 5(a)(vii), shall be provided on a “professional eyes only” basis unless otherwise agreed to by the parties in writing;

(ix) to (A) prepare, or cause to be prepared, the Definitive Documents and any related motions, pleadings, declaration, exhibits, proposed orders, and applications, each of which, for the avoidance of doubt, shall contain terms and conditions consistent with this Agreement, (B) provide draft copies of all Definitive Documents to counsel to the Unsecured Notes Ad Hoc Group and Governmental Plaintiff Ad Hoc Committee at least two (2) Business Days or as soon as reasonably practicable prior to the date when the Company intends to file or execute such document, (C) reasonably cooperate with the Supporting Parties in good faith in connection with the negotiation, drafting, execution (to the extent the Company is a party thereto), and delivery of the Definitive Documents and (D) consult in good faith with the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee regarding the form and substance of the Definitive Documents and any proposed filing thereof with the Bankruptcy Court. Nothing in this Section 5(a)(viii) shall limit the Company’s obligations under Section 3 herein. The Company will also provide draft copies of all other material pleadings the Company intends to file with the Bankruptcy Court to counsel to the Unsecured Notes Ad Hoc Group and counsel to the Governmental Plaintiff Ad Hoc Committee at least two (2) Business Days or as soon as reasonably practicable prior to filing such pleading, to the extent reasonably practicable, and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading;

(x) to file such “first day” motions and pleadings determined by the Company to be necessary and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee, from the Bankruptcy Court approving the relief requested in such “first day” motions;

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(xi) to timely file a formal objection, in form and substance reasonably acceptable to the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; (C) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (D) dismissing the Chapter 11 Cases;

(xii) to, upon reasonable request of any of the Supporting Parties, inform the respective advisors and counsel to the Supporting Parties as to: (A) the material business and financial (including liquidity) performance of Mallinckrodt; (B) the status and progress of the Restructuring, including progress in relation to the negotiations of the Definitive Documents; and (C) the status of obtaining any necessary or desirable authorizations (including any consents) from any Supporting Party, competent judicial body, Governmental Entity, or any stock exchange;

(xiii) to (A) operate the business of the Company and its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement, past practices, and to preserve intact the Company’s business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees and (B) subject to applicable non-disclosure agreements and the terms thereof, keep counsel and advisors to the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee reasonably informed about the operations of the Company and its direct and indirect subsidiaries;

(xiv) to inform the respective advisors and counsel to the Supporting Parties within no more than two (2) Business Days after becoming aware of: (A) any matter or circumstance which they know, or reasonably expect is likely, to be a material impediment to the implementation or consummation of the Restructuring; (B) any notice of commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Entity; (C) a material breach of this Agreement by any Company Entity; (D) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; (E) any notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring; and (F) any notice, including from any governmental authority, of any material proceeding commenced or of any material complaints, litigations, investigations, or hearings, or, to the knowledge of the Company Entities, threatened in writing against the Company Parties, relating to or involving the Company Entities (or any communications regarding the same that may be contemplated or threatened);

(xv) to negotiate with the Supporting Parties in good faith appropriate additional or alternative provisions to address any impediment to the Restructuring that may arise;

(xvi) to maintain good standing (or a normal status or its equivalent) under the laws of the jurisdiction or state in which each Company Entity is incorporated or organized;

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(xvii) to keep the Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee reasonably informed from time to time on the status of the CMS/DOJ/States Settlement, including, to the extent reasonably requested by the Supporting Unsecured Noteholders or the Governmental Plaintiff Ad Hoc Committee, providing copies of any written materials related thereto to the counsel to the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee on a professional eyes only basis; and

(xviii) to (A) object to and oppose any motion seeking standing to assert claims or objections belonging to the Company’s bankruptcy estates against any Supporting Party in respect of its Specified Claims and Interests and (B) in the event any objection to the Specified Claims and Interests is filed by another party in interest, seek to adjourn any hearing on such objection for so long as this Agreement remains effective as to the holder or holders of the Specified Claims and Interests subject to such objection.

b. Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not (i) take any action directly or indirectly (nor encourage any other person to take any action ) that is materially inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Restructuring, or omit to take any action required by, this Agreement, the Plan (as applicable), or any of the other Definitive Documents, (ii) object to, delay, impede, or take any other action or inaction that could reasonably be expected to materially interfere with or prevent acceptance, approval, implementation, or consummation of the Restructuring, (iii) except as agreed by the Required Supporting Unsecured Noteholders and counsel for the Governmental Plaintiff Ad Hoc Committee, file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or other Definitive Documents, or that could reasonably be expected to frustrate or materially impede the implementation and consummation of the Restructuring, is inconsistent with the Term Sheet in any material respect, or which is otherwise in substance not reasonably satisfactory to the Required Supporting Unsecured Noteholders, and the Governmental Plaintiff Ad Hoc Committee, (iv) engage in any material merger, consolidation, disposition, asset sale, equity sale, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business with a third party other than the Restructuring, or (v) commence, support, or join any litigation or adversary proceeding against any of the Supporting Parties relating to the Specified Claims and Interests; provided, that nothing in this Agreement shall: (i) impair or waive the rights of any Company Entity to assert or raise any objection, or take any position, permitted under this Agreement in connection with the Restructuring, or (ii) prevent any Company Entity from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

c. Chapter 11 Operating Injunction. Within one week after the Petition Date, the Company Entities shall file with the Bankruptcy Court a motion, in form and substance reasonably satisfactory to the Company Entities, the Governmental Plaintiff Ad Hoc Committee, and the Required Supporting Unsecured Noteholders, seeking to impose a voluntary injunction on the Company Entities to enjoin them from engaging in certain conduct related to the manufacture, marketing, sale, and distribution of opioids effective as of the Petition Date (the “Chapter 11 Operating Injunction”).

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6. Termination of Agreement.

a. Supporting Party Termination Events. This Agreement may be terminated by Supporting Unsecured Noteholders with the consent of no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to this Agreement (solely as to the Supporting Unsecured Noteholders), or the Governmental Plaintiff Ad Hoc Committee (solely as to the Supporting Governmental Opioid Claimants), by the delivery to the other Parties of a written notice in accordance with Section 20 hereof, upon the occurrence and continuation of any of the following events (each, a “Supporting Party Termination Event”):

(i) the breach by any Company Entity of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of such breaching Company Entity set forth in this Agreement, in each case, in any material respect and which breach remains uncured (to the extent curable) for a period of fifteen (15) Business Days following the Company’s receipt of any notice pursuant to Section 20 hereof;

(ii) any representation or warranty in this Agreement made by any Company Entity shall have been untrue in any material respect when made or, if required to be true on an ongoing basis, shall have become untrue in any material respect, and such breach remains uncured (to the extent curable) for a period of fifteen (15) Business Days following the Company’s receipt of any notice pursuant to Section 20 hereof;

(iii) any Company Entity files any motion, pleading, or related document with the Bankruptcy Court that is inconsistent with this Agreement , the Term Sheet (including the Opioid Settlement Term Sheet) or the Definitive Documents (in each case, solely to the extent that the terminating Supporting Party(s) have consent rights over such document), and such motion, pleading, or related document has not been withdrawn within fifteen (15) Business Days of the Company receiving written notice in accordance with Section 20 that such motion, pleading, or related document is inconsistent with this Agreement;

(iv) (A) any Definitive Document filed by the Company or the Examiner, or any related order entered by the Bankruptcy Court in the Chapter 11 Cases, the High Court of Ireland in the Irish Examinership Proceedings, or the Ontario Superior Court of Justice (Commercial List) in the Recognition Proceedings, in each case, is inconsistent with this Agreement, including the Supporting Parties’ consent rights under this Agreement (in each case implicating a Definitive Document, solely to the extent that the terminating Supporting Party or Supporting Parties have consent rights over such Definitive Document), or is otherwise not in accordance with this Agreement in any material respect, or (B) any of the terms or conditions of any of the Definitive Documents are waived, amended, supplemented, or otherwise modified in any material respect with respect to the Supporting Unsecured Noteholders’ or Supporting Governmental Opioid Claimants’ respective rights under this Agreement without the prior written consent of the Required Supporting Unsecured Noteholders or the Governmental Plaintiff Ad Hoc Committee, as applicable (or such parties as may be required by the terms of such Definitive Document, if then effective), in each case, which remains uncured for fifteen (15) Business Days after the receipt by the Company of written notice delivered in accordance herewith;

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(v) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of any material portion of the Restructuring or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Entity, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(vi) any Company Entity (A) withdraws the Plan or Scheme of Arrangement, (B) publicly announces its intention not to support the Plan, the Scheme of Arrangement, or the Restructuring, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document executed by a Company Entity) or publicly announces its intent to pursue an Alternative Transaction;

(vii) the Examiner withdraws the Scheme of Arrangement and applies to the High Court of Ireland for directions pursuant to Section 535(1) of the Companies Act 2014 of Ireland;

(viii) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) terminating any Company Entity’s exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Plan), or (E) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement; provided, that, with respect to clauses (B) and (C) above, except where the dismissal or conversion is for a Debtor that, at the time of such dismissal, has dormant business activities and a fair market value of less than $250,000;

(ix) the Company exercises its “fiduciary out” in accordance with Section 6(b)(iii) hereof;

(x) an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of any of the Company Entities or that would materially and adversely affect the ability of any of the Company Entities to operate its businesses in the ordinary course;

(xi) leave is granted by the High Court of Ireland permitting a party to commence or continue proceedings against the Parent (or any other Company Entity subject to the protection of the High Court of Ireland) after the commencement of the Irish Examinership Proceedings;

(xii) the Examiner consents to any action, claim, or step being taken against the Parent (or any other Company Entity subject to the protection of the High Court of Ireland) pursuant to Section 520(4) of the Companies Act 2014 of Ireland after the commencement of the Irish Examinership Proceedings;

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(xiii) the Bankruptcy Court enters an order denying confirmation of the Plan;

(xiv) the Confirmation Order is reversed or vacated;

(xv) any court of competent jurisdiction has entered a judgment or order declaring this Agreement to be unenforceable;

(xvi) the Company enters into the CMS/DOJ/States Settlement on terms materially different than the terms set forth on Schedule 2 to the Term Sheet;

(xvii) an order is entered by the Bankruptcy Court granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company’s assets (other than with respect to assets having a fair market value of less than $10,000,000 in the aggregate);

(xviii) the Company terminates any of its obligations under this Agreement in accordance with Section 6(b);

(xix) the Governmental Plaintiff Ad Hoc Committee or the Supporting Unsecured Noteholders terminate any of their respective obligations under this Agreement in accordance with Section 6(a); or

(xx) the Net Prepetition Cash Tax Liability exceeds the Target Net Prepetition Cash Tax Liability by at least $125,000,000;

(xxi) the Bankruptcy Court enters an order granting or sustaining any objection or challenge to the Guaranteed Unsecured Notes Claims that is reasonably likely to render the Plan unconfirmable;

(xxii) the Debtors, the Supporting Unsecured Noteholders and the Supporting Governmental Opioid Claimants shall not have agreed upon the Additional Insurance Rights by the time of the filing of the Plan and Disclosure Statement; or

(xxiii) any of the following events (the “Milestones”) have not been achieved, extended, or waived by no later than 11:59 pm New York City time on the dates set forth below, provided that any such time and date may be extended with the consent of the Required Supporting Parties (which consent may be provided by email):

A. a final Cash Collateral Order is entered on or prior to the date that is forty-five (45) days after the Petition Date;

B. a final order granting authority for the Debtors to pay all reasonable and documented fees and expenses of the professionals and advisors referenced in Section 25, subject to any applicable terms in their respective engagement letters or fee reimbursement letters, is entered on or prior to the date that is sixty (60) days after the Petition Date;

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C. the Debtors’ filing of the Plan and Disclosure Statement on or prior to the date that is four (4) months after the Petition Date;

D. the Plan is confirmed on or prior to the date that is eleven (11) months after the Petition Date;

E. a Scheme of Arrangement consistent with this Agreement is approved by the Irish Court on or prior to the date that is fourteen (14) months after the Petition Date; and

F. the Plan Effective Date has not occurred on or prior to the date that is fifteen (15) months after the Petition date.

Notwithstanding the foregoing, this Agreement may not be terminated as to the Supporting Unsecured Noteholders or the Governmental Plaintiff Ad Hoc Committee on account of any Supporting Party Termination Event that is caused by any Supporting Unsecured Noteholder or Supporting Governmental Opioid Claimant, respectively.

b. Company Termination Events. This Agreement may be terminated as to all Parties (except to the extent otherwise set forth in Sections 6(b)(i) and 6(b)(ii) below) by the Company by the delivery to counsel to all Supporting Parties of a written notice in accordance with Section 20 hereof, upon the occurrence and continuation of any of the following events (each, a “Company Termination Event”):

(i) the breach in any material respect by Supporting Unsecured Noteholders that would result in non-breaching Supporting Unsecured Noteholders holding less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes, in each case with respect to any of the representations, warranties, or covenants of such Supporting Unsecured Noteholders set forth in this Agreement and which breach remains uncured for a period of fifteen (15) Business Days after the receipt by the applicable Supporting Unsecured Noteholder from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided, that any such termination by the Company pursuant to this Section 6(b)(i) shall result in the termination of this Agreement solely as to the Supporting Unsecured Noteholders; and provided, further, that, the Company may, at its option, terminate this Agreement solely as to any Supporting Unsecured Noteholder that breaches, in any material respect, its representations, warranties or covenants set forth in this Agreement (to the extent breach remains uncured for a period of fifteen (15) Business Days after receipt by the applicable Supporting Unsecured Noteholder from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach), whether or not such breach would entitle the Company to terminate this Agreement with respect to all Supporting Unsecured Noteholders in accordance with this Section 6(b)(i) (the right of the Company under this proviso, the “Company Individual Noteholder Termination Right”);

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(ii) the breach in any material respect by (A) any Supporting Governmental Opioid Claimant that would result in non-breaching, Supporting Governmental Opioid Claimants consisting of less than 32 States, or (B) the Plaintiffs’ Executive Committee, in each case with respect to any of the representations, warranties, or covenants of such Supporting Governmental Opioid Claimants set forth in this Agreement (such breaching Supporting Party, a “Breaching Governmental Plaintiff”) and which breach remains uncured for a period of fifteen (15) Business Days after the receipt by the applicable Breaching Governmental Plaintiff from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided, that any such termination by the Company pursuant to this Section 6(b)(ii) shall result in the termination of this Agreement solely as to the Supporting Governmental Opioid Claimants; provided, further, that, the Company may, at its option, instead terminate this Agreement solely as to any Supporting Governmental Opioid Claimant that breaches, in any material respect, its representations, warranties or covenants set forth in this Agreement (to the extent breach remains uncured for a period of fifteen (15) Business Days after receipt by the applicable Breaching Governmental Plaintiff from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach), whether or not such breach would entitle the Company to terminate this Agreement with respect to all Supporting Governmental Opioid Claimants in accordance with this Section 6(b)(ii) (the right of the Company under this proviso, the “Company Individual Governmental Entity Termination Right”);

(iii) the board of directors or managers or similar governing body, as applicable, of any Company Entity determines that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties, or duties as directors, in each case under applicable law (as reasonably determined by such board or body in good faith after consultation with legal counsel); provided, that, the Company provides prompt written notice (within two (2) Business Days thereof) to counsel to each of the Supporting Parties of such determination; and provided, further, that to the extent any Supporting Party seeks an expedited hearing to determine if the Company has validly exercised this clause, the Company consents to such expedited hearing, it being understood that all Parties reserve all rights with respect of the underlying relief;

(iv) the Governmental Plaintiff Ad Hoc Committee or the Supporting Unsecured Noteholders terminate any of their respective obligations under this Agreement in accordance with Section 6(a);

(v) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of any material portion of the Restructuring or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Entity, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(vi) the Bankruptcy Court (or other court of competent jurisdiction) enters an order over an objection by the Company pursued in good faith (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement; provided, that the Company shall not be entitled to exercise the foregoing termination right to the extent entry of such order was requested by the Company;

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(vii) the Debtors, the Supporting Unsecured Noteholders and the Supporting Governmental Opioid Claimants shall not have agreed upon the Additional Insurance Rights by the time of the filing of the Plan and Disclosure Statement;

(viii) the Bankruptcy Court enters an order denying confirmation of the Plan; or

(ix) any court of competent jurisdiction has entered a judgment or order declaring this Agreement to be unenforceable.

For the avoidance of doubt, no verdict, judgment, order, or settlement in any opioid-related litigation in which no Supporting Party is a party to can give rise to or serve as a basis for any Company Termination Event.

Notwithstanding the foregoing, this Agreement may not be terminated on account of any Company Termination Event if such Company Termination Event is caused by the Company.

c. Mutual Termination. This Agreement may be terminated, as to all Parties, in writing by mutual agreement of the Company Entities, the Required Supporting Unsecured Noteholders, and the Governmental Plaintiff Ad Hoc Committee (a “Mutual Termination Event”).

d. Individual Termination. Upon ten (10) days’ notice, any individual Supporting Party may terminate this Agreement, as to itself only, by the delivery to counsel to the Company and the other Supporting Parties of a written notice in accordance with Section 20 hereof, in the event that (i) any waiver, modification, amendment or supplement of this Agreement materially adversely affects the economics, recoveries, or treatment applicable to the Specified Claims and Interests of such Supporting Party or (ii) any Definitive Document is filed with the Bankruptcy Court or later amended in such a way that materially adversely affects the economics, recoveries, or treatment applicable to the Specified Claims and Interests of such Supporting Party without such Supporting Party’s consent (each such event, an “Individual Termination Event”); provided, that, such Supporting Party shall not object to the Company’s efforts to seek an expedited hearing to adjudicate whether an Individual Termination Event has occurred.

e. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice upon the occurrence of the Plan Effective Date (collectively with the Supporting Party Termination Events, the Company Termination Events, the Mutual Termination Event, and the Individual Termination Event, the “Termination Events”).

f. Effect of Termination as to All Parties. Subject to Section 21(b), upon a termination of this Agreement as to all Parties, this Agreement shall forthwith become null and void and of no further force or effect as to any Party, and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether

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with respect to the Plan or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 15 hereof. Subject to Section 21(b), upon such termination, any and all consents, agreements, undertakings, waivers, forbearances, votes, or ballots tendered by the Parties before such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by any of the Parties in connection with the Chapter 11 Cases.

g. Effect of Termination as to Individual Parties. Subject to Section 21(b), upon the termination of this Agreement that is limited in its effectiveness as to an individual Party or Parties in accordance with this Section 6: (i) this Agreement shall become null and void and of no further force or effect with respect to the terminated Party or Parties, who shall be immediately released from its or their liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it or they would have had and such Party or Parties shall be entitled to take all actions, whether with respect to the Plan or otherwise, that it or they would have been entitled to take had it or they not entered into this Agreement; provided, that (i) the terminated Party or Parties shall not be relieved of any liability for breach or non-performance of its or their obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 15 hereof; and (ii) this Agreement shall remain in full force and effect with respect to all Parties other than the terminated Party or Parties. Subject to Section 21(b), upon such termination, any and all consents, agreements, undertakings, waivers, forbearances, votes, or ballots tendered by the terminating Party or Parties before such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by any of the Parties in connection with the Chapter 11 Cases.

h. Automatic Stay. The Company Entities acknowledge that, after the commencement of the Chapter 11 Cases, the giving of notice of default or termination by any other Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company Entities hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

7. Representations and Warranties; Execution By Counsel to Supporting Governmental Opioid Claimants.

a. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a Supporting Party becomes a party hereto):

(i)(A) such Party (I) is validly existing and, to the extent applicable, is in good standing under the laws of its jurisdiction of incorporation or organization, (II) has all requisite corporate, partnership, limited liability company, governmental, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its

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obligations contemplated hereunder (other than, in the case of the Company, any required approvals or authorizations of the Bankruptcy Court and the Scheme of Arrangement), and (B) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, governmental, or other similar action on its part (other than, in the case of the Company, any required approvals or authorizations of the Bankruptcy Court and the Scheme of Arrangement);

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, its constitution, or its bylaws (or other similar governing documents) in any material respect, or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party in any material respect (provided, however, that with respect to the Company, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations);

(iii) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such registrations or filings, consents, approvals, notices, or other actions as may be necessary and/or required by the Bankruptcy Court or this Agreement;

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court; and

(v) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; provided, however, that a Supporting Unsecured Noteholder may be or become a party to a separate agreement with the Debtors in connection with the Make-Whole Reservation of Rights.

b. Each Supporting Unsecured Noteholder severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Supporting Unsecured Noteholder becomes a party hereto), such Supporting Unsecured Noteholder (i) is the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate principal amount of Specified Claims and Interests set forth besides its name on Annex 2 hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Unsecured Noteholder that becomes a Party hereto after the date hereof), (ii) has, with respect to the beneficial owners of such Specified Claims and Interests (as may be set forth on a schedule to such Supporting Unsecured Noteholder’s signature page hereto), (A) sole investment or voting discretion with respect to such Specified Claims and Interests, (B) full power and authority to vote on and consent to matters concerning such Specified Claims and Interests, or to exchange, assign, and transfer such Claims or Interests, and (C) full power and authority to bind or act on the behalf of, such beneficial owners, and (iii) such Specified Claims and Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Supporting Unsecured Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

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c. To the extent counsel executes this Agreement on behalf of any Supporting Governmental Opioid Claimants, such counsel represents and warrants that it is has been duly authorized by such Supporting Governmental Opioid Claimants to execute this Agreement on their behalf and that (i) such Supporting Governmental Opioid Claimants constitute Supporting Parties hereunder, and (ii) such Supporting Governmental Opioid Claimants are deemed to have made the representations and warranties set forth in Section 7(a) above as of the date of counsel’s execution of this Agreement (or, if later, the date on which such Supporting Governmental Opioid Claimants (either directly or through counsel) execute a Joinder Agreement). This Agreement shall constitute the legally valid and binding obligation of each Supporting Governmental Opioid Claimant, enforceable in accordance with its terms.

8. Fiduciary Duties.

a. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Company Entity or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8 shall not be deemed to constitute a breach of this Agreement (other than solely for the purpose of establishing the occurrence of an event that may give rise to a termination right). The Company shall give prompt written notice to the Supporting Parties of any determination made in accordance with this subsection. This subsection shall not impede any Party’s right to terminate this Agreement pursuant to Section 6 of this Agreement.

b. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or the Supporting Parties, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement.

c. Nothing in this Agreement shall (i) impair or waive the rights of the Company to assert or raise any objection permitted under this Agreement in connection with the Restructuring or (ii) prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

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9. Filings and Public Statements. The Company and the Parent shall submit drafts to counsel, on a professional eyes only basis, to the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee, of any press releases, public documents, and any and all filings with the U.S. Securities and Exchange Commission, the Bankruptcy Court, or otherwise that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days or as soon as reasonably practicable prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company on the one hand, and any Supporting Party, on the other hand, no Party or its advisors (including counsel to any Party) shall disclose to any person (including other Supporting Parties) other than the Company and the Company’s advisors, the principal amount or percentage of any Specified Claims and Interests or any other securities of or Claims against the Company held by any other Party, in each case, without such Party’s prior written consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) (the expense of which, if any, shall be borne by the relevant disclosing Party) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Specified Claims and Interests held by all the Supporting Parties collectively. Any public filing of this Agreement, with the Bankruptcy Court, the SEC or otherwise, shall not include the executed signature pages to this Agreement. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Supporting Party.

10. Amendments and Waivers.

a. This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 10.

b. During the Support Period, this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Company, the Required Supporting Unsecured Noteholders, and the Governmental Plaintiff Ad Hoc Committee; provided, that: (a) any waiver, modification, amendment, or supplement to Section 4(f)(v), Section 6(d), Section 6(e), Section 6(f), Section 6(g), Section 7(a), Section 7(b), Section 8(b), Section 10, Section 17, Section 21, Section 22 or the definition of “Specified Claims and Interests” shall require the prior written consent of each Party; (b) any waiver, modification, amendment, or supplement to the definitions of “Required Supporting Unsecured Noteholders,” or “Governmental Plaintiff Ad Hoc Committee,” shall require the prior written consent of each applicable Supporting Party that is a member of such constituencies; (c) any waiver, modification, amendment, or supplement of the Opioid Settlement or the CMS/DOJ/States Settlement that is materially adverse to the Supporting Unsecured Noteholders shall require the consent of no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to this Agreement; and (d) any waiver, modification, amendment or supplement requiring any Supporting Party to make any investment, including in any Mallinckrodt entity, may not be made without the prior written consent of such Supporting Party. Notwithstanding the foregoing, in no event shall Section 6(d) be amended as to any Supporting Party without the consent of each such Supporting Party.

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c. Amendments to any Definitive Document shall be governed as set forth in such Definitive Document. Any consent required to be provided pursuant to this Section 10 may be delivered by email from counsel. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 10 shall be ineffective and void ab initio.

11. Noteholder Consent Fee. Supporting Unsecured Noteholders who have executed and delivered counterpart signature pages to this Agreement to counsel to the Company by no later than of 11:59 P.M., prevailing Eastern time, on October 11, 2020 (the “Determination Date”), shall earn the Noteholder Consent Fee as set forth herein and in the Plan, which shall be payable in cash on the Plan Effective Date; provided, that the Noteholder Consent Fee shall only be payable if holders of no less than 66.67% in principal amount of the Guaranteed Unsecured Notes execute and deliver counterpart signature pages to this Agreement by the Determination Date; provided, further, that the Noteholder Consent fee shall only be payable to such Supporting Unsecured Noteholders having executed and delivered counterpart signature pages by the Determination Date notwithstanding any Transfer of Guaranteed Unsecured Notes after the Determination Date.

12. Effectiveness. This Agreement shall become effective and binding on the Parties on the Agreement Effective Date, and not before such date.

13. Governing Law; Jurisdiction; Waiver of Jury Trial.

a. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

b. Each of the Parties irrevocably agrees that, for so long as the Chapter 11 Cases are pending, any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in the Bankruptcy Court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding. Otherwise, each of the Parties, other than Parties that are States, agrees that any such legal action, suit, or proceeding shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York and each of the Parties, other than Parties that are States, hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than (i) proceedings involving Parties that are States commenced while the Chapter 11 Cases are not pending in which case such State’s rights are fully reserved and (ii) proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement, (A) any Claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (C) that (I) the proceeding in any such court is brought in an inconvenient forum, (II) the venue of such proceeding is improper, or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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c. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14. Specific Performance/Remedies.

a. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

b. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover on the basis of anything in this Agreement, any punitive, special, indirect or consequential damages or damages for lost profits, in each case against any other Party to this Agreement.

15. Survival. Notwithstanding any Transfer of any Claims against or Interests in the Company in accordance with Section 4(b) or the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties set forth in the following Sections: 6(f), 6(g), 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, and 27 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

16. Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

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17. No Third-Party Beneficiaries; Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure solely to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, and administrators and, unless expressly stated or referred to herein, no other person or entity shall be a third-party beneficiary hereof; provided, that nothing contained in this Section 17 shall be deemed to permit Transfers of interests in any Specified Claim and Interests other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and not joint with respect to each Supporting Party, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Supporting Party for the obligations of another.

18. Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto (including the Term Sheet and the Opioid Settlement Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Supporting Party shall continue in full force and effect in accordance with its terms.

19. Counterparts; Email Consent. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

20. Notices. All notices hereunder shall be given by electronic mail, certified mail (return receipt requested), or courier to, and shall be deemed effective when actually received by, the following addresses:

a.	If to the Company, to:

Mallinckrodt plc

675 James S. McDonnell Boulevard

Hazelwood, Missouri 63042

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Attention:         Mark Casey & Donald Lohman

                          (Corporate.Secretary@mnk.com)

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:         George Davis (george.davis@lw.com)

                          Anupama Yerramalli (anu.yerramalli@lw.com)

                          Andrew Sorkin (andrew.sorkin@lw.com)

– and –

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Attention:         Jeff Bjork (jeff.bjork@lw.com)

– and –

Latham & Watkins LLP

330 North Wabash, Suite 2800

Chicago, IL 60611

Attention:         Jason Gott (jason.gott@lw.com)

                          Jason Moehlmann (jason.moehlmann@lw.com)

– and –

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street New York, NY 10019

Attention:         Philip Mindlin (PMindlin@wlrk.com)

                          Neil (Mac) M. Snyder (NMSnyder@wlrk.com)

b. If to the Supporting Unsecured Noteholders, to the addresses set forth below each Supporting Unsecured Noteholder’s signature to this Agreement (if any), as the case may be, and if such Supporting Unsecured Noteholder is a member of the Unsecured Notes Ad Hoc Group, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:             Andrew N. Rosenberg (arosenberg@paulweiss.com)

                              Alice Belisle Eaton (aeaton@paulweiss.com)

                              Claudia R. Tobler (ctobler@paulweiss.com)

                              Neal Paul Donnelly (ndonnelly@paulweiss.com)

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c. If to a Supporting Governmental Opioid Claimant, to the addresses set forth below each Supporting Governmental Opioid Claimant’s signature to this Agreement (if any), as the case may be, and if such Supporting Governmental Opioid Claimant is a member of the Governmental Plaintiff Ad Hoc Committee, with a copy (which shall not constitute notice), to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:         Kenneth H. Eckstein (keckstein@kramerlevin.com)

                           Daniel M. Eggermann (deggermann@kramerlevin.com)

– and –

Brown Rudnick LLP

Seven Times Square

New York, New York 10019

Attention:         David J. Molton (dmolton@brownrudnick.com)

                          Steven D. Pohl (spohl@brownrudnick.com)

– and –

Gilbert LLP

1100 New York Ave., NW

Suite 700

Washington, D.C. 2005

Attention:         Scott D. Gilbert (gilberts@gilbertlegal.com)

                          Kami E. Quinn (quinnk@gilbertlegal.com)

21. Reservation of Rights; No Admission.

a. Nothing contained herein shall (i) limit the ability of any Party to consult with other Parties; or (ii) limit the ability of any Supporting Party to sell or enter into any transactions in connection with the Specified Claims and Interests, or any other claims against or interests in the Company, subject to the terms of this Agreement; or (iii) constitute a waiver or amendment of any provision of any applicable credit agreement or indenture or any agreements executed in connection with such credit agreement or indenture. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company.

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b. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. If the Restructuring is not consummated, or if this Agreement is terminated as to all Parties for any reason, the Parties fully reserve any and all of their rights. If this Agreement is terminated as to any Party or group individually, such Party or group fully reserves any and all of their rights. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22. Relationship Among the Supporting Parties. It is understood and agreed that no Supporting Party has any fiduciary duty, duty of trust or confidence in any kind or form with any other Supporting Party, the Company, or any other stakeholder of the Company and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Supporting Party may trade in the Claims and Interests of the Company without the consent of the Company or any other Supporting Party, subject to applicable securities laws, the terms of this Agreement, and any Confidentiality Agreement entered into with the Company; provided that no Supporting Party shall have any responsibility for any such trading by any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Supporting Parties shall in any way affect or negate this understanding and agreement.

23. Make-Whole Reservation of Rights. Neither this Agreement nor the Term Sheet provide for the treatment of the Make-Whole Claims, and all Parties’ rights related thereto are fully reserved. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that a Supporting Unsecured Noteholder (a) may hold First Lien Credit Agreement Claims, First Lien Notes Claims, and/or Second Lien Notes Claims in addition to its Specified Claims and Interests, and (b) that the entry into this Agreement does not limit, waive, impair, or otherwise affect any Supporting Unsecured Noteholder’s right to negotiate for and seek allowance of, or to object to and seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or the Restructuring, whether in such Unsecured Noteholder’s capacity as an Unsecured Noteholder or otherwise. Nothing contained herein, limits, waives, impairs, or otherwise affects the Company’s right to object to, or seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or Restructuring and any such actions taken in connection with defending or objecting to the Make-Whole Claims is not inconsistent with the Company’s obligations under this Agreement. Any settlement and/or compromise of any Make-Whole Claim shall be acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders, and any documents evidencing such settlement and/or compromise shall be in form and substance acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders.

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24. No Solicitation; Representation by Counsel; Adequate Information.

a. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of the Supporting Parties with respect to the Plan will not be solicited until such Supporting Parties have received the Disclosure Statement and related ballots and solicitation materials.

b. Each Party acknowledges that it, or its advisors, has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. Each Supporting Party hereby further confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company, and without reliance on any statement of any other Party (or such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Company set forth in Section 7.

25. Fees and Expenses. The Company shall reimburse all reasonable and documented fees and out-of-pocket expenses including success fees (regardless of whether such fees and expenses were incurred before or after the Petition Date and, in each case, in accordance with any applicable engagement letter or fee reimbursement letter with the Company) of the following professionals and advisors: (a) Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, as legal counsel to the Governmental Plaintiff Ad Hoc Committee; (b) William Fry, as Irish counsel to the Governmental Plaintiff Ad Hoc Committee; (c) Houlihan Lokey, Inc., as investment banker and financial advisor to the Governmental Plaintiff Ad Hoc Committee; (d) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time; (e) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Unsecured Notes Ad Hoc Group; (f) Landis Rath & Cobb LLP, as Delaware counsel to the Unsecured Notes Ad Hoc Group; (g) Perella Weinberg Partners LP, as investment banker to the Unsecured Notes Ad Hoc Group; (h) Reed Smith LLP, as regulatory counsel to the Unsecured Notes Ad Hoc Group; (i) Matheson as Irish counsel to the Unsecured Notes Ad Hoc Group; (j) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time; and (k) to the extent not identified above, three local counsel (one for the Chapter 11 Cases, one for the Irish Examinership Proceedings, and one for the Recognition Proceedings) for each of the Governmental Plaintiff Ad Hoc Committee and Unsecured Notes Ad Hoc Group; provided, that to the extent that the Company terminates this Agreement under Section 6(b), the Company’s reimbursement obligations under this Section 25 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination. In furtherance of the foregoing (x) simultaneously with the effectiveness of this Agreement, the Company shall pay all such fees and out-of-pocket expenses incurred or accrued at any time prior to the Agreement Effective Date; (y) the Company shall pay any accrued but unpaid amounts owing under such engagement letter and/or fee reimbursement letters to the extent

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required under the terms thereof upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination of this Agreement (other than termination of this Agreement as a result of the occurrence of the Plan Effective Date); and (z) notwithstanding anything to the contrary herein, the Company shall also be required to reimburse all reasonable and documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee on or after the Effective Date in connection with the implementation of the Plan (excluding, for the avoidance of doubt, the expenses of the administration of the Opioid Trust).

26. Enforceability of Agreement. The Parties hereby acknowledge and agree: (a) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (b) each of the Parties to the extent enforceable waives any right to assert that the exercise of any rights or remedies under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising any rights or remedies under this Agreement to the extent the Bankruptcy Court determines that such relief is required, (c) that they shall not take a position to the contrary of this Section 26 in the Bankruptcy Court or any other court of competent jurisdiction, and (d) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 26 is illegal, invalid or unenforceable, in whole or in part.

27. Conflicts. In the event of any conflict among the terms and provisions of this RSA and of the Term Sheet, the terms and provisions of the Term Sheet shall control.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers or other authorized persons, solely in their respective capacity as officers or other authorized persons of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow]

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[Signature Pages Redacted]

[Signature Page to Restructuring Support Agreement]

Annex 1

Company Entities

Name

Mallinckrodt plc

Acthar IP Unlimited Company

IMC Exploration Company

Infacare Pharmaceutical Corporation

INO Therapeutics LLC

Ludlow LLC

MAK LLC

Mallinckrodt APAP LLC

Mallinckrodt ARD Finance LLC

Mallinckrodt ARD Holdings Inc.

Mallinckrodt ARD Holdings Limited

Mallinckrodt ARD IP Unlimited Company

Mallinckrodt ARD LLC

Mallinckrodt Brand Pharmaceuticals LLC

Mallinckrodt Buckingham Unlimited Company

Mallinckrodt Canada ULC

Mallinckrodt CB LLC

Mallinckrodt Critical Care Finance LLC

Mallinckrodt Enterprises Holdings, Inc.

Mallinckrodt Enterprises LLC

Mallinckrodt Enterprises UK Limited

Mallinckrodt Equinox Finance LLC

Mallinckrodt Group S.à r.l.

Mallinckrodt Holdings GmbH

Mallinckrodt Hospital Products Inc.

Mallinckrodt Hospital Products IP Unlimited Company

Mallinckrodt International Finance SA

Mallinckrodt International Holdings S.à r.l.

Mallinckrodt IP Unlimited Company

Mallinckrodt LLC

Mallinckrodt Lux IP S.à r.l.

Mallinckrodt Manufacturing LLC

Mallinckrodt Pharma IP Trading Unlimited Company

Mallinckrodt Pharmaceuticals Ireland Limited

Mallinckrodt Pharmaceuticals Limited

Mallinckrodt Quincy S.à r.l.

Mallinckrodt UK Finance LLP

Mallinckrodt UK Ltd

Mallinckrodt US Holdings LLC

Mallinckrodt US Pool LLC

Mallinckrodt Veterinary, Inc.

Mallinckrodt Windsor Ireland Finance Unlimited Company

Mallinckrodt Windsor S.à r.l.

MCCH LLC

MEH, Inc.

MHP Finance LLC

MKG Medical UK Ltd

MNK 2011 LLC

MUSHI UK Holdings Limited

Ocera Therapeutics, Inc.

Petten Holdings Inc.

SpecGx Holdings LLC

SpecGx LLC

ST Operations LLC

ST Shared Services LLC

ST US Holdings LLC

ST US Pool LLC

Stratatech Corporation

Sucampo Holdings Inc.

Sucampo Pharma Americas LLC

Sucampo Pharmaceuticals, Inc.

Therakos, Inc.

Vtesse LLC

WebsterGx Holdco LLC

Annex 2

Supporting Unsecured Noteholder Holdings

[Supporting Unsecured Noteholder Holdings Redacted]

Exhibit A

Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Mallinckrodt Restructuring Term Sheet

This Term Sheet, which is Exhibit A to the Restructuring Support Agreement dated October 11, 2020, by and among the Company and the Supporting Parties party thereto, describes the proposed terms of the Company’s Restructuring. The Debtors will implement the Restructuring through the Plan, which shall be consistent with the terms of this Term Sheet, the RSA and the exhibits and schedules annexed hereto and thereto, including the Opioid Settlement Term Sheet, which is Schedule 1 hereto (as each may be amended or supplemented from time to time in accordance with the terms of the RSA), in the Chapter 11 Cases to be commenced in the Bankruptcy Court, the Scheme of Arrangement based on the Plan in the Irish Examinership Proceedings, and the Recognition Proceedings (as defined herein) in which the Canadian Court (as defined herein) shall recognize in Canada the Chapter 11 Cases. This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the RSA or the Opioid Settlement Term Sheet, as applicable.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and the other Definitive Documents, or the Scheme of Arrangement and the Irish Examinership Proceedings, which remain subject to negotiation in accordance with the RSA. Consummation of the transactions contemplated by this Term Sheet is subject to (a) the negotiation and execution of the Definitive Documents evidencing and related to the Restructuring contemplated herein, (b) satisfaction or waiver of all of the conditions in any Definitive Document evidencing the transactions comprising the Restructuring, (c) entry of the Confirmation Order and the satisfaction or waiver of any conditions to the effectiveness thereof, (d) approval of the Scheme of Arrangement by the High Court of Ireland and the satisfaction or waiver of any conditions to the effectiveness thereof, and (d) entry of an order recognizing the Confirmation Order in the Recognition Proceedings. The Definitive Documents shall satisfy the requirements of all applicable securities laws, the Bankruptcy Code, this Term Sheet, the Opioid Settlement Term Sheet, the Scheme of Arrangement, the Companies Act 2014 of Ireland governing the Irish Examinership Proceedings, and the Canadian Companies Arrangement Act governing the Recognition Proceedings. The Definitive Documents will contain terms and conditions that are dependent on each other, including those described in this Term Sheet and the Opioid Settlement Term Sheet.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Type of Claim	Treatment	Impairment / Voting
Administrative, Tax, Other Priority and Other Secured Claims

All such claims shall be paid in full in cash on the Plan Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, and the Governmental Plaintiff Ad Hoc Committee.

Administrative expense claims shall be paid on the Plan Effective Date and shall include Restructuring Expenses (as defined below).

Unimpaired

First Lien Credit Agreement Claims	All allowed First Lien Credit Agreement Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

First Lien Notes Claims	All allowed First Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Second Lien Notes Claims	All allowed Second Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Guaranteed Unsecured Notes Claims

Holders of allowed Guaranteed Unsecured Notes Claims shall receive their pro rata share of:

i. $375 million of new secured takeback second lien notes due 7 years after emergence (the “Takeback Second Lien Notes”), which shall contain economic terms consistent with those set forth in Annex 2 hereto; and

ii. 100% of New Mallinckrodt Common Shares, subject to dilution on account of the New Opioid Warrants and the MIP (each as defined below).

Impaired; entitled to vote

4.75% Unsecured Notes Claims	No property will be distributed to the Holders of allowed 4.75% Unsecured Notes Claims.	Impaired; deemed to reject; not entitled to vote

Legacy Debentures Claims	No property will be distributed to the Holders of allowed Legacy Debentures Claims.	Impaired; deemed to reject; not entitled to vote

General Unsecured Claims (Not Otherwise Classified)	Holders of allowed General Unsecured Claims shall receive their pro rata share, at the applicable Debtor, of up to $100 million to be allocated among the Debtors (the “General Unsecured Recovery Cash Pool”).	Impaired; entitled to vote

Trade Claims	As consideration for maintaining trade terms consistent with those practices and programs most favorable to the Debtors in place during the 12 months before the Petition Date or such other favorable terms as the Debtors and the Trade Claimants may mutually agree on, holders of allowed Trade Claims shall receive their pro rata share of up to $50 million; provided that, any amounts not allocated to allowed Trade Claims up to $50 million shall be allocated to the General Unsecured Recovery Cash Pool.	Impaired; entitled to vote

Opioid Claims

As of the Plan Effective Date, the Opioid Trust will be formed and shall receive the Opioid Trust Consideration as set forth in the Opioid Settlement Term Sheet.

All Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust as more fully set forth in the Opioid Settlement Term Sheet.

Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents.

Impaired; entitled to vote

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Intercompany Claims	No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Intercompany Interests	Intercompany Interests shall receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Equity Interests	All existing Equity Interests shall be discharged, cancelled, released, and extinguished.	Impaired; deemed to reject; not entitled to vote

OTHER TERMS OF THE RESTRUCTURING

Case Financing	The Chapter 11 Cases will be financed by existing cash and use of cash collateral on terms and conditions subject to the reasonable consent of the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee and any cash collateral order will provide that any periods in which creditors are required to challenge any Debtor stipulations or claims against any of the Debtors (including the claims of lenders/bondholders) shall automatically be tolled with respect to the Supporting Governmental Opioid Claimants while the RSA remains in effect with respect to the Supporting Governmental Opioid Claimants. Any such challenge periods applicable to a Supporting Governmental Opioid Claimant would begin to run only after termination of the RSA by or against such Supporting Governmental Opioid Claimant.

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet or the RSA, the Debtors shall assume all executory contracts and unexpired leases other than those executory contracts and unexpired leases to be identified on a schedule of rejected executory contracts and unexpired leases included in the Plan Supplement or otherwise rejected pursuant to an order of the Bankruptcy Court, in each case as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee. For the avoidance of doubt, assumption of executory contracts and unexpired leases shall be consistent with the RSA and this Term Sheet, including as specified in “Employee Matters” and “Indemnification of Prepetition Directors, Officers, Managers, et al.”

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Opioid Trust

Opioid Claims shall be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of the Plan and the Opioid Settlement Term Sheet.

The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Released Party.

CMS/DOJ/State Settlement	The Plan will provide for the implementation of a settlement between Mallinckrodt, the United States, and the States resolving Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, the terms of which are set forth on Schedule 2 hereto.

Corporate Governance	The Reorganized Debtors’ board shall consist of at least 7 directors including, the Debtors’ Chief Executive Officer. As of the Plan Effective Date, the members of the initial Reorganized Debtors’ board shall be designated by the Required Supporting Unsecured Noteholders; provided that, the members of the Reorganized Debtors’ board, other than the Debtors’ Chief Executive Officer, shall be independent under NYSE/NASDAQ listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee and the Debtors otherwise consent. No parties shall be afforded special rights under any charter, constitutions or bylaws or similar governing foundational document of any Reorganized Debtor; provided, that, the foregoing shall not be deemed to limit certain information, registration or similar rights to be afforded to the Governmental Plaintiff Ad Hoc Committee in other agreements with the Reorganized Debtor, including, pursuant to the New Opioid Warrants.

Employee Matters	Substantially all employees of the Debtors to be retained by the Reorganized Debtors. The Reorganized Debtors shall assume any employment, confidentiality, and non-competition agreements,

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bonus, gainshare and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors.

Indemnification of Prepetition Directors, Officers, Managers, et al.	The Plan shall provide that, consistent with applicable law all indemnification provisions currently in place (whether in the by-laws, constitutions, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former direct and indirect sponsors, directors, officers, managers, employees, attorneys, accountants, investment bankers, financial advisors, restructuring advisors, consultants and other professionals of the Debtors, as applicable, shall be reinstated (to the extent required) and remain intact and irrevocable and shall survive effectiveness of the Restructuring.

MIP	On the Plan Effective Date, the Reorganized Debtors shall adopt the management incentive plan (the “MIP”) which shall provide for the issuance to management, key employees and directors of the Reorganized Debtors of 10% of the fully diluted New Mallinckrodt Common Shares (for the avoidance of doubt, after giving effect to the exercise of the New Opioid Warrants) not later than thirty (30) days after the Plan Effective Date at least half of the MIP shares will be granted and shall vest in accordance with the terms set forth in Annex 3 hereto, and the remaining amount of which shall be reserved for future issuance as determined by the Reorganized Debtors’ board; provided, that the MIP may be modified or amended by the mutual agreement of the Debtors and the Required Supporting Noteholders prior to the Plan Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee (such consent not to be unreasonably withheld). The final terms of the MIP (including any amendments or modifications, if any) shall be included in the Plan Supplement.

Exit Capital Raise	Exact terms, if any, to be agreed upon by the Debtors and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement, with the consent of the Governmental Plaintiff Ad Hoc Committee to the extent that any such terms could reasonably be expected to have an adverse effect, in any material respect, on the treatment, rights, or entitlements of the holders of Opioid Claims under the RSA.

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Tax Issues	The Debtors and the Supporting Parties shall cooperate in good faith to structure the Restructuring and related transactions in a tax-efficient manner.

Restructuring Transactions	Without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, but in all cases subject to the terms and conditions of the RSA and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Plan Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. All such actions necessary or appropriate to consummate and implement the provisions of the Plan shall be set forth in the Plan Supplement, may include one or more mergers, consolidations, restructures, conversions, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of the Plan and the RSA and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”); provided that any Restructuring Transactions shall not adversely affect the recoveries under the Plan of holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders or the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee.

Company Status Upon Emergence	On or as soon as reasonably practicable after the Plan Effective Date, the New Mallinckrodt Common Shares shall be listed for trading on The NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange; provided however that, in any event, on the Plan Effective Date, the Reorganized Debtors shall have governance standards as though they were listed on any such exchange.

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Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Equity Interests, shall be canceled and/or updated to record such cancellation and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Plan Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued or make, or cause to be made, such entries in its books and records pursuant to the Restructuring. The Parties shall use reasonable efforts to make securities issued under the Plan DTC eligible.

Fees and Expenses of the Restructuring Support Agreement Parties

The Debtors shall pay all reasonable and documented fees and out of pocket expenses of :

•  (a) primary counsel to the Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) one Delaware counsel to the Unsecured Notes Ad Hoc Group, (c) one Irish counsel to the Unsecured Notes Ad Hoc Group, (d) one regulatory counsel to the Unsecured Notes Ad Hoc Group and (e) one financial advisor to the Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Unsecured Notes Ad Hoc Group, and (g) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time;

•  (a) primary counsel to the Governmental Plaintiff Ad Hoc Group, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (b) one local counsel to the Governmental Plaintiff Ad Hoc Group, (c) one Irish counsel to the Governmental Plaintiff Ad Hoc Committee, (d) one investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., and (e) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time; and

•  indenture trustee fees.

In each case, that are due and owing after receipt of applicable invoices with non-privileged summaries of services rendered, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases, and in accordance with the terms of the applicable engagement letters, if any, with any balance(s) paid on the Plan Effective Date (collectively, the “Restructuring Expenses”).

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Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Releases

The exculpation provisions, Debtor releases, third-party releases and injunction provisions to be included in the Plan will be consistent with Annex 4 hereto in all material respects, to the fullest extent permissible under applicable law.

In addition, the Plan will include separate release and channeling injunction provisions with respect to Opioid Claims.

Consent Rights	All consent rights not otherwise set forth herein shall be set forth in the RSA.

Conditions Precedent to the Plan Effective Date

The Plan shall contain customary conditions precedent to occurrence of the Plan Effective Date, including the following:

•  the RSA shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

•  the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the RSA and such order shall be a Final Order;

•  the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;

•  all conditions precedent to the consummation of the Opioid Settlement and related transactions, including the establishment of the Opioid Trust and authorization for the payment of the Opioid Trust Consideration, have been satisfied or waived by the party or parties entitled to waive them in accordance with the terms of the Opioid Trust Documents;

•  the final version of the Plan, Plan Supplement, the Opioid Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the RSA;

•  the Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order;

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•  the High Court of Ireland shall have made an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan);

•  the Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of the Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer;

•  any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the CMS/DOJ/State Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee;

•  the Debtors shall have paid in full all professional fees and expenses of the Debtors’ retained professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

•  the Debtors shall have paid the Restructuring Expenses in full, in cash;

•  the Debtors shall have paid the Noteholder Consent Fee on the Plan Effective Date; and

•  the Restructuring to be implemented on the Plan Effective Date shall be consistent with the Plan and the RSA.

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Annex 1

Certain Definitions

1992 Legacy Debentures Indenture	That certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation as issuer, Security Pacific National Trust Company (New York), as trustee, and the guarantors party thereto from time to time, and that certain a First Supplemental Indenture, dated April 30, 1992, with Security Pacific National Trust Company (New York) (each as modified, amended, or supplemented from time to time).

1993 Legacy Debentures Indenture	That certain Indenture, dated as of March 8, 1993, by and among Ludlow Corporation as issuer, BankAmerica National Trust Company (successor by merger to Security Pacific National Trust Company (New York)), as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2013 Notes Indenture	That certain Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A. as issuer, and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

2014 Notes Indenture	That certain Indenture, dated as of August 13, 2014, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2020 First Lien Notes Indenture	That certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as trustee, Deutsche Bank AG New York Branch, as collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2019 Second Lien Notes Indenture	That certain Indenture, dated as of December 6, 2019, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as trustee and collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

4.75% Senior Notes due 2023	The 4.75% senior notes due 2023 pursuant to the 2013 Notes Indenture.

4.75% Unsecured Notes	Any Claim arising under or based upon the 4.75% Unsecured Notes

Claims	or the 2013 Notes Indenture.

5.50% Senior Notes 2025	The 5.50% senior notes due 2025 pursuant to the April 2015 Notes Indenture.

5.625% Senior Notes due 2023	The 5.625% senior notes due 2023 pursuant to the September 2015 Notes Indenture.

5.75% Senior Notes due 2022	The 5.75% senior notes due 2022 pursuant to the 2014 Notes Indenture.

8.00% Debentures due March 2023	The 8.00% debentures due 2023 pursuant to the 1993 Legacy Debentures Indenture.

9.50% Debentures due May 2022	The 9.50% debentures due 2022 pursuant to the 1992 Legacy Debentures Indenture.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

April 2015 Notes Indenture	That certain Indenture, dated as of April 15, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Canadian Court	The Ontario Superior Court of Justice (Commercial List)

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

Class	Each class of Holders of Claims or Equity Interests established under the Plan pursuant to section 1122(a) of the Bankruptcy Code.

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Confirmation Date	The date on which the Confirmation Order is entered by the Bankruptcy Court.

Consummation	The occurrence of the Plan Effective Date.

Current Opioid PI Claim	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, other than a Future Opioid PI Claim.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Equity Interest	Any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in Mallinckrodt plc, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Plan Effective Date.

Exculpated Party	In each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Reorganized Debtors (and their Representatives); and (c) the Future Claimants Representative.

Existing Credit Agreement	That certain Credit Agreement, dated as of March 19, 2014, by and among Mallinckrodt plc, as the parent, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the First Lien Agent, the First Lien Lenders (as modified, amended, or supplemented from time to time).

Final Order	An order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

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First Lien Agent	Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Existing Credit Agreement or, as applicable, any successor thereto.

First Lien Notes	The 10.00% first lien senior secured notes due 2025 pursuant to the 2020 First Lien Notes Indenture.

First Lien Notes Claim	Any Claim arising under or based upon the First Lien Notes or the 2020 First Lien Notes Indenture.

First Lien Credit Agreement Claims	Any claim held by the First Lien Agent or the First Lien Lenders derived from or based upon the Existing Credit Agreement or theFirst Lien Credit Facility, including claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the First Lien Credit Facility or the Existing Credit Agreement.

First Lien Credit Facility	The credit facility evidenced by the Existing Credit Agreement.

First Lien Lenders	The banks, financial institutions, and other lenders party to the Existing Credit Agreement from time to time

Future Opioid PI Claims	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, which could not be discharged by confirmation of a plan of reorganization if the Bankruptcy Court did not appoint a future claimants representative in the Chapter 11 Cases and which claim is to be addressed by the Opioid Trust to assume the liabilities of the Debtors for damages allegedly caused by the use of opioid products.

Future Opioid PI Claimants	Individuals holding Future Opioid PI Claims.

Future Claimants Representative	The legal representative for Future Opioid PI Claimants.

General Unsecured Claims	Any Unsecured Claim (other than a Guaranteed Unsecured Notes Claim, a Trade Claim, an Opioid Claim, an Administrative, Tax, Other Priority or Other Secured Claim, or (subject to effectiveness of the CMS/DOJ/State Settlement) a Claim resolved by the CMS/DOJ/State Settlement), including without limitation (a) Claims arising from the rejection of unexpired leases or executory contracts, (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith, and (c) Claims related to asbestos exposure or products containing asbestos.

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Guaranteed Unsecured Notes	The 5.75% Senior Notes due 2022, the 5.500% Senior Notes Due 2025 and the 5.625% Senior Notes Due 2023.

Guaranteed Unsecured Notes Claims	Any Claim arising under or based upon the Guaranteed Unsecured Notes or the Guaranteed Unsecured Notes Indentures.

Guaranteed Unsecured Notes Indentures	Collectively, the 2014 Notes Indenture, the April 2015 Notes Indenture and the September 2015 Notes Indenture.

Holder	An Entity holding a Claim or Equity Interest, as applicable.

Impaired	With respect to any Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor or non-Debtor against a Debtor.

Intercompany Interest	An Interest in any Debtor other than Mallinckrodt Plc.

Irish Takeover Panel	The Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

Irish Takeover Rules	The Irish Takeover Panel Act 1997, Takeover Rules 2013.

Legacy Debentures Claims	Any Claim arising under or based upon the 1992 Legacy Debentures Indenture or 1993 Legacy Debentures Indenture.

Lien	A lien as defined in section 101(37) of the Bankruptcy Code.

New Mallinckrodt Common Shares	Common equity interests or ordinary shares in the Reorganized Debtor, Mallinckrodt plc.

New Opioid Warrants	The warrants contemplated under the Opioid Settlement and Opioid Trust Documents, which shall be consistent with the terms set forth in the Opioid Settlement Term Sheet.

Recognition Proceedings	The proceedings commenced by the Debtors under Part IV of the Canadian Companies Arrangement Act in the Canadian Court to recognize in Canada the Chapter 11 Cases and to recognize in Canada certain Orders of the Bankruptcy Court.

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Reinstated	With respect to Claims and Equity Interests, that the Claim or Equity Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

Required Supporting Second Lien Noteholders	Holders of at least two-thirds in outstanding principal amount of Second Lien Notes.

Released Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ (i) predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such and (ii) current and former officers and directors, principals, members, employees, financial advisors, attorneys (including attorneys retained by any director in his or her capacity as such), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as such), consultants, experts and other professionals of the persons described in clauses (a) through (d)(i); (e) each member of the Unsecured Notes Ad Hoc Group in their capacity as such, (f) each Supporting Unsecured Noteholder in their capacity as such, (g) the Opioid Trust, (h) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (i) each Supporting Governmental Opioid Claimant in their capacity as such; (j) the Secured Parties and (k) with respect to each of the foregoing Persons in clauses (e) through (j), each such Person’s Representatives. Notwithstanding anything to the contrary herein, Medtronic plc and its related parties will not be Released Parties.

Second Lien Notes	The 10.00% second lien senior secured notes due 2025 pursuant to the 2019 Second Lien Notes Indenture.

Second Lien Notes Claim	Any Claim arising under or based upon the Second Lien Notes Indenture or the 2019 Second Lien Notes Indenture.

Secured Parties	The Prepetition Secured Parties, as defined in the Cash Collateral Order.

September 2015 Notes Indenture	That certain Indenture, dated as of September 24, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

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Trade Claim	An Unsecured Claim held by a Trade Claimant.

Trade Claimant	Trade creditors, service providers and other vendors who provide goods and services necessary for the Debtors continued operations, including those creditors described in (a) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors, (b) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Foreign Vendors, and (c) Motion of Debtors for Interim and Final Orders (A) Authorizing Payment of Lienholder Claims and (B) Authorizing Payment of Section 503(b)(9) Claims.

Unimpaired	With respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Unsecured Claim	A Claim that is not secured by a Lien on property in which one of the Debtors’ estates has an interest.

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Annex 2

Takeback Second Lien Notes Summary Terms

Amount	• Approximately $375 million

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC

Obligors

•  Same as the obligors on the Deferred Cash Payments, provided that any obligations on account of the Takeback Second Lien Notes shall (i) be guaranteed by the same entities that guarantee the First Lien Notes and (ii) comply with the terms of the Debtors’ existing funded indebtedness

Coupon	• Payable in cash at 10.00%

Maturity	• Seven (7) years following the Plan Effective Date

Collateral/Priority	• Pari passu with the second lien security interests as with existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of Takeback Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering

Call Protections	• Non-callable for 4 years • 105 call in year 5 • 102.5 in year 6 • Par thereafter

Affirmative and Negative Covenants	• To generally match the 2020 First Lien Notes Indenture, as adjusted to reflect new Takeback Second Lien Notes structure

Annex 3

Term Sheet for Mallinckrodt Pharmaceuticals Management Incentive Plan

The following term sheet summarizes the principal terms of a management incentive plan (the “MIP”) that certain creditors receiving equity securities (the “Investors”) of New Mallinckrodt (the “Company” and together with its controlled subsidiaries, the “Company Group”) will adopt effective upon emergence (the “Closing”).

Capitalized terms used but not defined herein shall have the meanings set forth in the Restructuring Support Agreement and the Restructuring Term Sheet attached thereto as Exhibit A both dated October 11, 2020, to which this term sheet is attached as Annex 2 (the “RSA”). The terms outlined in this Term Sheet assume New Mallinckrodt will be a publicly traded company shortly following Closing consistent with the RSA.

Plan Reserve:	A number of New Mallinckrodt Common Shares representing 10% of all equity interests in the Company outstanding immediately after the Closing on a fully diluted basis, taking into account the Plan Reserve and any equity securities issued and outstanding at the Closing, and any warrants or securities convertible, exercisable or exchangeable therefor, will be reserved for issuance pursuant to the MIP (such securities issued pursuant to the MIP, the “Award Shares”).[1]

Eligibility:	Company employees, non-employee consultants and outside Directors of the Company Group will be eligible to participate in the MIP. Each person who receives an award pursuant to the MIP is hereinafter referred to as a “Participant”.

Initial Grant:	Not less than 50% of the Plan Reserve shall be granted in the form of restricted shares, restricted share units or options over New Mallinckrodt Common Shares (the “Restricted Shares”) within 30 days following Closing with the allocation of such grants to be approved by the Compensation Committee of the Company based upon the recommendations of the Company’s CEO (the “Initial Grants”). No more than 25% of the Initial Grants shall be in the form of options.

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Plan Reserve subject to adjustment in connection with share split, reverse share split, share dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities or similar corporate transaction or event.

Vesting of Initial Grants:

The Initial Grants will vest as determined in good faith by the Compensation Committee in consultation with the Company’s CEO over a period not exceeding 3 years.

If a Participant’s employment is terminated by the Company without “Cause” or by the Participant for “Good Reason” (to be defined in the MIP), all unvested awards that would otherwise vest during the 12 months following such termination, will vest upon termination, subject to the Participant’s execution of a reasonable and customary general release of claims in favor of the Company that becomes effective within 60 days after such termination and continued material compliance with the terms of any non-competition or non-solicitation restrictive covenants to which the Participant is subject.

The MIP will contain other terms consistent with public company equity incentive plans and awards within the Company’s peer group.

Change in Control:	Upon the occurrence of a “Change in Control” (to be defined in the MIP), to the extent awards are not assumed or substituted, all awards under the MIP shall become fully vested and payable.

Restrictive Covenants:	To the extent a Participant is not already subject to non-compete, non-solicitation or other restrictive covenants, then such Participant will be required to enter into a covenant consistent with Mallinckrodt’s current Non-Competition, Non-Solicitation, and Confidentiality Agreement, but with a non-compete/non-solicitation period not to exceed 12 months.

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Annex 4

Plan Release, Exculpation and Injunction Provisions

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and the Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, by the Debtors and the Estates (the “Debtor Release”) from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to any of the foregoing; provided however that the Debtors do not release, and the Opioid Trust shall retain, all Assigned Third-Party Claims; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, the releases by the Debtors set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

The Reorganized Debtors and the Opioid Trust shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article [__] of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [__] of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Releases by Holders of Claims and Equity Interests

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, except as otherwise explicitly provided herein, by

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(a) the holders of all Claims who vote to accept the Plan, (b) the holders of all Claims that are Unimpaired under the Plan, (c) the holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other holders of Claims and Equity Interests to the maximum extent permitted by law, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any

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other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [            ] of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Holders of Claims and Equity Interests set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act or (y) solely as to any Supporting Governmental Opioid Plaintiff, release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Equity Interests set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Exculpation

Effective as of the Plan Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person for any claims or Causes of Action arising prior to or on the Plan Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, the Opioid Settlement, the Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or

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Confirmation or Consummation of the Plan, the Opioid Settlement or the Opioid Trust Documents, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any Person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

The foregoing exculpation shall be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

Permanent Injunction

Except as otherwise expressly provided in the Confirmation Order, Plan or Opioid Trust Documents, from and after the Plan Effective Date all Persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (d) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any Person so released, discharged or exculpated (or the property or estate of any Person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force until the Plan Effective Date.

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Schedule 1

Opioid Settlement Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE UNDER THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Mallinckrodt Opioid Settlement Term Sheet

This Opioid Settlement Term Sheet, which is Schedule 1 to the Term Sheet (the “Restructuring Term Sheet”) annexed as Exhibit A to the Restructuring Support Agreement, dated October 11, 2020, by and among the Company and the Supporting Parties, describes the proposed treatment of Opioid Claims in connection with the Restructuring contemplated by the Restructuring Support Agreement, as well as certain related implementation and other matters being resolved pursuant to the Opioid Settlement. This Opioid Settlement Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Certain capitalized terms used herein are defined in the glossary attached hereto; capitalized terms used but not otherwise defined in this Opioid Settlement Term Sheet have the meanings assigned in the Restructuring Support Agreement or the Restructuring Term Sheet, as applicable.

This Opioid Settlement Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documents implementing the Opioid Settlement and broader Restructuring of claims against and interests in the Debtors, which remain subject to negotiation in accordance with the Restructuring Support Agreement.

TERMS OF THE PLAN AND THE RESTRUCTURING

Overview

The Opioid Settlement and Restructuring will be implemented through the Plan, consistent with the terms of (a) this Opioid Settlement Term Sheet, (b) the Restructuring Term Sheet and (c) the Restructuring Support Agreement, through the Chapter 11 Cases to be commenced in the Bankruptcy Court.

The Plan will provide for the establishment of the Opioid Trust, which will receive the Trust Consideration (as defined below), including certain cash payments, the New Opioid Warrants, and certain other assets. All Opioid Claims will be assumed by the Opioid Trust and be discharged, released, and enjoined as to the Company and the other Released Parties.

Treatment of Opioid Claims	As of the Plan Effective Date, Mallinckrodt’s liability for all Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to and assumed by the Opioid Trust, as described herein. Each Opioid Claim shall be resolved in

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accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of this Term Sheet. The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party.

Opioid Trust

On the Plan Effective Date, the Opioid Trust will receive (the “Trust Consideration”):

•  cash in the amount of $450,000,000;

•  the New Opioid Warrants;

•  the right to receive cash payments (the “Deferred Cash Payments”) in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Plan Effective Date; and (b) $150,000,000 on each of the third through seventh anniversaries of the Plan Effective Date; provided, that at any time prior to the first anniversary of the Plan Effective Date, the Reorganized Debtors shall have the right to prepay, in full or in part, the Deferred Cash Payments, at a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (x)(i) the present value of the Deferred Cash Payments at the prepayment date plus (ii) $450,000,000 to equal (y)(i) the present value of the payments under the Original Payments Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payments Schedule), discounted at a discount rate of 12% per annum, plus (ii) $300,000,000 (such option, the “Prepayment Option”);[1] provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) be funded solely from the net proceeds of an equity raise by the Reorganized Debtors; and (y) prepay Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the seventh anniversary of the Plan Effective Date;

•  the Assigned Third-Party Claims; and

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Annex A sets forth the prepayment cost as of the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of a month, the prepayment cost shall be calculated in accordance with the above formula.

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•  the Assigned Insurance Rights.

The cash payments described above include amounts to be determined by the Governmental Plaintiff Ad Hoc Committee for reimbursement of plaintiffs’/claimants attorneys’ fees and costs (not including (i) Restructuring Expenses, which shall be paid directly by the Debtors, and (ii) any reasonable, documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee on or after the Plan Effective Date in connection with implementation of the Plan (excluding, for the avoidance of doubt, the expenses of administration of the Opioid Trust (the “Trust Expenses”)), which shall be paid directly by the Reorganized Debtors), and will be joint and several obligations (or be subject to an economically similar arrangement, e.g., one effected by guarantees, subject to tax considerations) of all of the current and future borrowers, issuers, pledgers and guarantors of the Debtors’ funded indebtedness from time to time; provided, that for so long as the First Lien Notes, Second Lien Notes or Takeback Second Lien Notes remain outstanding, in no event shall the cash payments described above be guaranteed by an entity that does not also guarantee the First Lien Notes, Second Lien Notes or Takeback Second Lien Notes.

Asset Sales; Mandatory Prepayments to Opioid Trust	The Plan and Confirmation Order will also provide that, after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under their funded indebtedness (as may be modified from time to time), fifty percent (50%) of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid Trust; and the amount of such net proceeds actually conveyed to the Opioid Trust will be deemed a ratable repayment against the remaining structured payments described above that the Opioid Trust is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe.

Tax Matters

The Opioid Settlement shall be implemented with the objective of maximizing tax efficiency to (i) Mallinckrodt, including with respect to the availability, location and timing of tax deductions and (ii) to the Opioid Claimants, including with respect to the tax classification of the Opioid Trust.

The Opioid Trust will be treated as a qualified settlement fund for tax purposes.

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The Parties intend that payments to the Opioid Trust will constitute “restitution” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of government or governmental entities and to the extent allowed by applicable law.

Certain Insurance Matters	In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee or the Opioid Trust, on the other hand, shall cooperate and negotiate in good faith concerning (i) treatment of unsatisfied self-insured retentions under the applicable policies with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid Trust (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions) and (ii) any actions by the Debtors, Reorganized Debtors, or the Opioid Trust to pursue or preserve the insurance policies relating to the Assigned Insurance Rights. The Debtors and the Reorganized Debtors will use their reasonable best efforts to provide to the Opioid Trust all documents, information, and other cooperation that is reasonably necessary for the Opioid Trust to pursue the Assigned Insurance Rights.

Opioid Trust Documents	The Opioid Trust Documents will comply with the requirements of the Bankruptcy Code. The material terms of the Opioid Trust Documents will be described in the Disclosure Statement and forms of the Opioid Trust Documents shall be included in the Plan Supplement, with such summaries and forms of documents to be acceptable to the Governmental Plaintiff Ad Hoc Committee and reasonably acceptable to the Debtors and the Required Supporting Unsecured Noteholders.

New Opioid Warrants Agreement

The agreement governing the New Opioid Warrants shall constitute Definitive Documentation under the Restructuring Support Agreement and will:

•  contain terms and conditions, including, without limitation, cashless exercise option (as far as legally permissible), anti-dilution protection (including, without limitation, against stock splits, stock dividends and similar events) and Black Scholes protections to be agreed, in each case, as customary for transactions of this type and otherwise acceptable to the Debtors and the Governmental Plaintiff Ad Hoc Committee;

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•  provide for a registration rights agreement satisfactory to the Governmental Plaintiff Ad Hoc Committee with respect to the New Opioid Warrants and the stock issuable upon exercise of the New Opioid Warrants providing for, among other things, a resale shelf registration statement and customary demand and piggyback rights; and

•  contain enhanced information rights and a covenant requiring Mallinckrodt to, upon request by the Opioid Trust on reasonable notice and subject to reimbursement by the Trust of Mallinckrodt’s reasonable and documented out-of-pocket costs and expenses (provided, however, that such notice and reimbursements obligations of the Opioid Trust shall be on terms no less favorable to the Opioid Trust than any such obligations of any other shareholder of the Reorganized Debtors with similar rights), reasonably cooperate in good faith with any private sale by the Opioid Trust of the New Opioid Warrants or any shares received as a result of the exercise of the New Opioid Warrants.

Channeling Injunction

The Plan and the Confirmation Order will contain (i) a release by holders of Opioid Claims and (ii) an injunction channeling all Opioid Claims against the Protected Parties to the Opioid Trust, in each case, substantially on the terms set forth on Exhibit 1 hereto.

In addition, and for the avoidance of doubt, the Plan and Confirmation Order will also provide for customary releases by the Company and by other holders of claims and interests, exculpation provisions, and related injunctive provisions, in each case consistent with Annex 4 to the Restructuring Term Sheet.

Operating Injunction

The Company shall seek entry of an injunctive order to be effective on the Petition Date, defining the manner in which the Debtors’ opioid business may be lawfully operated by the Debtors or any successors thereto on a going-forward basis during the pendency of the Chapter 11 Cases, on the terms set forth on Exhibit 2 hereto (the “Chapter 11 Operating Injunction”).

The Confirmation Order (or a separate order of the Bankruptcy Court or another court of competent jurisdiction, if so agreed by the Company, the Governmental Plaintiff Ad Hoc Committee) will extend the Chapter 11 Operating Injunction to govern the Reorganized Debtors’ operations after the Plan Effective Date (the “Post-Plan Effective Date Operating Injunction” together with the Chapter 11 Operating Injunction, the “Operating Injunctions”).

The Operating Injunctions shall be acceptable to the Debtors and the Governmental Plaintiff Ad Hoc Committee, and reasonably acceptable to the Required Supporting Unsecured Noteholders.

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Assigned Claims Cooperation

During the pendency of the Chapter 11 Cases, the Debtors shall reasonably cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee in connection with the investigation and preservation of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non-privileged information (including, without limitation, documents, emails and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee. The Debtors shall, at the reasonable request of the Unsecured Notes Ad Hoc Group, inform counsel to the Unsecured Notes Ad Hoc Group of the status and scope of any such cooperation.

The Debtors shall use reasonable efforts to provide all readily available, non-privileged information relating to the Assigned Third- Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Plan Effective Date, the Reorganized Debtors shall provide reasonable cooperation to the Opioid Trust in connection with the Opioid Trust’s investigation, preservation and pursuit of the Assigned Third-Party Claims and Assigned Insurance Rights. The terms and conditions of such cooperation shall be mutually agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders and set forth in the Plan Supplement and included in the Confirmation Order. The Opioid Trust shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Plan Effective Date.

Any request by the Opioid Trust or the Governmental Plaintiff Ad Hoc Committee for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

Other Terms of Plan and Confirmation Order

The Plan and/or Confirmation Order will provide for, among other things, the following:

•  Mallinckrodt will be required to participate in an industry-wide document disclosure program (if any) by disclosing publicly a subset of its litigation documents, subject to scope and protocols to be negotiated in good faith with the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders;

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•  any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Assigned Third-Party Claims and Assigned Insurance Rights shall be transferred to the Opioid Trust and shall vest in the Opioid Trust, and the Debtors or the Reorganized Debtors, as the case may be, and the Opioid Trust shall take all necessary actions to effectuate the transfer of such privileges; provided, that (a) such privileges shall be transferred to the Opioid Trust for the sole purpose of enabling, and to the extent necessary to enable, the Opioid Trust to investigate and/or pursue such Assigned Third-Party Claims and Assigned Insurance Rights and (b) no documents or communications subject to a privilege shall be publicly disclosed by the Opioid Trust or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Confirmation Order shall provide that the Opioid Trust’s receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Debtors’ estates;

•  the Opioid Trust shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims and Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, or any of their respective then-current employees, officers, directors or representatives, without further order of the Bankruptcy Court after notice and an opportunity to object and be heard;

•  the exercise of remedies (including, without limitation, rights of setoff and/or recoupment) by non-Mallinckrodt third parties against Mallinckrodt on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law; and

•  the covenants and enforcement rights with respect to Mallinckrodt’s deferred payment obligations owed to the Opioid Trust in form and substance reasonably acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders in light of the nature, duration and form of the deferred payment obligations.

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Execution Version

Glossary of Key Defined Terms

Term	Meaning
Additional Insurance Rights	Additional rights in respect of insurance and/or other consideration, to be agreed to by the Debtors, the Supporting Governmental Opioid Claimants and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement.

Assigned Insurance Rights	(a) Any and all claims, demands, entitlements to proceeds, payments, benefits, or Causes of Action of the Debtors under any and all general liability and products liability insurance policies that do or may afford the Debtors with rights, benefits, defense, indemnity, or insurance coverage with respect to any Opioid Claim, and (b) the Additional Insurance Rights.

Assigned Medtronic Claims	All Causes of Action of the Debtors against Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, including, without limitation, all Avoidance Actions of the Debtors against such parties

Assigned Third-Party Claims	(a) All Causes of Action of the Debtors arising out of Opioid Claims, including, without limitation, all Avoidance Actions arising out of Opioid Claims, but excluding any Causes of Action against Parent or any of its subsidiaries, or any Released Party, and (b) the Assigned Medtronic Claims.

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

New Opioid Warrants	Warrants to acquire the number of New Mallinckrodt Common Shares that would represent 19.99% of all such outstanding shares after giving effect to the exercise of the New Opioid Warrants, subject to dilution from equity reserved under the MIP, at a strike

Glossary - 1

Term	Meaning
price reflecting an aggregate equity value for the Reorganized Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the seventh anniversary of the Plan Effective Date; provided, that if the Reorganized Debtors exercise the Prepayment Option and prepay the Deferred Cash Payments in full, such warrants shall be exercisable only through and including the fifth anniversary of the Plan Effective Date.

Opioid Claim	Claims and causes of action, whether existing now or arising in the future, and whether held by a Governmental Entity or private party, against Mallinckrodt in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including, for the avoidance of doubt and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against Mallinckrodt on account of payments or losses in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including Future Opioid PI Claims; provided, that Mallinckrodt shall agree to comply with the terms of the Chapter 11 Operating Injunction as of the Petition Date, and that “Opioid Claims” shall not include any claims in any way arising, in whole or in part, from a violation of the Chapter 11 Operating Injunction

Opioid Claimant	A holder of an Opioid Claim

Opioid Trust	The trust that is to be established in accordance with the Plan, the Confirmation Order, and the Opioid Trust Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the Opioid Claimants to be reasonably necessary or appropriate to provide tax efficiency to the Opioid Trust and Opioid Claimants (and all such trusts shall be referred to collectively as the “Opioid Trust”), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for Mallinckrodt.

Opioid Trust Documents	The documents governing: (i) the Opioid Trust; (ii) any sub-trusts or vehicles that comprise the Opioid Trust; (iii) the flow of consideration from the Debtors’ estates to the Opioid Trust or any sub-trusts or vehicles that comprise the Opioid Trust; (iv) submission, resolution, and distribution procedures in respect of all Opioid Claims; and (v) the flow of distributions, payments or flow of funds made from the Opioid Trust or any such sub-trusts or vehicles after the Plan Effective Date.

Glossary - 2

Term	Meaning
Original Payment Schedule	The schedule for deferred cash payments under the February 2020 agreement in principle reached between certain state attorneys general and the Debtors, providing for the following payments on the following dates:

	Date	Payment Amount
	Plan Effective Date	$300,000,000
	Each of 1st and 2nd anniversaries of Plan Effective Date	$200,000,000
	Each of 3rd through 8th anniversaries of Plan Effective Date	$150,000,000

Parent	Mallinckrodt plc

Protected Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Persons’ officers and directors, principals, members, employees, financial advisors, attorneys, accountants, investment bankers, consultants, experts and other professionals, provided that, solely as to any Supporting Governmental Opioid Plaintiff, consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Glossary - 3

Exhibit 1

Channeling Injunction/Opioid Claimant Release

Releases by Holders of Opioid Claims

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), their Estates, the Opioid Claims, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement, the Disclosure Statement, the Plan, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective

Date obligations of any party or Entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good-faith settlement and compromise of the Claims released by the third-party release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any Opioid Claimant asserting any claim or Cause of Action released pursuant to this release.

Channeling Injunction

Terms. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Plan Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims shall be to the Opioid Trust pursuant to this section [            ] of the Plan and the Opioid Trust Documents, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party or any property or interest in property of any Protected Party. On and after the Plan Effective Date, all present and future Opioid Claimants shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim other than from the Opioid Trust pursuant to the Opioid Trust Documents:

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commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

•

enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

•	creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•

setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

•

proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid Trust, except in conformity and compliance with the Opioid Trust Documents.

Reservations. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims against the Opioid Trust in accordance with the Plan and the Opioid Trust Documents; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid Trust.

Exhibit 2

Operating Injunction

MALLINCKRODT INJUNCTIVE RELIEF

DRAFT TERM SHEET

I. DEFINITIONS

A.	“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

B.	“Cancer-Related Pain Care” shall mean care that provides relief from pain resulting from a patient’s active cancer or cancer treatment, as distinguished from treatment provided during remission.

C.

“CDC Guideline Recommendations” shall mean the 12 enumerated Recommendations published by the U.S. Centers for Disease Control and Prevention (CDC) for the prescribing of opioid pain medication for patients 18 and older in primary care settings as part of its 2016 Guideline for Prescribing Opioids for Chronic Pain (CDC Guidelines), as updated or amended by the CDC.

D.

“Chapter 11 Cases” means the proceedings to be commenced by Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGX LLC and certain of their affiliates under chapter 11 of the United States Bankruptcy Code.

E.	“Chapter 11 Plan” shall mean the plan of reorganization under chapter 11 of the United States Bankruptcy Code that includes Mallinckrodt Enterprises LLC, Mallinckrodt LLC and SpecGx LLC.

F.	“Confirmation Order” shall mean the order of the Bankruptcy Court (or other court of competent jurisdiction) confirming the Chapter 11 Plan.

G.

“Downstream Customer Data” shall mean transaction information that Mallinckrodt collects relating to its direct customers’ sales to downstream customers, including but not limited to chargeback data tied to Mallinckrodt providing certain discounts, “867 data,” and IQVIA data.

H.	“Effective Date” shall mean the date on which the Chapter 11 Plan goes effective.

I.	“End-of-Life Care” shall mean care for persons with a terminal illness or at high risk for dying in the near future in hospice care, hospitals, long-term care settings, or at home.

J.

“Health Care Provider” shall mean any U.S.-based physician or other health care practitioner who is licensed to provide health care services or to prescribe pharmaceutical products and any medical facility, practice, hospital, clinic or pharmacy.

K.	“In-Kind Support” shall mean payment or assistance in the form of goods, commodities, services, or anything else of value.

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L.

“Lobby” and “Lobbying” shall have the same meaning as “lobbying activities” and “lobbying contacts” under the federal lobbying disclosure act, 2 U.S.C. § 1602 et seq., and any analogous state or local provisions governing the person or entity being lobbied in that particular state or locality. As used in this document, “Lobby” and “Lobbying” include Lobbying directly or indirectly, through grantees or Third Parties.

M.

“Mallinckrodt” shall mean Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGX LLC, and each of their current and former subsidiaries, predecessors, successors, joint ventures, divisions and assigns. It shall also mean officers, directors, independent contractors, consultants, agents, employees, partners, and principals, provided that they are acting within the scope of their engagement or employment.

N.	“Mallinckrodt’s Opioid Business” shall mean Mallinckrodt’s business operations relating to the manufacture and sale of Opioid Product(s) in the United States and its territories.

O.	“Opioid(s)” shall mean all naturally occurring, synthetic, or semisynthetic substances that interact with opioid receptors and act like opium.

P.

“Opioid Product(s)” shall mean all current and future medications containing Opioids approved by the U.S. Food & Drug Administration (FDA) and listed by the DEA as Schedule II, III, or IV drugs pursuant to the federal Controlled Substances Act, including but not limited to codeine, fentanyl, hydrocodone, hydromorphone, meperidine, morphine, oxycodone, oxymorphone, tapentadol, and tramadol. The term “Opioid Products(s)” shall not include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage”; methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities; or raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories.

Q.	“OUD” shall mean opioid use disorder defined in the Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (DSM–5), as updated or amended.

R.	“Petition Date” shall mean the date on which the Chapter 11 Cases are commenced.

S.

“Promote,” “Promoting,” and “Promotion” shall mean dissemination of information or other practices intended or that could be reasonably anticipated to increase sales, prescriptions, the utilization of prescription products, or that attempt to influence prescribing practices or formulary decisions in the United States.

T.

“Qualified Researcher” shall mean any researcher holding a faculty appointment or research position at an institution of higher education, a research organization, a nonprofit organization, or a government agency.

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U.	“Settling State” means any State that becomes a party to a restructuring support agreement with respect to the Chapter 11 Plan or otherwise votes to accept the Chapter 11 Plan.

V.	“Suspicious Order” shall have the same meaning as provided by the Controlled Substances Act, 21 U.S.C. §§ 801-904, and the regulations promulgated thereunder and analogous state laws and regulations.

W.	“Third Party” shall mean any person or entity other than Mallinckrodt or a government entity.

X.	“Treatment of Pain” shall mean the provision of therapeutic modalities to alleviate or reduce pain.

Y.	“Unbranded Information” shall mean any information that does not identify one or more specific products.

II. SCOPE AND ENFORCEMENT

A.

All of the provisions of this Agreement shall apply both while Mallinckrodt is in bankruptcy and after Mallinckrodt emerges from bankruptcy, and they shall apply to the operation of Mallinckrodt’s Opioid Business by any subsequent purchaser (regardless of whether Mallinckrodt is sold through the bankruptcy process or after bankruptcy, and regardless whether the purchaser buys all or just a portion of Mallinckrodt’s Opioid Business). For the avoidance of doubt, nothing in this Agreement applies to the operation of a subsequent purchaser(s)’ pre-existing opioid business.

B.

The provisions of this Agreement will not apply to Mallinckrodt’s parent or its parent’s subsidiaries, other than those subsidiaries included in the above definition of Mallinckrodt, so long as Mallinckrodt’s parent agrees in a legally binding manner that neither it, nor any of its other subsidiaries, will be involved in the sale or distribution of opioids classified as DEA Schedule II–IV drugs in the future.

C.

In connection with its Chapter 11 Cases, Mallinckrodt consents to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of this Agreement in state court in each of the Settling States. During the pendency of the Chapter 11 Cases, this Agreement is enforceable in the Bankruptcy Court. After the Effective Date, this Agreement is enforceable in state court in each of the Settling States. Mallinckrodt agrees that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases or the confirmation of its Chapter 11 Plan.

D.	Term

1.	Unless addressed in Section II.D.2–3, each provision of this Agreement shall apply for 8 years from the Petition Date.

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2.

The provisions of Section III.A (“Ban on Promotion”), Section III.B (“No Financial Reward or Discipline Based on Volume of Opioid Sales”), Section III.F (“Ban on Prescription Savings Program”), Section III.G (“Monitoring and Reporting of Direct and Downstream Customers”), Section III.H (“General Provisions”), Section III.I (“Compliance with All Laws and Regulations Relating to the Sale Promotion and Distribution of Any Opioid Product”), and Section V (“Public Access to Documents”) shall not be subject to any term.

3.

The provisions of Section VI (“Independent Monitor”) shall apply for five years from the Petition Date. If, at the conclusion of the Monitor’s five-year term, the Settling States determine in good faith and in consultation with the Monitor that justifiable cause exists, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of Mallinckrodt to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto. For purposes of this paragraph “justifiable cause” means a failure by Mallinckrodt to achieve and maintain substantial compliance with the substantive provisions of this Agreement.

E.	Notice and Cure

1.

For the purposes of resolving disputes with respect to compliance with this Agreement, should any State Attorney General have reason to believe that Mallinckrodt has violated a provision of this Agreement subsequent to the Petition Date, then such Attorney General shall notify Mallinckrodt in writing of the specific objection, identify with particularity the provisions of this Agreement that the practice appears to violate, and give Mallinckrodt 30 days to respond to the notification.

2.

Upon receipt of written notice from such State Attorney General, Mallinckrodt shall provide a written response, containing either a statement explaining why Mallinckrodt believes it is in compliance with this Agreement or a detailed explanation of how the alleged violation occurred and a statement explaining how and when Mallinckrodt intends to remedy or has remedied the alleged violation.

3.

Such State Attorney General may not take any action concerning the alleged violation of this Agreement during the 30-day response period. Nothing shall prevent such State Attorney General from agreeing in writing to provide Mallinckrodt with additional time beyond the 30 days to respond to the notice. However, such State Attorney General may take any action, including, but not limited to legal action to enforce compliance with the consent judgment specified by Section II.C, without delay if such State Attorney General believes that, because of the specific practice, a threat to the health or safety of the public requires immediate action.

4.

Such State Attorney General may bring an action against Mallinckrodt to enforce the terms of the consent judgment specified by Section II.C, but only after providing Mallinckrodt an opportunity to respond to the notification as described above or within any other period as agreed to by Mallinckrodt and such State Attorney General.

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5.

Nothing in this Agreement shall be interpreted to limit any State Attorney General’s Civil Investigative Demand (“CID”) or investigative subpoena authority, to the extent such authority exists under applicable state law, and Mallinckrodt agrees to comply with a CID or investigative subpoena issued pursuant to such authority.

6.

Nothing herein shall be construed to exonerate any failure to comply with any provision of this Agreement after the Petition Date, or to compromise the authority of any State Attorney General to take action for any failure to comply with this Agreement.

III. INJUNCTIVE RELIEF

A.	Ban on Promotion

1.	Mallinckrodt shall not engage in the Promotion of Opioids or Opioid Products, including but not limited to, by:

a.

Employing or contracting with sales representatives or other persons to Promote Opioids or Opioid Products to Health Care Providers or patients or to persons that influence or determine the Opioid Products included in formularies;

b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of Opioids or Opioid Products;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to Opioids or Opioid Products;

d.

Creating, sponsoring, operating, controlling, or otherwise providing financial support or In-Kind Support to any website, network, and/or social or other media account for the Promotion of Opioids or Opioid Products;

e.

Creating, sponsoring, distributing, or otherwise providing financial support or In-Kind Support for materials Promoting Opioids or Opioid Products, including but not limited to brochures, newsletters, pamphlets, journals, books, and guides;

f.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote Opioids or Opioid Products, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

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g.

Engaging in Internet search engine optimization or other techniques designed to Promote Opioids or Opioid Products by improving rankings or making content appear among the top results in an Internet search or otherwise be more visible or more accessible to the public on the Internet.

2.	Notwithstanding Section III.A.1, III.A.5, and III.C, Mallinckrodt may:

a.	Maintain a corporate website;

b.

Maintain a website for any Opioid Product that contains principally the following content: the FDA-approved package insert, medication guide, and labeling, and a statement directing patients or caregivers to speak with a licensed Health Care Provider;

c.	Provide information or support the provision of information as expressly required by law or any state or federal government agency with jurisdiction in the state where the information is provided;

d.

Provide the following by mail, electronic mail, on or through Mallinckrodt’s corporate or product websites or through other electronic or digital methods: FDA-approved package insert, medication guide, approved labeling for Opioid Products or other prescribing information for Opioid Products that are published by a state or federal government agency with jurisdiction in the state where the information is provided;

e.

Provide scientific and/or medical information in response to an unsolicited request by a Health Care Provider consistent with the standards set forth in the FDA’s Draft Guidance for Industry, Responding to Unsolicited Requests for Off-Label Information About Prescription Drugs and Medical Devices (Dec. 2011, as updated or amended by the FDA) and Guidance for Industry, Good Reprint Practices for the Distribution of Medical Journal Articles and Medical or Scientific Reference Publications on Unapproved New Uses of Approved Drugs and Approved or Cleared Medical Devices (Jan. 2009, as updated or amended by the FDA);

f.

Provide a response to any unsolicited question or request from a patient or caregiver, directing the patient or caregiver to the FDA-approved labeling or to speak with a licensed Health Care Provider without describing the safety or effectiveness of Opioids or any Opioid Product or naming any specific provider or healthcare institution; or directing the patient or caregiver to speak with their insurance carrier regarding coverage of an Opioid Product;

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g.

Provide Health Care Economic Information, as defined at 21 U.S.C. § 352(a), to a payor, formulary committee, or other similar entity with knowledge and expertise in the area of health care economic analysis consistent with standards set forth in the FDA’s Draft Questions and Answers Guidance for Industry and Review Staff, Drug and Device Manufacturer Communications With Payors, Formulary Committees, and Similar Entities (Jan. 2018), as updated or amended by the FDA;

h.

Provide information, through a product catalog or similar means, related to an Opioid or Opioid Product, including, without limitation, pricing information, weight, color, shape, packaging size, type, reference listed drug, National Drug Code label, and such other descriptive information (including information set forth in a standard Healthcare Distribution Alliance Form or technical data sheet and the FDA approval letter) sufficient to identify the products available, to place an order for a product, and to allow the product to be loaded into a customer’s inventory and ordering system or a third party pricing compendia;

i.

Sponsor or provide financial support or In-Kind Support for an accredited or approved continuing medical education program required by either an FDA-approved Risk Evaluation and Mitigation Strategy (REMS) program or other federal or state law or regulation applicable in the state where the program is provided through an independent Third Party, which shall be responsible for the continuing medical education program’s content without the participation of Mallinckrodt;

j.

Provide Unbranded Information in connection with managing pain in End-of-Life Care and/or Cancer-Related Pain Care relating to: the use of Opioids for managing such pain, as long as the Unbranded Information identifies Mallinckrodt as the source of the information;

k.

Promote medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” or methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities;

l.

Promote raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such raw materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; And, notwithstanding this exception, Mallinckrodt will not promote raw materials, active pharmaceutical ingredients and/or immediate precursors to Healthcare Providers or patients; and

m.

Provide rebates, discounts, and other customary pricing adjustments to DEA-registered customers and contracting intermediaries, such as Buying Groups, Group Purchasing Organizations, and Pharmacy Benefit Managers, except as prohibited by Section III.G.

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3.

Mallinckrodt shall not engage in the following specific Promotional activity relating to any products for the treatment of Opioid-induced side effects (for the avoidance of doubt, “Opioid-induced side effects” does not include addiction to Opioids or Opioid Products):

a.	Employing or contracting with sales representatives or other persons to Promote products for the treatment of Opioid-induced side effects to Health Care Providers or patients;

b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of products for the treatment of Opioid-induced side effects;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to products for the treatment of Opioid-induced side effects;

d.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote products for the treatment of Opioid-induced side effects, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

e.

Engaging in any other Promotion of products for the treatment of Opioid-induced side effects in a manner that encourages the utilization of Opioids or Opioid Products or normalizes the use of Opioids or Opioid Products for chronic pain.

4.

Notwithstanding Section III.A.3 directly above, Mallinckrodt may engage in other Promotional activity for products that may be used for the treatment of Opioid-induced side effects but also have non-Opioid related indications, so long as such Promotion does not explicitly or implicitly associate the product with Opioids or Opioid Products, except for linking to the FDA label associated with that product.

5.	Treatment of Pain

a.

Mallinckrodt shall not, either through Mallinckrodt or through Third Parties, engage in Promotion of the Treatment of Pain in a manner that directly or indirectly encourages the utilization of Opioids or Opioid Products.

b.

Mallinckrodt shall not, either through Mallinckrodt or through Third Parties, Promote the concept that pain is undertreated in a manner that directly or indirectly encourages the utilization of Opioids or Opioid Products.

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c.

Mallinckrodt shall not disseminate Unbranded Information, including Unbranded Information about a medical condition or disease state, that contains links to branded information about Opioid Products or generates leads for sales of Opioid Products.

6.	To the extent that Mallinckrodt engages in conduct permitted by Sections III.A.2 and A.4 above, Mallinckrodt shall do so in a manner that is:

a.	Consistent with the CDC Guideline Recommendations, as applicable; and

b.	Truthful, non-misleading, accurate, non-deceptive, and does not omit any relevant information.

B.	No Financial Reward or Discipline Based on Volume of Opioid Sales

1.

Mallinckrodt shall not provide financial incentives to its sales and marketing employees or discipline its sales and marketing employees based upon sales volume or sales quotas for Opioid Products. Notwithstanding the foregoing, this provision does not prohibit financial incentives (e.g., customary raises or bonuses) based on the performance of the overall company or Mallinckrodt’s generics business, as measured by EBITDA, revenue, cash flow or other similar financial metrics.

2.

Mallinckrodt shall not offer or pay any remuneration (including any kickback, bribe, or rebate) directly or indirectly, to or from any person in return for the prescribing or use of an Opioid Product. For the avoidance of doubt, this shall not prohibit the provision of rebates and/or chargebacks to the extent permitted by Section III.A.2.m.

3.	Mallinckrodt’s compensation policies and procedures shall be designed to ensure compliance with this Agreement and other legal requirements.

C.	Ban on Funding/Grants to Third Parties

1.

Mallinckrodt shall not directly or indirectly provide financial support or In-Kind Support to any Third Party that Promotes or is for education about Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects, including educational programs or websites that Promote Opioids, Opioids Products, or products intended to treat Opioid-related side effects but excluding financial support otherwise allowed by this Agreement or required by a federal or state agency.

2.

Mallinckrodt shall not create, sponsor, provide financial support or In-Kind Support to, operate, or control any medical society or patient advocacy group relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

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3.

Mallinckrodt shall not provide links to any Third Party website or materials or otherwise distribute materials created by a Third Party relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

4.	Mallinckrodt shall not use, assist, or employ any Third Party to engage in any activity that Mallinckrodt itself would be prohibited from engaging in pursuant to this Agreement.

5.

Mallinckrodt shall not enter into any contract or agreement with any person or entity or otherwise attempt to influence any person or entity in such a manner that has the purpose or foreseeable effect of limiting the dissemination of information regarding the risks and side effects of using Opioids.

6.

Mallinckrodt shall not compensate or support Health Care Providers, other than Mallinckrodt employees, or organizations to advocate for formulary access or treatment guideline changes that would have the effect of increasing access to any Opioid Product by third-party payers, i.e., any entity, other than an individual, that pays or reimburses for the dispensing of prescription medicines, including but not limited to managed care organizations and pharmacy benefit managers. Nothing in this provision affects the limitations on Mallinckrodt employees set forth in Section III.A. Notwithstanding anything to the contrary in this Agreement, this provision does not prohibit the payment of customary rebates or other pricing concessions to third party payors, including state Medicaid programs, as part of an overall pricing agreement, except as prohibited by Section III.F.

7.

No director, officer, or management-level employee of Mallinckrodt may serve as a director, board member, employee, agent, or officer of any entity, other than Mallinckrodt plc or a wholly owned subsidiary thereof, that not incidentally engages in Promotion relating to Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects. Any director, officer, or management-level employee of Mallinckrodt that serves as a director, board member, employee, agent or officer of any entity shall recuse himself or herself from any decisions in that capacity that are related to the Promotion of Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

8.

Mallinckrodt shall play no role in appointing persons to the board, or hiring persons to the staff, of any entity that not incidentally engages in Promotion relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

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9.

The prohibitions in Section III.C shall not apply to engagement with Third Parties based on activities related to (1) medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” or methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities; (2) raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; or (3) education warning about drug abuse or promoting prevention or treatment of drug misuse.

10.

Mallinckrodt will be in compliance with Sections III.C.2 and III.C.3 with respect to support of an individual Third Party to the extent that the Independent Monitor or the Settling States determines that such support does not increase the risk of the inappropriate use of Opioids and that Mallinckrodt has not acted for the purpose of increasing the use of Opioids.

D.	Lobbying Restrictions

1.	Mallinckrodt shall not Lobby for the enactment of any provision of any federal, state, or local legislation or promulgation of any provision of any rule or regulation that:

a.	encourages or requires Health Care Providers to prescribe Opioid Products or sanctions Health Care Providers for failing to prescribe Opioids or failing to treat pain with Opioids;

b.	would have the effect of limiting access to any non-Opioid alternative pain treatments; or

c.	pertains to the classification of any Opioid or Opioid Product as a scheduled drug under the Controlled Substances Act.

2.	Mallinckrodt shall not Lobby against the enactment of any provision of any federal, state or local legislation or promulgation of any provision of any rule or regulation that supports:

a.

The use of non-pharmacologic therapy and/or non-Opioid pharmacologic therapy to treat chronic pain over or instead of Opioid use, including but not limited to third party payment or reimbursement for such therapies;

b.

The use and/or prescription of immediate release Opioids instead of extended release Opioids when Opioid use is initiated, including but not limited to third party reimbursement or payment for such prescriptions;

c.	The prescribing of the lowest effective dose of an Opioid, including but not limited to third party reimbursement or payment for such prescription;

d.	The limitation of initial prescriptions of Opioids to treat acute pain;

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e.	The prescribing and other means of distribution of naloxone to minimize the risk of overdose, including but not limited to third party reimbursement or payment for naloxone;

f.	The use of urine testing before starting Opioid use and annual urine testing when Opioids are prescribed, including but not limited to third party reimbursement or payment for such testing;

g.

Evidence-based treatment (such as using medication-assisted treatment with buprenorphine or methadone in combination with behavioral therapies) for OUD, including but not limited to third party reimbursement or payment for such treatment; or

h.	The implementation or use of Opioid drug disposal systems.

3.

Mallinckrodt shall not Lobby against the enactment of any provision of any federal, state or local legislation or promulgation of any provision of any rule or regulation creating or expanding the operation or use of PDMPs, including but not limited to provisions requiring Health Care Providers to review PDMPs when Opioid use is initiated and with every prescription thereafter. For the avoidance of doubt, Mallinckrodt may Lobby in support of a particular PDMP proposal.

4.	Notwithstanding the foregoing restrictions in Sections III.D.1–3, III.A, and III.C, the following conduct is not restricted:

a.	Lobbying against the enactment of any provision of any state, federal, municipal, or county taxes, fees, assessments, or other payments;

b.	Challenging the enforcement of, or suing for declaratory or injunctive relief with respect to legislation, rules or regulations referred to in Section III.D.1;

c.	Communications made by Mallinckrodt in response to a statute, rule, regulation, or order requiring such communication;

d.

Communications by a Mallinckrodt representative appearing before a federal or state legislative or administrative body, committee, or subcommittee as a result of a mandatory order or subpoena commanding that person to testify;

e.

Responding, in a manner consistent with this Agreement, to an unsolicited request for the input on the passage of legislation or the promulgation of any rule or regulation when such request is submitted in writing specifically to Mallinckrodt from a government entity directly involved in the passage of that legislation or promulgation of that rule or regulation;

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f.

Communicating with a federal or state agency in response to a Federal Register or similar notice or an unsolicited federal or state legislative committee request for public comment on proposed legislation; and

g.	Responding to requests from the DEA, the FDA, or any other Federal or state agency and/or participating in FDA or other agency panels at the request of the agency.

h.	Participate in meetings and other proceedings before the FDA, FDA advisory committee or other FDA committee in connection with the approval, modification of approval, or oversight of its own products.

5.

Mallinckrodt shall require all of its officers, employees, and agents engaged in Lobbying to certify in writing or by appropriate electronic means to Mallinckrodt that they are aware of and will fully comply with the provisions of this Agreement with respect to Lobbying on behalf of Mallinckrodt.

E.	Ban on Certain High Dose Opioids

1.	Mallinckrodt shall not commence manufacturing, promoting, or distributing any Opioid Product that exceeds 30 milligrams of oxycodone per pill.

F.	Ban on Prescription Savings Programs

1.

Mallinckrodt shall not directly or indirectly offer any discounts, coupons, rebates, or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

2.

Mallinckrodt shall not directly or indirectly provide financial support to any Third Party that offers coupons, discounts, rebates or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

3.

Mallinckrodt shall not directly or indirectly assist patients, Health Care Providers, or pharmacies regarding the claims and/or prior authorization process required for third-party payers to approve claims involving any Opioid Product.

G.	Monitoring and Reporting of Direct and Downstream Customers

1.

Mallinckrodt shall operate an effective monitoring and reporting system in compliance with 21 C.F.R. § 1301.71(a), 21 C.F.R. §1301.74(b), 21 U.S.C. § 823(d) and Section 3292 of the SUPPORT for Patients and Communities Act, that shall include processes and procedures that:

a.	Utilize all reasonably available transaction information to identify a Suspicious Order of an Opioid Product by a direct customer;

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b.	Utilize all reasonably available Downstream Customer Data to identify whether a downstream customer poses a material risk of diversion of an Opioid Product;

c.

Utilize all information Mallinckrodt receives that bears upon a direct customer’s or a downstream customer’s diversion activity or potential for diversion activity, including reports by Mallinckrodt’s employees, customers, Health Care Providers, law enforcement, state, tribal, or federal agencies, or the media; and

d.

Upon request (unless otherwise required by law), report to any requesting State Attorney General or State controlled substances regulatory agency any direct customer or downstream customer in such requesting State Attorney General’s or agency’s State identified as part of the monitoring required by (a)-(c), above, and any customer relationship in such State terminated by Mallinckrodt relating to diversion or potential for diversion. These reports shall include the following information, to the extent known to Mallinckrodt:

i.

The identity of the downstream registrant and the direct customer(s) identified by Mallinckrodt engaged in the controlled substance transaction(s), to include each registrant’s name, address, business type, and DEA registration number;

ii.	The dates of reported distribution of controlled substances by direct customers to the downstream registrant during the relevant time period;

iii.	The drug name, drug family or NDC and dosage amounts reportedly distributed;

iv.	The transaction or order number of the reported distribution; and

v.	A brief narrative providing a description of the circumstances leading to Mallinckrodt’s conclusion that there is a risk of diversion.

2.

Mallinckrodt shall not provide to any direct customer an Opioid Product to fill an order identified as a Suspicious Order unless Mallinckrodt’s DEA Compliance Department investigates and finds that the order is not suspicious. Where Mallinckrodt has investigated a potentially Suspicious Order and determined that the order is not suspicious, Mallinckrodt must document the bases for its determination, and provide such documentation to any State Attorney General, or State controlled substances regulatory agency, upon request.

3.

Upon request, Mallinckrodt shall provide full cooperation and assistance to any federal, state or local law enforcement investigations of potential diversion or suspicious circumstances involving Opioid Products, including criminal law enforcement agencies, drug control agencies, professional licensing boards, and Attorney General’s offices.

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4.

Mallinckrodt agrees that it will refrain from providing an Opioid Product directly to a retail pharmacy location or Health Care Provider. Nothing in this provision, however, prevents Mallinckrodt from (i) acting as a distributor of medications relating to (x) the treatment of opioid use disorders; (y) the treatment of opioid abuse, addiction, dependence, or overdose, including medication-assisted treatment for opioid addiction; and (z) rescue medications for opioid overdose; or (ii) providing an Opioid Product directly to a mail order pharmacy, distribution center serving a chain pharmacy, or pharmacy provider that exclusively serves long-term care or hospice providers and their patients.

H.	General Terms

1.

To the extent that any provision in this Agreement conflicts with federal or relevant state law or regulation, the requirements of the law or regulation will prevail. To the extent that any provision in the Agreement is in conflict with federal or relevant state law such that Mallinckrodt cannot comply with both the statute or regulation and a provision of this Agreement, Mallinckrodt may comply with such statute or regulation. Mallinckrodt will provide advance written notice to the affected State Attorney(s) Generals of the statute or regulation that Mallinckrodt intends to comply under this paragraph, and the provision of this Agreement that is in conflict with the statute or regulation. In the event any State Attorney General disagrees with Mallinckrodt’s interpretation of the conflict, such State Attorney General reserves the right to pursue any remedy or sanction that may be available regarding compliance with this Agreement.

2.

Mallinckrodt shall not make any written or oral statement about Opioids or any Opioid Product that is unfair, false, misleading, deceptive or unconscionable. For purposes of this paragraph, “Opioid Product” shall also include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” as well as methadone 5 and 10 mg tablets.

3.

Mallinckrodt shall not represent that Opioids or any Opioid Product(s) have approvals, characteristics, uses, benefits, or qualities that they do not have. For purposes of this paragraph, “Opioid Product” shall also include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” as well as methadone 5 and 10 mg tablets.

4.

For the avoidance of doubt, nothing in this Agreement is intended to or shall be construed to prohibit Mallinckrodt in any way whatsoever from taking legal or factual positions with regard to its Opioid Product(s) in defense of litigation or other legal proceedings or investigations.

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5.	Upon the request of any State Attorney General, Mallinckrodt shall provide the requesting State Attorney General with copies of the following, within 30 days of the request:

a.	Any litigation or civil or criminal law enforcement subpoenas or Civil Investigative Demands relating to Mallinckrodt’s Opioid Product(s); and

b.	Warning or untitled letters issued by the FDA regarding Mallinckrodt’s Opioid Product(s) and all correspondence between Mallinckrodt and the FDA related to such letters.

I.	Compliance with All Laws and Regulations Relating to the Sale, Promotion, and Distribution of Any Opioid Product

1.	Mallinckrodt shall comply with all laws and regulations that relate to the sale, promotion, distribution, and disposal of any Opioid Product including but not limited to:

a.	State controlled substances acts, including all guidance issued by applicable state regulator(s), and related regulations;

b.	The Federal Controlled Substance Act, including all guidances issued by the DEA;

c.	The Federal Food, Drug and Cosmetic act, or any regulation promulgated thereunder;

d.	FDA Guidances;

e.	State consumer protection and unfair trade practices acts; and

f.	State laws and regulations related to opioid prescribing, distribution and disposal.

J.	Compliance Deadlines

1.

As of the Petition Date, Mallinckrodt must be in full compliance with the provisions included in this Agreement with the exception of the provisions in Section V (“Public Access to Mallinckrodt Documents”).

K.	Training

1.	Mallinckrodt shall provide regular training, at least once per year, to relevant employees on their obligations imposed by this Agreement.

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IV. CLINICAL DATA TRANSPARENCY

A.	Data to Be Shared

1.	Mallinckrodt shall share the following clinical data through a third-party data archive that conforms to the requirements defined below to increase the transparency of its clinical research.

a.	Mallinckrodt shall make available all previously disclosed data and/or information regarding Mallinckrodt Opioid Products;

b.	Mallinckrodt shall make available all previously unreleased data regarding Mallinckrodt Opioid Products, for both approved and unapproved indications, including:

i.	Full analyzable data set(s) (including individual participant-level data de-identified by an independent biostatistician);

ii.	The clinical study report(s) redacted for commercial or personal identifying information;

iii.	The full protocol(s) (including the initial version, final version, and all amendments); and

iv.	Full statistical analysis plan(s) (including all amendments and documentation for additional work processes) and analytic code.

c.

Mallinckrodt shall make available the above information for all studies for any new Mallinckrodt Opioid Product or new indications that are approved within 30 days after regulatory approval or 18 months after study completion, whichever occurs later.

B.	Third-Party Data Archive

1.	Mallinckrodt shall share the above information via a third-party data archive that makes clinical data available to Qualified Researchers with a bona fide scientific research proposal.

2.

The data archive shall have a panel of reviewers with independent review authority to determine whether the researchers are qualified, whether a research application seeks data for bona fide scientific research, and whether a research proposal is complete.

3.	The panel may exclude research proposals with a commercial interest.

C.	Non Interference

1.	Mallinckrodt shall not interfere with decisions made by the staff or reviewers associated with the third-party data archive.

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D.	Data Use Agreement

1.

Any data sharing agreement with a Qualified Researcher who receives shared data via the third-party data archive shall contain contact information for Mallinckrodt’s pharmacovigilance staff. Every agreement shall require the lead qualified researcher to inform Mallinckrodt’s pharmacovigilance staff within 24 hours of any determination that research findings could detrimentally impact the risk-benefit assessment regarding the product. The lead Qualified Researcher may also inform regulatory authorities of the safety signal impacting the risk-benefit assessment. Mallinckrodt’s pharmacovigilance staff shall take all necessary and appropriate steps upon receipt of such safety information, including but not limited to notifying regulatory authorities or the public.

E.	Cost

1.	Mallinckrodt shall bear all costs for making data and/or information available.

V.	PUBLIC ACCESS TO MALLINCKRODT DOCUMENTS

A.	Documents Subject to Public Disclosure

1.

The following documents shall be produced by Mallinckrodt to each Settling State and are subject to public disclosure in perpetuity as part of an industry-wide document disclosure program, except for the redactions authorized by Section V.B:

a.

All documents, indices, and privilege logs Mallinckrodt produced to any of the Settling States prior to the Petition Date, including in litigation and in response to investigative demands or other formal or informal requests related to opioids.

b.

All documents, indices, and privilege logs Mallinckrodt produced in the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)) and the New York litigation (In re Opioid Litigation, 400000/2017 (Suffolk County)) prior to the Petition Date.

c.	All documents, indices, and privilege logs Mallinckrodt has produced in other litigation related to opioids, excluding patent litigation.

d.

All filings, motions, orders, court transcripts, deposition transcripts, and exhibits in the possession, custody, or control of Mallinckrodt from litigation related to opioids, excluding patent litigation.

2.

All documents produced under this provision shall be provided in electronic format with all related metadata. Mallinckrodt and the Settling States will work cooperatively to develop technical specifications for the productions.

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B.	Information That May Be Redacted

1.	The following categories of information are exempt from public disclosure:

a.

Information subject to trade secret protection. A “trade secret” is information, including a formula, pattern, compilation, program, device, method, technique or process, that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Even if the information falls within the definition, “trade secret” does not include information reflecting sales or promotional strategies, tactics, targeting, or data, or internal communications related to sales or promotion.

b.

Confidential personal information. “Confidential personal information” means individual Social Security or tax identification numbers, personal financial account numbers, passport numbers, driver license numbers, home addresses, home telephone numbers, personal email addresses, and other personally identifiable information protected by law from disclosure. “Confidential personal information” does not include the names of Mallinckrodt’s officers, directors, employees, agents, or attorneys.

c.

Information that is inappropriate for public disclosure because it is subject to personal privacy interests recognized by law (e.g., HIPAA), or contractual rights of third parties that Mallinckrodt may not abrogate.

d.

Information regarding Mallinckrodt employees’ personal matters unrelated to Mallinckrodt, including emails produced by Mallinckrodt custodians discussing vacation or sick leave, family, or other personal matters.

C.	Redaction of Documents Containing Protected Information

1.

Whenever a document contains information subject to a claim of exemption pursuant to Section V.B, Mallinckrodt shall produce the document in redacted form. Such redactions shall indicate that trade secret and/or private information, as appropriate, has been redacted. Redactions shall be limited to the minimum redactions possible to protect the legally recognized individual privacy interests and trade secrets identified above.

2.

Mallinckrodt shall produce to each Settling State a log noting each document redacted. The log shall also provide fields stating the basis for redacting the document, with sufficient detail to allow an assessment of the merits of the assertion. The log is subject to public disclosure in perpetuity. The log shall be produced simultaneously with the production of documents required by Section V.F.

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3.

In addition to the redacted documents, Mallinckrodt shall, upon any Settling State’s request, also produce all documents identified in Section V.A above in unredacted form to such Settling State at the same time. The redacted documents produced by Mallinckrodt may be publicly disclosed in accordance with Section V.E below. The unredacted documents produced by Mallinckrodt to a Settling State shall be available only to such State unless Mallinckrodt’s claim of exemption under Section V.B is successfully challenged in accordance with Section V.C.4 or the trade secret designation expires in accordance with Section V.D.

4.

Anyone, including members of the public and the press, may challenge the appropriateness of redactions by providing notice to Mallinckrodt. If the challenge is not resolved by agreement, it must be resolved in the first instance by a third party jointly appointed by the Settling States and Mallinckrodt to resolve such challenges. The decision of the third party may be appealed to a court with enforcement authority over this Agreement. If not so appealed, the third party’s decision is final. In connection with such challenge, a Settling State may provide copies of relevant unredacted documents to the parties or the decisionmaker, subject to appropriate confidentiality and/or in camera review protections, as determined by the decisionmaker.

D.	Review of Trade Secret Redactions

1.

Ten years after Mallinckrodt completes the production of its documents in accordance with Section V, Mallinckrodt shall review all trade secret assertions made in accordance with Section V.B.1 and all non-manufacturing trade secret designations shall expire. The newly unredacted documents may then be publicly disclosed by a Settling State in accordance with Section V.E. Mallinckrodt shall produce to each Settling State an updated redaction log justifying its designations of the remaining trade secret redactions as manufacturing trade secrets.

E.	Public Disclosure through a Document Repository

1.

Each Settling State may publicly disclose all documents covered by Section V through a public repository maintained by a governmental, non-profit, or academic institution. Each Settling State may specify the terms of any such repository’s use of those documents, including allowing the repository to index and make searchable all documents subject to public disclosure, including the metadata associated with those documents. When providing the documents covered by Section V to a public repository, no Settling State shall include or attach within the document set any characterization of the content of the documents. For the avoidance of doubt, nothing in this paragraph shall prohibit any Settling State from publicly discussing the documents covered by Section V.

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F.	Timeline for Production

1.	Mallinckrodt shall produce all documents required by Section V.A within nine months from the Petition Date.

G.	Costs

1.

Mallinckrodt shall be responsible for its allocable share of all reasonable costs and expenses associated with the public disclosure and storage of Mallinckrodt’s documents through any public repository.

H.	Suspension

1.

Mallinckrodt’s obligation in Section V shall be suspended on the nine-month anniversary of the Petition Date, unless and until two corporate defendants in opioid-related litigation other than Mallinckrodt have agreed or been ordered to publicly disclose opioid-related documents. For the avoidance of doubt, Insys Therapeutics, Inc. shall constitute one of the two necessary defendants based on the “Liquidating Trustee Disclosure Requirement” provisions of the Second Amended Joint Chapter 11 Plan of Liquidation confirmed by the United States Bankruptcy Court for the District of Delaware on January 16, 2020.

VI. INDEPENDENT MONITOR

A.	Appointment of Monitor

1.	Mallinckrodt agrees that it will retain an outside, independent individual (the “Monitor”) to evaluate and monitor Mallinckrodt’s compliance with this Agreement.

2.

Experience with internal investigations or the investigative process (which may include prior monitorship or oversight experience) and expertise in the pharmaceutical industry, relevant regulatory regimes, and internal controls and compliance systems may be considered in selecting the Monitor.

3.

Within 30 days of the Petition Date, Mallinckrodt and the Settling States shall exchange pools of recommended candidates based in part on the above qualification and considerations to serve as the Monitor. The pools shall each contain the names of three individuals, groups of individuals or firms.

4.

After receiving the pools of Monitor candidates, Mallinckrodt and the Settling States shall have the right to meet with the candidates and conduct appropriate interviews of the personnel who are expected to work on the project. Mallinckrodt and the Settling States may veto any of the candidates, and must do so in writing within 30 days of receiving the pool of candidates. If all three candidates within a pool are rejected by either Mallinckrodt or the Monitor States, the party who rejected the three candidates may direct the other party to provide up to three additional qualified candidates within 15 days of receipt of said notice.

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5.

If Mallinckrodt or the Settling States do not object to a proposed candidate, Mallinckrodt or the Settling States shall so notify the other in writing within 30 days of receiving the pool of candidates. If more than one candidate remains, the Settling States shall select the Monitor from the remaining candidates. Mallinckrodt and the Settling States shall jointly seek the Bankruptcy Court’s approval of the selected Monitor candidate.

6.

Unless justifiable cause exists, the Monitor appointed by the Bankruptcy Court shall continue to serve after the Effective Date. For purposes of this paragraph, justifiable cause exists if the Monitor resigns or a court finds that the Monitor: (a) develops a conflict of interest that would undermine public confidence in the objectivity of his or her work; (b) has unreasonably failed to fulfill his or her material obligations under this Agreement or pursuant to the Work Plan (as defined in Section VI.B3), (c) has engaged in any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct; or (d) has engaged in an intentional act of bias or prejudice in favor or against either party. Justifiable cause shall not include Mallinckrodt’s or the Settling States’ disagreements with the decisions of the Monitor pursuant to this Agreement, unless there is a clear pattern in the Monitor’s decisions that demonstrates that the Monitor has not been acting as an independent third party in rendering decisions.

7.

If a new Monitor must be appointed, Mallinckrodt and the Settling States shall follow the procedures and timeline set out above in subparagraphs 3-5. Court approval shall not be sought if Mallinckrodt is no longer under the Bankruptcy Court’s jurisdiction.

B.	Monitor’s Responsibilities

1.	Between the Petition Date and the Effective Date, the Monitor’s duties shall be as follows:

a.

The Monitor shall perform its duties according to the terms of this Agreement and shall be vested all rights and powers reasonably necessary to carry out such powers, duties, and responsibilities enumerated herein.

b.

The Monitor shall work with all diligence perform his or her duties in a manner that does not unreasonably disrupt the operation of Mallinckrodt’s business to confirm and oversee compliance with this Agreement.

c.	The Monitor shall review and provide reports as outlined below.

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d.

Subject to any legally recognized privilege and as reasonably necessary to perform his or her duties hereunder, the Monitor shall have full and complete access to Mallinckrodt’s personnel, books, records, and facilities, and to any other relevant information, as the Monitor may request. Mallinckrodt shall develop such information as the Monitor may request and shall fully, completely and promptly cooperate with the Monitor. The Monitor may raise with the Bankruptcy Court any issues relating to any failure of or delay in such cooperation for an expedited resolution by the Bankruptcy Court.

e.

The Monitor shall serve, without bond or other security, at the cost and expense of Mallinckrodt, with the Monitor’s fees subject to final approval by the Bankruptcy Court. The Monitor shall have the authority to employ, upon written consent from Mallinckrodt, such consent not to be unreasonably withheld, delayed or conditioned, and upon Court approval, at the cost and expense of the Debtors’ estates, such consultants, accountants, attorneys, and other representatives and assistants as are reasonably necessary to carry out the Monitor’s responsibilities. Requests to employ such individuals should be directed to Mallinckrodt’s General Counsel, and will be decided upon no later than ten (10) days from their receipt. The Monitor will work in good faith with Mallinckrodt to ensure such approved consultants will follow Mallinckrodt’s policies and procedures with respect to any payments remitted directly by Mallinckrodt.

f.	The Monitor shall have no obligation, responsibility, or liability for the operations of Mallinckrodt.

g.

The Monitor shall sign onto any Protective Order entered by the Bankruptcy Court, and any confidentiality agreement consistent with any Protective Order as deemed necessary by the parties, and each of the Monitor’s consultants, accountants, attorneys and other representatives and assistants shall also sign onto any Protective Order entered by the Court, and any confidentiality agreement consistent with any Protective Order as deemed necessary by the parties; provided, however, that nothing shall restrict the Monitor from providing any information to the Court and the parties consistent with the terms of any Protective Order.

h.

The Monitor shall promptly seek an order from the Bankruptcy Court requiring compliance or such other remedies as may be appropriate under the circumstances should Mallinckrodt not comply with this Agreement.

i.	The Monitor shall make a good faith effort to leverage Mallinckrodt’s existing compliance mechanisms when reviewing Mallinckrodt’s compliance with this Agreement.

j.

The Monitor shall make a good faith effort to perform his or her duties in a manner that does not unreasonably disrupt Mallinckrodt’s business operations. In this regard, Mallinckrodt shall designate senior officials within the Office of the General Counsel to serve as the primary points of

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contact for the Monitor in order to facilitate the Monitor’s access to documents, materials, or staff necessary to review Mallinckrodt’s compliance with this Agreement. The Monitor shall communicate any request for documents, materials, or access to staff to the designated contacts, unless otherwise instructed. For the avoidance of doubt, nothing in this paragraph shall be interpreted to prohibit the Monitor from speaking with a current or former employee of Mallinckrodt.

2.	Reporting:

a.

Within 45 days of the Petition Date, Mallinckrodt shall file a report with the Bankruptcy Court regarding its compliance with the terms of this Agreement (the “Mallinckrodt Compliance Report”). To the extent permissible by law, this report (in whole or in part) may be filed under seal or subject to such other confidentiality restrictions contained in a Protective Order.

b.

The Monitor must file a report with the Bankruptcy Court regarding compliance by Mallinckrodt with the terms of this Agreement no later than 45 days after the Work Plan (as defined in Section VI.B.3) is finalized, and then additional reports every 90 days thereafter (the “Monitor Reports”). The Court may, in response to such reports, provide further direction to the Monitor as it deems appropriate. To the extent permissible by law, these reports (in whole or in part) may be filed under seal or subject to such other confidentiality restrictions contained in a Protective Order. The content of Monitor Reports shall be set forth in the Work Plan. The frequency of Monitor Reports may decrease to every 180 days after the Effective Date.

c.

Prior to issuing any Monitor Report, the Monitor shall confer with Mallinckrodt regarding its preliminary findings and the reasons for those findings. Mallinckrodt shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report.

d.	In the event the Monitor Report identifies a potential violation of this Agreement, Mallinckrodt shall have the right to cure any potential violation within 30 days.

3.

Work Plan: The manner in which the Monitor will carry out his or her compliance responsibilities under this Agreement, the general scope of information that the Monitor will seek to review in fulfilling his or her duties and, where applicable, the methodologies to be utilized shall be set forth in a work plan (the “Work Plan”). Within 30 days after the Monitor’s appointment by the Bankruptcy Court, the Settling States and Mallinckrodt shall agree with the Monitor on the Work Plan. If the Monitor, the Settling States, and Mallinckrodt fail to reach agreement on the Work Plan within the designated time frame, the Monitor, Settling States, and Mallinckrodt will submit any disputed issues to the Bankruptcy Court for resolution.

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4.

Post-Emergence: Before the Effective Date, the parties will work in good faith to establish procedures for resolving disputes (including disputes over the Work Plan) and overseeing the Monitor’s obligations after Bankruptcy Court approval of the Plan, and to make any other adjustments the parties agree to be reasonably necessary. The parties expect and agree that the principal obligations and conditions imposed by Section VI.B will otherwise remain in effect. After the Effective Date, all reasonable and necessary fees and costs of the Monitor shall be paid by Mallinckrodt.

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Annex A

Prepayment Cost of Deferred Cash Payments at Various Months After Plan Effective Date1

Months after Plan Effective Date (end of month)	Prepayment Cost of Deferred Cash Payments
0	$679,648,516
1	$687,520,879
2	$695,467,941
3	$703,490,411
4	$711,589,005
5	$719,764,445
6	$728,017,460
7	$736,348,785
8	$744,759,166
9	$753,249,350
10	$761,820,096
11	$770,472,168
12	$779,206,338	[2]

[1]

Amounts shown in annex above show the prepayment cost at the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of the month, the prepayment cost shall be calculated as of such prepayment date pursuant to the formula set forth in the Opioid Settlement Term Sheet.

[2]	Prepayment right may be exercised prior to the first anniversary of the Plan Effective Date. Month twelve is illustratively shown and includes $200,000,000 payment due at such time.

Schedule 2

DOJ Settlement Terms re: Boston (Medicaid Rebates) and EDPA False Claims Act

Matters, and related issues

•

Resolved Matters. Mallinckrodt and the United States (including CMS, DOJ ), the applicable states, and qui tam relators agree to fully and finally resolve the Acthar-related government litigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters (such matters, collectively, the “Resolved Matters”) on the terms set forth in this Schedule, which will be memorialized in a definitive DOJ Settlement Agreement, and settlement agreements with the States, and incorporated into the Plan.

•

Settlement Payments. In full and final satisfaction of all claims at issue in the “Resolved Matters”, Mallinckrodt shall make cash payments to the US and State governments totaling $260 million in the aggregate in accordance with the following schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

Payment Date	Payment Amount
Plan Effective Date	$15,000,000
First Anniversary of Plan Effective Date	$15,000,000
Second Anniversary of Plan Effective Date	$20,000,000
Third Anniversary of Plan Effective Date	$20,000,000
Fourth Anniversary of Plan Effective Date	$32,500,000
Fifth Anniversary of Plan Effective Date	$32,500,000
Sixth Anniversary of Plan Effective Date	$62,500,000
Seventh Anniversary of Plan Effective Date	$62,500,000

•

Releases. Effective as of the date on which the Settlement Agreement is fully executed, Mallinckrodt, on the one hand, and DOJ and the States, on the other hand, will have exchanged mutual releases, as specified in the Settlement Agreements relating to the Resolved Matters.

•

CMS/DOJ/State Settlement Agreement; Additional Terms and Conditions. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the DOJ Settlement Agreement shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and DOJ on the other hand, may agree. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the State Settlement Agreements shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and the States, on the other hand, may agree.

2

Exhibit B

Joinder Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”)1 dated as of [ 🌑 ], 2020 by and among (i) Mallinckrodt plc and each of its subsidiaries listed on Annex 1 to the Agreement, (ii) the Supporting Unsecured Noteholders, and (iii) the Supporting Governmental Opioid Claimants and agrees to be bound as a Supporting Party by the terms and conditions thereof binding on the Supporting Parties with respect to all Claims/Interests held by the undersigned.

The undersigned hereby makes the representations and warranties of the Supporting Parties set forth in the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date:                     , 2020

[SUPPORTING PARTY]

By:
Name:
Title:
Address:

Claims/Interests under the [ ]:[2]	$

Other Claims/Interests:	$

Opioid related Claims/Interests:[3]		[Description]

[1]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
[2]	[To be used by Supporting Unsecured Noteholders for holdings of Guaranteed Unsecured Notes]
[3]	[To be used by Supporting Governmental Opioid Claimants for Opioid Claims]

Execution Version

Joinder Agreement

The undersigned counsel (“Counsel”) to the Multi-State Governmental Entities Group (the “MSGE Group”) representing the interests of the entities listed on the Verified Statement of the Multi-State Governmental Entities Group Pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure [Docket No. 337] (the “MSGE Signatories”) hereby (a) acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”)1 dated as of October 11, 2020 by and among (i) Mallinckrodt plc and each of its subsidiaries listed on Annex 1 to the Agreement, (ii) the Supporting Unsecured Noteholders, and (iii) the Supporting Governmental Opioid Claimants; and (b) acknowledges that the MSGE Signatories shall have the rights, and undertake the obligations, as the Supporting Governmental Opioid Claimants (except as otherwise expressly set forth herein) and that such rights and obligations shall be exercised by the MSGE Signatories through the MSGE Group over the matters set forth in the Agreement for which the Governmental Plaintiff Ad Hoc Committee has consent rights or obligations. For the avoidance of doubt, the MSGE Signatories acknowledge that their rights and obligations as Supporting Governmental Opioid Claimants are solely with respect to themselves and no other Supporting Governmental Opioid Claimants and the MSGE Group’s rights and obligations are solely with respect to the MSGE Signatories.

In addition to the foregoing, the undersigned counsel to the MSGE Group or the MSGE Signatories agrees as follows as of the date of each of their respective execution of this Joinder Agreement:

1.

Restructuring Support: The MSGE Signatories shall be subject to the support and other obligations set forth in Section 4(a) of the Agreement as Supporting Governmental Opioid Claimants. In addition, Counsel agrees to recommend that the members of the MSGE Group that do not become MSGE Signatories to this Joinder Agreement take the actions contemplated by clauses (A) and (B) of Section 4(a) of the Agreement.

2.

Breaches by the MSGE Group: The Company shall be entitled to terminate the Agreement as to all of the MSGE Signatories in the event that any of the MSGE Signatories breach, in any material respect, any of the representations, warranties, or covenants given under the Agreement, and such breach remains uncured for a period of fifteen (15) Business Days after receipt by the MSGE Group from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided, that any such termination by the Company shall result in the termination of the Agreement solely as to the MSGE Signatories and shall not give rise to a termination right to any other Supporting Party.

[1]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

3.

Termination of the Agreement by the MSGE Group: The sole remedy of the MSGE Signatories for any breach by the Supporting Parties of the Agreement shall be termination of this Joinder Agreement by notice in accordance with the Agreement delivered by the MSGE Group with such notice terminating the Agreement as to all MSGE Signatories. If the MSGE Group terminates this Joinder Agreement, such termination shall not result in a termination of the Agreement as to the other Supporting Parties (other than the MSGE Signatories) and shall not give rise to a termination right under Section 6(a)(xix) for any such Supporting Parties or for the Company under Section 6(b)(iv). For the avoidance of doubt, and notwithstanding anything to the contrary in the Agreement or this Joinder Agreement, the MSGE Group only has the power to terminate the Agreement as to Supporting Governmental Opioid Claimants that are MSGE Signatories.

4.	Milestones:

a.

To the extent that the Company takes any action with respect to a Milestone without the consent of the MSGE Group, the sole remedy afforded to the MSGE Signatories shall be termination of this Joinder Agreement by the MSGE Group.

b.

Counsel agrees to use best efforts to obtain the executed signature pages of the members of the MSGE Group to be appended hereto within two (2) months from the date of execution of this Joinder Agreement, which may be extended with the consent of the Company, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders (each of whom are intended third-party beneficiaries hereunder). Failure to satisfy the obligation in this paragraph shall result in a breach of this Joinder Agreement as set forth in Section 2 above.

5.

Fees and Expenses: So long as this Joinder Agreement is in effect, the MSGE Group’s reasonable and documented fees and out-of-pocket expenses of (a) Caplin & Drysdale, Chartered, as legal counsel to the MSGE Group; (b) Seitz, Van Ogtrop & Green, P.A. as Delaware legal counsel to the MSGE Group; (c) FTI Consulting, as financial advisor to the MSGE Group; and (d) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time (collectively, the “MSGE Group Professionals”) shall be paid pursuant to Section 25 of the Agreement and the Mallinckrodt Restructuring Term Sheet at 8.

6.

Notice Parties: Notices provided pursuant to the Agreement shall be sent to the MSGE Group to the address set forth on the signature page for the MSGE Group, with copy (which shall not constitute notice) to:

Caplin & Drysdale, Chartered

One Thomas Circle, NW

Suite 1100

Washington, D.C. 20005

2

[MSGE Group Restructuring Support Agreement Joinder Agreement]

Attention:	Kevin C. Maclay (kmaclay@capdale.com)
Todd E. Phillips (tphillips@capdale.com)
Ann Weber Langley (alangley@capdale.com)

7.

Representations and Warranties: Counsel and the MSGE Signatories hereby makes the same representations and warranties of the Supporting Parties set forth in the Agreement to each other Party, effective as of the date hereof.

8.	Governing Law: This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date: November 13, 2020

THE MULTI-STATE GOVERNMENTAL ENTITIES GROUP

By: /s/ Kevin C. Maclay
Name: Kevin C. Maclay
Title: Member, Caplin & Drysdale, Chartered
Address: One Thomas Circle, N.W., Suite 1100 Washington, D.C. 20005

Claims Covered by Joinder Agreement:

Opioid-related Claims as described in the Verified Statement of the Multi-State Governmental Entities Group Pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure [Docket No. 337].

3

[MSGE Group Restructuring Support Agreement Joinder Agreement]

Execution Version

Schedule A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
MALLINCKRODT PLC, et al.,	)	Case No. 20-12522 (JTD)
)
Debtors.[1]	)	(Jointly Administered)
)

VERIFIED STATEMENT OF THE MULTI-STATE

GOVERNMENTAL ENTITIES GROUP PURSUANT TO RULE

2019 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE

Pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure, the Multi-State Governmental Entities Group (“MSGE Group”) in the chapter 11 cases of Mallinckrodt plc, et al. (collectively, “Debtors”), respectfully submits the following Verified Statement:

1. The MSGE Group consists of approximately 1,318 entities—1,245 counties, cities and other municipal entities, 9 tribal nations, 13 hospital districts, 16 independent public school districts, 33 medical groups, and 2 funds—across 38 states and territories and collectively represents a constituency of more than 60 million individuals across the United States. Caplin & Drysdale, Chartered (“Caplin & Drysdale”) and Seitz, Van Ogtrop & Green, P.A. (“SVG”) serve as bankruptcy counsel and Delaware counsel, respectively, to the MSGE Group. A list of the MSGE Group’s members as of the current date is attached hereto as Exhibit A.

2. The information set forth in Exhibit A, which is based on information provided by the applicable members of the MSGE Group through their counsel to Caplin & Drysdale and SVG, is intended only to comply with Rule 2019 of the Federal Rules of Bankruptcy Procedure and is not intended for any other purpose. The MSGE Group makes no representation herein as to the amount, validity, or priority of any particular member’s claims and reserves all respective rights thereto. This Verified Statement and the attached Exhibit A should not be read to waive or limit any of the rights of the MSGE Group or its members to assert, file, or amend any claims in accordance with applicable procedures established by this Court.

[1]

A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

3. The MSGE Group reserves the right to amend or supplement this Verified Statement as necessary in accordance with Rule 2019 of the Federal Rules of Bankruptcy Procedure.

4. The foregoing is true and accurate to the best of the undersigned’s knowledge, information and belief.

[remainder of page intentionally left blank]

2

Dated: October 29, 2020	Respectfully submitted,

/s/ James S. Green, Jr.
R. Karl Hill (DE 2747)
James S. Green, Jr. (DE 4406)
Jared T. Green (DE 5179)
Seitz, Van Ogtrop & Green, P.A.
222 Delaware Avenue, Suite 1500
Wilmington, DE 19801
Tel: (302) 888-0600
Fax: (302) 888-0606 khill@svglaw.com jsgreen@svglaw.com jtgreen@svglaw.com

/s/ Kevin C. Maclay

Kevin C. Maclay, Esq. (admitted pro hac vice)

Todd E. Phillips, Esq. (admitted pro hac vice)

Ann Weber Langley, Esq. (admitted pro hac vice)

George M. O’Connor, Esq. (admitted pro hac vice)

Caplin & Drysdale, Chartered

One Thomas Circle, NW, Suite 1100
Washington, DC 20005
Tel: (202) 862-5000
Fax: (202) 429-3301 kmaclay@capdale.com tphillips@capdale.com alangley@capdale.com goconnor@capdale.com

Counsel for the Multi-State Governmental Entities Group

3

CERTIFICATE OF SERVICE

I hereby certify that on October 29, 2020, a true and correct copy of the foregoing pleading was served via the Court’s electronic filing system on all parties requesting notice in this proceeding.

/s/ James S. Green, Jr.
James S. Green, Jr.

4

EXHIBIT A

PARTIES COMPRISING THE MULTI-STATE GOVERNMENTAL ENTITIES GROUP

For the purposes of this filing made pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure, the mailing address for all parties below is the address of bankruptcy counsel for the Multi-State Governmental Entities Group:

Caplin & Drysdale, Chartered

One Thomas Circle NW, Suite 1100

Washington, DC 20005

Attn: Kevin C. Maclay & Todd E. Phillips

	Party	State	Economic Interest
1	City of Tarrant	Alabama	Unliquidated Claim

2	Schumacher Medical Corporation of Alabama, Inc.	Alabama	Unliquidated Claim

3	Apache County	Arizona	Unliquidated Claim

4	Bullhead City	Arizona	Unliquidated Claim

5	City of Glendale	Arizona	Unliquidated Claim

6	City of Prescott	Arizona	Unliquidated Claim

7	City of Surprise	Arizona	Unliquidated Claim

8	La Paz County	Arizona	Unliquidated Claim

9	Pinal County	Arizona	Unliquidated Claim

10	Alicia	Arkansas	Unliquidated Claim

11	Almyra	Arkansas	Unliquidated Claim

12	Alpena	Arkansas	Unliquidated Claim

13	Amagon	Arkansas	Unliquidated Claim

14	Anthonyville	Arkansas	Unliquidated Claim

15	Arkansas County	Arkansas	Unliquidated Claim

16	Ashley County	Arkansas	Unliquidated Claim

17	Avoca	Arkansas	Unliquidated Claim

18	Banks	Arkansas	Unliquidated Claim

19	Bauxite	Arkansas	Unliquidated Claim

20	Baxter County	Arkansas	Unliquidated Claim

21	Beaver	Arkansas	Unliquidated Claim

22	Beedeville	Arkansas	Unliquidated Claim

23	Ben Lomond	Arkansas	Unliquidated Claim

24	Benton County	Arkansas	Unliquidated Claim

25	Big Flat	Arkansas	Unliquidated Claim

26	Biggers	Arkansas	Unliquidated Claim

27	Birdsong	Arkansas	Unliquidated Claim

28	Black Oak	Arkansas	Unliquidated Claim

29	Blue Eye	Arkansas	Unliquidated Claim

	Party	State	Economic Interest
30	Bluff City	Arkansas	Unliquidated Claim

31	Boone County	Arkansas	Unliquidated Claim

32	Bradley County	Arkansas	Unliquidated Claim

33	Burdette	Arkansas	Unliquidated Claim

34	Cale	Arkansas	Unliquidated Claim

35	Calhoun County	Arkansas	Unliquidated Claim

36	Carroll County	Arkansas	Unliquidated Claim

37	Casa	Arkansas	Unliquidated Claim

38	Central City	Arkansas	Unliquidated Claim

39	Chester	Arkansas	Unliquidated Claim

40	Chicot County	Arkansas	Unliquidated Claim

41	City of Adona	Arkansas	Unliquidated Claim

42	City of Altheimer	Arkansas	Unliquidated Claim

43	City of Arkadelphia	Arkansas	Unliquidated Claim

44	City of Arkansas City	Arkansas	Unliquidated Claim

45	City of Ash Flat	Arkansas	Unliquidated Claim

46	City of Ashdown	Arkansas	Unliquidated Claim

47	City of Atkins	Arkansas	Unliquidated Claim

48	City of Augusta	Arkansas	Unliquidated Claim

49	City of Austin	Arkansas	Unliquidated Claim

50	City of Bald Knob	Arkansas	Unliquidated Claim

51	City of Barling	Arkansas	Unliquidated Claim

52	City of Batesville	Arkansas	Unliquidated Claim

53	City of Bay	Arkansas	Unliquidated Claim

54	City of Bearden	Arkansas	Unliquidated Claim

55	City of Beebe	Arkansas	Unliquidated Claim

56	City of Bella Vista	Arkansas	Unliquidated Claim

57	City of Belleville	Arkansas	Unliquidated Claim

58	City of Benton	Arkansas	Unliquidated Claim

59	City of Bentonville	Arkansas	Unliquidated Claim

60	City of Berryville	Arkansas	Unliquidated Claim

61	City of Bethel Heights	Arkansas	Unliquidated Claim

62	City of Black Rock	Arkansas	Unliquidated Claim

63	City of Blytheville	Arkansas	Unliquidated Claim

64	City of Bonanza	Arkansas	Unliquidated Claim

65	City of Booneville	Arkansas	Unliquidated Claim

66	City of Bradford	Arkansas	Unliquidated Claim

67	City of Bradley	Arkansas	Unliquidated Claim

2

	Party	State	Economic Interest
68	City of Branch	Arkansas	Unliquidated Claim

69	City of Brinkley	Arkansas	Unliquidated Claim

70	City of Brookland	Arkansas	Unliquidated Claim

71	City of Bryant	Arkansas	Unliquidated Claim

72	City of Buckner	Arkansas	Unliquidated Claim

73	City of Bull Shoals	Arkansas	Unliquidated Claim

74	City of Cabot	Arkansas	Unliquidated Claim

75	City of Caddo Valley	Arkansas	Unliquidated Claim

76	City of Calico Rock	Arkansas	Unliquidated Claim

77	City of Calion	Arkansas	Unliquidated Claim

78	City of Camden	Arkansas	Unliquidated Claim

79	City of Cammack Village	Arkansas	Unliquidated Claim

80	City of Caraway	Arkansas	Unliquidated Claim

81	City of Carlisle	Arkansas	Unliquidated Claim

82	City of Cave City	Arkansas	Unliquidated Claim

83	City of Cave Springs	Arkansas	Unliquidated Claim

84	City of Cedarville	Arkansas	Unliquidated Claim

85	City of Centerton	Arkansas	Unliquidated Claim

86	City of Cherokee Village	Arkansas	Unliquidated Claim

87	City of Cherry Valley	Arkansas	Unliquidated Claim

88	City of Chidester	Arkansas	Unliquidated Claim

89	City of Clarendon	Arkansas	Unliquidated Claim

90	City of Clarksville	Arkansas	Unliquidated Claim

91	City of Clinton	Arkansas	Unliquidated Claim

92	City of Coal Hill	Arkansas	Unliquidated Claim

93	City of Conway	Arkansas	Unliquidated Claim

94	City of Corning	Arkansas	Unliquidated Claim

95	City of Cotton Plant	Arkansas	Unliquidated Claim

96	City of Crossett	Arkansas	Unliquidated Claim

97	City of Cushman	Arkansas	Unliquidated Claim

98	City of Danville	Arkansas	Unliquidated Claim

99	City of Dardanelle	Arkansas	Unliquidated Claim

100	City of De Queen	Arkansas	Unliquidated Claim

101	City of Decatur	Arkansas	Unliquidated Claim

102	City of Delight	Arkansas	Unliquidated Claim

103	City of Dermott	Arkansas	Unliquidated Claim

104	City of Des Arc	Arkansas	Unliquidated Claim

105	City of DeValls Bluff	Arkansas	Unliquidated Claim

3

	Party	State	Economic Interest
106	City of Dewitt	Arkansas	Unliquidated Claim

107	City of Diamond City	Arkansas	Unliquidated Claim

108	City of Diaz	Arkansas	Unliquidated Claim

109	City of Dierks	Arkansas	Unliquidated Claim

110	City of Dumas	Arkansas	Unliquidated Claim

111	City of Dyer	Arkansas	Unliquidated Claim

112	City of East Camden	Arkansas	Unliquidated Claim

113	City of El Dorado	Arkansas	Unliquidated Claim

114	City of Elaine	Arkansas	Unliquidated Claim

115	City of Elkins	Arkansas	Unliquidated Claim

116	City of Elm Springs	Arkansas	Unliquidated Claim

117	City of Emmet	Arkansas	Unliquidated Claim

118	City of England	Arkansas	Unliquidated Claim

119	City of Eudora	Arkansas	Unliquidated Claim

120	City of Eureka Springs	Arkansas	Unliquidated Claim

121	City of Evening Shade	Arkansas	Unliquidated Claim

122	City of Fairfield Bay	Arkansas	Unliquidated Claim

123	City of Farmington	Arkansas	Unliquidated Claim

124	City of Fifty-Six	Arkansas	Unliquidated Claim

125	City of Fisher	Arkansas	Unliquidated Claim

126	City of Flippin	Arkansas	Unliquidated Claim

127	City of Fordyce	Arkansas	Unliquidated Claim

128	City of Foreman	Arkansas	Unliquidated Claim

129	City of Forrest City	Arkansas	Unliquidated Claim

130	City of Fort Smith	Arkansas	Unliquidated Claim

131	City of Fouke	Arkansas	Unliquidated Claim

132	City of Gentry	Arkansas	Unliquidated Claim

133	City of Gillett	Arkansas	Unliquidated Claim

134	City of Gilmore	Arkansas	Unliquidated Claim

135	City of Goshen	Arkansas	Unliquidated Claim

136	City of Gosnell	Arkansas	Unliquidated Claim

137	City of Gould	Arkansas	Unliquidated Claim

138	City of Grady	Arkansas	Unliquidated Claim

139	City of Grannis	Arkansas	Unliquidated Claim

140	City of Gravette	Arkansas	Unliquidated Claim

141	City of Green Forest	Arkansas	Unliquidated Claim

142	City of Greenbrier	Arkansas	Unliquidated Claim

143	City of Greenland	Arkansas	Unliquidated Claim

4

	Party	State	Economic Interest
144	City of Greenwood	Arkansas	Unliquidated Claim

145	City of Greers Ferry	Arkansas	Unliquidated Claim

146	City of Grubbs	Arkansas	Unliquidated Claim

147	City of Gurdon	Arkansas	Unliquidated Claim

148	City of Guy	Arkansas	Unliquidated Claim

149	City of Hackett	Arkansas	Unliquidated Claim

150	City of Hampton	Arkansas	Unliquidated Claim

151	City of Hardy	Arkansas	Unliquidated Claim

152	City of Harrisburg	Arkansas	Unliquidated Claim

153	City of Harrison	Arkansas	Unliquidated Claim

154	City of Hartman	Arkansas	Unliquidated Claim

155	City of Haskell	Arkansas	Unliquidated Claim

156	City of Hazen	Arkansas	Unliquidated Claim

157	City of Heber Springs	Arkansas	Unliquidated Claim

158	City of Helena-West Helena	Arkansas	Unliquidated Claim

159	City of Hermitage	Arkansas	Unliquidated Claim

160	City of Higginson	Arkansas	Unliquidated Claim

161	City of Highland	Arkansas	Unliquidated Claim

162	City of Hope	Arkansas	Unliquidated Claim

163	City of Horatio	Arkansas	Unliquidated Claim

164	City of Horseshoe Bend	Arkansas	Unliquidated Claim

165	City of Hot Springs	Arkansas	Unliquidated Claim

166	City of Hoxie	Arkansas	Unliquidated Claim

167	City of Humnoke	Arkansas	Unliquidated Claim

168	City of Humphrey	Arkansas	Unliquidated Claim

169	City of Huntington	Arkansas	Unliquidated Claim

170	City of Huntsville	Arkansas	Unliquidated Claim

171	City of Huttig	Arkansas	Unliquidated Claim

172	City of Imboden	Arkansas	Unliquidated Claim

173	City of Jacksonville	Arkansas	Unliquidated Claim

174	City of Jasper	Arkansas	Unliquidated Claim

175	City of Johnson	Arkansas	Unliquidated Claim

176	City of Joiner	Arkansas	Unliquidated Claim

177	City of Jonesboro	Arkansas	Unliquidated Claim

178	City of Judsonia	Arkansas	Unliquidated Claim

179	City of Keiser	Arkansas	Unliquidated Claim

180	City of Kensett	Arkansas	Unliquidated Claim

181	City of Kibler	Arkansas	Unliquidated Claim

5

	Party	State	Economic Interest
182	City of Kingsland	Arkansas	Unliquidated Claim

183	City of Knoxville	Arkansas	Unliquidated Claim

184	City of Lake City	Arkansas	Unliquidated Claim

185	City of Lake View	Arkansas	Unliquidated Claim

186	City of Lake Village	Arkansas	Unliquidated Claim

187	City of Lakeview	Arkansas	Unliquidated Claim

188	City of Lamar	Arkansas	Unliquidated Claim

189	City of Lavaca	Arkansas	Unliquidated Claim

190	City of Leachville	Arkansas	Unliquidated Claim

191	City of Lepanto	Arkansas	Unliquidated Claim

192	City of Lewisville	Arkansas	Unliquidated Claim

193	City of Lincoln	Arkansas	Unliquidated Claim

194	City of Little Flock	Arkansas	Unliquidated Claim

195	City of Little Rock	Arkansas	Unliquidated Claim

196	City of Lockesburg	Arkansas	Unliquidated Claim

197	City of London	Arkansas	Unliquidated Claim

198	City of Lowell	Arkansas	Unliquidated Claim

199	City of Luxora	Arkansas	Unliquidated Claim

200	City of Madison	Arkansas	Unliquidated Claim

201	City of Magazine	Arkansas	Unliquidated Claim

202	City of Magnolia	Arkansas	Unliquidated Claim

203	City of Malvern	Arkansas	Unliquidated Claim

204	City of Manila	Arkansas	Unliquidated Claim

205	City of Mansfield	Arkansas	Unliquidated Claim

206	City of Marion	Arkansas	Unliquidated Claim

207	City of Marked Tree	Arkansas	Unliquidated Claim

208	City of Marmaduke	Arkansas	Unliquidated Claim

209	City of Marshall	Arkansas	Unliquidated Claim

210	City of Marvell	Arkansas	Unliquidated Claim

211	City of Maumelle	Arkansas	Unliquidated Claim

212	City of McCrory	Arkansas	Unliquidated Claim

213	City of McGehee	Arkansas	Unliquidated Claim

214	City of McNeil	Arkansas	Unliquidated Claim

215	City of Melbourne	Arkansas	Unliquidated Claim

216	City of Mena	Arkansas	Unliquidated Claim

217	City of Mineral Springs	Arkansas	Unliquidated Claim

218	City of Mitchellville	Arkansas	Unliquidated Claim

219	City of Monette	Arkansas	Unliquidated Claim

6

	Party	State	Economic Interest
220	City of Monticello	Arkansas	Unliquidated Claim

221	City of Montrose	Arkansas	Unliquidated Claim

222	City of Morrilton	Arkansas	Unliquidated Claim

223	City of Mount Ida	Arkansas	Unliquidated Claim

224	City of Mountain Home	Arkansas	Unliquidated Claim

225	City of Mountain Pine	Arkansas	Unliquidated Claim

226	City of Mountain View	Arkansas	Unliquidated Claim

227	City of Mountainburg	Arkansas	Unliquidated Claim

228	City of Mulberry	Arkansas	Unliquidated Claim

229	City of Murfreesboro	Arkansas	Unliquidated Claim

230	City of Nashville	Arkansas	Unliquidated Claim

231	City of Newport	Arkansas	Unliquidated Claim

232	City of Norfork	Arkansas	Unliquidated Claim

233	City of Norphlet	Arkansas	Unliquidated Claim

234	City of North Little Rock	Arkansas	Unliquidated Claim

235	City of Oak Grove Heights	Arkansas	Unliquidated Claim

236	City of Oppelo	Arkansas	Unliquidated Claim

237	City of Osceola	Arkansas	Unliquidated Claim

238	City of Oxford	Arkansas	Unliquidated Claim

239	City of Pangburn	Arkansas	Unliquidated Claim

240	City of Paragould	Arkansas	Unliquidated Claim

241	City of Paris	Arkansas	Unliquidated Claim

242	City of Parkin	Arkansas	Unliquidated Claim

243	City of Patterson	Arkansas	Unliquidated Claim

244	City of Pea Ridge	Arkansas	Unliquidated Claim

245	City of Peach Orchard	Arkansas	Unliquidated Claim

246	City of Perryville	Arkansas	Unliquidated Claim

247	City of Piggott	Arkansas	Unliquidated Claim

248	City of Pine Bluff	Arkansas	Unliquidated Claim

249	City of Plainview	Arkansas	Unliquidated Claim

250	City of Plumerville	Arkansas	Unliquidated Claim

251	City of Pocahontas	Arkansas	Unliquidated Claim

252	City of Pollard	Arkansas	Unliquidated Claim

253	City of Portland	Arkansas	Unliquidated Claim

254	City of Prairie Grove	Arkansas	Unliquidated Claim

255	City of Prescott	Arkansas	Unliquidated Claim

256	City of Quitman	Arkansas	Unliquidated Claim

257	City of Ratcliff	Arkansas	Unliquidated Claim

7

	Party	State	Economic Interest
258	City of Rector	Arkansas	Unliquidated Claim

259	City of Redfield	Arkansas	Unliquidated Claim

260	City of Rison	Arkansas	Unliquidated Claim

261	City of Rockport	Arkansas	Unliquidated Claim

262	City of Rogers	Arkansas	Unliquidated Claim

263	City of Russellville	Arkansas	Unliquidated Claim

264	City of Salem	Arkansas	Unliquidated Claim

265	City of Salesville	Arkansas	Unliquidated Claim

266	City of Shannon Hills	Arkansas	Unliquidated Claim

267	City of Sheridan	Arkansas	Unliquidated Claim

268	City of Sherwood	Arkansas	Unliquidated Claim

269	City of Siloam Springs	Arkansas	Unliquidated Claim

270	City of Smackover	Arkansas	Unliquidated Claim

271	City of Sparkman	Arkansas	Unliquidated Claim

272	City of Springdale	Arkansas	Unliquidated Claim

273	City of Stamps	Arkansas	Unliquidated Claim

274	City of Star City	Arkansas	Unliquidated Claim

275	City of Stephens	Arkansas	Unliquidated Claim

276	City of Strong	Arkansas	Unliquidated Claim

277	City of Stuttgart	Arkansas	Unliquidated Claim

278	City of Sulphur Springs	Arkansas	Unliquidated Claim

279	City of Texarkana	Arkansas	Unliquidated Claim

280	City of Thornton	Arkansas	Unliquidated Claim

281	City of Tillar	Arkansas	Unliquidated Claim

282	City of Tontitown	Arkansas	Unliquidated Claim

283	City of Traskwood	Arkansas	Unliquidated Claim

284	City of Trumann	Arkansas	Unliquidated Claim

285	City of Van Buren	Arkansas	Unliquidated Claim

286	City of Vilonia	Arkansas	Unliquidated Claim

287	City of Waldo	Arkansas	Unliquidated Claim

288	City of Waldron	Arkansas	Unliquidated Claim

289	City of Walnut Ridge	Arkansas	Unliquidated Claim

290	City of Ward	Arkansas	Unliquidated Claim

291	City of Warren	Arkansas	Unliquidated Claim

292	City of Washington	Arkansas	Unliquidated Claim

293	City of Watson	Arkansas	Unliquidated Claim

294	City of Weiner	Arkansas	Unliquidated Claim

295	City of West Fork	Arkansas	Unliquidated Claim

8

	Party	State	Economic Interest
296	City of West Memphis	Arkansas	Unliquidated Claim

297	City of White Hall	Arkansas	Unliquidated Claim

298	City of Wilmar	Arkansas	Unliquidated Claim

299	City of Wilmot	Arkansas	Unliquidated Claim

300	City of Wilson	Arkansas	Unliquidated Claim

301	City of Wilton	Arkansas	Unliquidated Claim

302	City of Winthrop	Arkansas	Unliquidated Claim

303	City of Wooster	Arkansas	Unliquidated Claim

304	City of Wrightsville	Arkansas	Unliquidated Claim

305	City of Wynne	Arkansas	Unliquidated Claim

306	City of Yellville	Arkansas	Unliquidated Claim

307	Clark County	Arkansas	Unliquidated Claim

308	Clay County	Arkansas	Unliquidated Claim

309	Cleburne County	Arkansas	Unliquidated Claim

310	Cleveland County	Arkansas	Unliquidated Claim

311	Columbia County	Arkansas	Unliquidated Claim

312	Concord	Arkansas	Unliquidated Claim

313	Conway County	Arkansas	Unliquidated Claim

314	Cove	Arkansas	Unliquidated Claim

315	Craighead County	Arkansas	Unliquidated Claim

316	Crawford County	Arkansas	Unliquidated Claim

317	Crawfordsville	Arkansas	Unliquidated Claim

318	Crittenden County	Arkansas	Unliquidated Claim

319	Cross County	Arkansas	Unliquidated Claim

320	Dallas County	Arkansas	Unliquidated Claim

321	Damascus	Arkansas	Unliquidated Claim

322	Datto	Arkansas	Unliquidated Claim

323	Delaplaine	Arkansas	Unliquidated Claim

324	Dell	Arkansas	Unliquidated Claim

325	Desha County	Arkansas	Unliquidated Claim

326	Donaldson	Arkansas	Unliquidated Claim

327	Drew County	Arkansas	Unliquidated Claim

328	Dyess	Arkansas	Unliquidated Claim

329	Edmondson	Arkansas	Unliquidated Claim

330	Egypt	Arkansas	Unliquidated Claim

331	Emerson	Arkansas	Unliquidated Claim

332	Etowah	Arkansas	Unliquidated Claim

333	Everton	Arkansas	Unliquidated Claim

9

	Party	State	Economic Interest
334	Fargo	Arkansas	Unliquidated Claim

335	Faulkner County	Arkansas	Unliquidated Claim

336	Felsenthal	Arkansas	Unliquidated Claim

337	Fountain Hill	Arkansas	Unliquidated Claim

338	Fourche	Arkansas	Unliquidated Claim

339	Franklin	Arkansas	Unliquidated Claim

340	Franklin County	Arkansas	Unliquidated Claim

341	Fredonia (Biscoe)	Arkansas	Unliquidated Claim

342	Friendship	Arkansas	Unliquidated Claim

343	Fulton	Arkansas	Unliquidated Claim

344	Fulton County	Arkansas	Unliquidated Claim

345	Garfield	Arkansas	Unliquidated Claim

346	Garland	Arkansas	Unliquidated Claim

347	Garland County	Arkansas	Unliquidated Claim

348	Gilbert	Arkansas	Unliquidated Claim

349	Grant County	Arkansas	Unliquidated Claim

350	Greene County	Arkansas	Unliquidated Claim

351	Harrell	Arkansas	Unliquidated Claim

352	Hatfield	Arkansas	Unliquidated Claim

353	Haynes	Arkansas	Unliquidated Claim

354	Hector	Arkansas	Unliquidated Claim

355	Hempstead County	Arkansas	Unliquidated Claim

356	Higden	Arkansas	Unliquidated Claim

357	Highfill	Arkansas	Unliquidated Claim

358	Horseshoe Lake	Arkansas	Unliquidated Claim

359	Hot Spring County	Arkansas	Unliquidated Claim

360	Howard County	Arkansas	Unliquidated Claim

361	Hughes	Arkansas	Unliquidated Claim

362	Independence County	Arkansas	Unliquidated Claim

363	Izard County	Arkansas	Unliquidated Claim

364	Jackson County	Arkansas	Unliquidated Claim

365	Jefferson County	Arkansas	Unliquidated Claim

366	Jennette	Arkansas	Unliquidated Claim

367	Jericho	Arkansas	Unliquidated Claim

368	Johnson County	Arkansas	Unliquidated Claim

369	La Grange	Arkansas	Unliquidated Claim

370	Lafayette County	Arkansas	Unliquidated Claim

371	Lafe	Arkansas	Unliquidated Claim

10

	Party	State	Economic Interest
372	Lawrence County	Arkansas	Unliquidated Claim

373	Lead Hill	Arkansas	Unliquidated Claim

374	Lee County	Arkansas	Unliquidated Claim

375	Leola	Arkansas	Unliquidated Claim

376	Lexa	Arkansas	Unliquidated Claim

377	Lincoln County	Arkansas	Unliquidated Claim

378	Little River County	Arkansas	Unliquidated Claim

379	Logan County	Arkansas	Unliquidated Claim

380	Lonoke County	Arkansas	Unliquidated Claim

381	Louann	Arkansas	Unliquidated Claim

382	Lynn	Arkansas	Unliquidated Claim

383	Madison County	Arkansas	Unliquidated Claim

384	Magness	Arkansas	Unliquidated Claim

385	Marianna	Arkansas	Unliquidated Claim

386	Marie	Arkansas	Unliquidated Claim

387	Marion County	Arkansas	Unliquidated Claim

388	Maynard	Arkansas	Unliquidated Claim

389	McDougal	Arkansas	Unliquidated Claim

390	McNab	Arkansas	Unliquidated Claim

391	Menifee	Arkansas	Unliquidated Claim

392	Midway	Arkansas	Unliquidated Claim

393	Miller County	Arkansas	Unliquidated Claim

394	Mississippi County	Arkansas	Unliquidated Claim

395	Monroe County	Arkansas	Unliquidated Claim

396	Montgomery County	Arkansas	Unliquidated Claim

397	Moorefield	Arkansas	Unliquidated Claim

398	Morrison Bluff	Arkansas	Unliquidated Claim

399	Mount Pleasant	Arkansas	Unliquidated Claim

400	Mount Vernon	Arkansas	Unliquidated Claim

401	Nevada County	Arkansas	Unliquidated Claim

402	Newton County	Arkansas	Unliquidated Claim

403	Nimmons	Arkansas	Unliquidated Claim

404	Norman	Arkansas	Unliquidated Claim

405	Oak Grove	Arkansas	Unliquidated Claim

406	Oakhaven	Arkansas	Unliquidated Claim

407	Oden	Arkansas	Unliquidated Claim

408	O’Kean	Arkansas	Unliquidated Claim

409	Okolona	Arkansas	Unliquidated Claim

11

	Party	State	Economic Interest
410	Ouachita County	Arkansas	Unliquidated Claim

411	Palestine	Arkansas	Unliquidated Claim

412	Patmos	Arkansas	Unliquidated Claim

413	Perla	Arkansas	Unliquidated Claim

414	Perry	Arkansas	Unliquidated Claim

415	Perry County	Arkansas	Unliquidated Claim

416	Phillips County	Arkansas	Unliquidated Claim

417	Pike County	Arkansas	Unliquidated Claim

418	Pleasant Plains	Arkansas	Unliquidated Claim

419	Poinsett County	Arkansas	Unliquidated Claim

420	Polk County	Arkansas	Unliquidated Claim

421	Pope County	Arkansas	Unliquidated Claim

422	Powhatan	Arkansas	Unliquidated Claim

423	Poyen	Arkansas	Unliquidated Claim

424	Prairie County	Arkansas	Unliquidated Claim

425	Prattsville	Arkansas	Unliquidated Claim

426	Pulaski County	Arkansas	Unliquidated Claim

427	Pyatt	Arkansas	Unliquidated Claim

428	Randolph County	Arkansas	Unliquidated Claim

429	Ravenden	Arkansas	Unliquidated Claim

430	Reed	Arkansas	Unliquidated Claim

431	Rondo	Arkansas	Unliquidated Claim

432	Rose Bud	Arkansas	Unliquidated Claim

433	Rosston	Arkansas	Unliquidated Claim

434	Rudy	Arkansas	Unliquidated Claim

435	Saline County	Arkansas	Unliquidated Claim

436	Scott County	Arkansas	Unliquidated Claim

437	Searcy County	Arkansas	Unliquidated Claim

438	Sebastian County	Arkansas	Unliquidated Claim

439	Second Judicial Circuit Prosecuting Attorney Scott Ellington, ex rel. State of Arkansas	Arkansas	Unliquidated Claim

440	Sedgwick	Arkansas	Unliquidated Claim

441	Sevier County	Arkansas	Unliquidated Claim

442	Sharp County	Arkansas	Unliquidated Claim

443	Sidney	Arkansas	Unliquidated Claim

444	Smithville	Arkansas	Unliquidated Claim

445	Springtown	Arkansas	Unliquidated Claim

446	St. Charles	Arkansas	Unliquidated Claim

12

	Party	State	Economic Interest
447	St. Francis County	Arkansas	Unliquidated Claim

448	St. Joe	Arkansas	Unliquidated Claim

449	St. Paul	Arkansas	Unliquidated Claim

450	Stone County	Arkansas	Unliquidated Claim

451	Strawberry	Arkansas	Unliquidated Claim

452	Success	Arkansas	Unliquidated Claim

453	Sulphur Rock	Arkansas	Unliquidated Claim

454	The Schumacher Group of Arkansas, Inc.	Arkansas	Unliquidated Claim

455	Tinsman	Arkansas	Unliquidated Claim

456	Tollette	Arkansas	Unliquidated Claim

457	Tull	Arkansas	Unliquidated Claim

458	Tupelo	Arkansas	Unliquidated Claim

459	Union County	Arkansas	Unliquidated Claim

460	Valley Springs	Arkansas	Unliquidated Claim

461	Van Buren County	Arkansas	Unliquidated Claim

462	Viola	Arkansas	Unliquidated Claim

463	Wabbaseka	Arkansas	Unliquidated Claim

464	Washington County	Arkansas	Unliquidated Claim

465	Wheatley	Arkansas	Unliquidated Claim

466	Whelen Springs	Arkansas	Unliquidated Claim

467	White County	Arkansas	Unliquidated Claim

468	Wickes	Arkansas	Unliquidated Claim

469	Widener	Arkansas	Unliquidated Claim

470	Woodruff County	Arkansas	Unliquidated Claim

471	Yell County	Arkansas	Unliquidated Claim

472	Zinc	Arkansas	Unliquidated Claim

473	Sacramento County	California	Unliquidated Claim

474	Mesa County	Colorado	Unliquidated Claim

475	The Schumacher Group of Colorado, Inc.	Colorado	Unliquidated Claim

476	City of Ansonia	Connecticut	Unliquidated Claim

477	City of Danbury	Connecticut	Unliquidated Claim

478	City of Derby	Connecticut	Unliquidated Claim

479	City of Middletown	Connecticut	Unliquidated Claim

480	City of New Britain	Connecticut	Unliquidated Claim

481	City of New Haven	Connecticut	Unliquidated Claim

482	City of New London	Connecticut	Unliquidated Claim

483	City of Norwalk	Connecticut	Unliquidated Claim

484	City of Norwich	Connecticut	Unliquidated Claim

13

	Party	State	Economic Interest
485	City of Trumbull	Connecticut	Unliquidated Claim

486	Town of Brookfield	Connecticut	Unliquidated Claim

487	Town of Enfield	Connecticut	Unliquidated Claim

488	Town of Manchester	Connecticut	Unliquidated Claim

489	Town of Wallingford	Connecticut	Unliquidated Claim

490	Town of Wethersfield	Connecticut	Unliquidated Claim

491	Town of Windham	Connecticut	Unliquidated Claim

492	City of Dover	Delaware	Unliquidated Claim

493	City of Seaford	Delaware	Unliquidated Claim

494	ECI Healthcare Partners, LLC	Delaware	Unliquidated Claim

495	EDCare Management, Inc.	Delaware	Unliquidated Claim

496	Kent County	Delaware	Unliquidated Claim

497	Sterling Group Physician Services, LLC	Delaware	Unliquidated Claim

498	Sussex County	Delaware	Unliquidated Claim

499	City of Jacksonville	Florida	Unliquidated Claim

500	Lee County	Florida	Unliquidated Claim

501	The Schumacher Group of Florida, Inc.	Florida	Unliquidated Claim

502	Bibb County	Georgia	Unliquidated Claim

503	County of Douglas	Georgia	Unliquidated Claim

504	Fannin County	Georgia	Unliquidated Claim

505	Schumacher Medical Corporation	Georgia	Unliquidated Claim

506	City of Anna	Illinois	Unliquidated Claim

507	City of Benton	Illinois	Unliquidated Claim

508	City of Burbank	Illinois	Unliquidated Claim

509	City of Carbondale	Illinois	Unliquidated Claim

510	City of Countryside	Illinois	Unliquidated Claim

511	City of Palos Heights	Illinois	Unliquidated Claim

512	City of Palos Hills	Illinois	Unliquidated Claim

513	City of Sesser	Illinois	Unliquidated Claim

514	Madison County	Illinois	Unliquidated Claim

515	St. Clair County	Illinois	Unliquidated Claim

516	The Schumacher Group of Illinois, Inc.	Illinois	Unliquidated Claim

517	Township of Lyons	Illinois	Unliquidated Claim

518	Village of Bedford Park	Illinois	Unliquidated Claim

519	Village of Bridgeview	Illinois	Unliquidated Claim

520	Village of Evergreen Park	Illinois	Unliquidated Claim

521	Village of Hodgkins	Illinois	Unliquidated Claim

522	Village of Lyons	Illinois	Unliquidated Claim

14

	Party	State	Economic Interest
523	Village of Summit	Illinois	Unliquidated Claim

524	St. Joseph County	Indiana	Unliquidated Claim

525	The Schumacher Group of Indiana, Inc.	Indiana	Unliquidated Claim

526	Dodge City	Kansas	Unliquidated Claim

527	Ford County	Kansas	Unliquidated Claim

528	Shawnee County	Kansas	Unliquidated Claim

529	City of Benham	Kentucky	Unliquidated Claim

530	City of Buckhorn	Kentucky	Unliquidated Claim

531	City of Harlan	Kentucky	Unliquidated Claim

532	City of Hillview	Kentucky	Unliquidated Claim

533	City of Hyden	Kentucky	Unliquidated Claim

534	City of London	Kentucky	Unliquidated Claim

535	City of Loyall	Kentucky	Unliquidated Claim

536	City of Lynch	Kentucky	Unliquidated Claim

537	City of Manchester	Kentucky	Unliquidated Claim

538	City of Morehead	Kentucky	Unliquidated Claim

539	City of Mt. Washington	Kentucky	Unliquidated Claim

540	City of Pippa Passes	Kentucky	Unliquidated Claim

541	City of Shepherdsville	Kentucky	Unliquidated Claim

542	City of Whitesburg	Kentucky	Unliquidated Claim

543	Louisville-Jefferson County Metro Government	Kentucky	Unliquidated Claim

544	The Schumacher Group of Kentucky, Inc.	Kentucky	Unliquidated Claim

545	Warren County	Kentucky	Unliquidated Claim

546	Acadia-St. Landry Hospital Service District d/b/a Acadia-St. Landry Hospital	Louisiana	Unliquidated Claim

547	Bobby Guidroz—St. Landry Parish Sheriff	Louisiana	Unliquidated Claim

548	Cameron Parish Hospital and Psychiatric Facility	Louisiana	Unliquidated Claim

549	City of Alexandria	Louisiana	Unliquidated Claim

550	City of Bastrop	Louisiana	Unliquidated Claim

551	City of Eunice	Louisiana	Unliquidated Claim

552	City of Monroe	Louisiana	Unliquidated Claim

553	City of Opelousas	Louisiana	Unliquidated Claim

554	City of Pineville	Louisiana	Unliquidated Claim

555	City of West Monroe	Louisiana	Unliquidated Claim

556	Grant Parish	Louisiana	Unliquidated Claim

557	Hospital Service District No. 1 of the Parish of Avoyelles, State of Louisiana, d/b/a Bunkie General Hospital	Louisiana	Unliquidated Claim

15

	Party	State	Economic Interest
558	Lafayette General Health System, Inc.	Louisiana	Unliquidated Claim

559	Louis M. Ackal—Iberia Parish Sheriff	Louisiana	Unliquidated Claim

560	Louisiana Hospital Service District No. 1 of the Parish of LaSalle, State of Louisiana, d/b/a Hardtner Medical Center	Louisiana	Unliquidated Claim

561	Opelousas General Hospital Authority, A Louisiana Public Trust d/b/a Opelousas General Health System	Louisiana	Unliquidated Claim

562	R. Chris Nevils—Winn Parish District Attorney	Louisiana	Unliquidated Claim

563	St. Landry Parish	Louisiana	Unliquidated Claim

564	Steven McCain—Grant Parish Sheriff	Louisiana	Unliquidated Claim

565	The Schumacher Group of Louisiana, Inc.	Louisiana	Unliquidated Claim

566	Town of Delhi	Louisiana	Unliquidated Claim

567	Town of Ferriday	Louisiana	Unliquidated Claim

568	Town of Lake Providence	Louisiana	Unliquidated Claim

569	Town of Richwood	Louisiana	Unliquidated Claim

570	Winn Parish	Louisiana	Unliquidated Claim

571	Calvert County	Maryland	Unliquidated Claim

572	Carroll County	Maryland	Unliquidated Claim

573	Charles County	Maryland	Unliquidated Claim

574	City of Aberdeen	Maryland	Unliquidated Claim

575	City of Cambridge	Maryland	Unliquidated Claim

576	City of Charlestown	Maryland	Unliquidated Claim

577	City of Havre de Grace	Maryland	Unliquidated Claim

578	City of Laurel	Maryland	Unliquidated Claim

579	Dorchester County	Maryland	Unliquidated Claim

580	Howard County	Maryland	Unliquidated Claim

581	Somerset County	Maryland	Unliquidated Claim

582	Town of Bel Air	Maryland	Unliquidated Claim

583	Town of Berlin	Maryland	Unliquidated Claim

584	Town of Cottage City	Maryland	Unliquidated Claim

585	Town of Forest Heights	Maryland	Unliquidated Claim

586	Town of Grantsville	Maryland	Unliquidated Claim

587	Town of Hurlock	Maryland	Unliquidated Claim

588	Town of Manchester	Maryland	Unliquidated Claim

589	Town of Mountain Lake Park	Maryland	Unliquidated Claim

590	Town of North Brentwood	Maryland	Unliquidated Claim

591	Town of North East	Maryland	Unliquidated Claim

592	Town of Oakland	Maryland	Unliquidated Claim

16

	Party	State	Economic Interest
593	Town of Perryville	Maryland	Unliquidated Claim

594	Town of Upper Marlboro	Maryland	Unliquidated Claim

595	Town of Vienna	Maryland	Unliquidated Claim

596	Wicomico County	Maryland	Unliquidated Claim

597	City of Cambridge	Massachusetts	Unliquidated Claim

598	City of Chicopee	Massachusetts	Unliquidated Claim

599	City of Framingham	Massachusetts	Unliquidated Claim

600	City of Gloucester	Massachusetts	Unliquidated Claim

601	City of Haverhill	Massachusetts	Unliquidated Claim

602	City of Salem	Massachusetts	Unliquidated Claim

603	City of Springfield	Massachusetts	Unliquidated Claim

604	City of Worcester	Massachusetts	Unliquidated Claim

605	Town of Canton	Massachusetts	Unliquidated Claim

606	Town of Lynnfield	Massachusetts	Unliquidated Claim

607	Town of Natick	Massachusetts	Unliquidated Claim

608	Town of Randolph	Massachusetts	Unliquidated Claim

609	Town of Wakefield	Massachusetts	Unliquidated Claim

610	The Schumacher Group of Michigan, Inc.	Michigan	Unliquidated Claim

611	Big Stone County	Minnesota	Unliquidated Claim

612	Clay County	Minnesota	Unliquidated Claim

613	Otter Tail County	Minnesota	Unliquidated Claim

614	Wilkin County	Minnesota	Unliquidated Claim

615	City of Clarksdale	Mississippi	Unliquidated Claim

616	City of Grenada	Mississippi	Unliquidated Claim

617	City of Holly Springs	Mississippi	Unliquidated Claim

618	City of Indianola	Mississippi	Unliquidated Claim

619	Copiah County	Mississippi	Unliquidated Claim

620	Granada County	Mississippi	Unliquidated Claim

621	Jonestown	Mississippi	Unliquidated Claim

622	Patients’ Choice Medical Center of Claiborne County, LLC	Mississippi	Unliquidated Claim

623	Patients’ Choice Medical Center of Humphreys County, LLC	Mississippi	Unliquidated Claim

624	The Schumacher Group of Mississippi, Inc.	Mississippi	Unliquidated Claim

625	Adair County	Missouri	Unliquidated Claim

626	Andrew County	Missouri	Unliquidated Claim

627	Barry County	Missouri	Unliquidated Claim

628	Barton County	Missouri	Unliquidated Claim

17

	Party	State	Economic Interest
629	Butler County	Missouri	Unliquidated Claim

630	Camden County	Missouri	Unliquidated Claim

631	Cape Girardeau County	Missouri	Unliquidated Claim

632	Christian County	Missouri	Unliquidated Claim

633	City of Independence	Missouri	Unliquidated Claim

634	City of Joplin	Missouri	Unliquidated Claim

635	Clinton County	Missouri	Unliquidated Claim

636	Crawford County	Missouri	Unliquidated Claim

637	Dade County	Missouri	Unliquidated Claim

638	De Kalb County	Missouri	Unliquidated Claim

639	Dent County	Missouri	Unliquidated Claim

640	Dunklin County	Missouri	Unliquidated Claim

641	Franklin County	Missouri	Unliquidated Claim

642	Greene County	Missouri	Unliquidated Claim

643	Grundy County	Missouri	Unliquidated Claim

644	Henry County	Missouri	Unliquidated Claim

645	Hickory County	Missouri	Unliquidated Claim

646	Iron County	Missouri	Unliquidated Claim

647	Jasper County	Missouri	Unliquidated Claim

648	Jefferson County	Missouri	Unliquidated Claim

649	Lawrence County	Missouri	Unliquidated Claim

650	Lincoln County	Missouri	Unliquidated Claim

651	Madison County	Missouri	Unliquidated Claim

652	McDonald County	Missouri	Unliquidated Claim

653	New Madrid County	Missouri	Unliquidated Claim

654	Perry County	Missouri	Unliquidated Claim

655	Pike County	Missouri	Unliquidated Claim

656	Polk County	Missouri	Unliquidated Claim

657	Ralls County	Missouri	Unliquidated Claim

658	Ray County	Missouri	Unliquidated Claim

659	Saline County	Missouri	Unliquidated Claim

660	St. Clair County	Missouri	Unliquidated Claim

661	St. Francois County	Missouri	Unliquidated Claim

662	Ste. Genevieve County	Missouri	Unliquidated Claim

663	Stone County	Missouri	Unliquidated Claim

664	Taney County	Missouri	Unliquidated Claim

665	Texas County	Missouri	Unliquidated Claim

666	The Schumacher Group of Missouri, Inc.	Missouri	Unliquidated Claim

18

	Party	State	Economic Interest
667	Vernon County	Missouri	Unliquidated Claim

668	Washington County	Missouri	Unliquidated Claim

669	Anaconda-Deer Lodge County	Montana	Unliquidated Claim

670	Cascade County	Montana	Unliquidated Claim

671	City of Great Falls	Montana	Unliquidated Claim

672	City of Missoula	Montana	Unliquidated Claim

673	Gallatin County	Montana	Unliquidated Claim

674	Lake County	Montana	Unliquidated Claim

675	The Schumacher Group of Montana, Inc.	Montana	Unliquidated Claim

676	Carson City	Nevada	Unliquidated Claim

677	Churchill County	Nevada	Unliquidated Claim

678	City of Ely	Nevada	Unliquidated Claim

679	City of Fernley	Nevada	Unliquidated Claim

680	City of Henderson	Nevada	Unliquidated Claim

681	City of Las Vegas	Nevada	Unliquidated Claim

682	City of North Las Vegas	Nevada	Unliquidated Claim

683	City of Reno	Nevada	Unliquidated Claim

684	City of Sparks	Nevada	Unliquidated Claim

685	City of West Wendover	Nevada	Unliquidated Claim

686	Clark County	Nevada	Unliquidated Claim

687	Douglas County	Nevada	Unliquidated Claim

688	Esmeralda County	Nevada	Unliquidated Claim

689	Humboldt County	Nevada	Unliquidated Claim

690	Lincoln County	Nevada	Unliquidated Claim

691	Lyon County	Nevada	Unliquidated Claim

692	Mineral County	Nevada	Unliquidated Claim

693	The Schumacher Group of Nevada, Inc.	Nevada	Unliquidated Claim

694	Washoe County	Nevada	Unliquidated Claim

695	White Pine County	Nevada	Unliquidated Claim

696	City of Paterson	New Jersey	Unliquidated Claim

697	City of Trenton	New Jersey	Unliquidated Claim

698	The Schumacher Group of New Jersey, Inc.	New Jersey	Unliquidated Claim

699	City of Albuquerque	New Mexico	Unliquidated Claim

700	City of Santa Fe	New Mexico	Unliquidated Claim

701	The Schumacher Group of New Mexico, Inc.	New Mexico	Unliquidated Claim

702	Jefferson County	New York	Unliquidated Claim

703	Rockland County	New York	Unliquidated Claim

704	The Schumacher Group of New York, Inc.	New York	Unliquidated Claim

19

	Party	State	Economic Interest
705	The Schumacher Group of North Carolina, Inc.	North Carolina	Unliquidated Claim

706	Barnes County	North Dakota	Unliquidated Claim

707	Benson County	North Dakota	Unliquidated Claim

708	Burleigh County	North Dakota	Unliquidated Claim

709	City of Bismarck	North Dakota	Unliquidated Claim

710	City of Devils Lake	North Dakota	Unliquidated Claim

711	City of Lisbon	North Dakota	Unliquidated Claim

712	Dickey County	North Dakota	Unliquidated Claim

713	Dunn County	North Dakota	Unliquidated Claim

714	Eddy County	North Dakota	Unliquidated Claim

715	Foster County	North Dakota	Unliquidated Claim

716	Grand Forks County	North Dakota	Unliquidated Claim

717	LaMoure County	North Dakota	Unliquidated Claim

718	McKenzie County	North Dakota	Unliquidated Claim

719	McLean County	North Dakota	Unliquidated Claim

720	Mercer County	North Dakota	Unliquidated Claim

721	Mountrail County	North Dakota	Unliquidated Claim

722	Pembina County	North Dakota	Unliquidated Claim

723	Pierce County	North Dakota	Unliquidated Claim

724	Ramsey County	North Dakota	Unliquidated Claim

725	Ransom County	North Dakota	Unliquidated Claim

726	Richland County	North Dakota	Unliquidated Claim

727	Rolette County	North Dakota	Unliquidated Claim

728	Sargent County	North Dakota	Unliquidated Claim

729	Stark County	North Dakota	Unliquidated Claim

730	Towner County	North Dakota	Unliquidated Claim

731	Walsh County	North Dakota	Unliquidated Claim

732	Ward County	North Dakota	Unliquidated Claim

733	Wells County	North Dakota	Unliquidated Claim

734	Williams County	North Dakota	Unliquidated Claim

735	City of Lakewood	Ohio	Unliquidated Claim

736	Marietta City	Ohio	Unliquidated Claim

737	Meigs County	Ohio	Unliquidated Claim

738	Noble County	Ohio	Unliquidated Claim

739	The MetroHealth System	Ohio	Unliquidated Claim

740	The Schumacher Group of Ohio, Inc.	Ohio	Unliquidated Claim

741	Washington County	Ohio	Unliquidated Claim

742	Apache Tribe	Oklahoma	Unliquidated Claim

20

	Party	State	Economic Interest
743	Atoka County	Oklahoma	Unliquidated Claim

744	Beckham County	Oklahoma	Unliquidated Claim

745	Caddo County	Oklahoma	Unliquidated Claim

746	Choctaw County	Oklahoma	Unliquidated Claim

747	Cimarron County	Oklahoma	Unliquidated Claim

748	Citizen Potawatomi Nation	Oklahoma	Unliquidated Claim

749	City of Ada	Oklahoma	Unliquidated Claim

750	City of Altus	Oklahoma	Unliquidated Claim

751	City of Anadarko	Oklahoma	Unliquidated Claim

752	City of Bethany	Oklahoma	Unliquidated Claim

753	City of Broken Arrow	Oklahoma	Unliquidated Claim

754	City of Collinsville	Oklahoma	Unliquidated Claim

755	City of Edmond	Oklahoma	Unliquidated Claim

756	City of El Reno	Oklahoma	Unliquidated Claim

757	City of Elk City	Oklahoma	Unliquidated Claim

758	City of Enid	Oklahoma	Unliquidated Claim

759	City of Guthrie	Oklahoma	Unliquidated Claim

760	City of Jenks	Oklahoma	Unliquidated Claim

761	City of Lawton	Oklahoma	Unliquidated Claim

762	City of Midwest City	Oklahoma	Unliquidated Claim

763	City of Muskogee	Oklahoma	Unliquidated Claim

764	City of Mustang	Oklahoma	Unliquidated Claim

765	City of Owasso	Oklahoma	Unliquidated Claim

766	City of Ponca City	Oklahoma	Unliquidated Claim

767	City of Seminole	Oklahoma	Unliquidated Claim

768	City of Shawnee	Oklahoma	Unliquidated Claim

769	City of Stillwater	Oklahoma	Unliquidated Claim

770	City of Tulsa	Oklahoma	Unliquidated Claim

771	City of Yukon	Oklahoma	Unliquidated Claim

772	Cleveland County	Oklahoma	Unliquidated Claim

773	Coal County	Oklahoma	Unliquidated Claim

774	Comanche County	Oklahoma	Unliquidated Claim

775	Confederated Tribes and Bands of the Yakama Nation	Oklahoma	Unliquidated Claim

776	Custer County	Oklahoma	Unliquidated Claim

777	Delaware Nation	Oklahoma	Unliquidated Claim

778	Dewey County	Oklahoma	Unliquidated Claim

779	Grady County	Oklahoma	Unliquidated Claim

780	Greer County	Oklahoma	Unliquidated Claim

21

	Party	State	Economic Interest
781	Harmon County	Oklahoma	Unliquidated Claim

782	Harper County	Oklahoma	Unliquidated Claim

783	Haskell County	Oklahoma	Unliquidated Claim

784	Hughes County	Oklahoma	Unliquidated Claim

785	Jackson County	Oklahoma	Unliquidated Claim

786	Jefferson County	Oklahoma	Unliquidated Claim

787	Johnston County	Oklahoma	Unliquidated Claim

788	Kay County	Oklahoma	Unliquidated Claim

789	Kiowa County	Oklahoma	Unliquidated Claim

790	Latimer County	Oklahoma	Unliquidated Claim

791	Le Flore County	Oklahoma	Unliquidated Claim

792	Lincoln County	Oklahoma	Unliquidated Claim

793	Logan County	Oklahoma	Unliquidated Claim

794	Love County	Oklahoma	Unliquidated Claim

795	Major County	Oklahoma	Unliquidated Claim

796	McCurtain County	Oklahoma	Unliquidated Claim

797	Muskogee County	Oklahoma	Unliquidated Claim

798	Noble County	Oklahoma	Unliquidated Claim

799	Okfuskee County	Oklahoma	Unliquidated Claim

800	Oklahoma City	Oklahoma	Unliquidated Claim

801	Oklahoma County	Oklahoma	Unliquidated Claim

802	Pawnee Nation of Oklahoma	Oklahoma	Unliquidated Claim

803	Payne County	Oklahoma	Unliquidated Claim

804	Pittsburg County	Oklahoma	Unliquidated Claim

805	Ponca Tribe of Indians of Oklahoma	Oklahoma	Unliquidated Claim

806	Pottawatomie County	Oklahoma	Unliquidated Claim

807	Roger Mills County	Oklahoma	Unliquidated Claim

808	Sac and Fox Nation	Oklahoma	Unliquidated Claim

809	Seminole County	Oklahoma	Unliquidated Claim

810	Stephens County	Oklahoma	Unliquidated Claim

811	Texas County	Oklahoma	Unliquidated Claim

812	The Osage Nation	Oklahoma	Unliquidated Claim

813	The Schumacher Group of Oklahoma, Inc.	Oklahoma	Unliquidated Claim

814	The Thlopthlocco Tribal Town	Oklahoma	Unliquidated Claim

815	Tillman County	Oklahoma	Unliquidated Claim

816	Woods County	Oklahoma	Unliquidated Claim

817	Woodward County	Oklahoma	Unliquidated Claim

818	Adams County	Pennsylvania	Unliquidated Claim

22

	Party	State	Economic Interest
819	Armstrong County	Pennsylvania	Unliquidated Claim

820	Beaver County	Pennsylvania	Unliquidated Claim

821	Bedford County	Pennsylvania	Unliquidated Claim

822	Bensalem Township	Pennsylvania	Unliquidated Claim

823	Bradford County	Pennsylvania	Unliquidated Claim

824	Bucks County	Pennsylvania	Unliquidated Claim

825	Cambria County	Pennsylvania	Unliquidated Claim

826	Carbon County	Pennsylvania	Unliquidated Claim

827	City of Lock Haven	Pennsylvania	Unliquidated Claim

828	Clarion County	Pennsylvania	Unliquidated Claim

829	Clinton County	Pennsylvania	Unliquidated Claim

830	Fayette County	Pennsylvania	Unliquidated Claim

831	Franklin County	Pennsylvania	Unliquidated Claim

832	Greene County	Pennsylvania	Unliquidated Claim

833	Huntingdon County	Pennsylvania	Unliquidated Claim

834	Lackawanna County	Pennsylvania	Unliquidated Claim

835	Lawrence County	Pennsylvania	Unliquidated Claim

836	Lower Makefield Township	Pennsylvania	Unliquidated Claim

837	Mercer County	Pennsylvania	Unliquidated Claim

838	Monroe County	Pennsylvania	Unliquidated Claim

839	Newton Township	Pennsylvania	Unliquidated Claim

840	Norristown Borough	Pennsylvania	Unliquidated Claim

841	Sheet Metal Workers Local 19	Pennsylvania	Unliquidated Claim

842	The Schumacher Group of Pennsylvania, Inc.	Pennsylvania	Unliquidated Claim

843	Warminster Township	Pennsylvania	Unliquidated Claim

844	Warrington Township	Pennsylvania	Unliquidated Claim

845	Washington County	Pennsylvania	Unliquidated Claim

846	West Norriton County	Pennsylvania	Unliquidated Claim

847	Westmoreland County	Pennsylvania	Unliquidated Claim

848	Municipality of Canóvanas	Puerto Rico	Unliquidated Claim

849	Municipality of Juncos	Puerto Rico	Unliquidated Claim

850	Municipality of Rio Grande	Puerto Rico	Unliquidated Claim

851	Municipality of Vega Alta	Puerto Rico	Unliquidated Claim

852	Municipality of Yabucoa	Puerto Rico	Unliquidated Claim

853	Abbeville County	South Carolina	Unliquidated Claim

854	Aiken County	South Carolina	Unliquidated Claim

855	Allendale County	South Carolina	Unliquidated Claim

856	Anderson County	South Carolina	Unliquidated Claim

23

	Party	State	Economic Interest
857	Bamberg County	South Carolina	Unliquidated Claim

858	Barnwell County	South Carolina	Unliquidated Claim

859	Beaufort County	South Carolina	Unliquidated Claim

860	Calhoun County	South Carolina	Unliquidated Claim

861	Cherokee County	South Carolina	Unliquidated Claim

862	Chester County	South Carolina	Unliquidated Claim

863	Chesterfield County	South Carolina	Unliquidated Claim

864	City of Myrtle Beach	South Carolina	Unliquidated Claim

865	Clarendon County	South Carolina	Unliquidated Claim

866	Colleton County	South Carolina	Unliquidated Claim

867	Dillon County	South Carolina	Unliquidated Claim

868	Dorchester County	South Carolina	Unliquidated Claim

869	Edgefield County	South Carolina	Unliquidated Claim

870	Fairfield County	South Carolina	Unliquidated Claim

871	Florence County	South Carolina	Unliquidated Claim

872	Greenville County	South Carolina	Unliquidated Claim

873	Greenwood County	South Carolina	Unliquidated Claim

874	Hampton County	South Carolina	Unliquidated Claim

875	Horry County	South Carolina	Unliquidated Claim

876	Jasper County	South Carolina	Unliquidated Claim

877	Kershaw County	South Carolina	Unliquidated Claim

878	Kershaw County Hospital Board a/k/a Kershaw Health d/b/a Health Service District of Kershaw County	South Carolina	Unliquidated Claim

879	Lancaster County	South Carolina	Unliquidated Claim

880	Laurens County	South Carolina	Unliquidated Claim

881	Lee County	South Carolina	Unliquidated Claim

882	Lexington County	South Carolina	Unliquidated Claim

883	Marion County	South Carolina	Unliquidated Claim

884	Marlboro County	South Carolina	Unliquidated Claim

885	McCormick County	South Carolina	Unliquidated Claim

886	Newberry County	South Carolina	Unliquidated Claim

887	Oconee County	South Carolina	Unliquidated Claim

888	Orangeburg County	South Carolina	Unliquidated Claim

889	Pickens County	South Carolina	Unliquidated Claim

890	Saluda County	South Carolina	Unliquidated Claim

891	Spartanburg County	South Carolina	Unliquidated Claim

892	Sumter County	South Carolina	Unliquidated Claim

893	The Schumacher Group of South Carolina, Inc.	South Carolina	Unliquidated Claim

24

	Party	State	Economic Interest
894	Union County	South Carolina	Unliquidated Claim

895	Williamsburg County	South Carolina	Unliquidated Claim

896	York County	South Carolina	Unliquidated Claim

897	Anderson County*	Tennessee	Unliquidated Claim

898	Bedford County*	Tennessee	Unliquidated Claim

899	Bledsoe County*	Tennessee	Unliquidated Claim

900	Bradley County*	Tennessee	Unliquidated Claim

901	Campbell County*	Tennessee	Unliquidated Claim

902	Cannon County*	Tennessee	Unliquidated Claim

903	Carter County*	Tennessee	Unliquidated Claim

904	City of Algood*	Tennessee	Unliquidated Claim

905	City of Allardt*	Tennessee	Unliquidated Claim

906	City of Ardmore*	Tennessee	Unliquidated Claim

907	City of Athens*	Tennessee	Unliquidated Claim

908	City of Baneberry*	Tennessee	Unliquidated Claim

909	City of Bean Station*	Tennessee	Unliquidated Claim

910	City of Bluff*	Tennessee	Unliquidated Claim

911	City of Bristol*	Tennessee	Unliquidated Claim

912	City of Celine*	Tennessee	Unliquidated Claim

913	City of Charleston*	Tennessee	Unliquidated Claim

914	City of Church Hill*	Tennessee	Unliquidated Claim

915	City of Cleveland*	Tennessee	Unliquidated Claim

916	City of Clifton*	Tennessee	Unliquidated Claim

917	City of Clinton*	Tennessee	Unliquidated Claim

918	City of Coalmont*	Tennessee	Unliquidated Claim

919	City of Collinwood*	Tennessee	Unliquidated Claim

920	City of Columbia*	Tennessee	Unliquidated Claim

921	City of Cookeville*	Tennessee	Unliquidated Claim

922	City of Copperhill*	Tennessee	Unliquidated Claim

923	City of Cowan*	Tennessee	Unliquidated Claim

924	City of Crab Orchard*	Tennessee	Unliquidated Claim

925	City of Crossville*	Tennessee	Unliquidated Claim

926	City of Dayton*	Tennessee	Unliquidated Claim

927	City of Decherd*	Tennessee	Unliquidated Claim

*

The Tennessee officials and municipalities included in this disclosure participate with the MSGE Group only with respect to their claims against the Debtors arising under the Tennessee Drug Dealer Liability Act, Tenn. Code Ann. Sec. 9-38-101 et seq., and no other causes of action.

25

	Party	State	Economic Interest
928	City of Ducktown*	Tennessee	Unliquidated Claim

929	City of Dunlap*	Tennessee	Unliquidated Claim

930	City of Eagleville*	Tennessee	Unliquidated Claim

931	City of Elizabethton*	Tennessee	Unliquidated Claim

932	City of Elkton*	Tennessee	Unliquidated Claim

933	City of Etowah*	Tennessee	Unliquidated Claim

934	City of Fayettville*	Tennessee	Unliquidated Claim

935	City of Gatlinburg*	Tennessee	Unliquidated Claim

936	City of Greenback*	Tennessee	Unliquidated Claim

937	City of Gruetli-Laager*	Tennessee	Unliquidated Claim

938	City of Harriman*	Tennessee	Unliquidated Claim

939	City of Harrogate*	Tennessee	Unliquidated Claim

940	City of Iron City*	Tennessee	Unliquidated Claim

941	City of Jamestown*	Tennessee	Unliquidated Claim

942	City of Jefferson City*	Tennessee	Unliquidated Claim

943	City of Jellico*	Tennessee	Unliquidated Claim

944	City of Johnson City*	Tennessee	Unliquidated Claim

945	City of Kingsport*	Tennessee	Unliquidated Claim

946	City of Kingston*	Tennessee	Unliquidated Claim

947	City of Knoxville*	Tennessee	Unliquidated Claim

948	City of La Vergne*	Tennessee	Unliquidated Claim

949	City of LaFollette*	Tennessee	Unliquidated Claim

950	City of Lawrenceburg*	Tennessee	Unliquidated Claim

951	City of Lenoir City*	Tennessee	Unliquidated Claim

952	City of Lewisburg*	Tennessee	Unliquidated Claim

953	City of Loretto*	Tennessee	Unliquidated Claim

954	City of Luttrell*	Tennessee	Unliquidated Claim

955	City of Lynchburg*	Tennessee	Unliquidated Claim

956	City of Madisonville*	Tennessee	Unliquidated Claim

957	City of Maynardville*	Tennessee	Unliquidated Claim

958	City of McMinnville*	Tennessee	Unliquidated Claim

959	City of Minor Hill*	Tennessee	Unliquidated Claim

960	City of Morristown*	Tennessee	Unliquidated Claim

961	City of Mount Pleasant*	Tennessee	Unliquidated Claim

962	City of Mountain City*	Tennessee	Unliquidated Claim

*

The Tennessee officials and municipalities included in this disclosure participate with the MSGE Group only with respect to their claims against the Debtors arising under the Tennessee Drug Dealer Liability Act, Tenn. Code Ann. Sec. 9-38-101 et seq., and no other causes of action.

26

	Party	State	Economic Interest
963	City of Murfreesboro*	Tennessee	Unliquidated Claim

964	City of New Hope*	Tennessee	Unliquidated Claim

965	City of Newport*	Tennessee	Unliquidated Claim

966	City of Niota*	Tennessee	Unliquidated Claim

967	City of Norris*	Tennessee	Unliquidated Claim

968	City of Oak Ridge*	Tennessee	Unliquidated Claim

969	City of Philadelphia*	Tennessee	Unliquidated Claim

970	City of Pigeon Forge*	Tennessee	Unliquidated Claim

971	City of Pikeville*	Tennessee	Unliquidated Claim

972	City of Plainview*	Tennessee	Unliquidated Claim

973	City of Pulaski*	Tennessee	Unliquidated Claim

974	City of Rockwood*	Tennessee	Unliquidated Claim

975	City of Rocky Top*	Tennessee	Unliquidated Claim

976	City of Sevierville*	Tennessee	Unliquidated Claim

977	City of Shelbyville*	Tennessee	Unliquidated Claim

978	City of Smithville*	Tennessee	Unliquidated Claim

979	City of South Pittsburg*	Tennessee	Unliquidated Claim

980	City of Sparta*	Tennessee	Unliquidated Claim

981	City of Spring Hill*	Tennessee	Unliquidated Claim

982	City of St. Joseph*	Tennessee	Unliquidated Claim

983	City of Sunbright*	Tennessee	Unliquidated Claim

984	City of Sweetwater*	Tennessee	Unliquidated Claim

985	City of Tullahoma*	Tennessee	Unliquidated Claim

986	City of Tusculum*	Tennessee	Unliquidated Claim

987	City of Wartburg*	Tennessee	Unliquidated Claim

988	City of Watauga*	Tennessee	Unliquidated Claim

989	City of Waynesboro*	Tennessee	Unliquidated Claim

990	City of Whitwell*	Tennessee	Unliquidated Claim

991	City of Winchester*	Tennessee	Unliquidated Claim

992	Clay County*	Tennessee	Unliquidated Claim

993	Cocke County*	Tennessee	Unliquidated Claim

994	County of Clairborne*	Tennessee	Unliquidated Claim

995	Cumberland County*	Tennessee	Unliquidated Claim

996	Dekalb County*	Tennessee	Unliquidated Claim

*

The Tennessee officials and municipalities included in this disclosure participate with the MSGE Group only with respect to their claims against the Debtors arising under the Tennessee Drug Dealer Liability Act, Tenn. Code Ann. Sec. 9-38-101 et seq., and no other causes of action.

27

	Party	State	Economic Interest
997	District Attorney General Barry Staubus for the 2d Judicial District*	Tennessee	Unliquidated Claim

998	District Attorney General Brent A. Cooper for the 22d Judicial District*	Tennessee	Unliquidated Claim

999	District Attorney General Bryant C. Dunaway for the 13th Judicial District*	Tennessee	Unliquidated Claim

1000	District Attorney General Charme Allen for the 6th Judicial District*	Tennessee	Unliquidated Claim

1001	District Attorney General Dan Armstrong for the 3d Judicial District*	Tennessee	Unliquidated Claim

1002	District Attorney General Dave Clark for the 7th Judicial District*	Tennessee	Unliquidated Claim

1003	District Attorney General Jared Effler for the 8th Judicial District*	Tennessee	Unliquidated Claim

1004	District Attorney General Jennings H. Jones for the 16th Judicial District*	Tennessee	Unliquidated Claim

1005	District Attorney General Jimmy Dunn for the 4th Judicial District*	Tennessee	Unliquidated Claim

1006	District Attorney General Lisa S. Zavogiannis for the 31st Judicial District*	Tennessee	Unliquidated Claim

1007	District Attorney General Mike Taylor for the 12th Judicial District*	Tennessee	Unliquidated Claim

1008	District Attorney General Robert J. Carter for the 17th Judicial District*	Tennessee	Unliquidated Claim

1009	District Attorney General Russell Johnson for the 9th Judicial District*	Tennessee	Unliquidated Claim

1010	District Attorney General Stephen Crump for the 10th Judicial District*	Tennessee	Unliquidated Claim

1011	District Attorney General Tony Clark for the 1st Judicial District*	Tennessee	Unliquidated Claim

1012	Fentress County*	Tennessee	Unliquidated Claim

1013	Franklin County*	Tennessee	Unliquidated Claim

1014	Giles County*	Tennessee	Unliquidated Claim

1015	Grainger County*	Tennessee	Unliquidated Claim

1016	Greene County*	Tennessee	Unliquidated Claim

1017	Grundy County*	Tennessee	Unliquidated Claim

*

The Tennessee officials and municipalities included in this disclosure participate with the MSGE Group only with respect to their claims against the Debtors arising under the Tennessee Drug Dealer Liability Act, Tenn. Code Ann. Sec. 9-38-101 et seq., and no other causes of action.

28

	Party	State	Economic Interest
1018	Hamblen County*	Tennessee	Unliquidated Claim

1019	Hancock County*	Tennessee	Unliquidated Claim

1020	Hawking County*	Tennessee	Unliquidated Claim

1021	Hawkins County*	Tennessee	Unliquidated Claim

1022	Jefferson County*	Tennessee	Unliquidated Claim

1023	Johnson County*	Tennessee	Unliquidated Claim

1024	Knox County*	Tennessee	Unliquidated Claim

1025	Laurence County*	Tennessee	Unliquidated Claim

1026	Lincoln County*	Tennessee	Unliquidated Claim

1027	Loudon County*	Tennessee	Unliquidated Claim

1028	Marion County*	Tennessee	Unliquidated Claim

1029	Marshall County*	Tennessee	Unliquidated Claim

1030	Maury County*	Tennessee	Unliquidated Claim

1031	McMinn County*	Tennessee	Unliquidated Claim

1032	Meigs County*	Tennessee	Unliquidated Claim

1033	Monroe County*	Tennessee	Unliquidated Claim

1034	Moore County*	Tennessee	Unliquidated Claim

1035	Morgan County*	Tennessee	Unliquidated Claim

1036	Overton County*	Tennessee	Unliquidated Claim

1037	Patients’ Choice Medical Center of Erin, TN	Tennessee	Unliquidated Claim

1038	Picket County*	Tennessee	Unliquidated Claim

1039	Polk County*	Tennessee	Unliquidated Claim

1040	Putnam County*	Tennessee	Unliquidated Claim

1041	Rhea County*	Tennessee	Unliquidated Claim

1042	Roane County*	Tennessee	Unliquidated Claim

1043	Rutherford County*	Tennessee	Unliquidated Claim

1044	Scott County*	Tennessee	Unliquidated Claim

1045	Sequatchie County*	Tennessee	Unliquidated Claim

1046	Sevier County*	Tennessee	Unliquidated Claim

1047	Sullivan County*	Tennessee	Unliquidated Claim

1048	The Schumacher Group of Tennessee, Inc.	Tennessee	Unliquidated Claim

1049	Town of Alexandria*	Tennessee	Unliquidated Claim

1050	Town of Altamont*	Tennessee	Unliquidated Claim

1051	Town of Auburntown*	Tennessee	Unliquidated Claim

1052	Town of Baileyton*	Tennessee	Unliquidated Claim

*

The Tennessee officials and municipalities included in this disclosure participate with the MSGE Group only with respect to their claims against the Debtors arising under the Tennessee Drug Dealer Liability Act, Tenn. Code Ann. Sec. 9-38-101 et seq., and no other causes of action.

29

	Party	State	Economic Interest

1053	Town of Baxter*	Tennessee	Unliquidated Claim

1054	Town of Beersheba Springs*	Tennessee	Unliquidated Claim

1055	Town of Bell Buckle*	Tennessee	Unliquidated Claim

1056	Town of Benton*	Tennessee	Unliquidated Claim

1057	Town of Blaine*	Tennessee	Unliquidated Claim

1058	Town of Bulls Gap*	Tennessee	Unliquidated Claim

1059	Town of Byrdstown*	Tennessee	Unliquidated Claim

1060	Town of Calhoun*	Tennessee	Unliquidated Claim

1061	Town of Caryville*	Tennessee	Unliquidated Claim

1062	Town of Centertown*	Tennessee	Unliquidated Claim

1063	Town of Chapel Hill*	Tennessee	Unliquidated Claim

1064	Town of Cornersville*	Tennessee	Unliquidated Claim

1065	Town of Cumberland Gap*	Tennessee	Unliquidated Claim

1066	Town of Dandrige*	Tennessee	Unliquidated Claim

1067	Town of Decatur*	Tennessee	Unliquidated Claim

1068	Town of Dowelltown*	Tennessee	Unliquidated Claim

1069	Town of Doyle*	Tennessee	Unliquidated Claim

1070	Town of Englewood*	Tennessee	Unliquidated Claim

1071	Town of Erwin*	Tennessee	Unliquidated Claim

1072	Town of Estill Springs*	Tennessee	Unliquidated Claim

1073	Town of Ethridge*	Tennessee	Unliquidated Claim

1074	Town of Farragut*	Tennessee	Unliquidated Claim

1075	Town of Graysville*	Tennessee	Unliquidated Claim

1076	Town of Greenville*	Tennessee	Unliquidated Claim

1077	Town of Huntland*	Tennessee	Unliquidated Claim

1078	Town of Huntsville*	Tennessee	Unliquidated Claim

1079	Town of Jacksboro*	Tennessee	Unliquidated Claim

1080	Town of Jasper*	Tennessee	Unliquidated Claim

1081	Town of Jonesborough*	Tennessee	Unliquidated Claim

1082	Town of Kimball*	Tennessee	Unliquidated Claim

1083	Town of Liberty*	Tennessee	Unliquidated Claim

1084	Town of Livingston*	Tennessee	Unliquidated Claim

1085	Town of Loudon*	Tennessee	Unliquidated Claim

1086	Town of Lynnville*	Tennessee	Unliquidated Claim

1087	Town of Monteagle*	Tennessee	Unliquidated Claim

*

The Tennessee officials and municipalities included in this disclosure participate with the MSGE Group only with respect to their claims against the Debtors arising under the Tennessee Drug Dealer Liability Act, Tenn. Code Ann. Sec. 9-38-101 et seq., and no other causes of action.

30

	Party	State	Economic Interest
1088	Town of Monterey*	Tennessee	Unliquidated Claim

1089	Town of Morrison*	Tennessee	Unliquidated Claim

1090	Town of Mosheim*	Tennessee	Unliquidated Claim

1091	Town of Mount Carmel*	Tennessee	Unliquidated Claim

1092	Town of New Market*	Tennessee	Unliquidated Claim

1093	Town of New Tazewell*	Tennessee	Unliquidated Claim

1094	Town of Normandy*	Tennessee	Unliquidated Claim

1095	Town of Oakdale*	Tennessee	Unliquidated Claim

1096	Town of Oliver Springs*	Tennessee	Unliquidated Claim

1097	Town of Oneida*	Tennessee	Unliquidated Claim

1098	Town of Orme*	Tennessee	Unliquidated Claim

1099	Town of Palmer*	Tennessee	Unliquidated Claim

1100	Town of Parrottsville*	Tennessee	Unliquidated Claim

1101	Town of Petersburg*	Tennessee	Unliquidated Claim

1102	Town of Pittman Center*	Tennessee	Unliquidated Claim

1103	Town of Pleasant Hill*	Tennessee	Unliquidated Claim

1104	Town of Powells Crossroads*	Tennessee	Unliquidated Claim

1105	Town of Rogersville*	Tennessee	Unliquidated Claim

1106	Town of Rutlege*	Tennessee	Unliquidated Claim

1107	Town of Smyrna*	Tennessee	Unliquidated Claim

1108	Town of Sneedville*	Tennessee	Unliquidated Claim

1109	Town of Spencer*	Tennessee	Unliquidated Claim

1110	Town of Spring City*	Tennessee	Unliquidated Claim

1111	Town of Surgoinsville*	Tennessee	Unliquidated Claim

1112	Town of Tazewell*	Tennessee	Unliquidated Claim

1113	Town of Tellico Plains*	Tennessee	Unliquidated Claim

1114	Town of Tracy City*	Tennessee	Unliquidated Claim

1115	Town of Unicoi*	Tennessee	Unliquidated Claim

1116	Town of Viola*	Tennessee	Unliquidated Claim

1117	Town of Vonroe*	Tennessee	Unliquidated Claim

1118	Town of Wartrace*	Tennessee	Unliquidated Claim

1119	Town of White Pine*	Tennessee	Unliquidated Claim

1120	Town of Winfield*	Tennessee	Unliquidated Claim

1121	Town of Woodbury*	Tennessee	Unliquidated Claim

1122	Unicoi County*	Tennessee	Unliquidated Claim

*

The Tennessee officials and municipalities included in this disclosure participate with the MSGE Group only with respect to their claims against the Debtors arising under the Tennessee Drug Dealer Liability Act, Tenn. Code Ann. Sec. 9-38-101 et seq., and no other causes of action.

31

	Party	State	Economic Interest
1123	Union County*	Tennessee	Unliquidated Claim

1124	Van Buren County*	Tennessee	Unliquidated Claim

1125	Warren County*	Tennessee	Unliquidated Claim

1126	Washington County*	Tennessee	Unliquidated Claim

1127	Wayne County*	Tennessee	Unliquidated Claim

1128	White County*	Tennessee	Unliquidated Claim

1129	Alief Independent School District	Texas	Unliquidated Claim

1130	Angelina County	Texas	Unliquidated Claim

1131	Bailey County	Texas	Unliquidated Claim

1132	Bee County	Texas	Unliquidated Claim

1133	Bexar County	Texas	Unliquidated Claim

1134	Bexar County Hospital District d/b/a UHS	Texas	Unliquidated Claim

1135	Bibb County School District	Texas	Unliquidated Claim

1136	Blanco County	Texas	Unliquidated Claim

1137	Bowie County	Texas	Unliquidated Claim

1138	Brazos County	Texas	Unliquidated Claim

1139	Burleson County	Texas	Unliquidated Claim

1140	Burleson County Hospital District	Texas	Unliquidated Claim

1141	Burnet County	Texas	Unliquidated Claim

1142	Cameron County	Texas	Unliquidated Claim

1143	Camp County	Texas	Unliquidated Claim

1144	Cass County	Texas	Unliquidated Claim

1145	Castro County	Texas	Unliquidated Claim

1146	Chambers County	Texas	Unliquidated Claim

1147	Cherokee County	Texas	Unliquidated Claim

1148	City of Houston	Texas	Unliquidated Claim

1149	Colorado County	Texas	Unliquidated Claim

1150	Cooke County	Texas	Unliquidated Claim

1151	Coryell County	Texas	Unliquidated Claim

1152	Dallas Community College District	Texas	Unliquidated Claim

1153	Dallas County	Texas	Unliquidated Claim

1154	Dallas Independent School District	Texas	Unliquidated Claim

1155	Delta County	Texas	Unliquidated Claim

1156	Dimmit County	Texas	Unliquidated Claim

1157	Downey Unified School District	Texas	Unliquidated Claim

*

The Tennessee officials and municipalities included in this disclosure participate with the MSGE Group only with respect to their claims against the Debtors arising under the Tennessee Drug Dealer Liability Act, Tenn. Code Ann. Sec. 9-38-101 et seq., and no other causes of action.

32

	Party	State	Economic Interest
1158	Duval County	Texas	Unliquidated Claim

1159	Ector County	Texas	Unliquidated Claim

1160	El Paso County	Texas	Unliquidated Claim

1161	Elk Grove Independent School District	Texas	Unliquidated Claim

1162	Ellis County	Texas	Unliquidated Claim

1163	Falls County	Texas	Unliquidated Claim

1164	Fannin County	Texas	Unliquidated Claim

1165	Fort Bend County	Texas	Unliquidated Claim

1166	Franklin County	Texas	Unliquidated Claim

1167	Freestone County	Texas	Unliquidated Claim

1168	Galveston County	Texas	Unliquidated Claim

1169	Garland Independent School District	Texas	Unliquidated Claim

1170	Grayson County	Texas	Unliquidated Claim

1171	Hardin County	Texas	Unliquidated Claim

1172	Harris County	Texas	Unliquidated Claim

1173	Harris Health System	Texas	Unliquidated Claim

1174	Harrison County	Texas	Unliquidated Claim

1175	Henderson County	Texas	Unliquidated Claim

1176	Hidalgo County	Texas	Unliquidated Claim

1177	Hopkins County	Texas	Unliquidated Claim

1178	Houston County	Texas	Unliquidated Claim

1179	Houston Independent School District	Texas	Unliquidated Claim

1180	Irving Independent School District	Texas	Unliquidated Claim

1181	Jasper County	Texas	Unliquidated Claim

1182	Jefferson County	Texas	Unliquidated Claim

1183	Jim Hogg County	Texas	Unliquidated Claim

1184	Jim Wells County	Texas	Unliquidated Claim

1185	Johnson County	Texas	Unliquidated Claim

1186	Kaufman County	Texas	Unliquidated Claim

1187	Kendall County	Texas	Unliquidated Claim

1188	Kern High School District	Texas	Unliquidated Claim

1189	Kerr County	Texas	Unliquidated Claim

1190	Kleberg County	Texas	Unliquidated Claim

1191	Lamar County	Texas	Unliquidated Claim

1192	Leon County	Texas	Unliquidated Claim

1193	Liberty County	Texas	Unliquidated Claim

1194	Limestone County	Texas	Unliquidated Claim

1195	Madison County	Texas	Unliquidated Claim

33

	Party	State	Economic Interest
1196	Marion County	Texas	Unliquidated Claim

1197	McMullen County	Texas	Unliquidated Claim

1198	Mesa County Valley School District 51	Texas	Unliquidated Claim

1199	Milam County	Texas	Unliquidated Claim

1200	Morris County	Texas	Unliquidated Claim

1201	Nacogdoches County	Texas	Unliquidated Claim

1202	Newton County	Texas	Unliquidated Claim

1203	Nueces County	Texas	Unliquidated Claim

1204	Nueces County Hospital District	Texas	Unliquidated Claim

1205	Orange County	Texas	Unliquidated Claim

1206	Panola County	Texas	Unliquidated Claim

1207	Parker County	Texas	Unliquidated Claim

1208	Potter County	Texas	Unliquidated Claim

1209	Red River County	Texas	Unliquidated Claim

1210	Richardson Independent School District	Texas	Unliquidated Claim

1211	Roberts County	Texas	Unliquidated Claim

1212	Robertson County	Texas	Unliquidated Claim

1213	Rockwall County	Texas	Unliquidated Claim

1214	Rusk County	Texas	Unliquidated Claim

1215	San Antonio Police & Fireman’s Union	Texas	Unliquidated Claim

1216	San Saba County	Texas	Unliquidated Claim

1217	Shackelford County	Texas	Unliquidated Claim

1218	Shelby County	Texas	Unliquidated Claim

1219	Smith County	Texas	Unliquidated Claim

1220	Socorro Independent School District	Texas	Unliquidated Claim

1221	South Bend Community School Corporation	Texas	Unliquidated Claim

1222	Stephens County	Texas	Unliquidated Claim

1223	Tarrant County	Texas	Unliquidated Claim

1224	Tarrant County Hospital District	Texas	Unliquidated Claim

1225	Terrell County	Texas	Unliquidated Claim

1226	Texarkana Independent School District	Texas	Unliquidated Claim

1227	The Schumacher Group of Texas, Inc.	Texas	Unliquidated Claim

1228	Titus County	Texas	Unliquidated Claim

1229	Travis County	Texas	Unliquidated Claim

1230	Trinity County	Texas	Unliquidated Claim

1231	Upshur County	Texas	Unliquidated Claim

1232	Van Zandt County	Texas	Unliquidated Claim

1233	Waller County	Texas	Unliquidated Claim

34

	Party	State	Economic Interest
1234	Waukegan Community Unit School District 60	Texas	Unliquidated Claim

1235	Webb County	Texas	Unliquidated Claim

1236	Williamson County	Texas	Unliquidated Claim

1237	Wood County	Texas	Unliquidated Claim

1238	Town of Bennington	Vermont	Unliquidated Claim

1239	Town of Brattleboro	Vermont	Unliquidated Claim

1240	Town of Sharon	Vermont	Unliquidated Claim

1241	Accomack County	Virginia	Unliquidated Claim

1242	Alleghany County	Virginia	Unliquidated Claim

1243	Amherst County	Virginia	Unliquidated Claim

1244	Arlington County	Virginia	Unliquidated Claim

1245	Botetourt County	Virginia	Unliquidated Claim

1246	Charlotte County	Virginia	Unliquidated Claim

1247	Chesterfield County	Virginia	Unliquidated Claim

1248	City of Alexandria	Virginia	Unliquidated Claim

1249	City of Bristol	Virginia	Unliquidated Claim

1250	City of Buena Vista	Virginia	Unliquidated Claim

1251	City of Chesapeake	Virginia	Unliquidated Claim

1252	City of Covington	Virginia	Unliquidated Claim

1253	City of Emporia	Virginia	Unliquidated Claim

1254	City of Fairfax	Virginia	Unliquidated Claim

1255	City of Fredericksburg	Virginia	Unliquidated Claim

1256	City of Galax	Virginia	Unliquidated Claim

1257	City of Lexington	Virginia	Unliquidated Claim

1258	City of Martinsville	Virginia	Unliquidated Claim

1259	City of Norton	Virginia	Unliquidated Claim

1260	City of Poquoson	Virginia	Unliquidated Claim

1261	City of Portsmouth	Virginia	Unliquidated Claim

1262	City of Radford	Virginia	Unliquidated Claim

1263	City of Roanoke	Virginia	Unliquidated Claim

1264	City of Salem	Virginia	Unliquidated Claim

1265	City of Waynesboro	Virginia	Unliquidated Claim

1266	City of Winchester	Virginia	Unliquidated Claim

1267	Culpeper County	Virginia	Unliquidated Claim

1268	Cumberland County	Virginia	Unliquidated Claim

1269	Dickenson County	Virginia	Unliquidated Claim

1270	Dinwiddie County	Virginia	Unliquidated Claim

1271	Fairfax County	Virginia	Unliquidated Claim

35

	Party	State	Economic Interest
1272	Fauquier County	Virginia	Unliquidated Claim

1273	Floyd County	Virginia	Unliquidated Claim

1274	Franklin County	Virginia	Unliquidated Claim

1275	Frederick County	Virginia	Unliquidated Claim

1276	Giles County	Virginia	Unliquidated Claim

1277	Goochland County	Virginia	Unliquidated Claim

1278	Greensville County	Virginia	Unliquidated Claim

1279	Halifax County	Virginia	Unliquidated Claim

1280	Henrico County	Virginia	Unliquidated Claim

1281	Henry County	Virginia	Unliquidated Claim

1282	Isle of Wight County	Virginia	Unliquidated Claim

1283	King and Queen County	Virginia	Unliquidated Claim

1284	Lancaster County	Virginia	Unliquidated Claim

1285	Lee County	Virginia	Unliquidated Claim

1286	Loudoun County	Virginia	Unliquidated Claim

1287	Louisa County	Virginia	Unliquidated Claim

1288	Madison County	Virginia	Unliquidated Claim

1289	Mecklenburg County	Virginia	Unliquidated Claim

1290	Montgomery County	Virginia	Unliquidated Claim

1291	Northampton County	Virginia	Unliquidated Claim

1292	Northumberland County	Virginia	Unliquidated Claim

1293	Page County	Virginia	Unliquidated Claim

1294	Patrick County	Virginia	Unliquidated Claim

1295	Pittsylvania County	Virginia	Unliquidated Claim

1296	Prince George County	Virginia	Unliquidated Claim

1297	Prince William County	Virginia	Unliquidated Claim

1298	Roanoke County	Virginia	Unliquidated Claim

1299	Rockbridge County	Virginia	Unliquidated Claim

1300	Shenandoah County	Virginia	Unliquidated Claim

1301	Stafford County	Virginia	Unliquidated Claim

1302	The Schumacher Group of Virginia, Inc.	Virginia	Unliquidated Claim

1303	Washington County	Virginia	Unliquidated Claim

1304	The Schumacher Group of Washington, Inc.	Washington	Unliquidated Claim

1305	City of Elizabeth	West Virginia	Unliquidated Claim

1306	City of Harrisville	West Virginia	Unliquidated Claim

1307	City of Ravenswood	West Virginia	Unliquidated Claim

1308	City of Ripley	West Virginia	Unliquidated Claim

1309	City of Spencer	West Virginia	Unliquidated Claim

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	Party	State	Economic Interest
1310	City of St. Mary’s	West Virginia	Unliquidated Claim

1311	Jackson County	West Virginia	Unliquidated Claim

1312	Pleasants County	West Virginia	Unliquidated Claim

1313	Ritchie County	West Virginia	Unliquidated Claim

1314	Roane County	West Virginia	Unliquidated Claim

1315	The Schumacher Group of West Virginia, Inc.	West Virginia	Unliquidated Claim

1316	Williamstown County	West Virginia	Unliquidated Claim

1317	Wirt County	West Virginia	Unliquidated Claim

1318	Woods County	West Virginia	Unliquidated Claim

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Execution Version

Joinder Agreement and Amendment to Restructuring Support Agreement

THIS JOINDER AGREEMENT AND AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT dated as of March 10, 2021 (this “Joinder Agreement”) is entered into by and among the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee (each as defined in the Agreement (as defined below)), the MSGE Group (as defined below), and the undersigned holders of First Lien Term Loan Claims (as defined in the First Lien Settlement Term Sheet (as defined below)) (such undersigned holders, the “Supporting Term Lenders” and, together with the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group, the “Joinder Parties”) on behalf of the Debtors, the Supporting Unsecured Noteholders, the Supporting Governmental Opioid Claimants, the MSGE Signatories (as defined in the MSGE Group Joinder Agreement (as defined below)), and the Supporting Term Lenders (together, the “Agreement Parties”).

WHEREAS, the Debtors, the Supporting Unsecured Noteholders, and the Supporting Governmental Opioid Claimants entered into a certain Restructuring Support Agreement dated as of October 11, 2020 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, together with the Term Sheet (as defined therein) and First Lien Settlement Term Sheet (as defined below), the “Agreement”);1

WHEREAS, the MSGE Group (as defined in the MSGE Group Joinder Agreement (as defined below)) joined the Agreement pursuant to that certain Joinder Agreement dated November 13, 2020 (the “MSGE Group Joinder Agreement”);

WHEREAS, as of the date hereof, Counsel to the MSGE Group, Caplin & Drysdale, Chartered (“MSGE Group Counsel”) has obtained over 1,200 executed signature pages of the members of the MSGE Group to the MSGE Group Joinder Agreement;

WHEREAS, MSGE Group Counsel requests additional time to obtain executed signature pages from the remaining members of the MSGE Group;

WHEREAS, the Debtors, the Supporting Unsecured Noteholders, the Supporting Governmental Opioid Claimants, the MSGE Group, and the Supporting Term Lenders have agreed to a settlement (the “First Lien Term Loans Settlement”) on the terms set forth in that certain First Lien Settlement Term Sheet attached as Schedule 3 to the Term Sheet (as amended and restated herein) (the “First Lien Settlement Term Sheet”);

WHEREAS, in furtherance of the First Lien Term Loans Settlement, the Joinder Parties wish for the Supporting Term Lenders to join the Agreement;

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Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement, as amended by this Joinder Agreement (including the Term Sheet, Opioid Settlement Term Sheet, and First Lien Settlement Term Sheet), or the MSGE Group Joinder Agreement, as applicable.

WHEREAS, the Joinder Parties wish to amend certain provisions of the Agreement and the MSGE Group Joinder Agreement, and to take such actions necessary to give effect to the foregoing.

NOW, THEREFORE, in consideration of the foregoing, the warranties, covenants, and agreements contained herein, in the Agreement, and in the MSGE Group Joinder Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Joinder Parties agree as follows:

I.	Joinder.

A. Each of the Supporting Term Lenders hereby acknowledges that it has reviewed and understands the Agreement.

B. In addition to the foregoing, each of the Supporting Term Lenders agrees as follows:

1. Restructuring Support: The Supporting Term Lenders shall have the rights and be subject to the support and other obligations of Supporting Parties and Supporting Unsecured Noteholders, as applicable, set forth in Sections 2, 4 (other than clause (g), as added by this Joinder Agreement), 5(a) (other than clause (vii) except to the extent of the DOJ/Opioid Settlement Cash Consent Right (as defined in the First Lien Settlement Term Sheet) and clause (viii) unless (A) the applicable Alternative Transaction does not propose the Payment in Full of First Lien Term Loan Claims (as defined in the First Lien Settlement Term Sheet) upon consummation thereof and results in (i) less favorable treatment of the First Lien Term Loan Claims as compared to the treatment for such First Lien Term Loan Claims set forth in the First Lien Settlement Term Sheet or (ii) a Prohibited Ownership Change2 or (B) would be reasonably expected to have a materially adverse effect on the holders of First Lien Term Loan Claims (acting in such capacity)), 5(b), 6(a) (other than clauses (vi)(C) (unless (A) the applicable Alternative Transaction does not propose the Payment in Full of First Lien Term Loan Claims upon consummation thereof and results in (i) less favorable treatment of the First Lien Term Loan Claims as compared to the treatment for such First Lien Term Loan Claims set forth in the First Lien Settlement Term Sheet or (ii) a Prohibited Ownership Change or (B) would be reasonably expected to have a materially adverse effect on the holders of First Lien Term Loan Claims (acting in such capacity)), (vi)(D) (unless (A) the applicable Alternative Transaction does not propose the Payment in Full of First Lien Term Loan Claims upon consummation thereof and results in (i) less favorable treatment of the First Lien

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“Prohibited Ownership Change” means, at any time on or prior to the Plan Effective Date, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests (as defined in the Term Sheet) representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests, provided, that, solely for the purposes of this Joinder Agreement and the Agreement and subject to Article I.B.9 of this Joinder Agreement, (i) the transactions contemplated under this Joinder Agreement, the Agreement, the Term Sheet (including the First Lien Settlement Term Sheet and the Opioid Settlement Term Sheet) shall not constitute a Prohibited Ownership Change and (ii) neither the Unsecured Notes Ad Hoc Group nor the Supporting Unsecured Noteholders shall constitute a group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof).

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Term Loan Claims as compared to the treatment for such First Lien Term Loan Claims set forth in the First Lien Settlement Term Sheet or (ii) a Prohibited Ownership Change or (B) would be reasonably expected to have a materially adverse effect on the holders of First Lien Term Loan Claims (acting in such capacity)), (xvi) (provided that, any action by the Company that triggers a Supporting Party Termination Event under Section 6(a)(xvi) shall also apply to the Supporting Term Lenders to the extent such action is in breach of the DOJ/Opioid Settlement Cash Consent Right (as defined in the First Lien Settlement Term Sheet) and the Required Supporting Term Lenders have not previously consented to such action by the Company), (xix) (provided that Section 6(a)(xix) shall also apply to the Supporting Term Lenders to the extent both the Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee terminate their obligations under the Agreement in accordance with Section 6(a)), (xx), (xxi), (xxii), and (xxiii)(B), (D), (E), (F), and (G) (provided that, any extension of the Milestone contained in Section 6(a)(xxiii)(G) beyond March 15, 2022, shall also require the consent of the Required Supporting Term Lenders, and provided, further, that references to Section 6(a)(xxiii) shall be to such section as modified by this Joinder Agreement), and (xxv) (as added by this Joinder Agreement)), 6(c), 6(e), 6(f), 6(g), 6(h), 8, 9, 13, 14, 15, 16, 17, 18, 19, 21, 22, 24, 26, and 27 of the Agreement (the “Restructuring Support Sections”); provided, that the Supporting Term Lenders’ rights related to Definitive Documents set forth in Sections 5(a)(iv), 5(a)(ix), 5(b), 6(a)(iii), and 6(a)(iv) of the Agreement shall be limited to only the extent that such Definitive Documents, and in the case of Sections 5(b)(iii) and 6(a)(iii) any motion, pleading, declaration, supporting exhibit, related document, Term Sheet or Definitive Documents, (i) directly relate to (or would otherwise directly affect) (a) the treatment of the First Lien Term Loan Claims of the Supporting Term Lenders under the Agreement or the Plan, (b) the legal or economic rights or waivers proposed to be granted to, or received by the Supporting Term Lenders under the Agreement or the Plan (provided, that, changes in the trading value of the First Lien Term Loan Claims shall not constitute any such legal or economic right or waiver), (c) the obligations of the Supporting Term Lenders under the Agreement, or (d) the implementation of the New First Lien Term Loan Facility or the terms of the First Lien Settlement Term Sheet (except that, counsel to the Supporting Term Lenders shall also be provided copies of all other material pleadings and pleadings related to any other Definitive Documents at least two (2) Business Days or as soon as reasonably practicable prior to filing such pleading, to the extent reasonably practicable) or (ii) otherwise materially and adversely affect the rights or obligations of the Supporting Term Lenders under the Agreement, including the First Lien Settlement Term Sheet; provided, further, that without limiting the generality of the foregoing, (i) the New Term Loan Documentation (including any intercreditor agreements to govern the New First Lien Term Loans (other than the Existing 1L/2L Intercreditor Agreement, which shall continue in place after the Plan Effective Date)) shall be consistent with the Documentation Principles, (ii) any modifications to the Final Cash Collateral Order (including the CCO Modification Order (subject to the NPT Exception)), the 2020 ECF Payment Order (subject to the ECF Exception) and any pleadings filed by the Debtors in connection therewith, in each case, shall be in form and substance reasonably acceptable to the Required Supporting Term Lenders and as otherwise set forth in the First Lien Settlement Term Sheet, and (iii) and any new key employee and retentive based compensation programs to be proposed after the Petition Date shall be proposed in consultation with the Supporting Term Lenders; provided, however, that in the event the Plan provides for the Payment in Full of First Lien Term Loan Claims on the Plan Effective Date, the Supporting Term Lenders shall not have consent rights as to any terms of the Definitive Documents. Each of the Supporting Term Lenders hereby acknowledges that such

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rights and obligations (other than such rights and obligations set forth in Section 6(g)) shall be exercised by the Supporting Term Lenders through the Required Supporting Term Lenders (as defined below) over the matters set forth in the Agreement for which the Supporting Term Lenders have rights or obligations. Except as set forth on the signature pages to the Agreement or this Joinder Agreement, (y) the Specified Claims and Interests applicable to the Supporting Term Lenders shall be the First Lien Credit Agreement Claims and, to the extent any such Supporting Term Lender is a beneficial or legal owner of Guaranteed Unsecured Notes, Guaranteed Unsecured Notes Claims and (z) the Specified Claims and Interests applicable to the Supporting Unsecured Noteholders shall be Guaranteed Unsecured Notes Claims and, to the extent any such Supporting Unsecured Noteholder is a beneficial or legal owner of First Lien Credit Agreement Claims, the First Lien Credit Agreement Claims. For purposes of consent rights, amendment rights, or termination rights in the Agreement or this Joinder Agreement, Supporting Unsecured Noteholders that beneficially or legally own First Lien Credit Agreement Claims shall not be considered Supporting Term Lenders under the Agreement or this Joinder Agreement, and Supporting Term Lenders that beneficially or legally own Guaranteed Unsecured Notes Claims shall not be considered Supporting Unsecured Noteholders under the Agreement or this Joinder Agreement.

2. Consent Rights of the Supporting Term Lenders:

a. The Supporting Term Lenders shall have only the consent and approval rights expressly given to them in the Agreement, the Term Sheet, the First Lien Settlement Term Sheet, and the applicable Definitive Documents; provided, that in the event the Plan provides for the Payment in Full of First Lien Term Loan Claims on the Plan Effective Date, the Supporting Term Lenders shall not have consultation or consent rights as to any terms of the Definitive Documents.

b. The foregoing consent and approval rights in subsection (a) shall not limit, modify or otherwise affect the existing consent and approval rights of the other Supporting Parties under the Agreement, including with respect to Definitive Documents.

3. Breaches by the Supporting Term Lenders: The Company shall be entitled to terminate the Agreement as to all of the Supporting Term Lenders upon the breach in any material respect by the Supporting Term Lenders that would result in non-breaching Supporting Term Lenders and any other Supporting Parties holding less than 66.7% in outstanding principal amount of either the (i) First Lien Term Loan Claims maturing in 2024 or (ii) First Lien Term Loan Claims maturing in 2025, in each case with respect to any of the representations, warranties, or covenants of such Supporting Term Lenders set forth in the Agreement and which breach remains uncured for a period of fifteen (15) Business Days after delivery by the Company to the applicable Supporting Term Lenders of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided that any such termination by the Company pursuant to the Agreement or this Joinder Agreement shall result in the termination of this Agreement solely as to the Supporting Term Lenders and shall not give rise to a termination right to any other Supporting Party; and provided, further, that, the Company may, at its option, terminate this Agreement solely as to any Supporting Term Lender that breaches, in any material respect, its representations, warranties or covenants set forth in the Agreement (to the extent such breach remains uncured for a period of fifteen (15) Business Days after delivery by the Company to the applicable Supporting Term Lender of written notice of such breach, which written notice

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will set forth in reasonable detail the alleged breach), whether or not such breach would entitle the Company to terminate the Agreement with respect to all Supporting Term Lenders in accordance with this Section 3; provided, further, that if the Agreement or this Joinder Agreement is terminated by the Company solely as to the Supporting Term Lenders, then the amendments (a) to the Agreement in Articles II.A.1, II.A.2, II.A.3 (solely as to the definition of “Required Supporting Term Lenders”), II.B (solely as to the Supporting Term Lenders), and II.D, below and (b) to the Term Sheet (other than the addition of the condition precedent related to payment of the Transaction Fees), in each case, shall be null and void.

4. Termination of the Joinder Agreement by the Supporting Term Lenders:

a. The sole remedy of the Supporting Term Lenders for any breach by the Supporting Parties or the Company of the Restructuring Support Sections of the Agreement or this Joinder Agreement, including the DOJ/Opioid Settlement Cash Consent Right (as defined in the First Lien Settlement Term Sheet), shall be termination of this Joinder Agreement by written notice in accordance with the Agreement delivered by Supporting Term Lenders holding two-thirds in outstanding principal amount of the First Lien Term Loans then party to the Joinder Agreement with such notice terminating the Agreement and Joinder Agreement as to all Supporting Term Lenders. If the Supporting Term Lenders terminate this Joinder Agreement, such termination shall not result in a termination of the Agreement or this Joinder Agreement as to the other Supporting Parties (other than the Supporting Term Lenders) and shall not give rise to a termination right under Section 6(a)(xix) for any such Supporting Parties or for the Company under Section 6(b)(iv); provided, that if this Joinder Agreement is terminated by Supporting Term Lenders then the amendments (a) to the Agreement in Articles II.A.1, II.A.2, II.A.3 (solely as to the definition of “Required Supporting Term Lenders”), II.B (solely as to the Supporting Term Lenders), and II.D, below and (b) to the Term Sheet (other than the addition of the condition precedent related to payment of the Transaction Fees), in each case, shall be null and void.

b. Upon ten (10) days’ notice, any individual Supporting Term Lender may terminate this Joinder Agreement, as to itself only, by the delivery to counsel to the Company and the other Supporting Parties of a written notice in accordance with Section 7 hereof, in the event that (i) any waiver, modification, amendment or supplement of this Joinder Agreement or the Agreement materially disproportionately and materially adversely affects the economic rights, recoveries, or treatment applicable to the Specified Claims and Interests of such Supporting Term Lender relative to (x), in the case of Specified Claims and Interests comprising First Lien Term Loan Claims, the economic rights, recoveries, or treatment applicable to the First Lien Term Loan Claims of the other Supporting Term Lenders, or (y), in the case of Specified Claims and Interests comprising Guaranteed Unsecured Notes, relative to the economic rights, recoveries, or treatment applicable to the Claims based on the Guaranteed Unsecured Notes of the Supporting Unsecured Noteholders, in each case, without such Supporting Term Lender’s consent or (ii) any Definitive Document is filed with the Bankruptcy Court or later amended in such a way that materially disproportionately and materially adversely affects (x), in the case of Specified Claims and Interests comprising First Lien Term Loan Claims, the economic rights, recoveries, or treatment applicable to the First Lien Term Loan Claims of such Supporting Term Lender relative to the economic rights, recoveries, or treatment applicable to the First Lien Term Loan Claims of the other Supporting Term Lenders, or (y), in the case of Specified Claims and Interests comprising Guaranteed Unsecured Notes, the economic rights, recoveries, or treatment applicable to the

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Claims based on the Guaranteed Unsecured Notes of such Supporting Term Lender relative to the economic rights, recoveries, or treatment applicable to the Claims based on the Guaranteed Note Claims of the Supporting Unsecured Noteholders, in each case, without such Supporting Term Lender’s consent (each such event, an “Individual Supporting Term Lender Termination Event”); provided, that, such Supporting Term Lender shall not object to the Company’s efforts to seek an expedited hearing to adjudicate whether an Individual Supporting Term Lender Termination Event has occurred.

5. Amendments and Waivers:

a. During the Support Period, this Joinder Agreement and, to the extent that the Supporting Term Lenders have the rights and are subject to the support and other obligations of Supporting Parties and Supporting Unsecured Noteholders of the relevant provision pursuant to Article I.B.1 hereof, the Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Required Supporting Term Lenders; provided, that: (a) any waiver, modification, amendment, or supplement to Section 4(f)(v), Section 6(e), Section 6(f), Section 6(g), Section 7(a), Section 8(b), Section 17, Section 21, or Section 22 of the Agreement, or Article I.B.4(b) or Article I.B.8 of this Joinder Agreement, or the definition of “Specified Claims and Interests” shall require the prior written consent of each Supporting Term Lender; (b) any waiver, modification, amendment, or supplement to the definitions of “Required Supporting Term Lenders” shall require the prior written consent of each Supporting Term Lender; (c) any waiver, modification, amendment, or supplement of the Opioid Settlement or the CMS/DOJ/States Settlement shall comply with the monetary and payment frequency limitations set forth in the section entitled “DOJ/Opioid Settlement Cash Consent Right” in the First Lien Settlement Term Sheet (unless Required Supporting Term Lenders shall otherwise consent); and (d) any Definitive Document or any waiver, modification, amendment or supplement of this Joinder Agreement, the Agreement, or any Definitive Document, in each case, that requires any Supporting Term Lender to make any investment of new capital, including in any Mallinckrodt entity, may not be made without the prior written consent of such Supporting Term Lender; provided that, to the extent that the Company waives, modifies, amends, or supplements the Agreement (other than for the items expressly set forth or contemplated in the First Lien Settlement Term Sheet, including any such items as implemented or governed by any Definitive Document, including, without limitation, the Plan, Disclosure Statement, the Confirmation Order, and the New Term Loan Documentation), including any exhibits or schedules hereto, without the consent of the Required Supporting Term Lenders, the sole remedy afforded to the Supporting Term Lenders shall be termination of this Joinder Agreement as to the Supporting Term Lenders by the Required Supporting Term Lenders.

b. Following the Plan Effective Date, amendments to any Definitive Document shall be governed as set forth in such Definitive Document. Any consent required to be provided pursuant to this Article I.B.5 may be delivered by email from counsel.

6. Fees and Expenses: The reasonable and documented fees and out-of-pocket expenses of the Supporting Term Lenders, including the reasonable fees and expenses of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), as legal advisor to the Supporting Term Lenders, Evercore Group LLC, as financial advisor, and any other advisor specified in, and any subsequently retained advisor permitted to be reimbursed pursuant to, the Final Cash Collateral Order (the “Ad Hoc Term Lender Group Advisors”) shall be paid in accordance with the Final Cash Collateral Order.

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7. Notice Parties: Notices provided pursuant to the Agreement shall be sent to the Supporting Term Lenders to the address set forth on the signature page for the Supporting Term Lenders, with copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Attention:     Scott J. Greenberg (sgreenberg@gibsondunn.com)

 Michael J. Cohen (mcohen@gibsondunn.com)

8. Representations and Warranties:

a. Each Supporting Term Lender hereby makes the same representations and warranties of the Supporting Parties set forth in Section 7(a) of the Agreement to each other Party, effective as of the date hereof.

b. Each Supporting Term Lender severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Supporting Term Lender becomes a party hereto), such Supporting Term Lender (i) is or, after taking into account the settlement of any pending assignments of First Lien Term Loans to which such Supporting Term Lender is a party as of the date of this Joinder Agreement, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate principal amount of Specified Claims and Interests set forth besides its name on Annex 1 hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Term Lender that becomes a Party hereto after the date hereof), (ii) has, with respect to the beneficial owners of such Specified Claims and Interests (as may be set forth on a schedule to such Supporting Term Lender’s signature page hereto), (A) sole investment or voting discretion with respect to such Specified Claims and Interests, (B) full power and authority to vote on and consent to matters concerning such Specified Claims and Interests, or to exchange, assign, and transfer such Claims or Interests, and (C) full power and authority to bind or act on the behalf of, such beneficial owners, (iii) such Specified Claims and Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Supporting Term Lender’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, and (iv) is not aware of any currently outstanding request to the Administrative Agent under the Existing Credit Agreement to implement a rate of interest for the First Lien Term Loans applicable to ABR Borrowings (as defined in the Existing Credit Agreement).

9. Supporting Term Lender Reservations of Rights.

a. General Reservation of Rights. For the avoidance of doubt, and notwithstanding anything to the contrary in the Agreement or this Joinder Agreement, except as otherwise set forth in any order of the Bankruptcy Court, in the event the Agreement is terminated

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as to the Supporting Term Lenders, all of the Agreement Parties’ rights and remedies under the Existing Credit Agreement, the Bankruptcy Code, and applicable law, including, without limitation, with respect to (a) the Plan, (b) the calculation and treatment of the Specified Claims and Interests held by the Supporting Term Lenders under the Plan, (c) any relief sought by, or relief granted in connection with, the motion seeking authority to pay the 2020 ECF Payment (as defined in the First Lien Settlement Term Sheet), (d) the Existing 1L Intercreditor Agreement, and (e) the Existing 1L/2L Intercreditor Agreement, shall be reserved in all respects.

b. Make-Whole Reservation of Rights. Neither this Agreement nor the Term Sheet provide for the treatment of the Make-Whole Claims, and all Parties’ rights related thereto are fully reserved. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that a Supporting Term Lender (a) may hold First Lien Revolving Loan Claims, First Lien Notes Claims, and/or Second Lien Notes Claims in addition to its Specified Claims and Interests, and (b) that the entry into this Agreement does not limit, waive, impair, or otherwise affect any Supporting Term Lender’s right to negotiate for and seek allowance of, or to object to and seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or the Restructuring, whether in such term lender’s capacity as a term lender or otherwise. Nothing contained herein, limits, waives, impairs, or otherwise affects the Company’s right to object to, or seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or Restructuring and any such actions taken in connection with defending or objecting to the Make-Whole Claims is not inconsistent with the Company’s obligations under this Agreement.

10. Agreements of the Supporting Term Lenders.

a. During the Support Period, subject to the terms and conditions of this Joinder Agreement and the Agreement, each Supporting Term Lender agrees, severally and not jointly (solely in its capacity as a holder of the Supporting Term Lenders’ Specified Claims and Interests, and in no other capacity), solely as long as it remains the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any of the Supporting Term Lenders’ Specified Claims and Interests against and/or in the Company held by it, that it shall not direct the Administrative Agent under the Existing Credit Agreement to implement (or take steps to implement) a rate of interest for the First Lien Term Loans applicable to ABR Borrowings.

II. Amendments to the Agreement. In reliance on the representations, warranties, covenants, and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement and the MSGE Group Joinder Agreement are hereby amended as follows:

A. Definitions.

1. The definitions of “Restructuring,” “Term Sheet,” and “Plan” in the recitals to the Agreement are hereby amended to incorporate (as applicable) and include reference to the terms of the First Lien Settlement Term Sheet, and the definition of “Parties” in the recitals to the Agreement is hereby amended to incorporate and include reference to the Supporting Term Lenders.

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2. The definition of “Definitive Documents” in Section 1.m of the Agreement is hereby amended by deleting the word “and” before clause (xix) and replacing the period at the end of the definition with “; (xx) the New Term Loan Documentation and any other documentation related to any financing used to repay any First Lien Credit Agreement Claims; (xxi) the 2020 ECF Payment Settlement; (xxii) the 2020 ECF Payment Order; and (xxiii) the CCO Modification Order.”

3. The following definitions are hereby added to Section 1 of the Agreement in the appropriate alphabetical order:

“Ad Hoc First Lien Term Lender Group” means that certain ad hoc group of holders of First Lien Loans represented by, among others, Gibson, Dunn & Crutcher LLP and advised by Evercore Group, LLC.

“Existing 1L Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of April 7, 2020, among Mallinckrodt PLC, as Parent, Mallinckrodt International Finance S.A., as Lux Borrower, Mallinckrodt CB LLC, as Co-Borrower, the other Grantors party thereto, Deutsche Bank AG New York Branch, as Collateral Agent for the Pari Passu Secured Parties and as Authorized Representative for the Credit Agreement Secured Parties, Wilmington Savings Fund Society, FSB, as the Initial Additional Authorized Representative, and each additional Authorized Representative from time to time party thereto.

“Existing 1L/2L Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement, dated as of December 6, 2019, among Deutsche Bank AG New York Branch, as First Lien Collateral Agent and as First Lien Credit Representative, Wilmington Savings Fund Society, FSB, as Second Lien Collateral Agent and as Initial Second Lien Document Representative, and the other First Lien Representative Parties and Second Lien Representative Parties thereto.

“RSA Parties Fee Motion” means that certain Motion of the Debtors to Assume and/or Enter Into Reimbursement Agreements with RSA Party Professionals filed with the Bankruptcy Court on December 30, 2020 [Docket No. 1092].

“RSA Parties Fee Order” means that order granting the RSA Parties Fee Motion, entered on February 1, 2021 [Docket No. 1250].

“Required Supporting Term Lenders” means, as of any date of determination, the Specified Supporting Term Lenders then party to this Agreement that, at the time of such approval, together hold at least 60% in outstanding principal amount of First Lien Term Loans held by the Specified Supporting Term Lenders; provided, that, the Ad Hoc First Lien Term Lender Group shall (A) notify the Company promptly of approval of any such Specified Supporting Term Lenders and (B) not revoke approval of any Specified Supporting Term Lenders previously approved by the Ad Hoc First Lien Term Lender Group without notice to the Company.

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“Specified Supporting Term Lender” means, as of any date of determination, Supporting Term Lenders that are (i) members of the Ad Hoc First Lien Term Lender Group or (ii) Supporting Term Lenders previously approved by members the Ad Hoc First Lien Term Lender Group.

B. Ad Hoc Group Composition. Section 4(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

e. Ad Hoc Group Composition. No less frequently than every sixty (60) days commencing on the Agreement Effective Date, counsel to each of the Unsecured Notes Ad Hoc Group, the Ad Hoc First Lien Term Lender Group, and the Governmental Plaintiff Ad Hoc Committee shall provide counsel to the Company and to each other, on a professionals’ eyes only basis, with a list showing each member of such counsel’s respective ad hoc group and, (i) in the case of members of the Unsecured Notes Ad Hoc Group, the aggregate holdings of Guaranteed Unsecured Notes and other claims based on funded indebtedness of the Company (including on account of the Company’s secured notes, First Lien Term Loans, and revolving credit facility) or interests of the Company and (ii) in the case of members of the Ad Hoc First Lien Term Lender Group, the aggregate holdings of First Lien Term Loans and other claims based on funded indebtedness of the Company (including on account of the Company’s secured notes, Guaranteed Unsecured Notes, and revolving credit facility) or interests of the Company; provided, that counsel to the Governmental Plaintiff Ad Hoc Committee shall only be required to provide such a list if the members of the Governmental Plaintiff Ad Hoc Committee have changed since the last time such a list was provided.

C. Agreements of the Supporting Parties. Section 4 of the Agreement is hereby amended by replacing the period at the end of Section 4(f)(vi) with “; and”, and adding the following clause (g):

g. In connection with the negotiation of the Definitive Documents, the Supporting Parties agree to discuss, in good faith, any concerns raised by the Supporting Unsecured Noteholders regarding allocation of fees and expenses incurred by the Official Committee of Opioid Related Claimants during the Chapter 11 Cases.

D. Agreements of the Company.

1. Section 5(a) of the Agreement is hereby amended by deleting the word “and” at the end of Section 5(a)(xvii), replacing the period at the end of Section 5(a)(xviii) with a semicolon, and adding the following clauses (xix), (xx), (xxi), and (xxii):

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(xix) to seek approval of the Debtors’ Motion for Order (I) Authorizing Use of Cash Collateral other than in the Ordinary Course of Business, (II) Granting Limited Relief from the Automatic Stay, and (III) Granting Related Relief [Docket No. 1441], subject to the ECF Exception, at the hearing currently scheduled for March 16, 2021 (subject to any extensions reasonably agreed by the Debtors and the Required Supporting Term Lenders);

(xx) to seek approval of an amendment to the Final Order Under Bankruptcy Code Sections 105(a), 361, 362, 363, 503, and 507, and Bankruptcy Rules 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 586] (the “Final Cash Collateral Order”) to increase the interest rate applied in order to calculate First Lien Adequate Protection Payments (as defined in the Final Cash Collateral Order) and to provide that the Payment in Full of Term Loan Claims must be in compliance with this Agreement (including payment of the applicable Term Loan Exit Payment), so long as the Supporting Term Lenders remain party hereto; provided that, to the extent the Company is unable to obtain Bankruptcy Court approval for (A) the application of the Adjusted Interest Rate retroactively to the date on which the Debtors filed a motion seeking entry of the CCO Modification Order or (B) the Pre-Effective Date Term Loan Exit Payment, in each case it shall not constitute a violation of this Section 5(a)(xx) (unless solely in the case of clause (B) such Pre-Effective Date Term Loan Exit Payment is not subsequently approved in connection with confirmation of the Plan), a basis to terminate this Agreement pursuant to Section 6(a)(xxiii), or a basis on which deem the CCO Modification Order unacceptable in connection the exercise of the consent right of the Supporting Term Lenders with respect thereto (the exceptions set forth in this proviso (the “NPT Exception”);

(xxi) to object to or defend against any motion seeking standing (A) to challenge the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Specified Claims and Interests of the Supporting Term Lenders or the prepetition liens securing the Supporting Term Lenders’ Specified Claims and Interests or (B) to assert any other cause of action against the Supporting Term Lenders or with respect or relating to Supporting Term Lenders’ Specified Claims and Interests, the First Lien Credit Agreement, or any Loan Document (as defined in the First Lien Credit Agreement) or the prepetition liens securing the Supporting Term Lenders’ Specified Claims and Interests; and

(xxii) to support and take all reasonable actions necessary to facilitate the entry of the 2020 ECF Payment Order (as defined in the First Lien Settlement Term Sheet); provided, that, to the extent the Company is unable to obtain Bankruptcy Court approval for the entry of the 2020 ECF Payment Order, it shall not constitute a violation of Section 5(a)(xix) or this Section 5(a)(xxii)

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(or any consent right of the Supporting Term Lenders with respect to the 2020 ECF Payment Order) (the “ECF Exception”); provided further, that, if 2020 ECF Payment is not paid prior to the Plan Effective Date, the Company shall take all actions necessary to ensure that the 2020 ECF Payment is paid under the Plan; provided further, that the Debtors shall not be required to agree to pay more than $114 million (together with any accrued and unpaid interest thereon) in connection with the 2020 ECF Payment or to make any payment in respect thereof other than to the holders of the First Lien Term Loan Claims.

E. Termination of Agreement.

1. Section 6(a)(xxii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(xxii) the Debtors, the Supporting Unsecured Noteholders and the Supporting Governmental Opioid Claimants shall not have agreed upon the Additional Insurance Rights by the time of the objection deadline for the Disclosure Statement Order; or

2. Section 6(a)(xxiii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(xxiii) any of the following events (the “Milestones”) have not been achieved, extended, or waived by no later than 11:59 pm New York City time on the dates set forth below, provided that any such time and date may be extended with the consent of the Required Supporting Parties (which consent may be provided by email):

A. the Debtors’ filing of a motion seeking entry of the CCO Modification Order on or prior to March 17, 2021; provided that the Milestone set forth in this Section 6(a)(xxiii)(A) shall only be applicable to the Supporting Term Lenders;

B. the Debtors’ filing of the Plan and Disclosure Statement on or prior to March 31, 2021;

C. the Court enters the CCO Modification Order (subject to the NPT Exception) on or prior to April 15, 2021; provided that the Milestone set forth in this Section 6(a)(xxiii)(C) shall only be applicable to the Supporting Term Lenders;

D. the Court enters an order approving the Disclosure Statement on or prior to May 15, 2021;

E. the Plan is confirmed on or prior to August 15, 2021;

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F. a Scheme of Arrangement consistent with this Agreement is approved by the Irish Court on or prior to October 15, 2021; and

G. the Plan Effective Date has not occurred on or prior to November 15, 2021.

3. Section 6(a) of the Agreement is hereby amended by deleting the word “or” at the end of Section 6(a)(xxii), replacing the period at the end of Section 6(a)(xxiii) with a semicolon, and adding the following clauses (xxiv) and (xxv):

(xxiv) (A) the Company files any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Specified Claims and Interests or assert any other cause of action against the Supporting Term Lenders or with respect or relating to such Specified Claims and Interests, the First Lien Credit Agreement, or any Loan Document (as defined in the First Lien Credit Agreement) or the prepetition liens securing the Specified Claims and Interests or challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Specified Claims and Interests or asserting any other cause of action against the Supporting Term Lenders or with respect or relating to such Specified Claims and Interests or the prepetition liens securing the Specified Claims and Interests; or (B) the Bankruptcy Court enters an order granting or sustaining any objection or challenge to any of the First Lien Credit Agreement Claims or the prepetition liens securing the First Lien Credit Agreement Claims that is reasonably likely to render the Plan unconfirmable; or

(xxv) the RSA Parties Fee Order is reversed, stayed, or modified, on appeal or otherwise.

F. Fees and Expenses. Section 25 of the Agreement is hereby amended and restated in its entirety to read as follows:

Fees and Expenses. The Company shall reimburse all reasonable and documented fees and out-of-pocket expenses, including success fees, of the following professionals and advisors in accordance with the RSA Parties Fee Order: (a) Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, as legal counsel to the Governmental Plaintiff Ad Hoc Committee; (b) William Fry, as Irish counsel to the Governmental Plaintiff Ad Hoc Committee; (c) Houlihan Lokey, Inc., as investment banker and financial advisor to the Governmental Plaintiff Ad Hoc Committee; (d) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time; (e) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Unsecured Notes Ad Hoc Group; (f) Landis Rath & Cobb LLP, as Delaware counsel to the Unsecured Notes Ad Hoc

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Group; (g) Perella Weinberg Partners LP, as investment banker to the Unsecured Notes Ad Hoc Group; (h) Reed Smith LLP, as regulatory counsel to the Unsecured Notes Ad Hoc Group; (i) Matheson as Irish counsel to the Unsecured Notes Ad Hoc Group; (j) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time; (k) to the extent not identified above, three local counsel (one for the Chapter 11 Cases, one for the Irish Examinership Proceedings, and one for the Recognition Proceedings) for each of the Governmental Plaintiff Ad Hoc Committee and Unsecured Notes Ad Hoc Group; (l) Caplin & Drysdale, Chartered, as legal counsel to the MSGE Group; (m) Seitz, Van Ogtrop & Green, P.A. as Delaware legal counsel to the MSGE Group; (n) FTI Consulting, as financial advisor to the MSGE Group; and (o) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time; provided, that to the extent that the Company terminates this Agreement under Section 6(b), the Company’s reimbursement obligations under this Section 25 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination. In furtherance of the foregoing (x) simultaneously with the effectiveness of this Agreement, the Company shall pay all such fees and out-of-pocket expenses incurred or accrued at any time prior to the Agreement Effective Date; (y) the Company shall pay any accrued but unpaid amounts owing under such engagement letter and/or fee reimbursement letters to the extent required under the terms thereof upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination of this Agreement (other than termination of this Agreement as a result of the occurrence of the Plan Effective Date); and (z) notwithstanding anything to the contrary herein, the Company shall also be required to reimburse all reasonable and documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group on or after the Effective Date in connection with the implementation of the Plan (excluding, for the avoidance of doubt, the expenses of the administration of the Opioid Trust).

G. Term Sheet. The Term Sheet is hereby amended and restated in its entirety and replaced with Exhibit A hereto and all references to the Term Sheet in the Agreement shall be to Exhibit A hereto. Attached hereto as Exhibit B is a redline of the Term Sheet reflecting the changes.

H. MSGE Group Joinder Agreement. Section 4(b) of the MSGE Group Joinder Agreement is hereby amended and restated in its entirety to read as follows:

Counsel agrees to use best efforts to obtain the executed signature pages of the members of the MSGE Group to be appended hereto within five (5) months from the date of execution of this Joinder Agreement, which may be extended with the consent of the Company, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders (each of whom are intended third-party beneficiaries hereunder). Failure to satisfy the obligation in this paragraph shall result in a breach of this Joinder Agreement as set forth in Section 2 above.

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III. Miscellaneous.

A. This Joinder Agreement shall be governed by the governing law set forth in the Agreement.

B. This Joinder Agreement shall become effective and binding upon each Agreement Party upon the execution and delivery by the applicable Joinder Party of an executed signature page hereto and shall become effective and binding on all Agreement Parties upon receipt by the Company of executed signature pages from (a) the Company, (b) the Required Supporting Unsecured Noteholders, (c) the Governmental Plaintiff Ad Hoc Committee, (d) the MSGE Group, and (e) the holders of First Lien Term Loan Claims that hold greater than or equal to 66.7% in outstanding principal amount of each of (i) First Lien Term Loan Claims maturing in 2024 and (ii) First Lien Term Loan Claims maturing in 2025, in each case (the “Joinder Effective Date”).

C. Except as specifically set forth herein, the terms of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

D. This Joinder Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Joinder Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

IN WITNESS WHEREOF, the Joinder Parties hereto have caused this Joinder Agreement to be executed and delivered by their respective duly authorized officers or other authorized persons, solely in their respective capacity as officers or other authorized persons of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow]

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[Signature Pages Redacted]

Exhibit A

Amended & Restated Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Amended & Restated Mallinckrodt Restructuring Term Sheet

This Term Sheet, which is Exhibit A to the Restructuring Support Agreement dated October 11, 2020, by and among the Company and the Supporting Parties party thereto, describes the proposed terms of the Company’s Restructuring. The Debtors will implement the Restructuring through the Plan, which shall be consistent with the terms of this Term Sheet, the RSA and the exhibits and schedules annexed hereto and thereto, including the Opioid Settlement Term Sheet, which is Schedule 1 hereto, and the First Lien Settlement Term Sheet, which is Schedule 3 hereto (as each may be amended or supplemented from time to time in accordance therewith and/or the terms of the RSA), in the Chapter 11 Cases commenced by the Debtors in the Bankruptcy Court on October 12, 2020, the Scheme of Arrangement based on the Plan to be commenced in the Irish Examinership Proceedings, and the Recognition Proceedings (as defined herein) in which the Canadian Court (as defined herein) shall recognize in Canada the Chapter 11 Cases. This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the RSA, the Opioid Settlement Term Sheet, or the First Lien Settlement Term Sheet, as applicable.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and the other Definitive Documents, or the Scheme of Arrangement and the Irish Examinership Proceedings, which remain subject to negotiation in accordance with the RSA. Consummation of the transactions contemplated by this Term Sheet is subject to (a) the negotiation and execution of the Definitive Documents evidencing and related to the Restructuring contemplated herein, (b) satisfaction or waiver of all of the conditions in any Definitive Document evidencing the transactions comprising the Restructuring, (c) entry of the Confirmation Order and the satisfaction or waiver of any conditions to the effectiveness thereof, (d) approval of the Scheme of Arrangement by the High Court of Ireland and the satisfaction or waiver of any conditions to the effectiveness thereof, and (d) entry of an order recognizing the Confirmation Order in the Recognition Proceedings. The Definitive Documents shall satisfy the requirements of all applicable securities laws, the Bankruptcy Code, this Term Sheet, the Opioid Settlement Term Sheet, the First Lien Settlement Term Sheet, the Scheme of Arrangement, the Companies Act 2014 of Ireland governing the Irish Examinership Proceedings, and the Canadian Companies Arrangement Act governing the Recognition Proceedings. The Definitive Documents will contain terms and conditions that are dependent on each other, including those described in this Term Sheet, the Opioid Settlement Term Sheet, and the First Lien Settlement Term Sheet.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Type of Claim	Treatment	Impairment / Voting
Administrative, Tax, Other Priority and Other Secured Claims

All such claims shall be paid in full in cash on the Plan Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders.

Administrative expense claims shall be paid on the Plan Effective Date and shall include Restructuring Expenses (as defined below).

Unimpaired

First Lien Revolving Loan Claims	All allowed First Lien Revolving Loan Claims shall receive the treatment provided in the First Lien Settlement Term Sheet.	Unimpaired; not entitled to vote

First Lien Term Loan Claims	All allowed First Lien Term Loan Claims shall receive the treatment provided in the First Lien Settlement Term Sheet.	Unimpaired; not entitled to vote; Impaired; entitled to vote

First Lien Notes Claims	All allowed First Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Second Lien Notes Claims	All allowed Second Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Guaranteed Unsecured Notes Claims

Holders of allowed Guaranteed Unsecured Notes Claims shall receive their pro rata share of:

i.   $375 million of new secured takeback second lien notes due 7 years after emergence (the “Takeback Second Lien Notes”), which shall contain economic terms consistent with those set forth in Annex 2 hereto; and

ii.  100% of New Mallinckrodt Common Shares, subject to dilution on account of the New Opioid Warrants and the MIP (each as defined below).

Impaired; entitled to vote

4.75% Unsecured Notes Claims	No property will be distributed to the Holders of allowed 4.75% Unsecured Notes Claims.	Impaired; deemed to reject; not entitled to vote

Legacy Debentures Claims	No property will be distributed to the Holders of allowed Legacy Debentures Claims.	Impaired; deemed to reject; not entitled to vote

General Unsecured Claims (Not Otherwise Classified)	Holders of allowed General Unsecured Claims shall receive their pro rata share, at the applicable Debtor, of up to $100 million to be allocated among the Debtors (the “General Unsecured Recovery Cash Pool”).	Impaired; entitled to vote

Trade Claims	As consideration for maintaining trade terms consistent with those practices and programs most favorable to the Debtors in place during the 12 months before the Petition Date or such other favorable terms as the Debtors and the Trade Claimants may mutually agree on, holders of allowed Trade Claims shall receive their pro rata share of up to $50 million; provided that, any amounts not allocated to allowed Trade Claims up to $50 million shall be allocated to the General Unsecured Recovery Cash Pool.	Impaired; entitled to vote

Opioid Claims	As of the Plan Effective Date, the Opioid Trust will be formed and shall receive the Opioid Trust Consideration as set forth in the Opioid Settlement Term Sheet. All Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust as more fully set forth in the Opioid Settlement Term Sheet. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents.	Impaired; entitled to vote

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Intercompany Claims	No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Supporting Unsecured Noteholders, Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Intercompany Interests	Intercompany Interests shall receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Equity Interests	All existing Equity Interests shall be discharged, cancelled, released, and extinguished.	Impaired; deemed to reject; not entitled to vote

OTHER TERMS OF THE RESTRUCTURING

Case Financing	The Chapter 11 Cases will be financed by existing cash and use of cash collateral on terms and conditions subject to the reasonable consent of the Required Supporting Unsecured Noteholders, the Required Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and any cash collateral order will provide that any periods in which creditors are required to challenge any Debtor stipulations or claims against any of the Debtors (including the claims of lenders/bondholders) shall automatically be tolled with respect to the Supporting Governmental Opioid Claimants while the RSA remains in effect with respect to the Supporting Governmental Opioid Claimants. Any such challenge periods applicable to a Supporting Governmental Opioid Claimant would begin to run only after termination of the RSA by or against such Supporting Governmental Opioid Claimant.

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet or the RSA, the Debtors shall assume all executory contracts and unexpired leases other than those executory contracts and unexpired leases to be identified on a schedule of rejected executory contracts and unexpired leases included in the Plan Supplement or otherwise rejected pursuant to an order of the Bankruptcy Court, in each case as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, the Governmental

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Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders. For the avoidance of doubt, assumption of executory contracts and unexpired leases shall be consistent with the RSA and this Term Sheet, including as specified in “Employee Matters” and “Indemnification of Prepetition Directors, Officers, Managers, et al.”

Opioid Trust

Opioid Claims shall be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of the Plan and the Opioid Settlement Term Sheet.

The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Released Party.

CMS/DOJ/States Settlement	The Plan will provide for the implementation of a settlement between Mallinckrodt, the United States, and the States resolving Acthar- related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, the terms of which are set forth on Schedule 2 hereto.

Corporate Governance	The Reorganized Debtors’ board shall consist of at least 7 directors including, the Debtors’ Chief Executive Officer. As of the Plan Effective Date, the members of the initial Reorganized Debtors’ board shall be designated by the Required Supporting Unsecured Noteholders; provided that, the members of the Reorganized Debtors’ board, other than the Debtors’ Chief Executive Officer, shall be independent under NYSE/NASDAQ listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Debtors otherwise consent. No parties shall be afforded special rights under any charter, constitutions or bylaws or similar governing foundational document of any Reorganized Debtor; provided, that, the foregoing shall not be deemed to limit certain information, registration or similar rights to be afforded to (i) the Governmental Plaintiff Ad Hoc Committee and the MSGE Group in other agreements with the Reorganized Debtors, including pursuant to the New Opioid Warrants, (ii) the Supporting Term Lenders in connection with other agreements with the Reorganized Debtors, including pursuant to the New Term Loan Documentation, and (iii) any lenders, including the Supporting Term Lenders, pursuant to any Exit Financing Documents.

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Employee Matters	Substantially all employees of the Debtors to be retained by the Reorganized Debtors. The Reorganized Debtors shall assume any employment, confidentiality, and non-competition agreements, bonus, gainshare and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors.

Indemnification of Prepetition Directors, Officers, Managers, et al.	The Plan shall provide that, consistent with applicable law, all indemnification provisions currently in place (whether in the by- laws, constitutions, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former direct and indirect sponsors, directors, officers, managers, employees, attorneys, accountants, investment bankers, financial advisors, restructuring advisors, consultants and other professionals of the Debtors, as applicable, shall be reinstated (to the extent required) and remain intact and irrevocable and shall survive effectiveness of the Restructuring.

MIP	On the Plan Effective Date, the Reorganized Debtors shall adopt the management incentive plan (the “MIP”) which shall provide for the issuance to management, key employees and directors of the Reorganized Debtors of 10% of the fully diluted New Mallinckrodt Common Shares (for the avoidance of doubt, after giving effect to the exercise of the New Opioid Warrants) not later than thirty (30) days after the Plan Effective Date at least half of the MIP shares will be granted and shall vest in accordance with the terms set forth in Annex 3 hereto, and the remaining amount of which shall be reserved for future issuance as determined by the Reorganized Debtors’ board; provided, that the MIP may be modified or amended by the mutual agreement of the Debtors and the Required Supporting Noteholders prior to the Plan Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group (such consent not to be unreasonably withheld). The final terms of the MIP (including any amendments or modifications, if any) shall be included in the Plan Supplement.

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Exit Capital Raise	Exact terms, if any, to be agreed upon by the Debtors and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement, with the consent of (i) the Governmental Plaintiff Ad Hoc Committee and the MSGE Group to the extent (x) such exit capital is raised in the form of indebtedness (such consent not to be unreasonably withheld) or (y) that any such terms could reasonably be expected to have an adverse effect, in any material respect, on the treatment, rights, or entitlements of the holders of Opioid Claims under the RSA and (ii) the Required Supporting Term Lenders to the extent (x) such exit capital is raised in the form of indebtedness or (y) that any such terms could reasonably be expected to have an adverse effect on the treatment, rights, or entitlements of the holders of First Lien Term Loan Claims under the RSA and the First Lien Settlement Term Sheet; provided, that the Supporting Term Lenders shall not have any consent rights with respect to exit capital raised on or prior to the Plan Effective Date in the form of indebtedness that is (I) junior to the New First Lien Term Loans and matures after the maturity date of the New First Lien Term Loans, (II) any indebtedness incurred to fund payment of the First Lien Revolving Loan Claims and/or the First Lien Notes Claims in an aggregate principal amount not to exceed the principal amount (or accreted value, if applicable) of such First Lien Revolving Loan Claims and/or First Lien Notes Claims (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (III) the Takeback Second Lien Notes (so long as such Takeback Second Lien Notes are not first-lien indebtedness), (IV) any receivables securitization facility in an aggregate principal amount not to exceed $200 million or (V) other Indebtedness incurred pursuant to provisions of Section 6.01 of Annex 1 attached to the First Lien Settlement Term Sheet (“Annex 1”) as if in effect on the date of such incurrence (but, for the avoidance of doubt, this clause (V) shall not apply to any indebtedness permitted to be incurred pursuant to Section 6.01 of Annex 1 based on the calculation of a financial ratio, consolidated total assets or other financial metric) which Indebtedness described in this clause (V), if secured, is secured by any lien permitted by Section 6.02 of Annex 1. For the avoidance of doubt, the re-designation, exchange, replacement, refinancing, or acquisition, on or prior to the Plan Effective Date, of the Takeback Second Lien Notes or the Second Lien Notes, in each case, into, by, or for first lien indebtedness shall be prohibited.

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Tax Issues	The Debtors and the Supporting Parties shall cooperate in good faith to structure the Restructuring and related transactions in a tax- efficient manner.

Restructuring Transactions	Without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, but in all cases subject to the terms and conditions of the RSA and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Plan Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. All such actions necessary or appropriate to consummate and implement the provisions of the Plan shall be set forth in the Plan Supplement, may include one or more mergers, consolidations, restructures, conversions, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of the Plan and the RSA and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”); provided, that any Restructuring Transactions shall (a) not adversely affect the recoveries under the Plan (i) of the holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders or (ii) the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or (b) not materially adversely affect the rights or recoveries under the Plan of the holders of First Lien Term Loan Claims without the consent of the Required Supporting Term Lenders.

Company Status Upon Emergence	On or as soon as reasonably practicable after the Plan Effective Date, the New Mallinckrodt Common Shares shall be listed for trading on The NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange; provided however that, in any event, on the Plan Effective Date, the Reorganized Debtors shall have governance standards as though they were listed on any such exchange.

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Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Equity Interests, shall be canceled and/or updated to record such cancellation and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Plan Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued or make, or cause to be made, such entries in its books and records pursuant to the Restructuring. The Parties shall use reasonable efforts to make securities issued under the Plan DTC eligible.

Fees and Expenses of the Restructuring Support Agreement Parties

The Debtors shall pay all reasonable and documented fees and out of pocket expenses of :

•  (a) primary counsel to the Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) one Delaware counsel to the Unsecured Notes Ad Hoc Group, (c) one Irish counsel to the Unsecured Notes Ad Hoc Group, (d) one regulatory counsel to the Unsecured Notes Ad Hoc Group and (e) one financial advisor to the Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Unsecured Notes Ad Hoc Group, and (g) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time;

•  (a) primary counsel to the Governmental Plaintiff Ad Hoc Group, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (b) one local counsel to the Governmental Plaintiff Ad Hoc Group, (c) one Irish counsel to the Governmental Plaintiff Ad Hoc Committee, (d) one investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., and (e) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time;

•  (a) primary counsel to the MGSE Group, Caplin & Drysdale, Chartered, (b) one local counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A., (c) one financial advisor to the MSGE Group, FTI Consulting, and (d) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time;

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• indenture trustee fees; and

•  (a) primary counsel to the Ad Hoc First Lien Term Lender Group, Gibson, Dunn & Crutcher LLP, (b) one financial advisor to the Ad Hoc First Lien Term Lender Group, Evercore Group, LLC, and (c) such other legal, consulting, financial, and/or other professional advisors that the Ad Hoc First Lien Term Lender Group is permitted to retain under the Final Cash Collateral Order or as the Debtors shall reasonably agree from time to time (including any additional Delaware counsel retained in connection with the motion seeking approval of the 2020 ECF Payment Settlement), in each case, that are due and owing after receipt of applicable invoices with non-privileged summaries of services rendered, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases, and in accordance with the terms of the applicable engagement letters, if any, with any balance(s) paid on the Plan Effective Date (collectively, the “Restructuring Expenses”).

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Releases

The exculpation provisions, Debtor releases, third-party releases and injunction provisions to be included in the Plan will be consistent with Annex 4 hereto in all material respects, to the fullest extent permissible under applicable law.

In addition, the Plan will include separate release and channeling injunction provisions with respect to Opioid Claims.

Consent Rights	All consent rights not otherwise set forth herein shall be set forth in the RSA.

Conditions Precedent to the Plan Effective Date

The Plan shall contain customary conditions precedent to occurrence of the Plan Effective Date, including the following:

•  the RSA shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

•  the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the RSA and such order shall be a Final Order;

•  the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;

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•  all conditions precedent to the consummation of the Opioid Settlement and related transactions, including the establishment of the Opioid Trust and authorization for the payment of the Opioid Trust Consideration, have been satisfied or waived by the party or parties entitled to waive them in accordance with the terms of the Opioid Trust Documents;

•  the final version of the Plan, Plan Supplement, the Opioid Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the RSA;

•  the Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order;

•  the High Court of Ireland shall have made an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan);

•  the Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of the Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer;

•  any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the CMS/DOJ/States Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and, to the extent such resolution requires a cash payment that is not paid from the General Unsecured Recovery Cash Pool and such payment (and not any other payments, conditions, or circumstances) causes a materially adverse reduction in projected cash as of the Plan Effective Date as compared to the projections contained in the 8K filed on March 10, 2020, the Required Supporting Term Lenders;

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•  the Debtors shall have paid in full all professional fees and expenses of the Debtors’ retained professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

•  the Debtors shall have paid the Restructuring Expenses in full, in cash;

•  the Bankruptcy Court shall have entered the CCO Modification Order in form and substance reasonably acceptable to the Required Supporting Term Lenders and such order shall be a Final Order and remain in full force and effect; provided, that, this condition precedent shall not be deemed unmet based solely on the Bankruptcy Court declining to apply the Adjusted Interest Rate retroactively to any date prior to the entry of the CCO Modification Order or because of the failure of the CCO Modification Order to require payment of the Term Loan Exit Payment;

•  the Debtors shall have paid the Noteholder Consent Fee and Term Loan Exit Payment on the Plan Effective Date;

•  the Bankruptcy Court shall have entered a Final Order authorizing and directing the Debtors to pay all Transaction Fees payable under the Reimbursement Agreements (each as defined in the RSA Parties Fee Motion); and

•  the Restructuring to be implemented on the Plan Effective Date shall be consistent with the Plan and the RSA.

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Annex 1

Certain Definitions

1992 Legacy Debentures Indenture	That certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank National Association (as successor in interest to Security National Pacific Trust Company (New York)), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 30, 1992, with U.S. Bank National Association (as successor in interest to Security Pacific National Trust Company (New York)) (each as modified, amended, or supplemented from time to time).

1993 Legacy Debentures Indenture	That certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank National Association (as successor in interest to Security National Pacific Trust Company (New York)), as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of March 8, 1993, with U.S. Bank National Association (as successor in interest to BankAmerica National Trust Company) (each as modified, amended, or supplemented from time to time).

2013 Notes Indenture	That certain Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A. as issuer, the guarantor party thereto, and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

2014 Notes Indenture	That certain Indenture, dated as of August 13, 2014, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2020 First Lien Notes Indenture	That certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as first lien trustee, Deutsche Bank AG New York Branch, as first lien collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2019 Second Lien Notes Indenture	That certain Indenture, dated as of December 6, 2019, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

4.75% Senior Notes due 2023	The 4.75% senior notes due 2023 pursuant to the 2013 Notes Indenture.

4.75% Unsecured Notes Claims	Any Claim arising under or based upon the 4.75% Unsecured Notes or the 2013 Notes Indenture.

5.50% Senior Notes 2025	The 5.50% senior notes due 2025 pursuant to the April 2015 Notes Indenture.

5.625% Senior Notes due 2023	The 5.625% senior notes due 2023 pursuant to the September 2015 Notes Indenture.

5.75% Senior Notes due 2022	The 5.75% senior notes due 2022 pursuant to the 2014 Notes Indenture.

8.00% Debentures due March 2023	The 8.00% debentures due 2023 pursuant to the 1993 Legacy Debentures Indenture.

9.50% Debentures due May 2022	The 9.50% debentures due 2022 pursuant to the 1992 Legacy Debentures Indenture.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

April 2015 Notes Indenture	That certain Indenture, dated as of April 15, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non- bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Canadian Court	The Ontario Superior Court of Justice (Commercial List)

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

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Class	Each class of Holders of Claims or Equity Interests established under the Plan pursuant to section 1122(a) of the Bankruptcy Code.

Confirmation Date	The date on which the Confirmation Order is entered by the Bankruptcy Court.

Consummation	The occurrence of the Plan Effective Date.

Current Opioid PI Claim	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, other than a Future Opioid PI Claim.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Equity Interest	Any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in Mallinckrodt plc, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Plan Effective Date.

Exculpated Party	In each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Reorganized Debtors (and their Representatives); and (c) the Future Claimants Representative.

Existing Credit Agreement	That certain Credit Agreement, dated as of March 19, 2014, by and among Mallinckrodt plc, as the parent, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the First Lien Agent, and the First Lien Lenders (as modified, amended, or supplemented from time to time).

Final Order	An order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was

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appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

First Lien Agent	Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Existing Credit Agreement or, as applicable, any successor thereto.

First Lien Notes	The 10.00% first lien senior secured notes due 2025 pursuant to the 2020 First Lien Notes Indenture.

First Lien Notes Claim	Any Claim arising under or based upon the First Lien Notes or the 2020 First Lien Notes Indenture.

First Lien Credit Agreement Claims	Any claim held by the First Lien Agent or the First Lien Lenders derived from or based upon the Existing Credit Agreement or theFirst Lien Credit Facility, including claims for all principal amounts outstanding (including any right to prepayment thereof), interest, fees, expenses, costs, indemnification and other charges and expenses arising under or related to the First Lien Credit Facility or the Existing Credit Agreement.

First Lien Credit Facility	The credit facility evidenced by the Existing Credit Agreement.

First Lien Lenders	The banks, financial institutions, and other lenders party to the Existing Credit Agreement from time to time.

Future Opioid PI Claims	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, which could not be discharged by confirmation of a plan of reorganization if the Bankruptcy Court did not appoint a future claimants representative in the Chapter 11 Cases and which claim is to be addressed by the Opioid Trust to assume the liabilities of the Debtors for damages allegedly caused by the use of opioid products.

Future Opioid PI Claimants	Individuals holding Future Opioid PI Claims.

Future Claimants Representative	The legal representative for Future Opioid PI Claimants.

General Unsecured	Any Unsecured Claim (other than a Guaranteed Unsecured Notes

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Claims	Claim, a Trade Claim, an Opioid Claim, an Administrative, Tax, Other Priority or Other Secured Claim, or (subject to effectiveness of the CMS/DOJ/States Settlement) a Claim resolved by the CMS/DOJ/States Settlement), including without limitation (a) Claims arising from the rejection of unexpired leases or executory contracts, (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith, and (c) Claims related to asbestos exposure or products containing asbestos.

Guaranteed Unsecured Notes	The 5.75% Senior Notes due 2022, the 5.500% Senior Notes Due 2025 and the 5.625% Senior Notes Due 2023.

Guaranteed Unsecured Notes Claims	Any Claim arising under or based upon the Guaranteed Unsecured Notes or the Guaranteed Unsecured Notes Indentures.

Guaranteed Unsecured Notes Indentures	Collectively, the 2014 Notes Indenture, the April 2015 Notes Indenture and the September 2015 Notes Indenture.

Holder	An Entity holding a Claim or Equity Interest, as applicable.

Impaired	With respect to any Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor or non-Debtor against a Debtor.

Intercompany Interest	An Interest in any Debtor other than Mallinckrodt Plc.

Irish Takeover Panel	The Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

Irish Takeover Rules	The Irish Takeover Panel Act 1997, Takeover Rules 2013.

Legacy Debentures Claims	Any Claim arising under or based upon the 1992 Legacy Debentures Indenture or 1993 Legacy Debentures Indenture.

Lien	A lien as defined in section 101(37) of the Bankruptcy Code.

New Mallinckrodt Common Shares	Common equity interests or ordinary shares in the Reorganized Debtor, Mallinckrodt plc.

New Opioid Warrants	The warrants contemplated under the Opioid Settlement and Opioid Trust Documents, which shall be consistent with the terms set forth in the Opioid Settlement Term Sheet.

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Recognition Proceedings	The proceedings commenced by the Debtors under Part IV of the Canadian Companies Arrangement Act in the Canadian Court to recognize in Canada the Chapter 11 Cases and to recognize in Canada certain Orders of the Bankruptcy Court.

Reinstated	With respect to Claims and Equity Interests, that the Claim or Equity Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

Required Supporting Second Lien Noteholders	Holders of at least two-thirds in outstanding principal amount of Second Lien Notes.

Released Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ (i) predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such and (ii) current and former officers and directors, principals, members, employees, financial advisors, attorneys (including attorneys retained by any director in his or her capacity as such), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as such), consultants, experts and other professionals of the persons described in clauses (a) through (d)(i); (e) each member of the Unsecured Notes Ad Hoc Group in their capacity as such, (f) each Supporting Unsecured Noteholder in their capacity as such, (g) the Opioid Trust, (h) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (i) each Supporting Governmental Opioid Claimant in their capacity as such; (j) each member of the MSGE Group in their capacity as such; (k) each of the Secured Parties, (l) each Supporting Term Lender in their capacity as such, (m) each member of the Ad Hoc First Lien Term Lender Group in their capacity as such, and (m) with respect to each of the foregoing Persons in clauses (e) through (m), each such Person’s Representatives. Notwithstanding anything to the contrary herein, Medtronic plc and its related parties will not be Released Parties.

Second Lien Notes	The 10.00% second lien senior secured notes due 2025 pursuant to the 2019 Second Lien Notes Indenture.

Second Lien Notes	Any Claim arising under or based upon the Second Lien Notes

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Claim	Indenture or the 2019 Second Lien Notes Indenture.

Secured Parties	The Prepetition Secured Parties, as defined in the Cash Collateral Order.

September 2015 Notes Indenture	That certain Indenture, dated as of September 24, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

Trade Claim	An Unsecured Claim held by a Trade Claimant.

Trade Claimant	Trade creditors, service providers and other vendors who provide goods and services necessary for the Debtors continued operations, including those creditors described in (a) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors, (b) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Foreign Vendors, and (c) Motion of Debtors for Interim and Final Orders (A) Authorizing Payment of Lienholder Claims and (B) Authorizing Payment of Section 503(b)(9) Claims.

Unimpaired	With respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Unsecured Claim	A Claim that is not secured by a Lien on property in which one of the Debtors’ estates has an interest.

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Annex 2

Takeback Second Lien Notes Summary Terms

Amount	• $375 million

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and

• Mallinckrodt CB LLC

Obligors

•  Same as the obligors on the Deferred Cash Payments, provided that any obligations on account of the Takeback Second Lien Notes shall (i) be guaranteed by the same entities that guarantee the First Lien Notes and (ii) comply with the terms of the Debtors’ existing funded indebtedness

Coupon	• Payable in cash at 10.00%

Maturity	• Seven (7) years following the Plan Effective Date

Collateral/Priority	• Pari passu with the second lien security interests as with existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of Takeback Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering

Call Protections	• Non-callable for 4 years

• 105 call in year 5

• 102.5 in year 6

• Par thereafter

Affirmative and Negative Covenants	• To generally match the 2020 First Lien Notes Indenture, as adjusted to reflect new Takeback Second Lien Notes structure

Annex 3

Term Sheet for Mallinckrodt Pharmaceuticals Management Incentive Plan

The following term sheet summarizes the principal terms of a management incentive plan (the “MIP”) that certain creditors receiving equity securities (the “Investors”) of New Mallinckrodt (the “Company” and together with its controlled subsidiaries, the “Company Group”) will adopt effective upon emergence (the “Closing”).

Capitalized terms used but not defined herein shall have the meanings set forth in the Restructuring Support Agreement and the Restructuring Term Sheet attached thereto as Exhibit A both dated October 11, 2020, to which this term sheet is attached as Annex 2 (the “RSA”). The terms outlined in this Term Sheet assume New Mallinckrodt will be a publicly traded company shortly following Closing consistent with the RSA.

Plan Reserve:	A number of New Mallinckrodt Common Shares representing 10% of all equity interests in the Company outstanding immediately after the Closing on a fully diluted basis, taking into account the Plan Reserve and any equity securities issued and outstanding at the Closing, and any warrants or securities convertible, exercisable or exchangeable therefor, will be reserved for issuance pursuant to the MIP (such securities issued pursuant to the MIP, the “Award Shares”).[1]

Eligibility:	Company employees, non-employee consultants and outside Directors of the Company Group will be eligible to participate in the MIP. Each person who receives an award pursuant to the MIP is hereinafter referred to as a “Participant”.

Initial Grant:	Not less than 50% of the Plan Reserve shall be granted in the form of restricted shares, restricted share units or options over New Mallinckrodt Common Shares (the “Restricted Shares”) within 30 days following Closing with the allocation of such grants to be approved by the Compensation Committee of the Company based upon the recommendations of the Company’s CEO (the “Initial Grants”). No more than 25% of the Initial Grants shall be in the form of options.

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Plan Reserve subject to adjustment in connection with share split, reverse share split, share dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities or similar corporate transaction or event.

Vesting of Initial Grants:	The Initial Grants will vest as determined in good faith by the Compensation Committee in consultation with the Company’s CEO over a period not exceeding 3 years.

If a Participant’s employment is terminated by the Company without “Cause” or by the Participant for “Good Reason” (to be defined in the MIP), all unvested awards that would otherwise vest during the 12 months following such termination, will vest upon termination, subject to the Participant’s execution of a reasonable and customary general release of claims in favor of the Company that becomes effective within 60 days after such termination and continued material compliance with the terms of any non-competition or non-solicitation restrictive covenants to which the Participant is subject.

The MIP will contain other terms consistent with public company equity incentive plans and awards within the Company’s peer group.

Change in Control:	Upon the occurrence of a “Change in Control” (to be defined in the MIP), to the extent awards are not assumed or substituted, all awards under the MIP shall become fully vested and payable.

Restrictive Covenants:	To the extent a Participant is not already subject to non-compete, non-solicitation or other restrictive covenants, then such Participant will be required to enter into a covenant consistent with Mallinckrodt’s current Non-Competition, Non-Solicitation, and Confidentiality Agreement, but with a non-compete/non-solicitation period not to exceed 12 months.

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Annex 4

Plan Release, Exculpation and Injunction Provisions

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and the Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, by the Debtors and the Estates (the “Debtor Release”) from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Estates, the Debtors’ in- or out-of -court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Definitive Documents, the Opioid Trust, Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to any of the foregoing; provided however that the Debtors do not release, and the Opioid Trust shall retain, all Assigned Third-Party Claims; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, the releases by the Debtors set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

The Reorganized Debtors and the Opioid Trust shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article [__] of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [__] of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Releases by Holders of Claims and Equity Interests

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be

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extended subsequent to the Plan Effective Date, except as otherwise explicitly provided herein, by (a) the holders of all Claims who vote to accept the Plan, (b) the holders of all Claims that are Unimpaired under the Plan, (c) the holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other holders of Claims and Equity Interests to the maximum extent permitted by law, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Definitive Documents, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to

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any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [            ] of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Holders of Claims and Equity Interests set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act or (y) solely as to any Supporting Governmental Opioid Plaintiff, release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Equity Interests set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Exculpation

Effective as of the Plan Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person for any claims or Causes of Action arising prior to or on the Plan Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, the Opioid Settlement, the Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the

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foregoing, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or Confirmation or Consummation of the Plan, the Opioid Settlement or the Opioid Trust Documents, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any Person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

The foregoing exculpation shall be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

Permanent Injunction

Except as otherwise expressly provided in the Confirmation Order, Plan or Opioid Trust Documents, from and after the Plan Effective Date all Persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (d) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any Person so released, discharged or exculpated (or the property or estate of any Person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force until the Plan Effective Date.

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Schedule 1

Opioid Settlement Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE UNDER THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Mallinckrodt Opioid Settlement Term Sheet

This Opioid Settlement Term Sheet, which is Schedule 1 to the Term Sheet (the “Restructuring Term Sheet”) annexed as Exhibit A to the Restructuring Support Agreement, dated October 11, 2020, by and among the Company and the Supporting Parties, describes the proposed treatment of Opioid Claims in connection with the Restructuring contemplated by the Restructuring Support Agreement, as well as certain related implementation and other matters being resolved pursuant to the Opioid Settlement. This Opioid Settlement Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Certain capitalized terms used herein are defined in the glossary attached hereto; capitalized terms used but not otherwise defined in this Opioid Settlement Term Sheet have the meanings assigned in the Restructuring Support Agreement or the Restructuring Term Sheet, as applicable.

This Opioid Settlement Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documents implementing the Opioid Settlement and broader Restructuring of claims against and interests in the Debtors, which remain subject to negotiation in accordance with the Restructuring Support Agreement.

TERMS OF THE PLAN AND THE RESTRUCTURING

Overview

The Opioid Settlement and Restructuring will be implemented through the Plan, consistent with the terms of (a) this Opioid Settlement Term Sheet, (b) the Restructuring Term Sheet and (c) the Restructuring Support Agreement, through the Chapter 11 Cases to be commenced in the Bankruptcy Court.

The Plan will provide for the establishment of the Opioid Trust, which will receive the Trust Consideration (as defined below), including certain cash payments, the New Opioid Warrants, and certain other assets. All Opioid Claims will be assumed by the Opioid Trust and be discharged, released, and enjoined as to the Company and the other Released Parties.

Treatment of Opioid Claims	As of the Plan Effective Date, Mallinckrodt’s liability for all Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to and assumed by the Opioid Trust, as described herein. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of this Term Sheet. The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party.

Opioid Trust	On the Plan Effective Date, the Opioid Trust will receive (the “Trust Consideration”):

• cash in the amount of $450,000,000;

• the New Opioid Warrants;

•  the right to receive cash payments (the “Deferred Cash Payments”) in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Plan Effective Date; and (b) $150,000,000 on each of the third through seventh anniversaries of the Plan Effective Date; provided, that at any time prior to the first anniversary of the Plan Effective Date, the Reorganized Debtors shall have the right to prepay, in full or in part, the Deferred Cash Payments, at a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (x)(i) the present value of the Deferred Cash Payments at the prepayment date plus (ii) $450,000,000 to equal (y)(i) the present value of the payments under the Original Payments Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payments Schedule), discounted at a discount rate of 12% per annum, plus (ii) $300,000,000 (such option, the “Prepayment Option”);1[1] provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) be funded solely from the net proceeds of an equity raise by the Reorganized Debtors; and (y) prepay Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the seventh anniversary of the Plan Effective Date;

• the Assigned Third-Party Claims; and

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Annex A sets forth the prepayment cost as of the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of a month, the prepayment cost shall be calculated in accordance with the above formula.

• the Assigned Insurance Rights.

The cash payments described above include amounts to be determined by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group for reimbursement of plaintiffs’/claimants attorneys’ fees and costs (not including (i) Restructuring Expenses, which shall be paid directly by the Debtors, and (ii) any reasonable, documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group on or after the Plan Effective Date in connection with implementation of the Plan (excluding, for the avoidance of doubt, the expenses of administration of the Opioid Trust (the “Trust Expenses”)), which shall be paid directly by the Reorganized Debtors), and will be joint and several obligations (or be subject to an economically similar arrangement, e.g., one effected by guarantees, subject to tax considerations) of all of the current and future borrowers, issuers, pledgers and guarantors of the Debtors’ funded indebtedness from time to time; provided, that for so long as the First Lien Notes, Second Lien Notes, the New First Lien Term Loans or Takeback Second Lien Notes remain outstanding, in no event shall the cash payments described above be guaranteed by an entity that does not also guarantee the First Lien Notes, Second Lien Notes, the New First Lien Term Loans or Takeback Second Lien Notes.

Asset Sales; Mandatory Prepayments to Opioid Trust	The Plan and Confirmation Order will also provide that, after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under their funded indebtedness (as may be modified from time to time), fifty percent (50%) of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid Trust; and the amount of such net proceeds actually conveyed to the Opioid Trust will be deemed a ratable repayment against the remaining structured payments described above that the Opioid Trust is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe.

Tax Matters

TheOpioid Settlement shall be implemented with the objective of maximizing tax efficiency to (i) Mallinckrodt, including with respect to the availability, location and timing of tax deductions and (ii) to the Opioid Claimants, including with respect to the tax classification of the Opioid Trust.

The Opioid Trust will be treated as a qualified settlement fund for tax purposes.

The Parties intend that payments to the Opioid Trust will constitute “restitution” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of government or governmental entities and to the extent allowed by applicable law.

Certain Insurance Matters	In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or the Opioid Trust, on the other hand, shall cooperate and negotiate in good faith concerning (i) treatment of unsatisfied self-insured retentions under the applicable policies with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid Trust (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions) and (ii) any actions by the Debtors, Reorganized Debtors, or the Opioid Trust to pursue or preserve the insurance policies relating to the Assigned Insurance Rights.

Opioid Trust Documents	The Debtors and the Reorganized Debtors will use their reasonable best efforts to provide to the Opioid Trust all documents, information, and other cooperation that is reasonably necessary for the Opioid Trust to pursue the Assigned Insurance Rights. The Opioid Trust Documents will comply with the requirements of the Bankruptcy Code. The material terms of the Opioid Trust Documents will be described in the Disclosure Statement and forms of the Opioid Trust Documents shall be included in the Plan Supplement, with such summaries and forms of documents (i) to be acceptable to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group and reasonably acceptable to the Debtors and the Required Supporting Unsecured Noteholders and (ii), to the extent practicable, delivered to the advisors to the Ad Hoc First Lien Term Lender Group prior to being filed with the Bankruptcy Court.

New Opioid Warrants Agreement

The agreement governing the New Opioid Warrants shall constitute Definitive Documentation under the Restructuring Support Agreement and will:

•  contain terms and conditions, including, without limitation, cashless exercise option (as far as legally permissible), anti- dilution protection (including, without limitation, against stock splits, stock dividends and similar events) and Black Scholes protections to be agreed, in each case, as customary for transactions of this type and otherwise acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group;

•  provide for a registration rights agreement satisfactory to the Governmental Plaintiff Ad Hoc Committee and the MSGE

Group with respect to the New Opioid Warrants and the stock issuable upon exercise of the New Opioid Warrants providing for, among other things, a resale shelf registration statement and customary demand and piggyback rights; and

•  contain enhanced information rights and a covenant requiring Mallinckrodt to, upon request by the Opioid Trust on reasonable notice and subject to reimbursement by the Trust of Mallinckrodt’s reasonable and documented out-of-pocket costs and expenses (provided, however, that such notice and reimbursements obligations of the Opioid Trust shall be on terms no less favorable to the Opioid Trust than any such obligations of any other shareholder of the Reorganized Debtors with similar rights), reasonably cooperate in good faith with any private sale by the Opioid Trust of the New Opioid Warrants or any shares received as a result of the exercise of the New Opioid Warrants.

Channeling Injunction

The Plan and the Confirmation Order will contain (i) a release by holders of Opioid Claims and (ii) an injunction channeling all Opioid Claims against the Protected Parties to the Opioid Trust, in each case, substantially on the terms set forth on Exhibit 1 hereto.

In addition, and for the avoidance of doubt, the Plan and Confirmation Order will also provide for customary releases by the Company and by other holders of claims and interests, exculpation provisions, and related injunctive provisions, in each case consistent with Annex 4 to the Restructuring Term Sheet.

Operating Injunction

The Company shall seek entry of an injunctive order to be effective on the Petition Date, defining the manner in which the Debtors’ opioid business may be lawfully operated by the Debtors or any successors thereto on a going-forward basis during the pendency of the Chapter 11 Cases, on the terms set forth on Exhibit 2 hereto( the “Chapter 11 Operating Injunction”).

The Confirmation Order (or a separate order of the Bankruptcy Court or another court of competent jurisdiction, if so agreed by the Company, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group) will extend the Chapter 11 Operating Injunction to govern the Reorganized Debtors’ operations after the Plan Effective Date (the “Post-Plan Effective Date Operating Injunction” together with the Chapter 11 Operating Injunction, the “Operating Injunctions”).

The Operating Injunctions shall be acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group, and reasonably acceptable to the Required Supporting Unsecured Noteholders.

Assigned Claims Cooperation	During the pendency of the Chapter 11 Cases, the Debtors shall reasonably cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel in connection with the investigation and preservation of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non- privileged information (including, without limitation, documents, emails and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel. The Debtors shall, at the reasonable request of the Unsecured Notes Ad Hoc Group, inform counsel to the Unsecured Notes Ad Hoc Group of the status and scope of any such cooperation.

The Debtors shall use reasonable efforts to provide all readily available, non-privileged information relating to the Assigned Third- Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Plan Effective Date, the Reorganized Debtors shall provide reasonable cooperation to the Opioid Trust in connection with the Opioid Trust’s investigation, preservation and pursuit of the Assigned Third-Party Claims and Assigned Insurance Rights. The terms and conditions of such cooperation shall be mutually agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders and set forth in the Plan Supplement and included in the Confirmation Order. The Opioid Trust shall reimburse the Reorganized Debtors for their documented and reasonable out-of- pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Plan Effective Date.

Any request by the Opioid Trust, the Governmental Plaintiff Ad Hoc Committee, or the MSGE Group for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

Other Terms of Plan and Confirmation Order	The Plan and/or Confirmation Order will provide for, among other things, the following:

•  Mallinckrodt will be required to participate in an industry- wide document disclosure program (if any) by disclosing publicly a subset of its litigation documents, subject to scope and protocols to be negotiated in good faith with the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders;

•  any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Assigned Third-Party Claims and Assigned Insurance Rights shall be transferred to the Opioid Trust and shall vest in the Opioid Trust, and the Debtors or the Reorganized Debtors, as the case may be, and the Opioid Trust shall take all necessary actions to effectuate the transfer of such privileges; provided, that (a) such privileges shall be transferred to the Opioid Trust for the sole purpose of enabling, and to the extent necessary to enable, the Opioid Trust to investigate and/or pursue such Assigned Third-Party Claims and Assigned Insurance Rights and (b) no documents or communications subject to a privilege shall be publicly disclosed by the Opioid Trust or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Confirmation Order shall provide that the Opioid Trust’s receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Debtors’ estates;

•  the Opioid Trust shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims and Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, or any of their respective then-current employees, officers, directors or representatives, without further order of the Bankruptcy Court after notice and an opportunity to object and be heard;

•  the exercise of remedies (including, without limitation, rights of setoff and/or recoupment) by non-Mallinckrodt third parties against Mallinckrodt on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law; and

•  the covenants and enforcement rights with respect to Mallinckrodt’s deferred payment obligations owed to the Opioid Trust in form and substance reasonably acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders in light of the nature, duration and form of the deferred payment obligations.

Glossary of Key Defined Terms

Term	Meaning
Additional Insurance Rights	Additional rights in respect of insurance and/or other consideration, to be agreed to by the Debtors, the Supporting Governmental Opioid Claimants, the MSGE Group, and Supporting Unsecured Noteholders holding no less than two- thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement.

Assigned Insurance Rights	(a) Any and all claims, demands, entitlements to proceeds, payments, benefits, or Causes of Action of the Debtors under any and all general liability and products liability insurance policies that do or may afford the Debtors with rights, benefits, defense, indemnity, or insurance coverage with respect to any Opioid Claim, and (b) the Additional Insurance Rights.

Assigned Medtronic Claims	All Causes of Action of the Debtors against Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, including, without limitation, all Avoidance Actions of the Debtors against such parties

Assigned Third-Party	(a) All Causes of Action of the Debtors arising out of Opioid Claims Claims, including, without limitation, all Avoidance Actions arising out of Opioid Claims, but excluding any Causes of Action against Parent or any of its subsidiaries, or any Released Party, and (b) the Assigned Medtronic Claims.

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non- bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

New Opioid Warrants	Warrants to acquire the number of New Mallinckrodt Common Shares that would represent 19.99% of all such outstanding shares after giving effect to the exercise of the New Opioid Warrants, subject to dilution from equity reserved under the MIP, at a strike

Term	Meaning
price reflecting an aggregate equity value for the Reorganized Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the seventh anniversary of the Plan Effective Date; provided, that if the Reorganized Debtors exercise the Prepayment Option and prepay the Deferred Cash Payments in full, such warrants shall be exercisable only through and including the fifth anniversary of the Plan Effective Date.

Opioid Claim	Claims and causes of action, whether existing now or arising in the future, and whether held by a Governmental Entity or private party, against Mallinckrodt in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including, for the avoidance of doubt and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against Mallinckrodt on account of payments or losses in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including Future Opioid PI Claims; provided, that Mallinckrodt shall agree to comply with the terms of the Chapter 11 Operating Injunction as of the Petition Date, and that “Opioid Claims” shall not include any claims in any way arising, in whole or in part, from a violation of the Chapter 11 Operating Injunction

Opioid Claimant	A holder of an Opioid Claim

Opioid Trust	The trust that is to be established in accordance with the Plan, the Confirmation Order, and the Opioid Trust Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the Opioid Claimants to be reasonably necessary or appropriate to provide tax efficiency to the Opioid Trust and Opioid Claimants (and all such trusts shall be referred to collectively as the “Opioid Trust”), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for Mallinckrodt.

Opioid Trust Documents	The documents governing: (i) the Opioid Trust; (ii) any sub-trusts or vehicles that comprise the Opioid Trust; (iii) the flow of consideration from the Debtors’ estates to the Opioid Trust or any sub-trusts or vehicles that comprise the Opioid Trust; (iv) submission, resolution, and distribution procedures in respect of all Opioid Claims; and (v) the flow of distributions, payments or flow of funds made from the Opioid Trust or any such sub-trusts or vehicles after the Plan Effective Date.

Term	Meaning
Original Payment Schedule	The schedule for deferred cash payments under the February 2020 agreement in principle reached between certain state attorneys general and the Debtors, providing for the following payments on the following dates:

	Date	Payment Amount
	Plan Effective Date	$300,000,000
	Each of 1st and 2nd anniversaries of Plan Effective Date	$200,000,000
	Each of 3rd through 8th anniversaries of Plan Effective Date	$150,000,000

Parent	Mallinckrodt plc

Protected Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Persons’ officers and directors, principals, members, employees, financial advisors, attorneys, accountants, investment bankers, consultants, experts and other professionals, provided that, solely as to any Supporting Governmental Opioid Plaintiff, consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Exhibit 1

Channeling Injunction/Opioid Claimant Release

Releases by Holders of Opioid Claims

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), their Estates, the Opioid Claims, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement, the Disclosure Statement, the Plan, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective

Date obligations of any party or Entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good-faith settlement and compromise of the Claims released by the third-party release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any Opioid Claimant asserting any claim or Cause of Action released pursuant to this release.

Channeling Injunction

Terms. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Plan Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims shall be to the Opioid Trust pursuant to this section [ ] of the Plan and the Opioid Trust Documents, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party or any property or interest in property of any Protected Party. On and after the Plan Effective Date, all present and future Opioid Claimants shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim other than from the Opioid Trust pursuant to the Opioid Trust Documents:

•

commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

•

enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

•	creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•

setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

•

proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid Trust, except in conformity and compliance with the Opioid Trust Documents.

Reservations. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims against the Opioid Trust in accordance with the Plan and the Opioid Trust Documents; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid Trust.

Exhibit 2

Operating Injunction

[No Changes - See Docket No. 128]

Annex A

Prepayment Cost of Deferred Cash Payments at Various Months After Plan Effective Date1

Months after Plan Effective Date (end of month)	Prepayment Cost of Deferred Cash Payments
0	$679,648,516
1	$687,520,879
2	$695,467,941
3	$703,490,411
4	$711,589,005
5	$719,764,445
6	$728,017,460
7	$736,348,785
8	$744,759,166
9	$753,249,350
10	$761,820,096
11	$770,472,168
12	$779,206,338	[2]

[1]

Amounts shown in annex above show the prepayment cost at the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of the month, the prepayment cost shall be calculated as of such prepayment date pursuant to the formula set forth in the Opioid Settlement Term Sheet.

[2]	Prepayment right may be exercised prior to the first anniversary of the Plan Effective Date. Month twelve is illustratively shown and includes $200,000,000 payment due at such time.

Schedule 2

DOJ Settlement Terms re: Boston (Medicaid Rebates) and EDPA False Claims Act Matters, and related issues

•

Resolved Matters. Mallinckrodt and the United States (including CMS, DOJ), the applicable states, and qui tam relators agree to fully and finally resolve the Acthar-related government litigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters (such matters, collectively, the “Resolved Matters”) on the terms set forth in this Schedule, which will be memorialized in a definitive DOJ Settlement Agreement, and settlement agreements with the States, and incorporated into the Plan.

•

Settlement Payments. In full and final satisfaction of all claims at issue in the “Resolved Matters”, Mallinckrodt shall make cash payments to the US and State governments totaling $260 million in the aggregate (the “DOJ Settlement Cash Consideration”) in accordance with the following schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

Payment Date	Payment Amount
Plan Effective Date	$15,000,000
First Anniversary of Plan Effective Date	$15,000,000
Second Anniversary of Plan Effective Date	$20,000,000
Third Anniversary of Plan Effective Date	$20,000,000
Fourth Anniversary of Plan Effective Date	$32,500,000
Fifth Anniversary of Plan Effective Date	$32,500,000
Sixth Anniversary of Plan Effective Date	$62,500,000
Seventh Anniversary of Plan Effective Date	$62,500,000

•

Releases. Effective as of the date on which the Settlement Agreement is fully executed, Mallinckrodt, on the one hand, and DOJ and the States, on the other hand, will have exchanged mutual releases, as specified in the Settlement Agreements relating to the Resolved Matters.

•

CMS/DOJ/States Settlement Agreement; Additional Terms and Conditions. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the DOJ Settlement Agreement shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and DOJ on the other hand, may agree. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the State Settlement Agreements shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and the States, on the other hand, may agree.

2

Schedule 3

First Lien Settlement Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE AMENDMENT TO THE RESTRUCTURING SUPPORT AGREEMENT INCORPORATING THIS TERM SHEET AS AN EXHIBIT IS FULLY-EXECUTED, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

First Lien Settlement Term Sheet

This Term Sheet (the “First Lien Settlement Term Sheet”), which is Schedule 3 to the Term Sheet attached as Exhibit A (the “Restructuring Term Sheet”) to the Restructuring Support Agreement dated October 11, 2020, by and among the Company and Supporting Parties thereto (as amended, modified and/or supplemented from time to time, the “RSA”), sets forth the proposed treatment of First Lien Credit Agreement Claims under the Plan. The Debtors will implement the terms set forth herein through the New Term Loan Documentation and the Plan (to the extent necessary to implement this First Lien Settlement Term Sheet), which shall be consistent with the terms of this First Lien Settlement Term Sheet, the RSA and the exhibits and schedules annexed thereto; provided, that, to the extent that this First Lien Settlement Term Sheet conflicts with any other exhibit to the RSA, including the Restructuring Term Sheet, this First Lien Settlement Term Sheet shall govern. This First Lien Settlement Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the RSA or the other exhibits attached thereto, as applicable.

This First Lien Settlement Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and the New Term Loan Documentation, or the Scheme of Arrangement and the Irish Examinership Proceedings, which remain subject to negotiation in accordance with the RSA. Consummation of the transactions contemplated by this First Lien Settlement Term Sheet is subject to (a) the negotiation and execution of the New Term Loan Documentation and the Plan evidencing and related to the Restructuring, (b) satisfaction or waiver of all of the conditions in the New Term Loan Documentation and the Plan evidencing the transactions comprising the Restructuring, (c) entry of the Confirmation Order and the satisfaction or waiver of any conditions to the effectiveness thereof, (d) approval of the Scheme of Arrangement by the High Court of Ireland and the satisfaction or waiver of any conditions to the effectiveness thereof, and (e) entry of an order recognizing the Confirmation Order in the Recognition Proceedings.

TREATMENT OF ALLOWED FIRST LIEN CREDIT AGREEMENT CLAIMS

Treatment of First Lien Credit Agreement Claims (Revolver)	Allowed First Lien Credit Agreement Claims in respect of revolving loans/commitments (the “First Lien Revolving Loan Claims”) shall be, at the Debtors’ option, (a) reinstated or (b) repaid in full in cash, in each case, at par plus accrued and unpaid interest, accounting for adequate protection payments to the revolving lenders or the First Lien Agent for the benefit of the revolving lenders (which, notwithstanding anything to the contrary in the Final Cash Collateral Order, shall be retained by the revolving lenders and not recharacterized as principal payments).

First Lien Revolving Loan Claims shall be separately classified from First Lien Term Loan Claims (defined below) and all other Claims and Interests treated under the Plan, and shall be deemed unimpaired and not entitled to vote on the Plan.

Treatment of First Lien Credit Agreement Claims (Term Loans)	Holders of allowed First Lien Credit Agreement Claims in respect of term loans (the “First Lien Term Loan Claims”) shall receive, on the Plan Effective Date, in full and final satisfaction of such claims, at the Debtors’ option, either (i) (A) the New First Lien Term Loans plus (B) the 2020 ECF Payment to the extent not paid prior to the Plan Effective Date plus (C) payment in full in Cash of Accrued and Unpaid Interest to the Plan Effective Date plus (D) the Term Loan Exit Payment (collectively, the “New First Lien Term Loan Treatment”) or (ii) repayment of such Claims in full in cash in an amount equal to (A) the Outstanding Amount plus (B) the 2020 ECF Payment to the extent not paid prior to the Plan Effective Date plus (C) Accrued and Unpaid Interest plus (D) the Term Loan Exit Payment (collectively, such repayments, “Payment in Full of First Lien Term Loan Claims”). Any portion of the 2020 ECF Payment that is not made prior to the Plan Effective Date shall, for the avoidance of doubt and without duplication, accrue interest thereon from and after the date set forth in the CCO Modification Order (as defined below) or, in the event no such date is set forth in the CCO Modification Order, from and after the date of the Joinder Agreement, to the date of payment thereof at the Adjusted Interest Rate (which interest is expected to be paid by means of adequate protection payments) and such 2020 ECF Payment and such Accrued and Unpaid Interest thereon (to the extent not paid prior to the Plan Effective Date) shall be paid on the Plan Effective Date.

“Outstanding Amount” means an amount equal to $1,899,776,787.81 less the 2020 ECF Payment attributable to principal less any Principal Payments.

“Accrued and Unpaid Interest” means the accrued and unpaid interest (which interest shall accrue, from and after the date of the Joinder Agreement through the Plan Effective Date, at the Adjusted Interest Rate (without (i) any default interest in addition thereto or (ii) conversion into an ABR Borrowing (as defined in the Existing Credit Agreement))) after accounting for adequate protection payments to the term lenders or to the First Lien Agent for the benefit of the term lenders (which, notwithstanding anything to the contrary in the Final Cash Collateral Order, shall be retained by the term lenders and, other than the Principal Payments, not recharacterized as principal payments).

“Principal Payments” means any quarterly amortization payments, excess cash flow sweep payments and other express payments of principal (including the 2020 ECF Payment).

First Lien Term Loan Claims maturing in 2024 and First Lien Term Loan Claims maturing in 2025 shall be separately classified from one another and from all other Claims and Interests treated under the Plan, and each such class shall be deemed impaired and entitled to vote on the Plan.

TERMS OF NEW FIRST LIEN TERM LOANS

Facility	On the Plan Effective Date, unless the Debtors elect to refinance and repay in full in cash the allowed First Lien Term Loan Claims as described in “Treatment of First Lien Credit Agreement Claims (Term Loans)” above, Mallinckrodt International Finance S.A. (the “Lux Borrower”) Mallinckrodt CB LLC (the “Co-Borrower” and, together with the Lux Borrower, the “Borrowers”) shall enter into a new senior secured first lien term loan facility in an original principal amount equal to the Outstanding Amount (such facility, the “New First Lien Term Loan Facility” the loans under such facility, the “New First Lien Term Loans,” and any all documents related thereto, the “New Term Loan Documentation”). The administrative agent and the collateral agent for the New First Lien Term Loan Facility shall be mutually reasonably acceptable to the Company and the Required Supporting Term Lenders in the event the Refinancing Loans (as defined below) are included as a separate tranche in the New First Lien Term Loan Facility. In the event the Refinancing Loans are governed by separate documentation from the New First Lien Term Loan Facility, the collateral agent for the New First Lien Term Loan Facility shall be mutually reasonably acceptable to the Company and the Required Supporting Term Lenders and the administrative agent for the New First Lien Term Loan Facility shall be reasonably acceptable to the Required Supporting Term Lenders and must qualify under Section 8.09 of the Existing Credit Agreement. For the avoidance of doubt, any indebtedness incurred in order to refinance the First Lien Revolver Loan Claims (the “Refinancing Loans”) may be included as a separate tranche in the New First Lien Term Loan Facility and, if so included, shall be subject to the same terms (other than economic terms) as the New First Lien Term Loans.

2

Interest	New First Lien Term Loans issued on account of First Lien Term Loan Claims maturing in 2024 shall accrue interest, from and after the Plan Effective Date, at a non-default rate equal to, at the Borrowers’ option, either LIBOR plus 525 bps, with a 75 bps LIBOR floor, or ABR plus 425 bps.

New First Lien Term Loans issued on account of First Lien Term Loan Claims maturing in 2025 shall accrue interest, from and after the Plan Effective Date, at a non-default rate equal to, at the Borrowers’ option, either LIBOR plus 550 bps, with a 75 bps LIBOR floor, or ABR plus 450 bps.

Adequate Protection Payments	As part of the comprehensive and integrated settlements set forth herein, the Final Cash Collateral Order shall be modified, which modification shall be approved by an order of the Bankruptcy Court (the “CCO Modification Order”) by no later than April 15, 2021, and for so long as the RSA is not terminated with respect to the holders of the First Lien Term Loan Claims, to increase the interest rate applied in order to calculate First Lien Adequate Protection Payments (as defined therein) payable on account of the First Lien Term Loan Claims from the Adjusted LIBO Rate (as defined in the Existing Credit Agreement) plus 200 basis points plus Applicable Margin (as defined in the Existing Credit Agreement) to the Adjusted Interest Rate. The Debtors shall request that such increased rate take effect upon the filing of the motion seeking entry of the CCO Modification Order and shall not, for the avoidance of doubt, apply retroactively to any earlier date or apply to any First Lien Credit Agreement Claims other than First Lien Term Loan Claims; provided, that, the Supporting Term Lenders shall not have any right to terminate the Joinder Agreement or the RSA based solely on the Bankruptcy Court declining to apply such increased rate retroactively to the date on which the motion seeking entry of the CCO Modification Order is filed. The Debtors shall file the motion seeking entry of the CCO Modification Order by no later than six (6) Business Days after the execution of the Joinder Agreement and such motion and the CCO Modification Order (subject to the NPT Exception) shall be in form and substance reasonably acceptable to the Required Supporting Term Lenders.[1]

[1]

“Joinder Agreement” means that certain Joinder Agreement and Amendment to Restructuring Support Agreement dated as of March 10, 2021 by and among the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Supporting Term Lenders.

3

So long as the RSA is not terminated with respect to the holders of the First Lien Term Loan Claims as of the Plan Effective Date, all First Lien Adequate Protection Payments made to the holders of First Lien Term Loan Claims prior to the Plan Effective Date (other than Principal Payments) shall be retained by the lenders in full satisfaction of their entitlement to interest and fees under section 506(b) of the Bankruptcy Code and shall not be recharacterized as payments of principal.

The holders of First Lien Term Loan Claims party to the RSA, for so long as they are parties to the RSA, shall (i) not seek, or direct the First Lien Agent, to prohibit the continuation of outstanding loans under the Existing Credit Agreement as Eurocurrency Borrowings (as defined in the Existing Credit Agreement) or to require the conversion of such loans into ABR Borrowings (as defined in the Existing Credit Agreement), and, (ii) unless otherwise effected pursuant to an order of the Bankruptcy Court, deliver a communication in writing to the First Lien Agent (which shall comply with the requirements of any such communication set forth in the Existing Credit Agreement and may be delivered by counsel to the Ad Hoc First Lien Term Lender Group, which counsel shall be deemed authorized to deliver such communication by all legal or beneficial owners of First Lien Credit Agreement Claims that execute the RSA or the Joinder Agreement) instructing the First Lien Agent to deem any previous request of any Supporting Term Lenders that the First Lien Agent notify the Borrowers (as defined in the Existing Credit Agreement) of any Event of Default or any prohibition on any such continuation or requirement of any such conversion resulting therefrom withdrawn without prejudice and permit such continuation and not require such conversion, and (iii) not seek, or direct the First Lien Agent to seek, any default interest in respect of outstanding loans under the Existing Credit Agreement, in each case, only for so long as the Supporting Term Lenders remain party to the RSA.

Maturity	The New First Lien Term Loans shall mature on the date that is the earlier of (a) September 30, 2027 or (b) 5.75 years following of the Plan Effective Date.

Amortization	The New First Lien Term Loans shall amortize at a rate of 2.5% per annum, payable quarterly on March 31, June 30, September 30, and December 31 of each year that the New First Lien Term Loans remain outstanding.

4

Call Protection/ Prepayments	The New First Lien Term Loans may be voluntarily prepaid at any time in whole or in part, at the Company’s option, at a price equal to 100% of the outstanding principal amount of New First Lien Term Loans so prepaid plus all accrued interest, fees and other amounts thereon; provided that if any Repricing Event (defined in a manner consistent with the Existing Credit Agreement) occurs prior to the date that is nine months after the Plan Effective Date, a fee in the amount of 1.00% of the outstanding principal amount of New First Lien Term Loans subject to such Repricing Event shall be payable.

Mandatory prepayment events shall be consistent with the Existing Credit Agreement.

Guarantors	The obligations of Borrower under the New First Lien Term Loan Facility shall be guaranteed by the existing guarantors under the Existing Credit Agreement, except for Mallinckrodt Holdings GmbH (provided that the Loan Parties (defined in a manner consistent with the Existing Credit Agreement) covenant not to cause Mallinckrodt Holdings GmbH or the subsidiaries of Mallinckrodt Holdings GmbH to incur any material indebtedness owed to unaffiliated third parties, or guarantee any material indebtedness owed to any unaffiliated third-parties) (such guarantors, the “Guarantors”). The Debtors shall reimburse the Ad Hoc First Lien Term Lender Group for the reasonable and documented out-of-pocket fees and expenses of Swiss legal counsel in connection with the exclusion of Mallinckrodt Holdings GmbH as a Guarantor and Swiss law matters in connection with to the New Term Loan Documentation.

Collateral	The obligations under the New First Lien Term Loan Facility shall be secured by senior, first-priority (subject to certain exceptions consistent with the exceptions set forth in the Existing Credit Agreement) liens on the same assets of the Borrower and Guarantors securing the obligations under the Existing Credit Agreement, plus (or including, as the case may be) (i) 100% of the equity of first-tier foreign subsidiaries and domestic holding companies thereof except if (or until such time as) a Borrower determines in good faith that such pledge of equity issued by such subsidiary (1) could reasonably be expected to result in Mallinckrodt PLC (“Parent”) or any of its subsidiaries incurring any material tax or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its subsidiaries, (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its subsidiaries to become subject to related liabilities under any, applicable requirement of law or (3) would constitute “Excluded Securities” pursuant to clause (c) of the definition thereof in the Existing Credit Agreement and (ii) all cash of the Borrower and Guarantors (which, to the extent held by Co-Borrower or any domestic Guarantor in a domestic deposit account and subject to certain customary exceptions, shall be subject to deposit account control agreements in favor of the agent under the New First Lien Term Loan Facility).

5

ECF Payments	The Debtors and the Supporting Term Lenders (as defined in the Joinder Agreement and RSA) agree to settle under Rule 9019 of the Federal Rules of Bankruptcy Procedure their dispute with respect to the amount and manner of payment of the excess cash flow payment required to be made to the term lenders under the Existing Credit Agreement for fiscal year 2020 (the “2020 ECF Payment”; such settlement, the “2020 ECF Payment Settlement”). The 2020 ECF Payment Settlement shall provide the Debtors, and the Supporting Term Lenders agree, that the Debtors shall satisfy their obligation to make the 2020 ECF Payment with a payment in cash in the amount of $114 million to be made solely to the term lenders under the Existing Credit Agreement for application against the term loans under the Existing Credit Agreement. The Debtors shall file a supplement to the existing motion seeking approval to pay the 2020 ECF Payment to set forth the terms and basis for the 2020 ECF Payment Settlement, which supplement shall be in form and substance reasonably acceptable to the Required Supporting Term Lenders. The order approving the 2020 ECF Payment Settlement and the 2020 ECF Payment (the “2020 ECF Payment Order”) shall be in form and substance reasonably acceptable to the Debtors and the Required Supporting Term Lenders. To the extent the Bankruptcy Court enters the 2020 ECF Payment Order, the Debtors shall make the 2020 ECF Payment to, or for the sole benefit of, the term lenders promptly but in no even later than three (3) Business Days after the Bankruptcy Court enters the 2020 ECF Payment Order. To the extent the Debtors do not receive such authorization, the Debtors shall pay the term lenders the 2020 ECF Payment plus accrued interest thereon at the Adjusted LIBO Rate plus 250 basis points plus Applicable Margin (as defined in the Existing Credit Agreement) (the “Adjusted Interest Rate”) on the Plan Effective Date of the Plan (to the extent unpaid after account for adequate protection payments) in accordance with the proposed treatment of First Lien Term Loan Claims described above. For the avoidance of doubt, no “default interest” or similar amount shall be payable with respect to the 2020 ECF Payment Interest Rate.

Payments relating to settlement and restructuring costs, including the Term Loan Exit Payment and all payments made pursuant to the Plan, made during any fiscal year after fiscal year 2020 shall be deducted from the excess cash flow calculation with respect to the applicable fiscal year.

6

Covenants	The New Term Loan Documentation will contain affirmative covenants consistent with the Existing Credit Agreement (except (1) as set forth under the heading “Ratings” below and (2) as to the Cadence IP Licensee, which covenants shall be deleted), and negative covenants consistent with the Existing Credit Agreement, subject to certain exceptions and modifications as set forth on Annex 1 hereto. For the avoidance of doubt, such covenants shall In all not include any financial maintenance covenant. circumstances, the covenants shall permit the issuance of the $375 million of Takeback Second Lien Notes as set forth in the RSA.

Ratings	The Debtors shall use commercially reasonable efforts to obtain credit ratings for the New First Lien Term Loans from Moody’s and Standard & Poor’s prior to the Plan Effective Date.

Term Loan Exit Payment	The term lenders under the Existing Credit Agreement shall earn an exit payment (the “Term Loan Exit Payment”) of 0.5% of the Outstanding Amount, which exit payment shall (a) increase to 1.0% of the Outstanding Amount if Payment in Full of First Lien Term Loan Claims does not occur on or prior to the Plan Effective Date and (b) be payable upon the earlier of the Plan Effective Date and the consummation of any transaction that effects Payment in Full of First Lien Term Loan Claims on or prior to the Plan Effective Date. For the avoidance of doubt, the Term Loan Exit Payment will only increase to 1.0% if the treatment of First Lien Term Loan Claims is the New First Lien Term Loan Treatment.

OTHER TERMS

Consent Rights	The New Term Loan Documentation (including any applicable intercreditor agreements) shall be (i) consistent with the Restructuring Term Sheet and this First Lien Settlement Term Sheet, (ii) based on, and except as otherwise set forth in the Restructuring Term Sheet or this First Lien Settlement Term Sheet, no less favorable to the Debtors than the Existing Credit Agreement and associated Loan Documents (as defined in the Existing Credit Agreement) (provided that the New Term Loan Documentation shall contain a market-standard LIBOR replacement provision to be reasonably agreed to by the Debtors and the Supporting Term Lenders), and (iii) otherwise negotiated in good faith and reasonably agreed between the Debtors and Required Supporting Term Lenders, taking into account (A) the Debtors’ financing structure to be implemented in accordance with the terms of the RSA and the Plan and (B) changes in law or accounting standards or to cure mistakes or defects, but in any event to include (w) an event of default in the event the Loan Parties (defined in a manner consistent with the

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Existing Credit Agreement) fail to make any payments under, or materially breach, the CMS/DOJ/States Settlement or Opioid Settlement, (x) a requirement of a 100% vote of lenders in order to contractually subordinate the liens securing, or the right of payment of, the obligations under the New First Lien Term Loan Facility to any now-existing or hereafter implemented or incurred class of indebtedness, (y) restrictions on the exclusion from collateral of the equity interests of non-wholly owned subsidiaries except to the extent arising from legitimate business transactions with third parties, applicable law or tax efficiency considerations and restrictions on the release of guarantee and collateral obligations of subsidiaries that become less than wholly owned except through legitimate business transactions with third parties, and (z) a prohibition on open market purchases of loans other than the pro rata modified Dutch auctions as permitted in the Existing Credit Agreement and, in any event, any consideration in such modified Dutch auction shall only be in cash (collectively, the “Documentation Principles”). For the avoidance of doubt, (1) the representations and warranties set forth in the New Term Loan Documentation shall be established so as to eliminate any representations or warranties that may not be satisfied as of the Plan Effective Date (such as, for example, the absence of a material adverse effect) and (2) the only conditions to the effectiveness of the New First Lien Term Loan Facility shall be (1) completion of New Term Loan Documentation consistent with the Documentation Principles and (2) the conditions to the effectiveness of the relevant plan of reorganization. The Existing 1L/2L Intercreditor Agreement (as defined in the RSA) shall remain in place after the Plan Effective Date and govern the respective rights of the administrative agent under the New Term Loan Documentation, the lenders under the New Term Loan Documentation, the trustee under the Existing Second Lien Indenture,[2] the Second Lien Document Representative (as defined in the Existing 1L/2L Intercreditor Agreement), and the holders of Existing Second Lien Notes[3] and Takeback Second Lien Notes (as defined in the RSA). To the extent any existing first lien debt (other than First Lien Term Loan Claims) is reinstated on the Plan Effective Date, the Existing 1L Intercreditor Agreement (as defined in the RSA) shall remain in place after the Plan Effective Date and govern the respective rights of the administrative agent and the lenders under the New Term Loan Documentation and the agent or trustee and lenders under such reinstated first lien indebtedness.

[2]

“Existing Second Lien Indenture” means that certain Indenture for 10.000% Second Lien Secured Notes due 2025, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as Issuers, the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as Second Lien Trustee and Second Lien Collateral Agent.

[3]	“Existing Second Lien Notes” means those certain 10.000% Second Lien Secured Notes due 2025 under the Existing Second Lien Indenture.

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For the avoidance of doubt, the Definitive Documentation relating to the implementation of the New First Lien Term Loan Facility shall permit the consummation of all transactions contemplated by the Plan.

DOJ/Opioid Settlement Cash Consent Right	Without the consent of the Required Supporting Term Lenders, the Debtors shall not agree to any changes to the Plan, the Opioid Settlement or CMS/DOJ/States Settlement that (a) result in the aggregate amount of cash to be paid by the reorganized Debtors pursuant to the Opioid Settlement and the CMS/DOJ/States Settlement exceeding $1,860,000,000 (excluding professional fees and expenses payable in connection with the Opioid Settlement and the CMS/DOJ/States Settlement and interest payable in connection with the CMS/DOJ/States Settlement) or (b) accelerate the timing of payments to the Opioid Trust under the Opioid Settlement or payments under the CMS/DOJ/States Settlement in any given year (the “DOJ/Opioid Settlement Cash Consent Right”); provided that no such consent shall be required for changes related to either (i) the timing of exercise of the Debtors’ option to prepay the amounts owing to the Opioid Trust or (ii) the Additional Insurance Rights.

Any partial prepayment of the amounts owing to the Opioid Trust must be funded solely from the net proceeds of an equity raise.

Intercreditor Agreement Claims	Except as otherwise agreed by the Debtors in writing, during the Support Period and, if the Restructuring is consummated, from and after the Plan Effective Date, (a) the Supporting Term Lenders shall not pursue any claims under any intercreditor agreement against any holder of any other secured Claims relating to any payments made pursuant to the Final Cash Collateral Order or the Plan and (b) to the extent practicable and in accordance with the terms of the Existing Credit Agreement, the Supporting Term Lenders shall instruct the First Lien Agent not to pursue any such claims; provided, however, that to the extent the transactions contemplated by this First Lien Settlement Term Sheet are not consummated and the Company does not propose the Payment in Full of First Lien Term Loan Claims, all of the Supporting Term Lenders’ rights and remedies with respect to claims under any intercreditor agreement are expressly reserved.

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Annex 1

Negative Covenants

Annex 1

Negative Covenants and Related Definitions

All capitalized terms used, but not defined, herein shall be defined in a fashion consistent with the Documentation Principles (as defined in the First Lien Settlement Term Sheet to which this excerpt is attached as Annex 1 (the “First Lien Term Sheet”)). The “Closing Date” shall mean the Plan Effective Date (as defined in the First Lien Term Sheet). All schedules described herein shall be completed based upon the actual characteristics of the Parent and its subsidiaries as of the Closing Date. All baskets subject to a cap based on a dollar amount or percentage of Consolidated Total Assets shall be deemed to be unused as of the Closing Date. All baskets set based on a percentage of Consolidated Total Assets shall be set so as match the fixed portion of the basket on the Closing Date after giving effect to any fresh-start accounting required to be implemented in connection the applicable plan of reorganization. Additional baskets shall be agreed as necessary to permit transactions consummated pursuant to the terms of a plan of reorganization consummated in accordance with the terms of the Restructuring Support Agreement and the schedules thereto, to which this Annex 1 is attached (the “RSA”).

Definitions:

“Adjusted Consolidated EBITDA” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Parent and the Subsidiaries for such period plus

(a) the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i) provision for taxes based on income, profits or capital of the Parent and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii) (x) Interest Expense of the Parent and the Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of Parent or any Disqualified Stock of the Parent and its Subsidiaries; plus

(iii) depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Parent and the Subsidiaries for such period; plus

(iv) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(v) any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Existing Secured Notes; minus

(b) the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus

(ii) any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Existing Secured Notes;

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of the Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

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“Applicable Accounting Principles” shall mean, for any period, the accounting principles applied as provided in Section [__].1

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Asset Sale” shall mean (x) any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person (including to a Divided LLC pursuant to a Division) of, any asset or assets of the Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Parent or a Subsidiary.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which

(i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) $50 million, plus

(b) 50% of the Cumulative Retained Excess Cash Flow Amount on such date of determination, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such date of determination that would have constituted Net Proceeds had they exceeded the threshold amounts required to qualify as Net Proceeds (the “Below-Threshold Asset Sale Proceeds”), plus

(d) the cumulative amounts of all prepayments declined by Term Lenders, plus

(e) the Cumulative Parent Qualified Equity Proceeds Amount on such date of determination, minus

(f) the cumulative amount of Investments made with the Available Amount from and after the Closing Date and on or prior to such time, minus

(g) the cumulative amount of Restricted Payments made with the Available Amount from and after the Closing Date and on or prior to such time (without duplication of any such amount subtracted pursuant to the definition of Cumulative Parent Qualified Equity Proceeds Amount);

[1]

Section reference to be to general interpretive provision regarding accounting terms. For the avoidance of doubt, interpretive provisions to exclude from Capitalized Lease Obligations any leases that would not have been required to be so included prior to implementation of recent accounting changes.

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provided, however, for purposes of determining the amount of Available Amount available for Restricted Payments, the calculation of the Available Amount shall not include any Below-Threshold Asset Sale Proceeds or any amounts described in clause (d) above.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall mean each of the Lux Borrower and the Co-Borrower, and the term “Borrowers” shall mean all of the Lux Borrower and the Co-Borrower.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with Applicable Accounting Principles, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that, Capital Expenditures for the Parent and the Subsidiaries shall not include:

(a) expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests (other than Disqualified Stock) of the Parent or capital contributions to the Parent or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a)); provided that (i) this clause (a) shall exclude expenditures made with the proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(p), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(b) and (ii) such proceeds are not included in any determination of the Available Amount;

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section [__]2;

(c) interest capitalized during such period;

[2]	Section reference to be to the asset sale mandatory prepayment.

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(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Parent, the Borrowers or any Subsidiary) and for which none of the Parent, the Borrowers or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.05(m);

(g) Investments in respect of a Permitted Business Acquisition; or

(h) the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b).

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Principles.

“Cash Interest Expense “ shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Parent or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Qualified Receivables Facility, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Qualified Receivables Facility or any amendment of this Agreement.

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“Cash Management Agreement” shall mean any agreement to provide to the Parent, a Borrower or any Subsidiary Loan Party cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank “ shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn), (i) (other than bankers’ acceptances to the extent undrawn), (j), (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (l) of the definition of “Indebtedness” of the Parent and the Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness (including the Indebtedness under this Agreement) with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its subsidiaries for such period, on a consolidated basis, in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges, change in control payments or other payment obligations made in connection with, or related to, the Transaction shall be excluded;

(b) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by Applicable Accounting Principles, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

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(c) the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d) (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;

(e) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the excess (which shall not be less than $0) of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period over the amount of all Investments made to such Unrestricted Subsidiaries during such period;

(g) solely for purposes of calculating the Available Amount, the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h) any impairment charge or asset write-off and amortization of intangibles, in each case pursuant to Applicable Accounting Principles, shall be excluded; provided that in no event shall amortization of intangibles so excluded in any period of four consecutive fiscal quarters exceed the greater of $20.0 million and 10% of Consolidated Net Income for such period (before giving effect to such exclusion);

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(i) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(j) any (i) non-cash compensation charges, (ii) costs and expenses after the Closing Date related to employment of terminated employees, or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such person or any of its subsidiaries, shall be excluded;

(k) accruals and reserves that are established or adjusted within 12 months after the Closing Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with Applicable Accounting Principles or as a result of adoption or modification of accounting policies shall be excluded;

(l) the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(m) any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(n) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is

(i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(o) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of the Parent or its Subsidiaries on such date (including, for the avoidance of doubt, Qualified Receivables Facility) less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date.

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Notwithstanding anything to the contrary contained above, all Indebtedness incurred pursuant to this Agreement (including any such Indebtedness incurred pursuant to any Incremental Loan) or pursuant to Sections 6.01(b) and (v), and any Permitted Refinancing Indebtedness or Refinancing Notes (or successive Permitted Refinancing Indebtedness or Refinancing Notes) incurred under Sections 6.01(b) or (v) (whether or not secured) shall be included as if secured by Liens as a component of Consolidated Debt pursuant to clause (i) of the immediately preceding sentence; provided that any such Permitted Refinancing Indebtedness (x) if unsecured, shall not constitute a component of Consolidated Debt if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p) (or is subsequently reclassified as outstanding thereunder) and (y) if secured by the Collateral on a junior lien basis, shall cease to constitute a component of Consolidated Secured Net Debt for purposes of the First Lien Secured Net Leverage Ratio only, if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p), and permitted to be secured under Section 6.02(ff) (or is subsequently permitted to be outstanding and secured under said Sections).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Parent and the Subsidiaries, determined on a consolidated basis in accordance with Applicable Accounting Principles, as set forth on the consolidated balance sheet of the Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Parent have been delivered (or were required to be delivered) pursuant to Section [__], [__] or [__],3 as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cumulative Parent Qualified Equity Proceeds Amount” shall mean, at any time of determination, an amount equal to, without duplication:

(a) 100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Parent after the Closing Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Parent issued upon conversion of Indebtedness or Disqualified Stock to the extent the Parent or its Wholly Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock; plus

[3]

Section references to be to (i) condition for delivery of pre-closing financial statements, (ii) annual financial statements reporting covenant and (iii) quarterly financial statements reporting covenant.

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(b) 100% of the aggregate amount of contributions to the capital of the Parent (but not for Disqualified Stock) by its shareholders received in cash and the Fair Market Value of tangible assets other than cash after the Closing Date; plus

(c) 100% of the aggregate amount received by the Parent or its Wholly Owned Subsidiaries in cash and the Fair Market Value of assets (other than cash) received by the Parent or its Wholly Owned Subsidiaries after the Closing Date from (without duplication of amounts, and without including the items described below to the extent same are already included in Excess Cash Flow):

(i) the sale or other disposition (other than to the Parent or any Subsidiary) of any Investment made by the Parent and its Subsidiaries and repurchases and redemptions of such Investment from the Parent and its Subsidiaries by any person (other than the Parent and its Subsidiaries) to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section [__]4;

(ii) the sale (other than to the Parent or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section [__]5; or

(iii) to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to sub-clause (Y) of Section 6.04(j) (and which has not been subsequently reclassified as outstanding pursuant to another sub-clause or sub-section of said Section 6.04); minus

(d) .the cumulative amount of Restricted Payments made with the Cumulative Parent Qualified Equity Proceeds Amount from and after the Closing Date and on or prior to such time.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to

[4]	Section reference to be to asset sale mandatory prepayment.
[5]	Section reference to be to asset sale mandatory prepayment.

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(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods beginning after the Closing Date and ended prior to such date, plus

(b) for any Excess Cash Flow Interim Period occurring during the Excess Cash Flow Period containing the Closing Date, ending prior to such date and beginning with the first full fiscal quarter after the Closing Date, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, plus

(c) for any Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(d) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Current Assets “ shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Qualified Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets subject to such Qualified Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for exclusions from Consolidated Net Income included in clause (a) of the definition of such term.

“Debt Service” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent, the Lux Borrower or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of a Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

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“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“DOJ Settlement” shall mean [            ].6

“Divided LLC” means any Delaware LLC which has been formed as a consequence of a Division (excluding any dividing Delaware LLC that survives a Division).

“Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

[6]	To be defined to mean the settlement with the DOJ regarding Acthar as implemented by any plan of reorganization, subject to the consent rights of the Supporting Term Lenders under the RSA.

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“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Excess Cash Flow” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any Applicable Period, Adjusted Consolidated EBITDA of the Parent and the Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt (other than prepayments of the Loans) that would otherwise have constituted scheduled principal amortization during such Applicable Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Applicable Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to the prepayment provisions of this Agreement or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Applicable Period in respect of Permitted Business Acquisitions and other Investments (excluding intercompany loans and transfers of funds) permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to the prepayment provisions of this Agreement or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) Capital Expenditures that the Parent or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (but are expected to be made in the next Applicable Period); provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period; provided further that if any such Capital Expenditures so deducted are either (A) not so made in the following Applicable Period or (B) made in the following Applicable Period with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant the prepayment provisions of this

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Agreement or the definition of the term “Net Proceeds”, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Applicable Period as set forth in clause (iv) below;

(e) Taxes paid in cash by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period;

(f) an amount equal to any increase in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(g) cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of Adjusted Consolidated EBITDA or Cash Interest Expense;

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Parent to its shareholders during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than the Parent or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06(b) (except to the extent such payment is made with amounts described in clauses (x) and (y) of the parenthetical contained in the proviso thereto), (f) and/or (h) (other than Restricted Payments made with Equity Interests (other than Disqualified Stock) of the Parent or with proceeds of Indebtedness or using any component of the Available Amount);

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or Adjusted Consolidated EBITDA, amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions in determining Adjusted Consolidated EBITDA of the Parent and the Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such prepayments and Capital Expenditures made with such Net Proceeds;

(k) the amount related to items of income that were added to or items of expense not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of expense represented a cash payment (which

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had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Parent and the Subsidiaries or (y) such items of income did not represent cash received by the Parent and the Subsidiaries, in each case on a consolidated basis during such Applicable Period;

(l) all cash payments made in connection with, or relating to, the Transactions; provided that, if the Closing Date occurs after December [__], 2021, a Borrower may elect to cause all or any portion of such cash payments made on the Closing Date to be deemed to have been made in the Excess Cash Flow Period ending December [__], 2021, plus, without duplication,

(i) an amount equal to any decrease in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(ii) all proceeds received during such Applicable Period of Capitalized Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions permitted under this Agreement and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement) to the extent there is a corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings;

(iii) all amounts referred to in clause (c) or (d) above to the extent funded with, without duplication, (x) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Parent after the Closing Date, (y) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (z) any component of Available Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period), in each case solely to the extent there is a corresponding deduction from Excess Cash Flow above;

(iv) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period, the amount of such Capital Expenditures that were not so made in such following Applicable Period;

(v) to the extent any Taxes deducted pursuant to in clause (e) above are not paid in such Applicable Period or in the six months after the close of such Applicable Period, the amount of such Taxes that were not so paid in such Applicable Period or in the six months after the close of such Applicable Period;

(vi) cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (x) not included in the computation of Adjusted Consolidated EBITDA or (y) such payments do not reduce Cash Interest Expense;

(vii) any extraordinary or nonrecurring gain realized in cash during such Applicable Period, except to the extent such gain consists of Net Proceeds subject to the prepayment provisions of this Agreement;

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(viii) to the extent deducted in the computation of Adjusted Consolidated EBITDA, cash interest income; and

(ix) the amount related to items of expense that were deducted from or items of income not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of income represented cash received by the Parent or any Subsidiary (which had not increased Excess Cash Flow upon the accrual thereof in a prior Applicable Period) or (y) such items of expense do not represent cash paid by the Parent or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

Notwithstanding anything to the contrary set forth in this definition, no effect shall be given, for purposes of calculating Excess Cash Flow, to any non-cash balance sheet impact arising from any refunds pursuant to the CARES Act.

“Excess Cash Flow Interim Period” shall mean, during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing at the end of the immediately preceding Excess Cash Flow Period (or, if during the first Excess Cash Flow Period, the fiscal year ended December 25, 20207) and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Parent, commencing with the fiscal year of the Parent ending December [__], 2021.8

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of

Section 6.01.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and a Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

[7]	To be the last day of the 2021 fiscal year if the Closing Date occurs after delivery of annual financials for the 2021 fiscal year.
[8]	To be the 2022 fiscal year if the Closing Date occurs after delivery of annual financials for the 2021 fiscal year.

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“Existing Secured Notes “ shall mean, collectively, (i) the $495,032,000 in aggregate principal amount of Existing First Lien Notes, (ii) the $322,868,000 in aggregate principal amount of 10.000% Second Lien Senior Secured Notes due 2025 issued pursuant to the Existing Second Lien Notes Indenture and (iii) the $375,000,000 in aggregate principal amount of 10.000% Second Lien Senior Secured Notes due 202[8]9 issued pursuant to the Existing Takeback Notes Indenture.

“Existing First Lien Notes” shall mean the 10.000% First Lien Senior Secured Notes due 2025 issued pursuant to the Existing First Lien Notes Indenture.

“Existing First Lien Notes Indenture” shall mean the Indenture, dated as of April 7, 2020, among the Lux Borrower and the Co- Borrower, as issuers, the guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as first lien collateral agent, and Wilmington Savings Fund Society, FSB, as first lien trustee, as amended, modified or supplemented from time to time.

“Existing Second Lien Notes Indenture” shall mean the Indenture, dated as of December 6, 2019, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as second lien collateral agent and second lien trustee, as amended, modified or supplemented from time to time.

“Existing Secured Indentures” shall mean (i) the Existing First Lien Notes Indenture, (ii) the Existing Second Lien Notes Indenture and (iii) the Existing Takeback Notes Indenture.

“Existing Takeback Notes Indenture” shall mean the Indenture, dated as of the Closing Date, among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time, [            ], as second lien collateral agent, and [            ], as second lien trustee, as amended, modified or supplemented from time to time.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by a Borrower).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or any Director or other executive responsible for the financial affairs of such person.

“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the remainder of (x) Consolidated Secured Net Debt as of such date minus (y) amounts included in clause (i) of the definition of Consolidated Secured Net Debt (and not described in the last sentence of the definition of Consolidated Secured Net Debt, unless excluded by the proviso thereto) which are secured only by Liens on the Collateral securing the Obligations on a junior and subordinated (as to liens and related rights and remedies only) basis

[9]	To be seven years after the Closing Date.

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and which are subject to an intercreditor agreement entered into with the Collateral Agent for the benefit of the holders of the Obligations which is in form and substance reasonably satisfactory to the Administrative Agent, to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. All Indebtedness described in the last sentence of the definition of Consolidated Secured Net Debt (and not excluded by the proviso thereto) shall also be deemed to constitute Indebtedness included pursuant to preceding clause (a)(x) and which is not deducted pursuant to preceding clause (a)(y).

“Fitch” means Fitch Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section [__], [__] or [__]10 to (b) the Fixed Charges for such Test Period; provided that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Fixed Charges” shall mean, with respect to Parent for any period, the sum, without duplication, of:

(a) Interest Expense (excluding amortization or write-off of deferred financing costs) of the Parent and its Subsidiaries for such period, and

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Parent and its Subsidiaries.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section [__].11

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another

[10]

Section references to be to (i) condition for delivery of pre-closing financial statements, (ii) annual financial statements reporting covenant and (iii) quarterly financial statements reporting covenant.

[11]

Section reference to be to general interpretive provision regarding accounting terms. For the avoidance of doubt, interpretive provisions to exclude from Capitalized Lease Obligations any leases that would not have been required to be so included prior to implementation of recent accounting changes.

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person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

“Guarantors” shall mean each of the Loan Parties.

“Hedge Bank” shall mean any person that is (or an Affiliate thereof that is) an Agent, an Arranger or a Lender on the Closing Date (or any person that becomes an Agent, Arranger or Lender or Affiliate thereof after the Closing Date) and that enters into a Hedging Agreement, in each case, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Lux Borrower or any of the Subsidiaries shall be a Hedging Agreement.

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“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Parent, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the greater of:

(a) the excess (if any) of (i) $[            ]12 over (ii) the sum (without duplication) of the aggregate principal amount of all Term Loans, Existing First Lien Notes, Revolver Replacement Term Loans and all other Indebtedness incurred pursuant to Section 6.01(v), in each case outstanding at such time; and

(b) the amount such that, immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (b) and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio on a Pro Forma Basis is not greater than (x) so long as Qualified Ratings apply, 2.75 to 1.00 or (y) otherwise, 2.25 to 1.00; provided that, for purposes of this clause (b) net cash proceeds of Incremental Loans incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the First Lien Secured Net Leverage Ratio.13

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with Applicable Accounting Principles and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of (x) any Disqualified

[12]

To be the sum of the following (as of immediately prior to consummation of a plan of reorganization and pro forma for the 2020 Excess Cash Flow paydown): (i) existing TL principal amount, (ii) existing RCF principal amount, (iii) Existing First Lien Notes principal amount and (iv) $150,000,000.

[13]	Consistent with Section 6.01(v), incremental term loan provision shall not contain an MFN provision.

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Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any preferred stock of any Subsidiary of Parent, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and (l) all Attributable Receivables Indebtedness with respect to Qualified Receivables Facility. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement. For the avoidance of doubt, Indebtedness shall not include any obligations pursuant to (i) the Opioid Settlement or (ii) the DOJ Settlement.

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest Expense “ shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such person or any of its Subsidiaries that are payable to persons other than the Parent and the Subsidiaries.

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“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Initial Term Loans (and other Loan Obligations, other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Latest Maturity Date” shall mean, at any date of determination, the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Obligations “ shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Parent and the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Parent, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

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“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Parent or any Subsidiary in an aggregate principal amount exceeding $75,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Loan Party that is material to the operation of the business of Parent and its Subsidiaries, taken as a whole.

“Material Subsidiary” shall mean any Subsidiary, other than any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section [__], [__] or [__],14 have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date.

“Milestone Payments” shall mean payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(d) (except for any Sale and Lease-Back Transaction described in clause (a) of the proviso to Section 6.03) or Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such

[14]

Section references to be to (i) condition for delivery of pre-closing financial statements, (ii) annual financial statements reporting covenant and (iii) quarterly financial statements reporting covenant.

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prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt, (iv) Taxes paid or payable (in the good faith determination of a Borrower) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with Applicable Accounting Principles against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (2) the amount of any such reserve that is maintained as at the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date; provided, that, if the Parent or the Lux Borrower shall deliver a certificate of a Responsible Officer of the Parent or the Lux Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s or the Lux Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or, intercompany Investments in Subsidiaries or Unrestricted Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b) 100% of the cash proceeds actually received by the Parent or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer taxes, deed or mortgage recording taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share

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of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt, and (iv) Taxes paid or payable (in the good faith determination of a Borrower) as a direct result thereof; provided, that, if the Parent or the Lux Borrower shall deliver a certificate of a Responsible Officer of the Parent or the Lux Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s or the Lux Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries or Unrestricted Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months (or, solely in the case of any such Recovery Event relating to manufacturing, processing or assembly plants, 12 months) following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c) 100% of the cash proceeds from the incurrence, issuance or sale by the Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement.

“Opioid Settlement” shall mean [                ].15

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens thereon securing the Initial Term Loans (and other Loan Obligations that are secured

[15]	To be defined to mean the settlement with the opioid plaintiffs as implemented by any plan of reorganization, subject to the consent rights of the Supporting Term Lenders under the RSA.

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by Liens on the Collateral ranking equally and ratably with the Initial Term Loans) pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Parent and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of either Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) [reserved]; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section [__],16 any person acquired in such acquisition shall be merged into a Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (vi) the aggregate cash consideration in respect of such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties, in each case upon consummation of such acquisition, shall not exceed $150,000,000 plus (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Loan Party in respect of any assets not owned by Loan Parties or Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties that were acquired in such Permitted Business Acquisitions in reliance on the $ 150,000,000 basket above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under a clause of Section 6.04 other than clause (k) thereof.

“Permitted Debt” shall mean Indebtedness for borrowed money (but not owing to the Parent or any of its Subsidiaries or Unrestricted Subsidiaries) incurred by the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary, provided that (i) any such Permitted Debt shall not be guaranteed by the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing unless such person is a Guarantor and, if secured by any asset of the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing (as permitted by Sections 6.01 and 6.02), such assets consist solely of all or some portion of the Collateral pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by a Borrower in good faith), than the Security Documents, (ii) any such Permitted Debt, if secured, shall be subject to an Intercreditor Agreement reasonably

[16]	Section reference to be to further assurances covenant.

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satisfactory to the Administrative Agent and (iii) if such Permitted Debt is secured, such Permitted Debt shall not mature prior to the date that is the latest final maturity date of the Loans existing at the time of such incurrence, and the Weighted Average Life to Maturity of any such Permitted Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans with the latest final maturity at the time of such incurrence.

“Permitted First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Initial Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans), one or more intercreditor agreements, each of which shall be in in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

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(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent, the Lux Borrower or any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Initial Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans) (including, for the avoidance of doubt, junior Liens pursuant to Section [__]17), one or more intercreditor agreements, each of which shall be in in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of the Parent and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Parent and its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Parent and its Subsidiaries which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

[17]	Section reference to be to incremental loan provision permitting junior incremental loans.

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“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by a Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional guarantor), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by a Borrower in good faith), (f) if the Indebtedness being Refinanced was unsecured or if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on Collateral to secure such Permitted Refinancing Indebtedness shall be Junior Liens; and (g) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

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“person “ shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $25 million, merger, amalgamation, consolidation (including the Transaction) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Parent or any of its Subsidiaries that the Parent or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an asset Disposition or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the 12-month period following the consummation of the pro forma event. The Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are

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reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Jurisdiction” shall mean (x) the United States (and any political subdivision thereof), Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands, (y) the jurisdiction of the organization of any entity incorporated or organized outside the United States in a transaction permitted by Section 6.05(n) where the Administrative Agent has made the determination required by clause (iii) thereof, and (z) any other jurisdiction where the Administrative Agent has determined (acting reasonably and following a request by a Borrower and based on advice of local counsel) that Wholly Owned Subsidiaries organized in such jurisdiction may provide guarantees and security which, after giving effect to the Agreed Guarantee and Security Principles, would provide substantially the same benefits as guarantees and security provided with respect to the Collateral owned by such entities as would have been obtained if the respective Subsidiary were instead organized in any of the United States, Ireland, Luxembourg, Switzerland the United Kingdom or the Netherlands (it being understood and agreed that a jurisdiction as has been agreed by the Parent and the Administrative Agent prior to the date hereof shall satisfy the requirements of this clause (z)).

“Qualified Ratings” means public corporate family ratings (or equivalent) that include at least two of the following ratings: a rating equal to or higher than B2 from Moody’s, a rating equal to or higher than B from S&P or a rating equal to or higher than B from Fitch.

“Qualified Receivables Facility” shall mean a receivables facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by a Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Borrower and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from such Borrower and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Parent or any Subsidiary (excluding guarantees of obligations

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pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent or any other Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Parent or any other Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Real Property “ shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets “ shall mean any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean any direct or indirect wholly owned Subsidiary of the Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent (as determined by a Borrower in good faith) and (b) to which neither the Parent nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Seller” shall mean the Borrowers and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recovery Event” shall mean any event that gives rise to the receipt by the Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

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“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date of the Term Loans so reduced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so reduced; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are consistent in all material respects, when taken as a whole, with those applicable to the Initial Term Loans with such Indebtedness (if in the form of term loans) to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be shared no more than ratably with the term loans outstanding pursuant to this Agreement); (f) there shall be no borrower or issuer with respect thereto other than the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary, and no guarantor in respect of such Refinancing Notes that is the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing that is not a Loan Party; (g) if such Refinancing Notes are secured by an asset of the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or party, taken as a whole (determined by a Borrower in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent); (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Parent or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable (and in any event shall be subject to a Permitted Junior Intercreditor Agreement if the Indebtedness being Refinanced is secured on a junior lien basis to any of the Obligations); and (j) if the Indebtedness being refinanced was unsecured or if Liens on the Collateral securing the Indebtedness being Refinanced were Junior Liens, then any Liens on Collateral securing such Refinancing Notes shall also be Junior Liens.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that, taken together, represent more than 50% of the sum of all Loans outstanding; provided, that the Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Applicable Period, 50%; provided, that, so long as no Default or Event of Default shall have occurred and is continuing, if the Total Net Leverage Ratio as at the end of the Applicable Period is (x) less than or equal to 4.50 to 1.00, such percentage shall be 25% or (y) 3.50 to 1.00, such percentage shall be 0% and.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any director (administrateur), manager (gérant), executive officer or Financial Officer of such person, any authorized signatory appointed by the board of directors (conseil d’administration) or board of managers (conseil de gérance) of such person (as applicable) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Margin Stock” shall mean, at any time, all Margin Stock owned by the Parent and its Subsidiaries which is not Unrestricted Margin Stock.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Available Amount attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revolver Replacement Term Loans” shall mean [            ].18

[18]

To mean the term loans incurred to finance the repayment of the existing RCF at closing. For the avoidance of doubt, (i) such term loans may be incurred as Initial Term Loans under the credit agreement; provide that the terms (other than economic terms) of such term loans shall be the same as the terms of the Initial Term Loans and (ii) such term loans may, instead of being secured by pari passu liens on all or any portion of the Collateral, be secured by junior liens on all or any portion of the Collateral or unsecured.

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“S&P” shall mean Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement “ shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is not otherwise designated in writing by a Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Hedging Agreement is not otherwise designated in writing by a Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Net Leverage Ratio “ shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section [__]19 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Parent and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.

[19]	Section reference to be to provision permitting the appointment of sub-agents.

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“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Parent or any Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by a Borrower) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness for borrowed money of such Borrower which is by its terms subordinated in right of payment to the Initial Term Loans, and (b) with respect to any Guarantor, any Indebtedness for borrowed money of such Guarantor which is by its terms subordinated in right of payment to its Guarantee of the Initial Term Loans; provided, however, that no Guarantee of Indebtedness which Indebtedness does not itself constitute Subordinated Indebtedness shall constitute Subordinated Indebtedness.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Parent. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Parent or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Collateral Agent. The Subsidiary Guarantee Agreement shall also be deemed to include any guaranty agreement prepared under applicable local law (in the case of a Subsidiary Loan Party that is a Foreign Subsidiary) where the Administrative Agent has reasonably determined, based on the advice of counsel and subject to the Agreed Guarantee and Security Principles, that a separate Guarantee (or modified form of Guarantee) is preferable under relevant local law.

“Subsidiary Loan Party” shall mean (a) each Borrower (other than with respect to its own primary Loan Obligations or Secured Cash Management Agreements and any Secured Hedge Agreement to which it is a party), (b) each direct or indirect Wholly Owned Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) that owns directly or indirectly any Equity Interest in any Wholly Owned Domestic Subsidiary of the Parent (which Wholly Owned Domestic Subsidiary of the Parent is not (i) Mallinckrodt Nuclear LLC or (ii) any other Subsidiary if and for so long as such Subsidiary qualifies as an Excluded Subsidiary), (c) each direct or indirect Wholly Owned Domestic Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) (other than (i) Mallinckrodt Nuclear LLC and (ii) any other Subsidiary if

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and for so long as such Subsidiary qualifies as an Excluded Subsidiary) and (d) any other Wholly Owned Subsidiary of the Parent that may be designated bya Borrower (by way of delivering to the Collateral Agent the Subsidiary Guarantee Agreement (or a supplement to the Subsidiary Guarantee Agreement, as reasonably requested by the Administrative Agent) and any applicable Security Documents, in each case, duly executed by such Subsidiary) in its sole discretion (including, without limitation, in connection with transactions permitted by Section 6.05(n)) from time to time to be a guarantor in respect of the Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section [__]20 as if it were newly acquired. Notwithstanding anything contained in this Agreement to the contrary, a transfer of Collateral from any Loan Party organized in a Qualified Jurisdiction to a Subsidiary Loan Party that is not organized in a Qualified Jurisdiction shall, for purposes of Sections 6.04 and 6.05, be deemed to be an Investment in a Subsidiary that is not a Loan Party and shall be justified as same pursuant to such Sections.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated and (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section [__] or [__] 21; provided that prior to the first date financial statements have been delivered pursuant to Section [__] or [__],22 the Test Period in effect shall be the four fiscal quarter period ending [            ].23

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Parent or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of its Subsidiaries to collect and remit those funds to such third parties.

[20]	Section reference to be to further assurances covenant.
[21]	Section references to be to (i) annual financial statements reporting covenant and (ii) quarterly financial statements reporting covenant.
[22]	Section references to be to (i) annual financial statements reporting covenant and (ii) quarterly financial statements reporting covenant.
[23]	To be the four fiscal quarter period ending most recently before the Closing Date for which financial statements are available.

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“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Documents” shall mean [            ].24

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Parent or any of its Subsidiaries in connection with the Transactions, the Transaction Documents, this Agreement and the other Loan Documents, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) [            ]25; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; and (c) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or Permitted Investments of the Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of its Subsidiaries.

“Unrestricted Margin Stock” shall mean, at any time, all Margin Stock owned by the Parent and its Subsidiaries to the extent the value thereof exceeds 25% of the aggregate value of all assets owned by the Parent and its Subsidiaries then subject to the covenants contained in Sections 6.02 and 6.05.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Parent, whether now owned or acquired or created after the Closing Date, that is designated after the Closing Date by a Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that a Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) [reserved], (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) together with all Investments in any other Unrestricted Subsidiary designated as such in reliance on this clause (1) at the time of designation thereof (as contemplated by the immediately following sentence) are permitted by Section 6.01(j), (d) such Subsidiary being designated as an “Unrestricted Subsidiary”

[24]	To mean the [Definitive Documents] relating to any plan of reorganization.
[25]	To mean all transactions contemplated by any plan of reorganization.

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shall also, concurrently with such designation and thereafter, constitute an “Unrestricted Subsidiary” for purposes for all other Material Indebtedness of the Parent or its Subsidiaries issued or incurred after the Closing Date that contains a similar concept, (e) such Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary, and (f) the Parent shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Parent, certifying to the best of such officer’s knowledge, compliance with the requirements of this proviso; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Parent or one or more of its Restricted Subsidiaries after the date of the designation of the parent entity as a “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be justified on such date in accordance with Section 6.04(j) . A Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) [reserved,] and (iii) a Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of a Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary. Notwithstanding anything to the contrary contained above, neither the Lux Borrower nor the Co-Borrower shall be permitted to be an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary “ of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Parent that is a Wholly Owned Subsidiary of the Parent.

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“Working Capital” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with Applicable Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

Negative Covenants:26

ARTICLE VI

Negative Covenants

The Parent and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Parent and each Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (other than as described in Section 6.01(b) and Section 6.01(bb) below) existing or committed on the Closing Date (provided, that any such Indebtedness (x) that is owed to any person other than Parent and one or more of its Subsidiaries, in an aggregate amount in excess of $5,000,000 shall be set forth in Part A of Schedule 6.01 and (y) owing to Parent or one or more of its Subsidiaries in excess of $5,000,000 shall be set forth on Part B of Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (1) any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e) and (2) any Permitted Refinancing Indebtedness at any time incurred with respect to any Indebtedness described in this Section 6.01(a) outstanding on the Closing Date (or an issue of Permitted Refinancing Indebtedness incurred in respect thereof or prior to the incurrence of such Permitted Refinancing Indebtedness) may only be owed to the Parent or its respective Subsidiary to which the Indebtedness described in clause (y) above outstanding on the Closing Date was owed;

(b) Indebtedness created hereunder (including pursuant to Section [__], Section [__] and Section [__]27) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;

(c) Indebtedness of the Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

[26]	For the avoidance of doubt, all covenants set forth in former Section 5.13 (Cadence IP Licensee) shall be eliminated.
[27]	Section references to be to (i) incremental loan provision, (ii) extension provision and (iii) refinancing provision.

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(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Parent or any Borrower to the Parent or any Subsidiary and of any Subsidiary to the Parent, any Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Loan Obligations under this Agreement on subordination terms described in Exhibit F hereto or on other subordination terms reasonably satisfactory to the Administrative Agent and a Borrower;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Parent or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by the Parent, any Borrower or any other Loan Party that is a Domestic Subsidiary (and which may be guaranteed by any Loan Party) in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that, (x) Indebtedness incurred pursuant to preceding sub clause (h)(i) shall be in existence prior to the respective acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) after giving effect to the incurrence of such Indebtedness, (A) in the case of any such Indebtedness that is secured, the Secured Net Leverage Ratio (I) shall not be greater than 3.50 to 1.00 or (II) shall be no more than the Secured Net Leverage Ratio in effect immediately prior thereto and, (B) in the case of any such Indebtedness (whether secured or unsecured), the Fixed Charge Coverage Ratio (I) shall not be less than 2.00 to 1.00 or (II) shall be no more than the Fixed Charge Coverage Ratio in effect immediately prior thereto, each calculated on a Pro Forma Basis for the then most recently ended Test Period; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

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(i) (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Parent or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i) and Section 6.01(j), would not exceed the greater of $125,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j) (x) Capitalized Lease Obligations and any other Indebtedness incurred by the Parent or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 so long as the principal amount thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(j) and Section 6.01(i), would not exceed greater of $125,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(k) (x) other Indebtedness of the Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $250,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed (provided that, if such Indebtedness is of any Subsidiary other than a Loan Party, the aggregate principal amount of such Indebtedness, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness of Subsidiaries other than Loan Parties outstanding pursuant to this Section 6.01(k), does not exceed $100,000,000) and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l) [reserved];

(m) Guarantees (i) by the Parent, any Borrower or any Subsidiary Loan Party of any Indebtedness of the Parent, any Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Parent, any Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the Parent, any Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(q) and to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)); provided, that Guarantees (x) by the Parent, any Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment and (y) otherwise permitted by this Section 6.01(m) shall not be permitted with respect to any Indebtedness (including, without limitation, Permitted Debt and Permitted Refinancing Indebtedness) where the guarantor providing the Guarantee is not permitted to guarantee such Indebtedness because this Section 6.01 (or defined terms used in this Section 6.01) otherwise limit the persons who may guarantee such Indebtedness (where such Indebtedness is being Refinanced or otherwise);

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(n) Indebtedness arising from agreements of the Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) (i) Permitted Debt (not secured by Other First Liens on the Collateral) so long as immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof, (A) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q) (x) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed the greater of $100,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(r) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Subsidiary incurred in the ordinary course of business;

(t) (x) Indebtedness in connection with Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $200,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

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(u) obligations in respect of Cash Management Agreements;

(v) (i) Existing First Lien Notes, (ii) Revolver Replacement Term Loans, (iii) Permitted Debt secured by Other First Liens on the Collateral, in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time, and (iv) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this clause (v);

(w) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures subject to compliance with Section 6.04 (other than Section 6.04(r));

(x) Indebtedness issued by the Parent or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 6.06;

(y) Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) Indebtedness of the Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Subsidiaries;

(aa) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(bb) (i) Indebtedness in respect of the Existing Secured Notes (other than Existing First Lien Notes) and (ii) Permitted Refinancing Indebtedness incurred in respect thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on (x) the Dollar Equivalent thereof, in the case of any such Indebtedness denominated in an Alternate Currency or (y) in all other cases, customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

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Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (bb) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (bb), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and following Section 6.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided, that (v) all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (w) all Indebtedness outstanding on the Closing Date under the Existing Secured Indentures (other than the Existing First Lien Notes) shall at all times be deemed to have been incurred pursuant to clause (bb) of this Section 6.01, (x) all Indebtedness outstanding on the Closing Date under the Existing First Lien Notes shall at all times be deemed to have been incurred pursuant to clause (v) of this Section 6.01, (y) all Indebtedness described in Schedule 6.01 (and any Permitted Refinancing Indebtedness incurred in respect thereof) shall be deemed outstanding under Section 6.01(a) and (z) all Indebtedness owing to the Parent or any of its Subsidiaries must be justified as incurred (and outstanding) pursuant to one or more of Sections 6.01(a), (e), (m) and (w). In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Parent or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Parent and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01), shall not be amended, replaced or renewed so as to increase their

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priority in relation to Liens securing other Indebtedness with respect to such property or assets, if any, as on the Closing Date, and shall not subsequently apply to any other property or assets of the Parent, any Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements);

(c) any Lien on any property or asset of the Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property of any entity so acquired (but not of the Parent or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section [__]28;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any Subsidiary shall have set aside on its books reserves in accordance with Applicable Accounting Principles;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

[28]	Section reference to be to tax payment covenant.

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(h) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Parent, any Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k) non-consensual Liens securing judgments that do not constitute an Event of Default under Section [__]29;

(l) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Parent or any Subsidiary in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(n) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) in respect of Third Party Funds;

[29]	Section reference to be to judgment default.

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(o) Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p) leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens solely on any cash earnest money deposits made by the Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(t) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v) agreements to subordinate any interest of the Parent or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent, any Borrower or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x) Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries to the extent permitted by the second to last paragraph in Section 6.04;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

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(z) Liens in respect of Qualified Receivables Facilities that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc) Liens securing Indebtedness or other obligation (i) of the Parent or a Subsidiary in favor of the Parent, a Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(dd) Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Parent, any Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff) Liens on Collateral that are Junior Liens securing (x) Permitted Debt and guarantees thereof permitted by Section 6.01(m) and (y) Permitted Refinancing Indebtedness incurred to Refinance Permitted Debt secured pursuant to preceding clause (x) and guarantees thereof permitted by Section 6.01(m);

(gg) Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b) or 6.01(v) and guarantees thereof permitted by Section 6.01(m);

(hh) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Parent or any of the Subsidiaries in the ordinary course of business;

(ii) Liens on Collateral securing Indebtedness permitted by Section 6.01(bb); and

(jj) other Liens with respect to property or assets of the Parent or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (jj), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $75,000,000 and [__]% of Consolidated Total Assets when incurred, created or assumed and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to preceding clause (x), in each case, to the extent that such Liens (i) are Other First Liens, subject to a Permitted First Lien Intercreditor Agreement or (ii) are Junior Liens, subject to a Permitted Junior Intercreditor Agreement.

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For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (jj) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (jj), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause. For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified). In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. Notwithstanding the foregoing, it is acknowledged and agreed that Liens on Collateral that are Junior Liens or Other First Liens shall at all times be justified under clause (b), (i) (in the case of Junior Liens), (ff), (gg), (ii) or (jj) above, as applicable.

Notwithstanding anything to the contrary contained above in this Section 6.02, this Section 6.02 shall not restrict the incurrence or existence of any Liens at any time on Margin Stock that then constitutes Unrestricted Margin Stock.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned by the Parent or any Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 360 days of the acquisition of such property, and (b) with respect to any other property owned by the Parent or any Subsidiary, (x) if the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section [__]30 and (y) with respect to all Sale and Lease-Back Transactions pursuant to this clause (b), the requirements of the last two paragraphs of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

[30]	Section reference to be to asset sale mandatory prepayment.

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Section 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) Investments to effect the Transactions;

(b) (i) Investments (x) by the Parent, any Borrower or any Subsidiary in the Equity Interests of any Subsidiary as of the Closing Date and set forth on Part A of Schedule 6.04 and (y) by the Parent, any Borrower or any Subsidiary consisting of intercompany loans from the Parent, any Borrower or any Subsidiary to the Parent, any Borrower or any Subsidiary as of the Closing Date and set forth on Part B of Schedule 6.04; provided that to the extent any such intercompany loan that is owing by a non-Subsidiary Loan Party to the Parent, any Borrower or any Subsidiary Loan Party (the “Scheduled Loans”) (or any additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party pursuant to this proviso) is repaid after the Closing Date or the Parent, any Borrower or any Subsidiary Loan Party receives, after the Closing Date, any dividend, distribution, interest payment, return of capital, repayment or other amount in respect of any scheduled Investment in the Equity Interests of any non-Subsidiary Loan Party (a “Return of Scheduled Equity”), then additional Investments may be made by the Parent, any Borrower or any Subsidiary Loan Party in any non-Subsidiary Loan Party in an aggregate amount up to the amount actually received by the Parent, any Borrower or any Subsidiary Loan Party after the Closing Date as payment in respect of such Investments; provided further that in no event will the aggregate amount of additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party in non-Subsidiary Loan Parties pursuant to this proviso exceed the sum of the original principal amount of the Scheduled Loans on the Closing Date and the aggregate amount of Returns of Scheduled Equity; (ii) Investments in the Parent, any Borrower or any Subsidiary Loan Party; provided that all amounts owing by the Borrowers or any Guarantor to any Subsidiary that is not a Guarantor shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement substantially in the form of Exhibit F hereto or otherwise reasonably satisfactory to the Administrative Agent and a Borrower; (iii) Investments by any Subsidiary that is not a Borrower or Guarantor in any Subsidiary that is not a Borrower or Guarantor; (iv) Investments by the Parent, any Borrower or any Subsidiary Loan Party in any Wholly-Owned Subsidiary that is not a Borrower or Guarantor in an aggregate amount for all such outstanding Investments made after the Closing Date not to exceed the greater of $500,000,000 and [__]% of Consolidated Total Assets when made; provided that any such Investments shall (I) comprise intercompany transactions undertaken in good faith (as certified by a Responsible Officer of a Borrower) for the purpose of improving the consolidated tax efficiency of the Parent and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein and (II) be made solely in the form of cash, notes, receivables, payables or securities; (v) other intercompany liabilities amongst the Borrowers and the Guarantors incurred in the ordinary course of business; (vi) other intercompany liabilities amongst Subsidiaries that are not Guarantors incurred in the ordinary course of business in connection with the cash management operations of such Subsidiaries; and (vii) Investments by the Parent or any Subsidiary Loan Party in any Subsidiary

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that is not a Loan Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Subsidiary that is not a Loan Party held directly by the Parent or such Subsidiary Loan Party in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary to which such contribution or other Disposition is made or (y) an exchange of Equity Interests of any other Subsidiary that is not a Loan Party for Indebtedness of such Subsidiary; provided that immediately following the consummation of an Investment pursuant to preceding clause (x) or (y), the Subsidiary whose Equity Interests or Indebtedness are the subject of such Investment remains a Subsidiary.

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Parent, any Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Parent, any Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $20,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date and set forth on Part C of Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), (dd) and (ii);

(j) other Investments by the Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $400,000,000 and [__]% of Consolidated Total Assets when made, plus (Y) so long as (1) no Default or Event of Default shall have occurred and be continuing and (2) the Total Net Leverage Ratio on a Pro Forma

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Basis is not greater than 3.50 to 1.00, and taking into account any Restricted Payments made pursuant to Section 6.06(d) utilizing the Available Amount, any portion of the Available Amount on the date of such election that a Borrower elects to apply to this Section 6.04(j)(Y) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied, and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of a Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j); provided, further, that no more than $100,000,000 in aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) of Investments made in reliance on this clause (j) (other than Investments in the ordinary course of business consistent with past practice in an aggregate outstanding amount not to exceed $15,000,000) shall be made in Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Subsidiary as an Unrestricted Subsidiary equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments in such Subsidiary at the date of designation);

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent or a Subsidiary as a result of a foreclosure by the Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Parent or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n) acquisitions by the Parent, any Borrower or any Subsidiary of obligations of one or more officers or other employees of the Parent, any Borrower or any of the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent, so long as no cash is actually advanced by any Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Guarantees by the Parent, any Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (a), (b), (e), (f), (g), (h), (i), (j), (k) or (l) of the definition thereof, in each case entered into by the Parent, any Borrower or any Subsidiary in the ordinary course of business;

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(p) Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of the Parent; provided, that the issuance of such Equity Interests are not included in any determination of the Available Amount;

(q) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(s) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Subsidiary;

(t) Investments by the Parent and the Subsidiaries, if the Parent or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u) Investments consisting of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities;

(v) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons, in each case in the ordinary course of business;

(w) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x) Investments received substantially contemporaneously in exchange for Qualified Equity Interests of the Parent; provided, that the issuance of such Qualified Equity Interests are not included in any determination of the Available Amount;

(y) Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of Investments made pursuant to this Section 6.04(y) shall not exceed the sum of (A) the greater of $200,000,000 and [__]% of Consolidated Total Assets when made, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested); provided, that if any Investment pursuant to this Section 6.04(y) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of a Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(y);

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(z) Investments consisting of Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount (plus, without duplication, the aggregate amount of unreimbursed payments made pursuant to any such Guarantee) not to exceed the greater of $100,000,000 and [__]% of Consolidated Total Assets when made;

(aa) additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that (1) all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(b) or Section 6.04(h), as applicable and (2) notwithstanding the foregoing, Investments (other than Investments in the ordinary course of business) in Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Subsidiary as an Unrestricted Subsidiary) may only be made pursuant to Section 6.04(j); provided, further, that upon re-designation of an Unrestricted Subsidiary as a Subsidiary, any Investment therein may be permitted pursuant to any category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (aa).

Any Investment in any person other than the Parent, a Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no material Investment may be made pursuant to Section 6.04(b) or (j) by a Loan Party to a Subsidiary or an Unrestricted Subsidiary unless (i) all Equity Interests issued by such Subsidiary or Unrestricted Subsidiary and held by Loan Parties constitute Collateral, (ii) a Borrower determines in good faith that such pledge of Equity Interests issued by such Subsidiary or Unrestricted Subsidiary (1) could reasonably be expected to result in the Parent or any of its Subsidiaries incurring any material Tax

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or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its Subsidiaries, (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its Subsidiaries to become subject to related liabilities under any, applicable Requirement of Law or (iii) all Equity Interests issued by such Subsidiary or Unrestricted Subsidiary and held by Loan Parties would constitute “Excluded Securities” pursuant to clause (c) of the definition thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no Loan Party shall make any Investment in any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary if the consideration paid by such Loan Party to such Subsidiary (other than a Loan Party) or such Unrestricted Subsidiary in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory in the ordinary course of business by the Parent or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by a Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Parent or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower) with or into a Borrower in a transaction in which such Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower) with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party organized in a Qualified Jurisdiction and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if (x) a Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Parent and is not materially disadvantageous to the Lenders

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and (y) same meets the requirements contained in the proviso to Section [__],31 (v) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party (and organized in a Qualified Jurisdiction if the merging, consolidating or amalgamating subsidiary was a Loan Party organized in a Qualified Jurisdiction) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section [__]32 or (vi) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c) Dispositions to the Parent or a Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g) other Dispositions of assets to persons other than the Parent and its Subsidiaries; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section [__]33 to the extent required thereby and (ii) any such Dispositions shall comply with the final sentence of this Section 6.05;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving a Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i) leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) Dispositions of inventory in the ordinary course of business or Dispositions or abandonment of Intellectual Property of the Parent and its Subsidiaries determined in good faith by the management of a Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Parent or any of the Subsidiaries;

[31]	Section reference to be to covenant regarding maintenance of subsidiary existence.
[32]	Section reference to be to further assurances covenant.
[33]	Section reference to be to asset sale mandatory prepayment.

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(k) acquisitions and purchases made with the proceeds of any Asset Sale or Recovery Event pursuant to clause (a) or (b) of the definition of “Net Proceeds”;

(l) the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities;

(m) any exchange or swap of assets (other than cash and Permitted Investments) for services and/or other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Parent and the Subsidiaries as a whole, determined in good faith by the management of a Borrower; and

(n) other transactions effected (including mergers, consolidations or acquisitions of “shell” entities) for the sole purpose of reincorporating or reorganizing the Parent or any Subsidiary (other than any Borrower) under the laws of the United States of America or any State thereof or the District of Columbia, Switzerland, the United Kingdom or any jurisdiction that is a member state of the European Union as of the Closing Date; provided that (i) a Borrower shall have provided the Administrative Agent with reasonable advance notice of any transactions as described above in this clause (n), (ii) subject to the Agreed Guarantee and Security Principles, the Lux Borrower shall ensure that, if the respective entity subject to any action described above was a Guarantor, the applicable reincorporated or reorganized entity shall be a Guarantor and shall grant a security interest in substantially all of those of its assets that constituted part of the Collateral immediately prior to such reincorporation or reorganization and (iii) the Administrative Agent shall have concluded (acting reasonably) that, after giving effect to any replacement guarantees and security to be provided pursuant to preceding clause (ii), such transactions are not adverse to the Lenders in any material respect (it being understood and agreed that such a reincorporation or reorganization into a jurisdiction as has been agreed by the Parent and the Administrative Agent prior to Closing Date shall be permitted if the requirements of preceding clauses (i) and (ii) are satisfied).34

Notwithstanding anything to the contrary contained above, this Section 6.05 shall not restrict, at any time, the sale of Unrestricted Margin Stock so long as any such sale meets the requirements of the last paragraph of this Section 6.05.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b) of Section 6.03, under Section 6.05(d), or pursuant to the immediately preceding sentence, shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $10,000,000 or to other transactions involving assets with a Fair Market Value of not more than $35,000,000 in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee

[34]	To include at least each Qualified Jurisdiction.

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of any such assets pursuant to a customary novation agreement or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such Subsidiary from the transferee that are converted by the Parent or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Parent or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed the greater of $120,000,000 and [__]% of Consolidated Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding anything to the contrary contained in Section 6.05 above, this Section 6.05 or, with respect to Sale and Lease-Back Transactions referred to in clause (b) of Section 6.03, under Section 6.05(d), shall not permit any Loan Party to make any Disposition of Material Intellectual Property to any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.06 Dividends and Distributions. (I) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (including any repayment by a Subsidiary that is not a Loan Party of any Indebtedness of a direct or indirect parent company that is a Loan Party) other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares), (II) make any voluntary principal prepayment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value (including through a tender offer, open market purchase or debt-for-debt exchange), in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness, Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments) secured by Junior Liens or unsecured Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments), and any guarantees of any of the foregoing, of the Parent or any Loan Party (other than the prepayment, redemption, repurchase, defeasance, acquisition or retirement (including through a tender offer, open market purchase or debt-for-debt exchange) of (A) Subordinated Indebtedness, Indebtedness secured by Junior Liens or unsecured Indebtedness, in each case in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness owed to the Parent or any Subsidiary thereof) (such prepayments, redemptions, repurchases, defeasance, acquisitions or retirements described in this clause (II), “Restricted Debt Payments”) or (III) make any voluntary prepayment on, or voluntarily repurchase, defease or otherwise acquire or retire for value (including through a purchase for cash or exchange for debt) any payment obligations with respect to the Opioid Settlement or the DOJ Settlement, in each case prior to any scheduled payment (other than any

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prepayment, repurchase, defeasance, acquisition or retirement for an installment due within six months after the date of such prepayment, repurchase, defeasance, acquisition or retirement) (such prepayments, repurchases, defeasances, acquisitions or retirements described in this clause (III), “Restricted Settlement Payments”; and, collectively, all of the foregoing in clauses (I), (II) and (III), “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Parent or any Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary to the Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Parent or such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b) Restricted Payments may be made by the Parent to purchase or redeem the Equity Interests of the Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Parent or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any fiscal year $15,000,000 (plus (x) the amount of net proceeds contributed to the Parent that were received by the Parent during such calendar year from sales of Equity Interests of the Parent to directors, consultants, officers or employees of the Parent or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Available Amount and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year); and provided, further, that cancellation of Indebtedness owing to the Parent or any Subsidiary from members of management of the Parent or its Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d) so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.25 to 1.00, and taking into account any outstanding Investments made pursuant to Section 6.04(j)(Y) utilizing the Available Amount, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Parent elects to apply to this Section 6.06(d), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of Available Amount) be set forth in a written notice of a Responsible Officer of a Borrower, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

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(e) Restricted Payments may be made in connection with the consummation of the Transactions, including the payment of the appraised value of any Dissenting Shares (as defined in the Merger Agreement) in accordance with the Merger Agreement;

(f) Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g) other Restricted Payments may be made in an aggregate amount from and after the Closing Date not to exceed the greater of $150,000,000 and [__]% of Consolidated Total Assets when made;

(h) additional Restricted Payments may be made, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 2.75 to 1.00;

(i) Restricted Payments may be made with any portion of the Cumulative Parent Qualified Equity Proceeds Amount;;

(j) Restricted Debt Payments may be made with the net proceeds of, or with, Indebtedness of Loan Parties permitted to be incurred pursuant to Section 6.01 (“Restricted Debt Payment Indebtedness”) that (i) constitutes Subordinated Indebtedness, (ii) is secured by Junior Liens or (iii) is unsecured, in each case so long (1) the final maturity date of such Restricted Debt Payment Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness subject to such Restricted Debt Payment (“Repaid Indebtedness”) and (y) the Latest Maturity Date in effect at the time of incurrence thereof, and (2) the Weighted Average Life to Maturity of such Restricted Debt Payment Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Repaid Indebtedness and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity; and

(k) Restricted Settlement Payments may be made with the net proceeds of, or with, Indebtedness of Loan Parties permitted to be incurred pursuant to Section 6.01 (“Restricted Settlement Payment Indebtedness”) that (i) constitutes Subordinated Indebtedness, (ii) is secured by Junior Liens or (iii) is unsecured, in each case so long as the Weighted Average Life to Maturity of such Restricted Settlement Payment Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Opioid Settlement or the DOJ Settlement, as applicable, and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

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Notwithstanding anything to the contrary set forth in this Section 6.06, no Loan Party shall make any Restricted Payment to any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.07 Transactions with Affiliates. i) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $20,000,000 unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Parent or such Subsidiary in good faith.

(a) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Parent,

(ii) loans or advances to employees or consultants of the Parent or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Parent or a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Parent and the Subsidiaries in the ordinary course of business,

(v) the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $5,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Parent in good faith),

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(vi) (A) any employment agreements entered into by the Parent or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04,

(viii) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(ix) any transaction in respect of which the Parent delivers to the Administrative Agent a letter addressed to the Board of Directors of the Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Parent or such Subsidiary, as applicable, from a financial point of view,

(x) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi) transactions pursuant to any Qualified Receivables Facility,

(xii) transactions between the Parent or any of the Subsidiaries and any person, a director of which is also a director of the Parent; provided, however, that (A) such director abstains from voting as a director of the Parent on any matter involving such other person and (B) such person is not an Affiliate of the Parent for any reason other than such director’s acting in such capacity,

(xiii) transactions permitted by, and complying with, the provisions of Section 6.05 (other than Section 6.05(m)),

(xiv) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Parent) for the purpose of improving the consolidated tax efficiency of the Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,

(xv) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement, and

(xvi) transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or otherwise in compliance with the terms of this Agreement that are fair to the Parent or the Subsidiaries.

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Section 6.08 Business of the Parent and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

Section 6.09 Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or other distributions or the making of cash advances to the Parent or any Material Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Parent or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a) restrictions imposed by applicable law;

(b) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or contained in any Indebtedness outstanding pursuant to Section 6.01(z), or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by a Borrower);

(c) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by a Borrower);

(g) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

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(j) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as a Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and its Subsidiaries to meet their ongoing obligations;

(m) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party (so long as such restrictions only relate to non-Loan Parties);

(o) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q) restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;

(r) restrictions contained in the Opioid Settlement or the DOJ Settlement; and

(s) any encumbrances or restrictions of the type referred to in clause (i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

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Section 6.10 Fiscal Year. In the case of the Parent, permit any change to its fiscal year; provided that the Parent and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as a Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize either Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.11 Amendment to DOJ and Opioid Settlements [(i) Modify, amend or waive any term of either of the DOJ Settlement or the Opioid Settlement that results in (i) total cash payments by the Loan Parties in respect of the DOJ Settlement and the Opioid Settlement to exceed an aggregate amount of $1,860,000,000 (excluding professional fees and expenses payable in connection with the Opioid Settlement and the DOJ Settlement and interest payable in connection with the DOJ Settlement), (ii) the acceleration of the timing of any payment due under either the DOJ Settlement or the Opioid Settlement (except, (A) with respect to the Opioid Settlement, for any changes to the timing of exercise of the option to prepay the amounts owing to the Opioid Trust (as defined in the Opioid Settlement), and (B) the Additional Insurance Rights (as defined in the RSA)), (ii) make any Restricted Settlement Payment in respect of (i) a portion less than all of the remaining payments in respect of the Opioid Settlement or (ii) a portion less than all of the remaining payments in respect of the DOJ Settlement, in each case other than with any portion of the Cumulative Parent Qualified Equity Proceeds Amount or (iii) cause any Subsidiary (other than the Loan Parties) to guarantee the obligations in respect of the Opioid Settlement or the DOJ Settlement.

Section 6.12 Limitation on Transfers to Mallinckrodt Holdings GmbH. (i) Dispose of any material property or assets (including through the making of any material Investment) to Mallinckrodt Holdings GmbH or any of its Subsidiaries, other than pursuant to the intercompany receivable owned by Mallinckrodt Holdings GmbH and existing on March 9, 2021 (the “Swiss Intercompany Receivable”), (ii) permit Mallinckrodt Holdings GmbH and its Subsidiaries, when taken collectively as if constituting a single Subsidiary (but excluding the Swiss Intercompany Receivable), to constitute a Material Subsidiary or (iii) permit Mallinckrodt Holdings GmbH or its Subsidiaries to incur any material Indebtedness owed to unaffiliated third parties, or guarantee any material Indebtedness owed to any unaffiliated third-parties, in each of clauses (i) through (iii), unless Mallinckrodt Holdings GmbH shall become a Loan Party.

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Exhibit B

Redline

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Amended & Restated Mallinckrodt Restructuring Term Sheet

This Term Sheet, which is Exhibit A to the Restructuring Support Agreement dated October 11, 2020, by and among the Company and the Supporting Parties party thereto, describes the proposed terms of the Company’s Restructuring. The Debtors will implement the Restructuring through the Plan, which shall be consistent with the terms of this Term Sheet, the RSA and the exhibits and schedules annexed hereto and thereto, including the Opioid Settlement Term Sheet, which is Schedule 1 hereto, and the First Lien Settlement Term Sheet, which is Schedule 3 hereto (as each may be amended or supplemented from time to time in accordance ~~with~~therewith and/or the terms of the RSA), in the Chapter 11 Cases ~~to be~~ commenced by the Debtors in the Bankruptcy Court on October 12, 2020, the Scheme of Arrangement based on the Plan to be commenced in the Irish Examinership Proceedings, and the Recognition Proceedings (as defined herein) in which the Canadian Court (as defined herein) shall recognize in Canada the Chapter 11 Cases. This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the RSA ~~or~~, the Opioid Settlement Term Sheet, or the First Lien Settlement Term Sheet, as applicable.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and the other Definitive Documents, or the Scheme of Arrangement and the Irish Examinership Proceedings, which remain subject to negotiation in accordance with the RSA. Consummation of the transactions contemplated by this Term Sheet is subject to (a) the negotiation and execution of the Definitive Documents evidencing and related to the Restructuring contemplated herein, (b) satisfaction or waiver of all of the conditions in any Definitive Document evidencing the transactions comprising the Restructuring, (c) entry of the Confirmation Order and the satisfaction or waiver of any conditions to the effectiveness thereof, (d) approval of the Scheme of Arrangement by the High Court of Ireland and the satisfaction or waiver of any conditions to the effectiveness thereof, and (d) entry of an order recognizing the Confirmation Order in the Recognition Proceedings. The Definitive Documents shall satisfy the requirements of all applicable securities laws, the Bankruptcy Code, this Term Sheet, the Opioid Settlement Term Sheet, the First Lien Settlement Term Sheet, the Scheme of Arrangement, the Companies Act 2014 of Ireland governing the Irish Examinership Proceedings, and the Canadian Companies Arrangement Act governing the Recognition Proceedings. The Definitive Documents will contain terms and conditions that are dependent on each other, including those described in this Term Sheet ~~and~~, the Opioid Settlement Term Sheet, and the First Lien Settlement Term Sheet.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Type of Claim	Treatment	Impairment / Voting
Administrative, Tax, Other Priority and Other Secured Claims

All such claims shall be paid in full in cash on the Plan Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, ~~and~~ the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders.

Administrative expense claims shall be paid on the Plan Effective Date and shall include Restructuring Expenses (as defined below).

Unimpaired

First Lien ~~Credit Agreement~~Revolving Loan Claims	All allowed First Lien ~~Credit Agreement~~Revolving Loan Claims shall ~~be Reinstated at existing rates and maturities~~receive the treatment provided in the First Lien Settlement Term Sheet.	Unimpaired; not entitled to vote

First Lien Term Loan Claims	All allowed First Lien Term Loan Claims shall receive the treatment provided in the First Lien Settlement Term Sheet.	Unimpaired; not entitled to vote; Impaired; entitled to vote

First Lien Notes Claims	All allowed First Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Second Lien Notes Claims	All allowed Second Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Guaranteed Unsecured Notes Claims

Holders of allowed Guaranteed Unsecured Notes Claims shall receive their pro rata share of:

i.   $375 million of new secured takeback second lien notes due 7 years after emergence (the “Takeback Second Lien Notes”), which shall contain economic terms consistent with those set forth in Annex 2 hereto; and

Impaired; entitled to vote

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ii. 100% of New Mallinckrodt Common Shares, subject to dilution on account of the New Opioid Warrants and the MIP (each as defined below).

4.75% Unsecured Notes Claims	No property will be distributed to the Holders of allowed 4.75% Unsecured Notes Claims.	Impaired; deemed to reject; not entitled to vote

Legacy Debentures Claims	No property will be distributed to the Holders of allowed Legacy Debentures Claims.	Impaired; deemed to reject; not entitled to vote

General Unsecured Claims (Not Otherwise Classified)	Holders of allowed General Unsecured Claims shall receive their pro rata share, at the applicable Debtor, of up to $100 million to be allocated among the Debtors (the “General Unsecured Recovery Cash Pool”).	Impaired; entitled to vote

Trade Claims	As consideration for maintaining trade terms consistent with those practices and programs most favorable to the Debtors in place during the 12 months before the Petition Date or such other favorable terms as the Debtors and the Trade Claimants may mutually agree on, holders of allowed Trade Claims shall receive their pro rata share of up to $50 million; provided that, any amounts not allocated to allowed Trade Claims up to $50 million shall be allocated to the General Unsecured Recovery Cash Pool.	Impaired; entitled to vote

Opioid Claims

As of the Plan Effective Date, the Opioid Trust will be formed and shall receive the Opioid Trust Consideration as set forth in the Opioid Settlement Term Sheet.

All Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust as more fully set forth in the Opioid Settlement Term Sheet.

Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents.

Impaired; entitled to vote

3

Intercompany Claims	No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Supporting Unsecured Noteholders ~~and~~, Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Intercompany Interests	Intercompany Interests shall receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Equity Interests	All existing Equity Interests shall be discharged, cancelled, released, and extinguished.	Impaired; deemed to reject; not entitled to vote

OTHER TERMS OF THE RESTRUCTURING

Case Financing	The Chapter 11 Cases will be financed by existing cash and use of cash collateral on terms and conditions subject to the reasonable consent of the Required Supporting Unsecured Noteholders ~~and~~, the Required Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and any cash collateral order will provide that any periods in which creditors are required to challenge any Debtor stipulations or claims against any of the Debtors (including the claims of lenders/bondholders) shall automatically be tolled with respect to the Supporting Governmental Opioid Claimants while the RSA remains in effect with respect to the Supporting Governmental Opioid Claimants. Any such challenge periods applicable to a Supporting Governmental Opioid Claimant would begin to run only after termination of the RSA by or against such Supporting Governmental Opioid Claimant.

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet or the RSA, the Debtors shall assume all executory contracts and unexpired leases other than those executory contracts and unexpired leases to be identified on a schedule of rejected executory contracts and unexpired leases included in the Plan Supplement or otherwise rejected pursuant to an order of the Bankruptcy Court, in each case as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders ~~and~~, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group

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and following consultation with the Supporting Term Lenders. For the avoidance of doubt, assumption of executory contracts and unexpired leases shall be consistent with the RSA and this Term Sheet, including as specified in “Employee Matters” and “Indemnification of Prepetition Directors, Officers, Managers, et al.”

Opioid Trust

Opioid Claims shall be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of the Plan and the Opioid Settlement Term Sheet.

The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Released Party.

CMS/DOJ/~~State~~States Settlement	The Plan will provide for the implementation of a settlement between Mallinckrodt, the United States, and the States resolving Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, the terms of which are set forth on Schedule 2 hereto.

Corporate Governance	The Reorganized Debtors’ board shall consist of at least 7 directors including, the Debtors’ Chief Executive Officer. As of the Plan Effective Date, the members of the initial Reorganized Debtors’ board shall be designated by the Required Supporting Unsecured Noteholders; provided that, the members of the Reorganized Debtors’ board, other than the Debtors’ Chief Executive Officer, shall be independent under NYSE/NASDAQ listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Debtors otherwise consent. No parties shall be afforded special rights under any charter, constitutions or bylaws or similar governing foundational document of any Reorganized Debtor; provided, that, the foregoing shall not be deemed to limit certain information, registration or similar rights to be afforded to (i) the Governmental Plaintiff Ad Hoc Committee and the MSGE Group in other agreements with the Reorganized ~~Debtor~~ Debtors including~~,~~ pursuant to the New Opioid Warrants, (ii) the Supporting Term Lenders in connection with other agreements with the Reorganized Debtors, including pursuant to the New Term Loan Documentation, and (iii) any lenders, including the Supporting Term Lenders, pursuant to any Exit Financing Documents.

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Employee Matters	Substantially all employees of the Debtors to be retained by the Reorganized Debtors. The Reorganized Debtors shall assume any employment, confidentiality, and non-competition agreements, bonus, gainshare and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors.

Indemnification of Prepetition Directors, Officers, Managers, et al.	The Plan shall provide that, consistent with applicable law, all indemnification provisions currently in place (whether in the by- laws, constitutions, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former direct and indirect sponsors, directors, officers, managers, employees, attorneys, accountants, investment bankers, financial advisors, restructuring advisors, consultants and other professionals of the Debtors, as applicable, shall be reinstated (to the extent required) and remain intact and irrevocable and shall survive effectiveness of the Restructuring.

MIP	On the Plan Effective Date, the Reorganized Debtors shall adopt the management incentive plan (the “MIP”) which shall provide for the issuance to management, key employees and directors of the Reorganized Debtors of 10% of the fully diluted New Mallinckrodt Common Shares (for the avoidance of doubt, after giving effect to the exercise of the New Opioid Warrants) not later than thirty (30) days after the Plan Effective Date at least half of the MIP shares will be granted and shall vest in accordance with the terms set forth in Annex 3 hereto, and the remaining amount of which shall be reserved for future issuance as determined by the Reorganized Debtors’ board; provided, that the MIP may be modified or amended by the mutual agreement of the Debtors and the Required Supporting Noteholders prior to the Plan Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group (such consent not to be unreasonably withheld). The final terms of the MIP (including any amendments or modifications, if any) shall be included in the Plan Supplement.

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Exit Capital Raise	Exact terms, if any, to be agreed upon by the Debtors and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement, with the consent of (i) the Governmental Plaintiff Ad Hoc Committee and the MSGE Group to the extent (x) such exit capital is raised in the form of indebtedness (such consent not to be unreasonably withheld) or (y) that any such terms could reasonably be expected to have an adverse effect, in any material respect, on the treatment, rights, or entitlements of the holders of Opioid Claims under the RSA and (ii) the Required Supporting Term Lenders to the extent (x) such exit capital is raised in the form of indebtedness or (y) that any such terms could reasonably be expected to have an adverse effect on the treatment, rights, or entitlements of the holders of First Lien Term Loan Claims under the RSA and the First Lien Settlement Term Sheet; provided, that the Supporting Term Lenders shall not have any consent rights with respect to exit capital raised on or prior to the Plan Effective Date in the form of indebtedness that is (I) junior to the New First Lien Term Loans and matures after the maturity date of the New First Lien Term Loans, (II) any indebtedness incurred to fund payment of the First Lien Revolving Loan Claims and/or the First Lien Notes Claims in an aggregate principal amount not to exceed the principal amount (or accreted value, if applicable) of such First Lien Revolving Loan Claims and/or First Lien Notes Claims (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (III) the Takeback Second Lien Notes (so long as such Takeback Second Lien Notes are not first-lien indebtedness), (IV) any receivables securitization facility in an aggregate principal amount not to exceed $200 million or (V) other Indebtedness incurred pursuant to provisions of Section 6.01 of Annex 1 attached to the First Lien Settlement Term Sheet (“Annex 1”) as if in effect on the date of such incurrence (but, for the avoidance of doubt, this clause (V) shall not apply to any indebtedness permitted to be incurred pursuant to Section 6.01 of Annex 1 based on the calculation of a financial ratio, consolidated total assets or other financial metric) which Indebtedness described in this clause (V), if secured, is secured by any lien permitted by Section 6.02 of Annex 1. For the avoidance of doubt, the re-designation, exchange, replacement, refinancing, or acquisition, on or prior to the Plan Effective Date, of the Takeback Second Lien Notes or the Second Lien Notes, in each case, into, by, or for first lien indebtedness shall be prohibited.

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Tax Issues	The Debtors and the Supporting Parties shall cooperate in good faith to structure the Restructuring and related transactions in a tax- efficient manner.

Restructuring Transactions	Without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, but in all cases subject to the terms and conditions of the RSA and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Plan Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. All such actions necessary or appropriate to consummate and implement the provisions of the Plan shall be set forth in the Plan Supplement, may include one or more mergers, consolidations, restructures, conversions, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of the Plan and the RSA and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”); provided, that any Restructuring Transactions shall (a) not adversely affect the recoveries under the Plan (i) of the holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders or (ii) the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or (b) not materially adversely affect the rights or recoveries under the Plan of the holders of First Lien Term Loan Claims without the consent of the Required Supporting Term Lenders.

Company Status Upon Emergence	On or as soon as reasonably practicable after the Plan Effective Date, the New Mallinckrodt Common Shares shall be listed for trading on The NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange; provided however that, in any event, on the Plan Effective Date, the Reorganized Debtors shall have governance standards as though they were listed on any such exchange.

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Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Equity Interests, shall be canceled and/or updated to record such cancellation and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Plan Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued or make, or cause to be made, such entries in its books and records pursuant to the Restructuring. The Parties shall use reasonable efforts to make securities issued under the Plan DTC eligible.

Fees and Expenses of the Restructuring Support Agreement Parties

The Debtors shall pay all reasonable and documented fees and out of pocket expenses of :

●   (a) primary counsel to the Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) one Delaware counsel to the Unsecured Notes Ad Hoc Group, (c) one Irish counsel to the Unsecured Notes Ad Hoc Group, (d) one regulatory counsel to the Unsecured Notes Ad Hoc Group and (e) one financial advisor to the Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Unsecured Notes Ad Hoc Group, and (g) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time;

●   (a) primary counsel to the Governmental Plaintiff Ad Hoc Group, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (b) one local counsel to the Governmental Plaintiff Ad Hoc Group, (c) one Irish counsel to the Governmental Plaintiff Ad Hoc Committee, (d) one investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., and (e) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time; ~~and~~

●   (a) primary counsel to the MGSE Group, Caplin & Drysdale, Chartered, (b) one local counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A., (c) one financial advisor to the MSGE Group, FTI Consulting, and (d) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time;

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●   indenture trustee fees~~.~~; and

●   (a) primary counsel to the Ad Hoc First Lien Term Lender Group, Gibson, Dunn & Crutcher LLP, (b) one financial advisor to the Ad Hoc First Lien Term Lender Group, Evercore Group, LLC, and (c) such other legal, consulting, financial, and/or other professional advisors that the Ad Hoc First Lien Term Lender Group is permitted to retain under the Final Cash Collateral Order or as the Debtors shall reasonably agree from time to time (including any additional Delaware counsel retained in connection with the motion seeking approval of the 2020 ECF Payment Settlement),

~~In~~in each case, that are due and owing after receipt of applicable invoices with non-privileged summaries of services rendered, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases, and in accordance with the terms of the applicable engagement letters, if any, with any balance(s) paid on the Plan Effective Date (collectively, the “Restructuring Expenses”).

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Releases

The exculpation provisions, Debtor releases, third-party releases and injunction provisions to be included in the Plan will be consistent with Annex 4 hereto in all material respects, to the fullest extent permissible under applicable law.

In addition, the Plan will include separate release and channeling injunction provisions with respect to Opioid Claims.

Consent Rights	All consent rights not otherwise set forth herein shall be set forth in the RSA.

Conditions Precedent to the Plan Effective Date

The Plan shall contain customary conditions precedent to occurrence of the Plan Effective Date, including the following:

●   the RSA shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

●   the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the RSA and such order shall be a Final Order;

●   the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;

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●   all conditions precedent to the consummation of the Opioid Settlement and related transactions, including the establishment of the Opioid Trust and authorization for the payment of the Opioid Trust Consideration, have been satisfied or waived by the party or parties entitled to waive them in accordance with the terms of the Opioid Trust Documents;

●   the final version of the Plan, Plan Supplement, the Opioid Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the RSA;

●   the Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order;

●   the High Court of Ireland shall have made an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan);

●   the Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of the Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer;

●   any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the CMS/DOJ/~~State~~States Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders ~~and~~, the Governmental Plaintiff Ad Hoc Committee~~;~~, and the MSGE Group and, to the extent such resolution requires a cash payment that is not paid from the General Unsecured Recovery Cash Pool and such payment (and not any other payments, conditions, or circumstances) causes a materially adverse reduction in projected cash as of the Plan Effective Date as compared to the projections contained in the 8K filed on March 10, 2020, the Required Supporting Term Lenders;

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●   the Debtors shall have paid in full all professional fees and expenses of the Debtors’ retained professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

● the Debtors shall have paid the Restructuring Expenses in full, in cash;

●    the Bankruptcy Court shall have entered the CCO Modification Order in form and substance reasonably acceptable to the Required Supporting Term Lenders and such order shall be a Final Order and remain in full force and effect; provided, that, this condition precedent shall not be deemed unmet based solely on the Bankruptcy Court declining to apply the Adjusted Interest Rate retroactively to any date prior to the entry of the CCO Modification Order or because of the failure of the CCO Modification Order to require payment of the Term Loan Exit Payment;

● the Debtors shall have paid the Noteholder Consent Fee and Term Loan Exit Payment on the Plan Effective Date; ~~and~~

●    the Bankruptcy Court shall have entered a Final Order authorizing and directing the Debtors to pay all Transaction Fees payable under the Reimbursement Agreements (each as defined in the RSA Parties Fee Motion); and

● the Restructuring to be implemented on the Plan Effective Date shall be consistent with the Plan and the RSA.

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Annex 1

Certain Definitions

1992 Legacy Debentures Indenture	That certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank National Association (as successor in interest to Security National Pacific Trust Company (New York)), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 30, 1992, with U.S. Bank National Association (as successor in interest to Security Pacific National Trust Company (New York), ~~as trustee, and the guarantors party thereto from time to time, and that certain a First Supplemental Indenture, dated April 30, 1992, with Security Pacific National Trust Company (New York~~) (each as modified, amended, or supplemented from time to time).

1993 Legacy Debentures Indenture	That certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank National Association (as successor in interest to Security National Pacific Trust Company (New York)), as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of March 8, 1993, ~~by and among Ludlow Corporation as issuer~~,with U.S. Bank National Association (as successor in interest to BankAmerica National Trust Company ~~(successor by merger to Security Pacific National Trust Company (New York)), as trustee, and the guarantors party thereto from time to time (~~) (each as modified, amended, or supplemented from time to time).

2013 Notes Indenture	That certain Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A. as issuer, the guarantor party thereto, and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

2014 Notes Indenture	That certain Indenture, dated as of August 13, 2014, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2020 First Lien Notes Indenture	That certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as first lien trustee, Deutsche Bank AG New York Branch, as first lien collateral agent, and the guarantors party thereto from time to time

(as modified, amended, or supplemented from time to time).

2019 Second Lien Notes Indenture	That certain Indenture, dated as of December 6, 2019, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

4.75% Senior Notes due 2023	The 4.75% senior notes due 2023 pursuant to the 2013 Notes Indenture.

4.75% Unsecured Notes Claims	Any Claim arising under or based upon the 4.75% Unsecured Notes or the 2013 Notes Indenture.

5.50% Senior Notes 2025	The 5.50% senior notes due 2025 pursuant to the April 2015 Notes Indenture.

5.625% Senior Notes due 2023	The 5.625% senior notes due 2023 pursuant to the September 2015 Notes Indenture.

5.75% Senior Notes due 2022	The 5.75% senior notes due 2022 pursuant to the 2014 Notes Indenture.

8.00% Debentures due March 2023	The 8.00% debentures due 2023 pursuant to the 1993 Legacy Debentures Indenture.

9.50% Debentures due May 2022	The 9.50% debentures due 2022 pursuant to the 1992 Legacy Debentures Indenture.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

April 2015 Notes Indenture	That certain Indenture, dated as of April 15, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non- bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Canadian Court	The Ontario Superior Court of Justice (Commercial List)

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or

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unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

Class	Each class of Holders of Claims or Equity Interests established under the Plan pursuant to section 1122(a) of the Bankruptcy Code.

Confirmation Date	The date on which the Confirmation Order is entered by the Bankruptcy Court.

Consummation	The occurrence of the Plan Effective Date.

Current Opioid PI Claim	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, other than a Future Opioid PI Claim.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Equity Interest	Any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in Mallinckrodt plc, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Plan Effective Date.

Exculpated Party	In each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Reorganized Debtors (and their Representatives); and (c) the Future Claimants Representative.

Existing Credit Agreement	That certain Credit Agreement, dated as of March 19, 2014, by and among Mallinckrodt plc, as the parent, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the First Lien Agent, and the First Lien Lenders (as modified, amended, or supplemented from time to time).

Final Order	An order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or

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(b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

First Lien Agent	Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Existing Credit Agreement or, as applicable, any successor thereto.

First Lien Notes	The 10.00% first lien senior secured notes due 2025 pursuant to the 2020 First Lien Notes Indenture.

First Lien Notes Claim	Any Claim arising under or based upon the First Lien Notes or the 2020 First Lien Notes Indenture.

First Lien Credit Agreement Claims	Any claim held by the First Lien Agent or the First Lien Lenders derived from or based upon the Existing Credit Agreement or theFirst Lien Credit Facility, including claims for all principal amounts outstanding (including any right to prepayment thereof), interest, fees, expenses, costs, indemnification and other charges and expenses arising under or related to the First Lien Credit Facility or the Existing Credit Agreement.

First Lien Credit Facility	The credit facility evidenced by the Existing Credit Agreement.

First Lien Lenders	The banks, financial institutions, and other lenders party to the Existing Credit Agreement from time to time.

Future Opioid PI Claims	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, which could not be discharged by confirmation of a plan of reorganization if the Bankruptcy Court did not appoint a future claimants representative in the Chapter 11 Cases and which claim is to be addressed by the Opioid Trust to assume the liabilities of the Debtors for damages allegedly caused by the use of opioid products.

Future Opioid PI Claimants	Individuals holding Future Opioid PI Claims.

Future Claimants Representative	The legal representative for Future Opioid PI Claimants.

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General Unsecured Claims	Any Unsecured Claim (other than a Guaranteed Unsecured Notes Claim, a Trade Claim, an Opioid Claim, an Administrative, Tax, Other Priority or Other Secured Claim, or (subject to effectiveness of the CMS/DOJ/ ~~State~~ States Settlement) a Claim resolved by the CMS/DOJ/ ~~State~~ States Settlement), including without limitation (a) Claims arising from the rejection of unexpired leases or executory contracts, (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith, and (c) Claims related to asbestos exposure or products containing asbestos.

Guaranteed Unsecured Notes	The 5.75% Senior Notes due 2022, the 5.500% Senior Notes Due 2025 and the 5.625% Senior Notes Due 2023.

Guaranteed Unsecured Notes Claims	Any Claim arising under or based upon the Guaranteed Unsecured Notes or the Guaranteed Unsecured Notes Indentures.

Guaranteed Unsecured Notes Indentures	Collectively, the 2014 Notes Indenture, the April 2015 Notes Indenture and the September 2015 Notes Indenture.

Holder	An Entity holding a Claim or Equity Interest, as applicable.

Impaired	With respect to any Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor or non-Debtor against a Debtor.

Intercompany Interest	An Interest in any Debtor other than Mallinckrodt Plc.

Irish Takeover Panel	The Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

Irish Takeover Rules	The Irish Takeover Panel Act 1997, Takeover Rules 2013.

Legacy Debentures Claims	Any Claim arising under or based upon the 1992 Legacy Debentures Indenture or 1993 Legacy Debentures Indenture.

Lien	A lien as defined in section 101(37) of the Bankruptcy Code.

New Mallinckrodt Common Shares	Common equity interests or ordinary shares in the Reorganized Debtor, Mallinckrodt plc.

New Opioid Warrants	The warrants contemplated under the Opioid Settlement and Opioid Trust Documents, which shall be consistent with the terms set forth in the Opioid Settlement Term Sheet.

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Recognition Proceedings	The proceedings commenced by the Debtors under Part IV of the Canadian Companies Arrangement Act in the Canadian Court to recognize in Canada the Chapter 11 Cases and to recognize in Canada certain Orders of the Bankruptcy Court.

Reinstated	With respect to Claims and Equity Interests, that the Claim or Equity Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

Required Supporting Second Lien Noteholders	Holders of at least two-thirds in outstanding principal amount of Second Lien Notes.

Released Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ (i) predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such and (ii) current and former officers and directors, principals, members, employees, financial advisors, attorneys (including attorneys retained by any director in his or her capacity as such), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as such), consultants, experts and other professionals of the persons described in clauses (a) through (d)(i); (e) each member of the Unsecured Notes Ad Hoc Group in their capacity as such, (f) each Supporting Unsecured Noteholder in their capacity as such, (g) the Opioid Trust, (h) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (i) each Supporting Governmental Opioid Claimant in their capacity as such; (j) each member of the MSGE Group in their capacity as such; (k) each of the Secured Parties, (l) each Supporting Term Lender in their capacity as such, (m) each member of the Ad Hoc First Lien Term Lender Group in their capacity as such, and (~~k~~ m) with respect to each of the foregoing Persons in clauses (e) through (~~j~~m), each such Person’s Representatives. Notwithstanding anything to the contrary herein, Medtronic plc and its related parties will not be Released Parties.

Second Lien Notes	The 10.00% second lien senior secured notes due 2025 pursuant to the 2019 Second Lien Notes Indenture.

Second Lien Notes Claim	Any Claim arising under or based upon the Second Lien Notes Indenture or the 2019 Second Lien Notes Indenture.

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Secured Parties	The Prepetition Secured Parties, as defined in the Cash Collateral Order.

September 2015 Notes Indenture	That certain Indenture, dated as of September 24, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

Trade Claim	An Unsecured Claim held by a Trade Claimant.

Trade Claimant	Trade creditors, service providers and other vendors who provide goods and services necessary for the Debtors continued operations, including those creditors described in (a) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors, (b) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Foreign Vendors, and (c) Motion of Debtors for Interim and Final Orders (A) Authorizing Payment of Lienholder Claims and (B) Authorizing Payment of Section 503(b)(9) Claims.

Unimpaired	With respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Unsecured Claim	A Claim that is not secured by a Lien on property in which one of the Debtors’ estates has an interest.

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Annex 2

Takeback Second Lien Notes Summary Terms

Amount	• ~~Approximately~~ $375 million

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC

Obligors

•  Same as the obligors on the Deferred Cash Payments, provided that any obligations on account of the Takeback Second Lien Notes shall (i) be guaranteed by the same entities that guarantee the First Lien Notes and (ii) comply with the terms of the Debtors’ existing funded indebtedness

Coupon	• Payable in cash at 10.00%

Maturity	• Seven (7) years following the Plan Effective Date

Collateral/Priority	• Pari passu with the second lien security interests as with existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of Takeback Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering

Call Protections	• Non-callable for 4 years • 105 call in year 5 • 102.5 in year 6 • Par thereafter

Affirmative and Negative Covenants	• To generally match the 2020 First Lien Notes Indenture, as adjusted to reflect new Takeback Second Lien Notes structure

Annex 3

Term Sheet for Mallinckrodt Pharmaceuticals Management Incentive Plan

The following term sheet summarizes the principal terms of a management incentive plan (the “MIP”) that certain creditors receiving equity securities (the “Investors”) of New Mallinckrodt (the “Company” and together with its controlled subsidiaries, the “Company Group”) will adopt effective upon emergence (the “Closing”).

Capitalized terms used but not defined herein shall have the meanings set forth in the Restructuring Support Agreement and the Restructuring Term Sheet attached thereto as Exhibit A both dated October 11, 2020, to which this term sheet is attached as Annex 2 (the “RSA”). The terms outlined in this Term Sheet assume New Mallinckrodt will be a publicly traded company shortly following Closing consistent with the RSA.

Plan Reserve:	A number of New Mallinckrodt Common Shares representing 10% of all equity interests in the Company outstanding immediately after the Closing on a fully diluted basis, taking into account the Plan Reserve and any equity securities issued and outstanding at the Closing, and any warrants or securities convertible, exercisable or exchangeable therefor, will be reserved for issuance pursuant to the MIP (such securities issued pursuant to the MIP, the “Award Shares”).[1]

Eligibility:	Company employees, non-employee consultants and outside Directors of the Company Group will be eligible to participate in the MIP. Each person who receives an award pursuant to the MIP is hereinafter referred to as a “Participant”.

Initial Grant:	Not less than 50% of the Plan Reserve shall be granted in the form of restricted shares, restricted share units or options over New Mallinckrodt Common Shares (the “Restricted Shares”) within 30 days following Closing with the allocation of such grants to be approved by the Compensation Committee of the Company based upon the recommendations of the Company’s CEO (the “Initial Grants”). No more than 25% of the Initial Grants shall be in the form of options.

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Plan Reserve subject to adjustment in connection with share split, reverse share split, share dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities or similar corporate transaction or event.

Vesting of Initial Grants:	The Initial Grants will vest as determined in good faith by the Compensation Committee in consultation with the Company’s CEO over a period not exceeding 3 years.

If a Participant’s employment is terminated by the Company without “Cause” or by the Participant for “Good Reason” (to be defined in the MIP), all unvested awards that would otherwise vest during the 12 months following such termination, will vest upon termination, subject to the Participant’s execution of a reasonable and customary general release of claims in favor of the Company that becomes effective within 60 days after such termination and continued material compliance with the terms of any non-competition or non-solicitation restrictive covenants to which the Participant is subject.

The MIP will contain other terms consistent with public company equity incentive plans and awards within the Company’s peer group.

Change in Control:	Upon the occurrence of a “Change in Control” (to be defined in the MIP), to the extent awards are not assumed or substituted, all awards under the MIP shall become fully vested and payable.

Restrictive Covenants:	To the extent a Participant is not already subject to non-compete, non-solicitation or other restrictive covenants, then such Participant will be required to enter into a covenant consistent with Mallinckrodt’s current Non-Competition, Non-Solicitation, and Confidentiality Agreement, but with a non-compete/non-solicitation period not to exceed 12 months.

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Annex 4

Plan Release, Exculpation and Injunction Provisions

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and the Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, by the Debtors and the Estates (the “Debtor Release”) from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Definitive Documents, the Opioid Trust, Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of

Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to any of the foregoing; provided however that the Debtors do not release, and the Opioid Trust shall retain, all Assigned Third-Party Claims; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, the releases by the Debtors set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

The Reorganized Debtors and the Opioid Trust shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article [__] of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [__] of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Releases by Holders of Claims and Equity Interests

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally,

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irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, except as otherwise explicitly provided herein, by (a) the holders of all Claims who vote to accept the Plan, (b) the holders of all Claims that are Unimpaired under the Plan, (c) the holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other holders of Claims and Equity Interests to the maximum extent permitted by law, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in—or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Definitive Documents, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the

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business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [        ] of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Holders of Claims and Equity Interests set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act or (y) solely as to any Supporting Governmental Opioid Plaintiff, release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Equity Interests set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Exculpation

Effective as of the Plan Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person for any claims or Causes of Action arising prior to or on the Plan Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, the Opioid Settlement, the Opioid Trust Documents, the “Agreement in Principle for Global Opioid

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Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or Confirmation or Consummation of the Plan, the Opioid Settlement or the Opioid Trust Documents, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any Person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

The foregoing exculpation shall be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

Permanent Injunction

Except as otherwise expressly provided in the Confirmation Order, Plan or Opioid Trust Documents, from and after the Plan Effective Date all Persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (d) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any Person so released, discharged or exculpated (or the property or estate of any Person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force until the Plan Effective Date.

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Schedule 1

Opioid Settlement Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE UNDER THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Mallinckrodt Opioid Settlement Term Sheet

This Opioid Settlement Term Sheet, which is Schedule 1 to the Term Sheet (the “Restructuring Term Sheet”) annexed as Exhibit A to the Restructuring Support Agreement, dated October 11, 2020, by and among the Company and the Supporting Parties, describes the proposed treatment of Opioid Claims in connection with the Restructuring contemplated by the Restructuring Support Agreement, as well as certain related implementation and other matters being resolved pursuant to the Opioid Settlement. This Opioid Settlement Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Certain capitalized terms used herein are defined in the glossary attached hereto; capitalized terms used but not otherwise defined in this Opioid Settlement Term Sheet have the meanings assigned in the Restructuring Support Agreement or the Restructuring Term Sheet, as applicable.

This Opioid Settlement Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documents implementing the Opioid Settlement and broader Restructuring of claims against and interests in the Debtors, which remain subject to negotiation in accordance with the Restructuring Support Agreement.

TERMS OF THE PLAN AND THE RESTRUCTURING
Overview	The Opioid Settlement and Restructuring will be implemented through the Plan, consistent with the terms of (a) this Opioid Settlement Term Sheet, (b) the Restructuring Term Sheet and (c) the Restructuring Support Agreement, through the Chapter 11 Cases to be commenced in the Bankruptcy Court. The Plan will provide for the establishment of the Opioid Trust, which will receive the Trust Consideration (as defined below), including certain cash payments, the New Opioid Warrants, and certain other assets. All Opioid Claims will be assumed by the Opioid Trust and be discharged, released, and enjoined as to the Company and the other Released Parties.

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Treatment of Opioid Claims	As of the Plan Effective Date, Mallinckrodt’s liability for all Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to and assumed by the Opioid Trust, as described herein. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of this Term Sheet. The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party.

Opioid Trust	On the Plan Effective Date, the Opioid Trust will receive (the “Trust Consideration”):

• cash in the amount of $450,000,000;

• the New Opioid Warrants;

•  the right to receive cash payments (the “Deferred Cash Payments”) in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Plan Effective Date; and (b) $150,000,000 on each of the third through seventh anniversaries of the Plan Effective Date; provided, that at any time prior to the first anniversary of the Plan Effective Date, the Reorganized Debtors shall have the right to prepay, in full or in part, the Deferred Cash Payments, at a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (x)(i) the present value of the Deferred Cash Payments at the prepayment date plus (ii) $450,000,000 to equal (y)(i) the present value of the payments under the Original Payments Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payments Schedule), discounted at a discount rate of 12% per annum, plus (ii) $300,000,000 (such option,

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the “Prepayment Option”);[1] provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) be funded solely from the net proceeds of an equity raise by the Reorganized Debtors; and (y) prepay Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the seventh anniversary of the Plan Effective Date;

• the Assigned Third-Party Claims; and

[1]

Annex A sets forth the prepayment cost as of the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of a month, the prepayment cost shall be calculated in accordance with the above formula.

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•  the Assigned Insurance Rights.

The cash payments described above include amounts to be determined by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group for reimbursement of plaintiffs’/claimants attorneys’ fees and costs (not including (i) Restructuring Expenses, which shall be paid directly by the Debtors, and (ii) any reasonable, documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group on or after the Plan Effective Date in connection with implementation of the Plan (excluding, for the avoidance of doubt, the expenses of administration of the Opioid Trust (the “Trust Expenses”)), which shall be paid directly by the Reorganized Debtors), and will be joint and several obligations (or be subject to an economically similar arrangement, e.g., one effected by guarantees, subject to tax considerations) of all of the current and future borrowers, issuers, pledgers and guarantors of the Debtors’ funded indebtedness from time to time; provided, that for so long as the First Lien Notes, Second Lien Notes, the New First Lien Term Loans or Takeback Second Lien Notes remain outstanding, in no event shall the cash payments described above be guaranteed by an entity that does not also guarantee the First Lien Notes, Second Lien Notes, the New First Lien Term Loans or Takeback Second Lien Notes.

Asset Sales; Mandatory Prepayments to Opioid Trust	The Plan and Confirmation Order will also provide that, after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under their funded indebtedness (as may be modified from time to time), fifty percent (50%) of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid Trust; and the amount of such net proceeds actually conveyed to the Opioid Trust will be deemed a ratable repayment against the remaining structured payments described above that the Opioid Trust is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe.

Tax Matters

The Opioid Settlement shall be implemented with the objective of maximizing tax efficiency to (i) Mallinckrodt, including with respect to the availability, location and timing of tax deductions and (ii) to the Opioid Claimants, including with respect to the tax classification of the Opioid Trust.

The Opioid Trust will be treated as a qualified settlement fund for tax purposes.

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The Parties intend that payments to the Opioid Trust will constitute “restitution” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of government or governmental entities and to the extent allowed by applicable law.

Certain Insurance Matters	In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or the Opioid Trust, on the other hand, shall cooperate and negotiate in good faith concerning (i) treatment of unsatisfied self-insured retentions under the applicable policies with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid Trust (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions) and (ii) any actions by the Debtors, Reorganized Debtors, or the Opioid Trust to pursue or preserve the insurance policies relating to the Assigned Insurance Rights. The Debtors and the Reorganized Debtors will use their reasonable best efforts to provide to the Opioid Trust all documents, information, and other cooperation that is reasonably necessary for the Opioid Trust to pursue the Assigned Insurance Rights.

Opioid Trust Documents	The Opioid Trust Documents will comply with the requirements of the Bankruptcy Code. The material terms of the Opioid Trust Documents will be described in the Disclosure Statement and forms of the Opioid Trust Documents shall be included in the Plan Supplement, with such summaries and forms of documents (i) to be acceptable to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group and reasonably acceptable to the Debtors and the Required Supporting Unsecured Noteholders and (ii), to the extent practicable, delivered to the advisors to the Ad Hoc First Lien Term Lender Group prior to being filed with the Bankruptcy Court.

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New Opioid Warrants Agreement

The agreement governing the New Opioid Warrants shall constitute Definitive Documentation under the Restructuring Support Agreement and will:

•  contain terms and conditions, including, without limitation, cashless exercise option (as far as legally permissible), anti-dilution protection (including, without limitation, against stock splits, stock dividends and similar events) and Black Scholes protections to be agreed, in each case, as customary for transactions of this type and otherwise acceptable to the Debtors and, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group;

•  provide for a registration rights agreement satisfactory to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group with respect to the New Opioid Warrants and the stock issuable upon

~~•~~ exercise of the New Opioid Warrants providing for, among other things, a resale shelf registration statement and customary demand and piggyback rights; and

•  contain enhanced information rights and a covenant requiring Mallinckrodt to, upon request by the Opioid Trust on reasonable notice and subject to reimbursement by the Trust of Mallinckrodt’s reasonable and documented out-of-pocket costs and expenses (provided, however, that such notice and reimbursements obligations of the Opioid Trust shall be on terms no less favorable to the Opioid Trust than any such obligations of any other shareholder of the Reorganized Debtors with similar rights), reasonably cooperate in good faith with any private sale by the Opioid Trust of the New Opioid Warrants or any shares received as a result of the exercise of the New Opioid Warrants.

Channeling Injunction	The Plan and the Confirmation Order will contain (i) a release by holders of Opioid Claims and (ii) an injunction channeling all Opioid Claims against the Protected Parties to the Opioid Trust, in each case, substantially on the terms set forth on Exhibit 1 hereto. In addition, and for the avoidance of doubt, the Plan and Confirmation Order will also provide for customary releases by the Company and by other holders of claims and interests, exculpation provisions, and related injunctive provisions, in each case consistent with Annex 4 to the Restructuring Term Sheet.

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Operating Injunction

The Company shall seek entry of an injunctive order to be effective on the Petition Date, defining the manner in which the Debtors’ opioid business may be lawfully operated by the Debtors or any successors thereto on a going-forward basis during the pendency of the Chapter 11 Cases, on the terms set forth on Exhibit 2 hereto (the “Chapter 11 Operating Injunction”).

The Confirmation Order (or a separate order of the Bankruptcy Court or another court of competent jurisdiction, if so agreed by the Company, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group) will extend the Chapter 11 Operating Injunction to govern the Reorganized Debtors’ operations after the Plan Effective Date (the “Post-Plan Effective Date Operating Injunction” together with the Chapter 11 Operating Injunction, the “Operating Injunctions”).

The Operating Injunctions shall be acceptable to the Debtors ~~and~~, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group, and reasonably acceptable to the Required Supporting Unsecured Noteholders.

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Assigned Claims Cooperation

During the pendency of the Chapter 11 Cases, the Debtors shall reasonably cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel in connection with the investigation and preservation of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non- privileged information (including, without limitation, documents, emails and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel. The Debtors shall, at the reasonable request of the Unsecured Notes Ad Hoc Group, inform counsel to the Unsecured Notes Ad Hoc Group of the status and scope of any such cooperation.

The Debtors shall use reasonable efforts to provide all readily available, non-privileged information relating to the Assigned Third- Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group Counsel during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Plan Effective Date, the Reorganized Debtors shall provide reasonable cooperation to the Opioid Trust in connection with the Opioid Trust’s investigation, preservation and pursuit of the Assigned Third-Party Claims and Assigned Insurance Rights. The terms and conditions of such cooperation shall be mutually agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders and set forth in the Plan Supplement and included in the Confirmation Order. The Opioid Trust shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Plan Effective Date.

Any request by the Opioid Trust ~~or~~, the Governmental Plaintiff Ad Hoc Committee, or the MSGE Group for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

Other Terms of Plan and Confirmation Order

The Plan and/or Confirmation Order will provide for, among other things, the following:

•  Mallinckrodt will be required to participate in an industry-wide document disclosure program (if any) by disclosing publicly a subset of its litigation documents, subject to scope and protocols to be negotiated in good faith with the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders;

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•  any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Assigned Third-Party Claims and Assigned Insurance Rights shall be transferred to the Opioid Trust and shall vest in the Opioid Trust, and the Debtors or the Reorganized Debtors, as the case may be, and the Opioid Trust shall take all necessary actions to effectuate the transfer of such privileges; provided, that (a) such privileges shall be transferred to the Opioid Trust for the sole purpose of enabling, and to the extent necessary to enable, the Opioid Trust to investigate and/or pursue such Assigned Third-Party Claims and Assigned Insurance Rights and (b) no documents or communications subject to a privilege shall be publicly disclosed by the Opioid Trust or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Confirmation Order shall provide that the Opioid Trust’s receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Debtors’ estates;

•  the Opioid Trust shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims and Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, or any of their respective then-current employees, officers, directors or representatives, without further order of the Bankruptcy Court after notice and an opportunity to object and be heard;

•  the exercise of remedies (including, without limitation, rights of setoff and/or recoupment) by non-Mallinckrodt third parties against Mallinckrodt on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law; and

•  the covenants and enforcement rights with respect to Mallinckrodt’s deferred payment obligations owed to the Opioid Trust in form and substance reasonably acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders in light of the nature, duration and form of the deferred payment obligations.

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Glossary of Key Defined Terms

Term	Meaning
Additional Insurance Rights	Additional rights in respect of insurance and/or other consideration, to be agreed to by the Debtors, the Supporting Governmental Opioid Claimants, the MSGE Group, and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement.

Assigned Insurance Rights	(a) Any and all claims, demands, entitlements to proceeds, payments, benefits, or Causes of Action of the Debtors under any and all general liability and products liability insurance policies that do or may afford the Debtors with rights, benefits, defense, indemnity, or insurance coverage with respect to any Opioid Claim, and (b) the Additional Insurance Rights.

Assigned Medtronic Claims	All Causes of Action of the Debtors against Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, including, without limitation, all Avoidance Actions of the Debtors against such parties

Assigned Third-Party Claims	(a)All Causes of Action of the Debtors arising out of Opioid Claims, including, without limitation, all Avoidance Actions arising out of Opioid Claims, but excluding any Causes of Action against Parent or any of its subsidiaries, or any Released Party, and (b) the Assigned Medtronic Claims.

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

~~Glossary - 11~~

Term	Meaning

New Opioid Warrants	Warrants to acquire the number of New Mallinckrodt Common Shares that would represent 19.99% of all such outstanding shares after giving effect to the exercise of the New Opioid Warrants, subject to dilution from equity reserved under the MIP, at a strike price reflecting an aggregate equity value for the Reorganized Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the seventh anniversary of the Plan Effective Date; provided, that if the Reorganized Debtors exercise the Prepayment Option and prepay the Deferred Cash Payments in full, such warrants shall be exercisable only through and including the fifth anniversary of the Plan Effective Date.

Opioid Claim	Claims and causes of action, whether existing now or arising in the future, and whether held by a Governmental Entity or private party, against Mallinckrodt in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including, for the avoidance of doubt and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against Mallinckrodt on account of payments or losses in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including Future Opioid PI Claims; provided, that Mallinckrodt shall agree to comply with the terms of the Chapter 11 Operating Injunction as of the Petition Date, and that “Opioid Claims” shall not include any claims in any way arising, in whole or in part, from a violation of the Chapter 11 Operating Injunction

Opioid Claimant	A holder of an Opioid Claim

Opioid Trust	The trust that is to be established in accordance with the Plan, the Confirmation Order, and the Opioid Trust Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the Opioid Claimants to be reasonably necessary or appropriate to provide tax efficiency to the Opioid Trust and Opioid Claimants (and all such trusts shall be referred to collectively as the “Opioid Trust”), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for Mallinckrodt.

Opioid Trust Documents	The documents governing: (i) the Opioid Trust; (ii) any sub-trusts or vehicles that comprise the Opioid Trust; (iii) the flow of consideration from the Debtors’ estates to the Opioid Trust or any sub-trusts or vehicles that comprise the Opioid Trust; (iv) submission, resolution, and distribution procedures in respect of all Opioid Claims; and (v) the flow of distributions, payments or flow of funds made from the Opioid Trust or any such sub-trusts or vehicles after the Plan Effective Date.

~~Glossary - 12~~

Term	Meaning
Original Payment Schedule

The schedule for deferred cash payments under the February 2020 agreement in principle reached between certain state attorneys general and the Debtors, providing for the following payments on the following dates:

	Date	Payment Amount
	Plan Effective Date	$300,000,000
	Each of 1st and 2nd anniversaries of Plan Effective Date	$200,000,000
	Each of 3rd through 8th anniversaries of Plan Effective Date	$150,000,000

Parent	Mallinckrodt plc

Protected Party

(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Persons’ officers and directors, principals, members, employees, financial advisors, attorneys, accountants, investment bankers, consultants, experts and other professionals, provided that, solely as to any Supporting Governmental Opioid Plaintiff, consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

~~Glossary - 13~~

Exhibit 1

Channeling Injunction/Opioid Claimant Release

Releases by Holders of Opioid Claims

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), their Estates, the Opioid Claims, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement, the Disclosure Statement, the Plan, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective

Date obligations of any party or Entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good-faith settlement and compromise of the Claims released by the third-party release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any Opioid Claimant asserting any claim or Cause of Action released pursuant to this release.

Channeling Injunction

Terms. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Plan Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims shall be to the Opioid Trust pursuant to this section [    ] of the Plan and the Opioid Trust Documents, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party or any property or interest in property of any Protected Party. On and after the Plan Effective Date, all present and future Opioid Claimants shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim other than from the Opioid Trust pursuant to the Opioid Trust Documents:

•

commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

•

enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

•	creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•

setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

•

proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid Trust, except in conformity and compliance with the Opioid Trust Documents.

Reservations. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims against the Opioid Trust in accordance with the Plan and the Opioid Trust Documents; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid Trust.

Exhibit 2

Operating Injunction

[No Changes—See Docket No. 128]

Annex A

Prepayment Cost of Deferred Cash Payments at Various Months After Plan Effective Date1

Months after Plan Effective Date (end of month)	Prepayment Cost of Deferred Cash Payments
0	$679,648,516
1	$687,520,879
2	$695,467,941
3	$703,490,411
4	$711,589,005
5	$719,764,445
6	$728,017,460
7	$736,348,785
8	$744,759,166
9	$753,249,350
10	$761,820,096
11	$770,472,168
12	$779,206,338	[2]

[1]

Amounts shown in annex above show the prepayment cost at the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of the month, the prepayment cost shall be calculated as of such prepayment date pursuant to the formula set forth in the Opioid Settlement Term Sheet.

[2]	Prepayment right may be exercised prior to the first anniversary of the Plan Effective Date. Month twelve is illustratively shown and includes $200,000,000 payment due at such time.

Schedule 3

First Lien Settlement Term Sheet

Annex 1

Term Lender Holdings

[Redacted]

Exhibit C

Corporate Structure Chart

Exhibit D

Financial Projections

A. Introduction

The Debtors 1have prepared the Projections (as defined below) to assist the Bankruptcy Court in determining whether the Plan meets the “feasibility” requirements of section 1129(a)(11) of title 11 of the United States Code (the “Bankruptcy Code”). The Debtors believe that the Plan meets such requirements. In connection with the negotiation and development of the Plan and for the purpose of determining whether the Plan meets the feasibility standard outlined in the Bankruptcy Code, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources during the Projection Period (as defined below). With this consideration in mind, the Debtors’ management and their financial advisor prepared these consolidated financial projections (the “Projections”) based on the Company’s business plan as presented in the Company’s Form 8-K filed on March 10, 2021 for the fiscal quarter ending December 31, 2021 through the fiscal year ending December 26, 2025 (the “Projection Period”). The Projections have been prepared on a consolidated basis, consistent with the Company’s financial reporting practices, and include all Debtor and non-Debtor entities (hereafter defined as the “Company”).

The Debtors do not, as a matter of course, publish their projections, strategies, or forward-looking projections of the financial position, results of operations, and cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated projections to the holders of Claims or equity interests after the date of this Disclosure Statement, or to include such information in documents required to be filed with the Securities and Exchange Commission (“SEC”) or to otherwise make such information public. The assumptions disclosed herein are those that the Debtors believe to be significant to the Projections and are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Projections present, to the best of the Debtors’ knowledge and belief, the Reorganized Debtors’ projected balance sheet, results of operations, and cash flows for the Projection Period and reflect the Debtors’ assumptions and judgments of the projections based on an assumed and estimated emergence date of September 24, 2021 (the “Emergence Date”). The impact of the restructuring transaction and the recapitalization of the Company’s capital structure is shown on the Company’s balance sheet, as of September 24, 2021, the Company’s fiscal quarter end.

Although the Debtors believe these assumptions are reasonable under current circumstances, such assumptions are subject to inherent uncertainties, including but not limited to, material changes to the economic environment, pricing pressure on certain products due to potential legislative changes, potential legal challenges, changes in health insurers’ and governmental health administration authorities’ reimbursement practices, changes in the competitive environment, pipeline drug developments, the ongoing and evolving impact of the global COVID-19 pandemic along with the eventual recovery from same, and other factors affecting the Company’s businesses. The likelihood, and related financial impact, of a change in any of these factors cannot be predicted with certainty. Consequently, actual financial results could differ materially from the Projections. The Projections assume the Plan will be implemented in accordance with its stated terms. The Projections should be read in conjunction with the assumptions and qualifications contained herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in either the Disclosure Statement or the Plan, as applicable.

1 A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Boulevard, Hazelwood, Missouri 63042

2

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) IN THE UNITED STATES. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY A REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, AS TO THE ACCURACY OR PRECISION OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS. HOLDERS OF CLAIMS OR EQUITY INTERESTS MUST MAKE THEIR OWN ASSESSMENT AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN MAKING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

B. Summary of Significant Assumptions

The Projections were developed by the Company’s management using detailed assumptions for net sales and costs, which were developed using a combination of both “bottoms-up” and “top-down” estimation techniques for each of the Company’s two major business units, Specialty Brands and Specialty Generics. The Company considered several factors in developing the Projections, including but not limited to:

(i)	Current and projected market conditions in each of the Company’s respective products or product categories, geographic markets, and business segments

(ii)	Capital expenditure and research and development levels to support growth assumptions

(iii)	A de-levered capital structure with interest rates consistent with the current market

(iv)	Working capital levels based on net sales projections, historical trends, and pipeline product launch assumptions

(v)	No anticipated material acquisitions or divestitures

(vi)	Inclusion of all Debtor and non-Debtor entities

(vii)	The Debtors’ emergence from chapter 11 on the Emergence Date

The Projections have been presented using accounting policies consistent with those applied in the Company’s historical financial statements and includes certain reorganization adjustments and simplified fresh-start accounting adjustments. The Projections do not reflect all the adjustments necessary to implement fresh-start accounting on the Emergence Date pursuant to ASC 852-10, including but not limited to detailed asset valuations and reassessment of the useful lives of depreciable and amortizable assets.

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C. The Debtors’ Business Operations

The Company is a global business consisting of multiple wholly-owned subsidiaries that develop, manufacture, market, and distribute specialty pharmaceutical products and therapies, and operates in two reportable segments: Specialty Brands, which includes innovative specialty pharmaceutical brands, and Specialty Generics, which includes niche specialty generic drugs and active pharmaceutical ingredients (“APIs”). For the fiscal year ended December 25, 2020, Specialty Brands accounted for $2,059.6 million in net sales, while Specialty Generics accounted for $689.8 million.

The following charts show the net sales revenue distribution by product for both Specialty Brands and Specialty Generics business units for FY2020.

Specialty Brands

Specialty Brands markets branded pharmaceutical products for autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology, and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; and non-opioid analgesics and gastrointestinal products. Specialty Brands’ diversified, in-line portfolio of both marketed and development products is focused on patients with significant unmet medical needs. It promotes its branded products directly to physicians in their offices, hospitals, and ambulatory surgical centers (including neurologists, rheumatologists, nephrologists, pulmonologists, ophthalmologists, neonatologists, respiratory therapists, surgeons, and pharmacy directors) with multiple direct sales teams of approximately 400 sales representatives combined across the different products as of December 25, 2020. These products are purchased by independent wholesale drug distributors, specialty pharmaceutical distributors, retail pharmacy chains and hospital procurement departments, among others, and are eventually dispensed by prescription to patients. Specialty Brands also contracts directly with payer organizations to ensure reimbursement to patients that are prescribed products by their physicians.

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Specialty Brands currently produces, markets, and sells the following branded products, among others:

(i)

Acthar Gel is an injectable drug approved by the U.S. Food & Drug Administration (“FDA”) for use in 19 indications, including monotherapy for the treatment of infantile spasms in infants and children under two years of age and various other on-label indications for neurology, rheumatology, nephrology, pulmonology and ophthalmology conditions, which collectively generate substantially all of its net sales. The currently approved indications of Acthar Gel are not subject to patent or other exclusivity, but instead are protected by trade secret(s).

(ii)

INOmax® (nitric oxide) gas, for inhalation is a vasodilator that, in conjunction with ventilatory support and other appropriate agents, is indicated to improve oxygenation and reduce the need for extracorporeal membrane oxygenation in term and near-term (>34 weeks) neonates with hypoxic respiratory failure (HRF) associated with clinical or echocardiographic evidence of pulmonary hypertension. It is also approved in Australia for the treatment of perioperative pulmonary hypertension (PPHN) in adults in conjunction with cardiovascular surgery. It is marketed as part of the INOmax Total Care Package, which includes the drug product, proprietary drug-delivery systems, technical and clinical assistance, 24/7/365 customer service, emergency supply and delivery, and on-site training. The INOmax delivery device has certain IP attached to it, but the INOmax product itself (inhaled nitric oxide gas) is no longer protected by patents in any of the major markets where INOmax is marketed. Where competitors have entered to compete against Mallinckrodt in the inhaled nitric oxide market, they must do so with their own device technology, as Mallinckrodt’s nitric oxide cylinders are not compatible with devices outside the INOmax delivery system.

(iii)

Therakos® photopheresis is a global leader in autologous immunotherapy delivered through extracorporeal photopheresis (“ECP”), provided by a proprietary medical device and related consumables. ECP is approved by the FDA for use in the palliative treatment of the skin manifestations of cutaneous T-cell lymphoma (“CTCL”) that is unresponsive to other forms of treatment. Outside the U.S., ECP is approved to treat several other serious diseases that arise from immune system imbalances. Therakos’ product suite, which is sold to hospitals, clinics, academic centers and blood banks, includes an installed system, a disposable procedural kit used for each treatment and a drug, UVADEX® (methoxsalen) Sterile Solution (“UVADEX”), as well as instrument accessories, instrument maintenance and repair services.

(iv)

Amitiza® (lubiprostone) is a leading global product in the branded constipation market. It is approved by the FDA in the U.S. for treatment of chronic idiopathic constipation in adults; irritable bowel syndrome with constipation in women 18 years of age and older; and opioid-induced constipation in adult patients with chronic, non-cancer pain, including patients with chronic pain related to prior cancer or its treatment who do not require frequent opioid dosage escalation.

Specialty Generics

Specialty Generics is focused on providing its customers with high-quality specialty generic drugs and APIs. It offers a portfolio of product formulations containing hydrocodone-containing tablets, oxycodone-containing tablets, and several other controlled substances, all of which are significant products for the treatment of pain and which are regulated under U.S. Drug Enforcement Administration (“DEA”) quota restrictions. Altogether, Specialty Generics operates one of the largest controlled substance pharmaceutical businesses in the U.S., offering generic products for pain management, substance abuse disorders, and Attention Deficit Hyperactivity Disorder (“ADHD”). Notably, Specialty Generics is the only producer of bulk acetaminophen in the North American and European regions.

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The Specialty Generics business manufacture both (a) finished dosage products, meaning the product (whether in the form of a tablet, capsule, or liquid) that the patient ultimately ingests, and (b) APIs, which are then used to create finished dosage products. Specialty Generics does not promote its finished products directly to physicians, hospitals, or ambulatory surgical centers. Rather, the Company sells these products principally through independent channels, including drug distributors, specialty pharmaceutical distributors, retail pharmacy chains, food store chains with pharmacies, pharmaceutical benefit managers that have mail order pharmacies and hospital buying groups. Both finished dosage products and APIs are largely considered commodity products, and as such, Specialty Generics generally operates on much smaller margins as compared to the Specialty Brands business.

Specialty Generics’ revenues are diversified, with roughly half of its revenue coming from APIs, and the other half from finished dosage pharmaceutical products.

Income Statement Assumptions – Revenue

A. Net Sales

The Company forecasts its net sales in two different business segments, Specialty Brands and Specialty Generics. To develop these projections, the Company evaluated market conditions, surveyed the competitive landscape, assessed price and volume dynamics, and applied specific knowledge of key customer actions in each product category. Key factors considered in determining sales projections include, but are not limited to:

(i)

Overall market trends for similar branded drugs (by category, therapeutic area, and/or disease state) and specialty generic segments, including finished dose and API, where the Company operates (or intends to launch new generic products);

(ii)

Impact of anticipated competitive entrants in the branded drugs segment, or, in the case of Specialty Generics, changes in the expected number of competitors and/or their collective impact on pricing and market shares;

(iii)	Analysis of in-line products and existing portfolio performance; and

(iv)	An assessment of potential, recent developments, and expected progress/evolution of pipeline products.

Products in each of the business segments operate in competitive marketplaces with unique challenges and opportunities.

Acthar Gel – The Acthar Gel projections account for the impact of a potential new competitor partially offset by an assumed return to pre-pandemic prescriber and patient behavior, an increase in demand driven by the multi-year effort to complete clinical trials to broaden the published data for the product and to modernize the Acthar Gel brand, and the launch of a self-injector device that is expected to improve patient persistence on therapy and reduce patient and caregiver anxiety over the use of needles to administer the product.

INOmax – INOmax is expected to face continued price erosion and volume loss from competition during the early part of the Projection Period, stabilizing as a new competitive equilibrium is reached and with the launch of EVOLVE, the product’s next-generation delivery device, which is expected to further the technological (and related reliability and ease-of-use) advantages that INOmax enjoys versus its competitor delivery systems. In addition, increase revenue from growth in international markets is anticipated.

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Therakos – Therakos is the only provider of extracorporeal photopheresis (“ECP”) used to treat Cutaneous T-cell Lymphoma (“CTCL”), and outside the U.S., the Therakos device is broadly approved, including for acute GvHD (Graft vs Host Disease) as well as CTCL. There are a number of competing therapies and treatments for these conditions, some of which have seen increases in utilization during the global pandemic. The Company’s focus is on solidifying its position in the ECP market within the U.S., while continuing to establish and grow the Therakos brand globally as it expands into new geographic markets.

Other Managed Brands – The Projections contemplates sales from two additional managed brands, Amitiza and Ofirmev. Amitiza sales begin to transition from exclusive branded sales to a generic market through an agreement with an authorized generic manufacturer in the U.S. Amitiza sales begin to show larger declines toward the end of the Projection Period as more generic competitors are expected to enter the market and erode market share and price.

Branded pipeline launches – StrataGraft is the only branded pipeline product with an expected launch during the Projection Period. Net sales contribution from StrataGraft are modest in the early years of the Projection Period and increase over time as the product is more broadly utilized.

Specialty Generics – The Specialty Generics business is focused on maintaining its base business for finished dose and API products, and advancing its pipeline of expected generics launch products to deliver revenue growth in the later years of the Projection Period. Net sales are expected to return to growth from 2022 onward after a multi-year decline driven by increased competition, payer consolidation, and market-wide reductions in demand for opioid products. As is to be expected in the generic pharmaceutical industry, the segment’s growth is driven by an expectation of successfully launching a continuous stream of newer generic products to offset regular declines in price as existing products become increasingly commoditized. In addition to its finished dosage generic products, the Company also expects its API business to remain steady across the Projection Period, with modest growth coming from capacity expansions, entrances into new international markets, and the growth in demand for higher margin stearate APIs for use in the nutraceuticals market.

As is typical in both branded and generic pharmaceutical markets, the Company’s net sales are based on its gross product sales, less the combined amounts of various government-mandated and/or privately-negotiated rebates, sales incentives, chargebacks, distribution service agreements fees, fees for services, and administration fees and discounts. These “gross-to-net” adjustments differ across products and product categories.

7

Income Statement Assumptions – Expenses

B. Cost of Goods Sold

The Company’s cost of goods sold (“COGS”) includes standard costs such as raw materials and manufacturing costs associated with the processing of materials to convert them into finished goods. In addition, it includes other cost of sales such as royalty expenses, handling costs (costs incurred to store, move, and prepare product for shipment), and other plant costs.

Manufacturing costs include wages and benefit costs, processing costs, maintenance costs, utility costs and other costs that are directly attributable to the production of products. Manufacturing costs have both fixed and variable cost components.

COGS, excluding depreciation and amortization, as a percentage of net sales grows from 29.4% to 32.1% over the Projection Period driven by changes in product mix over time and slight margin compression.

A. Depreciation & Amortization

Depreciation for property, plant, and equipment, other than land and construction-in-process, is generally based upon the estimated useful life of the asset and is calculated using the straight-line method.

Amortization for intangible assets with finite useful lives is calculated using the straight-line method over the estimated useful lives of the assets. Projected amortization reflects a ratable adjustment to the carrying value of other intangible assets at the Emergence Date in connection with the application of a simplified fresh-start accounting approach as described in the balance sheet assumptions for Goodwill and Other Intangible Assets.

Depreciation and amortization do not reflect the adjustments necessary to implement fresh-start accounting on the Emergence Date pursuant to ASC 852-10, including but not limited to detailed asset valuations and reassessment of the useful lives of amortizable assets.

B. Sales, General and Administrative (“SG&A”)

SG&A costs include all direct and indirect selling, marketing, and administrative costs of the Debtors. Selling expense includes marketing expense, employee wages and benefits for the various commercial teams, commissions, and office expenses. General and administrative expense includes administrative employee wages and benefits, travel, rents, corporate overhead, insurance, information technology costs, office-related expenses, stock compensation expense, and other expenses.

SG&A expense, excluding reorganization expense and stock compensation expense, as a percentage of net sales improves from 26.5% to 24.0% over the Projection Period.

C. Research & Development (“R&D”)

R&D expenses comprise of internal research and development costs and are expensed as incurred. These expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services, medical affairs, and other related costs.

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From time to time, the Company enters into licensing or collaborative agreements with third parties to develop a new drug candidate or intellectual property asset. These agreements may include R&D, marketing, promotion and selling activities to be performed by one or all parties involved. These collaborations generally include upfront, milestone and royalty or profit-sharing payments contingent upon future events tied to the developmental and commercial success of the asset. In general, upfront and milestone payments made to third parties under these agreements are expensed as incurred up to the point of regulatory approval of the product.

R&D expense, excluding one-time product-related contingent consideration expense, as a percentage of net sales declines from 10.0% to 9.1% over the Projection Period.

D. Interest Expense

Reflects interest on funded debt, estimated refinancing fees related to First Lien Notes and Second Lien Notes at maturity and interest on the Federal/State Acthar Settlement obligations. Funded debt interest is based upon projected debt levels and applicable interest rates for funded debt obligations outlined in the Plan and is assumed to be cash paid as incurred. The Projections assume that debt-related financing fees paid at emergence and post-emergence are expensed for accounting purposes and not capitalized.

Interest accretion on settlement obligations accounts for the difference between undiscounted cash flows in connection with the Opioid Trust and Federal/State Acthar Settlement (as provided in the balance sheet assumptions for Opioid Trust and Federal/State Acthar Settlement) and the fair values of these cash flows calculated on a present value basis.2

E. Taxes

Upon emergence from bankruptcy, the reorganized Company is forecasting taxes payable in several taxing jurisdictions, most notably in Ireland and the U.S., based upon the anticipated capital structure and U.S. tax attribute reductions directly resulting from the implementation of the Plan. Taxable income projections include deductions for certain depreciable and amortizable assets subject to limitations and include continued use of pre-emergence Irish and Luxembourg net operating loss carryforwards. Taxable income projections (i) exclude the use of pre-emergence U.S. net operating loss carryforwards due to the uncertain impact the restructuring will have on the Debtors’ ability to utilize them and (ii) exclude potential deductions from cash payments in connection with the Opioid Trust and Federal/State Acthar Settlement.

2 Fair values for the post-emergence Opioid Deferred Cash Payments and Federal/State Acthar Deferred Cash Payments (including the associated nominal interest) are calculated using a discount rate of 10.0%

9

Balance Sheet Assumptions

A. Cash & Cash Equivalents

The Company classifies cash on hand and deposits in banks, including money market accounts and other investments it may hold from time to time, as cash and cash equivalents.

B. Accounts Receivable

Trade accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects an estimate of losses inherent in the Company’s accounts receivable portfolio and is determined on the basis of historical experience. Accounts receivable are written off when management determines they are uncollectible. Trade accounts receivable are also presented net of reserves related to chargebacks and rebates payable to customers.

C. Inventory

Inventories are recorded at the lower of cost or net realizable value, primarily using the first-in, first-out convention. The Debtors reduce the carrying value of inventories for those items that are potentially excess, obsolete, or slow-moving based on changes in customer demand, technology developments or other economic factors.

D. Other Current Assets

Other current assets primarily include prepaid expenses, the current portion of the CARES Act receivable, miscellaneous accounts receivable, royalties receivable, insurance receivable, deposits and restricted cash.

Projections assume the current portion of the CARES Act receivable of $177.8 million is collected in Q4 2021. See note on “Other Long-Term Assets” for details on the non-current portion of the CARES Act receivable.

E. Property, Plant & Equipment

Property, plant, and equipment is stated at cost less accumulated depreciation. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. Depreciation for property, plant, and equipment, other than land and construction in process, is generally based upon the following estimated useful lives, using the straight-line method:

Buildings: 10 - 45 years

Leasehold improvements: 1 - 20 years

Capitalized software: 1 - 10 years

Machinery and equipment: 1 - 20 years

F. Other Long-Term Assets

Other long-term assets include income tax receivables, including the non-current portion of the CARES Act receivable, right of use asset lease, long-term investments, non-current insurance receivable, and restricted cash.

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Projections assume the non-current portion of the CARES Act receivable of $136.6 million is collected in FY 2022. See note on “Other Current Assets” for details on the current portion of the CARES Act receivable.

G. Goodwill and Other Intangible Assets

For purposes of these Projections, the Debtors used a simplified fresh-start accounting approach and adjusted the carrying values of total Goodwill and Other Intangible Assets for the difference between reorganization value and the projected book value of identifiable assets at the Emergence Date. The adjusted carrying values do not reflect the adjustments necessary to implement fresh-start accounting on the Emergence Date pursuant to ASC 852-10, including but not limited to detailed asset valuations and reassessment of the useful lives of amortizable assets.

H. Accounts Payable

The Debtors’ days payable3 is projected to be approximately 35 days at the Emergence Date increasing to approximately 50-60 days throughout the Projection Period, consistent with historical averages.

I. Accrued Expenses and Other Liabilities

Accrued Expenses and Other Liabilities primarily include accrued trade payables, accrued employee payroll and payroll-related costs, accrued utility expense, and accrued taxes.

J. Debt Obligations

Upon consummation of the Plan, the Debtors are assumed to have the following debt obligations:

(i)	$900 million New Term Loan Facility at an annual interest rate of LIBOR + 530 bps

(ii)	$200 million in New AR Revolving Facility[4]

(iii)	$1,777 million New Takeback Term Loan Facility comprising of the following:

a.	$1,404 million at an annual interest rate of LIBOR + 525 bps

b.	$373 million at an annual interest rate of LIBOR + 550 bps

(iv)	$495 million First Lien Notes at an annual interest rate of 10.00%[5]

(v)	$323 million Second Lien Notes at an annual interest rate of 10.00%[6]

(vi)	$375 million New Takeback Second Lien Notes at an annual interest rate of 10.00%

K. Opioid Trust

Pursuant to Article IV of the Plan, as of the Plan Effective Date, the Opioid Trust will be formed, and all Opioid Claims will be channeled exclusively to the Opioid Trust, and shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust documents. The trust will receive the following cash payment consideration assuming the Reorganized Debtors do not elect to pre-pay any portion in the first year in accordance with the Opioid Trust terms.

[3]	Days payable calculated as accounts payable multiplied by numbers of days in the calculation period divided by COGS; COGS includes depreciation but excludes amortization
[4]	Assumed to be undrawn at emergence
[5]	Excludes potential Allowed First Lien Notes Makewhole Claims
[6]	Excludes potential Allowed Second Lien Notes Makewhole Claims

11

($ in millions)	Plan Effective Date	2022	2023	2024	2025	2026	2027	2028
Opioid Trust Consideration [7]	$450	$200	$200	$150	$150	$150	$150	$150

L. Federal/State Acthar Settlement

In parallel with the Restructuring Support Agreement, CMS, the Debtors, the DOJ, and the States (excluding, for this purpose, any territories of the United States) agreed to the material terms of a settlement agreement in connection with the Federal/State Acthar Settlement, to be incorporated into the Plan. Under the settlement in principle, in full and final satisfaction of all claims at issue in connection with the Federal/State Acthar Settlement, Debtors Mallinckrodt plc and Mallinckrodt ARD, LLC agreed to make cash payments to the United States of America and the States (excluding, for this purpose, any territories of the United States other than the District of Columbia and Puerto Rico) totaling $260 million in the aggregate in accordance with the below schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

($ in millions)	Plan Effective Date	2022	2023	2024	2025	2026	2027	2028
Federal/State Acthar Settlement payments	$15	$15	$20	$20	$32.5	$32.5	$62.5	$62.5

M. Other Liabilities

Other Liabilities include environmental liabilities, deferred tax liabilities and other non-current liabilities.

N. Shareholder Equity

Shareholder equity at the Emergence Date includes the effect of the conversion of debt into new equity and application of fresh start accounting.

[7]	Schedule reflects the Initial Opioid Trust Payment and the Opioid Deferred Cash Payments portions of the Opioid Trust Consideration

12

Cash Flow Assumptions

A. Cash Flow from Operations Activities

The Company is expected to generate stable cash earnings from operations during the Projection Period. Net working capital is projected to be a use of cash over the course of the Projection Period driven by increasing accounts receivable due to increasing revenue and a gradual build-up in inventory, slightly offset by increased days payable outstanding of accounts payable post-emergence.

B. Cash Flow from Investing Activities

Cash usage from investing activities in the projection period is primarily driven by an increase in capital spending to support the launch of the INOmax EVOLVE device platform and conversion from the existing U.S. fleet of INOmax DSIR devices for Specialty Brands, as well as capital spending for Specialty Generics projects to increase plant capacity.

C. Cash Flow from Financing Activities

Cash usage from financing activities mainly reflect repayment of debt, Opioid Deferred Cash Payments, Federal/State Acthar Deferred Cash Payments, and contingent payments due to other parties under product acquisition or license agreements.

13

The Pro Forma Estimated Non-GAAP Cash Sources and Uses at the Emergence Date set forth below presents the estimated sources and uses of funds for the consummation of the restructuring transactions contemplated in the Plan (the “Restructuring Transactions”). These amounts are subject to adjustment and may differ at the time of the consummation of the Restructuring Transactions depending on several factors, including but not limited to, differences in estimated transaction fees and expenses, differences between actual and projected operating results and any differences in the contemplated debt financing when consummated.

Mallinckrodt Pharmaceuticals

Pro Forma Estimated Non-GAAP Cash Sources and Uses at the Emergence Date

(UNAUDITED)

(USD$ in Millions)

Sources		Uses		Notes
Cash from Balance Sheet	$1,046	Existing Revolver Facility Paydown	$900
New Term Loan Facility	900	Initial Opioid Trust Payment	450	1
		Initial Federal/State Acthar Settlement Payment	15	2
		Administrative and Priority Claims	160	3
		Trade & General Unsecured Claims	150	4
		Noteholder Consent Fee	19	5
		Exit Financing Fees	33	6
		Cash to Balance Sheet	219

Total Sources	$1,946	Total Uses	$1,946

Notes:

(1)	Initial Opioid Trust Payment as defined in the Plan
(2)	Initial Federal/State Acthar Settlement Payment as defined in the Plan
(3)	Estimated accrued professional fees and expenses and other estimated Administrative and Priority claims
(4)	Assumes distribution of the $50 million Trade Claims Cash Pool and the $100 million General Unsecured Claims Cash Pool
(5)	Payment of the Noteholder Consent Fee as defined in the Plan
(6)	Includes the Term Loan Exit Payment and estimated fees associated with the New Term Loan Facility and New AR Revolving Facility

14

The Projected Non-GAAP Pro Forma Consolidated Balance Sheet as of the Emergence Date set forth below presents (a) the projected consolidated financial position of the Company as of September 24, 2021, prior to the consummation of the transactions contemplated in the Plan; (b) the pro forma adjustments to such projected consolidated financial position required to reflect the Restructuring Transactions; and (c) the pro forma projected consolidated financial position of Company as of the assumed Emergence Date, after giving effect to the Restructuring Transactions. The Restructuring Transactions set forth in the columns captioned “Plan Settlement”, “New Debt & Other Liabilities”, “New Equity”, and “Fresh-Start Adjustments” reflect the anticipated effects of the Restructuring Transactions.

Mallinckrodt Pharmaceuticals

Projected Non-GAAP Pro Forma Consolidated Balance Sheet

(UNAUDITED)

(USD$ in Millions)

	Notes	Pre-Emergence Sept 24, 2021[1]	Plan Settlement[2]	New Debt & Other Liabilities	New Equity	Fresh-Start Adjustments[3]	Proforma Sept 24, 2021
Assets
Cash		$1,046	$(827)	$—	$—	$—	$219
Accounts Receivable		531	—	—	—	—	531
Inventories		377	—	—	—	—	377
Other Current Assets		318	(11)	—	—	—	307

Current Assets		$2,272	$(838)	$—	$—	$—	$1,434
PP&E, Net		$819	$—	$—	$—	$—	$819
Other Long-Term Assets		415	—	—	—	—	415
Goodwill & Other Intangible Assets, Net		5,749	—	—	—	(1,937)	3,812

Total Assets		$9,255	$(838)	$—	$—	$(1,937)	$6,480

Liabilities and Equity
Accounts Payable		$72	$—	$—	$—	$—	$72
Accrued Expenses & Other Current Liabilities		427	(40)	—	—	—	387

Current Liabilities		$500	$(40)	$—	$—	$—	$460
Existing Revolver Facility		$900	$(900)	$—	$—	$—	$—
New Term Loan Facility		—	900	—	—	—	900
New Takeback Term Loan Facility		—	—	1,777	—	—	1,777
10.000% 1L Notes	4	495	—	—	—	—	495
10.000% 2L Notes	4	323	—	—	—	—	323
10.000% Takeback 2L Notes		—	—	375	—	—	375

Total Funded Debt		$1,718	$—	$2,152	$—	$—	$3,869
Opioid Trust, at Fair Value	5	$—	$—	$817	$—	$—	$817
Federal/State Acthar Settlement, at Fair Value	5	—	—	170	—	—	170
Environmental Liabilities		61	—	—	—	—	61
Other Income Tax Liabilities		118	—	—	—	—	118
Other Liabilities		157	(35)	50	—	—	172
Liabilities Subject to Compromise:	Notes
2024 Term Loan		1,404	—	(1,404)	—	—	—
2025 Term Loan		373	—	(373)	—	—	—
Guaranteed Unsecured Notes	6	1,544	(356)	(375)	(813)	—	—
Accounts Payable & General Unsecured Claims	7	288	(288)	—	—	—	—
Opioid-related litigation settlement liability		1,600	(783)	(817)	—	—	—
Acthar Gel-Related Settlement		639	(469)	(170)	—	—	—
Other Liabilities	8	50	—	(50)	—	—	—

Total Liabilities Subject to Compromise		$5,897	$(1,896)	$(3,189)	$(813)	$—	$—

Total Liabilities		$8,451	$(1,971)	$—	$(813)	$—	$5,667
Existing Shareholder’s Equity		$804	$1,133	$—	$—	$(1,937)	$0
New Common Equity	9	—	—	—	813	—	813

Total Shareholder’s Equity		$804	$1,133	$—	$813	$(1,937)	$813

Total Liabilities & Equity		$9,255	$(838)	$—	$—	$(1,937)	$6,480

15

Notes:

(1)	The pre-emergence balance sheet is as of September 24, 2021 and prior to the execution of the transactions contemplated in the Plan
(2)

Plan settlement includes cash payments pursuant to the Plan – (i) $450 million Initial Opioid Trust Payment, (ii) $15 million Initial Federal/State Acthar Settlement, (iii) estimated $160 million to settle Administrative and Priority claims, (iv) $150 million to settle Trade Claims and General Unsecured Claims, (v) $52.5 million to pay the Noteholder Consent Fee and (vi) estimated exit financing fees

(3)

Reflects a simplified fresh-start accounting approach to adjust the carrying value of total Goodwill and Other Intangible Assets for the difference between reorganization value and the projected book value of identifiable assets at the Emergence Date

(4)	Assumes the First Lien Notes and Second Lien Notes are reinstated and excludes potential Allowed First Lien Notes Makewhole Claims and Second Lien Notes Makewhole Claims
(5)

Fair values for the post-emergence Opioid Deferred Cash Payments and Federal/State Acthar Deferred Cash Payments (including the associated nominal interest) are calculated using a discount rate of 10.0%

(6)	Equity values are prior to dilution from the New Opioid Warrants and the Management Incentive Plan
(7)

Includes Trade Claims, certain Administrative Claims, 4.75% Unsecured Notes Claims, Legacy Debenture Claims, asbestos-related claims and other unsecured claims; unliquidated claims have not been estimated for the purposes of this schedule

(8)	Represents liabilities related to assumed Executory Contracts
(9)	Based on the midpoint of implied estimated Equity Value as set forth in the Valuation Analysis

16

The Projected Non-GAAP Pro Forma Consolidated Income Statement set forth below presents the projected consolidated results of operations of the Company for the period commencing September 24, 2021 through December 31, 2021, after giving effect to the Restructuring Transactions to occur on the Emergence Date, and for the fiscal years ending 2022, 2023, 2024 and 2025.

Mallinckrodt Pharmaceuticals

Projected Non-GAAP Pro Forma Consolidated Income Statement

(UNAUDITED)

(USD$ in Millions)

		Q4 Ending		Fiscal Year Ending
	Notes	Dec, 2021	Dec, 2022	Dec, 2023	Dec, 2024	Dec, 2025
Net Sales		$605	$2,290	$2,358	$2,506	$2,523
Cost of Goods Sold		(178)	(691)	(738)	(783)	(809)
Depreciation & Amortization	1	(120)	(487)	(494)	(498)	(499)

Gross Profit		$307	$1,113	$1,126	$1,226	$1,215
SG&A Expense		$(197)	$(564)	$(584)	$(614)	$(645)
R&D Expense		(61)	(224)	(217)	(223)	(275)

Operating Profit		$49	$325	$324	$389	$296
Interest Expense		$(61)	$(280)	$(246)	$(238)	$(217)
Interest Accreted on Settlement Obligations	2	(24)	(95)	(83)	(70)	(58)

Earnings Before Taxes		$(36)	$(51)	$(5)	$81	$21
Income Tax Expense		(13)	(49)	(59)	(69)	(65)

Net Income / (Loss)		$(49)	$(100)	$(64)	$12	$(44)

Operating Profit		$49	$325	$324	$389	$296
Add: Depreciation		24	101	109	112	113
Add: Amortization		96	385	385	385	385
Add: Corporate Reorganization Expense	3	35	—	—	—	—
Add: Stock based Compensation Expense	3	2	10	20	30	40
Add: Contingent Consideration Expense	4	—	10	—	—	45

Adjusted EBITDA		$207	$832	$838	$917	$879

Notes:

(1) For purposes of the Projections, aggregate Depreciation and Amortization are included in Gross Profit

(2)	See note 5 under “Projected Non-GAAP Pro Forma Consolidated Balance Sheet”
(3)	Corporate reorganization and stock-based compensation expenses are included in SG&A Expense
(4)	Contingent consideration expense is included in R&D Expense

17

The Projected Non-GAAP Pro Forma Consolidated Balance Sheet set forth below presents the projected consolidated financial position of the Company as of September 24, 2021, after giving effect to the Restructuring Transactions, and as of each fiscal year ending 2021, 2022, 2023, 2024 and 2025.

Mallinckrodt Pharmaceuticals

Projected Non-GAAP Pro Forma Consolidated Balance Sheet

(UNAUDITED)

(USD$ in Millions)

		Proforma As of		Fiscal Year Ending
	Notes	Sept 24, 2021	Dec, 2021	Dec, 2022	Dec, 2023	Dec, 2024	Dec, 2025
Assets
Cash		$219	$425	$200	$200	$200	$200
Accounts Receivable		531	553	499	513	546	549
Inventories		377	391	369	381	403	415
Other Current Assets		307	133	129	129	129	129

Current Assets		$1,434	$1,501	$1,197	$1,224	$1,278	$1,293
PP&E, Net		$819	$813	$830	$826	$789	$733
Other Long-Term Assets		415	415	278	278	278	278
Intangible Assets, Net		3,812	3,716	3,330	2,945	2,560	2,174
Total Assets

		$6,480	$6,445	$5,636	$5,273	$4,905	$4,480

Liabilities and Equity
Accounts Payable		$72	$93	$108	$123	$142	$147
Accrued Expenses and Other Current Liabilities		454	448	408	408	408	408

Current Liabilities		$527	$541	$515	$530	$550	$554
New Term Loan Facility	1	$878	$872	$680	$614	$503	$402
New Takeback Term Loan Facility	1	1,732	1,721	1,343	1,213	993	794
10.000% 1L Notes		495	495	495	495	495	495
10.000% 2L Notes		323	323	323	323	323	323
10.000% Takeback 2L Notes		375	375	375	375	375	375

Total Funded Debt		$3,803	$3,786	$3,217	$3,020	$2,690	$2,389
Opioid Trust, at Fair Value	2	$817	$837	$716	$582	$487	$382
Federal/State Acthar Settlement, at Fair Value	2	170	174	175	171	167	147
Environmental Liabilities		61	61	61	61	61	61
Other Income Tax Liabilities		118	118	118	118	118	118
Other Liabilities		172	162	157	157	157	157

Total Liabilities		$5,667	$5,679	$4,960	$4,641	$4,230	$3,810
Shareholder’s Equity		813	766	676	632	674	670

Total Liabilities & Equity		$6,480	$6,445	$5,636	$5,273	$4,905	$4,480

Notes:

(1)	Assumes voluntary prepayment of the New Term Facility and the Takeback Term Loan Facility on a pro-rata basis from cash in excess of $200 million commencing in 2022
(2)

Pro forma balances reflect the present value of Opioid Deferred Cash Payments and Federal/State Acthar Deferred Cash Payments (including the associated nominal interest) at a discount rate of 10.0% and assumes the Prepayment Option is not exercised

18

The Projected Non-GAAP Pro Forma Consolidated Cash Flow Statement set forth below presents the projected cash flows of the Company commencing September 24, 2021 through December 31, 2021, after the consummation of the Restructuring Transactions, and for the fiscal years ending 2022, 2023, 2024 and 2025.

Mallinckrodt Pharmaceuticals

Projected Non-GAAP Pro Forma Consolidated Cash Flow Statement

(UNAUDITED)

(USD$ in Millions)

		Q4 Ending		Fiscal Year Ending
	Notes	Dec, 2021	Dec, 2022	Dec, 2023	Dec, 2024	Dec, 2025
Cash Flows from Operating Activities:
Net (loss) income		$(49)	$(100)	$(64)	$12	$(44)
Add: Depreciation and Amortization		120	487	494	498	499
Add: CARES Act Refund		178	137	—	—	—
Add: Interest Accreted on Settlement Obligations		24	95	83	70	58
Add: Stock Based Compensation		2	10	20	30	40
Add: Contingent Consideration Expense		—	10	—	—	45
Changes in Working Capital		(25)	54	(12)	(34)	(11)

Net Cash from Operating Activities		$250	$694	$521	$576	$586
Cash Flows from Investing Activities:
Capital Expenditures		$(18)	$(119)	$(104)	$(76)	$(58)

Net Cash from Investing Activities		$(18)	$(119)	$(104)	$(76)	$(58)
Cash Flows from Financing / Settlement Activities:
Debt Repayment	1	$(17)	$(569)	$(197)	$(330)	$(301)
Settlement Obligations	2	—	(215)	(220)	(170)	(183)
Contingent Consideration		(10)	(15)	—	—	(45)

Net Cash from Financing Activities		$(27)	$(799)	$(417)	$(500)	$(528)
Net Increase / (Decrease) in Cash & Cash Equivalents

		$206	$(225)	$—	$—	$—
Beginning Cash Balance		219	425	200	200	200

Ending Cash Balance		$425	$200	$200	$200	$200

Notes:

(1)	Assumes voluntary prepayment of the New Term Loan Facility and the New Takeback Term Loan Facility on a pro-rata basis from cash in excess of $200 million beginning in 2022
(2)	Reflects Opioid Deferred Cash Payments and Federal/State Acthar Deferred Cash Payments

19

Exhibit E

Liquidation Analysis

LIQUIDATION ANALYSIS

INTRODUCTION

Under the “best interests” of creditors test (“Best Interests Test”) set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of a Claim or interest who does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. See 11 U.S.C. § 1129(a)(7). Accordingly, to demonstrate that the Debtors’ Plan satisfies the Best Interest Test, the Debtors have prepared this hypothetical liquidation analysis (“Liquidation Analysis”) presenting recoveries that may be obtained by Holders of Claims and Interests upon a disposition of assets in a hypothetical chapter 7 liquidation as an alternative to recoveries provided under the Plan.

The Liquidation Analysis presents information based on, among other information, the Debtors’ books and records and good-faith estimates regarding asset recoveries and Claims resulting from a hypothetical liquidation under chapter 7 of the Bankruptcy Code. The determination of the proceeds from the hypothetical liquidation of assets involves the use of estimates and assumptions. Although the Debtors consider the estimates and assumptions underlying the Liquidation Analysis to be reasonable under the circumstances, such estimates and assumptions are subject to business, economic, competitive, political, and regulatory uncertainties and contingencies beyond the Debtors’ control. Accordingly, the forecasted results set forth by the Liquidation Analysis may not be realized if the Debtors were liquidated. Actual results in such a case could vary from those presented herein, which could result in distributions to members of applicable Classes of Claims that differ from those set forth in this Liquidation Analysis.

The Liquidation Analysis indicates an estimated range of recovery values which may be realized by the Classes of Claims upon disposition of the Debtors’ assets pursuant to a chapter 7 liquidation, as an alternative to the Debtors’ proposed Plan. As illustrated by the Liquidation Analysis, impaired classes under the Plan would receive less recovery in a chapter 7 liquidation than they would under the Plan. Further, no holder of a Claim or interest would receive or retain property under the Plan of a value that is less than such holder would receive in a chapter 7 liquidation scenario as illustrated by the Liquidation Analysis. Therefore, the Debtors believe that the Plan satisfies the Best Interests Test as set forth in section 1129(a)(7) of the Bankruptcy Code.

The Debtors, with the assistance of their legal, and financial advisor, have prepared this Liquidation Analysis in connection with the Debtors’ Plan and Disclosure Statement pursuant to chapter 11 of the Bankruptcy Code. This Liquidation Analysis provides a range of estimated recoveries based upon a hypothetical liquidation of the Debtors’ estates and their non-Debtor affiliates (“Non-Debtors”) if the Debtors’ current chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code. The Liquidation Analysis has been prepared assuming that the Debtors’ chapter 7 liquidation would commence on or around September 30, 2021 (the “Conversion Date”) and a chapter 7 trustee (the “Trustee”) would be appointed to convert all of the Debtors’ and Non-Debtors’ assets into cash. Unless stated otherwise, the Liquidation

2

Analysis is based on net book values as of December 25, 2020, which is assumed to be representative of the Debtors’ and Non-Debtors’ assets as of the Conversion Date. In compliance with the Order Authorizing Intercompany Restructuring Transactions [Docket No. 633], the liquidation value of the intellectual property transferred in December 2020 to Debtor Mallinckrodt Pharmaceuticals Ireland Limited is retained by the Debtors that held such intellectual property prior to the transfer. Cash generated from operations related to intellectual property is retained by the Debtors holding such cash in accordance with the Debtors’ post-transfer ordinary course cash management procedures.

The Liquidation Analysis is a hypothetical exercise that has been prepared for the sole purpose of presenting a reasonable good-faith estimate of the proceeds that would be realized if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The Liquidation Analysis does not purport to be a valuation of the Debtors’ assets in the context of a holistic reorganization, and there may be a difference between the Liquidation Analysis and the values that may be realized, or Claims generated in an actual liquidation. The Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety as well as the notes and assumptions set forth below.

Nothing contained in the Liquidation Analysis is intended to be, or constitutes, a concession, admission, or allowance of any claim by the Debtors. The actual amount or priority of Allowed Claims in the chapter 11 cases could differ from the estimated amounts set forth and used in the Liquidation Analysis. The Debtors reserve all rights to supplement, modify, or amend the analysis set forth herein.

NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES OR PROJECTED RESULTS SET FORTH HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM ESTIMATES PROVIDED HEREIN.

METHODOLOGY AND RELATED KEY ASSUMPTIONS

This Liquidation Analysis assumes that proceeds available to creditors would be distributed in accordance with sections 726 and 1129(b) of the Bankruptcy Code. Proceeds available for distribution that would be available for satisfaction of Claims would consist of the proceeds resulting from the disposition of the assets and properties of the Debtors in addition to cash held by the Debtors, as of the Conversion Date. The Debtors operate a highly complex and regulated business that includes various foreign operations. Debtors organized under foreign laws and Non-Debtor foreign affiliates are all assumed to be liquidated in a similar order of priority for distribution of value as described herein, although differing priorities may govern under applicable foreign law. Value from Non-Debtor affiliates is available to the Debtors through the equity ownership of these entities as well as through collection of intercompany receivables to the extent available. The Debtors prepared this Liquidation Analysis and reviewed recoveries on a Debtor-by-Debtor case.

3

This Liquidation Analysis assumes: (i) rapid, distressed sales of the Debtors’ branded and generics assets within 90 days post-conversion with certain operations being sold as operating business units; (ii) non-Debtor affiliates will wind-down and liquidate in conjunction with the Debtors’ liquidation; (iii) during the liquidation sales period, the Trustee will continue to maintain operations related to certain Specialty Brands products and the Specialty Generics’ APAP active pharmaceutical ingredient (“APAP-API”) business in an effort to maximize recoveries; (iv) an additional nine (9) months to wind-down the estates under the supervision of the Trustee to allow for monetization of assets and assessment of Claims which could take longer; (v) the continuation and cooperation of any accounting, treasury, tax, information technology support, and other corporate services necessary to wind-down the estates; and (vi) the Trustee has unrestricted access to cash and proceeds from asset sales held by foreign Debtors and any Non-Debtors, and the Trustee is able to repatriate proceeds. If there are foreign proceedings across the multiple jurisdictions and the Trustee is unable to access cash and sale proceeds generated at foreign entities, recoveries to creditors will be negatively impacted.

The Debtors face various litigations Claims including Opioid-related Claims and Acthar-related Claims. Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars, and such Claims are alleged to be at several or all Debtors in many instances. At the time the Disclosure Statement was filed, the Litigation Claims (as defined below) and Opioid Claims remained unliquidated, contingent, or disputed, and the aggregate amounts of such Claims are unknown. The Debtors dispute these Claims but do not have enough information to estimate the amount of these Claims for purposes of this analysis, and therefore no value has been assigned to such Claims and no recovery is currently projected. Allowed unliquidated or contingent Claims could meaningfully reduce recoveries to other General Unsecured Creditors, including but not limited to, Class 5, Class 6, Class 7 and Class 11 Claims, at the respective Debtors where these Claims are asserted. Under chapter 7, the Litigation Claims and Opioid Claims, or any portion of such Claims, would need to be resolved through litigation and the Trustee would need to engage litigation counsel to defend and liquidate those Claims. This differs significantly from the Plan, which proposes to (i) establish an Opioid Trust to resolve and distribute recovery to the Opioid Claims through the Opioid Trust distribution procedures from certain assets provided by the Debtors, and (ii) resolve Litigation Claims through the distribution of recoveries out of the General Unsecured Claims Cash Pool. As such, litigation in a chapter 7 liquidation is likely to be meaningfully more costly and time-consuming than resolving all Opioid Claims through the Opioid Trust and Litigation Claims through the General Unsecured Claims Cash Pool that are established under the chapter 11 Plan of Reorganization. Litigation with respect to these Claims could extend beyond the contemplated wind-down period and could result in significant costs that would further dilute recoveries in a chapter 7 liquidation. All such litigation expenses would be paid in full ahead of any recovery to general unsecured creditors in a chapter 7 liquidation.

Upon conversion to a chapter 7 liquidation, the agreement in principle with the Centers for Medicaid & Medicare Services (“CMS”) and the Department of Justice (“DOJ”) is assumed to be withdrawn, and the Restructuring Support Agreement terminated.

4

Proceeds from potential preference, fraudulent conveyance, or other Causes of Action may be available for distribution to Holders of Administrative Claims, Priority Claims, and General Unsecured Claims. However, litigation with respect to these Causes of Action would likely be extremely contentious, involve numerous parties and issues, and likely extend for many years beyond the contemplated wind-down period. This would result in significant costs that would be paid in full ahead of any recovery to general unsecured creditors in a chapter 7 liquidation. Further, the Debtors believe that recoveries from such Causes of Action would be speculative in nature. Accordingly, the Liquidation Analysis does not reflect any proceeds from potential Causes of Action that might be asserted by any Debtor’s estate.

Upon conversion to chapter 7, a Trustee would be appointed to manage the Debtors’ affairs, conduct a sale of the Specialty Brands’ and Specialty Generics’ assets and wind-down the Debtors’ operations. Given the specialized nature of the Debtors’ business that operates in a highly regulated environment, the Trustee would continue to rely upon existing management as well as specialized professionals to conduct the sale of the assets. Current employees and professionals will also need to be retained to assist with the wind-down of the estate. The Debtors’ conduct their manufacturing and distribution of pharmaceuticals drugs not only in the U.S. but also have significant operations and assets in various foreign jurisdictions. The Liquidation Analysis, herein, assumes the liquidation process is administered under the U.S. Bankruptcy Court; however, foreign jurisdictions may require separate foreign proceedings which could delay the liquidation process and reduce potential recoveries to creditors.

In order to maximize value from the liquidation of assets, the Debtors assume the Trustee will continue ordinary course operations of manufacturing and distributing product for certain of the Debtors’ Specialty Brands products, as well as the APAP-API Specialty Generics business. The Trustee would cease the manufacturing and distribution related to all other generic products, including opioid manufacturing and distribution. The Trustee will rely on continuing arrangements with non-Debtor affiliates that manage certain manufacturing capabilities and administer key personnel, such as sales representatives in key foreign markets. Certain developmental products that are extensions of current commercialized products are assumed to be sold with the intangible assets. The values are included in the asset sale proceeds.

The Debtors assume the Trustee will look to sell the underlying operations of INOmax, Amitiza, and the Specialty Generics’ APAP active pharmaceutical ingredient operations. The sale of these business operations include the intellectual property or product know-how, inventory, and the owned manufacturing facilities used to manufacture these products (the “Liquidated Operations”). For the remaining branded products, a range of liquidation values have been estimated assuming distressed sales of the existing intellectual property (“IP”), licenses, and rights associated with certain of the Debtors’ developed branded products (“Liquidated Product IP”). The intellectual property related to these branded products are assumed to be sold in one or more asset sales under section 363 of the Bankruptcy Code. The Debtors assume the inventory for these branded products will be sold to the same buyer of the intellectual property in order to limit supply interruption as the product rights are transferred. Furthermore, the Debtors reviewed their product pipeline and included recoverable value for certain developmental products. Existing commercial arrangements are maintained as well as all regulatory authorizations, acknowledging the inherent challenges. If the commercial relationships are not maintained or regulatory authorizations are impeded, recoveries to creditors will be negatively impacted. The estimated net sales proceeds realized take into consideration, among other factors, the distressed nature of such a sales process, the likely negative press coverage and market reaction associated with conversion to chapter 7 liquidation, the difficulty of transferring marketing authorization or assigning contract manufacturing arrangements, and the Trustee’s limited ability to provide adequate representations, warranties, and indemnities to a buyer.

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Furthermore, the Debtors believe there are additional factors that could negatively impact proceeds realized and recoveries to creditors as set forth in the Liquidation Analysis, which include, but are not limited to (a) turnover of key personnel; (b) challenging economic conditions; (c) delays in the liquidation process; (d) withdrawal of marketing authorizations by regulatory bodies due to the chapter 7 proceedings; (e) termination of manufacturing contracts limiting the Debtors ability to maintain continuity of supply; (f) termination of distribution arrangements or loss of customers; (g) negative impact from the termination of agreement in principle with CMS & DOJ as well as a termination of the settlement agreement with certain opioid plaintiffs; (h) complications related to assets and business operations held in foreign jurisdictions; and (i) possible negative impacts from litigation related to Acthar and opioid products. These factors may limit the amount of the liquidation proceeds available to the Trustee to satisfy Allowed Claims under this hypothetical liquidation as well as delay the Trustee’s ability to distribute funds to the respective creditors in an orderly and timely manner.

For the avoidance of doubt and as stated above, the Liquidation Analysis does not include: (a) estimates for the tax consequences that may be triggered upon liquidation and sale of assets which could lower potential recoveries to creditors; (b) estimated proceeds from insurance or indemnity recoveries; (c) recoveries from any potential preference, fraudulent transfer, or other litigation or avoidance actions. Any third-party litigation or avoidance Claims would likely inure to the benefit of the Holders of the Debtors’ Guaranteed Unsecured Notes or to Holders of Opioid Claims, given the asserted amount and/or structural seniority of these Claims relative to other unsecured Claims.

PROCEEDS FROM LIQUIDATED OPERATIONS

1. Proceeds from Liquidated Operations include proceeds from the distressed sales of the Liquidated Operations. These sales include the applicable intellectual property, owned manufacturing facilities, machinery & equipment, and inventory. These individual assets are held by different entities and the estimated value realized is allocated to the respective Debtors or Non-Debtors. The sales proceeds are net of commission fees equal to 1.5% of the gross proceed value.

ASSET RECOVERIES

2. Cash & Cash Equivalents includes cash held in the Debtors’ domestic and foreign bank accounts, cash equivalents, and money market accounts. Cash held by non-Debtor affiliates is a source of recovery to the Debtors through satisfaction of any intercompany activity and Investment in Subsidiary after the non-Debtor affiliates wind-down and satisfy their respective obligations. The Debtors’ cash is estimated as of the Conversion Date which includes adequate protection cash payments with respect to the Debtors’ Secured indebtedness, in accordance with the Debtors’ Cash Collateral Order1. Estimated recovery of Cash & Cash Equivalents is 100%.

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3. Accounts Receivable, net of reserves includes all third-party trade accounts receivable, net of chargebacks, rebates, allowances and bad debt reserves. The liquidation of accounts receivable assumes that the Trustee will retain certain personnel from the Debtors and foreign Non-Debtors to oversee collection of outstanding trade accounts receivable. The estimated recoveries used in this Liquidation Analysis take into consideration the inevitable difficulty of collections during a liquidation process, and related concessions that might be required to facilitate the collection of certain receivables. The estimated recovery range for accounts receivable is 70% to 85% of net book value. Collections of trade receivables during a liquidation could be significantly compromised as customers attempt to set off outstanding amounts owed to the Debtors and Non-Debtors against alleged damage and breach of contract Claims, which could reduce recoveries.

4. Inventory includes raw materials, work-in-process, and finished goods inventory. The net book value of Finished Goods inventory is adjusted for transfer pricing. The inventory associated with the Liquidated Product IP is sold to the same buyer as the underlying intellectual property; otherwise, the inventory has limited recoverable value without the product intangibles and marketing authorizations. Inventory book values and proceeds realized from the Liquidated Operations, specifically INOmax, Amitiza, and APAP-API, are included in the Proceeds from Liquidated Operations. Recoveries are estimated for certain non-opioid related inventory held by Specialty Generics’ entities. However, inventory related to opioid products are assumed to have minimal to no recovery as the Trustee will cease selling opioid products upon a chapter 7 conversion. The estimated recoveries reflect the distressed nature of the respective asset sales and the expedited timeline to complete such a sale. The estimated blended recovery range for all inventory is 51% to 59% of net book value.

5. Prepaid Expenses consist of various expenses such as prepaid rent, prepaid maintenance and prepaid insurance. The Debtors estimate that there would be no recoverable value related to prepaid expenses since any prepayment would likely be depleted.

6. Other Current Assets includes VAT/sales tax receivables, insurance receivables, deposits, and other receivables. The estimated range of recovery for these assets is 20% to 40%. Restricted cash, also included, are controlled by third-parties for the benefit of surety bonds, letters of credit, and deposits. These funds may be difficult to recoup and recoverable value is estimated to be 0% to 30% of book value. CARES Tax Receivables include receivables from CARES Act related tax refunds based on the Debtors’ current estimates. Recoveries are estimated to range from 90% to 100%, net of reserves. These estimates are subject to change, and any refunds received are subject to IRS review both prior to and following receipt. The estimated blended recovery range for all Other Current Assets is 59% to 75%.

[1]	The Debtors reserve all rights as to whether any such adequate protection payments should be recharacterized as payments of principal in a liquidation scenario.

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7. Property, Plant, and Equipment, net includes the Debtors’ land, building & building improvements, manufacturing machinery & equipment, furniture & fixtures, leasehold improvements, and capitalized software. The owned manufacturing machinery & equipment, land, and buildings related to the Liquidated Operations are included in the Proceeds from Liquidated Operations. Recoveries from the sale of these PP&E assets are net of commission fees of 1.5%. Given the difficulty and cost of liquidating the remaining property, plant and equipment assets in a compressed timeframe, the Debtors assumed the following recoveries:

•

Estimated recoveries for certain real property, which includes land & building assets, are based on recent third-party appraisals or real estate tax assessment values. These values are discounted by 15% to 20%. For properties where external values were not readily available, recoveries are estimated to be 40% to 60% of net book value. Recoverable value is reduced for non-dischargeable environmental liabilities that may be asserted at any of the real property.

•

Estimated recoveries for machinery & equipment are 10% to 20% of net book value due to the considerable deinstallation costs required to remove these assets as well as the unique use of these assets in the pharmaceutical manufacturing process.

•	Estimated recoveries for furniture and office equipment, including vehicles, are 10% to 20% of net book value.

•	Capitalized software, communication equipment, and computers are assumed to have a recovery of 5% to 10% of net book value given the specific use of these assets.

•	No recoverable value is ascribed to leasehold improvements and construction in progress.

8. Intangible Assets include patents, licenses, capitalized development of products, and trademarks. The recovery value for the Intangible Assets is based upon the potential value of the intellectual property assets sold to a third-party buyer under a distressed liquidation sale. An estimated fair market value was determined for the intangible assets to be sold in the chapter 7 liquidation. The value of the Intangible Assets is based on a net present value of the projected cash flows for the individual products. In process research & development related to existing Specialty Brands products are included in the respective intangible value. Proceeds related to intellectual property sold as part of Liquidated Operations are separately included in Proceeds from Liquidated Operations. Any other applicable proceeds for other Intangibles are accounted for in Intangible Asset recoveries. Recoveries from the sale of Intangible Assets are net of commission fees of 1.5%.

This analysis considers many factors, including but not limited to, remaining patent exclusivity, net cash flow generating value, and transition costs and time. The underlying value of these assets in a liquidation are impacted by many factors, such as (a) the short time period of the sale process; (b) possible discounts buyers would require due to the limited due diligence period; (c) the risk of maintaining contractual relationships with contract manufacturers and/or customers; (d) the uncertainty around the ability to transfer marketing authorizations efficiently; and (e) negative publicity and any litigation risk. Recoveries are projected to be 28% to 33% of net book value in aggregate, a portion of which is reflected in Proceeds from Liquidated Operations.

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9. Other Non-Current Assets includes spare parts, non-current asbestos insurance receivables, long-term deposits, investments, long-term tax receivables, and other non-current assets. Long-term tax receivables relate to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act refund for the tax period ending September 2020. Blended recoveries for Other Non-Current Assets are estimated to be between 31% and 41%.

10. Intercompany Receivables include intercompany transactions both between Debtors and with non-Debtor affiliates. Intercompany transactions relate to trade activities from the sale and purchase of goods and services amongst entities, payment for management and corporate services, cash pooling arrangements and intercompany loans. Intercompany transactions are governed by distribution and supply agreements (primarily for cross-border activities), service agreements, cash management agreements, and intercompany loan documents. Transfer pricing used for product transfers and services comply with the Debtors’ debt document requirements. Any transfer pricing used is monitored and documented regularly. Recoveries on intercompany transactions are based on the obligor entity’s ability to satisfy its obligation, following the absolute priority rule, out of the net proceeds available to creditors. In the course of winding down foreign non-Debtors, to the extent intercompany receivables are subordinated, recoveries to the Debtors and their creditors could be reduced.

11. Investment in Subsidiary includes any value available for distribution to parent entities after satisfying all creditors at the respective legal entity. Any distribution to multiple parent entities is based on the equity percentage ownership.

12. Net Operating Cash Flow—Conversion Through Sale includes the net operating cash flows generated during the 90-day liquidation sales period. Upon conversion to chapter 7, the Trustee maintains ordinary course operations for 90 days in order to maximize potential recoveries to creditors. During the 90 days after the Conversion Date, the Debtors are estimated to generate positive free cash flow after assuming loss of sales and minimal vendor payment terms given the risks of continuing to do business with a company in a liquidation. Certain aspects of the current organizational structure is largely intact including the sales and marketing, supply chain, operations support, manufacturing & distribution, regulatory, and clinical service organizations. These functions are necessary to maintain continuity of supply and provide the necessary products and treatments to the Debtors’ customers and patients in order to preserve and maximize recoverable value.

CHAPTER 7 LIQUIDATION COSTS

The conversion of these chapter 11 cases to chapter 7 of the Bankruptcy Code will result in additional costs to the Debtors including compensation of the Trustee, as well as retained counsel and other professionals, to oversee the wind-down of the Debtors’ and Non-Debtors’ estates in both domestic and foreign jurisdictions. The chapter 7 costs include the following:

13. Chapter 7 Trustee Fees include fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Although section 326 of the Bankruptcy Code provides for statutory Trustee fees of 3.0% for liquidation proceeds in excess of $1,000,000, for purposes of this analysis, Chapter 7 Trustee Fees are assumed to be 1.5% of total liquidation proceeds, excluding recoveries related to cash on hand. Should the Trustee’s fees exceed 1.5%, the proceeds available for distribution to creditors would be reduced. Chapter 7 Trustee Fees are allocated to the Debtor entities based on their pro-rata share of Gross Proceeds Available for Distribution.

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14. Chapter 7 Trustee Professional Fees include the cost of financial advisors, attorneys, and other professionals retained by the Trustee in connection with the wind-down of the Debtors’ domestic and foreign operations. The fees represent tax, legal, accounting, claims reconciliation, regulatory and other related services to support the Trustee in this complex, expansive liquidation. The Debtors estimate the chapter 7 Trustee professionals will be retained over a 12-month period to not only manage the liquidation of the Debtors’ assets but also wind-down the corporate estates both in the U.S. and in foreign jurisdictions including Ireland, United Kingdom, Luxembourg, and Japan. The fees are estimated to cover the monetization of the various assets as well as an additional nine (9) months to wind-down the U.S. and foreign operations with fees scaling down during the period. The Debtors estimate chapter 7 Trustee Professional Fees are estimated to be approximately $30 million to $34 million, excluding commission and transaction fees incurred as part of liquidating the Debtors’ assets.

Absent a settlement with the Centers for Medicaid & Medicare Services, the Department of Justice and with the public and private opioid plaintiffs, litigation amongst the creditor constituents could take many years and lead to a significant cost to the estate. The Liquidation Analysis assumes litigation could take up to three years or longer. The Trustee will need to retain professionals to assist with litigation related to claims allowance, estimation, and allocation of recoveries, and to the extent such litigation implicates any of the Debtors’ secured lenders or noteholders, the estate may also be required to bear such parties’ legal expenses. Such litigation will likely delay the Trustee’s ability to distribute proceeds to creditors. The chapter 7 litigation professional fee costs are estimated to be approximately $125 million to $150 million. Litigation related fees could be materially higher and further reduce recoveries to creditors. Total chapter 7 Trustee Professional Fees are allocated to the Debtor entities based on their pro-rata share of Gross Proceeds Available for Distribution.

15. Wind-Down Expense includes retention costs and expenses associated with the wind-down of the Debtors’ remaining estates, including the Non-Debtors affiliates, after completing the sale of the Debtors’ assets. Costs include additional retention compensation necessary to preserve the sales organization, supply chain, manufacturing, regulatory, clinical services and other functions during the liquidation sales process. The Debtors’ assume all sales, marketing, clinical services, manufacturing, supply chain, and other operating costs will essentially cease upon the completion of the asset sales. However, given the complex nature of the Debtors’ business operations across various domestic and foreign jurisdictions, additional costs will be incurred to wind-down the corporate affairs including legal, tax, accounting, claims reconciliation, compliance and other necessary functions. The Trustee will retain a number of corporate employees to assist with facilitating the liquidation of the Debtors’ assets, providing historical knowledge and insight to the Trustee regarding the Debtors’ complex businesses and the chapter 11 cases, and concluding the administrative wind-down of the organization in the various foreign jurisdictions where the Debtors’ have domiciled entities.

The estimated wind-down costs are based on a reduction to the current monthly run-rate operating expenses by department with further reductions throughout the wind-down period to complete the necessary wind-down activities. Wind-down costs for the nine (9) month period after the initial asset sale period is estimated to be approximately $26 million to $29 million, excluding employee retention costs. In addition, incremental retention programs are initiated to retain necessary key employees with institutional knowledge to assist the Trustee in facilitating an efficient wind-down process.

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DISTRIBUTION OF PROCEEDS

The Liquidation Analysis assumes that net proceeds from the sale of the assets will be distributed following the absolute priority rule provided in section 1129(b)(2) and in accordance with section 726 of the Bankruptcy Code, and no distributions will be made to holders of equity interests until all creditors are satisfied in full. Certain real property assets are not part of the secured creditors’ collateral, and the estimated recoveries from these unencumbered assets have been segregated and made available to Administrative, Priority, and General Unsecured Claims.

SECURED CLAIMS

The recoveries related to Secured Claims can be found in the table below:

Summary of Recoveries to Secured Claims
($ in 000s)
	Estimated Allowed Claims		Estimated Recovery
	Lower	Higher	Lower		Higher
Secured Carve-Out Claims
Carve-Out Claims	$37,000	$34,000	$37,000	100%	$34,000	100%
Secured Debt Claims
First Lien Revolving Credit Facility Claims	$905,600	$905,600	$905,600	100%	$905,600	100%
First Lien Term Loan Claims	$1,792,320	$1,792,320	$1,792,320	100%	$1,792,320	100%
First Lien Notes Claims	$545,790	$545,790	$545,790	100%	$545,790	100%
Second Lien Notes Claims	$355,973	$355,973	$355,973	100%	$355,973	100%

	$3,599,684	$3,599,684	$3,599,684		$3,599,684

16. Carve-Out includes certain unpaid holdback and accrued professional fees and costs entitled to priority above Secured Claims as outlined in the Cash Collateral Order. The Cash Collateral Order provides for a “Carve Out” (as defined therein) that is senior to all liens and Claims (including any super-priority Administrative Claims) held by First Lien Creditors. For purposes of the Liquidation Analysis, the Debtors assumed that the “Carve Out Trigger Notice” (as defined in the Cash Collateral Order) is delivered on the Conversion Date, requiring the Debtors to fund a reserve from the Debtors’ cash on hand in the amount of the Carve Out. The Carve-Out costs are estimated to be approximately $34 million to $37 million. This total includes accrued but unpaid fees and expenses incurred by the chapter 11 retained professionals, in addition to fees payable to the U.S. Trustee. Carve Out Claims are assumed to be paid from encumbered asset proceeds; however, such payments can be made out of unencumbered asset proceeds which would reduce recoveries to unsecured creditors.

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17. Class 2 - First Lien Credit Agreement Secured Claims include estimated Claims of $906 million for the First Lien Revolving Credit Facility Claims and $1.8 billion for the 2024 and 2025 First Lien Term Loan Claims. Claim amounts include accrued interest during the post-conversion period at prepetition interest rates. The First Lien Revolving Credit Facility Claims and First Lien Term Loan Claims are allocated amongst the obligor entities pro-rata based on the respective obligor entities’ Net Estimated Proceeds Available for Distribution, excluding estimated value attributable to unencumbered assets2. Secured contribution claims are asserted by obligor entities deemed to pay more than their fair allocated share of the First Lien Revolving Credit Facility and First Lien Term Loan Claims, as specified in the Credit Agreement, against obligor entities that under-pay their share of the bank debt claims. First Lien Credit Agreement Secured Claim recoveries are shown net of any secured contribution claim receivables or amounts paid, as applicable.

18. Class 3 - First Lien Note Claims include estimated Claims of $546 million which includes accrued interest of $12 million for the post-conversion period and a make-whole premium3 of $38 million, as of the estimated transaction date in December 2021. The First Lien Note Claims are allocated pro-rata to the obligor entities based on entity count until the Claim is paid in full in accordance with New York law.

19. Class 4 - Second Lien Note Claims include estimated Claims of $356 million which includes accrued interest of $8 million for the post-conversion period and a make-whole premium3 of $25 million, as of the estimated transaction date in December 2021. The Second Lien Note Claims are allocated pro-rata to the obligor entities based on entity count until the Claim is paid in full in accordance with New York law.

20. Purchase-Money Lien reflects a secured third-priority purchase-money lien (which is expressly junior in priority to the liens securing the First Lien Credit Agreement Secured Claims, First Lien Note Claims, and Second Lien Note Claims) that is asserted on the inventory held by Mallinckrodt ARD LLC and ST Operations LLC along with the proceeds from the sale of the secured inventory.

ADMINISTRATIVE AND PRIORITY CLAIMS

21. Administrative and Priority Claims include Priority tax, Administrative postpetition, and super-priority intercompany Claims. Priority tax Claims and Administrative postpetition Claims are asserted at certain Debtors based on the Debtors’ books and records. The Debtors assume that there will be no employment-related (including “WARN Act” Claims) as of the Conversion Date. To the extent any such Claims arise, recoveries to General Unsecured Claims at certain Debtor entities would be reduced. Postpetition intercompany Claims between Debtor entities are granted super-priority Adminstrative Claim status.

[2]	Unencumbered assets include real property assets held by the respective legal entity.
[3]

It is assumed, solely for purposes of this Liquidation Analysis, that make-whole premiums would be payable on the First Lien Note Claims and the Second Lien Note Claims in connection with a chapter 7 liquidation (as opposed to the treatment set forth in the Debtors’ Plan). The Debtors, however, reserve all rights as to whether any such make-whole premiums are payable and, if payable, how any such make-whole premium should be calculated. Furthermore, the Debtors specifically do not believe that any such make-whole premiums would be payable in connection with the treatment of the First Lien Note Claims and the Second Lien Note Claims set forth in the Debtors’ Plan.

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GENERAL UNSECURED CLAIMS

General Unsecured Claims consist of all unsecured, non-priority Claims arising prior to the Petition Date. Estimates of such Claims are based on the Debtors’ books and records and a preliminary review of the proofs of Claim filed against the Debtors in these cases. The Liquidation Analysis includes known estimated contract rejection damage Claims. To the extent additional contract rejection damage Claims exist, the recovery to unsecured creditors at the respective Debtors where these Claims arise could be less.

Below are the various categories of Claims, described according to their Classes under the Plan, that would all be pari passu as General Unsecured Claims in chapter 7. The Liquidation Analysis reflects only liquidated Claims at the respective Debtors, as amounts associated with unliquidated claims, such as litigation Claims, are unknown. As previously described, the Debtors face various litigations Claims including Opioid- related Claims and Acthar-related Claims. Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars, and such Claims are alleged to be at several or all Debtors, in many instances. Allowed unliquidated or contingent Claims could meaningfully reduce recoveries to other General Unsecured Creditors, including but not limited to, Class 5, Class 6, Class 7 and Class 11 Claims, at the respective Debtors where these Claims are asserted.

22. Class 5 - Guaranteed Unsecured Note Claims include estimated Claims of $1.5 billion on the Conversion Date, including accrued interest through the Petition Date. The Guaranteed Unsecured Note Claims are obligations of 63 entities including the primary issuer, Mallinckrodt International Finance S.A. The Guaranteed Unsecured Note Claims are allocated and then reallocated pro-rata to the obligor entities based on obligor entity count until the Claim is paid in full or until no value is available for distribution to unsecured creditors at the respective obligor entities, in accordance with New York law. Aggregate recoveries are estimated to be 15% to 58%. Recoveries on these Claims could be diluted if unliquidated, contingent, or disputed claims become Allowed Claims at the respective obligor entities.

23. Class 6 - General Unsecured Claims include the following general unsecured claims:

a)

Other General Unsecured Claims include non-trade unsecured Claims, pension and retirement plan obligations, unsecured tax Claims, known estimated rejection damage Claims, and other miscelleanous unsecured Claims.

b)

Environmental & Asbestos Claims include reserves for estimated environmental liabilities at the Conversion Date. Certain environmental liabilities deemed to be non-dischargeable are assumed to reduce the recoverable value of the related land and building assets, as previously noted. This analysis does not account for potential administrative costs to liquidate these sites. Asbestos Claims include reserves for estimated asbestos liabilities at the Conversion Date.

c)

4.75% Unsecured Notes include estimated Claims of $136.8 million on the Conversion Date, including accrued interest through the Petition Date. The 4.75% Unsecured Notes are issued by Mallinckrodt International Finance S.A. and guaranteed from Mallinckrodt plc.

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d)

Legacy Ludlow Debentures include estimated Claims of $15.3 million on the Conversion Date, including accrued interest through the Petition Date. The Ludlow Debentures only have a Claim against its issuer, Ludlow LLC (f/k/a Ludlow Corporation).

e)

“Litigation Claims” are Claims derived from pending non-opioid related litigation against the Debtors and all similar Claims, including but not limited to, various Acthar payor lawsuits and the generics price fixing lawsuits. These Claims are unliquidated, contingent, or disputed and the aggregate amount of such Claims are undetermined.

24. Class 7 - Trade Claims include estimated prepetition trade Claims as of the Conversion Date.

25. Class 8 - Governmental Opioid Claims & Class 9 - Other Opioid Claims include governmental state and non-state Opioid Claims, private plaintiff Opioid Claims, and a Canadian lawsuit. These Claims are unliquidated and the amount of such Claims are undetermined.

26. Class 10 - Settled Federal/State Acthar Claims include the CMS and DOJ Claims as well as the EDPA Foundation and Boston Foundation Claims which are settled as part of the Acthar Settlement Agreement. The CMS judgement Claim of $640 million is reflected as a Claim in the Liquidation Analysis. Other Claims in this Class are unliquidated or contingent and amounts are undetermined.

27. Class 11 - Intercompany Claims include prepetition intercompany payables between Debtor and non-Debtor affiliates. Prepetition intercompany payables are deemed pari passu to all unsecured Claims, except for non-ordinary course intercompany payables due from an obligor entity to a non-obligor entity, which are deemed subordinate to other unsecured creditors of the obligor entity. Settlement of intercompany payables is based on the obligor entity’s ability to satisfy its obligation out of net proceeds available to satisfy unsecured Claims.

SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS

28. Class 12 - Intercompany Interests include any value available for distribution to parent entities after satisfying all creditors at the respective legal entity.

29. Class 13 - Subordinated Claims are Claims derived from pending non-opioid related litigation against the Debtors, including but not limited, to subordinated litigation Claims related to penalties from False Claims Act, punitive damages for Acthar trade lawsuits, and securities lawsuit claims. These Subordinated Claims are unliquidated, contingent, or disputed and the aggregate amount of such Claims are unknown. Subordinated Claims also include a subordinated prepetiton intercompany loan due to a non-obligor affiliate. No recoverable value is available for Subordinated Claims.

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30. Class 14 - Equity Interest includes any value available for distribution to the Equity Holders of Mallinckrodt plc. In the Liquidation Analysis, there is no recoverable value available to Equity Interest holders.

OTHER CONSIDERATIONS

Under chapter 7, the litigation Claims in Class 6 and the Governmental and Other Opioid Claims in Class 8 and Class 9, would be resolved through litigation, and the Trustee would need to engage litigation counsel to defend and litigate these Claims. Claim estimates for unliquidated, contingent, or disputed Claims are unknown at the time the Disclosure Statement was filed. The Debtors do not have sufficient information to properly estimate the amount of these Claims for purposes of this analysis, and therefore, no value has been assigned to Class 6, Class 8, and Class 9 Claims; and thus no recovery value is projected. However, if the unliquidated, contingent or disputed Claims were deemed Allowed Claims at the Debtor entities that are named defendents in the various lawsuits, the aggregate proceeds available to Unsecured Claims range from approximately $3 million to $56 million across the relevant Debtor entities. These proceeds would primarily be available to Specialty Generics’ entities, which would substantially benefit the Class 5 Guaranteed Unsecured Note Claims and Class 8 & Class 9 Opioid Claims, given the potential size of these Claims.

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Mallinckrodt PLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$2,530	100%	100%	$2,530	$2,530
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	7,149	—	—	—	—
Other Current Assets	6	150	17%	39%	26	58
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	9,666	10%	20%	967	1,933
Intercompany Receivables	10	422,820	0%	1%	154	4,756
Investment in Subsidiary	11	28,408,201	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$28,850,515	0%	0%	$3,676	$9,277

Gross Proceeds Available for Distribution					$3,676	$9,277
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$43	$114
Chapter 7 Trustee Professional Fees	14				156	294
Winddown Expense	15				1,934	1,784

Total Chapter 7 Liquidation Costs					$2,133	$2,192

Net Proceeds Available for Distribution					$1,543	$7,085

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$1,543	$7,085
CARVE OUT:
US Trustee Fees		$1		$3		100%	100%	$1	$3
Chapter 11 Professionals		14		49		100%	100%	14	49

Total Carve Out Fees	16	$14		$52		100%	100%	$14	$52

Net Proceeds After Carve Out Claims								$1,529	$7,033
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$1,529	$7,033
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$1,006	$3,727
First Lien Notes	18	545,790		545,790		0%	1%	523	3,306
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$1,529	$7,033

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$71		$71		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$71		$71		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	148,234	(a)	148,234	(a)	—	—	—	—
Class 7 - Trade Claims	24	12,130		12,130		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	4,160		4,160		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,708,334		$1,708,334		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

1

Mallinckrodt International Finance SA

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$117,057	100%	100%	$117,057	$117,057
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	65	—	—	—	—
Other Current Assets	6	20,210	0%	30%	0	6,063
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	17,894,039	0%	0%	560	646
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$18,031,371	1%	1%	$117,617	$123,766

Gross Proceeds Available for Distribution					$117,617	$123,766
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$1,410	$1,535
Chapter 7 Trustee Professional Fees	14				5,104	3,958
Winddown Expense	15				8,802	7,838

Total Chapter 7 Liquidation Costs					$15,315	$13,331

Net Proceeds Available for Distribution					$102,301	$110,435

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$102,301	$110,435
CARVE OUT:
US Trustee Fees		$52		$48		100%	100%	$52	$48
Chapter 11 Professionals		902		763		100%	100%	902	763

Total Carve Out Fees	16	$954		$810		100%	100%	$954	$810

Net Proceeds After Carve Out Claims								$101,347	$109,624
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$101,347	$109,624
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		2%	2%	$66,662	$58,097
First Lien Notes	18	545,790		545,790		6%	7%	34,686	39,160
Second Lien Notes	19	355,973		355,973		—	3%	—	12,367
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		3%	3%	$101,347	$109,624

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$47,493		$47,493		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$47,493		$47,493		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$61		$61		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		50		50		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$111		$111		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	144,154	(a)	144,154	(a)	—	—	—	—
Class 7 - Trade Claims	24	14		14		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	1,897,856		1,897,856		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$3,585,833		$3,585,833		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a) Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b) Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

2

ST US Pool LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$186,669	100%	100%	$186,669	$186,669
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	218,829	0%	0%	92	132
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$405,498	46%	46%	$186,761	$186,801

Gross Proceeds Available for Distribution					$186,761	$186,801
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$2,233	$2,310
Chapter 7 Trustee Professional Fees	14				8,085	5,955
Winddown Expense	15				23,055	20,541

Total Chapter 7 Liquidation Costs					$33,373	$28,806

Net Proceeds Available for Distribution					$153,387	$157,994

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$153,387	$157,994
CARVE OUT:
US Trustee Fees		$77		$68		100%	100%	$77	$68
Chapter 11 Professionals		1,353		1,091		100%	100%	1,353	1,091

Total Carve Out Fees	16	$1,430		$1,159		100%	100%	$1,430	$1,159

Net Proceeds After Carve Out Claims								$151,957	$156,835
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$151,957	$156,835
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		4%	3%	$99,950	$83,117
First Lien Notes	18	545,790		545,790		9%	7%	47,103	39,160
Second Lien Notes	19	355,973		355,973		1%	10%	4,903	34,558
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		4%	4%	$151,957	$156,835

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$192,923		$192,923		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$192,923		$192,923		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	296,696		296,696		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,840,506		$1,840,506		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

3

Mallinckrodt Group Sarl

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$67,180	100%	100%	$67,180	$67,180
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	19,101	0%	30%	16	5,738
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	37,276	55%	58%	20,607	21,497
Investment in Subsidiary	11	256,023	1%	2%	2,042	6,251
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$379,580	24%	27%	$89,844	$100,666

Gross Proceeds Available for Distribution					$89,844	$100,666
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$1,031	$1,174
Chapter 7 Trustee Professional Fees	14				3,734	3,028
Winddown Expense	15				402	363

Total Chapter 7 Liquidation Costs					$5,168	$4,565

Net Proceeds Available for Distribution					$84,676	$96,101

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$84,676	$96,101
CARVE OUT:
US Trustee Fees		$41		$39		100%	100%	$41	$39
Chapter 11 Professionals		711		620		100%	100%	711	620

Total Carve Out Fees	16	$752		$659		100%	100%	$752	$659

Net Proceeds After Carve Out Claims								$83,925	$95,442
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$83,925	$95,442
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$—		$—		—	—	$—	$—
First Lien Notes	18	—		—		—	—	—	—
Second Lien Notes	19	—		—		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$—		$—		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$83,925	$95,442
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$83,925	$95,442
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$83,925	$95,442
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$1		$1		100%	100%	$1	$1
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		675		675		100%	100%	675	675

Total Administrative & Priority Claims and Distributions	21	$677		$677		100%	100%	$677	$677

Net Proceeds Available For Distribution to General Unsecured Claims								$83,248	$94,766

UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$—		$—		—	—	$—	$—
Class 6 - General Unsecured Claims	23	1,651	(a)	1,651	(a)	78%	89%	1,286	1,464
Class 7 - Trade Claims	24	6		6		78%	89%	5	5
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	105,206		105,206		78%	89%	81,958	93,297

Total Distribution to Unsecured Classes of Claims		$106,863		$106,863		78%	89%	$83,248	$94,766

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS (b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

4

Mallinckrodt ARD LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$47,745	100%	100%	$47,745	$47,745
Accounts Receivable, net	3	62,582	70%	85%	43,807	53,195
Inventory	4	148,844	70%	80%	104,190	119,075
Prepaid Expenses	5	4,227	—	—	—	—
Other Current Assets	6	94	20%	40%	19	38
Plant, Property & Equipment, net	7	922	4%	9%	40	80
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	347	10%	20%	35	69
Intercompany Receivables	10	159,913	0%	0%	50	50
Investment in Subsidiary	11	326,766	0%	0%	67	67
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	55,970	62,189

Total Assets and Gross Recovery		$751,440	34%	38%	$251,923	$282,507

Gross Proceeds Available for Distribution					$251,923	$282,507
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$2,249	$2,570
Chapter 7 Trustee Professional Fees	14				8,144	6,627
Winddown Expense	15				15,765	14,136

Total Chapter 7 Liquidation Costs					$26,159	$23,333

Net Proceeds Available for Distribution					$225,764	$259,174

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$225,764	$259,174
CARVE OUT:
US Trustee Fees		$108		$104		100%	100%	$108	$104
Chapter 11 Professionals		1,895		1,672		100%	100%	1,895	1,672

Total Carve Out Fees	16	$2,004		$1,776		100%	100%	$2,004	$1,776

Net Proceeds After Carve Out Claims								$223,761	$257,398
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$223,761	$257,398
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		8%	10%	$223,761	$257,398
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	169,691		169,691		—	—	—	—

Total Secured Claims and Distributions		$3,769,375		$3,769,375		6%	7%	$223,761	$257,398

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$40,000		$40,000		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$40,000		$40,000		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$7,925		$7,925		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		1,624		1,624		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$9,549		$9,549		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	51,482	(a)	51,482	(a)	—	—	—	—
Class 7 - Trade Claims	24	8,705		8,705		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	640,000	(a)	640,000	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	46,052		46,052		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$2,290,049		$2,290,049		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

5

ST Operations LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$1	100%	100%	$1	$1
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	230,166	70%	80%	161,116	184,133
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	169,691	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$399,859	40%	46%	$161,117	$184,134

Gross Proceeds Available for Distribution					$161,117	$184,134
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$1,937	$2,292
Chapter 7 Trustee Professional Fees	14				7,013	5,910
Winddown Expense	15				1,715	1,552

Total Chapter 7 Liquidation Costs					$10,665	$9,755

Net Proceeds Available for Distribution					$150,452	$174,380

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$150,452	$174,380
CARVE OUT:
US Trustee Fees		$76		$75		100%	100%	$76	$75
Chapter 11 Professionals		1,327		1,204		100%	100%	1,327	1,204

Total Carve Out Fees	16	$1,403		$1,280		100%	100%	$1,403	$1,280

Net Proceeds After Carve Out Claims								$149,049	$173,100
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$149,049	$173,100
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		4%	3%	$98,038	$91,737
First Lien Notes	18	545,790		545,790		9%	7%	47,103	39,160
Second Lien Notes	19	355,973		355,973		1%	11%	3,908	40,828
Purchase-Money Lien	20	291,347		291,347		—	0%	—	1,375

Total Secured Claims and Distributions		$3,891,031		$3,891,031		4%	4%	$149,049	$173,100

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

6

Mallinckrodt Pharmaceuticals Ireland Limited

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$7,391	5%	5%	$353	$397
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$362,354	100%	100%	$362,354	$362,354
Accounts Receivable, net	3	0	70%	85%	0	0
Inventory	4	35,183	72%	82%	25,345	28,843
Prepaid Expenses	5	341	—	—	—	—
Other Current Assets	6	5,241	13%	36%	679	1,912
Plant, Property & Equipment, net	7	129,960	25%	33%	32,762	42,544
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	626	10%	20%	63	125
Intercompany Receivables	10	722,583	4%	5%	30,615	32,938
Investment in Subsidiary	11	631	1796%	2404%	11,337	15,175
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	209	232

Total Assets and Gross Recovery		$1,256,919	37%	39%	$463,363	$484,123

Gross Proceeds Available for Distribution					$463,716	$484,520
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$5,538	$5,975
Chapter 7 Trustee Professional Fees	14				20,051	15,406
Winddown Expense	15				12,725	11,168

Total Chapter 7 Liquidation Costs					$38,314	$32,549

Net Proceeds Available for Distribution					$425,402	$451,971

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$425,402	$451,971
CARVE OUT:
US Trustee Fees		$213		$193		100%	100%	$213	$193
Chapter 11 Professionals		3,730		3,095		100%	100%	3,730	3,095

Total Carve Out Fees	16	$3,944		$3,288		100%	100%	$3,944	$3,288

Net Proceeds After Carve Out Claims								$421,459	$448,683
Less: Value from Unencumbered Assets								(24,511)	(26,043)

Net Proceeds Available for Secured Claims								$396,948	$422,640
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		10%	8%	$262,613	$226,349
First Lien Notes	18	545,790		545,790		9%	7%	47,103	39,160
Second Lien Notes	19	355,973		355,973		25%	11%	87,231	40,828
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		11%	9%	$396,948	$306,337

Proceeds Available After Satisfying Secured Claims								$—	$116,303
Add: Value from Unencumbered Assets								24,511	26,043

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$24,511	$142,346
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$5,000		$5,000		100%	100%	$5,000	$5,000

Total Superpriority Administrative Claims and Distributions		$5,000		$5,000		100%	100%	$5,000	$5,000

Net Proceeds Available For Distribution to Administrative & Priority Claims								$19,511	$137,346
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$11,495		$11,495		82%	100%	$9,426	$11,495
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		12,298		12,298		82%	100%	10,085	12,298

Total Administrative & Priority Claims and Distributions	21	$23,794		$23,794		82%	100%	$19,511	$23,794

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$113,552
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	7%	$—	$101,381
Class 6 - General Unsecured Claims	23	64,959	(a)	64,959	(a)	—	7%	—	4,266
Class 7 - Trade Claims	24	7,863		7,863		—	7%	—	516
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	112,523		112,523		—	7%	—	7,389

Total Distribution to Unsecured Classes of Claims		$1,729,154		$1,729,154		—	7%	$—	$113,552

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

7

ST Shared Services LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	1,670	70%	85%	1,169	1,420
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	31,385	—	—	—	—
Other Current Assets	6	1,174	20%	40%	232	468
Plant, Property & Equipment, net	7	67,761	7%	13%	4,590	9,113
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	750	10%	20%	75	150
Intercompany Receivables	10	207,099	0%	0%	12	157
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$309,839	2%	4%	$6,078	$11,308

Gross Proceeds Available for Distribution					$6,078	$11,308
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$73	$141
Chapter 7 Trustee Professional Fees	14				264	363
Winddown Expense	15				65	95

Total Chapter 7 Liquidation Costs					$402	$598

Net Proceeds Available for Distribution					$5,676	$10,710

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$5,676	$10,710
CARVE OUT:
US Trustee Fees		$3		$5		100%	100%	$3	$5
Chapter 11 Professionals		50		74		100%	100%	50	74

Total Carve Out Fees	16	$53		$78		100%	100%	$53	$78

Net Proceeds After Carve Out Claims								$5,623	$10,631
Less: Value from Unencumbered Assets								(132)	(198)

Net Proceeds Available for Secured Claims								$5,491	$10,433
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$3,612	$5,530
First Lien Notes	18	545,790		545,790		0%	1%	1,878	4,903
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$5,491	$10,433

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								132	198

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$132	$198
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$132	$198
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$11,020		$11,020		1%	1%	$101	$151
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		3,466		3,466		1%	1%	32	47

Total Administrative & Priority Claims and Distributions	21	$14,486		$14,486		1%	1%	$132	$198

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	1,383(a)		1,383(a)		—	—	—	—
Class 7 - Trade Claims	24	8,560		8,560		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	— (a)		— (a)		—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	— (a)		— (a)		—	—	—	—
Class 11 - Intercompany Claims	27	103,698		103,698		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,657,451		$1,657,451		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors. (b) Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

8

Mallinckrodt ARD IP Unlimited Company

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		$Estimated Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$59	100%	100%	$59	$59
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	0	20%	40%	0	0
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	3,453,736	13%	15%	432,649	519,488
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$3,453,795	13%	15%	$432,708	$519,547

Gross Proceeds Available for Distribution					$432,708	$519,547
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$5,202	$6,468
Chapter 7 Trustee Professional Fees	14				18,835	16,676
Winddown Expense	15				4,607	4,380

Total Chapter 7 Liquidation Costs					$28,644	$27,523

Net Proceeds Available for Distribution					$404,064	$492,024

	Note Ref	Estimated Allowed Claims		Estimated % Recovery		Estimated $ Recovery
		Lower	Higher	Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution						$404,064	$492,024
CARVE OUT:
US Trustee Fees		$204	$212	100%	100%	$204	$212
Chapter 11 Professionals		3,564	3,398	100%	100%	3,564	3,398

Total Carve Out Fees	16	$3,768	$3,611	100%	100%	$3,768	$3,611

Net Proceeds After Carve Out Claims						$400,296	$488,413
Less: Value from Unencumbered Assets						—	—

Net Proceeds Available for Secured Claims						$400,296	$488,413
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920	$2,697,920	10%	10%	$263,296	$258,842
First Lien Notes	18	545,790	545,790	9%	7%	47,103	39,160
Second Lien Notes	19	355,973	355,973	25%	11%	89,896	40,828
Purchase-Money Lien	20	—	—	—	—	—	—

Total Secured Claims and Distributions		$3,599,684	$3,599,684	11%	9%	$400,296	$338,830

Proceeds Available After Satisfying Secured Claims						$—	$149,583
Add: Value from Unencumbered Assets						—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims						$—	$149,583
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—	$—	—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—	$—	—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims						$—	$149,583
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—	$—	—	—	$—	$—
Postpetition Intercompany Payables		—	—	—	—	—	—
Priority Tax Claims		—	—	—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—	$—	—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims						$—	$149,583
UNSECURED CLASSES OF CLAIMS(b):

Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810	$1,543,810	—	10%	$—	$149,583
Class 6 - General Unsecured Claims	23	— (a)	— (a)	—	—	—	—
Class 7 - Trade Claims	24	—	—	—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	— (a)	— (a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	— (a)	— (a)	—	—	—	—
Class 11 - Intercompany Claims	27	—	—	—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810	$1,543,810	—	10%	$—	$149,583

Net Proceeds Available For Distribution to Subordinated & Equity Claims						$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS (b):
Class 12 - Intercompany Interests	28	$—	$—	—	—	$—	$—
Class 13 - Subordinated Claims	29	— (a)	— (a)	—	—	—	—
Class 14 - Equity Interests	30	—	—	—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—	$—	—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors. (b) Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

9

Mallinckrodt Hospital Products IP Unlimited Company

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$1,179,226	49%	57%	$576,532	$668,176
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$59	100%	100%	$59	$59
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	0	20%	40%	0	0
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	841,500	62%	72%	518,515	606,515
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$841,559	62%	72%	$518,574	$606,574

Gross Proceeds Available for Distribution					$1,095,106	$1,274,751
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$13,165	$15,869
Chapter 7 Trustee Professional Fees	14				47,669	40,915
Winddown Expense	15				11,658	10,746

Total Chapter 7 Liquidation Costs					$72,492	$67,530

Net Proceeds Available for Distribution					$1,022,614	$1,207,220

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$1,022,614	$1,207,220
CARVE OUT:
US Trustee Fees		$515		$521		100%	100%	$515	$521
Chapter 11 Professionals		9,020		8,338		100%	100%	9,020	8,338

Total Carve Out Fees	16	$9,536		$8,859		100%	100%	$9,536	$8,859

Net Proceeds After Carve Out Claims								$1,013,078	$1,198,361
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$1,013,078	$1,198,361
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		25%	24%	$666,356	$635,089
First Lien Notes	18	545,790		545,790		9%	7%	47,103	39,160
Second Lien Notes	19	355,973		355,973		31%	11%	108,753	40,828
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		23%	20%	$822,213	$715,077

Proceeds Available After Satisfying Secured Claims								$190,865	$483,284
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$190,865	$483,284
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$190,865	$483,284
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$190,865	$483,284
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		12%	31%	$190,865	$483,283
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	5		5		12%	31%	1	1
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,814		$1,543,814		12%	31%	$190,865	$483,284

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

10

SpecGx LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$28,435	100%	100%	$28,435	$28,435
Accounts Receivable, net	3	247,896	70%	85%	173,528	210,712
Inventory	4	220,365	9%	12%	19,722	27,329
Prepaid Expenses	5	14,781	—	—	—	—
Other Current Assets	6	11,005	0%	30%	25	3,314
Plant, Property & Equipment, net	7	350,593	14%	20%	48,427	71,342
Intangible Assets	8	79,303	—	—	—	—
Other Non-Current Assets	9	10,989	10%	20%	1,099	2,198
Intercompany Receivables	10	120,714	25%	26%	29,960	31,465
Investment in Subsidiary	11	140,851	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$1,224,934	25%	31%	$301,196	$374,794

Gross Proceeds Available for Distribution					$301,196	$374,794
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$3,480	$4,435
Chapter 7 Trustee Professional Fees	14				12,599	11,434
Winddown Expense	15				15,774	14,319

Total Chapter 7 Liquidation Costs					$31,853	$30,188

Net Proceeds Available for Distribution					$269,343	$344,607

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$269,343	$344,607
CARVE OUT:
US Trustee Fees		$130		$141		100%	100%	$130	$141
Chapter 11 Professionals		2,278		2,257		100%	100%	2,278	2,257

Total Carve Out Fees	16	$2,408		$2,398		100%	100%	$2,408	$2,398

Net Proceeds After Carve Out Claims								$266,935	$342,209
Less: Value from Unencumbered Assets								(27,659)	(29,804)

Net Proceeds Available for Secured Claims								$239,276	$312,404
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		6%	7%	$167,789	$182,564
First Lien Notes	18	545,790		545,790		9%	7%	47,103	39,160
Second Lien Notes	19	355,973		355,973		7%	11%	24,384	40,828
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		7%	7%	$239,276	$262,552

Proceeds Available After Satisfying Secured Claims								$—	$49,852
Add: Value from Unencumbered Assets								27,659	29,804

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$27,659	$79,656
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$6,000		$6,000		100%	100%	$6,000	$6,000

Total Superpriority Administrative Claims and Distributions		$6,000		$6,000		100%	100%	$6,000	$6,000

Net Proceeds Available For Distribution to Administrative & Priority Claims								$21,659	$73,656
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$16,637		$16,637		100%	100%	$16,637	$16,637
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		2,712		2,712		100%	100%	2,712	2,712

Total Administrative & Priority Claims and Distributions	21	$19,350		$19,350		100%	100%	$19,350	$19,350

Net Proceeds Available For Distribution to General Unsecured Claims								$2,309	$54,307
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		0%	3%	$1,989	$46,784
Class 6 - General Unsecured Claims	23	1,297	(a)	1,297	(a)	0%	3%	2	39
Class 7 - Trade Claims	24	8,606		8,606		0%	3%	11	261
Class 8 & Class 9—Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	238,353		238,353		0%	3%	307	7,223

Total Distribution to Unsecured Classes of Claims		$1,792,065		$1,792,065		0%	3%	$2,309	$54,307

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

11

Mallinckrodt LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	8,478	—	—	—	—
Other Current Assets	6	2,283	12%	36%	265	818
Plant, Property & Equipment, net	7	35,875	34%	38%	12,021	13,548
Intangible Assets	8	35,014	—	—	—	—
Other Non-Current Assets	9	78,258	80%	90%	62,437	70,263
Intercompany Receivables	10	334,490	—	—	—	—
Investment in Subsidiary	11	744,351	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$1,238,748	6%	7%	$74,723	$84,629

Gross Proceeds Available for Distribution					$74,723	$84,629
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$858	$987
Chapter 7 Trustee Professional Fees	14				3,106	2,545
Winddown Expense	15				1,860	1,539

Total Chapter 7 Liquidation Costs					$5,823	$5,071

Net Proceeds Available for Distribution					$68,900	$79,557

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$68,900	$79,557
CARVE OUT:
US Trustee Fees		$33		$32		100%	100%	$33	$32
Chapter 11 Professionals		578		513		100%	100%	578	513

Total Carve Out Fees	16	$612		$545		100%	100%	$612	$545

Net Proceeds After Carve Out Claims								$68,289	$79,012
Less: Value from Unencumbered Assets								(11,370)	(12,246)

Net Proceeds Available for Secured Claims								$56,919	$66,766
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		2%	2%	$56,919	$66,766
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		2%	2%	$56,919	$66,766

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								11,370	12,246

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$11,370	$12,246
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$14,000		$14,000		81%	87%	$11,370	$12,246

Total Superpriority Administrative Claims and Distributions		$14,000		$14,000		81%	87%	$11,370	$12,246

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$1,366		$1,366		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$1,366		$1,366		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	72,248	(a)	72,248	(a)	—	—	—	—
Class 7 - Trade Claims	24	7,575		7,575		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	60,686		60,686		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,684,319		$1,684,319		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

12

Mallinckrodt APAP LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$159,403	160%	194%	$255,414	$309,105
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	26,039	70%	85%	18,227	22,133
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	301	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	3,561	10%	20%	356	712
Intercompany Receivables	10	214,733	5%	6%	10,030	12,476
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	7,633	8,481

Total Assets and Gross Recovery		$244,634	15%	18%	$36,247	$43,802

Gross Proceeds Available for Distribution					$291,661	$352,907
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$3,377	$4,228
Chapter 7 Trustee Professional Fees	14				12,227	10,901
Winddown Expense	15				17,172	15,455

Total Chapter 7 Liquidation Costs					$32,776	$30,583

Net Proceeds Available for Distribution					$258,885	$322,324

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$258,885	$322,324
CARVE OUT:
US Trustee Fees		$129		$137		100%	100%	$129	$137
Chapter 11 Professionals		2,259		2,195		100%	100%	2,259	2,195

Total Carve Out Fees	16	$2,388		$2,332		100%	100%	$2,388	$2,332

Net Proceeds After Carve Out Claims								$256,497	$319,992
Less: Value from Unencumbered Assets								(25,318)	(29,561)

Net Proceeds Available for Secured Claims								$231,180	$290,431
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		6%	6%	$153,875	$156,775
First Lien Notes	18	545,790		545,790		9%	7%	47,103	39,160
Second Lien Notes	19	355,973		355,973		8%	11%	30,202	40,828
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		6%	7%	$231,180	$236,763

Proceeds Available After Satisfying Secured Claims								$—	$53,667
Add: Value from Unencumbered Assets								25,318	29,561

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$25,318	$83,228
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$25,318	$83,228
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$25,318	$83,228
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		2%	5%	$25,238	$82,967
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	4,867		4,867		2%	5%	80	262
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,548,677		$1,548,677		2%	5%	$25,318	$83,229

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

13

Mallinckrodt Enterprises LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	250	20%	40%	50	100
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	3,396,144	0%	0%	6,092	8,154
Investment in Subsidiary	11	2,237,341	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$5,633,735	0%	0%	$6,142	$8,254

Gross Proceeds Available for Distribution					$6,142	$8,254
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$70	$96
Chapter 7 Trustee Professional Fees	14				255	248
Winddown Expense	15				153	150

Total Chapter 7 Liquidation Costs					$479	$495

Net Proceeds Available for Distribution					$5,663	$7,759

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$5,663	$7,759
CARVE OUT:
US Trustee Fees		$3		$3		100%	100%	$3	$3
Chapter 11 Professionals		48		50		100%	100%	48	50

Total Carve Out Fees	16	$50		$53		100%	100%	$50	$53

Net Proceeds After Carve Out Claims								$5,613	$7,706
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$5,613	$7,706
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$5,613	$7,706
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$5,613	$7,706

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—

ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	570	(a)	570	(a)	—	—	—	—
Class 7 - Trade Claims	24	880		880		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	2,710		2,710		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,547,970		$1,547,970		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

14

Mallinckrodt Lux IP S.a.r.l.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$8	100%	100%	$8	$8
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	43	20%	40%	9	17
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	21,816	—	7%	—	1,433
Investment in Subsidiary	11	2,600	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$24,468	0%	6%	$17	$1,458

Gross Proceeds Available for Distribution					$17	$1,458
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$0	$18
Chapter 7 Trustee Professional Fees	14				1	47
Winddown Expense	15				0	12

Total Chapter 7 Liquidation Costs					$1	$77

Net Proceeds Available for Distribution					$16	$1,381

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$16	$1,381
CARVE OUT:
US Trustee Fees		$0		$1		100%	100%	$0	$1

Chapter 11 Professionals		0		10		100%	100%	0	10

Total Carve Out Fees	16	$0		$10		100%	100%	$0	$10
Net Proceeds After Carve Out Claims								$16	$1,371
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$16	$1,371
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$10	$727
First Lien Notes	18	545,790		545,790		0%	0%	5	644
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$16	$1,371

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$107		$107		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		437		437		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$544		$544		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5—Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6—General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7—Trade Claims	24	1		1		—	—	—	—
Class 8 & Class 9—Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10—Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11—Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,811		$1,543,811		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12—Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13—Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14—Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

15

Mallinckrodt Canada ULC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$2,467	100%	100%	$2,467	$2,467
Accounts Receivable, net	3	694	70%	85%	486	590
Inventory	4	3,865	24%	32%	928	1,237
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	780	6%	33%	50	259
Plant, Property & Equipment, net	7	0	10%	20%	0	0
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	8	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$7,814	50%	58%	$3,930	$4,552

Gross Proceeds Available for Distribution					$3,930	$4,552
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$45	$53
Chapter 7 Trustee Professional Fees	14				163	137
Winddown Expense	15				48	44

Total Chapter 7 Liquidation Costs					$257	$234

Net Proceeds Available for Distribution					$3,673	$4,318

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$3,673	$4,318
CARVE OUT:
US Trustee Fees		$2		$2		100%	100%	$2	$2
Chapter 11 Professionals		31		28		100%	100%	31	28

Total Carve Out Fees	16	$33		$30		100%	100%	$33	$30

Net Proceeds After Carve Out Claims								$3,641	$4,289
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$3,641	$4,289
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$—		$—		—	—	$—	$—
First Lien Notes	18	—		—		—	—	—	—
Second Lien Notes	19	—		—		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$—		$—		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$3,641	$4,289
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$3,641	$4,289
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$2,500		$2,500		100%	100%	$2,500	$2,500

Total Superpriority Administrative Claims and Distributions		$2,500		$2,500		100%	100%	$2,500	$2,500

Net Proceeds Available For Distribution to Administrative & Priority Claims								$1,141	$1,789

ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$2		$2		100%	100%	$2	$2
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$2		$2		100%	100%	$2	$2

Net Proceeds Available For Distribution to General Unsecured Claims								$1,138	$1,786

UNSECURED CLASSES OF CLAIMS(b):
Class 5—Guaranteed Unsecured Notes Claims	22	$—		$—		—	—	$—	$—
Class 6—General Unsecured Claims	23	–	(a)	–	(a)	—	—	—	—
Class 7—Trade Claims	24	117		117		28%	43%	32	51
Class 8 & Class 9—Opioid Claims	25	–	(a)	–	(a)	—	—	—	—
Class 10—Settled Federal/State Acthar Claims	26	–	(a)	–	(a)	—	—	—	—
Class 11—Intercompany Claims	27	4,014		4,014		28%	43%	1,106	1,736

Total Distribution to Unsecured Classes of Claims		$4,131		$4,131		28%	43%	$1,138	$1,786

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12—Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13—Subordinated Claims	29	–	(a)	–	(a)	—	—	—	—
Class 14—Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

16

Sucampo Pharma Americas, LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$431,375	22%	25%	$93,392	$106,049
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$13,538	100%	100%	$13,538	$13,538
Accounts Receivable, net	3	12,612	70%	85%	8,829	10,721
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	159	—	—	—	—
Other Current Assets	6	19,009	20%	40%	3,802	7,604
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	332	10%	20%	33	66
Intercompany Receivables	10	323,439	—	—	—	—
Investment in Subsidiary	11	61,587	105%	132%	64,365	81,077
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	15,803	17,559

Total Assets and Gross Recovery		$430,676	25%	30%	$106,370	$130,565

Gross Proceeds Available for Distribution					$199,761	$236,614
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$2,112	$2,560
Chapter 7 Trustee Professional Fees	14				7,648	6,602
Winddown Expense	15				3,911	3,571

Total Chapter 7 Liquidation Costs					$13,671	$12,733

Net Proceeds Available for Distribution					$186,090	$223,881

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$186,090	$223,881
CARVE OUT:
US Trustee Fees		$89		$90		100%	100%	$89	$90
Chapter 11 Professionals		1,563		1,447		100%	100%	1,563	1,447

Total Carve Out Fees	16	$1,652		$1,537		100%	100%	$1,652	$1,537

Net Proceeds After Carve Out Claims								$184,438	$222,344
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$184,438	$222,344
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		5%	5%	$130,639	$133,213
First Lien Notes	18	545,790		545,790		9%	7%	47,103	39,160
Second Lien Notes	19	355,973		355,973		2%	11%	6,696	40,828
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		5%	6%	$184,438	$213,201

Proceeds Available After Satisfying Secured Claims								$—	$9,143
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$9,143
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$9,143
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		15,000		15,000		—	38%	—	5,648
Priority Tax Claims		9,282		9,282		—	38%	—	3,495

Total Administrative & Priority Claims and Distributions	21	$24,282		$24,282		—	38%	$—	$9,143

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5—Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6—General Unsecured Claims	23	–	(a)	–	(a)	—	—	—	—
Class 7—Trade Claims	24	11		11		—	—	—	—
Class 8 & Class 9—Opioid Claims	25	–	(a)	–	(a)	—	—	—	—
Class 10—Settled Federal/State Acthar Claims	26	–	(a)	–	(a)	—	—	—	—
Class 11—Intercompany Claims	27	134,796		134,796		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,678,617		$1,678,617		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12—Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13—Subordinated Claims	29	–	(a)	–	(a)	—	—	—	—
Class 14—Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

17

Sucampo Pharmaceuticals, Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	1,029	90%	100%	926	1,029
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	299,145	—	—	—	—
Investment in Subsidiary	11	294,434	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$594,607	0%	0%	$926	$1,029

Gross Proceeds Available for Distribution					$926	$1,029
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$11	$13
Chapter 7 Trustee Professional Fees	14				40	33
Winddown Expense	15				10	9

Total Chapter 7 Liquidation Costs					$61	$54

Net Proceeds Available for Distribution					$865	$974

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$865	$974
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		8		7		100%	100%	8	7

Total Carve Out Fees	16	$8		$7		100%	100%	$8	$7

Net Proceeds After Carve Out Claims								$856	$967
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$856	$967
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$563	$513
First Lien Notes	18	545,790		545,790		0%	0%	293	455
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$856	$967

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	2		2		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	141,156		141,156		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,684,968		$1,684,968		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	127,226	(a)	127,226	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$127,226		$127,226		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

18

MEH, Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	31	—	—	—	—
Other Current Assets	6	48,917	89%	99%	43,525	48,489
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	136,689	10%	20%	13,669	27,338
Intercompany Receivables	10	4,561	0%	2%	3	82
Investment in Subsidiary	11	10,490,091	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$10,680,288	1%	1%	$57,198	$75,908

Gross Proceeds Available for Distribution					$57,198	$75,908
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$688	$945
Chapter 7 Trustee Professional Fees	14				2,490	2,436
Winddown Expense	15				609	640

Total Chapter 7 Liquidation Costs					$3,786	$4,021

Net Proceeds Available for Distribution					$53,412	$71,887

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$53,412	$71,887
CARVE OUT:
US Trustee Fees		$27		$31		100%	100%	$27	$31
Chapter 11 Professionals		471		497		100%	100%	471	497

Total Carve Out Fees	16	$498		$528		100%	100%	$498	$528

Net Proceeds After Carve Out Claims								$52,913	$71,360
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$52,913	$71,360
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		1%	1%	$34,804	$37,818
First Lien Notes	18	545,790		545,790		3%	6%	18,109	33,542
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		1%	2%	$52,913	$71,360

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$40,000		$40,000		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$40,000		$40,000		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$332		$332		—	—	$—	$—
Postpetition Intercompany Payables		7,031		7,031		—	—	—	—
Priority Tax Claims		223		223		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$7,586		$7,586		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	36,620	(a)	36,620	(a)	—	—	—	—
Class 7 - Trade Claims	24	0		0		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	563,020		563,020		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$2,143,450		$2,143,450		— —		$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		— —		$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

19

INO Therapeutics LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$34,574	79%	89%	$27,446	$30,877
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	104,918	70%	85%	73,443	89,180
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	102	—	—	—	—
Other Current Assets	6	446	14%	37%	62	165
Plant, Property & Equipment, net	7	1,368	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	34,784	8%	8%	2,824	2,875
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	29,203	32,448

Total Assets and Gross Recovery		$141,617	75%	88%	$105,532	$124,668

Gross Proceeds Available for Distribution					$132,978	$155,545
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$1,191	$1,436
Chapter 7 Trustee Professional Fees	14				4,313	3,703
Winddown Expense	15				10,103	9,116

Total Chapter 7 Liquidation Costs					$15,607	$14,254

Net Proceeds Available for Distribution					$117,371	$141,291

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$117,371	$141,291
CARVE OUT:
US Trustee Fees		$56		$57		100%	100%	$56	$57
Chapter 11 Professionals		985		911		100%	100%	985	911

Total Carve Out Fees	16	$1,042		$968		100%	100%	$1,042	$968

Net Proceeds After Carve Out Claims								$116,329	$140,322
Less: Value from Unencumbered Assets								(1,003)	(1,128)

Net Proceeds Available for Secured Claims								$115,326	$139,194
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		4%	5%	$115,326	$139,194
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		3%	4%	$115,326	$139,194

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								1,003	1,128

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$1,003	$1,128
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$78,052		$78,052		1%	1%	$1,003	$1,128

Total Superpriority Administrative Claims and Distributions		$78,052		$78,052		1%	1%	$1,003	$1,128

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		1,056		1,056		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$1,056		$1,056		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	1,053	(a)	1,053	(a)	—	—	—	—
Class 7 - Trade Claims	24	1,413		1,413		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	177,902		177,902		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,724,178		$1,724,178		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

20

Mallinckrodt Manufacturing LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$23,127	61%	68%	$14,003	$15,754
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	240	19%	39%	45	95
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	82	10%	20%	8	16
Intercompany Receivables	10	50,450	10%	12%	5,000	6,099
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$50,772	10%	12%	$5,054	$6,211

Gross Proceeds Available for Distribution					$19,057	$21,964
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$227	$270
Chapter 7 Trustee Professional Fees	14				822	696
Winddown Expense	15				706	637

Total Chapter 7 Liquidation Costs					$1,754	$1,604

Net Proceeds Available for Distribution					$17,303	$20,361

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$17,303	$20,361
CARVE OUT:
US Trustee Fees		$9		$9		100%	100%	$9	$9
Chapter 11 Professionals		151		139		100%	100%	151	139

Total Carve Out Fees	16	$160		$148		100%	100%	$160	$148

Net Proceeds After Carve Out Claims								$17,143	$20,213
Less: Value from Unencumbered Assets								(3,167)	(3,563)

Net Proceeds Available for Secured Claims								$13,976	$16,650
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$9,211	$8,837
First Lien Notes	18	545,790		545,790		1%	1%	4,765	7,813
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$13,976	$16,650

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								3,167	3,563

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$3,167	$3,563
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$3,167	$3,563
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		7		7		100%	100%	7	7

Total Administrative & Priority Claims and Distributions	21	$7		$7		100%	100%	$7	$7

Net Proceeds Available For Distribution to General Unsecured Claims								$3,160	$3,556
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		0%	0%	$3,142	$3,535
Class 6 - General Unsecured Claims	23	30	(a)	30	(a)	0%	0%	0	0
Class 7 - Trade Claims	24	1,006		1,006		0%	0%	2	2
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 -Intercompany Claims	27	7,900		7,900		0%	0%	16	18

Total Distribution to Unsecured Classes of Claims		$1,552,746		$1,552,746		0%	0%	$3,160	$3,556

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 -Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

21

Therakos, Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$91	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	21,015	70%	85%	14,710	17,863
Inventory	4	38,282	80%	90%	30,626	34,454
Prepaid Expenses	5	9	—	—	—	—
Other Current Assets	6	64	16%	38%	10	24
Plant, Property & Equipment, net	7	4,469	9%	17%	382	765
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	57	10%	20%	6	11
Intercompany Receivables	10	30,286	—	—	—	—
Investment in Subsidiary	11	3,098,389	0%	0%	6,184	8,831
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	6,723	7,470

Total Assets and Gross Recovery		$3,192,569	2%	2%	$58,642	$69,418

Gross Proceeds Available for Distribution					$58,642	$69,418
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$596	$723
Chapter 7 Trustee Professional Fees	14				2,158	1,863
Winddown Expense	15				3,533	3,194

Total Chapter 7 Liquidation Costs					$6,287	$5,780

Net Proceeds Available for Distribution					$52,355	$63,638

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$52,355	$63,638
CARVE OUT:
US Trustee Fees		$25		$26		100%	100%	$25	$26
Chapter 11 Professionals		440		410		100%	100%	440	410

Total Carve Out Fees	16	$465		$436		100%	100%	$465	$436

Net Proceeds After Carve Out Claims								$51,890	$63,202
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$51,890	$63,202
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		2%	2%	$51,890	$63,202
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		1%	2%	$51,890	$63,202

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$27,871		$27,871		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$27,871		$27,871		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$619		$619		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		254		254		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$874		$874		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	6,540	(a)	6,540	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	29,111		29,111		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,579,461		$1,579,461		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

22

Mallinckrodt US Pool LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	1,583,406	0%	0%	132	3,102
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$1,583,406	0%	0%	$132	$3,102

Gross Proceeds Available for Distribution					$132	$3,102
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$2	$36
Chapter 7 Trustee Professional Fees	14				5	93
Winddown Expense	15				1	25

Total Chapter 7 Liquidation Costs					$8	$154

Net Proceeds Available for Distribution					$124	$2,948

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$124	$2,948
CARVE OUT:
US Trustee Fees		$0		$1		100%	100%	$0	$1
Chapter 11 Professionals		1		19		100%	100%	1	19

Total Carve Out Fees	16	$1		$20		100%	100%	$1	$20

Net Proceeds After Carve Out Claims								$122	$2,928
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$122	$2,928
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$122	$2,928
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$122	$2,928

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	2,296,265		2,296,265		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$3,840,075		$3,840,075		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

23

Mallinckrodt Pharmaceuticals Limited

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$11,245	100%	100%	$11,245	$11,245
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	586	—	—	—	—
Other Current Assets	6	124	20%	40%	25	49
Plant, Property & Equipment, net	7	452	9%	19%	42	85
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	282	10%	20%	28	56
Intercompany Receivables	10	1,375	8%	8%	117	117
Investment in Subsidiary	11	14,001,503	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$14,015,567	0%	0%	$11,457	$11,553

Gross Proceeds Available for Distribution					$11,457	$11,553
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$137	$143
Chapter 7 Trustee Professional Fees	14				497	369
Winddown Expense	15				842	751

Total Chapter 7 Liquidation Costs					$1,476	$1,263

Net Proceeds Available for Distribution					$9,981	$10,289

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$9,981	$10,289
CARVE OUT:
US Trustee Fees		$5		$4		100%	100%	$5	$4
Chapter 11 Professionals		88		71		100%	100%	88	71

Total Carve Out Fees	16	$93		$76		100%	100%	$93	$76

Net Proceeds After Carve Out Claims								$9,888	$10,214
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$9,888	$10,214

SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$6,504	$5,413
First Lien Notes	18	545,790		545,790		1%	1%	3,384	4,801
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$9,888	$10,214

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$796		$796		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$796		$796		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	700		700		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	6,142		6,142		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,550,651		$1,550,651		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

24

Ocera Therapeutics, Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	1,944	—	—	—	—
Other Current Assets	6	45	20%	40%	9	18
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	64,500	—	—	—	—
Other Non-Current Assets	9	137	10%	20%	14	27
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$66,626	0%	0%	$23	$45

Gross Proceeds Available for Distribution					$23	$45
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$0	$1
Chapter 7 Trustee Professional Fees	14				1	1
Winddown Expense	15				0	0

Total Chapter 7 Liquidation Costs					$1	$2

Net Proceeds Available for Distribution					$21	$43

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$21	$43
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		0		0		100%	100%	0	0

Total Carve Out Fees	16	$0		$0		100%	100%	$0	$0

Net Proceeds After Carve Out Claims								$21	$43
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$21	$43
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$21	$43
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$21	$43

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$665		$665		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$665		$665		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	1,972		1,972		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	88,317		88,317		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,634,099		$1,634,099		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors. (b) Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

25

Mallinckrodt Hospital Products Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	19,426	70%	85%	13,598	16,512
Inventory	4	61,403	51%	71%	31,316	43,596
Prepaid Expenses	5	801	—	—	—	—
Other Current Assets	6	101	17%	38%	17	39
Plant, Property & Equipment, net	7	35	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	22,139	—	—	—	—
Investment in Subsidiary	11	3,302,201	0%	0%	4,304	4,687
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$3,406,105	1%	2%	$49,234	$64,834

Gross Proceeds Available for Distribution					$49,234	$64,834
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$565	$756
Chapter 7 Trustee Professional Fees	14				2,046	1,950
Winddown Expense	15				500	512

Total Chapter 7 Liquidation Costs					$3,112	$3,219

Net Proceeds Available for Distribution					$46,122	$61,616

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$46,122	$61,616
CARVE OUT:
US Trustee Fees		$22		$25		100%	100%	$22	$25
Chapter 11 Professionals		387		397		100%	100%	387	397

Total Carve Out Fees	16	$409		$422		100%	100%	$409	$422

Net Proceeds After Carve Out Claims								$45,713	$61,193
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$45,713	$61,193
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		2%	2%	$45,713	$61,193
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		1%	2%	$45,713	$61,193

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$25,000		$25,000		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$25,000		$25,000		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$390		$390		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		1,887		1,887		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$2,277		$2,277		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	881	(a)	881	(a)	—	—	—	—
Class 7 - Trade Claims	24	1,896		1,896		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	1,432,843		1,432,843		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$2,979,430		$2,979,430		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors. (b) Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

26

Stratatech Corporation

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	3,865	—	—	—	—
Other Current Assets	6	1,669	20%	40%	334	668
Plant, Property & Equipment, net	7	4,631	8%	14%	353	669
Intangible Assets	8	99,800	120%	134%	119,269	134,178
Other Non-Current Assets	9	51	10%	20%	5	10
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$110,016	109%	123%	$119,961	$135,524

Gross Proceeds Available for Distribution					$119,961	$135,524
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$1,432	$1,671
Chapter 7 Trustee Professional Fees	14				5,186	4,309
Winddown Expense	15				2,885	2,586

Total Chapter 7 Liquidation Costs					$9,503	$8,566

Net Proceeds Available for Distribution					$110,458	$126,958

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$110,458	$126,958
CARVE OUT:
US Trustee Fees		$55		$54		100%	100%	$55	$54
Chapter 11 Professionals		968		869		100%	100%	968	869

Total Carve Out Fees	16	$1,023		$923		100%	100%	$1,023	$923

Net Proceeds After Carve Out Claims								$109,435	$126,035
Less: Value from Unencumbered Assets								(76)	(114)

Net Proceeds Available for Secured Claims								$109,359	$125,922
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		3%	3%	$72,696	$67,995
First Lien Notes	18	545,790		545,790		7%	7%	36,663	39,160
Second Lien Notes	19	355,973		355,973		—	5%	—	18,767
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		3%	3%	$109,359	$125,922

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								76	114

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$76	$114
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$20,000		$20,000		0%	1%	$76	$114

Total Superpriority Administrative Claims and Distributions		$20,000		$20,000		0%	1%	$76	$114

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$1,252		$1,252		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		1		1		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$1,253		$1,253		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	–	(a)	–	(a)	—	—	—	—
Class 7 - Trade Claims	24	520		520		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	–	(a)	–	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	–	(a)	–	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	81,472		81,472		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,625,802		$1,625,802		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors. (b) Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

27

Mallinckrodt Holdings GmbH

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$2,129	100%	100%	$2,129	$2,129
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	948,201	2%	2%	20,028	22,798
Investment in Subsidiary	11	6,071	410%	461%	24,892	28,003
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$956,401	5%	6%	$47,049	$52,931

Gross Proceeds Available for Distribution					$47,049	$52,931

CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$566	$659
Chapter 7 Trustee Professional Fees	14				2,048	1,699
Winddown Expense	15				501	446

Total Chapter 7 Liquidation Costs					$3,114	$2,804

Net Proceeds Available for Distribution					$43,934	$50,127

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$43,934	$50,127
CARVE OUT:
US Trustee Fees		$22		$22		100%	100%	$22	$22
Chapter 11 Professionals		388		346		100%	100%	388	346

Total Carve Out Fees	16	$410		$368		100%	100%	$410	$368

Net Proceeds After Carve Out Claims								$43,525	$49,759
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$43,525	$49,759
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		1%	1%	$28,629	$26,371
First Lien Notes	18	—		—		—	—	—	—
Second Lien Notes	19	—		—		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$2,697,920		$2,697,920		1%	1%	$28,629	$26,371

Proceeds Available After Satisfying Secured Claims								$14,896	$23,389
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$14,896	$23,389
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$14,896	$23,389
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		950		950		100%	100%	950	950

Total Administrative & Priority Claims and Distributions	21	$950		$950		100%	100%	$950	$950
Net Proceeds Available For Distribution to General Unsecured Claims								$13,947	$22,439
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		1%	1%	$13,947	$22,439
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	2		2		1%	1%	0	0
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,811		$1,543,811		1%	1%	$13,947	$22,439

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

28

Mallinckrodt UK Ltd

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$28	100%	100%	$28	$28
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$28	100%	100%	$28	$28

Gross Proceeds Available for Distribution					$28	$28
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$0	$0
Chapter 7 Trustee Professional Fees	14				1	1
Winddown Expense	15				0	0
Total Chapter 7 Liquidation Costs					$2	$1
Net Proceeds Available for Distribution					$26	$26

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$26	$26
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		0		0		100%	100%	0	0

Total Carve Out Fees	16	$0		$0		100%	100%	$0	$0

Net Proceeds After Carve Out Claims								$26	$26
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$26	$26
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$17	$14
First Lien Notes	18	545,790		545,790		0%	0%	9	12
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$26	$26

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—
Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—
Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—

SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

29

Mallinckrodt IP Unlimited Company Hypothetical Liquidation Analysis ($ in 000s)
	Note Ref	Net	Book Value	Estimated % Recovery		Estimated $ Recovery
				Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1		$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2		$56	100%	100%	$56	$56
Accounts Receivable, net	3		—	—	—	—	—
Inventory	4		—	—	—	—	—
Prepaid Expenses	5		—	—	—	—	—
Other Current Assets	6		—	—	—	—	—
Plant, Property & Equipment, net	7		—	—	—	—	—
Intangible Assets	8		—	—	—	—	—
Other Non-Current Assets	9		—	—	—	—	—
Intercompany Receivables	10		—	—	—	—	—
Investment in Subsidiary	11		1,026,402	—	—	—	—
Net Operating Cash Flow-Conversion Through Sale	12		n/a	n/a	n/a	—	—

Total Assets and Gross Recovery			$1,026,458	0%	0%	$56	$56

Gross Proceeds Available for Distribution						$56	$56

CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13					$1	$1
Chapter 7 Trustee Professional Fees	14					2	2
Winddown Expense	15					1	0
Total Chapter 7 Liquidation Costs						$4	$3

Net Proceeds Available for Distribution						$52	$53

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$52	$53
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		0		0		100%	100%	0	0

Total Carve Out Fees	16	$0		$0		100%	100%	$0	$0

Net Proceeds After Carve Out Claims								$52	$53
Less: Value from Unencumbered Assets								—	—
Net Proceeds Available for Secured Claims								$52	$53
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$34	$28
First Lien Notes	18	545,790		545,790		0%	0%	18	25
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$52	$53

Proceeds Available After Satisfying Secured Claims								$—	$—

Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—
Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—
Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5—Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6—General Unsecured Claims	23	25	(a)	25	(a)	—	—	—	—
Class 7—Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9—Opioid Claims	25	–	(a)	–	(a)	—	—	—	—
Class 10—Settled Federal/State Acthar Claims	26	–	(a)	–	(a)	—	—	—	—
Class 11—Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,835		$1,543,835		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—

SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12—Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13—Subordinated Claims	29	–	(a)	—	(a)	—	—	—	—
Class 14—Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

30

Mallinckrodt Buckingham Unlimited Company

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net	Book Value	Estimated % Recovery		Estiated $ Recovery
				Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1		$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2		$300	100%	100%	$300	$300
Accounts Receivable, net	3		—	—	—	—	—
Inventory	4		—	—	—	—	—
Prepaid Expenses	5		—	—	—	—	—
Other Current Assets	6		—	—	—	—	—
Plant, Property & Equipment, net	7		—	—	—	—	—
Intangible Assets	8		—	—	—	—	—
Other Non-Current Assets	9		—	—	—	—	—
Intercompany Receivables	10		—	—	—	—	—
Investment in Subsidiary	11		18,574,244	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12		n/a	n/a	n/a	—	—

Total Assets and Gross Recovery			$18,574,544	0%	0%	$300	$300

Gross Proceeds Available for Distribution						$300	$300
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13					$4	$4
Chapter 7 Trustee Professional Fees	14					13	10
Winddown Expense	15					3	3

Total Chapter 7 Liquidation Costs						$20	$16

Net Proceeds Available for Distribution						$280	$284

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$280	$284
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		2		2		100%	100%	2	2

Total Carve Out Fees	16	$3		$2		100%	100%	$3	$2

Net Proceeds After Carve Out Claims								$278	$282
Less: Value from Unencumbered Assets								—	—
Net Proceeds Available for Secured Claims								$278	$282
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$183	$150
First Lien Notes	18	545,790		545,790		0%	0%	95	133
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$278	$282

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—

ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—
Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—
Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5—Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6—General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7—Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9—Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10—Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11—Intercompany Claims	27	61		61		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,871		$1,543,871		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12—Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13—Subordinated Claims	29	–	(a)	–	(a)	—	—	—	—
Class 14—Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

31

Mallinckrodt Windsor Ireland Finance Unlimited Company

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$230	100%	100%	$230	$230
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$230	100%	100%	$230	$230

Gross Proceeds Available for Distribution					$230	$230
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$3	$3
Chapter 7 Trustee Professional Fees	14				10	7
Winddown Expense	15				2	2
Total Chapter 7 Liquidation Costs					$15	$12
Net Proceeds Available for Distribution					$215	$218

	Note Ref	Estimated Allowed Claims		Estimated % Recovery		Estimated $ Recovery
		Lower	Higher	Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution						$215	$218
CARVE OUT:
US Trustee Fees		$0	$0	100%	100%	$0	$0
Chapter 11 Professionals		2	2	100%	100%	2	2

Total Carve Out Fees	16	$2	$2	100%	100%	$2	$2

Net Proceeds After Carve Out Claims						$213	$216
Less: Value from Unencumbered Assets						—	—
Net Proceeds Available for Secured Claims						$213	$216
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920	$2,697,920	0%	0%	$140	$115
First Lien Notes	18	545,790	545,790	0%	0%	73	102
Second Lien Notes	19	355,973	355,973	—	—	—	—
Purchase-Money Lien	20	—	—	—	—	—	—

Total Secured Claims and Distributions		$3,599,684	$3,599,684	0%	0%	$213	$216

Proceeds Available After Satisfying Secured Claims						$ —	$ —
Add: Value from Unencumbered Assets						—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims						$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$ —	$ —	—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$ —	$ —	—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims						$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$ —	$ —	—	—	$—	$—
Postpetition Intercompany Payables		—	—	—	—	—	—
Priority Tax Claims		—	—	—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$ —	$ —	—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims						$—	$—

UNSECURED CLASSES OF CLAIMS(b):
Class 5—Guaranteed Unsecured Notes Claims	22	$1,543,810	$1,543,810	—	—	$—	$—
Class 6—General Unsecured Claims	23	–(a)	–(a)	—	—	—	—
Class 7—Trade Claims	24	1	1	—	—	—	—
Class 8 & Class 9—Opioid Claims	25	–(a)	–(a)	—	—	—	—
Class 10—Settled Federal/State Acthar Claims	26	–(a)	–(a)	—	—	—	—
Class 11—Intercompany Claims	27	22	22	—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,833	$1,543,833	—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims						$—	$—

SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12—Intercompany Interests	28	$ —	$ —	—	—	$—	$—
Class 13—Subordinated Claims	29	–(a)	–(a)	—	—	—	—
Class 14—Equity Interests	30	—	—	—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$ —	$ —	—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

32

Mallinckrodt Pharma IP Trading Unlimited Company

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$17,298	100%	100%	$17,298	$17,298
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	4,228,310	0%	0%	2,859	3,275
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$4,245,608	0%	0%	$20,157	$20,573

Gross Proceeds Available for Distribution					$20,157	$20,573
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$242	$256
Chapter 7 Trustee Professional Fees	14				877	660
Winddown Expense	15				355	301

Total Chapter 7 Liquidation Costs					$1,474	$1,217

Net Proceeds Available for Distribution					$18,682	$19,356

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$18,682	$19,356
CARVE OUT:
US Trustee Fees		$9		$8		100%	100%	$9	$8
Chapter 11 Professionals		165		134		100%	100%	165	134

Total Carve Out Fees	16	$174		$142		100%	100%	$174	$142

Net Proceeds After Carve Out Claims								$18,508	$19,214
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$18,508	$19,214

SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$12,174	$10,183
First Lien Notes	18	545,790		545,790		1%	2%	6,334	9,031
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		1%	1%	$18,508	$19,214

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$0		$0		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$0		$0		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	4		4		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,814		$1,543,814		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

33

Acthar IP Unlimited Company

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$39	100%	100%	$39	$39
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	2,729,807	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$2,729,846	0%	0%	$39	$39

Gross Proceeds Available for Distribution					$39	$39
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$0	$0
Chapter 7 Trustee Professional Fees	14				2	1
Winddown Expense	15				0	0

Total Chapter 7 Liquidation Costs					$3	$2

Net Proceeds Available for Distribution					$36	$37

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$36	$37
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		0		0		100%	100%	0	0

Total Carve Out Fees	16	$0		$0		100%	100%	$0	$0

Net Proceeds After Carve Out Claims								$36	$37
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$36	$37
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$24	$19
First Lien Notes	18	545,790		545,790		0%	0%	12	17
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$36	$37

Proceeds Available After Satisfying Secured Claims								$—	$—

Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		— —		$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—

ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—

UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—

SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 -Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

34

Mallinckrodt UK Finance LLP

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$336	100%	100%	$336	$336
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	18	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$355	95%	95%	$336	$336

Gross Proceeds Available for Distribution					$336	$336
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$4	$4
Chapter 7 Trustee Professional Fees	14				14	10
Winddown Expense	15				3	3

Total Chapter 7 Liquidation Costs					$21	$17

Net Proceeds Available for Distribution					$315	$320

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$315	$320
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		3		2		100%	100%	3	2

Total Carve Out Fees	16	$3		$2		100%	100%	$3	$2

Net Proceeds After Carve Out Claims								$312	$317
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$312	$317
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$312	$317
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$312	$317

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

35

Mallinckrodt ARD Holdings Limited

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$85	100%	100%	$85	$85
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	679,619	—	—	—	—
Investment in Subsidiary	11	7,482,727	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$8,162,431	0%	0%	$85	$85

Gross Proceeds Available for Distribution					$85	$85
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$1	$1
Chapter 7 Trustee Professional Fees	14				4	3
Winddown Expense	15				1	1

Total Chapter 7 Liquidation Costs					$6	$4

Net Proceeds Available for Distribution					$79	$80

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$79	$80
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		1		1		100%	100%	1	1

Total Carve Out Fees	16	$1		$1		100%	100%	$1	$1

Net Proceeds After Carve Out Claims								$78	$80
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$78	$80
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$52	$42
First Lien Notes	18	545,790		545,790		0%	0%	27	37
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$78	$80

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	193		193		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,544,002		$1,544,002		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

36

MUSHI UK Holdings Limited

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$305	100%	100%	$305	$305
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	7,482,426	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$7,482,731	0%	0%	$305	$305

Gross Proceeds Available for Distribution					$305	$305
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$4	$4
Chapter 7 Trustee Professional Fees	14				13	10
Winddown Expense	15				3	3

Total Chapter 7 Liquidation Costs					$20	$16

Net Proceeds Available for Distribution					$284	$289

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$284	$289
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		3		2		100%	100%	3	2

Total Carve Out Fees	16	$3		$2		100%	100%	$3	$2

Net Proceeds After Carve Out Claims								$282	$286
Less: Value from Unencumbered Assets								—	—
Net Proceeds Available for Secured Claims								$282	$286
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$185	$152
First Lien Notes	18	545,790		545,790		0%	0%	96	135
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$282	$286

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	145		145		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,955		$1,543,955		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

37

Mallinckrodt Enterprises UK Limited

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$301	100%	100%	$301	$301
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$301	100%	100%	$301	$301

Gross Proceeds Available for Distribution					$301	$301
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$4	$4
Chapter 7 Trustee Professional Fees	14				13	10
Winddown Expense	15				3	3

Total Chapter 7 Liquidation Costs					$20	$16

Net Proceeds Available for Distribution					$281	$285

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$281	$285
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		2		2		100%	100%	2	2

Total Carve Out Fees	16	$3		$2		100%	100%	$3	$2

Net Proceeds After Carve Out Claims								$278	$283
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$278	$283
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$183	$150
First Lien Notes	18	545,790		545,790		0%	0%	95	133
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$278	$283

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	136		136		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,945		$1,543,945		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

38

MKG Medical UK LTD

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$206	100%	100%	$206	$206
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$206	100%	100%	$206	$206

Gross Proceeds Available for Distribution					$206	$206
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$2	$3
Chapter 7 Trustee Professional Fees	14				9	7
Winddown Expense	15				2	2

Total Chapter 7 Liquidation Costs					$14	$11

Net Proceeds Available for Distribution					$193	$195

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$193	$195
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		2		1		100%	100%	2	1

Total Carve Out Fees	16	$2		$1		100%	100%	$2	$1

Net Proceeds After Carve Out Claims								$191	$194
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$191	$194
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$126	$103
First Lien Notes	18	545,790		545,790		0%	0%	65	91
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$191	$194

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	89		89		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,899		$1,543,899		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

39

Mallinckrodt Quincy S.a.r.l.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$291	100%	100%	$291	$291
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	5	—	—	—	—
Investment in Subsidiary	11	14,455,252	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$14,455,549	0%	0%	$291	$291

Gross Proceeds Available for Distribution					$291	$291
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$4	$4
Chapter 7 Trustee Professional Fees	14				13	9
Winddown Expense	15				3	2

Total Chapter 7 Liquidation Costs					$19	$15

Net Proceeds Available for Distribution					$272	$276

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$272	$276
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		2		2		100%	100%	2	2

Total Carve Out Fees	16	$3		$2		100%	100%	$3	$2

Net Proceeds After Carve Out Claims								$269	$274
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$269	$274
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$177	$145
First Lien Notes	18	545,790		545,790		0%	0%	92	129
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$269	$274

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	1,230	(a)	1,230	(a)	—	—	—	—
Class 7 - Trade Claims	24	2		2		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,545,041		$1,545,041		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

40

Mallinckrodt Windsor S.a.r.l.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$364	100%	100%	$364	$364
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	9,017,420	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$9,017,784	0%	0%	$364	$364

Gross Proceeds Available for Distribution					$364	$364
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$4	$5
Chapter 7 Trustee Professional Fees	14				16	12
Winddown Expense	15				4	3

Total Chapter 7 Liquidation Costs					$24	$19

Net Proceeds Available for Distribution					$340	$344

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$340	$344
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		3		2		100%	100%	3	2

Total Carve Out Fees	16	$3		$3		100%	100%	$3	$3

Net Proceeds After Carve Out Claims								$336	$342
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$336	$342
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$221	$181
First Lien Notes	18	545,790		545,790		0%	0%	115	161
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$336	$342

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 0 Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	80		80		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,890		$1,543,890		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

41

Mallinckrodt International Holdings S.a.r.l.

Hypothetical Liquidation Analysis

($in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$228	100%	100%	$228	$228
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	308,159	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$308,388	0%	0%	$228	$228

Gross Proceeds Available for Distribution					$228	$228
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$3	$3
Chapter 7 Trustee Professional Fees	14				10	7
Winddown Expense	15				2	2

Total Chapter 7 Liquidation Costs					$15	$12

Net Proceeds Available for Distribution					$213	$216

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$213	$216
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		2		1		100%	100%	2	1

Total Carve Out Fees	16	$2		$2		100%	100%	$2	$2

Net Proceeds After Carve Out Claims								$211	$215
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$211	$215
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$139	$114
First Lien Notes	18	545,790		545,790		0%	0%	72	101
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$211	$215

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

42

MNK 2011 LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	0	—	—	—	—
Investment in Subsidiary	11	5,557,721	—	—	—	—
Net Operating Cash Flow—Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$5,557,721	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	112		112		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,921		$1,543,921		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

43

Mallinckrodt Brand Pharmaceuticals LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	4,679	—	—	—	—
Investment in Subsidiary	11	5,557,721	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$5,562,400	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—

CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	114		114		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,924		$1,543,924		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

44

Ludlow LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	7,113,077	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$7,113,077	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		12,355		12,355		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$12,355		$12,355		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	16,158	(a)	16,158	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	328,665		328,665		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,888,633		$1,888,633		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

45

IMC Exploration Company

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	261	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$261	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):

Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—

Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

46

Mallinckrodt ARD Holdings Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	98,782	90%	100%	88,904	98,782
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	2,938,533	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$3,037,315	3%	3%	$88,904	$98,782

Gross Proceeds Available for Distribution					$88,904	$98,782
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$1,069	$1,230
Chapter 7 Trustee Professional Fees	14				3,870	3,171
Winddown Expense	15				946	833

Total Chapter 7 Liquidation Costs					$5,885	$5,233

Net Proceeds Available for Distribution					$83,019	$93,549

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$83,019	$93,549
CARVE OUT:
US Trustee Fees		$42		$40		100%	100%	$42	$40
Chapter 11 Professionals		732		646		100%	100%	732	646

Total Carve Out Fees	16	$774		$686		100%	100%	$774	$686

Net Proceeds After Carve Out Claims								$82,245	$92,863
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$82,245	$92,863
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		2%	2%	$54,097	$49,214
First Lien Notes	18	545,790		545,790		5%	7%	28,148	39,160
Second Lien Notes	19	355,973		355,973		—	1%	—	4,489
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		2%	3%	$82,245	$92,863

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	1,155		1,155		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	8,797		8,797		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,553,762		$1,553,762		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):

Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

47

Mallinckrodt CB LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$—	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:

Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

48

MHP Finance LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	246,385	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$246,385	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		1,858		1,858		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$1,858		$1,858		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—	(a)	—	(a)	—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—		—		—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

49

MHP Finance LLC

Mallinckrodt Critical Care Finance LLC

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	1,325,022	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$1,325,022	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:

Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		18,047		18,047		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$18,047		$18,047		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

50

Mallinckrodt Equinox Finance LLC

Hypothetical Liquidation Analysis

($in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	32,654	0%	0%	1	31
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$32,654	0%	0%	$1	$31

Gross Proceeds Available for Distribution					$1	$31
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$0	$0
Chapter 7 Trustee Professional Fees	14				0	1
Winddown Expense	15				0	0

Total Chapter 7 Liquidation Costs					$0	$2

Net Proceeds Available for Distribution					$1	$29

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$1	$29
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		0		0		100%	100%	0	0

Total Carve Out Fees	16	$0		$0		100%	100%	$0	$0

Net Proceeds After Carve Out Claims								$1	$29
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$1	$29
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$1	$15
First Lien Notes	18	545,790		545,790		0%	0%	0	14
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$1	$29

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		755		755		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$755		$755		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

51

ST US Holdings LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	97	14%	21%	14	20
Investment in Subsidiary	11	6,849,341	1%	1%	73,285	76,506
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$6,849,438	1%	1%	$73,298	$76,527

Gross Proceeds Available for Distribution					$73,298	$76,527
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$881	$953
Chapter 7 Trustee Professional Fees	14				3,191	2,456
Winddown Expense	15				780	645

Total Chapter 7 Liquidation Costs					$4,852	$4,054

Net Proceeds Available for Distribution					$68,446	$72,473

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$68,446	$72,473
CARVE OUT:
US Trustee Fees		$35		$31		100%	100%	$35	$31
Chapter 11 Professionals		604		501		100%	100%	604	501

Total Carve Out Fees	16	$638		$532		100%	100%	$638	$532

Net Proceeds After Carve Out Claims								$67,808	$71,941
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$67,808	$71,941
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		2%	1%	$44,601	$38,126
First Lien Notes	18	545,790		545,790		4%	6%	23,207	33,815
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		2%	2%	$67,808	$71,941

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		622		622		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$622		$622		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	4,899	(a)	4,899	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	251,201		251,201		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,799,910		$1,799,910		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

52

MCCH LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	7,344,105	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$7,344,105	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	158,019		158,019		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,701,829		$1,701,829		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

53

MAK LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	64,377	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$64,377	—	—	$—	$—

Gross Proceeds Available for Distribution
CHAPTER 7 LIQUIDATION COSTS:					$—	$—
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims
ADMINISTRATIVE & PRIORITY CLAIMS:								$—	$—
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims
UNSECURED CLASSES OF CLAIMS(b):								$—	$—
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	44,439		44,439		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,588,249		$1,588,249		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):								$—	$—
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

54

Petten Holdings Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION					$—	$—
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	0	—	—	—	—
Investment in Subsidiary	11	2,047,752	1%	1%	29,482	29,482
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$2,047,752	1%	1%	$29,482	$29,482

Gross Proceeds Available for Distribution					$29,482	$29,482
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$354	$367
Chapter 7 Trustee Professional Fees	14				1,283	946
Winddown Expense	15				314	249

Total Chapter 7 Liquidation Costs					$1,952	$1,562

Net Proceeds Available for Distribution					$27,530	$27,920

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$27,530	$27,920
CARVE OUT:
US Trustee Fees		$14		$12		100%	100%	$14	$12
Chapter 11 Professionals		243		193		100%	100%	243	193

Total Carve Out Fees	16	$257		$205		100%	100%	$257	$205

Net Proceeds After Carve Out Claims								$27,273	$27,715
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$27,273	$27,715
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		1%	1%	$17,939	$14,688
First Lien Notes	18	545,790		545,790		2%	2%	9,334	13,027
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		1%	1%	$27,273	$27,715

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		(—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	329		329		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,544,138		$1,544,138		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

55

Sucampo Holdings, Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note	Net	Estimated		Estimated
	Ref	Book Value	% Recovery		$ Recovery
			Lower	Higher	Lower	Higher

I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	94,433	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$94,433	—	—	$—	$—

Gross Proceeds Available for Distribution
CHAPTER 7 LIQUIDATION COSTS:					$—	$—
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note	Estimated				Estimated		Estimated
	Ref	Allowed Claims				% Recovery		$ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher

II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

56

InfaCare Pharmaceutical Corporation

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	16	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	35,383	—	0%	—	1
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$35,399	—	0%	$—	$1

Gross Proceeds Available for Distribution					$—	$1
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$0
Chapter 7 Trustee Professional Fees	14				—	0
Winddown Expense	15				—	0

Total Chapter 7 Liquidation Costs					$—	$0

Net Proceeds Available for Distribution					$—	$1

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$1
CARVE OUT:
US Trustee Fees		$—		$0		—	100%	$—	$0
Chapter 11 Professionals		—		0		—	100%	—	0

Total Carve Out Fees	16	$—		$0		—	100%	$—	$0

Net Proceeds After Carve Out Claims								$—	$1
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$1
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	0%	$—	$1
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	0%	$—	$1

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$4		$4		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$4		$4		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	100	(a)	100	(a)	—	—	—	—
Class 7 - Trade Claims	24	65		65		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,975		$1,543,975		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

57

Vtesse LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	1,021	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$1,021	—	—	$—	$—

Gross Proceeds Available for Distribution
CHAPTER 7 LIQUIDATION COSTS:					$—	$—
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$701		$701		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$701		$701		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	877		877		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	152,739		152,739		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,697,426		$1,697,426		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

58

Mallinckrodt Veterinary, Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	1,490	—	30%	—	447
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$1,490	—	30%	$—	$447

Gross Proceeds Available for Distribution					$—	$447
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$6
Chapter 7 Trustee Professional Fees	14				—	14
Winddown Expense	15				—	4

Total Chapter 7 Liquidation Costs					$—	$24

Net Proceeds Available for Distribution					$—	$423

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$423
CARVE OUT:
US Trustee Fees		$—		$0		—	100%	$—	$0
Chapter 11 Professionals		—		3		—	100%	—	3

Total Carve Out Fees	16	$—		$3		—	100%	$—	$3

Net Proceeds After Carve Out Claims								$—	$420
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$420
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	0%	$—	$223
First Lien Notes	18	545,790		545,790		—	0%	—	197
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	0%	$—	$420

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$11		$11		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$11		$11		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	2,409	(a)	2,409	(a)	—	—	—	—
Class 7 - Trade Claims	24	101		101		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	4,258		4,258		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,550,578		$1,550,578		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

59

Mallinckrodt US Holdings LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	5,680	18%	39%	1,002	2,205
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	15,177	10%	20%	1,518	3,035
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	—	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$20,858	12%	25%	$2,520	$5,241

Gross Proceeds Available for Distribution					$2,520	$5,241
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$30	$65
Chapter 7 Trustee Professional Fees	14				110	168
Winddown Expense	15				27	44

Total Chapter 7 Liquidation Costs					$167	$278

Net Proceeds Available for Distribution					$2,353	$4,963

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$2,353	$4,963
CARVE OUT:
US Trustee Fees		$1		$2		100%	100%	$1	$2
Chapter 11 Professionals		21		34		100%	100%	21	34

Total Carve Out Fees	16	$22		$36		100%	100%	$22	$36

Net Proceeds After Carve Out Claims								$2,331	$4,927
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$2,331	$4,927
SECURED CLAIMS:

Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$1,533	$2,611
First Lien Notes	18	545,790		545,790		0%	0%	798	2,316
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$2,331	$4,927

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:

Postpetition Admin Trade Claims		$184		$184		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$184		$184		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	44,923(a)		44,923(a)		—	—	—	—
Class 7 - Trade Claims	24	339		339		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	6,950		6,950		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,596,022		$1,596,022		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):

Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

60

Mallinckrodt ARD Finance LLC

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	5,391,816	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$5,391,816	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:

Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:

Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		16,380		16,380		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$16,380		$16,380		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	— (a)		— (a)		—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	149,002		149,002		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,692,812		$1,692,812		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):

Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

61

Mallinckrodt Enterprises Holdings Inc.

Hypothetical Liquidation Analysis

($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	471	10%	20%	47	94
Intercompany Receivables	10	126,493	—	—	—	—
Investment in Subsidiary	11	5,114,595	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$5,241,560	0%	0%	$47	$94

Gross Proceeds Available for Distribution					$47	$94
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$1	$1
Chapter 7 Trustee Professional Fees	14				2	3
Winddown Expense	15				1	2

Total Chapter 7 Liquidation Costs					$4	$6

Net Proceeds Available for Distribution					$43	$89

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$43	$89
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		0		1		100%	100%	0	1

Total Carve Out Fees	16	$0		$1		100%	100%	$0	$1

Net Proceeds After Carve Out Claims								$43	$88
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$43	$88
SECURED CLAIMS:

Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$43	$88
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$43	$88

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—

Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:

Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		2,168		2,168		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$2,168		$2,168		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	1,203(a)		1,203(a)		—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	1,880,711		1,880,711		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$3,425,724		$3,425,724		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):

Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

62

SpecGx Holdings LLC Hypothetical Liquidation Analysis ($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$200	100%	100%	$200	$200
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	—	—	—	—	—
Investment in Subsidiary	11	744,351	—	—	—	—
Net Operating Cash Flow - Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$744,551	0%	0%	$200	$200

Gross Proceeds Available for Distribution					$200	$200
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$2	$2
Chapter 7 Trustee Professional Fees	14				9	6
Winddown Expense	15				2	2

Total Chapter 7 Liquidation Costs					$13	$11

Net Proceeds Available for Distribution					$187	$189

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$187	$189
CARVE OUT:
US Trustee Fees		$0		$0		100%	100%	$0	$0
Chapter 11 Professionals		2		1		100%	100%	2	1

Total Carve Out Fees	16	$2		$1		100%	100%	$2	$1

Net Proceeds After Carve Out Claims								$185	$188
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$185	$188
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		0%	0%	$122	$100
First Lien Notes	18	545,790		545,790		0%	0%	63	88
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		0%	0%	$185	$188

Proceeds Available After Satisfying Secured Claims								$—	$—

Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—
SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	750		750		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—	(a)	—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	200		200		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,544,759		$1,544,759		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

63

WebsterGx Holdco LLC Hypothetical Liquidation Analysis ($ in 000s)

	Note Ref	Net Book Value	Estimated % Recovery		Estimated $ Recovery
			Lower	Higher	Lower	Higher
I. CALCULATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION
PROCEEDS FROM LIQUIDATED OPERATIONS	1	$—	—	—	$—	$—
RECOVERIES FROM REMAINING ASSETS:
Cash and Cash Equivalents	2	$—	—	—	$—	$—
Accounts Receivable, net	3	—	—	—	—	—
Inventory	4	—	—	—	—	—
Prepaid Expenses	5	—	—	—	—	—
Other Current Assets	6	—	—	—	—	—
Plant, Property & Equipment, net	7	—	—	—	—	—
Intangible Assets	8	—	—	—	—	—
Other Non-Current Assets	9	—	—	—	—	—
Intercompany Receivables	10	1	—	—	—	—
Investment in Subsidiary	11	0	—	—	—	—
Net Operating Cash Flow— Conversion Through Sale	12	n/a	n/a	n/a	—	—

Total Assets and Gross Recovery		$1	—	—	$—	$—

Gross Proceeds Available for Distribution					$—	$—
CHAPTER 7 LIQUIDATION COSTS:
Chapter 7 Trustee Fees	13				$—	$—
Chapter 7 Trustee Professional Fees	14				—	—
Winddown Expense	15				—	—

Total Chapter 7 Liquidation Costs					$—	$—

Net Proceeds Available for Distribution					$—	$—

	Note Ref	Estimated Allowed Claims				Estimated % Recovery		Estimated $ Recovery
		Lower		Higher		Lower	Higher	Lower	Higher
II. ALLOCATION OF NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO CREDITORS
Net Proceeds Available for Distribution								$—	$—
CARVE OUT:
US Trustee Fees		$—		$—		—	—	$—	$—
Chapter 11 Professionals		—		—		—	—	—	—

Total Carve Out Fees	16	$—		$—		—	—	$—	$—

Net Proceeds After Carve Out Claims								$—	$—
Less: Value from Unencumbered Assets								—	—

Net Proceeds Available for Secured Claims								$—	$—
SECURED CLAIMS:
Revolver & Term Loan Credit Facility	17	$2,697,920		$2,697,920		—	—	$—	$—
First Lien Notes	18	545,790		545,790		—	—	—	—
Second Lien Notes	19	355,973		355,973		—	—	—	—
Purchase-Money Lien	20	—		—		—	—	—	—

Total Secured Claims and Distributions		$3,599,684		$3,599,684		—	—	$—	$—

Proceeds Available After Satisfying Secured Claims								$—	$—
Add: Value from Unencumbered Assets								—	—
Net Proceeds Available For Distribution to Superpriority Administrative Claims								$—	$—

SUPERPRIORITY ADMINISTRATIVE CLAIMS
Superpriority Postpetition Intercompany Payables	21	$—		$—		—	—	$—	$—

Total Superpriority Administrative Claims and Distributions		$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to Administrative & Priority Claims								$—	$—
ADMINISTRATIVE & PRIORITY CLAIMS:
Postpetition Admin Trade Claims		$—		$—		—	—	$—	$—
Postpetition Intercompany Payables		—		—		—	—	—	—
Priority Tax Claims		—		—		—	—	—	—

Total Administrative & Priority Claims and Distributions	21	$—		$—		—	—	$—	$—

Net Proceeds Available For Distribution to General Unsecured Claims								$—	$—
UNSECURED CLASSES OF CLAIMS(b):
Class 5 - Guaranteed Unsecured Notes Claims	22	$1,543,810		$1,543,810		—	—	$—	$—
Class 6 - General Unsecured Claims	23	—	(a)	—	(a)	—	—	—	—
Class 7 - Trade Claims	24	—		—		—	—	—	—
Class 8 & Class 9 - Opioid Claims	25	—		—	(a)	—	—	—	—
Class 10 - Settled Federal/State Acthar Claims	26	—	(a)	—	(a)	—	—	—	—
Class 11 - Intercompany Claims	27	—		—		—	—	—	—

Total Distribution to Unsecured Classes of Claims		$1,543,810		$1,543,810		—	—	$—	$—

Net Proceeds Available For Distribution to Subordinated & Equity Claims								$—	$—
SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS(b):
Class 12 - Intercompany Interests	28	$—		$—		—	—	$—	$—
Class 13 - Subordinated Claims	29	—	(a)	—	(a)	—	—	—	—
Class 14 - Equity Interests	30	—		—		—	—	—	—

Total Distribution to Subordinated & Equity Classes of Claims		$—		$—		—	—	$—	$—

(a)

Various litigation creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars. Some such Claims are asserted at certain Debtors and others are asserted at all Debtors.

(b)	Classes of Claims reflect Liquidated Claims. Contingent or Unliquidated claims, which are undetermined at the time of presentation, have been excluded.

64

Exhibit F

Valuation Analysis

Valuation Analysis

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE REGARDING, AND GUGGENHEIM SECURITIES, LLC (“GUGGENHEIM SECURITIES”) DOES NOT EXPRESS ANY VIEW OR OPINION AS TO, THE PRICE OR RANGE OF PRICES AT WHICH ANY OF THE SHARES OR OTHER SECURITIES OF THE DEBTORS OR THE REORGANIZED DEBTORS MAY TRADE, BE SALEABLE OR OTHERWISE BE TRANSFERABLE AT ANY TIME, INCLUDING, WITHOUT LIMITATION, SUBSEQUENT TO CONSUMMATIFEAON OF THE PLAN.1

SUCH VALUATION INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AND OTHER STAKEHOLDERS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN, TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH THE PURCHASE OR SALE OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS OR ANY OF THEIR AFFILIATES.

THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE DEBTORS OR THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATES SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS CONTEMPLATED TO BE EFFECTED BY THE PLAN AS OF OR FOLLOWING CONSUMMATION THEREOF. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

IN THE EVENT THAT THE PLAN IS NOT CONSUMMATED AS OF THE EXPECTED EFFECTIVE DATE AS ASSUMED IN THE FINANCIAL PROJECTIONS, IT IS HIGHLY LIKELY THAT THE VALUATION ANALYSIS CONTAINED HEREIN WILL CHANGE, POSSIBLY MATERIALLY.

With authorization from the Bankruptcy Court, the Debtors retained Guggenheim Securities as their investment banker in connection with the Chapter 11 Cases. Solely for purposes of the Plan and the Disclosure Statement, Guggenheim Securities estimated the total enterprise value (the “Total Enterprise Value”)2 and the implied estimated equity value (the “Equity Value”) of the Reorganized Debtors on a consolidated going-concern basis and pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”), all as set forth below. The Valuation Analysis was based on financial information provided by the Debtors’ senior management, including the Financial Projections (defined below) attached to the Disclosure Statement as Exhibit D, and information provided by other sources.

[1]

Capitalized terms used but not otherwise defined herein shall, to the extent defined in (x) the Joint Plan of Reorganization of Mallinckrodt plc and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code, dated April 20, 2021 (the “Plan”), or (y) the Disclosure Statement for Joint Chapter 11 Plan of Reorganization of Mallinckrodt plc and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code, dated April 20, 2021 (the “Disclosure Statement”) have the meanings ascribed to such terms in the Plan or Disclosure Statement, as the context requires.

[2]

Total Enterprise Value is a financial term that generally means (a) the subject company’s equity value (i.e., the value of the subject company’s equity and equity-linked securities (i) inclusive of the value of (y) any minority investments held by the subject company and (z) any non-operating assets of the subject company and (ii) exclusive of the value of any non-controlling interests in the subject company’s businesses that are held by third parties) plus (b) the subject company’s funded debt less (c) the subject company’s excess cash, cash equivalents and short- and long-term marketable securities. But see, also, discussion below pertaining to the method used herein to derive the implied estimated equity value for the Reorganized Debtors.

In assessing and utilizing the Financial Projections for purposes of performing the Valuation Analysis, Guggenheim Securities took into account its discussions with the Debtors’ senior management regarding the risks and uncertainties of realizing the Financial Projections in light of (i) the current and prospective industry conditions and competitive dynamics facing the Debtors (and, as of the Effective Date, the Reorganized Debtors), (ii) the Debtors’ recent financial performance, (iii) the key commercial, operational and financial drivers underlying the Financial Projections, (iv) the impact and economic effects of the COVID-19 pandemic on any of the foregoing and (v) various other facts and circumstances relevant to the Financial Projections.

The Valuation Analysis was conducted as of April 16, 2021 and assumes the effective date of the Plan occurs on September 24, 2021 (the “Effective Date”).

Estimated Total Enterprise Value and Equity Value

Based on the Financial Projections and other information and the financial analyses described herein, Guggenheim Securities estimated the Total Enterprise Value of the Reorganized Debtors to be approximately $5,200 to $5,700 million, with a midpoint of $5,450 million. After deducting (i) pro forma net funded debt of $3,650 million3 as contemplated by the Plan as of the Effective Date, and (ii) the fair value of certain deferred settlement payments of $987 million,4 Guggenheim Securities’ estimated Total Enterprise Value implies an estimated Equity Value for the Reorganized Debtors of approximately $563 to $1,063 million, with a midpoint of $813 million.

THE FINANCIAL PROJECTIONS FOR, AND THE ESTIMATED TOTAL ENTERPRISE VALUE AND THE IMPLIED ESTIMATED EQUITY VALUE OF, THE REORGANIZED DEBTORS ARE SUBJECT TO VARIOUS UNCERTAINTIES AND CONTINGENCIES THAT ARE INHERENTLY DIFFICULT TO PREDICT. AMONG OTHER THINGS, SUCH ESTIMATED VALUES WILL FLUCTUATE BASED ON (I) GENERAL ECONOMIC AND BUSINESS CONDITIONS, CAPITAL MARKETS CONDITIONS AND INDUSTRY-SPECIFIC AND COMPANY-SPECIFIC FACTORS AND (II) THE FINANCIAL CONDITION, FINANCIAL PERFORMANCE AND FINANCIAL PROSPECTS OF THE REORGANIZED DEBTORS. MANY OF THE FOREGOING FACTORS AND/OR DRIVERS ARE BEYOND THE CONTROL OF THE DEBTORS, THE REORGANIZED DEBTORS AND GUGGENHEIM SECURITIES. ACCORDINGLY, THE ESTIMATED VALUES SET FORTH HEREIN ARE NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE THE ESTIMATED TOTAL ENTERPRISE VALUE AND THE IMPLIED ESTIMATED EQUITY VALUE OF THE REORGANIZED DEBTORS AS SET FORTH HEREIN ARE INHERENTLY SUBJECT TO SUCH UNCERTAINTIES AND CONTINGENCIES, NONE OF THE DEBTORS, THE REORGANIZED DEBTORS, GUGGENHEIM SECURITIES OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THEIR ACCURACY, ACHIEVABILITY OR REALIZATION. ANY VARIANCE IN ACTUAL RESULTS FROM THE ESTIMATES SET FORTH IN THE FINANCIAL PROJECTIONS COULD HAVE A MATERIAL IMPACT ON GUGGENHEIM SECURITIES’ VALUATION ANALYSIS.

[3]

Reflects Total Funded Debt of $3,869 million (pro forma for the Effective Date), less pro forma Cash to Balance Sheet of $219 million, net of payments to be made upon emergence on the Effective Date, all as set forth in the Financial Projections.

[4]	Reflects the fair values for the post-emergence Opioid Deferred Cash Payments and Federal/State Acthar Deferred Cash Payments set forth in the Financial Projections.

2

UNLESS OTHERWISE INDICATED HEREIN, GUGGENHEIM SECURITIES’ VALUATION ANALYSIS WAS BASED ON THE FINANCIAL PROJECTIONS FOR THE REORGANIZED DEBTORS AND ON CAPITAL MARKETS DATA AS OF APRIL 16, 2021, REFLECTS INFORMATION MADE AVAILABLE TO GUGGENHEIM SECURITIES AS OF OR PRIOR TO SUCH DATE AND IS BASED ON ECONOMIC, CAPITAL MARKETS AND OTHER CONDITIONS AS OF SUCH DATE. GUGGENHEIM SECURITIES IS NOT MAKING ANY ASSESSMENT REGARDING THE IMPACT OR THE ECONOMIC EFFECTS OF THE COVID-19 PANDEMIC, INCLUDING WITH RESPECT TO THE POTENTIAL IMPACT OR EFFECTS ON THE FUTURE FINANCIAL PERFORMANCE OF THE REORGANIZED DEBTORS. ALTHOUGH THE VALUATION ANALYSIS MAY BE AFFECTED BY SUBSEQUENT DEVELOPMENTS INCLUDING, WITHOUT LIMITATION, DEVELOPMENTS RELATING TO THE COVID-19 PANDEMIC, GUGGENHEIM SECURITIES ASSUMES NO RESPONSIBILITY FOR UPDATING OR REVISING THE ESTIMATED TOTAL ENTERPRISE VALUE OR THE IMPLIED ESTIMATED EQUITY VALUE OF THE REORGANIZED DEBTORS FOR ANY REASON, WHETHER DUE TO FACTS, CIRCUMSTANCES OR EVENTS OCCURRING AFTER SUCH DATE OR OTHERWISE.

Summary of Reviews, Financial Analyses and Valuation Methodologies

In the course of estimating the Total Enterprise Value of the Reorganized Debtors, Guggenheim Securities:

•	reviewed the Plan and the Disclosure Statement, each dated as of April 20, 2021;

•	reviewed the Restructuring Support Agreement entered into on October 11, 2020 (as modified by the MSGE Group Joinder Agreement and the Supporting Term Lenders Joinder Agreement);

•	reviewed the pro forma capitalization of the Reorganized Debtors as contemplated by the Plan as of the Effective Date;

•

reviewed certain historical and forward-looking business and financial information regarding the business and prospects of the Debtors and the Reorganized Debtors (including certain consolidated financial projections for the Reorganized Debtors for the fiscal quarter ending December 31, 2021 through the fiscal year ending December 26, 2025 (the “Financial Projections”) and certain estimates as to potential realizable existing tax attributes expected to be utilized by the Reorganized Debtors), all as prepared and approved for Guggenheim Securities’ use by the Debtors’ senior management;

•

discussed with the Debtors’ senior management and the Debtors’ other advisors (as applicable) their respective views regarding the (i) business, operations, historical and projected financial results and future prospects of the Debtors and the Reorganized Debtors, (ii) key assumptions related to the Financial Projections and (iii) commercial, competitive and regulatory dynamics in the specialty pharmaceutical and generic pharmaceutical sectors;

•	performed discounted cash flow analyses based on the Financial Projections;

•

compared the financial performance of the Debtors with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating the Reorganized Debtors and reviewed the trading multiples for such publicly traded companies; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

3

In connection with performing its Valuation Analysis, Guggenheim Securities:

•

based its Valuation Analysis on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of the Debtors, the Reorganized Debtors and Guggenheim Securities;

•	performed a variety of financial analyses and considered a variety of factors in assessing the estimated Total Enterprise Value of the Reorganized Debtors;

•

did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its estimate of the Total Enterprise Value of the Reorganized Debtors;

•	considered the results of all of its financial analyses (including the principal valuation analyses described below) and did not attribute any particular weight to any one analysis or factor; and

•

ultimately arrived at its estimate of the Total Enterprise Value of the Reorganized Debtors based on the results of the financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities operated collectively to support its estimate of the Total Enterprise Value of the Reorganized Debtors.

The following is a summary of the principal valuation analyses (commonly used by investment bankers and other financial advisor practitioners) that Guggenheim Securities performed and considered in estimating the Total Enterprise Value of the Reorganized Debtors: (i) Discounted Cash Flow Analysis and (ii) Selected Publicly Traded Companies Analysis.

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis involves estimating a subject company’s “intrinsic value” based on the sum of the present values of its (i) projected/forecasted annual unlevered after-tax free cash flows during an explicit projection/forecast period and (ii) estimated terminal/continuing value beyond the explicit projection/forecast horizon. Guggenheim Securities typically estimates the subject company’s terminal/continuing value by applying a range of assumed perpetual growth rates to the subject company’s projected/forecasted normalized unlevered after-tax free cash flow in the terminal year. The present values of such projected/forecasted annual unlevered after-tax free cash flows and estimated terminal/continuing value are then calculated by discounting them back to the present (i.e., in the case of the Reorganized Debtors, to the assumed Effective Date) based on the subject company’s estimated weighted average cost of capital. In connection with its Valuation Analysis, Guggenheim Securities based its Discounted Cash Flow Analysis on the Financial Projections for the Reorganized Debtors.

Selected Publicly Traded Companies Analysis

Selected Publicly Traded Companies Analysis involves estimating a subject company’s stand-alone fully distributed public market trading value based on both qualitative and quantitative reviews and analyses of the subject company versus certain publicly traded companies which are deemed to be reasonably comparable to the subject company. Among other things, such quantitative analyses typically include calculating various prevailing public market trading valuation multiples (based on various financial metrics considered appropriate given the subject company’s and its peer group’s industry or sector) and then applying such public market trading valuation multiples in the context of the subject company’s historical and projected/forecasted financial performance.

4

With respect to its Selected Publicly Traded Companies Analysis related to the Reorganized Debtors, Guggenheim Securities notes that none of the selected publicly traded companies used in the Selected Publicly Traded Companies Analysis is identical or directly comparable to the Reorganized Debtors; however, such companies were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to the Reorganized Debtors based on Guggenheim Securities’ familiarity with the specialty pharmaceutical and specialty generics sectors primarily based in the United States. In any event, the Selected Publicly Traded Companies Analysis is not mathematical; rather, such analysis involves complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which the Reorganized Debtors were compared.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES PERFORMED BY GUGGENHEIM SECURITIES. GUGGENHEIM SECURITIES’ PREPARATION OF ITS VALUATION ANALYSIS INVOLVED VARIOUS COMPLEX DETERMINATIONS AND JUDGMENTS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF VALUATION ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH ANALYSES ARE NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION.

Certain Caveats, Limitations and Considerations

With respect to the information used in performing its Valuation Analysis described herein, it should be noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Financial Projections, any other estimates and any other forward-looking information) provided by or discussed with the Debtors and their other advisors or obtained from public sources, data suppliers and other third parties;

•

Guggenheim Securities did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any of the above-referenced information (including, without limitation, the Financial Projections, any other estimates and any other forward-looking information);

•

Guggenheim Securities expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Financial Projections, any other estimates and any other forward-looking information or the assumptions upon which they are based; and

•

Specifically, with respect to (i) the Financial Projections, any other estimates and any other forward-looking information provided by or discussed with the Debtors, (a) Guggenheim Securities was advised by the Debtors’ senior management, and Guggenheim Securities assumed, that the Financial Projections, such other estimates and such other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the Debtors’ senior management as to the expected future performance of the Reorganized Debtors, (b) Guggenheim Securities assumed that the Financial Projections would be realized substantially as projected/forecasted and (c) Guggenheim Securities assumed that the Financial Projections, such other estimates and such other forward-looking information had been reviewed by the Debtors’ Board of Directors with the understanding that such

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information would be used and relied upon by Guggenheim Securities in connection with its Valuation Analysis and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities further assumed that (i) in all respects meaningful to its analyses, (a) the final version of the Plan, as confirmed, and the related Disclosure Statement will not differ from earlier versions thereof that Guggenheim Securities reviewed in order to prepare its Valuation Analysis and (b) the Debtors will comply with all terms and conditions of the Plan, the Disclosure Statement and the Restructuring Support Agreement; (ii) the Plan will be consummated in a timely manner in accordance with its terms and the terms of the Restructuring Support Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on the Reorganized Debtors in any way meaningful to Guggenheim Securities’ analyses; and (iii) no material changes that would affect the estimated Total Enterprise Value of the Reorganized Debtors will occur between the date of the filing of the Disclosure Statement to which this Valuation Analysis is attached and the Effective Date.

Guggenheim Securities’ financial advice to the Debtors and its Valuation Analysis (and any materials provided in connection therewith):

•	were provided to the Debtors’ Board of Directors (in its capacity as such) solely for its information and assistance in connection with its evaluation of the Plan;

•	do not constitute a recommendation to the Debtors’ Board of Directors with respect to the Plan;

•

do not constitute advice or a recommendation to any holder of any Claim against or Interest in any of the Debtors, any creditors of any of the Debtors or any other stakeholders in any of the Debtors (all of the foregoing, “Interested Parties”) as to how to vote or act in connection with the Plan;

•

do not address the (i) Debtors’ or such Interested Parties’ underlying business or financial decision to, respectively, propose or accept or reject the Plan (and any transactions contemplated thereby), (ii) relative merits of the Plan (and any transactions contemplated thereby) as compared to any alternative business or financial strategies that might exist for the Debtors or such Interested Parties or (iii) effects of any other transaction in which the Debtors or such Interested Parties might engage;

•

do not constitute a view or opinion as to (i) any term, aspect or implication of the Plan (including, without limitation, the form or structure of any transactions contemplated thereby) or the Disclosure Statement or (ii) the Restructuring Support Agreement or any other agreement, transaction document or instrument contemplated by the Plan or to be entered into or amended in connection with the Plan;

•	do not constitute a view or opinion as to fairness, financial or otherwise, of the Plan to, or of any consideration to be paid to or received by, any of the Interested Parties;

•

do not constitute a view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Debtors’ or the Reorganized Debtors’ directors, officers or employees, or any class of such persons, in connection with the Plan relative to the consideration to be distributed to or received by the Interested Parties;

•	do not constitute a view or opinion regarding the solvency/liquidity of the Reorganized Debtors or any other entity under any relevant laws relating to bankruptcy, insolvency or similar matters; and

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•	do not constitute a solvency/liquidity opinion or a liquidation analysis.

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, turn-around, accounting, appraisal or actuarial experts and Guggenheim Securities’ financial analyses described herein should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of the Debtors’ senior management and the Debtor’s other advisors with respect to such matters.

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Debtors, the Reorganized Debtors or any other entity or of the solvency/liquidity of the Debtors, the Reorganized Debtors or any other entity, nor was Guggenheim Securities furnished with any such appraisals (other than the Liquidation Analysis, prepared by the Debtors, with the assistance of their financial advisor, attached to the Disclosure Statement as Exhibit E).

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